    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY __, 2001
                                                      Registration No. 333-43686


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                   FORM S-4/A
              AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-4
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------


                         AMERICAN SPECTRUM REALTY, INC.
             (Exact name of Registrant as specified in its charter)

                                      6798                       52-2258674
 State or other              (Primary North American          (I.R.S. Employer
  jurisdiction                      Industry                 Identification No.)
of organization)              Classification Number)

                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-797-4000
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                William J. Carden
                             Chief Executive Officer
                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-797-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                               Peter M. Fass, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 969-3000


Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

               --------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                                                   Proposed Maximum
Title of each Class of                        Amount to be        Aggregate Offering           Amount of
Securities to be Registered                   Registered(1)             Price              Registration Fee
---------------------------                   -------------             -----              ----------------
Common Stock, par value $.01 per share        $ 5,115,250           $76,728,750               $19,998.06
Notes ................................         31,185,018            31,185,018                        0(3)
         Total .......................                                                        $19,998.06(4)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

(2) Represents the maximum number of shares of common stock (the "American Spectrum shares") issuable upon consummation of the transactions described herein.

(3) Limited partners of the eight limited partnerships will receive American Spectrum shares or, in certain specified circumstances, may receive notes. To the extent notes are issued to certain limited partners in lieu of American Spectrum shares, the proposed maximum aggregate offering price of the American Spectrum shares will be proportionately reduced. Accordingly, no further fee is due for the registration of the notes.

(4) The registration fee under this Registration Statement has been previously paid by The Registrant in connection with the original filing on August 14, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         American Spectrum Realty, Inc.
                             1800 East Deere Avenue
                          Santa Anna, California 92705

               NOTICE OF CONSENT SOLICITATION TO LIMITED PARTNERS
                                ___________, 2001


Sierra Pacific Development Fund                     Sierra Pacific Pension Investors '84
Sierra Pacific Development Fund II                  Nooney Income Fund Ltd., L.P.
Sierra Pacific Development Fund III                 Nooney Income Fund Ltd. II, L.P.
Sierra Pacific Institutional Properties V           Nooney Real Property Investors-Two,
                                                    L.P.

The general partners of each of the eight limited partnerships listed above, which we refer to as the limited partnerships or the funds, ask you by this notice to consent to the following:

         Proposed consolidation of your fund by American Spectrum Realty, Inc. As described in the attached Prospectus/Consent Solicitation, American Spectrum proposes a consolidation of the funds into American Spectrum. American Spectrum will issue to each of the limited partners of the funds a specified number of American Spectrum shares in exchange for their partnership interests. After the series of transactions in which the funds will be consolidated into American Spectrum, which we refer to as the consolidation, American Spectrum will own, through a subsidiary, all of the assets of the funds, and assets of CGS Real Estate Company, Inc., the majority-owned affiliates and CGS's other affiliates. This includes the portion of CGS's property management business which provides property management services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates Attached to the supplement for each fund as Appendix B is the Agreement and Plan of Merger for each fund, which describes the terms of the consolidation in detail.

         Proposed amendments. In addition, limited partners are being asked to vote on proposed amendments to their agreement of limited partnership. These amendments are needed to permit the consolidation. A copy of the proposed amendments is attached as Appendix C to each supplement accompanying this consent solicitation.

Only the limited partners of the funds holding units at the close of business on __________ __, 2001 are entitled to notice of and to vote for or against the proposed consolidation.

                                      By order of Thomas N. Thurber

                                      Secretary

We invite you to vote using the enclosed consent form because it is important that your interests in your fund be represented. Please sign, date and return the enclosed consent card in the accompanying postage-paid envelope. You may also revoke your consent at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

We will mail this Prospectus/Consent Solicitation, which we refer to as the consent solicitation, to limited partners on or about ___________ __, 2001.

THE INFORMATION IN THIS CONSENT SOLICITATION IS NOT COMPLETE AND MAY CHANGE. AMERICAN SPECTRUM MAY NOT SELL THE SECURITIES DESCRIBED THEREIN UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS CONSENT SOLICITATION IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE THAT PROHIBITS THE OFFER OR SALE OF SUCH SECURITIES.

The information in this consent solicitation is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This consent solicitation is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED ___________ __, 2001

                    PROSPECTUS/CONSENT SOLICITATION STATEMENT

                         AMERICAN SPECTRUM REALTY, INC.

            ____SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AND

                   ___% CALLABLE NOTES, DUE _________ __, ____

If you are a limited partner of any of the following funds, your vote is very important:

Sierra Pacific Development Fund                        Sierra Pacific Pension Investors '84
Sierra Pacific Development Fund II                     Nooney Income Fund Ltd., L.P.
Sierra Pacific Development Fund III                    Nooney Income Fund Ltd. II, L.P.
Sierra Pacific Institutional Properties V              Nooney Real Property Investors-Two, L.P.

This document is formally called a Prospectus/Consent Solicitation Statement because the prospectus also acts as a method through which we are asking for your consent to transactions that are described in detail in the document. We refer to this document as the consent solicitation. Through this consent solicitation and the accompanying supplement for your fund, we, American Spectrum Realty, Inc., are asking you, as the limited partners of each of the funds, to vote on whether to approve the proposed consolidation into American Spectrum of each of the funds listed above, CGS Real Estate Company, Inc., the majority-owned affiliates and CGS's other affiliates. In the consolidation, American Spectrum will issue shares of common stock or, in specified situations, notes in exchange for your limited partnership units. Limited partners holding in excess of 50% of the outstanding units in each fund must vote "For" the consolidation on the enclosed consent form in order for the consolidation of their fund to be consummated. The general partners of the funds recommend that you vote "For" the consolidation. This solicitation of consents expires at ___ p.m., Eastern time on _____________, 2001, unless you are notified that it has been extended.

THERE ARE MATERIAL RISKS AND POTENTIAL DISADVANTAGES ASSOCIATED WITH THE CONSOLIDATION AS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE ___.

In particular, you should consider:

- American Spectrum's common stock is likely to trade at prices below the $15 value that we have arbitrarily assigned to the common stock for purposes of the consolidation.

- After the consolidation, your investment will be subject to market risk and the price of American Spectrum shares may decline.

- The general partners and their affiliates will receive American Spectrum shares having a value of $28,460,000, based on the value of $15 assigned to each share, for assets having a net book value at September 30, 2000 of $(34,662,000), which represents depreciated historical cost and not fair market value; they will receive other benefits from the consolidation, and have interests that may conflict with those of the limited partners of the funds.

-    Limited partners may incur taxes in connection with the transaction.

- If the limited partners of a fund approve the consolidation, the fund can no longer enter into alternatives to the consolidation, which include the liquidation of the fund's properties and the distribution of the net proceeds to the limited partners.

- The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent solicitation incorporates important business and financial information about American Spectrum that is not included in or delivered with this consent solicitation.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this consent solicitation or the supplement relating to your fund(s), you should contact our solicitation firm:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                      TELEPHONE (TOLL FREE): (800) 322-2885

TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THIS INFORMATION NO LATER THAN ________________, 2001.

        The date of this consent solicitation is ______________, 2001.

                                TABLE OF CONTENTS

                                                                                                                       Page
WHO CAN HELP ANSWER YOUR QUESTIONS?..................................................................................  viii
SUMMARY..............................................................................................................     1
     Purpose of this Consent Solicitation............................................................................     1
     Description of American Spectrum and the Funds..................................................................     1
     The Properties..................................................................................................     2
     Conflicts of Interest and Benefits to General Partners and their Affiliates.....................................     5
     The Consolidation...............................................................................................     6
     Your General Partners' Reasons for Proposing and Recommending the Consolidation.................................    14
     Voting..........................................................................................................    22
     Consolidation Expenses..........................................................................................    23
     Conditions to the Consolidation.................................................................................    23
     Your Right to Investor Lists and to Communicate with Other Limited Partners.....................................    23
     Federal Income Tax Considerations...............................................................................    24
SUMMARY FINANCIAL DATA...............................................................................................    27
RISK FACTORS.........................................................................................................    39
     Risk Factors Related to American Spectrum and Risks Resulting from the Consolidation............................    39
     Real Estate/Business Risks......................................................................................    46
     Tax Risks.......................................................................................................    48
BACKGROUND OF AND REASONS FOR THE CONSOLIDATION......................................................................    52
     Background of the Funds.........................................................................................    52
     Investment Objectives of Funds..................................................................................    53
     Chronology of the Consolidation.................................................................................    58
     Your General Partners' Reasons for Proposing the Consolidation..................................................    62
     Exchange Value Allocation Of American Spectrum Shares...........................................................    65
     Determination of Exchange Values................................................................................    66
     Allocation of American Spectrum Shares..........................................................................    72
     Allocation of American Spectrum Shares Between the Funds and CGS and the Majority-Owned
     Affiliates including the CGS Management Company, and CGS's Other Affiliates.....................................    73
     Allocation of American Spectrum Shares Between Limited Partners and General Partners............................    74
     Alternatives to the Consolidation...............................................................................    74
     Comparison of Alternatives......................................................................................    77
RECOMMENDATION AND FAIRNESS DETERMINATION............................................................................    83
     General.........................................................................................................    83
     Material Factors Underlying Belief as to Fairness...............................................................    84
     Relative Weight Assigned to Material Factors....................................................................    88
     Fairness to Limited Partners Receiving American Spectrum Shares.................................................    88
     Fairness in View of Conflicts of Interest.......................................................................    89
REPORTS, OPINIONS AND APPRAISALS.....................................................................................    89
     General.........................................................................................................    89
     Portfolio Appraisal.............................................................................................    90
     Portfolio of Properties.........................................................................................    94
     Fairness Opinion................................................................................................    99
THE CONSOLIDATION....................................................................................................   109
     Principal Components of the Consolidation.......................................................................   109
     Conditions to Consolidation.....................................................................................   115
     Merger Agreements...............................................................................................   116
     Approval and Recommendation of the General Partners.............................................................   116
     Vote Required for Approval of the Consolidation.................................................................   116
     Consideration...................................................................................................   117

                                        i

                                                                                                                       PAGE
                                                                                                                       ----
     Estimated Exchange Value of American Spectrum Shares Issuable to Funds..........................................   117
     No Fractional American Spectrum Shares..........................................................................   118
     Effect of the Consolidation on Limited Partners Who Vote Against the Consolidation..............................   119
     Effect of Consolidation on Funds Not Acquired...................................................................   119
     Consolidation Expenses..........................................................................................   119
     Accounting Treatment............................................................................................   119
CONFLICTS OF INTEREST................................................................................................   120
     Affiliated General Partners.....................................................................................   120
     Substantial Benefits to General Partners and their Affiliates...................................................   120
     Common General Partners.........................................................................................   121
     Lack of Independent Representation of Limited Partners..........................................................   121
     Terms of the Consolidation with CGS and the majority-owned affiliates and CGS's other affiliates................   122
     Non-Arm's-Length Agreements.....................................................................................   122
     Conflicts of Interest in Voting Partnership Interests...........................................................   122
     Features Discouraging Potential Takeovers.......................................................................   123
COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES.................................................   123
     Form of Organization and Purpose................................................................................   123
     Length and Type of Investment...................................................................................   124
     Business and Property Diversification...........................................................................   124
     Borrowing Policies..............................................................................................   125
     Other Investment Restrictions...................................................................................   125
     Management Control..............................................................................................   126
     Fiduciary Duties................................................................................................   127
     Management's Liability and Indemnification......................................................................   128
     Anti-takeover Provisions........................................................................................   129
     Sale............................................................................................................   131
     Merger..........................................................................................................   131
     Dissolution.....................................................................................................   132
     Amendments......................................................................................................   132
     Review of Investor Lists........................................................................................   133
     Nature of Investment............................................................................................   134
     Additional Equity/Potential Dilution............................................................................   135
     Liability of Investors..........................................................................................   136
     Voting Rights...................................................................................................   136
     Liquidity.......................................................................................................   137
     Expected Distributions and Payments.............................................................................   138
     Taxation of Taxable Investors...................................................................................   140
     Taxation of Tax-Exempt Investors................................................................................   141
     Compensation and Fees...........................................................................................   142
     Compensation, Reimbursements and Distributions to the General Partners..........................................   149
VOTING PROCEDURES....................................................................................................   152
     Distribution of Solicitation Materials..........................................................................   152
     Required Vote and Other Conditions..............................................................................   153
SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR CGS AND THE MAJORITY-OWNED AFFILIATES................................   155

                                                                                                                       PAGE
                                                                                                                       ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM.......................................................................   190
     CGS and the Majority-Owned Affiliates...........................................................................   190
     Subsidiaries....................................................................................................   190
     CGS Other Affiliates............................................................................................   196
The Funds............................................................................................................   200
Quantitative and Qualitative Disclosures about Market Risk...........................................................   200
Interest Rate Risk...................................................................................................   200
AMERICAN SPECTRUM'S BUSINESS.........................................................................................   201
     General.........................................................................................................   201
     Background and Strategy.........................................................................................   201
     Credit Facility.................................................................................................   203
     Acquisition and Investment Policies.............................................................................   204
     Financing Policies..............................................................................................   205
     Other Policies..................................................................................................   205
     The Properties..................................................................................................   207
     Property Overview...............................................................................................   213
     Tenant Information..............................................................................................   218
     Significant Properties..........................................................................................   219
     Mortgage Debt...................................................................................................   221
     Environmental Matters...........................................................................................   223
     Insurance.......................................................................................................   223
     Competition.....................................................................................................   224
     Employees.......................................................................................................   224
     Legal Proceedings...............................................................................................   224
BUSINESS OF THE FUNDS................................................................................................   225
     General.........................................................................................................   225
     Management Services.............................................................................................   225
     Description of Properties.......................................................................................   225
     Description of Leases...........................................................................................   226
     Financing.......................................................................................................   227
     Sale of Properties..............................................................................................   227
     Competition.....................................................................................................   228
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES..........................................................................   228
AMERICAN SPECTRUM....................................................................................................   228
     Investment Policies.............................................................................................   228
     Financing Policies..............................................................................................   229
     Miscellaneous Policies..........................................................................................   229
     Working Capital Reserves........................................................................................   230
THE FUNDS............................................................................................................   230
     Investment Policies.............................................................................................   230
     Financing.......................................................................................................   230
MANAGEMENT...........................................................................................................   230
     Directors and Executive Officers................................................................................   230
     Board of Directors..............................................................................................   232
     Executive Compensation..........................................................................................   233

                                                                                                                       PAGE
                                                                                                                       ----
     Employment Agreements...........................................................................................   233
     Option and Restricted Share Plans...............................................................................   234
     Incentive Compensation..........................................................................................   234
PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM..........................................................................   235
RELATED PARTY TRANSACTIONS...........................................................................................   236
     Transactions Relating to the Consolidation......................................................................   236
     Exchange Rights.................................................................................................   236
     Registration Rights Agreement...................................................................................   236
     Third Party Management Services.................................................................................   236
     Other Transactions..............................................................................................   237
FIDUCIARY RESPONSIBILITY.............................................................................................   237
     Directors and Officers of American Spectrum.....................................................................   237
     General Partners of the Funds...................................................................................   238
DESCRIPTION OF CAPITAL STOCK.........................................................................................   239
     Preferred Stock.................................................................................................   240
     Ownership Limits and Restrictions on Transfer...................................................................   240
     Registrar and Transfer Agent....................................................................................   242
DESCRIPTION OF THE NOTES.............................................................................................   243
     General.........................................................................................................   243
     Principal and Interest..........................................................................................   244
     Redemption......................................................................................................   244
     Proceeds from Sale of Properties Formerly Owned by the Funds....................................................   245
     Proceeds from Refinancings of Properties Formerly Owned by the Funds............................................   245
     Limitation on Incurrence of Indebtedness........................................................................   246
     Merger, Consolidation or Sale...................................................................................   246
     Events of Default, Notice and Waiver............................................................................   247
     Modification of the Indenture...................................................................................   249
     Satisfaction and Discharge......................................................................................   250
     No Conversion Rights............................................................................................   250
     Governing Law...................................................................................................   250
FEDERAL INCOME TAX CONSIDERATIONS....................................................................................   251
     Material Tax Differences between the Ownership of Units and American Spectrum Shares............................   251
     Tax Consequences of the Consolidation...........................................................................   252
     Taxation of Noteholders.........................................................................................   255
     Taxation of American Spectrum...................................................................................   256
     Taxation of Stockholders........................................................................................   262
     State and Local Taxes...........................................................................................   266
EXPERTS..............................................................................................................   266
LEGAL MATTERS........................................................................................................   267
WHERE YOU CAN FIND MORE INFORMATION..................................................................................   267
Index to Financial Statements........................................................................................   F-1
Appendix A -- Portfolio Appraisal Report.............................................................................   A-1
Appendix B -- Fairness Opinion.......................................................................................   B-1

                           QUESTIONS AND ANSWERS ABOUT
                        AMERICAN SPECTRUM REALTY, INC.'S
                           CONSOLIDATION OF THE FUNDS


Q:   What is the proposed consolidation that I am being asked to vote upon?

     A: You are being requested to approve the consolidation transaction in which your fund will merge into American Spectrum. Your fund is one of eight funds that will merge with us as part of the consolidation. As part of the consolidation, we will also consolidate with privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, we intend to combine the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. If the consolidation is approved by all of the funds, we will own 35 office, office/warehouse, apartment and shopping center properties. However, we do not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

     A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:   Why are we proposing the consolidation?

     A. We and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. We believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American Spectrum. Limited partners will also receive distributions on their American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

     A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund based on the percentage of the limited partnership interests held by you.

Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

     A: Yes, subject to the limitations described under the caption "Description of the Notes". If you vote "Against" the consolidation, but your fund is nevertheless consolidated with us, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by us at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

     A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

     Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. Approval by the required vote of your fund's limited partners in favor of the consolidation will be binding on you even if you vote against the consolidation.

Q:   How do I vote?

     A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with us. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote for the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:   Can I change my vote after I mail my consent form?

     A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and we make a public announcement or file a Form 8-K as to receipt of the required vote. You can do this in two ways: you can send us a written statement that you would like to revoke your consent, or you can send us a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

     A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

     After you read this consent solicitation, we urge you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:   When do you expect the consolidation to be completed?

     A: We plan to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and we have required that it be completed no later than __________ __, ____. Your consent form must be received by ________________________, unless we extend the solicitation period. We reserve the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. We may extend the solicitation period if we have not received sufficient consents to approve the consolidation.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the consolidation or would like additional copies of this Consent Solicitation or the Supplement relating to your fund(s), you should contact our solicitation firm:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                      TELEPHONE (TOLL FREE): (800) 322-2885

                                     SUMMARY

     This Summary highlights information contained elsewhere in this consent solicitation, and may not contain all of the information regarding the consolidation that is important to you. To understand the consolidation fully and for a more complete description of the terms of and risks related to the consolidation, you should read carefully this entire consent solicitation, the accompanying supplement relating to your fund and the other documents to which we have referred you, including documents incorporated into this consent solicitation by reference. See "Where You Can Find More Information" on page
____.

                      PURPOSE OF THIS CONSENT SOLICITATION

     You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. In addition, as part of the consolidation, American Spectrum will acquire properties held by CGS Real Estate Company, Inc., which we refer to as CGS, and privately held entities organized by CGS, which we refer to as a group as the majority-owned affiliates and CGS's other affiliates. American Spectrum will also acquire the portion of CGS's property management business which manages properties of the funds and the majority-owned affiliates and CGS's other affiliates, which we refer to as the CGS Management Company. A fund will only participate in the consolidation if limited partners holdings more than 50% of the limited partnership units vote in favor of the consolidation and the proposed amendment to the Fund's partnership agreement. The consolidation will not be consummated unless Sierra Pacific Pension Investors 84, which has properties having an appraised value of in excess $23 million, participates in the consolidation. If limited partners of a fund do not approve the consolidation and the proposed amendment or the consolidation is not consummated, the general partners of the fund intend to liquidate the fund.

                 DESCRIPTION OF AMERICAN SPECTRUM AND THE FUNDS

AMERICAN SPECTRUM

     We are a newly organized Maryland corporation. We will acquire assets of CGS and the majority- owned affiliates and CGS's other affiliates. CGS Real Estate Company, Inc., or CGS, is a real estate company organized in Texas. William J. Carden, our Chief Executive Officer, and John Galardi, a principal stockholder of American Spectrum, are the principal stockholders of CGS. CGS's officers became our officers. CGS acquired the general partners of your funds in 1994 and 1997 and manages the funds. In addition, CGS and privately-held entities it organized invest in real estate. The majority-owned affiliates and CGS's other affiliates are privately-held entities organized or managed by CGS. We will acquire the portion of CGS's property management business that manages these entities, but we will not acquire CGS's third party management business. After the consolidation, we will be managed by our officers and directors and will not have an outside advisor or manager. We will own and operate 35 properties located in nine states upon completion of the consolidation. The properties include 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. The information about our properties assumes that all of the funds approve the consolidation. We plan to expand our business by acquiring additional properties. We expect to focus primarily on the acquisition of office, office/warehouse and apartment properties located in the midwestern and western United States, Texas and the Carolinas.

     We intend to qualify as a real estate investment trust and elect to be treated as a real estate investment trust, or REIT, beginning in 2002. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the double taxation that generally results from investments in a corporation. Double taxation means that taxes are imposed both at the corporate and stockholder level.

     American Spectrum's address and telephone number are 1800 East Deere Avenue, Santa Ana, California 92705, (949) 797-4000. Any questions regarding the consolidation should be directed to the solicitation firm that is assisting us, Mackenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, telephone (toll free): (800) 322-2885.

                                 THE PROPERTIES

     The following table indicates the distribution by type and the geographical distribution of the properties, assuming all of the funds approved the consolidation. However, the actual properties that will be owned is unknown, because we do not know which funds will vote for the consolidation:

                                                                  TOTAL ESTIMATED
      TYPE OF PROPERTY                NUMBER OF PROPERTIES        PROPERTY-VALUE(1)
      ----------------                --------------------        -----------------
Office buildings                                12                  $ 54,030,000
Office/warehouse buildings                      12                   141,630,000
Apartment properties                             5                    66,130,000
Shopping centers                                 5                    17,120,000
Land Held for Development                        1                     3,800,000
                                               ---                  ------------
     TOTAL                                      35                  $282,710,000
                                               ===                  ============

(1) Based on the appraisals prepared by Robert A. Stanger & Co. Inc. The appraisals were prepared by Stanger as of March 31, 2000.

THE FUNDS

     The funds are limited partnerships formed from 1979 to 1985 to invest in office, office/warehouse and shopping center properties. The funds originally intended to dispose of their properties and liquidate between 1986 and 1989. CGS acquired the general partners of the funds in 1994 and 1997. As of December 31, 2000, the funds owned 18 office, office/warehouse and shopping center properties located in eight states. Subsidiaries of CGS manage the funds' properties. The following is a list of the funds and the appraised value of the real properties owned by the funds:

                                                             APPRAISED VALUE OF REAL
                    NAME OF FUND                                    PROPERTY
                    ------------                                    --------
Sierra Pacific Development Fund                                  $   8,070,000
Sierra Pacific Development Fund II                                  20,165,742
Sierra Pacific Development Fund III                                    510,384
Sierra Pacific Institutional Properties V                            4,274,982

                                                             APPRAISED VALUE OF REAL
                    NAME OF FUND                                    PROPERTY
                    ------------                                    --------
Sierra Pacific Pension Investors '84                                24,058,892
Nooney Income Fund Ltd., L.P.                                       10,570,800
Nooney Income Fund Ltd. II, L.P.                                    22,079,200
Nooney Real Property Investors-Two, L.P.                            15,590,000

RISK FACTORS

     The following is a summary of the material risks and effects of the consolidation. The risks are more fully discussed beginning on page __ in "Risk Factors". You should consider these risks in determining whether to vote in favor of the consolidation.

      - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

     - We have arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

     - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

     - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

          - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

          - The funds are required to distribute the proceeds of any property sales. We intend to reinvest the proceeds of any future sales of our properties.

          - We plan to raise additional funds through equity or debt financings to make future acquisitions of properties. We may invest in types of properties different from those in which your fund invests.

     - CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,823,000, in 1999 of $12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 and the first nine months of 2000. We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

     - We intend to continue CGS's strategy of investing in properties that we believe are undervalued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

     - We will have more indebtedness and greater leverage than the funds. Our pro forma ratio of indebtedness to total assets as of September 30, 2000 was 61% and we intend to increase this ratio. These higher debt levels will subject American Spectrum to increased risk of default, which could adversely affect American Spectrum's operating results and distributions.

     - The partnership agreement of each of the funds prohibits transactions with affiliates, such as the consolidation with us, and the consolidation could not close without amendments to the partnership agreements.

     - Stanger's fairness opinion only addressed the allocation of the shares between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

          The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of the allocations for all combinations of funds.

     - We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

     - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability. See "Tax Risks."

     - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred. Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

     - We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

     - Your ability to utilize passive losses from your fund to offset income derived from your investment in the fund and passive income from other investments will no longer be available.

   CONFLICTS OF INTEREST AND BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

     As a result of the consolidation, the general partners of the funds will receive benefits and will have conflicts of interest as a result of the consolidation. These conflicts and benefits include:

     - The general partners and their affiliates will receive 1,034,000 American Spectrum shares and 863,000 limited partnership interests in the Operating Partnership in exchange for their interests in CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and limited partnership interests in the funds. The Operating Partnership is a subsidiary of ours through which we own our properties.

          - The 1,897,000 shares in American Spectrum, including the shares issuable in exchange for limited partnership interests in the Operating Partnership, have a value of $28,455,000, based on the value assigned by us of $15 per share. The net assets and businesses contributed by them have a net book value at September 30, 2000 of $(34,662,000), which represents depreciated historical cost and not fair market value.

          - The general partners and their affiliates will receive 45% of the interests that they receive in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates in the form of limited partnership interests in the Operating Partnership instead of American Spectrum shares. As a result, they will not have a current tax liability without cash on these interests.

     - Following the consolidation, Messrs. Carden, Thurber, Perkins and Ms. Nooney, who are officers and directors of your general partners will serve as officers and directors of American Spectrum. They will be entitled to receive salary, bonuses and restricted stock options. These benefits are likely to exceed the benefits that they would derive from the funds if the consolidation does not occur. The principal benefits are as follows:

          - Salaries initially equal to $1,030,000 per annum in the aggregate and additional bonuses in amount not yet determined.

          - Restricted stock grants having a value of $967,500 based on the $15 value assigned to each share, and stock options to purchase 94,500 shares at the $15 per share assigned value or the fair market price of the American Spectrum shares on the date of grant.

     - $13,055,000 of indebtedness payable by the general partners and their affiliates, of which $11,850,000 is guaranteed by Messrs. Carden and Galardi, will become our obligation. They will no longer be responsible for paying these amounts.

          - CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $200,000 to a group consisting of Timothy R. Brown, partners of a law firm of which Mr. Brown is a partner, and other individuals. American Spectrum will be responsible for this debt and will repay the debt following the consummation of the consolidation. Mr. Brown is a director of the American Spectrum.

                                THE CONSOLIDATION

PRINCIPAL COMPONENTS OF THE CONSOLIDATION

         The consolidation will consist of the following principal components:

          - The funds will merge into American Spectrum. As a result, we will own each funds' properties and we will be responsible for each fund's liabilities.

          - Only funds which approve the merger will merge into American Spectrum. If all funds approve the merger and participate, we will own 18 properties currently owned by the funds.

          - As part of the consolidation, we will consolidate with CGS and the majority-owned affiliates

               -    CGS will contribute assets to us

               - We will merge with the majority-owned affiliates. The majority-owned affiliates consist of various partnerships, corporations, and limited liability companies in which William J. Carden, John N. Galardi and members of their families hold more than 50% of the interests.

               - CGS and the majority-owned affiliates collectively own 14 properties.

          - As part of the consolidation, we will merge with CGS's other affiliates. They are three other limited liability companies in which affiliates of CGS are the general partners or managing members and which collectively own three properties.

          - CGS and the majority-owned affiliates and CGS's other affiliates own a total of four shopping center, five office, two office/warehouse, and five apartment properties and one parcel of land held for development.

          - The assets acquired in the consolidation will be held by either a subsidiary limited partnership, which we refer to as the Operating Partnership, or subsidiaries of the Operating Partnership.

          - We will acquire CGS's management company business which provides management services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates. We refer to this business as the CGS Management Company. The CGS Management Company is part of CGS and the CGS majority-owned affiliates.

          - The balance of CGS's management company business provides management services to third parties. We refer to this business as the Third Party Management Company. The Third Party Management Company will not be owned by us and will continue to be operated separately by affiliates of CGS.

          - We will issue either American Spectrum shares or limited partnership interests in the Operating Partnership in exchange for CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. Each limited partnership interest in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable for an American Spectrum share. Shares issued with respect to CGS, the majority-owned affiliates, including CGS Management Company, and CGS's other affiliates are not registered pursuant to this registration statement.

         We expect that the consolidation will be consummated in the ________ quarter of ____, and we and the general partners of the funds have required that it be completed no later than ____________________ ___, _____.

         The following chart shows the organization of the funds, CGS and the majority-owned affiliates and CGS's other affiliates prior to the consolidation:

                             [chart to be inserted]

(1) CGS and the majority-owned affiliates are combined together in the financial statements of CGS and the majority-owned affiliates. The financial statements of CGS and the majority-owned affiliates include the CGS Management Company and the third party management operations. Separate financial statements are provided for each of CGS's other affiliates, Meadow Wood Village Apartments, Ltd., L.P., Nooney Rider Trail, LLC and Nooney-Hazelwood Associates, L.P.

(2) The Sierra Pacific Partnerships and the Nooney Limited Partnerships together make up the funds. For accounting purposes, Sierra Pacific Pension Investors '84 is considered the accounting acquiror in the consolidation because its partners receive more American Spectrum shares than the investors in any other entity.

(3) American Spectrum Real Estate Services Inc. consists of the CGS Management Company and the Third Party Management Company.

     The following chart shows the organization of American Spectrum after the consolidation:

                             [chart to be inserted]

(1) The CGS Management Company excludes the third party property management services.

(2) We will own our properties through the Operating Partnership. This is known as an "UPREIT" structure. Limited partnership interests in the Operating Partnership will have substantially the same economic rights as American Spectrum shares. As a result of this structure, we can issue limited partnership interests in exchange for interests in properties in tax-free transactions.

(3) In most cases our properties will be owned by single purpose subsidiaries of the Operating Partnership.

WHAT YOU WILL RECEIVE IF YOUR FUND IS INCLUDED IN THE CONSOLIDATION

     If the consolidation is approved by the limited partners of your fund and consummated, you will receive American Spectrum shares as consideration for your units. However, if you vote against the consolidation of your fund with American Spectrum, you can elect to receive notes instead of American Spectrum shares, as described below.

     - American Spectrum Shares. You will receive American Spectrum shares for your units unless you vote "Against" the consolidation and specifically elect to receive notes.

          We determined the number of American Spectrum shares that you will receive as follows:

          - We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. The Exchange Value of the funds and CGS and the majority-owned affiliates and CGS's other affiliates were determined based in part on an appraisal prepared by Stanger.

          - The appraised values were then adjusted for other assets and liabilities of the entities and an allocation of the consolidation expenses. The Exchange Value for the CGS Management Company was determined by us based on valuation methods we believe are reasonable.

               The sum of these values is the Exchange Value of all of our assets and business. We believe that the Exchange Value is a reasonable estimate of our net asset value. Our net asset value is the fair value of our assets minus our liabilities after consummation of the consolidation.

               To allocate the shares, we arbitrarily selected a $15 per share value. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15.

               In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of our estimated net asset value. Since the market may not value the

               American Spectrum Shares as having a value equal to our estimated net asset value, the American Spectrum shares are likely to trade at price of less than $15 per share.

          - Notes. If your fund approves the consolidation, you can receive notes instead of American Spectrum shares.

               If you have voted "Against" the consolidation, and you do not wish to own American Spectrum shares, you can elect to receive your portion of the consideration in the form of notes due __________ __, _____. The notes will bear interest at __% and will mature eight years after consummation of the consolidation. The notes may be redeemed by us at any time.

               The notes issued to you will have a principal amount equal to the estimated amount that the limited partners would receive upon an orderly liquidation of your fund's properties under the partnership agreement governing your fund. We based the liquidation value in part upon an independent appraisal of the property portfolios prepared by Stanger. The principal amount of the notes equals 93.9% - 96.9% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund.

               Information as to the Exchange Value and Principal Amount of the notes for each fund is set forth in the "Comparison of Alternatives" table in the summary. For a discussion of the terms and conditions of the notes, see "Description of the Notes," page
               __.

AMERICAN SPECTRUM SHARES ALLOCATED TO FUNDS

     For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

     The following table sets forth for each fund:

-    the number of American Spectrum shares to be allocated to that fund;

-    the Exchange Value of that fund;

- the estimated value of American Spectrum shares, based on the Exchange Value per share of $15, you will receive for each $1,000 of your original investment; and

- the GAAP book value of the assets contributed per $1000 of your original investment:

                                                                                                         PERCENTAGE
                                                                                                          OF TOTAL      NUMBER OF
                                                                          VALUE OF        GAAP BOOK      EXCHANGE V     AMERICAN
                                                                          AMERICAN          VALUE          ALUE/        SPECTRUM
                                      NUMBER OF                           SPECTRUM       SEPTEMBER 30,   PERCENTAGE    SHARES PER
                                      AMERICAN                           SHARES PER       2000 PER        OF TOTAL       AVERAGE
                                      SPECTRUM                         AVERAGE $1,000       AVERAGE       AMERICAN       $1,000
                                       SHARES           EXCHANGE          ORIGINAL          $1,000        SPECTRUM      ORIGINAL
                                    ALLOCATED TO        VALUE OF       LIMITED PARTNER     ORIGINAL        SHARES       PARTNER
                                       FUND(1)           FUND(2)        INVESTMENT(2)     INVESTMENT      ISSUED(3)    INVESTMENT
                                       -------           -------        -------------     ----------      ---------    ----------
Sierra Pacific Development
Fund                                    406,140       $  6,092,096       $  415.08        $   80.75           6.05%        27.67

Sierra Pacific Development
Fund II                                 769,547         11,543,206          531.29            527.6          11.46%        35.42

Sierra Pacific Development
Fund III                                 19,014            285,210           31.21           (40.15)          0.28%         2.08

Sierra Pacific Institutional
Properties V                            279,271          4,189,070          544.44           274.01           4.16%        36.30

Sierra Pacific Pension
Investors '84                         1,352,226         20,283,396        1,052.77           497.57          20.14%        70.18

Nooney Income Fund Ltd.,
L.P.                                    709,883         10,648,242          701.47           376.34          10.57%        46.76

Nooney Income Fund Ltd. II,
L.P.                                  1,046,089         15,691,328          816.36           455.64          15.58%        54.42

Nooney Real Property
Investors-Two, L.P.                     533,079          7,996,187          666.35           (28.83)          7.94%        44.42

CGS and the majority-owned
affiliates and CGS's other
affiliates(4)                         1,573,757         23,606,353              (5)              (5)         23.44%           (5)

CGS Management Company                   24,068            361,023              (5)              (5)          0.36%           (5)
                                      ---------       ------------       ---------        ---------      ---------     ---------
Total                                 6,713,074        100,696,111               *                *         100.00%            *


----------------
(1) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(2) Includes limited partnership interests issued to the owners of CGS and the majority-owned affiliates and CGS's other affiliates. Values are based on the value of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund. This is our estimate of the value of our assets minus our liabilities after the consolidation. The Exchange Value equals

     - the appraised value of each fund's real estate assets, as determined by Stanger; plus

     - the estimated realizable value of non-real estate assets of each fund; minus

     -    mortgage debt and other liabilities of each fund; and minus

     -    each fund's allocable share of consolidation expenses.

     Since the number of American Spectrum shares allocated in the consolidation was determined by dividing the aggregate Exchange Value by $15, each share represents $15 of our estimated net asset value. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15. Exchange Value per average $1,000 original limited partner investment was calculated by dividing the Exchange Value of the Fund by the number of units and multiplying the result by the number of units that originally could be purchased with a $1,000 investment in your fund.

(3) If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to each unitholder will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

(4)  Does not include the CGS Management Company.

(5) There are no comparable $1,000 original investment values for CGS or the majority-owned affiliates or CGS's other affiliates or the CGS Management Company. The aggregate net book values at September 30, 2000 are $(31,093,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,569,000) for the CGS Management Company. The aggregate Exchange Values are $23,606,000 for CGS and the majority-owned affiliates and CGS's other affiliates, and $361,000 for the CGS Management Company.

*    Not applicable.

     Why we are showing a $1,000 original investment. You may have originally invested more or less than $1,000 in your fund. We used a $1,000 original investment because it is easier to illustrate the values with a round number. In order to determine the approximate value of American Spectrum shares you will receive if your fund is acquired in the consolidation, you would multiply the figure in the last column (titled "Exchange Value of American Spectrum Shares per average $1,000 Original Limited Partner Investment") by the amount of your original investment divided by $1,000. Thus, for example, if you originally invested $5,000 in Sierra Pacific Development Fund, you would multiply $417.32 by 5 (equal to $5,000 divided by $1,000), which would result in your receiving an estimated value of $2,086.60 in American Spectrum shares in the consolidation.

     Why the American Spectrum Shares may trade at prices below the assigned value of $15. The aggregate Exchange Value was determined based on the appraised value of the real estate assets and the estimated value of other assets and liabilities proposed to be included in the consolidation and our valuation of the CGS Management Company. The assigned value per share of $15 is equal to the aggregate Exchange Value divided by the number of outstanding American Spectrum shares. The market may not view the value of the American Spectrum shares as equal to $15 per share and the American Spectrum shares are likely to initially trade at a lower price.

 YOUR GENERAL PARTNERS' REASONS FOR PROPOSING AND RECOMMENDING THE CONSOLIDATION

     Your general partners proposed the consolidation and recommend that you vote "For" approval of the consolidation. They believe that the consolidation of your fund into American Spectrum is the best way to maximize the value of your investment. They believe that the consolidation will likely result, over time, in higher values for limited partners of the funds than if the properties were sold individually and the funds were liquidated.

BENEFITS OF PARTICIPATION IN THE CONSOLIDATION

     We believe that the consolidation will provide you with the following benefits:

     - Growth Potential. We believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder because American Spectrum plans to make additional investments and obtain additional financing.

     - Liquidity. We believe the consolidation may provide you with increased liquidity. American Spectrum shares will be listed on the _________ and will have more than 15,000 stockholders, assuming American Spectrum consolidates with all of the funds. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

     - Regular Cash Distributions. We expect to make regular cash distributions to our shareholders.

     - Greater Access to Capital. We will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

     - Risk Diversification. We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

     - Cost Savings. The combination of the funds under the ownership of American Spectrum will result in cost savings. For example, the combination of the funds into a single public company in American Spectrum would reduce the costs of compliance with SEC reporting requirements. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting.

     - Greater Reduction of Conflicts of Interest. We will be managed by our officers and directors. We will not have an outside advisor. This structure eliminates fees paid to outside advisors, reduces conflicts of interest and aligns the interests of the stockholders and management.

WHY YOUR GENERAL PARTNERS BELIEVE THE CONSOLIDATION IS FAIR TO YOU

     Your general partners believe that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

     - Your general partners believe that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. Some of those benefits are described above. The risks and potential detriments are discussed beginning on page ___.

     - Your general partners considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you (as described below). They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

     - Your general partners considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

     - Your general partners considered the availability of the notes option. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

     - Your general partners have adopted and concur with the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described below.

APPRAISALS

     Stanger has provided an appraisal of the portfolios of properties owned by each of the funds and by CGS and the majority-owned affiliates and CGS's other affiliates. The appraisal was prepared on a limited scope basis utilizing solely the income approach to valuation, and in the case of the developable land parcel, the sales comparison approach. The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. These cash flows are processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of the two. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the portfolio of properties. In performing the appraisals, Stanger conducted investigations and inquiries as it deemed appropriate in establishing its estimates of value and made assumptions and identified qualifications and limitations that it considered necessary in its findings. The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by each of the funds and by CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2000. They do not necessarily reflect the sales prices of the portfolios that would be realized in actual sales of the portfolios. These prices could be higher or lower than the appraised value of the portfolios. Your general partners determined the Exchange Values for each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates by adding to the appraised value of the properties and the realizable value of non-real estate assets and deducting liabilities and each fund's share of the costs of the consolidation. There is no separate appraisal of the CGS Management Company's business or assets. See "Reports, Opinions and Appraisals."

FAIRNESS OPINION

     Stanger has provided a written summary of its determination as to the fairness, from a financial point of view, to the limited partners of the funds, of the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

     The fairness opinion is attached as Appendix A to the supplement that accompanies this consent solicitation. You should read Stanger's opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Stanger in rendering its opinion.

     Based on the analysis more fully described under "Reports, Opinions, and Appraisals -- Fairness opinion," and subject to the assumptions, limitations and qualifications discussed in this consent solicitation and in its fairness opinion, Stanger concluded that the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among the funds, is fair to the limited partners of the funds from a financial point of view.

     You should note, however, that Stanger did not express any opinion as to:

     - the relative value of American Spectrum shares and notes to be issued in the consolidation;

     - the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or sell the American Spectrum shares in the market following consummation of the consolidation; and

     - the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of American Spectrum shares or notes to be received compared with the current fair market value of the fund's portfolios and other assets if liquidated.

     - alternatives to the consolidation or any other terms of the consolidation other than the allocations.

ALLOCATION OF AMERICAN SPECTRUM SHARES

         American Spectrum shares issued in the consolidation will be allocated between the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among the funds, based upon the Exchange Values of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates. The general partners believe that the Exchange Values of the funds,CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, represent reasonable estimates of the fair value of their assets, minus liabilities and allocable expenses of the consolidation, as of September 30, 2000. The general partner believes that the Exchange Values are a reasonable basis for allocating the American Spectrum shares in the consolidation.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

         Under the partnership agreement, the general partners are not entitled to any of the American Spectrum shares issuable to the funds. Accordingly, all of the American Spectrum shares issuable to the funds are allocated to the limited partners.

ALTERNATIVES TO THE CONSOLIDATION THAT YOUR GENERAL PARTNERS CONSIDERED

         In determining whether to propose and recommend the consolidation proposal, your general partners considered two principal alternatives to the consolidation that could have been pursued by each fund:

- continuation of each fund pursuant to its existing partnership agreement and

-    liquidation of each fund.

     Benefits and Disadvantages of Continuation Alternative. Continuing each fund without change would have the following potential benefits:

     - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities;

     - You would continue to be entitled to the safeguards of your partnership agreement;

     - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation;

     - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement;

     - There would be no change in your voting rights or your fund's operating policies;

     - Your fund would not incur its share of the expenses of the consolidation, ranging from approximately $15,000 to $450,000, depending on the size of the fund;

     - For federal income tax purposes, income from your fund may be offset by passive activity losses generated from your other investments; you will not lose the ability to deduct passive losses from your investment in American Spectrum; and

     - You would not be subject to any immediate federal income taxation that might otherwise be incurred by you from the consolidation.

     We believe that maintaining the funds as separate entities would have the following disadvantages:

     - The majority of the funds' administrative expenses are fixed, and as the properties are sold, we do not expect the funds to make distributions out of operating cash flow;

     - Since the funds are not authorized to make additional investments, the funds will not benefit from investing in new properties;

     - Your investment would continue to be illiquid because the units are not freely transferable and there is no established public trading market or market valuation for units;

     - Your fund's properties are less diversified than those of American Spectrum. Therefore, the loss of a major tenant or an economic downturn in the region where a property is located would have a greater impact on your fund's ability to make distributions than it would on American Spectrum; and

     - Your fund would continue to be managed by an outside advisor. Your fund would also continue to pay a management fee.

     Benefits and Disadvantages of Liquidation Alternative. As an alternative to the consolidation, each fund could dissolve and liquidate by selling its properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to you and the other partners.

     The liquidation alternative would have the following potential benefits:

     - Liquidation provides cash to you as properties are sold. You would receive the net cash proceeds received from the sale of your fund's assets, after payments of the costs of liquidation.

     - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

     - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

     Your general partners do not believe that liquidation would be as beneficial to you as the consolidation for the following reasons:

     - Your general partners believe that an aggressive liquidation of individual properties could result in sales prices significantly below appraised values. Your general partners believe that a gradual sale of the properties likely would involve higher administrative costs and greater uncertainty. Either of these would reduce the portion of net sales proceeds available for distribution to you;

     - You would not participate in increases in value resulting from American Spectrum's future acquisitions;

     - Your general partners believe that, over time, the value of the American Spectrum shares will exceed the net proceeds that you would receive from a liquidation of your funds' properties. However, you should note that REIT stocks have underperformed the broader equity market in 1998 and 1999 and in some cases REIT shares are trading at a discount to the REIT's net asset value.

     In order to assist you in evaluating these alternatives, please review the supplement. The supplement contains estimates of the value of your investment if your fund continues in operation without change and of the net liquidation proceeds that might be available if your fund were liquidated. The methodology and assumptions used to determine these estimated values are explained in the supplements.

     The following table summarizes the results of the general partners' comparison of alternatives:

                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)

                                                                    ESTIMATED                       PRINCIPAL
                                        ESTIMATED GOING-           LIQUIDATION       EXCHANGE       AMOUNT OF
                                        CONCERN VALUE(1)             VALUE(2)        VALUE(3)         NOTES
                                        ----------------             --------        --------         -----
Sierra Pacific
Development Fund                 $  349.00    -    $  382.00       $  398.00       $  415.08       $  398.00

Sierra Pacific
Development Fund II                 446.00    -       524.00          504.00          531.29          504.00

Sierra Pacific
Development Fund III                 15.00    -        18.00           30.16           31.21           30.16

Sierra Pacific
Institutional Properties V          363.00    -       417.00          528.00          544.44          528.00

Sierra Pacific
Pension Investors '84               883.00    -       992.00        1,016.00        1,052.77        1,016.00

Nooney Income
Fund Ltd., L.P.                     531.00    -       595.00          680.00          701.47          680.00

Nooney Income
Fund Ltd. II, L.P.                  682.00    -       778.00          779.00          816.36          779.00

Nooney Real Property
Investors-Two, L.P.                 551.00    -       610.00          626.00          666.35          626.00
                                 ---------         ---------       ---------       ---------       ---------

------------------
(1) We determined the Estimated Going Concern Value by estimating the cash flow from each entity, applying a range of discount rates to the cash flow and assuming that the properties are sold after 10 years.

(2) We determined the Estimated Liquidation Values by assuming that the real estate assets of each entity were sold at the appraised value and that the non-real assets were sold at their estimated realizable value and deducting liabilities and estimated costs of sale equal to 5% of the appraised value of the real estate.

(3) Values are based on the Exchange Value established by American Spectrum for your fund. The Exchange Value equals the estimated value of your fund's assets minus liabilities and your fund's share of expenses of the consolidation. We determined the value of the real estate assets based on Stanger's appraisals.

     Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be below their assigned value of $15 per share.

NOTES

     Unitholders may elect to receive notes instead of American Spectrum shares if the consolidation is approved by their fund and the consolidation is consummated. We will issue notes to unitholders only if they vote against the consolidation and elect to receive notes in their consent form.

     The notes issued to you will have a principal amount equal to the estimated amount that the limited partners would receive upon an orderly liquidation of your fund's properties under the partnership agreement governing your fund. We based the liquidation value in part upon an independent appraisal prepared by Stanger. The principal amount of the notes equals 93.9% - 96.9% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund.

     Advantages of notes include:

     - Notes are indebtedness and represent fixed obligations of American Spectrum. Payments to you as a noteholder will be made before distributions to stockholders.

     - Payments of principal and interest on the notes are not solely dependent upon the profits derived from American Spectrum's operations.

     - We have agreed that if we sell or refinance any properties acquired from a fund, we must redeem notes held by the former limited partners of that fund in an amount equal to 80% of the net cash proceeds of the sale or refinancing.

     Disadvantages of notes include:

     - Unlike the American Spectrum shares, which will be listed for trading on the _________, there likely will be no public market for your notes.

     - The notes mature in ____________. Noteholders may need to hold the notes until ________ to receive payment in full of the notes.

     - Unlike a stockholder, you will have no right to participate in the future profits derived from American Spectrum's assets.

     - The notes are unsecured. Our ability to repay the notes is dependent in part upon our performance. If we perform poorly, we may be unable to repay the notes.

     - Noteholders will not participate in any increases in distributions from the American Spectrum shares or increases in market value in the American Spectrum shares if we are successful.

     - We may redeem the notes at any time, in whole or in part, at the face value of the notes with no prepayment penalty or premium.

     - You will not be entitled to vote with regard to matters presented to stockholders and you will not be entitled to access American Spectrum's books and records.

                                     VOTING

VOTING PROCEDURES

     We are asking you to consider voting "For" or "Against" the consolidation. If you own interests in more than one fund, you will receive multiple consent solicitations, supplements and consent forms which will provide for separate votes for each fund in which you hold an interest. Each fund will vote separately on whether or not to approve the consolidation. Accordingly, you must complete one consent form for each fund in which you are an investor.

     If you vote "For" approval of the consolidation, you will be effectively voting against the alternatives to the consolidation. These alternatives include liquidation of your fund and distribution of the net proceeds.

     If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties.

     If you vote "Against" the consolidation and your fund approves the consolidation and consolidates with American Spectrum, you will still receive American Spectrum shares unless you elect the notes option. If your fund approves the consolidation, you will receive American Spectrum shares if you do not vote. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

     Your consent form must be received by [ ] by 5:00 p.m. Eastern time on _____________ ___, 2001 unless we extend the solicitation period.

     We may extend the solicitation period for a particular fund even if a quorum has been obtained under the fund's partnership agreement. We may extend the solicitation period if we have not received approval for the proposal on expiration of the consent solicitation period.

     If you do not submit a consent form, you will also be counted as having voted "Against" the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation. You may withdraw or revoke your consent form at any time before we make a public announcement that we have received consents from limited partners equal to more than 50% of outstanding limited partnership interests in your fund or we file a Form 8-K to the same effect.

     CGS and its affiliates own limited partnership interests in all of the funds. These interests range from 5% to 33% and will be voted in favor of the consolidation.

AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT

     If you vote "For" the consolidation, you will also be required to cast a separate vote in favor of amendments to the partnership agreement of such funds. These amendments will exclude the consolidation from the provisions prohibiting related party transactions, and are necessary to complete

American Spectrum's consolidation with your fund. Each amendment must be approved by greater than 50% of the outstanding units of the related fund. If the majority of the outstanding units for a fund vote for the consolidation but vote against the amendments, that fund will not participate in the consolidation. If the amendments are applicable to your fund, the supplement relating to your fund will describe the amendments. You should carefully read the supplement.

NO RIGHTS TO INDEPENDENT APPRAISAL

     If your fund approves the consolidation, but you voted "Against" the consolidation, you will not have any right to have an independent valuation of your fund paid for by American Spectrum or by your general partners. An appraisal of the portfolio of properties owned by your fund has been prepared by Stanger. However, you will not have the right to be paid the value of your stock in cash.

                             CONSOLIDATION EXPENSES

     American Spectrum and each fund will bear their share of expenses incurred in connection with the consolidation. If your fund approves the consolidation and your fund is acquired by American Spectrum, we will deduct the consolidation expenses in determining your fund's Exchange Value. For a breakdown of the expenses estimated to be paid in the consolidation, please see the supplement.

     If the consolidation is rejected by your fund, then your fund will bear the portion of its consolidation expenses, other than solicitation expenses, based upon the percentage of "For" votes and the general partners of the fund will bear the portion of such consolidation expenses based upon the percentage of "Against" votes and abstentions and all solicitation expenses.

                         CONDITIONS TO THE CONSOLIDATION

     The following conditions must be satisfied to consummate the consolidation:

     - The American Spectrum shares must be approved for listing on the _________ prior to or concurrently with the consummation of the consolidation.

     - We must own real properties having an appraised value of at least $200 million. At March 31, 2000, the appraised value of the real properties owned by CGS and the majority-owned affiliates and CGS's other affiliates was $177,390,000. Accordingly, the consolidation must be approved by funds owning real properties with an appraised value of at least $23,000,000.

     - Sierra Pacific Pension Investors '84, which has properties having an appraised value of $23 million, shall participate in the consolidation. This would satisfy the condition in the preceding paragraph.

   YOUR RIGHT TO INVESTOR LISTS AND TO COMMUNICATE WITH OTHER LIMITED PARTNERS

     Under federal securities laws, upon written request from you, we will deliver the following information to you:

-    a statement of the approximate number of limited partners in your fund; and

- the estimated cost of mailing a consent statement, form of consent or other similar communication to those limited partners.

You have the right, at our option, either to:

- at your expense, have us mail copies of any consent statement, consent form or other soliciting material furnished by you to any of your fund's limited partners that you designate; or

- have us deliver to you (at a cost to you of $0.25 per page for mailing and duplication), within five business days of when we receive your request, a reasonably current list of the names, addresses and number of units held by the limited partners in your fund.

                        FEDERAL INCOME TAX CONSIDERATIONS

The Consolidation may be a Partially Taxable Transaction for Limited Partners Subject to Federal Income Taxation

     The consolidation will have different tax consequences to you depending upon whether you elect to receive shares or notes. Currently, the funds are organized as limited partnerships and treated as partnerships for federal income tax purposes. As partnerships, they are not subject to federal taxation as entities, but instead function as conduits, with the tax results of their operations required to be reflected in the personal tax returns of you, the other limited partners and the general partners.

     If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except in the case of Sierra Pacific Development Fund III and Nooney Real Property Investors - Two, L.P. These funds will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to you. The estimated amount of gain is set forth in the table below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the bases of the assets transferred, and your share of the gain will be allocated to you. See "Tax Risks" and "Federal Income Tax Considerations -- Tax consequences of the consolidation." If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the bases of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes. If you are an individual or a taxpaying entity, it is possible that you may be required to pay tax on any gain recognized but will not receive any cash in the consolidation in order to pay those taxes. If you are required to recognize any gain as a result of the consolidation, you may be able to offset that gain with unused passive activity losses from this investment as well as from your other investments.

     The tax consequences of the consolidation for you will depend on the facts of your own situation, so we urge you to consult your tax advisor for a full understanding of the tax consequences to you of the consolidation.

Taxable gain and loss estimates per average $1,000 original limited partner investment

                                                            ESTIMATED GAIN/(LOSS) $1,000 ORIGINAL
                                                              LIMITED PARTNER INVESTMENT(1)(2)
                                                              --------------------------------

                                                            LIMITED PARTNER       LIMITED PARTNER
              FUND                                          RECEIVES SHARES       RECEIVES NOTES(3)
              ----                                          ---------------       -----------------
Sierra Pacific Development Fund                             $        0            $       166
Sierra Pacific Development Fund II                          $        0            $       114
Sierra Pacific Development Fund III                         $       37            $        86
Sierra Pacific Institutional Properties V                   $        0            $       536
Sierra Pacific Pension Investors '84                        $        0            $       288
Nooney Income Fund Ltd., L.P.                               $        0            $       271
Nooney Income Fund Ltd. II, L.P.                            $        0            $       359
Nooney Real Property Investors-Two, L.P.                    $       35            $       561

(1) Values are based on the value of $15 per share established by American Spectrum. Upon listing the American Spectrum shares on the _______, the actual values at which the American Spectrum shares will trade on the _______ are likely to be below $15.

(2) The estimated gain/(loss) is calculated based upon presumed tax treatment of the funds as a result of the proposed consolidation. Those estimates are subject to certain risks as discussed in "Risk Factors -- Tax Risks".

(3) Based upon your own tax situation, you may be eligible for installment sale treatment for your tax gain.

QUALIFICATION OF AMERICAN SPECTRUM AS A REIT

     For the _____ month period of __________ through December 31, ____, American Spectrum will be taxable as a C corporation. During that period American Spectrum will be subject to tax on its net income and shareholders will pay a second level tax on any dividends distributed. American Spectrum will be taxed at the corporate level and any distributions made to American Spectrum stockholders also will be taxed at their respective income tax rates.

     If your fund is acquired by American Spectrum, you will cease to be a partner in a partnership. This change in status will affect the character and amount of income and loss reportable by you in the future. For instance, income generated by your fund could be offset against passive activity losses from your other investments. Income that you receive from American Spectrum as a stockholder cannot be similarly offset.

     For the taxable year commencing January 1, 2002, American Spectrum intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the
Code). For taxable years beginning after December 31, 2001, American Spectrum must pay distributions to investors of at least 90% of its taxable net income. A REIT typically is not subject to federal income taxation on its taxable net income, provided requirements of income tax law are satisfied. This substantially eliminates the corporate level of the "double taxation" that generally results from investments in a corporation. Double taxation occurs when tax is imposed at both the corporate and stockholder levels.

         However, a REIT is subject to an entity level tax on the sale of property with fair market value in excess of basis it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         American Spectrum is not required to elect REIT status. If American Spectrum fails to qualify as a REIT, it will be taxed as an ordinary C corporation.

SUMMARY FINANCIAL DATA

The following presents summary information for the following:

(i) American Spectrum Realty, Inc. - pro forma data to reflect the application of adjustments necessary to reflect the Consolidation of Sierra Pacific Pension Investors '84, CGS and the Majority-Owned Affiliates, the Other Funds and CGS's Other Affiliates

(ii)     Sierra Pacific Pension Investors `84 - historical data

(iii)    CGS and the Majority-Owned Affiliates (1) - combined historical data

(iv) Other Funds (2) - combined data to reflect the combination of the historical amounts of the individual funds under maximum scenario

(v) CGS's Other Affiliates (3) - combined data to reflect the combination of the historical amounts of the individual entities

(1) CGS and the Majority-Owned Affiliates is a combination of various properties and operations involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the midwest and western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

         These entities and properties all (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates, (2) have agreed to participate in a consolidation transaction "Consolidation" with other entities in which Mssrs. Carden and Galardi have interests, and (3) are under common management.

SUMMARY FINANCIAL DATA continued


(2) Other Funds include combined historical financial data for seven of the eight funds and the accounts of Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation:
               -   Nooney Income Fund Ltd., II L.P.
               -   Nooney Income Fund Ltd., L.P.
               -   Nooney Real Property Investors - Two L.P.
               -   Sierra Pacific Development Fund I
               -   Sierra Pacific Development Fund II
               -   Sierra Pacific Development Fund II
               -   Sierra Pacific Institutional Properties V

         The "Other Funds" and Sierra Pacific Pension Investors '84 are collectively known as the "Funds."

(3)      CGS's Other Affiliates include the following Entities:
               -   Meadow Wood Village Apartments, Ltd., L.P.
               -   Nooney Rider Trail, LLC
               -   Nooney-Hazelwood Associates, L.P.

SUMMARY PRO FORMA DATA FOR AMERICAN SPECTRUM REALTY, INC. (1)

The following table summarizes certain data included in the " Pro Forma Unaudited Consolidated Financial Information of American Spectrum Realty, Inc." contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts have been presented under minimum and maximum scenarios. The minimum scenario assumes only Sierra Pacific Pension Investors '84 participates in the Consolidation. The maximum scenario assumes all funds agree to participate in the Consolidation.

                                                      (Minimum Scenario)                   (Maximum Scenario)

($ amounts, except per share data, in 000's)                        NINE MONTHS                          NINE MONTHS
                                                 YEAR ENDED            ENDED          YEAR ENDED            ENDED
                                               31-DECEMBER-99     30-SEPTEMBER-00    31-DECEMBER-99    30-SEPTEMBER-00
                                               --------------     ---------------    --------------    ---------------
OPERATING DATA:
Revenues:
Rental and reimbursement income                   $ 19,682           $ 16,204           $ 34,769           $28,395
Interest and other                                   1,595              1,515              1,661               369
                                                  --------           --------           --------           -------
   Total                                            21,277             17,719             36,430            28,764
                                                  ========           ========           ========           =======

Expenses:
Property operating and management                   11,408              8,452             20,444            13,074
Depreciation and amortization                        6,854              5,459             12,880             9,743
Impairment charges                                   3,440                 --              3,440                --
Interest                                            12,775             10,562             15,141            12,193
Other                                                   --                 --                 --                --
Equity in income of unconsolidated
partnerships                                          (145)              (306)                --                --
Gain on sale of property                               (83)                --                (83)               --
                                                  --------           --------           --------           -------
   Total                                          $ 34,249           $ 24,167           $ 51,822           $35,010
                                                  ========           ========           ========           =======

SUMMARY PRO FORMA FINANCIAL DATA FOR AMERICAN SPECTRUM REALTY, INC. (1)

                                                         (Minimum Scenario)                   (Maximum Scenario)

                                                                     NINE MONTHS                           NINE MONTHS
                                                    YEAR ENDED          ENDED            YEAR ENDED          ENDED
                                                  31-DECEMBER-99   30-SEPTEMBER-00     31-DECEMBER-99    30-SEPTEMBER-00
                                                  --------------   ---------------     --------------    ---------------
 Loss before extraordinary items,
    minority interest and equity in
    income (loss) of noncombined
    partnership                                      (12,972)           (6,448)            (15,392)           (6,246)
 Minority interest                                      6,988            4,432               3,658             1,911
 Extraordinary item - extinguishment of debt            (214)           (1,861)               (214)           (1,907)
                                                     -------          --------            --------          --------
    Net loss                                         $(6,198)          $(3,877)           $(11,948)          $(6,242)
                                                     =======          ========            ========          ========

Pro forma net loss per share (2)                      $(4.50)           $(2.82)             $(2.32)           $(1.21)
Number of shares outstanding                           1,376             1,376               5,139             5,139

OTHER DATA:
Cash flows provided by (used in):
Operating activities                                 $(4,842)           $4,005             $(3,060)           $5,200
Investing activities                                  (7,475)            3,899              (9,837)              687
Financing activities                                  12,158            (7,380)             15,876            (7,247)
Number of properties at end of period                     18                18                  35                35
BALANCE SHEET DATA:
Real Estate held for investment, net                                  $172,409                              $247,515
Total assets                                                           198,835                               272,800
Total liabilities                                                      170,451                               201,831
Minority interest                                                       23,607                                23,607
Equity                                                                   4,777                                47,362

(1) American Spectrum Realty, Inc. (ASR) is a newly-formed Maryland corporation. ASR is currently a wholly-owned subsidiary of CGS Real Estate Company, Inc. and has no operations or significant assets. Accordingly, summary and selected historical financial data is not presented for ASR. See audited financial statements of ASR included elsewhere in this consent solicitation. ASR will be the legal acquirer of the entities, properties and other assets to be included in the Consolidation. Sierra Pacific Pension Investors '84 will be the accounting acquirer.

(2) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum Realty, Inc. to be issued in the Consolidation.

SUMMARY FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS `84 (1)

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the financial statements of Sierra Pacific Pension Investors '84.

                                                                                                          NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                 ---------------------------------------------------      -----------------
($ amounts, except per share data, in 000's)      1995       1996        1997       1998       1999       1999       2000
                                                 -----      -----      -------      -----      -----      -----      -----
OPERATING DATA:
Revenues:
Rental and reimbursement income                  $ 437      $ 476      $   473      $ 504      $ 623      $ 475      $ 439
Interest and other                                 277        193          198        222        187        150        120
                                                 -----      -----      -------      -----      -----      -----      -----
   Total                                           714        669          671        726        810        625        559
                                                 -----      -----      -------      -----      -----      -----      -----
Expenses:
Property operating and management                  405        390          372        390        473        332        359
Depreciation and amortization                      306        237          236        259        249        207        110
Interest                                            --         --          115        148        137        103         97
Gain on sale of property                          (151)        --           --         --        (83)       (83)        --
Equity in losses (earnings) of
   noncombined partnerships                        296       (156)         507       (196)      (323)      (243)      (306)
                                                 -----      -----      -------      -----      -----      -----      -----
   Total                                           856        471        1,230        601        453        316        260
                                                 -----      -----      -------      -----      -----      -----      -----
   Net income (loss)                             $(142)     $ 198      $  (559)     $ 125      $ 357      $ 309      $ 299
                                                 =====      =====      =======      =====      =====      =====      =====

SUMMARY FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS '84 (1)

                                                                                                                NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                               ---------------------------------------------------------     ----------------------
($ amounts, except per share data, in 000's)    1995       1996        1997          1998         1999         1999          2000
                                               ------     ------     --------      --------      -------     --------      --------
OTHER DATA:
Cash flows provided by (used in):
    operating activities                       $   86     $  133     $    (97)     $    (67)     $   497     $   (249)     $   (362)
Number of properties at end of period               1          1            1             1            1            1             1

BALANCE SHEET DATA:
Real estate held for investment, net           $1,524     $1,429     $  1,373      $  1,212      $ 1,174     $  1,169      $  1,147
Total assets                                    9,497      9,510       10,475        10,558       10,808       10,786        11,090
Total liabilities                                  80         96        1,670         1,628        1,521        1,547         1,504
Partners' capital                               9,417      9,414        8,805         8,930        9,287        9,239         9,586

(1) The limited partners of Sierra Pacific Pension Investors '84 (SPPI '84) as a group will hold the largest block of voting common stock of American Spectrum Realty, Inc. As such, SPPI '84 will be the acquirer for accounting purposes in the Consolidation. All accounts will be recorded at carry-over basis in the Consolidation.

SUMMARY FINANCIAL DATA FOR CGS AND THE MAJORITY-OWNED AFFILIATES (1)

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the combined financial statements of CGS and the Majority-Owned Affiliates.

                                                                                                      NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                              ----------------------------------------------------   -------------------
($ amounts, except per share data, in 000's)    1995       1996       1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
Revenues:
Rental and reimbursement income               $ 10,421   $ 12,545   $ 16,359   $ 24,122   $ 22,417   $ 16,140   $ 17,235
Interest and other                                 541      1,610        141        265        205      1,380      1,380
                                              --------   --------   --------   --------   --------   --------   --------
   Total                                        10,962     14,155     16,500     24,387     22,622     17,520     18,615
                                              --------   --------   --------   --------   --------   --------   --------
Expenses:
Property operating and management                6,087      8,701     10,003     16,573     15,759     11,779     13,432
Depreciation and amortization                    2,212      2,202      2,203      3,313      3,259      2,638      2,566
Impairment charges                                  --         --         --        126      5,164         --         --
Interest                                         4,644      5,801      7,901      9,585      9,982      6,869      9,727
Gain on sale of property                            --         --         --         --         --         --     (1,328)
Equity in losses (earnings) of
   noncombined partnerships                         --         --        127       (224)       330        200         (5)
                                              --------   --------   --------   --------   --------   --------   --------
   Total                                        12,943     16,704     20,234     29,373     34,494     21,486     24,392
                                              --------   --------   --------   --------   --------   --------   --------
Loss before extraordinary items                 (1,981)    (2,549)    (3,734)    (4,986)   (11,872)    (3,966)    (5,777)
Extraordinary item - extinguishment
   of debt                                          --         --         50        163       (214)      (214)    (1,861)
                                              --------   --------   --------   --------   --------   --------   --------
   Net loss                                   $ (1,981)  $ (2,549)  $ (3,684)  $ (4,823)  $(12,086)  $ (4,180)  $ (7,638)
                                              ========   ========   ========   ========   ========   ========   ========

SUMMARY FINANCIAL DATA FOR CGS AND THE MAJORITY-OWNED AFFILIATES (1)

                                                                                                          NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                              -------------------------------------------------------   ---------------------
($ amounts, except per share data, in 000's)    1995       1996        1997        1998        1999        1999        2000
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
OTHER DATA:
Cash flows provided by (used in):
    operating activities                            --         --   $    (939)  $  (3,134)  $  (5,978)  $     842   $   3,198
Number of properties at end of period               --          8          14          16          17          17          16

BALANCE SHEET DATA:
Real estate held for investment, net          $ 47,209   $ 62,016   $  78,676   $  90,348   $  95,588   $  97,957   $  86,780
Total assets                                    55,834     84,771     107,205     104,828     108,435     111,389      98,338
Total liabilities                               60,982     89,803     115,601     120,094     133,411     128,300     131,043
Equity (deficit)                                (5,148)    (5,032)     (8,396)    (15,266)    (26,021)    (17,956)    (33,750)

(1) The combined historical financial statements of CGS and the Majority-Owned Affiliates include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, (b) agreed to transfer their properties to American Spectrum Realty, Inc. in exchange for shares of American Spectrum Realty, Inc. or limited partnership units in the operating partnership in a private transaction, and (c) are under common management. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of CGS and the Majority-Owned Affiliates included elsewhere in this consent solicitation. See also Note 1 to the combined financial statements of CGS and the Majority-Owned Affiliates for further information.

SUMMARY COMBINED FINANCIAL DATA FOR THE OTHER FUNDS

The following table summarizes certain data included in the "Selected Combined Financial Information" of the Other Funds contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Combined amounts for the Other Funds have been presented under a maximum scenario. The maximum scenario assumes all funds agree to participate in the Consolidation. The minimum scenario assumes only Sierra Pacific Pension Investors '84 participates. These amounts reflect solely the combination of certain funds and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum Realty, Inc.

                                                                      MAXIMUM PARTICIPATION (4)
                                                                      -------------------------
                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              --------------------------------------------------   -----------------
($ amounts, except per share data, in 000's)    1995       1996       1997      1998      1999      1999      2000
                                              --------   --------   --------   -------  --------   -------  --------
OPERATING DATA:
Revenues:
Rental and reimbursement income               $ 11,164   $ 13,643   $ 13,607   $13,867  $ 14,555   $10,739  $ 11,792
Interest and other                                 595        580        560       697       716       438       772
                                              --------   --------   --------   -------  --------   -------  --------
   Total                                        11,759     14,223     14,167    14,564    15,271    11,177    12,564
                                              ========   ========   ========   =======  ========   =======  ========
Expenses:
Property operating and management                6,749      8,106      8,112     7,891     9,686     6,217     5,994
Depreciation and amortization                    3,843      4,544      4,570     4,010     3,895     2,899     2,988
Interest                                         2,209      2,965      2,815     2,431     2,366     1,774     2,177
Loss (gain) on sale of property                     --         --        967        --        --        --
                                              --------   --------   --------   -------  --------   -------  --------
   Total                                        12,801     15,615     16,464    14,332    15,947    10,890    11,159
                                              ========   ========   ========   =======  ========   =======  ========
Income (loss) before extraordinary items          (746)    (1,547)    (1,792)       36      (558)      403     1,407
Extraordinary item - gain or (loss) on
     extinguishments of debt                        --         --         --        --        --        --
Minority interest                                   --      1,200         --        --        46        50       (46)
                                              --------   --------   --------   -------  --------   -------  --------
   Net income (loss)                          $   (746)  $   (347)  $ (1,792)  $    36  $   (512)  $   453  $  1,361
                                              ========   ========   ========   =======  ========   =======  ========

SUMMARY COMBINED FINANCIAL DATA FOR THE OTHER FUNDS

                                                                       MAXIMUM PARTICIPATION
                                                                       ---------------------
                                                                                               NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                ---------------------------------------------  ----------------
($ amounts, except per share data, in 000's)      1995      1996     1997     1998     1999     1999     2000
                                                --------   -------  -------  -------  -------  -------  -------
OTHER DATA:
Cash flows provided by:
Operating activities                            $    (31)  $ 2,665  $   934  $ 3,276  $ 1,782  $ 1,719  $ 1,195
Number of properties at end of period                 18        18       17       17       17       17       17

BALANCE SHEET DATA:
Real estate held for investment, net            $ 62,234   $63,791  $56,526  $54,986  $53,506  $53,778  $52,637
Total assets                                      85,381    84,969   76,604   75,038   78,622   76,293   77,940
Debt                                              37,516    38,609   32,936   32,406   35,656   33,257   36,919
Equity                                            41,830    40,929   39,209   38,249   37,652   38,366   36,909

SUMMARY COMBINED FINANCIAL DATA FOR CGS'S OTHER AFFILIATES

The following table summarizes certain data included in the "Selected Combined Financial Information" of CGS's Other Affiliates contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. These amounts reflect solely the combination of the entities comprising CGS's Other Affiliates and do not reflect the application of other effects of the Consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum Realty, Inc.

                                                                                        NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                       -----------------------------   -------------------
($ amounts, except per share, in 000's)                 1997       1998       1999       1999       2000
                                                       -------   --------   --------   --------   --------
OPERATING DATA:
Revenues:
Rental and reimbursement income                        $ 4,909   $  5,078   $  5,157   $  3,835   $  4,100
Interest and other                                          97         29         39         27         37
                                                       -------   --------   --------   --------   --------
   Total                                                 5,006      5,107      5,196      3,862      4,137
                                                       =======   ========   ========   ========   ========

Expenses:
Property operating and management                        2,449      2,334      2,405      1,815      1,898
Depreciation and amortization                              791        856        891        630        640
Interest                                                 2,076      2,031      1,943      1,455      1,548
                                                       -------   --------   --------   --------   --------
   Total                                                 5,316      5,221      5,239      3,900      4,086
                                                       -------   --------   --------   --------   --------
   Net income (loss)                                   $  (310)  $   (114)  $    (43)  $    (38)  $     51
                                                       =======   ========   ========   ========   ========

OTHER DATA:
Cash flows provided by (used in) Operating Activities  $ 1,064   $    739   $    639   $    572   $  1,169
Number of properties at end of period                        3          3          3          3          3
BALANCE SHEET DATA:
Real estate held for investment, net                        --   $  9,292   $ 16,310   $ 16,471   $ 15,898
Total assets                                                --     10,296     19,225     19,489     19,169
Debt                                                        --     16,031     29,459     29,652     29,547
Deficit                                                     --     (5,735)   (10,234)   (10,163)   (10,378)

                                  RISK FACTORS

         Before you decide how to vote on the consolidation, you should be aware that there are various risks involved in the consolidation, including those described below. In addition to the other information included in this consent solicitation, you should carefully consider the following risk factors in determining whether to vote in favor of the consolidation.

         We also caution you that this consent solicitation contains forward looking statements. These forward-looking statements are based on our beliefs and expectations, which may not be correct. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations, costs or difficulties relating to the consolidation and related transactions and increased competitive pressures.

RISK FACTORS RELATED TO AMERICAN SPECTRUM AND RISKS RESULTING FROM THE CONSOLIDATION

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _______ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market may value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         The consolidation involves a fundamental change in the nature of your investment. As a result, you may be subject to increased risks. These changes include the following:

- Your investment currently consists of an interest in one or more funds, each of which has a fixed portfolio of properties. After the consolidation, you will hold common stock of American

         Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than the funds. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay.

- In addition, it is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

- Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF THE AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of indebtedness to assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum had a pro forma ratio of indebtedness to total of assets of 61% at September 30, 2001, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage to 70%. The ratio of indebtedness to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum shares.

IF AMERICAN SPECTRUM FAILS TO ELECT REIT STATUS OR QUALIFY AS A REIT FOR TAX PURPOSES, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation. As a C corporation, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your general partner is a subsidiary of CGS. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares, including shares issuable in exchange for units in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and the majority-owned affiliates and CGS's other affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds, CGS and the majority-owned affiliates and CGS's other affiliates. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

YOUR GENERAL PARTNER HAS ENGAGED STANGER TO RENDER BOTH THE FAIRNESS OPINION AND THE PORTFOLIO APPRAISAL.

         By engaging Stanger to render both the fairness opinion and the portfolio appraisal, limited partners do not have the potential benefit of a separate review of the portfolio appraisal by the fairness opinion provider.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation, and in the case of the developable land parcel, the sales comparison approach. The income approach is based on the assumption that the value of a property or portfolio of properties reflects the amount an investor would probably pay for the expectation of receiving future net cash flows from the portfolio of properties. If Stanger had used another valuation method, it could have resulted in different values.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by CGS and the general partners of the funds and the majority- owned affiliates and CGS's other affiliates. This information included lease rates and other financial and descriptive information about the properties. The general partners are controlled by CGS, which in turn controls American Spectrum. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which include third party management operations that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,823,000, in 1999 of $12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses after depreciation and amortization on a pro forma basis for 1999 of $11,498,000 and for the first nine months of 2000 of $6,242,000. We cannot assure you that we will succeed and that we will not continue to incur losses under generally accepted accounting principles. If we are not successful, it will reduce or eliminate the distributions that you receive from us.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will merge with CGS and the majority-owned affiliates and CGS's other affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in and managing real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's- length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The general partner of your fund did not retain an independent representative to act on behalf of any of the limited partners, in structuring and negotiating the terms and conditions of the consolidation. These terms include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the limited partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the acquisition of your fund. We engaged legal counsel to assist with the preparation of the documentation for the consolidation, including the consent solicitation. This legal counsel did not serve, or purport to serve, as legal counsel for the fund or the limited partners. If each general partner had retained an independent representative for each of the funds, it could have resulted in different terms of the consolidation, which may have benefitted the limited partners.

MAJORITY VOTE OF THE LIMITED PARTNERS OF A FUND BINDS ALL LIMITED PARTNERS OF THAT FUND.

         American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. CGS and its Affiliates own interests as limited partners in all of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation. The approval of the limited partners holding a majority in interest of a fund will bind all of the limited partners in the fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. We determined the estimated proceeds based in part on an appraisal of our properties by Stanger. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

INTEREST RATE FLUCTUATIONS WILL IMPACT THE PRICE OF AMERICAN SPECTRUM SHARES.

         It is likely that the public valuation of American Spectrum shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum shares, assuming that there is an active trading market in the American Spectrum shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum share will decrease because potential investors may not wish to invest in American Spectrum shares that would yield less than the market rates on interest-bearing securities, such as bonds.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the general partners of your fund. Our articles of incorporation and bylaws provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the articles of incorporation and bylaws, American Spectrum will indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. These provisions could limit the legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum.

NOTEHOLDERS WILL NOT PARTICIPATE IN AMERICAN SPECTRUM PROFITS.

         Participating limited partners who elect to receive notes will not hold an equity interest in American Spectrum and will not be able to participate in earnings or benefit from increases in the equity value, if any.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation. Accordingly, the notes should be considered a long-term, illiquid investment.

THE NOTES WILL NOT BE SUBJECT TO A SINKING FUND. AS A RESULT, WE MAY NOT HAVE FUNDS TO REPAY THE NOTES.

         The notes will not be subject to a sinking fund. The notes do not require American Spectrum to set aside funds for the retirement of or to retire the notes at any time prior to maturity except in the case of sales of our properties.

AMERICAN SPECTRUM'S ABILITY TO INCUR ADDITIONAL DEBT MAY REDUCE THE VALUE OF THE NOTES ISSUED TO FORMER LIMITED PARTNERS OF THE FUNDS.

         American Spectrum has a pro forma ratio of indebtedness to total assets at September 30, 2000 of 61%, assuming all funds participate in the consolidation, and intends to increase its leverage to 70%. Payments on any notes issued by American Spectrum in connection with the consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the notes in the event that American Spectrum defaulted under its obligations and the recovery of noteholders after a default could be reduced or even eliminated.

NOTEHOLDERS HAVE LIMITED RECOURSE. THIS COULD AFFECT NOTEHOLDER RECOVERY ON THE NOTES.

         The noteholders have no right of personal recourse against officers, directors, stockholders, employees or agents for payment of principal or interest, or for attorneys' fees and costs which they, as prevailing parties, may be entitled to recover.

AMERICAN SPECTRUM MAY HAVE TO RAISE CASH ON UNATTRACTIVE TERMS TO REPAY NOTES OR TO MEET OTHER OBLIGATIONS. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, OUR ABILITY TO SATISFY THE NOTES, DISTRIBUTIONS TO STOCKHOLDERS AND THE PRICE OF AMERICAN SPECTRUM STOCK.

         American Spectrum believes that it can satisfy its cash payment obligations and note service payment obligations to noteholders from available resources, including cash reserves and operating revenues. However, if American Spectrum lacks sufficient funds to satisfy these obligations, it would need to find funds from other sources. As a result, it may be required to sell one or more of its properties on unattractive terms, which could impair American Spectrum's ability to achieve budgeted levels of operating income, further impairing American Spectrum's ability to satisfy its obligations to noteholders. These sales could also affect distributions to stockholders which could depress the trading value of American Spectrum stock.

MARYLAND LAW COULD RESTRICT CHANGE IN CONTROL. THIS COULD DETER FAVORABLE TRANSACTIONS.

         Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. Any shares of stock owned by the acquirer of "control shares," or by American Spectrum's officers or directors who are also its employees, may not be counted in the two-thirds required for approval. Control shares are voting shares of stock which, when added with all other shares owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing American Spectrum's board of directors. A control share acquisition means the acquisition of control shares. If voting rights for the control shares are properly approved by American Spectrum's stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares.

         These provisions of Maryland law could delay or prevent a change in control even if such change is in the stockholders' best interest due to:

-        the potential for the absence of voting rights for control shares; and

- the potential cost of the exercise of appraisal rights if voting rights are approved for control shares.

However, this law does not apply to shares acquired in a merger, consolidation or share exchange in which American Spectrum is a party.

DISTRIBUTION PAYMENTS ARE SUBORDINATE TO PAYMENTS ON DEBT. THIS COULD AFFECT YOUR RECEIPT OF DIVIDENDS.

         Distributions to stockholders will be subordinate to the prior payment of American Spectrum's current debts and obligations, including payments on the notes. If American Spectrum has insufficient funds to pay its debts and obligations, future distributions to stockholders will be suspended pending the payment of such debts and obligations.

REAL ESTATE/BUSINESS RISKS

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. In addition to the issuance of American Spectrum shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on such properties on a longer-term basis. American Spectrum expects to increase its indebtedness to 70% of the appraised value of its assets. Any increase in American Spectrum's leverage could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         American Spectrum plans to pursue its growth strategy through the acquisition and development of additional properties. To the extent that American Spectrum pursues this growth strategy, we do not know that it will succeed. American Spectrum may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which American Spectrum does not invest, American Spectrum will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks. American Spectrum may not succeed in turning around these properties. American Spectrum may not make a profit on its investments.

AMERICAN SPECTRUM'S PROPERTIES MAY NOT BE PROFITABLE, MAY NOT RESULT IN DISTRIBUTIONS AND/OR MAY DEPRECIATE.

         Properties acquired by American Spectrum:

         -        may not operate at a profit;

         -        may not perform to American Spectrum's expectations;

         -        may not appreciate in value;

         -        may depreciate in value;

         -        may not ever be sold at a profit;

         -        may result in the loss of a portion of your investment; and

         -        may not result in dividends.

         The marketability and value of any properties will depend upon many factors beyond American Spectrum's control.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

AMERICAN SPECTRUM MAY INVEST IN JOINT VENTURES, WHICH ADDS ANOTHER LAYER OF RISK TO ITS BUSINESS.

         American Spectrum may acquire properties through joint ventures which could subject American Spectrum to certain risks which may not otherwise be present if investments were made directly by American Spectrum. These risks include:

         - the potential that American Spectrum's joint venture partner may not perform;

         - the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of American Spectrum;

         - the joint venture partner may take actions contrary to the requests or instructions of American Spectrum or contrary to American Spectrum's objectives or policies; and

         - the joint venturers may not be able to agree on matters relating to the property they jointly own.

         American Spectrum also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint venture. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

UPON EXPIRATION OF CURRENT LEASES, AMERICAN SPECTRUM MAY NOT ENTER INTO FAVORABLE LEASES.

         Over the next three years, 39.48% of the square footage of the leases on American Spectrum's properties will expire. American Spectrum may be unable to enter into leases for all or a portion of this space. If we enter into leases, we may not do so at comparable lease rates, without incurring additional expenses. If American Spectrum is unsuccessful in leasing the space, or cannot re-lease the space at current rental rates or higher rental rates, it could reduce the distributions to shareholders and adversely affect the market price of American Spectrum shares.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

AMERICAN SPECTRUM MAY INCUR UNFORESEEN ENVIRONMENTAL LIABILITIES.

         Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

         The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it acquires in the consolidation and all properties purchased following the consolidation.

AMERICAN SPECTRUM FACES INTENSE COMPETITION IN ALL OF ITS MARKETS.

         Numerous properties compete with our properties in attracting tenants to lease space. Additional properties may be built in the markets in which our properties are located. The number and quality of competitive properties in a particular area will have a material effect on our ability to lease space at the properties or at newly acquired properties and on the rents charged. Some of these competing properties may be newer or better located than our properties. There are a significant number of buyers of properties, including institutional investors and other publically traded REITs. Many of these competitors have significantly greater financial resources and experience than us. This has resulted in increased competition in acquiring attractive properties. This competition can adversely affect our ability to acquire properties and increase our distributions.

TAX RISKS

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American

Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C Corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirements of Code and Regulations applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation. However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum".

         A REIT is subject to an entity level tax on the sale of property with a fair market value in excess of basis it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum fails to qualify as a REIT or loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

THE TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         Each transferor fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Funds listed have liabilities in excess of the tax basis of the contributed assets. Limited partners in these funds will recognize additional gain from the consolidation." below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred. Your share of the gain will be allocated to you.

TO QUALIFY AS A REIT, AMERICAN SPECTRUM MUST MEET ASSET REQUIREMENTS. IF AMERICAN SPECTRUM FAILS TO MEET THESE ASSET REQUIREMENTS, IT WILL PAY TAX AS A CORPORATION.

         For taxable years beginning after December 31, 2000, in order to qualify as a REIT, at least 75% of the value of American Spectrum's assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities.

         In addition, American Spectrum may not have more than 25% of the value of its assets represented by securities other than government securities and not more than 20% of the value of its total assets represented by the securities of one or more taxable REIT subsidiaries. Additionally, with the exception of securities held in a taxable REIT subsidiary, American Spectrum may not own:

- securities in any one company (other than a REIT) which have, in the aggregate, a value in excess of 5% of the value of American Spectrum's total assets;

- securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and

- securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

         The 75% and 5% tests are determined at the end of each calendar quarter. If at the end of any calendar quarter (plus a 30-day cure period), American Spectrum fails to satisfy either test, it will cease to qualify as a REIT.

TO QUALIFY AS A REIT, AMERICAN SPECTRUM MUST MEET DISTRIBUTION REQUIREMENTS. IF IT FAILS TO DO SO, IT WILL PAY TAX AS A CORPORATION.

         Subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. In that case, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

AMERICAN SPECTRUM MUST MEET LIMITATIONS ON SHARE OWNERSHIP TO QUALIFY AS A REIT. THESE LIMITATIONS MAY DETER PARTIES FROM PURCHASING AMERICAN SPECTRUM SHARES.

         In order to protect its REIT status, the articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for American Spectrum shares.

FUNDS LISTED HAVE LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS IN THESE FUNDS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

         Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. have liabilities in excess of their tax basis in the assets contributed to American Spectrum. If your fund has these liabilities, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation.

AMERICAN SPECTRUM HAS ACQUIRED ASSETS FROM CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES IN EXCHANGE FOR OPERATING PARTNERSHIP UNITS. CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES WILL RECOGNIZE GAIN UPON THE OPERATING PARTNERSHIP'S SALE OF THESE ASSETS. THIS COULD DELAY THE SALE OF THESE ASSETS.

         Twelve of the seventeen majority-owned affiliates and CGS's other affiliates will transfer their assets to the Operating Partnership in exchange for limited partnership units in the Operating Partnership. The assets of these entities have a net book value, which represents depreciated historical cost and not fair market value, of $(31,458,000) at September 30, 2000 and an exchange value of $19,242,000. The remaining five properties of CGS and the majority-owned affiliates and CGS's other affiliates will be transferred to American Spectrum in exchange for American Spectrum shares. If, as of the date of the consolidation, an asset contributed by such privately held entity to the Operating Partnership has a fair market value in excess of its tax basis, the amount by which the asset's fair market value exceeds its tax basis will constitute built-in gain. If a contributed asset with built-in gain is sold by the Operating Partnership, a portion of the gain recognized by the Operating Partnership in an amount equal to the built-in gain must be allocated to the partners of the contributing CGS privately held entity. As a result, American Spectrum has generally agreed not to sell these properties for five to ten years without the consent of the partners of CGS and the majority-owned affiliates and CGS's other affiliates. This reduces American Spectrum's flexibility in the future.

AMERICAN SPECTRUM WILL PAY TAX AS A CORPORATION PRIOR TO QUALIFYING AS A REIT. AS A RESULT, AMERICAN SPECTRUM COULD PAY ADDITIONAL TAXES.

         Prior to the year in which American Spectrum makes an effective election to be taxed as a REIT, American Spectrum will be taxed as a C corporation. Therefore, American Spectrum will be subject to tax at the entity level and any distributions to its stockholders as dividends will be subject to tax at the stockholders' respective income tax rates. Any income generated by American Spectrum may be offset by its net operating loss carry-forwards to the extent they have not previously been utilized or are otherwise limited in their use. In general, the use of net operating losses is limited in the case where there has been a greater than 50% change in the ownership of a corporation in any three-year period. It is anticipated that due to the consolidation, such change will occur and any net operating losses that American Spectrum currently has will be limited after the date of the consolidation. The maximum annual amount of the net operating losses that American Spectrum will have available for use will be equal to the value of American Spectrum on the date of the 50% or more change in the ownership multiplied by the long-term tax exempt rate.

         Even if American Spectrum qualifies as a REIT, it may be subject to federal, state and local taxes on its income and property that could reduce its operating cash flow and distributable funds. For example, American Spectrum would be subject to federal income tax at the entity level on gain realized from the sale of assets it held before electing REIT status in an amount up to the built-in gains at the time it becomes a REIT.

         In addition, American Spectrum's use and carry-forward of its net operating losses may be limited upon its election to REIT status.

FUTURE CHANGES IN TAX LAW COULD ADVERSELY IMPACT AMERICAN SPECTRUM'S QUALIFICATION AS A REIT.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                 BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

BACKGROUND OF THE FUNDS

         Formation of the Funds. From 1979 through 1985, parties unrelated to CGS sponsored eight limited partnerships that were formed to acquire primarily office and office/warehouse properties. The funds raised capital of $119 million in eight public offerings registered with the SEC, and as of December 31, 2000 had more than 13,800 limited partners. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         The table below sets forth the number of properties owned, capital raised and date of last admission of the original limited partners of the funds:

                                                TOTAL                           DATE OF LAST
                                               NUMBER OF                        ADMISSION OF
                                              PROPERTIES    TOTAL CAPITAL     ORIGINAL PARTNERS
               FUND                            OWNED(1)         RAISED             (MO./YR.)
------------------------------------------    ----------    -------------     -----------------
Sierra Pacific Development Fund                   1           $14,677,000           June, 1983
Sierra Pacific Development Fund II                3            21,726,899         August, 1984
Sierra Pacific Development Fund III              __             9,137,495       February, 1986
Sierra Pacific Institutional Properties V        __             7,694,250        October, 1987
Sierra Pacific Pension Investors '84              4            19,266,629       February, 1986
Nooney Income Fund Ltd., L.P.                     2            15,180,000        October, 1984
Nooney Income Fund Ltd. II, L.P.                  4            19,221,000        October, 1986
Nooney Real Property Investors-Two, L.P.          4            12,000,000        October, 1980

-------------------
(1) Four of the Sierra Pacific funds -- Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84 -- share a common interest in three of the Sierra Pacific properties -- Sierra Mira Mesa, Sierra Sorrento I and Sierra Sorrento II. Some of these interests are minority interests. For purposes of this table, the entity with the largest ownership percentage is deemed to own the property. Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II, L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

INVESTMENT OBJECTIVES OF FUNDS

         For the funds, the primary investment objectives were generally to invest in properties which would:

-        preserve, protect and return the fund's invested capital;

- have the potential for long-term capital gains through appreciation in value;

-        provide the limited partners with cash distributions from operations;

-        provide federal income tax deductions; and

- have the potential to be sold for cash after an approximate three to five year holding period.

There was no assurance that such objectives would be achieved. Substantially all of the net proceeds from the offerings of the units have been invested in real estate, except for amounts used as working capital.

         With respect to each fund, we have set forth in the following table the age of the fund relative to:

- the original term of the fund as set forth in the applicable partnership agreement, and

- the anticipated holding period of the fund's investments as set forth in the original offering materials.


                                                                                           ORIGINAL
                                                                                         ANTICIPATED
                                              LEGAL LIFE OF     PARTNERSHIP FORMED     HOLDING PERIOD
                 FUND                          FUND (YEARS)          (MO./YR.)             (YEARS)
-----------------------------------------     -------------     ------------------     --------------
Sierra Pacific Development Fund                    49              February/1981              5
Sierra Pacific Development Fund II                 30              April/1983               3 - 5
Sierra Pacific Development Fund III                36              June/1984                3 - 5
Sierra Pacific Institutional Properties V          40              October/1985             3 - 5
Sierra Pacific Pension Investors '84               36              June/1984                3 - 5
Nooney Income Fund Ltd., L.P.                     100              October/1983             5 - 10
Nooney Income Fund Ltd. II, L.P.                  100              February/1985            5 - 10
Nooney Real Property Investors-Two, L.P.           40              September/1979           5 - 10

CONSIDERATION OF LIQUIDATION OF THE FUNDS AND THE DECISION TO PURSUE THE CONSOLIDATION

         Since CGS assumed control of the general partners of the funds, the general partners have been evaluating each fund's business prospects, especially with respect to the feasibility of providing liquidity to limited partners. It was originally anticipated that the funds would sell their properties within approximately five to ten years after their acquisition. This period expired before CGS acquired control of the general partners of the Sierra funds in 1994 and the Nooney funds in 1997. However, the funds were not liquidated prior to the acquisition of the general partners by affiliates of CGS primarily due to the depression of real estate values experienced nationwide from 1988 through 1993.

         Following their acquisition of the general partners, CGS first evaluated each fund and the best way to maximize the value of the funds and produce liquidity for the partners in the funds. Initially, after acquisition of control of the Sierra funds in 1994, CGS determined that there were properties which needed to improve their operating results before it would be in the interests of the partners to dispose of the properties or enter into a consolidation transaction. During that period the funds had significant leases that were expiring and until those leases were renewed or expired, property values were impaired. The general partners of the Sierra funds believe that the conditions of the properties of these funds have improved to the point when a disposition transaction would be appropriate. CGS did not acquire control of the Nooney funds until November 1997. Since that time, the general partners have been considering alternatives which could produce liquidity to the partners. These alternatives included:

- sale of the properties individually followed by a distribution of the net cash proceeds to the partners;

- other means of producing liquidity for the partners, such as cash tender offers;

- sale of the properties of the funds as a group to a REIT or other entity; and

- a consolidation transaction, such as the transaction currently proposed.

         Your general partners concluded that, due to the uncertain timing of a liquidation and the associated costs and expenses, liquidation would not be as desirable as a consolidation transaction. The sale of the funds' properties and the ability to receive a sales price equal to or exceeding the appraised value is based on market conditions. The general partners believe that, under current market conditions, it could take an extended period of time for the funds to receive a sales price equal to or exceeding the appraised value of the properties. Further, typical purchase and sale contracts contain due diligence and financing conditions which could further delay the timing of sale and prevent the funds from entertaining other offers during the period. It may also be necessary to provide seller financing in some cases to realize the maximum sales price.

         In the case of some of the properties, the terms of the mortgage loan could affect the ability to sell the properties. These include provisions in some of the mortgage loans that require consents to sales, restrict prepayment of the mortgage loan or require payment of premiums to prepay the mortgage loan.

         In addition, contracts frequently contain representation and warranties and indemnification provisions that could require the funds to hold back a portion of the proceeds and delay the timing of distribution. The timing of distributions could also be delayed by claims asserted by limited partners or third parties or contingent liabilities which could prevent the funds from making liquidating distributions. The general partners were aware that these events had affected other limited partnerships seeking to liquidate. During these periods, the funds would continue to incur administrative costs which could reduce the amount distributable to the partners in the funds.

         Accordingly, the general partners believe that, while liquidation of the funds' properties would provide liquidity to the partners, the amounts of the distributions resulting from liquidation are uncertain and there could be significant delays in the timing of liquidating distributions. As a result, the general partners believe that the liquidity resulting from issuance of American Spectrum shares that will trade on the ____ in the consolidation is more beneficial to the limited partners.

         Your general partners believe that a consolidation of funds into American Spectrum will enable the limited partners to realize ultimately the value of the funds' properties without reduction for selling costs and additional winding up expenses of the funds. In addition, the limited partners will have the ability to realize additional value through future growth that would not be realized upon a liquidation of the funds.

         Further, based on communications with limited partners, the general partners believe that a primary concern for the limited partners is the illiquidity of their investment in the funds. The general partners believe that the consolidation is the most attractive alternative for providing limited partners with liquidity. The general partner believes that the consolidation is more beneficial to the limited partners than a liquidation of the funds' assets which is discussed below under "Alternatives Considered." Based on the general partners' evaluation of the alternatives to the consolidation, the desire of the limited partners for liquidity, and the benefits of the consolidation that are not available under any of the alternatives, the general partners concluded that the proposed consolidation is the best means of most closely meeting the funds' original investment objectives.

The general partners are aware of the following tender offers for the period from January 1, 1998 through December 31, 2000:

- During April 1998 John N. Galardi made a tender offer for all units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400 per $1,000 investment). 9,444 units were acquired as a result of this tender.

- During August 1999 John N. Galardi made a tender offer for all units of Sierra Pacific Development Fund at a price of $60.00 per unit ($120 per $1,000 investment). 3,657 units were acquired as a result of this tender.

- During September 1999 Everest Properties II, LLC and its Affiliates ("Everest") made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 2,246 units were acquired as a result of this tender.

- During April 2000 Everest made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 1,214 units were acquired as a result of this tender.

- In April 1999, Equity Resources Boston Fund filed a tender offer for 2% of the outstanding units of Nooney Real Property Investors-Two, L.P. at a price of 150.00 per unit. Approximately 129 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Pension Investors '84 at a price of $67.00 per unit ($268.00 per $1,000 investment) 179 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Development Fund II at a price of $67.00 per unit ($268.00 per $1,000 investment) 186 units were acquired as a result of this tender.

- During September 2000 K Partners made a tender offer for 1% of units of Sierra Pacific Institutional Properties V at a price of $41.00 per unit ($164.00 per $1,000 investment) 319 units were acquired as a result of this tender.

- During October 2000 Hintzen Capital Group made a tender offer for 4.9% of units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400.00 per $1,000 investment) 217 units were acquired as a result of this tender.

         Affiliates of CGS, as part of the settlement of law suits and other disputes between CGS, Bond Purchase, L.L.C. and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a publicly-held limited partnership, on November 9, 1999 purchased from Bond Purchase, L.L.C.:

- 59 units of Nooney Income Fund II, L.P. (NIFII) at a price per unit of $450;

-        1,802 units in Nooney Income Fund Ltd., L.P. (NIF) at $600 per unit;

- 199 units in Nooney Real Property Investors-Two, L.P. (NRPI) at $360 per unit; and

-        8 units in Sierra Pacific Pension Investors '84 at $125 per unit.

In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest:

-        1,062 units in NIFII at a price per unit of $450;

-        260 units in NIF at $600 per unit; and

-        449 units in NRPI at $360 per unit.

The prices paid by CGS for the units in the funds set forth above were negotiated in the context of an overall settlement of claims between the parties and are not necessarily representative of the market value of the units purchased.

In addition, affiliates of CGS made the following purchases of units in the funds since January 1, 1998:

- In 1998, affiliates of CGS purchased a total of 599 units in Sierra Pacific Development Fund at a weighted average of $92.30 per unit ($184.60 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 73 units in Sierra Pacific Development Fund at a weighted average of $40.44 per unit ($80.88 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 113 units in Sierra Pacific Development Fund at a weighted average of $63.16 per unit ($126.32 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 516 units in Sierra Pacific Development Fund II at a weighted average of $105.28 per unit ($421.12 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,499 units in Sierra Pacific Development Fund II at a weighted average of $125.37 per unit ($501.48 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 1,013 units in Sierra Pacific Development Fund II at a weighted average of $126.86 per unit ($507.43 per $1,000 investment).

- In 2001, Sierra Pacific Development Fund II purchased 40 units, including the right to receive distributions out of the proceeds of the settlement agreement referred to under "Legal Proceedings", for a purchase price of $207 per unit ($828 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 300 units in Sierra Pacific Development Fund III at a weighted average of $25.00 per unit ($100.00 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 40 units in Sierra Pacific Development Fund III at a weighted average of $.25 per unit ($1.00 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 4,159 units in Sierra Pension Fund '84 at a weighted average of $25.67 per unit ($102.68 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,117 units in Sierra Pension Fund '84 at a weighted average of $124.18 per unit ($496.72 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 1,082 units in Sierra Pension Fund '84 at a weighted average of $119.09 per unit ($476.36 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 16 units in Sierra Pacific Institutional Properties V at a weighted average of $47.00 per unit ($188 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 58 units in Sierra Pacific Institutional Properties V at a weighted average of $61.03 per unit ($244.12 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 269 units in Sierra Pacific Institutional Properties V at a weighted average of $65.61 per unit ($262.46 per $1,000 investment).

         CGS owned the land on which a building was owned by one of the funds. The land was leased to the fund. In February 2000, the affiliate sold the land to a joint venture partnership, in which two of the funds held an interest, for $3.5 million.

CHRONOLOGY OF THE CONSOLIDATION

         The corporate general partners of the funds and CGS, which controls the corporate general partners, have a relatively small number of executive officers. The corporate general partners have only one director, William J. Carden. As a result, most of the decision-making with respect to the funds is done by a relatively small group of persons through an informal process. Accordingly, most of the consideration of the consolidation and alternatives to the consolidation were done through a series of informal discussions during 1998 and 1999. The principal participants in these discussions were William J. Carden, Thomas Thurber , Harry Mizrahi, and Paul Perkins. These discussion were generally informal in nature and took place in person and by telephone. We do not have a record of the dates on which the discussions took place. During the course of these discussions, various alternatives were discussed. During these discussions, the participants considered the following alternatives:

         - They discussed the sale of the properties to third parties and distribution of the cash proceeds to the partners. They determined that a sale to third parties had disadvantages and would not be as beneficial to the limited partners as a consolidation for the reasons discussed above.

         - They discussed the sale of the properties to affiliates of the general partners and distribution of the cash to the limited partners. As a result of the familiarity of the affiliates of the general partners with the properties, a sale to affiliates of the general partners could be effected on a more expeditious basis than a sale to third parties. However, they determined that this approach would not be feasible because affiliates of the general partners did not have enough capital to effect the purchases and raising funds through private equity investment would be too expensive to make the approach feasible.

         - They discussed tendering for the limited partnership interests to create liquidity. However, as in the case of a purchase of the properties, affiliates of the general partners did not have sufficient capital and raising funds through private equity investments would be too expensive to make the approach feasible.

         Following these informal discussions, the corporate general partners of the funds determined that consolidation was the most desirable alternative. They made the decision to retain counsel, accountants and an investment banker to consider the feasibility of the proposed consolidation transaction and the steps necessary to implement the consolidation transaction.

         On January 13, 1999, representatives of the general partners and CGS met with a party with a significant ownership interest in a publicly-held REIT to discuss the possibility of a transaction in which CGS and the majority-owned affiliates and CGS's other affiliates would merge with or be acquired by a public real estate investment trust. The combined entity could then make a proposal to the funds. The publicly-held REIT did not make a proposal for a transaction.

         On January 13, 1999, representatives of the general partners and CGS met with representatives of Lehman Brothers to discuss generally their ideas with respect to transactions involving the funds and CGS and the majority-owned affiliates and CGS's other affiliates. No specific transactions were discussed.

         On January 13, 1999, representatives of the general partners and CGS held a similar meeting with representatives of Goldman Sachs. They discussed generally their ideas with respect to transactions involving the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The discussion principally related to an affiliate of Goldman Sachs providing capital for future property acquisitions. They did not discuss Goldman Sach's retention as investment banker in connection with the consolidation.

         On January 13, 1999 representatives of the general partners and CGS met with representatives of Stanger, an investment banker. Stanger discussed its experience in connection with consolidations, bulk sales of properties to REITs and raising capital privately for REITs. They discussed the timing of a consolidation and the role that Stanger could play in a consolidation. There was no specific discussion of alternatives to a consolidation. The meeting was informal and explored generally the feasibility of a consolidation and the possibility of retaining Stanger to provide a fairness opinion in connection with a consolidation transaction.

         On January 14, 1999, representatives of the general partners and CGS met with Bear Stearns to discuss what role Bear Stearns might play in connection with potential transactions involving CGS, CGS and the majority-owned affiliates and CGS's other affiliates and the funds. Based on the discussion, it appeared that if Bear Stearns had any role, it would be after a consolidation was completed.

         On January 19, 1999, representatives of CGS and the general partners spoke with another publicly-held real estate investment trust regarding a potential merger. The publicly-held REIT was interested in a transaction that could provide substantial cash to the publicly-held REIT. As a result, the publicly-held REIT was not interested in pursuing a transaction with us and the transaction was not pursued further.

         On February 9, 1999, representatives of CGS and the general partners met again with representatives of the publicly-held REIT. It appeared at the time that the controlling shareholder of the publicly-held REIT was more interested in selling its position for cash than in a merger transaction.

         On May 11, 1999, an additional meeting with the controlling shareholder of the publicly-held REIT that they had first met with on January 13, 1999 was held. At this meeting, it was clear that the controlling shareholder was interested in a cash transaction which would provide cash to it or the REIT. CGS and the general partners did not move forward with the transaction because of this lack of interest.

         On May 11, 1999, representatives of CGS and the general partners met with representatives of Stanger to discuss the consolidation process. At this meeting, the mechanics of the consolidation process were discussed In addition, they discussed potential attorneys which could be retained to represent us in connection with the transaction. At this meeting, there was a general discussion of the alternative of raising private equity to buy the properties from the funds and then liquidating the funds. In addition, valuation methodologies were discussed.

         In May 1999, we began considering retention of counsel to advise us with respect to the consolidation and preparation of Registration Statement on Form S-4. In May, 1999, we met with Battle Fowler LLP. We discussed the mechanics of the consolidation and Battle Fowler's experience.

         In May, 1999, representatives of CGS and the general partners also met with another law firm to discuss its experience and the role it could play in a consolidation.

         In June 1999, CGS and the funds retained Stanger as investment banker to render an opinion as to the fairness from a financial point of view to the funds of the allocations of the American Spectrum shares pursuant to the consolidation and to conduct portfolio valuations. In May 2000, CGS and the funds retained Stanger to update its preliminary valuations and prepare final appraisals of the property portfolios owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates.

         In June 1999, we retained the law firm of Battle Fowler LLP to advise us with respect to the consolidation and to assist us in the preparation of a Registration Statement on Form S-4.

         On June 30, 1999, representatives of CGS and the general partners met with Stanger. They had a general discussion concerning the steps involved in the consolidation, the timing of the consolidation and the likelihood of completing the consolidation.

         On July 7, 1999, representatives of CGS and the general partners met with Prudential Securities to discuss their potential involvement in the consolidation. A second meeting was held on July 9, 1999. The discussions concerned the role that Prudential Securities might play in the future in connection with American Spectrum after the consolidation.

         During the period of June 1999 to December 31, 1999, representatives of the general partners and attorneys from Battle Fowler discussed the structure of the proposed transaction. In the course of these discussions, they reviewed and discussed with representatives of the general partners, other means of providing liquidity to the limited partners of the funds. Drafts of the Form S-4 that were circulated also discussed the alternatives. These alternatives included transactions with public REITs in which limited partners could receive operating partnership units or shares of the REIT, and other means of creating a public market for the fund units. The general partners concluded that none of these alternatives were feasible.

         In October-December 1999, representatives of CGS met with representatives of the independent accountants of the funds and two other accounting firms, to discuss the possibility of retaining the accountants to render advice as to the accounting and income tax implications of the consolidation.

         In December 1999, representatives of CGS met with representatives of Arthur Andersen LLP, the independent accountants of CGS and the majority-owned affiliates and CGS's other affiliates, to discuss the possibility of retaining Arthur Andersen LLP to render advice as to the accounting and income tax implications of the consolidation.

         In January 2000, representatives of CGS considered bids from Arthur Andersen LLP and other accounting firms to render advice as to the accounting and income tax implications of the consolidation.

         In January 2000, representatives of the general partners and CGS met with representatives of Stanger to discuss the valuations of the assets and the fairness opinion. These discussions were informal and no presentation of findings was made since Stanger had not finalized the valuations or commenced its fairness analysis. The discussions related to general reviews of various properties and market conditions. During this meeting the timing and information required to conduct the fairness analysis were also discussed.

         In February 2000, we retained the accounting firm of Arthur Andersen LLP to provide us with financial and tax advice with respect to the consolidation, and to audit financial statements required in connection with the consolidation.

         In February 2000, representatives of the general partners and CGS met with representatives of Arthur Andersen LLP and Battle Fowler LLP to review the structure of the consolidation and the financial and tax consequences of the consolidation. This discussion primarily reviewed the steps to be taken in connection with the consolidation. They discussed the timing of the transaction, the roles of Arthur Andersen and Battle Fowler and the steps that needed to be taken to complete the consolidation. The discussion was informal.

         In July 2000, we retained the law firm of Proskauer Rose LLP to advise us with respect to the consolidation and to continue the preparation of a Registration Statement on Form S-4 and the consolidation transaction. Attorneys affiliated with Battle Fowler LLP who were involved in the preparation of the Registration Statement on Form S-4 became affiliated with Proskauer Rose LLP.

          During the period from July 1999 to August 1999, CGS discussed internally the role the management company would play for American Spectrum after the consolidation. We concluded that the Third Party Management Company should be excluded from the consolidation. We determined not to include the Third Party Management Company in the consolidation because the Third Party Management Company was not profitable. As a result, the acquisition of the Third Party Management Company would not have increased our earnings or the amount available for distribution to shareholders. In addition, our primary business relates to acquisition, ownership and management of properties and providing third party management services is outside the scope of this business. Further, due to the lack of profits from CGS' Third-Party Management Company, CGS believed that it was not in its best interest to transfer the Third Party Management Company to us, because it would not be allocated sufficient additional American Spectrum shares as a result of transfer.

         In the course of the preparation by Stanger of its appraisals and its fairness opinion, CGS, the general partners and Stanger engaged in a series of discussions in which Stanger described its valuation process and reviewed preliminary findings with respect to the appraisals of the fund's portfolios and the portfolios of CGS and the majority-owned affiliates and CGS's other affiliates. Stanger discussed its findings informally and did not make a formal presentation to the general partners.

         At various times during the period from January 2000 through December 31, 2000, representatives of the general partners and we met with Arthur Andersen LLP, Battle Fowler LLP and Proskauer Rose LLP to discuss matters relating to the status of consolidation, the impact of market conditions for REITs, legal and accounting issues, the consolidation and the Registration Statement on

Form S-4. The discussions generally involved William J. Carden and Thomas Thurber on behalf of the general partners and us. These discussions primarily involved the mechanics needed to complete the consolidation. They discussed the preparation of the registration statement, the structure of the consolidation, the preparation of the appraisals and fairness opinion by Stanger, and the preparation of financial statements. The discussions generally involved consideration of the consolidation and the steps needed to complete the consolidation. In the context of preparing this consent solicitation statement, the general partners prepared analyses comparing the consolidation to other alternatives during this period. No other formal process was undertaken during this period to review the alternatives to the consolidation.

         During 2000 there was no formal discussion among CGS, the general partners, Battle Fowler, Proskauer, Stanger and Arthur Andersen concerning alternatives to the consolidation. The primary consideration of alternatives by CGS and the general partners took place prior to the retention of advisors. These considerations were internal, in generally informal discussions among the principal officers of CGS. As described above, CGS concluded that it believed that consolidation was the best means of maximizing values for the limited partners. The activities subsequent to December 31, 1999 were primarily focused on taking steps needed to complete the consolidation.

         Between August 2000 and February 2001 several contacts were made with Stanger concerning the possible engagement of Stanger to render financial advisory services to the issuer of securities in the consolidation, American Spectrum, relating primarily to the structuring requirements of the NASD rollup rules. On February _____, 2001 American Spectrum engaged Stanger to provide such financial advisory services.

YOUR GENERAL PARTNERS' REASONS FOR PROPOSING THE CONSOLIDATION

         We are proposing the consolidation at this time because we believe that the expected benefits of the consolidation outweigh the risks of the consolidation, as set forth in "Risk Factors" above, and we believe that it is the best way for you to maximize returns on your investment. The expected benefits include the following:

         Growth Potential. We believe that there is greater potential for increased distributions to you as a stockholder and for appreciation in the price of American Spectrum shares than there would be for you as a limited partner of your fund holding units. This growth potential results primarily from potential future acquisitions of additional properties and engaging in financing activities. We believe that substantial opportunities currently exist to acquire additional properties at attractive prices. Your fund cannot take advantage of such opportunities because its partnership agreement generally restricts it from making additional acquisitions and developing properties. In addition, because American Spectrum can use cash, American Spectrum shares or indebtedness to acquire additional properties, American Spectrum will have a greater degree of flexibility in making future acquisitions on advantageous economic terms. American Spectrum may also take advantage of its structure as an umbrella partnership REIT, or an UPREIT, to acquire additional portfolios of properties by using, as consideration, limited partnership interests in its Operating Partnership. The use of limited partnership interest in its Operating Partnership enables American Spectrum to make acquisitions in a structure that permits the seller to defer the federal taxes due on the sale while providing to sellers the same opportunities to participate in American Spectrum's growth as the stockholders have. This ability gives American Spectrum a tremendous advantage over other potential acquirors who do not have the option of using partnership units, but instead may only acquire these portfolios in a taxable manner using cash or capital stock, particularly in instances where the sellers would have to recognize a substantial amount of taxable gain as a result of the


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

transaction. Also, American Spectrum's ability to acquire portfolios in a manner that is tax-deferred for the seller may allow American Spectrum to pay less consideration than would otherwise be necessary in a taxable transaction due to the seller's ability to control the timing of its gain recognition.

         Risk Diversification. The combination of the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates under the ownership of American Spectrum will result in a more diversified investment than your investment in the fund. American Spectrum will have a larger number of properties and a broader group of property types and tenants and geographic locations. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the particular group of properties currently owned by your fund.

         Operational Economies of Scale. The combination of the funds under the ownership of American Spectrum will result in administrative and operational economies of scale and cost savings for American Spectrum. Particularly because the funds are public entities subject to the SEC's reporting requirements, the combination of the funds into a single public company in American Spectrum would save compliance costs. In addition, if your fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other limited partners for your tax reporting which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided each January.

         Liquidity. We believe the consolidation will provide you with increased liquidity for two reasons.

         - First, the market for the units you own is very limited because the units are not listed on an exchange and, therefore, a potential buyer has only a limited basis upon which to value the units. Because your fund's partnership agreement contains limitations on the transfer of your units, you may not be able to sell your units even if you were able to locate a willing buyer. As a stockholder, you will own American Spectrum shares which will be listed on the _________, and therefore publicly valued, and there will be no restrictions on your ability to sell the American Spectrum shares you own.

         - Second, as a holder of units that are non-tradable, the pool of potential buyers for your units is limited and, to the extent that there is a willing buyer, the buyer would likely acquire your units at a substantial discount.

         - As a holder of American Spectrum shares, and assuming American Spectrum acquires all of the funds, you will be a stockholder of a company that will have total real estate assets of approximately $283 million and more than 15,000 stockholders.

         While the general partners believe that, overall, the consolidation is more beneficial than liquidation of the funds' properties, limited partners could achieve liquidity through a liquidation.

         The Consolidation is More Beneficial than Liquidation. Your general partners believe that the consolidation is more beneficial to limited partners than liquidation of the funds.

         As a result of American Spectrum's growth potential and the potential for regular quarterly distributions, the general partners believe that over time the value of American Spectrum shares will exceed the amount limited partners would realize from a liquidation of the assets.

         Your general partners concluded that, due to the uncertain timing of a liquidation and the associated costs and expenses, liquidation would not be as desirable as a consolidation transaction. The sale of the funds' properties and the ability to receive a sales price equal to or exceeding the appraised value is based on market conditions. The general partners believe that, under current market conditions, it could take an extended period of time for the funds to receive a sales price equal to or exceeding the appraised value of the properties. Further, typical purchase and sale contracts contain due diligence and financing conditions which could further delay the timing of sale and prevent the funds from entertaining other offers during the period. It may also be necessary to provide seller financing in some cases to realize the maximum sales price. Furthermore, distribution of the net proceeds of the liquidation could be delayed by claims or contingent liabilities. This could both reduce the amount that would be received on distribution and delay the time when the fund could make distributions to the partners.

         Thus, while limited partners would also be able to achieve liquidity through a liquidation of the funds' properties, the general partners believe that limited partners would benefit more from the consolidation.

         Public Market Valuation of Assets. We believe that the public market valuations of the equity securities of many publicly-traded real estate companies, including REITs, have historically exceeded the net book values of their real estate assets. You should be aware, however, that the American Spectrum shares may not trade at a premium to the net asset values of the funds, and, to the extent that the American Spectrum shares do trade at a premium, that the relative pricing differential may change or be eliminated in the future. The market for REIT stocks has underperformed the broader market in 1998 and 1999, and the prices for REIT stocks have fallen below the issuer's net asset value in some instances.

         Regular Quarterly Cash Distributions. We expect that American Spectrum will make regular quarterly cash distributions to its stockholders. None of the funds made distributions in 1999 and the first three quarters of 2000. While some of the funds had cash flow in 1999 and the first three quarters of 2000 and could make distributions in the future, we believe that, unlike the funds, American Spectrum will have the ability to increase its portfolio of assets from which income will be derived. If American Spectrum is successful in making acquisitions, we believe that the additional properties and related cash flow will enhance our ability to pay distributions quarterly and in regular amounts.

         Greater Access to Capital. With publicly-traded equity securities, access to debt financing, a larger base of assets and a greater equity value than any of the funds individually, American Spectrum expects to have greater access to the capital necessary for funding its operations and consummating acquisitions on more attractive terms than would be available to any of the funds individually. Also, American Spectrum's intended UPREIT structure with the Operating Partnership provides it with additional potential access to capital through the issuance of the Operating Partnership's units. This greater access to capital should provide greater financial stability to American Spectrum and provide funding for future acquisitions. American Spectrum currently intends to maintain a ratio of total indebtedness to the appraised value of its total assets of not more than 70%.

         Greater Reduction of Conflicts of Interest. American Spectrum will be managed by its Board of Directors and officers. This will eliminate fees paid to outside advisors, reducing various conflicts of interest and creating an alignment of the interests of the stockholders and management. The persons engaged to manage American Spectrum will be employees of American Spectrum. They will not be employees of a separate management company or investment advisor whose activities could be determined by objectives and goals inconsistent with American Spectrum's financial objectives. Management will owe its duty of loyalty only to American Spectrum. The incorporation of all aspects of the REIT's management and property management into American Spectrum assures a commitment to hands-on management. By contrast, externally-advised limited partnerships and REITs may have no such commitment from a management team to focus exclusively on their portfolios.

         Therefore, your general partners believe that the consolidation, rather than continuation of the funds or a liquidation, will result in the greatest possible value for your investment for you and the other limited partners.

EXCHANGE VALUE ALLOCATION OF AMERICAN SPECTRUM SHARES

         General. The Exchange Values were determined as of September 30, 2000 to establish a consistent method of allocating American Spectrum shares for purposes of the consolidation. The Exchange Value represents our estimates of the net asset value of each fund, CGS and the majority-owned affiliates and CGS's other affiliates. The number of American Spectrum shares to be issued to each fund upon consummation of the consolidation will equal the fund's aggregate Exchange Value divided by $15. The value per share of $15 was an arbitrary amount chosen for the sole purpose of allocating American Spectrum shares. The number of American Spectrum shares allocated in the consolidation was determined by dividing the aggregate Exchange Value by $15. Accordingly, $15 of the net asset value is allocable to each share. However this is not intended to imply that the American Spectrum shares will trade at a price of $15 per share. See "Risk Factors." No fractional American Spectrum shares will be issued by American Spectrum in connection with the consolidation. See "No Fractional American Spectrum Shares" on page __. As of the date of this consent solicitation, the general partners do not know of any material change in the financial performance or condition of any of the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, that will materially affect the Exchange Values.

         Adjustments to Exchange Value and Allocation of American Spectrum Shares. All determinations of the Exchange Value for purposes of allocating the American Spectrum shares between the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, other than the final computation of the expenses of the consolidation, were determined as of September 30, 2000 in the manner described below under "Determination of Exchange Value." Each fund, majority-owned affiliate, CGS's other affiliate, and the CGS Management Company, will operate and make distributions prior to the closing date of the consolidation such that its Exchange Value relative to the Exchange Value of the other parties to the consolidation remains substantially the same as the relative Exchange Value shown in this consent solicitation. No adjustment will be made to these allocations unless a material change in the value of an asset or a liability is discovered after September 30, 2000 and before the effective date of the consolidation which cannot be adjusted through the distributions of the funds, CGS, the majority-owned affiliates, CGS's other affiliates or CGS Management Company.

         If a material change in the value of an asset or liability or potential liability is discovered with respect to a fund, majority-owned affiliate (including the CGS Management Company) and CGS's other affiliate participating in the consolidation between September 30, 2000 and prior to the effective date of the consolidation which was not included in the computation of Exchange Value and the relative Exchange Value of the parties cannot be maintained through adjusting distributions that would reduce the corresponding value of the assets contributed by the other funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, an adjustment may be made to the

Exchange Value of that fund, CGS or the majority-owned affiliates or CGS's other affiliates or the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         Exchange Values have been determined for the funds, CGS and the majority-owned affiliates and CGS's other affiliates (other than the CGS Management Company) and the CGS Management Company, as described below.

         - The funds and CGS and the majority-owned affiliates and CGS's other affiliates -- The Exchange Value of each fund and CGS and the majority-owned affiliates and CGS's other affiliates (other than the CGS Management Company) is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                           - the realizable values of the non-real estate assets as of September 30, 2000;

                  -        reduced by

                           - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt based on the interest rate of the debt in relation to currently available interest rates at September 30, 2000;

                           - other balance sheet liabilities as of September 30, 2000 and

                           - the fund's or CGS's and the majority-owned affiliates' and CGS's other affiliates' share of the expenses related to the consolidation.

         - The CGS Management Company -- To determine the estimated value of the CGS Management Company, we utilized an earnings multiple approach. We estimated the pro forma earnings in accordance with GAAP of the CGS Management Company before deducting interest, taxes, depreciation and amortization ("EBITDA"). Our estimate reflects only those property management assets and businesses of CGS which would be contributed to American Spectrum in the consolidation. While EBITDA is not a substitute for net income determined in accordance with GAAP, it is derived from financial statements prepared in accordance with GAAP, and is a commonly used measurement of a company's operating profitability. We believe that the CGS Management Company, like most service companies, should be evaluated in terms of the profitability of its operations and therefore focused our analysis on the CGS Management Company's EBITDA. Historical revenues and expenses for the fiscal year ending December 31, 1999 and the six-month period ending June 30, 2000 were adjusted to exclude the revenues and expenses associated with assets and businesses which will not be included in the consolidation, to eliminate intercompany items and to reflect only the revenues and expenses associated with the CGS Management Company on a going forward basis. The revenues and expenses included in the pro forma amounts reflect only those associated with the management of the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. We also estimated revenues and expenses for the year ending _________, 2001 based on an adjustment methodology consistent with that utilized to determine the historical pro forma financial results of the CGS Management Company.

         We then applied a multiple of 5.0 to the estimated year ending
March 31, 2001 adjusted EBITDA for the CGS Management Company to arrive at an estimated value of $4 million for the CGS Management Company. Based on our experience in the real estate industry and with real estate management companies, and our expectations regarding the future revenues, expenses and profitability of the CGS Management Company, we considered the multiple reasonable for establishing the value of the assets and businesses of the CGS Management Company. Management concluded that a multiple of five times EBITDA was reasonable based on management's confidential discussions with executives of several management companies concerning the price at which their company was sold, informal discussions with industry participants and information regarding the multiples observed in management company transactions obtained from Stanger. Management did not perform a quantitative review of comparable companies or REITs, nor did management adopt a multiple "established" by Stanger. The following table summarizes our estimate of the value of the CGS Management Company.


                  ESTIMATED VALUE OF THE CGS MANAGEMENT COMPANY

                             (DOLLARS IN THOUSANDS)


                                      YEAR-ENDING DECEMBER 31, 1999              SIX MONTHS ENDED JUNE 30, 2000
                                      -----------------------------              ------------------------------
                                                                                                                        CGS REAL
                                                                                                                         ESTATE
                                  CGS REAL                                   CGS REAL                                  MANAGEMENT
                                   ESTATE                                     ESTATE                                   COMPANY FOR
                                 MANAGEMENT    ELIMINATION      CGS REAL    MANAGEMENT    ELIMINATION      CGS REAL    YEAR ENDED
                                   CO. &        OF THIRD         ESTATE       CO. &        OF THIRD         ESTATE      MARCH 31,
                                 THIRD PARTY      PARTY        MANAGEMENT   THIRD PARTY      PARTY        MANAGEMENT      2001
REVENUES                         OPERATIONS    OPERATIONS(1)       CO.      OPERATIONS    OPERATIONS(1)       CO.     (ESTIMATED)(2)
--------                         ----------    -------------       ---      ----------    -------------       ---      -----------
Property Mgmt - Affiliates         1,411            340           1,751          808            59             867         1,997
Property Mgmt - Non-Affiliates     1,940         (1,940)              0        1,111        (1,111)              0             0
Brokerage - Affiliates               306            152             458          175            53             228           502
Brokerage - Non-Affiliates         1,842         (1,842)              0        1,055        (1,055)              0             0
Construction Management              187           (119)             68          107           (73)             34            68
Other                              4,432         (2,596)          1,836        3,595        (2,493)          1,102             0
                                  ------         ------           -----        -----        ------           -----         -----

Subtotal                          10,118         (6,005)          4,113        6,851        (4,620)          2,231         2,567

EXPENSES
Commissions                        1,627         (1,362)            265          675          (544)            131           288
Payroll                            5,771         (4,716)          1,055        2,394        (1,856)            538         1,087
Rent                                 640           (411)            229          265          (172)             93           169
G&A(3)                             3,303         (2,601)            702        1,600        (1,256)            344           217
Other                                748           (217)            531          604          (284)             380             0
                                  ------         ------           -----        -----        ------           -----         -----

Subtotal                          12,089         (9,307)          2,782        5,598        (4,112)          1,486         1,761

EBITDA                            (1,971)         3,302           1,331        1,253          (508)            745           806

Valuation Multiple                    --             --              --           --            --              --          5.0x
Value (Rounded)                       --             --              --           --            --              --         4,000

(1) There were no adjustments other than adjustments to eliminate third party management company operations.

(2) The year ended March 31, 2001 was used to determine the estimated value of the CGS Management Company. This is the same period used in determining the appraised values of the properties.

(3)    Includes costs associated with other income.

         The Exchange Value of the CGS Management Company was then computed as:

-        the sum of

         - the estimated value of the business being contributed to American Spectrum in the consolidation utilizing the earnings multiple analysis; and

         - the realizable value of its other assets as of September 30, 2000;

-        reduced by

         - debt balances as of September 30, 2000, reflecting the market value of such debt;

         -        other balance sheet liabilities as of September 30, 2000; and

         - the CGS Management Company's share of the expenses related to the consolidation.

         The determination of the Exchange Values of each fund and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, is summarized in the following table:

                         DERIVATION OF EXCHANGE VALUES


                                             APPRAISED VALUE
                                              OF REAL ESTATE
                                               PORTFOLIOS/        NET OTHER       MORTGAGE AND      ESTIMATED
                                                MANAGEMENT       ASSETS AND        OTHER DEBT     CONSOLIDATION      EXCHANGE
FUND                                            BUSINESS(1)     LIABILITIES(2)       (3)(4)         EXPENSES       VALUE OF FUND
-----------------------------------------    ---------------    --------------    ------------    -------------    -------------
Sierra Pacific Development Fund                $  8,070,000      $ 2,213,273      $  4,030,435     $  160,742       $  6,092,096
Sierra Pacific Development Fund II               20,165,742         (742,192)        7,469,323        411,021         11,543,206
Sierra Pacific Development Fund III                 510,384           (4,633)          204,998         15,543            285,210
Sierra Pacific Institutional Properties V         4,274,982           (4,495)               --         81,417          4,189,070
Sierra Pacific Pension Investors '84             24,058,892        2,790,972         6,117,949        448,519         20,283,396
Nooney Income Fund Ltd., L.P.                    10,570,800        1,383,191         1,109,095        196,654         10,648,242
Nooney Income Fund Ltd. II, L.P.                 22,079,200          787,269         6,784,962        390,179         15,691,328
Nooney Real Property Investors-Two,
L.P.                                             15,590,000        2,041,030         9,342,960        291,883          7,996,187
CGS and the majority-owned affiliates
and CGS's other affiliates                      177,390,000       (6,690,110)      144,159,248      2,933,689         23,606,353
CGS Management Company                            4,000,000       (1,336,292)        2,232,332         70,353            361,023
                                               ------------      -----------      ------------      ---------       ------------
Total                                          $286,710,000      $   437,413      $181,451,302     $5,000,000       $100,696,111

----------------------
(1) Reflects the independent appraisal of the value of the funds' and CGS and the majority-owned affiliates and CGS's other affiliates' real estate portfolios as of March 31, 2000. The value of the CGS Management Company was determined by us. Stanger has given its fairness opinion that the allocation of the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, is fair to the limited partners of the funds from a financial point of view.

(2) Details of Net Other Assets and Liabilities are reflected in the table below.

(3) The mortgage and other debt shown in the table has been adjusted, where applicable, to reflect the market value of above or below market debt. The mortgage debt of CGS and the majority-owned affiliates and CGS's other affiliates includes $4,642,000 due to Sierra Pacific Development Fund II pursuant to a settlement agreement. See note 5 to the table below.

(4)      The other debt consists of the following debt of the CGS Management
         Company:

         - $1,911,000 of bank indebtedness, the proceeds of which were used primarily for the purchase of the general partners of the funds and limited partnership interests in the funds,

         - $258,000 of indebtedness used to finance property insurance policies and

         -        $63,000 of other indebtedness.

         The funds and CGS and the majority-owned affiliates and CGS's other affiliates do not have any debt other than mortgage debt and debt consisting of:

         -        $60,053 payable to contractors,

         - $950,000 of pre-development and tenant improvement costs of properties, and

         -        $538,000 of other indebtedness.

         Net Other Assets and Liabilities Table. The following table sets forth the components of Net Other Assets and Liabilities which, apart from the appraised value of real estate resulting from the independent appraisal and the valuation of the CGS Management Company, comprise the greatest components of Exchange Value for the funds. In general, the Net Other Assets and Liabilities were derived from the unaudited financial statements as of September 30, 2000 as adjusted for each fund's interest in the assets and liabilities in joint ventures.

                        NET OTHER ASSETS AND LIABILITIES


                                                                              RENT DEPOSITS,
                                                             NET ACCOUNTS       ACCOUNTS
                                                              RECEIVABLE       PAYABLE AND
                                                               AND OTHER          OTHER
FUND                                            CASH(1)        ASSETS(2)      LIABILITIES(3)        TOTAL
-----------------------------------------     ----------     ------------     --------------     -----------
Sierra Pacific Development Fund               $   16,519      $ 2,327,878      $   131,124       $ 2,213,273
Sierra Pacific Development Fund II                72,328        7,381,552        8,196,072          (742,192)
Sierra Pacific Development Fund III                  824            8,145           13,602            (4,633)
Sierra Pacific Institutional Properties V          4,873            6,776           16,144            (4,495)
Sierra Pacific Pension Investors '84              53,867        4,746,868        2,009,763         2,790,972

                                                                              RENT DEPOSITS,
                                                             NET ACCOUNTS       ACCOUNTS
                                                              RECEIVABLE       PAYABLE AND
                                                               AND OTHER          OTHER
FUND                                            CASH(1)        ASSETS(2)      LIABILITIES(3)        TOTAL
-----------------------------------------     ----------     ------------     --------------     -----------
Nooney Income Fund Ltd., L.P.                  1,523,203          239,754          379,766         1,383,191
Nooney Income Fund Ltd. II, L.P.               1,366,280          136,616          715,627           787,269
Nooney Real Property Investors-Two, L.P.         967,820        1,995,645          922,435         2,041,030
CGS and the majority-owned affiliates and
CGS's other affiliates(6)                        568,977        4,132,153       11,391,840        (6,690,710)
CGS Management Company                             3,546        1,017,743        2,357,581        (1,336,292)
                                              ----------      -----------      -----------       -----------
               Total                           4,578,236       21,993,132       26,133,954           437,413

---------------------
(1)      Cash and cash equivalents (including lender and escrow funds).

(2) Net Accounts Receivable and other assets includes tenant and insurance receivables, accrued interest and rents receivable, reserve for uncollected rent, and accounts receivable from affiliates.

(3) Rent Deposits and Net Accounts Payable and Other Liabilities consist of accrued interest payable, escrow liabilities, accounts payable and accrued expenses, prepaid rental income, security deposits and accounts and accounts payable to affiliates.

(4) The assets of Sierra Pacific Development Fund II have been reduced by $6,808,000 to reflect cash distributions to be made to the limited partners of Sierra Pacific Development Fund II pursuant to a settlement agreement.

(5) With respect to CGS and the majority-owned affiliates and CGS's other affiliates, the liabilities consist of $1,058,000 due from CGS and the majority-owned affiliates and CGS's other affiliates to Sierra Pacific Development Fund II, which, pursuant to a settlement agreement, will be paid by American Spectrum to holders of units in Sierra Pacific Development Fund II promptly following the consummation of the consolidation. An additional $4,642,000 due from one of CGS and the majority-owned affiliates and CGS's other affiliates to Sierra Pacific Development Fund II under the settlement agreement is secured by a mortgage on one of the properties and is included in the column "Mortgage and Other Debt" in the table on the previous page.

(6)      Excludes the CGS Management Company.

         Expenses of the consolidation were allocated to each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company based on the type of expense. The general partners believe that the method selected was fair and reasonable.

         The determination of expenses related to the consolidation is summarized in the following table:

                      DERIVATION OF CONSOLIDATION EXPENSES



                                SPDF         SPDF II      SPDF III       SPIP V        SPPI 84          NIF
                              --------      --------      -------       --------       --------      --------
Consolidation Expenses:
  Legal(1)                    $ 22,518      $ 56,268      $ 1,424       $ 11,928       $ 67,131      $ 29,495
  Appraisals(2)                  4,286        15,041          495          1,693         12,771         7,543
  Fairness Opinion(1)           15,481        38,684          979          8,201         46,153        20,278
  Solicitation(3)                3,631         7,596        1,956          3,265          6,047         2,619
  Printing & Mailing(3)          9,076        18,990        4,890          8,163         15,117         6,547
  Accounting(4)                 59,837       158,692        2,984         24,629        165,817        70,865
  Title, Transfer &
    Recording(1)                16,747        41,849        1,059          8,872         49,929        21,937
  Legal Closing Fees(4)          6,649        17,632          332          2,737         18,424         7,874
  Pre-formation Costs(1)        22,518        56,268        1,424         11,928         67,131        29,495
                              --------      --------      -------       --------       --------      --------
                               160,742       411,021       15,543         81,417        448,519       196,654
                              ========      ========      =======       ========       ========      ========



                                                                           CGS and the
                                                                            majority-
                                                                              owned
                                                             Public       affiliates and          CGS
                                                           Partnership     CGS's other         Management
                               NIF II        NRPI 2         Subtotal        affiliates          Company             Total
                              --------      --------       -----------    --------------       ----------         ----------
Consolidation Expenses:
  Legal(1)                    $ 61,607      $ 43,500       $  293,872      $  494,967         $   11,161         $  800,000
  Appraisals(2)                 18,171        17,143           77,143          72,857                 --            150,000
  Fairness Opinion(1)           42,355        29,907          202,037         340,290              7,673            550,000
  Solicitation(3)                2,877         2,009           30,000              --                 --             30,000
  Printing & Mailing(3)          7,192         5,024           75,000              --                 --             75,000
  Accounting(4)                135,494       106,601          724,921       1,046,229             28,850          1,800,000
  Title, Transfer &
    Recording(1)                45,820        32,353          218,567         368,132              8,301            595,000
  Legal Closing Fees(4)         15,055        11,845           80,547         116,248              3,206            200,000
  Pre-formation Costs(1)        61,607        43,500          293,872         494,967             11,161            800,000
                              --------      --------       ----------      ----------         ----------         ----------
                               390,179       291,883        1,995,958       2,933,689             70,353          5,000,000
                              ========      ========       ==========      ==========         ==========         ==========


         Notes: - Method of allocation of consolidation expenses

1. Allocated to the funds, CGS and the majority-owned affiliates and CGS's other affiliates, and CGS Management Company-based on appraised value.

2. Allocated based on number of properties (or portions thereof) contained in the funds and CGS and the majority-owned affiliates and CGS's other affiliates.

3. Allocated to the funds based on number of limited partners in each fund.

4. Allocated to the funds, CGS and the majority-owned affiliates and CGS's other affiliates properties and CGS Management Company based on total assets.

ALLOCATION OF AMERICAN SPECTRUM SHARES

         The method utilized to allocate American Spectrum shares is as follows:

         - Level 1 Allocation: American Spectrum shares will be allocated between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, based upon the Exchange Values of each of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, relative to the aggregate estimated Exchange Value of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values are our estimates of the net asset values of each of these entities. The general partners believe that the Exchange Value of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among all the funds.

         - Level 2 Allocation: Within each fund, the American Spectrum shares allocable to that fund will be allocated between the limited partners and the general partner in accordance with the provisions of such fund's limited partnership agreement relating to distributions on liquidation of the fund. Under the terms of the partnership agreements, no American Spectrum shares will be allocated to the general partners.

         The following paragraphs describe the allocations.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES, INCLUDING THE CGS MANAGEMENT COMPANY, AND CGS'S OTHER AFFILIATES

         The number of American Spectrum shares allocable in the consolidation will be equal to the aggregate Exchange Value of the funds, and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, divided by $15. We chose $15 arbitrarily solely for the purpose of allocating the American Spectrum shares and determining the number of outstanding American Spectrum shares. While $15 represents the estimated net asset value per share of the American Spectrum shares, we do not intend to imply that the American Spectrum shares will trade at a price equal to $15 per share. The number of American Spectrum shares allocable to each fund will be determined by multiplying the total number of American Spectrum shares allocable in the transaction by a fraction the numerator of which is the Exchange Value of the fund and the denominator of which is the aggregate Exchange Value of all the funds, CGS and the majority-owned affiliates and CGS's other affiliates.

         The general partners and the CGS Management Company have used the estimated Exchange Values to determine the allocation of American Spectrum shares between the funds, CGS and the majority- owned affiliates, including the CGS Management Company, and CGS's other affiliates, based on the assumption that the Exchange Values as computed will reasonably approximate the Exchange Values as of the closing.

         The table below shows the allocation of American Spectrum shares between each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company assuming:

-        that all funds participate in the consolidation and

- that all investors in each fund select American Spectrum shares. The actual number of American Spectrum shares allocated to each fund upon consummation of the consolidation will be reduced by an amount equal to the principal amount of the notes issued to the limited partners in the funds divided by $15.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
 THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES,
                        AND THE CGS MANAGEMENT COMPANY(1)



                                                                                     PERCENTAGE OF
                                                                                    TOTAL EXCHANGE
                                                                                        VALUE/
                                                                                     PERCENTAGE OF
                                                                                     TOTAL AMERICAN
                                               EXCHANGE VALUE        SHARE             SPECTRUM
                                                   OF FUND        ALLOCATION(1)      SHARES ISSUED
                                               --------------     -------------     ---------------
Sierra Pacific Development Fund                 $  6,092,096          406,140             6.05%
Sierra Pacific Development Fund II                11,543,206          769,547            11.46%
Sierra Pacific Development Fund III                  285,210           19,014             0.28%
Sierra Pacific Institutional Properties V          4,189,070          279,271             4.16%
Sierra Pacific Pension Investors '84              20,283,396        1,352,226            20.14%
Nooney Income Fund Ltd., L.P.                     10,648,242          709,883            10.57%
Nooney Income Fund Ltd. II, L.P.                  15,691,328        1,046,089            15.58%
Nooney Real Property Investors-Two, L.P.           7,996,187          533,079             7.94%
CGS and the majority-owned affiliates and
CGS's other affiliates                            23,606,353        1,573,757            23.44%
CGS Management Company                               361,023           24,068             0.36%
Totals                                          $100,696,112        6,713,074           100.00%
                                                ============        =========         ======

(1) Some of the holders of interests in CGS and the majority-owned affiliates and CGS's other affiliates may be allocated Operating Partnership units. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN LIMITED PARTNERS AND GENERAL PARTNERS

         The American Spectrum shares to be received by each fund will be allocated between the limited partners and the general partner of each fund based on the provisions of such fund's limited partnership agreement applicable to distributions on liquidation of the fund. In accordance with the provisions of the fund's partnership agreements, all of the American Spectrum shares will be allocated to the limited partners.

ALTERNATIVES TO THE CONSOLIDATION

         Before deciding to recommend the consolidation, the general partners considered alternatives in an effort to achieve maximum limited partner return and give a choice of investment to limited partners. These alternatives were:

-        liquidation of the funds;

-        continued management of the funds as currently structured;

-        conversion of the funds into multiple REITs; and

- listing of each fund's units on a national securities exchange or designation of the units as Nasdaq National Market System securities.

Set forth below are the conclusions of the general partners regarding their belief that the consolidation is more beneficial to the limited partners than the alternatives. The general partners are unable to quantify the consideration that would be received pursuant to all the alternatives discussed below.

         Liquidation of the funds. One of the alternatives available to the general partners is to proceed with a liquidation of each fund in the normal course and distribute the net liquidation proceeds to the general and limited partners. Through these liquidations, limited partners' investments in the funds would be concluded.

         The liquidation alternative would have the following potential benefits:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         The general partners concluded that there would be several disadvantages to using this strategy to liquidate the funds. A complete liquidation of the funds would deprive those limited partners who do not desire to liquidate their investment from participating in the benefits of future performance and possible property value improvements. In addition, liquidation of the funds' properties does not have the other benefits of the consolidation, including:

- permitting limited partners to hold their investment until the time when liquidation is appropriate for their individual investment strategy; and

- the opportunity to participate in the risks and rewards of American Spectrum's plans for growth.

         The transaction costs associated with the consolidation are expected to be less than those which would be incurred in a liquidation of the funds' assets. In addition, if the assets of the funds were liquidated over a short period of time, the general partners believe that the purchase price would be significantly less than the properties' appraised value. If the assets of the funds were liquidated over time, not only would higher transaction costs likely be incurred, but the funds' cash flow from operations may be reduced since the funds' fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets.

         Continuation of the Funds. An alternative to the consolidation would be to continue the funds. The funds would remain separate legal entities with their own assets and liabilities, governed by their existing partnership agreements. While the disclosure documents used to offer the units for sale to the public disclosed the intentions of the funds to liquidate their assets within three to ten years after acquisition, each of the funds has a stated life of approximately 36 to 100 years, and the limited partners were advised that the liquidation of the funds would depend on market conditions as they might change from time to time. The funds do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

         A number of advantages would be expected to arise from the continued operation of the funds. The limited partners would possibly receive in the future regular quarterly distributions of net cash flow arising from operations. In addition, eventually, your fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the fund's partnership agreement. Furthermore, continuing the Partnership without change avoids whatever disadvantages may be inherent in the consolidation. See "RISK FACTORS."

         The general partners rejected this alternative because they concluded that maintaining the funds, as separate entities, may have the following potentially negative results when compared with the benefits that the general partners perceive may be derived from the consolidation:

- a less efficient and cost effective exit strategy for limited partners wishing to liquidate their investment at a future date;

- illiquidity of units on a current basis due to the lack of a large and established secondary market;

- difficulty in valuing the investment due to the limited secondary market for units;

-        less flexibility in actively managing the portfolio;

-        less diversification; and

-        limitations on new investments.

         Conversion of Funds into REITs. The general partners considered the possibility of converting each fund into a separate REIT that would list its shares on a national securities exchange. The general partners concluded that separate, relatively small REIT's advised by an outside advisor would not be well-received by traditional purchasers of REIT common stock. The general partners, therefore, determined that this alternative would not fulfill the objectives of the funds.

         Listing of the Units on a National Securities Exchange, Designation of the Units as Nasdaq National Market System Securities or Support of Secondary Market. The general partners explored the possibility of having units of each fund listed on a national securities exchange or having units designated as Nasdaq National Market System (or, Nasdaq) securities. The general partners concluded that there would be limited trading interest in the units due to the limitations on the funds' growth contained in their partnership agreements and the size of some of the funds and that there would be limited interest in the units due to the fund form and the relative lack of corporate democracy attributes. The general partners concluded that this may result in minimal increases in liquidity.

         Another alternative which may create liquidity for limited partners desiring to dispose of their investments in the funds is the creation or support of the secondary market for the units through limited cash or repurchase programs sponsored by the funds. While the general partners did not perform detailed financial analysis and cannot predict with any degree of certainty the possible impact of this alternative on the value of units, the terms of the partnership agreements and federal tax law effectively prohibit this alternative from being available with respect to a majority of the units.

COMPARISON OF ALTERNATIVES

         General. To assist limited partners in evaluating the consolidation, the general partners compared the consideration to be received by limited partners of each fund in the consolidation to:

- estimates of the value of the units on a liquidation basis assuming that the assets of each fund were sold at their appraised value, or estimated realizable value for non-real estate assets, and the net proceeds after satisfaction of fund liabilities and estimated liquidation costs distributed to the limited partners in accordance with the limited partnership agreements; and

- estimates of the value of each fund on a going-concern basis assuming that the fund were to continue as a stand-alone entity and its assets sold at the end of a ten-year period. Due to the uncertainty in establishing these values, the general partners have established a range of estimated values for the going concern value alternative valuation, representing a high and low estimated value for the potential consideration.

The value of the consideration for alternatives to the consolidation is dependent upon varying market conditions. Accordingly, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the general partners believe that the analysis of alternatives described below establishes a reasonable framework for comparing alternatives.

         The results of this comparative analysis are summarized in the following table. Limited partners should bear in mind that the estimated values assigned to the alternatives are based on a variety of assumptions that have been made by the general partners. These assumptions relate, among other things, to:

         - expectations as to each fund's future income, expense, cash flow and other significant financial matters;

         - the capitalization rates that will be used by prospective buyers when each fund's assets are liquidated;

         - securities market conditions and factors affecting the value of securities of real estate companies;

         -        the ultimate asset composition and capitalization of American
                  Spectrum;

         - appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to units of each fund;

         -        selling costs; and

         -        the manner of sale of each fund's properties.

In addition, these estimates are based upon information available to the general partners at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of, or following, the consolidation. The assumptions used have been determined by the general partners in good faith and, where appropriate, are based upon current and historical information regarding the funds and current real estate markets and have been highlighted below to the extent critical to the conclusions of the general partners.

         No assurance can be given that such consideration would be realized through any of the designated alternatives; and limited partners should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuation estimates.


          Actual results may vary from those set forth below based on numerous factors, including those above, interest rate fluctuations, conditions in securities markets, tax law changes, supply and demand for properties similar to those owned by the funds, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of properties. American Spectrum's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed in "RISK FACTORS." Each element of the table is described more fully below.


                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)

                                                ESTIMATED GOING-       ESTIMATED
                                                 CONCERN VALUE        LIQUIDATION
                                                     RANGE               VALUE          VALUE(1)
                                                ---------------       ----------       ----------
Sierra Pacific Development Fund                 $349.00-$382.00       $   398.00       $   415.08
Sierra Pacific Development Fund II              $446.00-$524.00       $   504.00           531.29
Sierra Pacific Development Fund III               $15.00-$18.00       $    30.16            31.21
Sierra Pacific Institutional Properties V       $363.00-$417.00       $   528.00           544.44
Sierra Pacific Pension Investors '84            $883.00-$992.00       $ 1,016.00         1,052.77
Nooney Income Fund Ltd., L.P.                   $531.00-$595.00      $    680.00           701.47
Nooney Income Fund Ltd. II, L.P.                $682.00-$778.00       $   779.00           816.36
Nooney Real Property Investors-Two, L.P.        $551.00-$610.00       $   626.00           666.35

------------------------
(1) Values are based on the Exchange Value established by American Spectrum. The Exchange Value shown in the table is our estimate of the net asset value of American Spectrum allocable to an original $1,000 investment. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be below the assigned value of $15 per share. The prices at which the American Spectrum shares initially trade may be affected, among other things, by:

         - potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds;

         -        American Spectrum's lack of an operating history;

         - the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and

         -        the historical financial performance of the funds.

         It is impossible to predict how these factors will impact the price of American Spectrum shares.

         Estimated Going-Concern Values. The general partners have estimated the going-concern values of each fund. The purpose of a going concern analysis is to determine the estimated value of the funds, assuming that each fund continues to operate as a separate legal entity with its own assets and liabilities and governed by its existing limited partnership agreement. A going concern analysis differs from a liquidation analysis in that a liquidation analysis assumes that the partnership immediately commences an orderly disposition of its properties and distributes the net liquidation proceeds to the general and limited partners. The going concern analysis estimates the present value of the limited partnership interests in the funds assuming that each fund was operated as an independent stand-alone entity during an assumed holding period of ten years, and sold its properties at the end of the ten-year period.

          In calculating the going-concern value of each of the funds, the general partners estimated revenues, operating expenses, general and administrative costs, debt service, capital expenditures and leasing costs for the properties, operating cash flow, and distributions to limited partners. Estimated annual revenues were reduced by estimated property operating expenses, general and administrative expenses, capital expenditures, leasing and debt service to calculate fund operating cash flow. The general partners determined the distributions to limited partners from fund operating cash flow, based on their determination as to reserves necessary for future requirements and each fund's cash distribution policy and estimated distributions to the general partners in accordance with each fund's partnership agreement. The estimated annual revenue and expenses in each year after the initial year reflects an estimated increase in revenues and expenses based on the growth rate set forth in the table below.

          The general partners then determined the estimated net proceeds from sale of the properties at the end of the ten-year period and the net other assets and liabilities of the fund. The net other assets and liabilities are shown in "Determination of Exchange Values". To determine the net proceeds from sale of the properties, the general partners assumed the property portfolio is liquidated at the end of the assumed holding period in private real estate markets at a sales price equal to the residual value utilized in the portfolio appraisal, and the net proceeds resulting from the liquidation of the properties, after repayment of mortgage debt and estimated liquidation expenses, are paid out to limited partners in a liquidating distribution in accordance with the provisions of each Fund's limited partnership agreement.

         The resulting distributions to limited partners from fund operating cash flow and net proceeds from the sale of the properties were then discounted to present value at the high value and low value discount rates indicated below. The result is a range of estimated going-concern values per $1,000 investment for each fund. Among the factors influencing the discount rates utilized for each fund were leverage, quality and location of the portfolio, lease rates and turnover, and other factors.

         The estimated value of each fund on a going-concern basis is not intended to reflect the distributions payable to limited partners if the assets of each fund were to be sold at their current fair market values.

         The table below sets forth the estimated initial year financial information resulting from our analysis of the going-concern value of the funds, the average annual growth rates used to determine the cash flow and expenses over the 10-year period, the discount rates applied and the going concern value of each fund:

                         GOING-CONCERN ANALYSIS SUMMARY

                         SIERRA        SIERRA         SIERRA        SIERRA
                         PACIFIC       PACIFIC        PACIFIC       PACIFIC
                       DEVELOPMENT   DEVELOPMENT    DEVELOPMENT   INSTITUTIONAL
                          FUND         FUND II        FUND III    PROPERTIES V
                       ----------    -----------    -----------   -------------
Revenues               $1,015,765    $ 3,218,565      $ 39,364      $ 495,141

Property Operating
Expenses and Entity
G&A                      (526,538)    (1,778,839)      (28,831)        (5,220)

Capital Expenditures
and Leasing Costs         (36,246)      (190,721)         (760)        (5,220)

Debt Service             (402,028)      (649,471)      (18,179)            --

Fund Operating            (50,953)       599,334        (8,406)       232,268
Cash Flow

Distribution to                --             --            --        183,590
Limited Partners

Distributions Per              --             --            --          23.86
$1000 Investment

Compound Revenue             4.57%          4.45%         8.49%          4.25%
Growth Rate Per
Annum

Compound Expenses            3.00%          3.18%         3.36%          2.97%
Growth Rate Per
Annum

Annual Discount             14.00%         14.00%        14.00%         14.00%
Rate-Low Value

Annual Discount             12.00%         12.00%        12.00%         12.00%
Rate-High Value

Going-concern value    $   349.00    $     446.00     $  15.00      $  363.00
-low value

Going-concern value        382.00          524.00        18.00         417.00
-high value

                                                                       NOONEY REAL
                       SIERRA PACIFIC      NOONEY         NOONEY        PROPERTY
                          PENSION       INCOME FUND     INCOME FUND    INVESTORS-
                       INVESTORS `84     LTD., L.P.    LTD. II, L.P.    TWO, L.P.
                       --------------   -----------    -------------   -----------
Revenues                $ 3,145,526     $ 2,097,998     $ 4,117,377    $ 2,463,877

Property Operating
Expenses and Entity
G&A                      (1,183,812)     (1,157,319)     (2,148,604)    (1,136,193)

Capital Expenditures
and Leasing Costs          (142,284)       (267,045)       (710,024)      (163,596)

Debt Service               (746,617)       (129,367)       (817,380)    (1,027,090)

Fund Operating            1,072,813         544,267         441,369        136,998
Cash Flow

Distribution to             806,478         297,285         201,393             --
Limited Partners

Distributions Per             41.86           19.60           10.48             --
$1000 Investment

Compound Revenue               3.71%           3.02%           3.60%          3.43%
Growth Rate Per
Annum

Compound Expenses              2.94%           3.00%           3.07%          3.05%
Growth Rate Per
Annum

Annual Discount               14.00%          14.00%          14.00%         17.00%
Rate-Low Value

Annual Discount               12.00%          12.00%          12.00%         15.00%
Rate-High Value

Going-concern value     $    883.00     $    531.00     $    682.00    $    551.00
-low value

Going-concern value          992.00          595.00          778.00         610.00
-high value

         Estimated Liquidation Values. Since one of the alternatives available is to proceed with a liquidation of the funds and the corresponding distribution of the net liquidation proceeds to limited partners, the general partners have estimated the liquidation value of each fund. In estimating the liquidation value, the general partners assumed that the real estate of each fund would be sold at appraised value. In calculating the estimated liquidation value, the general partners assumed that selling and liquidation costs (real estate commissions and legal and other closing costs) would equal 5% of the appraised real estate portfolio value. This alternative also assumes that non-real estate assets are sold at their estimated realizable value. The net liquidation proceeds are then distributed among the limited partners of each fund in accordance with the provisions of each fund's limited partnership agreement.

         The liquidation analysis assumes that the portfolio of each fund is sold in a single transaction at its appraised portfolio value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners out of the cash flow from operations of the fund might be reduced because the relatively fixed costs of the fund, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         Applying these procedures, the general partners arrived at the liquidation values set forth in the table above. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, the independent appraiser's professional opinion as to the market value of the real estate portfolio of each fund as of March 31, 2000. However, while the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, the real estate portfolio appraisal assumes that the assets of each fund are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See "Appraisals and Fairness Opinion."

         Secondary Market Prices. Limited partnership interests in the funds are not traded on any national securities exchange or listed for quotation on Nasdaq. There is no established trading market for units and it is not anticipated that any market will develop for the purchase and sale of the units. Pursuant to the Partnership Agreements, units may be transferred only with the written consent of the managing general partners of the funds.

         Sales transactions for the units have been limited and sporadic. The funds receive some information regarding the prices at which secondary sale transactions in the units have been effectuated. However, the managing general partners do not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the units. It should be noted that some transactions may not be reflected on the records of the funds. It is not known to what extent unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the funds, expected value of their assets, and their prospects for the future. Many unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. Accordingly, no comparative information as to secondary market prices is provided.

         Assumptions, Limitations and Qualifications. The prices at which the American Spectrum shares initially trade may be affected, among other things, by:

- potential pent-up selling pressures as a result of the historic illiquidity of investments in the funds;

-        American Spectrum's lack of an operating history;

- the unfamiliarity of institutional investors, financial analysts and broker/dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and

-        the historical financial performance of the funds.

It is impossible to predict how these factors will impact the price of the American Spectrum shares. The price may be either lower or higher than those used in computing the range of estimated values.

         Distribution Comparison. The general partners have considered the potential impact of the consolidation upon distributions that would be made to the limited partners who exchange their units for American Spectrum shares. The following table compares distributions that will be received by stockholders of American Spectrum assuming all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates participate in the consolidation (maximum participation).

                           COMPARISON OF DISTRIBUTIONS
               BY FUNDS AND AMERICAN SPECTRUM PER $1000 INVESTMENT

                                                                            Budgeted           Dividends From
                                               DISTRIBUTION BY FUND          Annual           American Spectrum
                                                    YEAR ENDED            Distribution       Shares Issued In the
                                               DECEMBER 31, 2000(1)     from the Fund(2)       Consolidation(3)
                                               --------------------     ----------------       ----------------
Sierra Pacific Development Fund                          0               $    0                $    17.59
Sierra Pacific Development Fund II                       0                    0                     22.13
Sierra Pacific Development Fund III                      0                    0                      1.30
Sierra Pacific Institutional Properties V                0                   23.86                  22.68
Sierra Pacific Pension Investors '84                     0                   41.86                  43.86
Nooney Income Fund Ltd., L.P.                            0                   19.60                  29.22
Nooney Income Fund Ltd. II, L.P.                         0                   10.48                  34.01
Nooney Real Property Investors-Two, L.P.                 0                    0                     27.76

---------------------
(1) Some of the funds had cash flow during the year, but did not make distributions even though they have cash flow. These funds retained their cash flow to meet future requirements.

(2) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

(3) Assumes an annual distribution of $.62 per American Spectrum share in 2001. We determined the annual distribution by annualizing the pro-forma cash flow from operations for the nine month period ending September 30, 2000 and multiplying the result by 90%, reserving the remaining 10% for contingencies. Pro forma cash flow from operations was determined by annualizing net income for the nine month period ending September 30, 2000 and adding back annualized non-cash items for the same period. Historically, we have funded capital improvements out of cash flow from operations. After the consolidation, we plan to use a portion of the net proceeds from the refinancing of real estate to fund capital improvements. We plan to use the balance of the net proceeds from financing to fund future property acquisitions. The calculations below assume that we will be successful in obtaining this financing. We do not expect any of the cash flow from financing to be available for distribution. Estimated cash flows from investing activities, which consists of sales of property, are expected to be insignificant. We generally expect that cash generated from property dispositions will be reinvested in new property utilizing tax-deferred exchanges. The number of shares was determined based on the number of shares, including shares issuable on exchange of Operating Partnership units, which will be outstanding immediately following the closing of the consolidation, assuming maximum participation. A summary of the calculations follows:

Pro forma Net income (loss) before extraordinary item(1)                    $ (6,246)
Add back non-cash expenses:
               Depreciation and amortization                                   9,742
                                                                             -------
Pro-forma cash provided by operating activities                                3,456
Annualized pro forma cash provided by operating activities                     4,661
Percentage of cash flow distributed to shareholders               90.0%        4,195
Total exchange value                                                         100,696

Number of shares (exchange value divided by $15)                               6,713
Distribution per share                                                      $   0.62

(1) Represents pro forma net loss of American Spectrum for the nine months ended September 30, 2000. See Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2000 on page __.

In addition, we expect cash flow to increase in 2002 as a result of anticipated improvement in operating results in connection with properties owned by CGS and the majority-owned affiliates and CGS's other affiliates. We believe that our cash flow is likely to improve as a result of several factors. First, some of the properties have significant unoccupied space. We expect to lease this space in the future, generating additional rental income. Second, we expect to realize increased rental income from scheduled increases in rentals under existing leases or renewals. Third, 39.48% of the square footage of the leases on the properties expire prior to the end of 2002. Many of these leases are below market and we expect to be able to enter into new leases or renewals at higher rents. As a result of these factors, we believe that the amount of cash available for distribution will increase over time. However, the distributions are based on assumptions as to our future performance and we cannot assure you that we will achieve these distribution levels.

         In evaluating this estimate, the limited partners should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, American Spectrum's policy with respect to cash distributions and the capitalization and asset composition of American Spectrum, which will vary based on the funds which ultimately participate in the consolidation. A comparison of the possible distribution levels of American Spectrum with those of each fund does not show how the consolidation might affect a limited partner's distribution level over a number of years. There can be no assurance that the distribution rates of the funds can be maintained if the consolidation does not occur.

                    RECOMMENDATION AND FAIRNESS DETERMINATION

GENERAL

         The general partners of the funds believe the consolidation to be fair to, and in the best interests of each of the funds and their respective limited partners. After careful evaluation, the general partners of the funds concluded that the consolidation is the best way to maximize the value of your investment. The general partners of the funds recommend that you and the other limited partners approve the consolidation and receive American Spectrum shares.

         Based upon their analysis of the consolidation, the general partners of the funds believe that:

         - the terms of the consolidation are fair to you and the other limited partners;

         - the American Spectrum shares offered to the limited partners were allocated fairly and constitute fair consideration for their units; and

         - after comparing the potential benefits and detriments of the consolidation with those of several alternatives, the consolidation is more economically attractive to you and the other limited partners than such alternatives.

         The beliefs of the general partners of the funds are based upon their analysis of the terms of the consolidation, an assessment of its potential economic impact upon you and the other limited partners, a consideration of the combinations that may result from the various options available to you and the other limited partners, a comparison of the potential benefits and detriments of the consolidation and alternatives to the consolidation and a review of the financial condition and performance of American Spectrum, the funds and the terms of critical agreements.

         The general partners of the funds also believe that the consolidation is procedurally fair. First, with respect to each participating fund, the consolidation is required to be approved by the limited partners holding a majority of the outstanding units of such fund and is subject to conditions set forth in "THE CONSOLIDATION -- Operating Partnership -- Conditions to Consolidation". Second, all limited partners of funds that approve the consolidation and who vote against the consolidation will be given the option of receiving American Spectrum shares or notes. Third, the general partners believe that the Exchange Value of the funds has been determined according to a process that is fair because the process involved appraisals of all of the fund's property portfolios and the property portfolio of CGS and the majority-owned affiliates and CGS's other affiliates by the same appraisal firm, Stanger, thereby maximizing consistency among the valuation of the property portfolio. Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, the allocation of American Spectrum shares to each of the funds in the consolidation is fair to the limited partners of the fund from a financial point of view.

         Although the general partners of the funds believe the terms of the consolidation are fair to you and the other limited partners, they have conflicts of interest with respect to the consolidation. These conflicts include, among others, their realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to the general partners, see "Conflicts of Interest -- Substantial Benefits to Related Parties." To see the actual benefits that your general partner will receive if your fund is acquired, please review your supplement.

         Notwithstanding the recommendation of the funds' general partners, each limited partner must make his own determination as to whether to select American Spectrum shares or notes based upon his personal situation, and such decision should be based upon a careful examination of personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

         The following is a discussion of the material factors underlying your general partner's belief that the terms of the consolidation are fair to you and the other limited partners.

         1. Consideration Allocated. Your general partner and its affiliates will be allocated the same form of consideration in the consolidation as the limited partners with respect to their capital interest in the funds and their interests in CGS and the majority-owned affiliates and CGS's other affiliates. In the alternative, the general partners and their affiliates will receive 45% of their consideration in the form of Operating Partnership units, which will provide the same economic rights as the American Spectrum shares being issued to limited partners but will not be publicly traded until they are exchanged for American Spectrum shares. The general partners of the funds believe that the form and amount of consideration offered to the funds and the limited partners, including dissenting limited partners who elect the notes option, constitute fair value. The allocation of the American Spectrum shares to limited partners is based on the same valuation methodology which was consistently applied to each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The allocation of the American Spectrum shares with respect to the CGS Management Company was based on a multiple of earnings which the general partner believes is appropriate for valuing a service company. Therefore, the general partners believe that the Exchange Values adequately take into account the relative values of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. In addition, your general partners compared the estimated values of the consideration which would have been received by you and the other limited partners in alternative transactions and concluded that the consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

         2. Similarity of funds. The general partners of the funds do not believe that there are any material differences among the funds that would affect the fairness of the consolidation to you or the other limited partners. Substantially all of the assets of the funds are office, office/warehouse, or retail properties and the funds have substantially the same capital structures. In addition, the investment objectives of each of the funds are substantially the same. These factors make it easier to compare the value of the funds relative to each other, and to allocate the American Spectrum shares among the funds and among the limited partners and the general partners.

         The primary differences among the funds are:

         - Size and Diversity. Some of the funds have purchased fewer properties and are less diverse with respect to the number of tenants, geographic location and type of properties.

         - Date of Formation. The funds were formed at different times and, therefore, the funds formed earlier have already sold some properties.

         - Fund Structure. Although the funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

         - Types of Properties. Some of the funds have purchased different types of properties.

         - Indebtedness. One of the funds has no debt and the other funds have differing degrees of leverage.

         3. Market Value. To the extent that there is trading in the units, such trading takes place in an informal secondary market. A direct comparison of the current or historic prices of the American Spectrum shares and the units cannot be made because there is no current or historic market price information available with respect to the American Spectrum shares, which will not be issued or traded prior to the consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of the funds as described under "Background of and Reasons for the Consolidation -- Determination of Exchange Value" and is not based upon the current or historic market prices of the units. Because there is no active trading market for the units, the general partners believe that historic sales prices of the units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than three percent of all the outstanding units in the funds traded in the secondary market.

         4. Limited Partner's Choice of Investment -- Shares or Notes. Offering limited partners a choice to exchange their units for American Spectrum shares or notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to limited partners through the alternatives to the consolidation, but enhances the procedural fairness of the consolidation by giving all limited partners the opportunity to elect American Spectrum shares or notes. Through this element of the consolidation, the general partners are attempting to accommodate the possibly different investment objectives of the limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares represent equity securities in American Spectrum, permitting the holders of the American Spectrum shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each limited partner must make his own determination as to the form of consideration best suiting his personal situation. Such decision should be based upon a careful examination of the limited partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

         5. Independent Appraisal and Fairness Opinion. The belief of the general partners of the funds as to the fairness of the consolidation as a whole and to the limited partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. The general partners attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the consolidation is fair to the limited partners. The general partners do not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. The general partners believe that the engagement of Stanger to provide the appraisal of each fund's property portfolio and to provide the fairness opinion assisted them in the fulfillment of their fiduciary duties to the funds and the limited partners, notwithstanding that Stanger received fees for its services. See "Reports, Opinions and Appraisals -- Fairness opinion."

         In rendering its opinions with respect to the fairness to the funds, from a financial point of view, of the allocation of the American Spectrum shares between the funds, the CGS Management Company and the other majority-owned affiliates and CGS's other affiliates; and among the funds, Stanger did not address or render any opinion with respect to any other aspect of the consolidation, including:

         -        the value or fairness of the notes option;

         - the prices at which the American Spectrum shares may trade following the consolidation, or the trading value of the American Spectrum shares to be offered compared with the current fair market value of the funds' portfolios or assets if liquidated in real estate markets;

         -        the tax consequences of any aspect of the consolidation;

         - the fairness of any terms of the consolidation, other than the fairness to the funds of the allocation of the American Spectrum shares if all of the funds participate (the maximum participation) and for participation of the minimum number of funds in the consolidation, comprised of Sierra Pacific Pension Investors '84 L.P. (the minimum participation), which was the fund used for determining the minimum in the pro forma financial statements;

         - the allocation of American Spectrum shares among the limited and general partners of the funds;

         - the fairness of the amounts or allocation of the consolidation costs or the amounts of the consolidation costs allocated to the limited partners;

         -        alternatives to the consolidation; or

         - any other matters with respect to any specific individual partner or class of partners.

         In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring the funds or assets. Stanger's opinion also does not compare the relative merits of the consolidation with those of any other transaction or business strategy which were or might have been considered by the general partners as alternatives to the consolidation.

         Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the consolidation or as to whether you should elect to receive the American Spectrum shares or notes.

         6. Valuation of Alternatives. Based in part on the appraisal of each fund's property portfolio prepared by Stanger, the general partners estimated the value of the funds as going concerns and if liquidated. On the basis of these calculations, the general partners believe that the ultimate value of the American Spectrum shares will exceed the going concern value and liquidation value of each fund.

         7. Cash Available for Distribution Before and After the Consolidation. The general partners believe the consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other limited partners. However, the effect of the consolidation and the cash available for distribution will vary from fund to fund. In addition to the receipt of cash available for distribution, you and the other limited partners whose funds are acquired will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum shares.

         8. Net Book Value of the Funds. The general partners calculated the net book value of each of the funds under generally accepted accounting principles, or GAAP, as of September 30, 2000 per average $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on depreciated historical cost and, therefore, is not indicative of true fair market value of the funds. This figure was compared to the Exchange Value per average $1,000 investment.

                              SUMMARY OF VALUATIONS
                    (PER AVERAGE $1,000 ORIGINAL INVESTMENT)

                                                                       GAAP NET BOOK
                                                                           VALUE
              FUND                                                   SEPTEMBER 30, 2000     EXCHANGE VALUE
----------------------------------------------------------------     ------------------     --------------
Sierra Pacific Development Fund                                           $ 80.75              $  415.08
Sierra Pacific Development Fund II                                         527.60                 531.29
Sierra Pacific Development Fund III                                        (40.15)                 31.21
Sierra Pacific Institutional Properties V                                  274.01                 544.44
Sierra Pacific Pension Investors '84                                       497.57               1,052.77
Nooney Income Fund Ltd., L.P.                                              376.34                 701.47
Nooney Income Fund Ltd. II, L.P.                                           455.64                 816.36
Nooney Real Property Investors-Two, L.P.                                   (28.83)                666.35
CGS and the majority-owned affiliates and CGS's other affiliates            (1)                    (1)
CGS Management Company                                                      (1)                    (1)

(1) There are no comparable $1,000 original investment values for CGS and the majority-owned affiliates and CGS's other affiliates or the CGS Management Company. The aggregate net book values, which represent depreciated historical cost and therefore are not indicative of fair market value, are $(31,093,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,569,000) for the CGS Management Company. The aggregate Exchange Values are $23,606,000 for CGS and the majority-owned affiliates and CGS's other affiliates, and $361,000 for the CGS Management Company.

         We do not know of any factors that may materially affect:

- the value of the consideration to be received by the funds that are acquired in the consolidation;

- the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the general partners; or

-        the analysis of the fairness of the consolidation.

RELATIVE WEIGHT ASSIGNED TO MATERIAL FACTORS

         Your funds' general partners gave greatest weight to the factors set forth in paragraphs one through three and five and six above in reaching their conclusions as to the fairness of the consolidation.

FAIRNESS TO LIMITED PARTNERS RECEIVING AMERICAN SPECTRUM SHARES

         American Spectrum shares represent equity securities in American Spectrum permitting the stockholders to participate in American Spectrum's potential growth. Thus, you, as a holder of American Spectrum shares, will share in both the benefits and risks of an investment of American Spectrum. In addition, the American Spectrum shares will be listed on the _________. As a result, an investment in the American Spectrum shares will be a more liquid investment than an investment in the units. See "Comparison of Units, Notes and American Spectrum Shares." On balance, your general partners have concluded that the consolidation is fair to the limited partners of each fund who receive American Spectrum shares because such investment has substantially more growth potential than an investment in the units and the American Spectrum shares will be a more liquid investment than an investment in the units.

FAIRNESS IN VIEW OF CONFLICTS OF INTEREST

         The general partners of the funds have fiduciary duties to you and the other limited partners. They are expected, in handling the affairs of the funds, to exercise good faith, to use care and prudence and to act with a duty of loyalty to the limited partners. Under these fiduciary duties, they are obligated to ensure that the funds are treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in their interests being opposed to, or not totally aligned with, the interests of you and the other limited partners. To assist the general partners in fulfilling their fiduciary obligations, we obtained the fairness opinion and the independent appraisal from Stanger.

         In considering the consolidation, the general partners gave full consideration to these fiduciary duties. However, the consolidation affords them a number of benefits. The general partners may be viewed as having a potential conflict of interest with you and the other limited partners. Furthermore, the general partners will not have any personal liability for American Spectrum obligations and liabilities which occur after the consolidation. See "Conflicts of Interest -- Substantial Benefits to Related Parties" and "Reports, Opinions and Appraisals."


                        REPORTS, OPINIONS AND APPRAISALS

GENERAL

         The Exchange Values were determined as of September 30, 2000 and have been assigned to each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, solely to establish a consistent method of allocating the American Spectrum shares among the participating entities for purposes of the consolidation. The Exchange Values were determined by CGS and the general partners based primarily on an appraisal of the portfolios of real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates and a valuation of the CGS Management Company.

         Stanger, an independent investment banker, was engaged by the funds and CGS to appraise the portfolios of real properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates and to render its opinion as to the fairness to the funds, from a financial point of view, of the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds.

         Stanger has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the estimated fair market value of the portfolios as of, March 31, 2000 (the Portfolio Appraisal). The Portfolio Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A and should be read in its entirety. Some of the material assumptions, qualifications and limitations to the Portfolio Appraisal are described below. The general partners have not made any contacts, other than as described in this consent solicitation, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the consolidation, an appraisal of the funds, or the CGS Management Company or their assets or any other report with respect to the consolidation.

         Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, appraisals, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. The funds selected Stanger to provide the Portfolio Appraisal because of its experience and reputation in connection with real estate partnerships, real estate investment trusts, real estate assets, and mergers and acquisitions.

PORTFOLIO APPRAISAL

         Summary of Methodology. At the request of the funds and CGS, Stanger evaluated each fund's portfolio of real estate and the real estate portfolio owned by CGS and the majority-owned affiliates and CGS's other affiliates on a limited scope basis utilizing the income approach to valuation, and in the case of developable land, the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: the cost approach, the income approach and the sales comparison approach.

The type and age of a property, lease terms, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market.

         Due to the type of real estate assets owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates, Stanger was engaged to value the portfolios based on the income approach, utilizing a discounted cash flow analysis or income capitalization analysis, as appropriate and to value the developable land parcel pursuant to the sales comparison approach. For the non-developable land properties the cost and sales comparison approaches were considered to be less reliable than the income approach given the primary criteria used by buyers of the type of property appraised in the appraisal. The general partners believe that use of the income approach in estimating the market value of portfolios other than developable land is the most appropriate way of assessing value of the real estate assets owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates because that is the method generally used by purchasers valuing income-producing property. The general partners also believe that the use of the sales comparison approach is the most appropriate way to estimate the value of the developable land parcel. The appraiser concluded that the use of the income approach, with the use of sales comparison approach for the developable land parcel, was reasonable and appropriate.

         In conducting the Portfolio Appraisal, representatives of Stanger reviewed and relied upon, without independent verification, information supplied by the property managers, general partners, the funds and CGS and the majority-owned affiliates and CGS's other affiliates. This information includes:

         - schedules of current lease rates and terms, income, expenses, capital expenditures, cash flow and related financial information;

         -        property descriptive information and rentable square footage;
                  and

         - information relating to the condition of each property, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

         Representatives of Stanger also performed site inspections of the properties during July through August, 1999. In the course of these site visits, the physical facilities of the properties were inspected, and information on the local market and the subject property was gathered. Information on the local market was also gathered via telephonic surveys and reviews of published information. Stanger updated such information via telephone surveys and reviews of available published information in May and June 2000.

         In addition, Stanger discussed with management of the properties and the funds the condition of each property, including any deferred maintenance, renovations, reconfigurations and other factors affecting the physical condition of the improvements, competitive conditions in the property markets, tenant trends affecting the properties, certain lease terms, and historical and anticipated lease revenues and expenses. Stanger also reviewed historical operating statements and the year 2000 operating budgets for the properties.

         Stanger reviewed the acquisition criteria and parameters used by real estate investors utilizing published information and information derived from interviews with buyers, owners and managers of real property portfolios.

         Stanger then estimated the value of each portfolio of properties based on the income approach to valuation, with the developable land parcel valued pursuant to the sale comparison approach. Specifically, in applying the income approach, the discounted cash flow or income capitalization method was used to determine property value. The value indicated by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.

         In applying the discounted cash flow method, pro forma statements of operations reflecting the leases which currently encumber the properties were utilized. Property-level rental revenue projections were developed based on the terms of existing leases and expected market conditions and assuming a ten-year holding period. Property operating expenses, property management fees and capital expense reserves were factored into the analysis. Where tenant improvements, leasing commissions, deferred maintenance or extraordinary capital expenditures were required, the cash flows (and value) were adjusted accordingly.

Expenses identified as relating solely to investor reporting and other entity-level expenses were excluded from the analysis.

         The reversion value of each property to be realized upon sale was estimated based on the current economic rental rate and expenses which would be reasonable for the subject property, escalated at a rate indicative of current expectations in the marketplace and local market conditions. The estimated net operating income of the property in the 12 months following the sale was then capitalized at a rate deemed appropriate to determine the reversionary value of the property. Net proceeds of the sale were determined by deducting estimated costs of sale.

         The operating cash flow projections and the reversion values were then discounted to present value. The selection of the appropriate discount rate for determining the present value of future cash flow streams from each property was based upon acquisition criteria and projection parameters for various property types (e.g., office/ warehouse, shopping center, office) in use in the marketplace by real estate investors, after adjusting for individual property related factors.

         In the case of stabilized apartment properties, Stanger employed a direct capitalization technique, where the property's estimated net operating income after replacement reserves was capitalized at a rate deemed appropriate based upon acquisition criteria in use in the marketplace by apartment property investors.

         The resulting property values were adjusted for any joint venture interests based on information provided by the general partners, the funds and CGS and the majority-owned affiliates and CGS's other affiliates and were then added to determine each estimated portfolio valuation.

         Conclusion as to Value. Based on the valuation methodology described above, Stanger estimated the value of the portfolio of properties owned by each fund and CGS and the majority-owned affiliates and CGS's other affiliates as follows:

                                                  REAL ESTATE PORTFOLIO VALUE
               PARTNERSHIP NAME                          CONCLUSION(1)
-----------------------------------------------   ---------------------------
Sierra Pacific Development Fund                          $     8,070,000
Sierra Pacific Development Fund II                       $    20,165,742
Sierra Pacific Development Fund III                      $       510,384
Sierra Pacific Institutional Properties V                $     4,274,982
Sierra Pacific Pension Investors '84                     $    24,058,892
Nooney Income Fund Ltd., L.P.                            $    10,570,800
Nooney Income Fund Ltd. II, L.P.                         $    22,079,200
Nooney Real Property Investors-Two, L.P.                 $    15,590,000
CGS and the majority-owned affiliates and CGS's
other affiliates                                         $   177,390,000
                                                         ---------------
               TOTAL                                     $   282,710,000
                                                         ===============

(1) Reflects each fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for certain funds.

         Assumptions, Limitations and Qualifications. The appraisal report has been prepared on a limited summary basis. As such, the report differs from a self-contained appraisal report in that the data is limited to the summary data and conclusions presented, and the cost (for all properties) and sales comparison (for all properties except the developable land parcel) approaches were excluded and the conclusions were based on the income approach. The developable land parcel was valued pursuant to the sale comparison approach. Stanger utilized assumptions to determine the appraised value of the portfolios. See Appendix A for a complete description of the assumptions, limiting conditions and qualifications applicable to the portfolio appraisal.

         The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2000 based on information available on such date and does not necessarily reflect the prices that would be realized in an actual sale of the portfolios. Actual prices could be higher or lower than the appraised value of the portfolios. Events occurring after the valuation date and before the closing of the consolidation could affect the properties or the assumptions used in preparing the portfolio appraisal. Stanger has no obligation to update the portfolio appraisal on the basis of subsequent events. In connection with the preparation of the portfolio appraisal, Stanger did not prepare a written report or compendium of its analysis for internal or external use by the funds or CGS and the majority-owned affiliates and CGS's other affiliates beyond the analysis set forth in Appendix
A. Stanger will not deliver any additional written summary of the analysis.

         Compensation and Material Relationships. The funds and CGS and the majority-owned affiliates and CGS's other affiliates paid Stanger an aggregate fee of $244,000 for preparing the portfolio appraisal. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the portfolio appraisal and the fairness opinion, subject to an aggregate maximum of $40,200. Stanger is also entitled to indemnification against liabilities, including liabilities under federal securities laws. The fee was negotiated between the funds, CGS and Stanger and payment thereof is not dependent upon completion of the consolidation. The funds and CGS also have engaged Stanger to render a fairness opinion (see "Appraisals and Fairness Opinion -- fairness opinion").

CGS and the majority-owned affiliates and CGS's other affiliates and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid nominal amounts to Stanger for subscriptions to Stanger-prepared national publications.

PORTFOLIO OF PROPERTIES

The following table provides descriptive information regarding the properties proposed to be included in the consolidation.

               PROPERTIES PROPOSED FOR INCLUSION IN CONSOLIDATION



                                PROPERTY
      PROPERTY                  LOCATION                        PROPERTY OWNER
      --------                  --------                        --------------
                    FUNDS
                                                      Sierra Pacific Development Fund II -
Sierra Mira Mesa               San Diego   CA         20.47%
                                                      Sierra Pacific Pension Investors '84 -
                                                      79.53%

San Felipe                     Houston     TX         Sierra Pacific Development Fund II

                                                      Sierra Pacific Development Fund II -
Sierra Sorrento II             San Diego   CA         12.38%

                                                      Sierra Pacific Institutional Properties V -
                                                      39.51%

                                                      Sierra Pacific Pension Investors '84 -
                                                      48.11%

Sierra Creekside               San Ramon   CA         Sierra Pacific Development Fund

                                                      Sierra Pacific Development Fund II -
Sierra Sorrento I              San Diego   CA         18.11%

                                                      Sierra Pacific Development Fund III -
                                                      11.54%

                                                      Sierra Pacific Pension Investors '84 -
                                                      70.35%

Sierra Southwest Point         Houston     TX         Sierra Pacific Development Fund II

Sierra Valencia                Tucson      AZ         Sierra Pacific Pension Investors '84

Sierra Westlakes               San Antonio TX         Sierra Pacific Development Fund II

Maple Tree Shopping Ctr        Elisville   MO         Nooney Real Property Investors Two

Countryside Executive Ctr      Palatine    IL         Nooney Income Fund Two

Leawood Fountain Plaza         Leawood     KS         Nooney Income Fund - 76.00%

                                                      Nooney Income Fund Two - 24.00

NorthCreek Office Park         Cincinnati  OH         Nooney Income Fund Two


                              APPRAISED
                              VALUE AS OF
                               MARCH 31,                                  PROPERTY           YEAR
      PROPERTY                   2000          PROPERTY TYPE              SIZE (1)        CONSTRUCTED
      --------                   ----          -------------              --------        -----------
                    FUNDS

Sierra Mira Mesa            $5,020,000            Office              89,560 sq ft          1987



San Felipe                   6,500,000           Office              100,898 sq ft          1977


Sierra Sorrento II          10,820,000           Office               88,073 sq ft          1986







Sierra Creekside             8,070,000           Office               47,800 sq ft          1985


Sierra Sorrento I            4,340,000      Office/warehouse          43,100 sq ft          1986






                             3,460,000      Office/warehouse         100,758 sq ft          1972
Sierra Southwest Point
                             3,860,000      Office/warehouse          82,520 sq ft          1987
Sierra Valencia
Sierra Westlakes             5,010,000      Office/warehouse          95,370 sq ft          1985

Maple Tree Shopping Ctr      3,290,000      Shopping Center           72,148 sq ft          1974

Countryside Executive Ctr    6,070,000           Office               91,975 sq ft          1972

Leawood Fountain Plaza       6,580,000           Office               85,955 sq ft        1982-1983


NorthCreek Office Park       8,420,000           Office               92,026 sq ft       1984 -1986

                                PROPERTY
      PROPERTY                  LOCATION                        PROPERTY OWNER
      --------                  --------                        --------------
Park Plaza I and II            Indianapolis   IN         Nooney Real Property Investors Two

Jackson Industrial A           Indianapolis   IN         Nooney Real Property Investors Two

Morenci Professional Park      Indianapolis   IN         Nooney Real Property Investors Two

Northeast Commerce Ctr         Loveland       OH         Nooney Income Fund Two

Oak Grove Commons              Downers Grove  IL         Nooney Income Fund

Tower Industrial Bldg          Mundelein      IL         Nooney Income Fund Two


                                APPRAISED
                                VALUE AS OF
                                 MARCH 31,                                   PROPERTY           YEAR
      PROPERTY                     2000           PROPERTY TYPE              SIZE (1)        CONSTRUCTED
      --------                     ----           -------------              --------        -----------
Park Plaza I and II              3,380,000      Office/warehouse          95,080 sq ft       1975 & 1979

Jackson Industrial A             5,440,000       Bulk/warehouse          320,000 sq ft       1976 & 1980

Morenci Professional Park        3,480,000      Office/warehouse         105,600 sq ft       1975 & 1979

Northeast Commerce Ctr           4,550,000      Office/warehouse          99,560 sq ft          1985

Oak Grove Commons                5,570,000      Office/warehouse         137,678 sq ft        1972-1976

Tower Industrial Bldg            1,460,000      Office/warehouse          42,120 sq ft          1983



(1)  Net Rentable area.

             PROPERTY                      PROPERTY LOCATION               PROPERTY OWNER
             --------                      -----------------               --------------
   MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES
                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Beach & Lampson, Pad D                     Stanton       CA             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Columbia NE Shopping Center                Columbia      SC             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Marketplace Shopping Center                Columbia      SC             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Richardson Plaza Shopping Center           Columbia      SC             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Bristol Bay Building                       Newport Beach CA             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Chrysler Building                          Irvine        CA             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Northwest Corporate Center II              Hazelwood     MO             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Pacific Spectrum                           Phoenix       AZ             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Parkade Center                             Columbia      MO             Other Affiliates

                                                                        Majority-Owned
                                                                        Affiliates and CGS's
Business Center                            St. Louis     MO             Other Affiliates



                                             APPRAISED
                                            VALUE AS OF                                                    YEAR
             PROPERTY                      MARCH 31, 2000      PROPERTY TYPE         PROPERTY SIZE       CONSTRUCTED
             --------                      --------------      -------------         -------------       -----------
   MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES

Beach & Lampson, Pad D                      1,310,000          Shopping Center         13,017 sq ft        1989



Columbia NE Shopping Center                 2,470,000          Shopping Center         56,515 sq ft        1975



Marketplace Shopping Center                 5,120,000          Shopping Center        100,709 sq ft        1951



Richardson Plaza Shopping Center            4,930,000          Shopping Center       108,138 sq. ft        1982



Bristol Bay Building                        9,190,000              Office              50,371 sq ft        1988



Chrysler Building                          48,600,000              Office             207,272 sq ft        1989



Northwest Corporate Center II               6,420,000              Office              87,944 sq ft        1983



Pacific Spectrum                            8,430,000              Office              70,511 sq ft        1986



Parkade Center                              7,510,000             Mixed Use           221,772 sq ft        1965
                                                               (Office/Retail)


Business Center                             3,410,000         Office/warehouse         64,383 sq ft        1985

                                                                                   APPRAISED
                                                                                  VALUE AS OF
    PROPERTY              PROPERTY LOCATION         PROPERTY OWNER              MARCH 31, 200
    --------              -----------------         --------------              -------------
                                                   Majority-Owned
                                                   Affiliates and CGS's
Technology                  Austin     TX          Other Affiliates                10,070,000


                                                   Majority-Owned
                                                   Affiliates and CGS's
Autumn Ridge                Pasadena   TX          Other Affiliates                 9,200,000

                                                   Majority-Owned
                                                   Affiliates and CGS's
Creekside                   Riverside  CA          Other Affiliates                 7,050,000

                                                   Majority-Owned
                                                   Affiliates and CGS's
Villa Redondo               Long Beach CA          Other Affiliates                14,500,000

                                                   Majority-Owned
                                                   Affiliates and CGS's
Meadow Wood                 Long Beach CA          Other Affiliates                20,230,000

                                                   Majority-Owned
                                                   Affiliates and CGS's
The Lakes                   Hazelwood  MO          Other Affiliates                15,150,000

                                                   Majority-Owned
                                                   Affiliates and CGS's
Phoenix Van Buren           Phoenix    AZ          Other Affiliates                 3,800,000
                                                                                 ------------
Total                                                                            $282,710,000
                                                                                 ============


                                                                          YEAR
    PROPERTY                  PROPERTY TYPE         PROPERTY SIZE      CONSTRUCTED
    --------                  -------------         -------------      -----------


Technology                   Office/warehouse        109,012 sq ft        1986


Autumn Ridge                 Apartment               366 units           1965


Creekside                    Apartment               152 units           1991


Villa Redondo                Apartment               125 units           1990


Meadow Wood                  Apartment               206 units           1985


The Lakes                    Apartment               408 units           1985


Phoenix Van Buren           Dev. Land             737,471 sq ft          N/A



FAIRNESS OPINION

     Stanger was also engaged by the funds and CGS to deliver a written summary of its determination as to the fairness, from a financial point of view, to the funds of the allocation of American Spectrum shares in connection with the consolidation between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds. The full text of the fairness opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix B to this consent solicitation and should be read in its entirety. Certain of the material assumptions and limitations to the fairness opinion are described below, but this does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

     Except for assumptions described more fully below which the funds and CGS and the majority-owned affiliates and CGS's other affiliates, and the CGS Management Company, advised Stanger that it would be reasonable to make, the funds, the general partners, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, imposed no conditions or limitations on the scope, methods or procedures of Stanger's investigation or the methods and procedures to be followed in rendering the fairness opinion. The funds and CGS have agreed to indemnify Stanger against liabilities arising out of Stanger's engagement to prepare and deliver the fairness opinion. Upon consummation of the consolidation, such indemnity obligations will become obligations of American Spectrum.

     Selection of the Fairness Opinion Provider. The funds selected Stanger because of its experience in providing similar services in connection with transactions comparable to the consolidation, and Stanger's reputation in connection with real estate partnerships, real estate investments trusts, real estate assets, and merger and acquisitions. The compensation payable by the funds and CGS and the majority-owned affiliates, and CGS's other affiliates, to Stanger in connection with the rendering of the fairness opinion is not contingent on the approval or completion of the consolidation.

     Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the allocations utilized in the consolidation,
Stanger:

     - reviewed a draft of this consent solicitation in substantially the form intended to be filed with the Securities and Exchange Commission and provided to limited partners;

     - reviewed the funds' financial statements contained in Forms 10-K filed with the SEC for the funds' fiscal years ended December 31, 1997, 1998 and 1999, or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two, L.P., which reports on a different fiscal year basis, and the funds' quarterly reports on Form 10-Q for the nine months ended September 30, 2000 or for the nine months ending August 31, 2000 for Nooney Real Property Investors Two, L.P.;

     - reviewed operating and financial information including property-level financial data relating to the business, financial condition and results of operations of the funds, the properties of CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company;

     - reviewed CGS and the majority-owned affiliates' and CGS's other affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

     - performed an appraisal of the portfolio of properties owned by each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of March 31, 2000;

     - reviewed information regarding purchases and sales of properties by CGS, the funds or any of the majority-owned affiliates and CGS's other affiliates during the prior year and other information available relating to acquisition criteria for similar properties;

     - conducted discussions with management of the funds and CGS and the majority-owned affiliates and CGS's other affiliates regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates, current and projected operations and performance, financial condition, and future prospects of the properties, the funds and the CGS Management Company;

     - reviewed financial information relating to real estate management companies;

     - reviewed the methodology utilized by the general partners to determine the allocation of American Spectrum shares between the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company and among the funds, in connection with the consolidation; and

     - conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     Summary of Analysis. The following is a summary of financial analyses conducted by Stanger in connection with, and in support of, its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this consent solicitation is qualified in its entirety by reference to the full text of such opinion.

     The general partners of the funds requested that Stanger opine as to the fairness to the limited partners of the funds, from a financial point of view, of the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, assuming that all funds elect to participate in the consolidation and assuming the minimum participation.

     Portfolio Appraisal. In preparing its opinion, Stanger:

     - performed an independent appraisal of each fund's portfolio of properties and the property portfolio of CGS and the majority-owned affiliates and CGS's other affiliates;

     -    performed site inspections of each property in July through August
          1999;

     - conducted inquiries into local market conditions affecting each property;

     - reviewed summaries of current leases and historical and budgeted operating statements of each property;

     - conducted interviews with the management of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the properties;

     - reviewed acquisition criteria in use in the marketplace by investors and owners of real estate;

     - reviewed information concerning transactions involving similar properties; and

     - estimated the market value of each portfolio utilizing the income approach to value and the sales comparison approach for the developable land parcel.

For a more complete description of the Portfolio Appraisals, see "Portfolio Appraisal, Management Company Valuation and Fairness Opinion -- Portfolio Appraisal."

     Review of CGS Management Company Allocation. In the course of preparing to render its opinion, Stanger reviewed the Exchange Value ascribed to the CGS Management Company assets and businesses to be contributed to American Spectrum in the consolidation. In particular, in evaluating the allocation of shares, Stanger considered the implied earnings multiple ascribed to the CGS Management Company and the present value range of discounted cash flows.

     For purposes of its analysis, Stanger relied upon internal schedules of anticipated fees, reimbursements and other revenues and expenses of the CGS Management Company as provided by CGS. In performing its analysis, Stanger reviewed a "Base Case" scenario prepared by the management of CGS and a "Growth Case" scenario, whereby assumptions regarding operating results were increased from the Base Case. Unless otherwise indicated, the analyses described below are based on the Base Case scenarios.

     - Implied Earnings Multiple -- Stanger believes that the CGS Management Company, like most service businesses, should be evaluated in terms of the profitability of its operations. Therefore, Stanger compared the valuation ascribed to the CGS Management Company (before balance sheet adjustments) for the purpose of establishing Exchange Value to the CGS Management Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Stanger noted that the implied EBITDA multiple was approximately 5.0 x based on year ending March 31, 2001 EBITDA. Stanger analyzed private and public transactions in which real estate companies or partnerships have acquired or merged with an external real estate management company. These transactions included: Franchise Finance Corporation of America's acquisition of FFCA Management Company, L.P. as part of a consolidation; Realty Income Corporation's acquisition of R.I.C. Advisor, Inc.; Shurgard Storage Centers, Inc's acquisition of Shurgard, Incorporated; Storage Equities, Inc.'s acquisition of Public Storage Management, Inc.; CRIIMI MAE's acquisition of C.R.I., Inc.; the acquisition of external advisors affiliated with Security Capital Group, Inc. by Security Capital Atlantic Trust, Security Capital Industrial Trust and Security Capital Pacific Trust; Commercial Net Lease Realty's acquisition of CNL Realty Advisors, Inc.; U.S. Restaurant Properties' acquisition of QSV Properties, Inc.; Glenborough Realty Trusts' acquisition of Glenborough, Inc. as part of a consolidation; Municipal Mortgage & Equity LLC's acquisition of the businesses of SCA Realty I, Inc. and SCA Associates 86, LP as part of a consolidation; Equity Office Properties Trust's acquisition of the management and advisory businesses of Equity Office Properties LLC and Equity Office Holdings LLC as part of a consolidation and public offering; the consideration ascribed to Imperial Credit Commercial Mortgage Investment Corp.; and Starwood Financial Trust's acquisition of Starwood Financial Advisors.

         The following table shows the date and approximate value of each of the real estate management company transactions.

                             COMPARABLE REAL ESTATE
                         MANAGEMENT COMPANY TRANSACTIONS

TRANSACTION                                           DATE          VALUE
                                                                  (MILLIONS)
Franchise Finance Corp. of America                    6/94           $54

Shurgard Storage Centers                              3/95           $29

CRIIMI MAI                                            6/95           $31

Realty Income Corporation                             8/95           $22

Public Storage Inc.                                  11/95           $238

Glenborough                                          12/95           $20

Municipal Mortgage & Equity LLC                       8/96           $17

Equity Office Properties                              7/97           $160

Security Capital - Industrial                         9/97           $82

Security Capital - Pacific                            9/97           $76

Security Capital - Atlantic                           9/97           $55

Confidential Private Transaction                      9/97           $70

Confidential Private Transaction                      9/97           $92

U.S. Restaurant Properties                           10/97           $35

Commercial Net Lease Realty                           1/98           $31

Confidential Private Transaction                      1/98           $37

Starwood Financial Advisors                          11/99           $117

Confidential Private Transaction                      1/00           $35

Imperial Credit Commercial Mortgage                   1/00           $33

Stanger compared the purchase price paid in each of the comparable real estate management company transactions with the reported EBITDA at the time of the transaction, and calculated the multiple of the purchase price to the acquired company's EBITDA. The observed multiples are summarized in the table below.

                           EBITDA MULTIPLE STATISTICS
--------------------------------------------------------------------------------

Low EBITDA Multiple                                  5.0x
High EBITDA Multiple                                11.5x
Mean EBITDA Multiple                                 7.8x
Median EBITDA Multiple                               7.7x

     Stanger observed that the CGS Management Company's implied EBITDA multiple of 5.0 was at the low end of the range of the EBITDA multiples ascribed to real estate advisory and management businesses in acquisitions and mergers reviewed by Stanger. Stanger also noted that the CGS Management Company's EBITDA for the year ending March 31, 2001 does not fully reflect future management fees from assets currently managed due to the potential leaseup of several un-stabilized properties.

     - Present Value Range Of Discounted Cash Flows -- Discounted cash flow analysis is based on the premise that the intrinsic value of any business reflects the present value of the future cash flows that the business will generate for its owners. To establish a current implied value under this approach, future cash flows must be estimated and an appropriate discount rate determined.

     Stanger used the Base Case Scenario and other information provided by CGS, which included annual pro forma cash flows provided by CGS for the four-year period ending March 31, 2004. To establish an estimated residual value, residual EBITDA multiples from 5.0x to 7.0x were applied to pro forma cash flows provided by CGS for the year ending March 31, 2004. The resulting cash flows were then discounted to present value using discount rates ranging from 17.5% to 22.5%. These discount rates reflect an assessment of the risks of equity investments in general and the specific risks of the real estate management business, in particular. These calculations resulted in a range of implied discounted present values of the CGS Management Company of $3.9 million to $5.3 million, with a mean of $4.6 million, as shown in the table below. The following table shows the estimated range of values of the CGS Management Company using this methodology.

                                            DISCOUNT RATE
                             ---------------------------------------------
  RESIDUAL MULTIPLE             17.5%             20.0%            22.5%
  -----------------             -----             -----            -----
         5.0                 $4,450,000        $4,160,000       $3,910,000
         6.0                 $4,880,000        $4,560,000       $4,270,000
         7.0                 $5,320,000        $4,960,000       $4,640,000

Stanger observed that had the CGS Management Company Growth Case Scenario been utilized, the resulting implied present value indicators would have been higher.

     Given that the implied Exchange Value EBITDA multiple of the CGS Management Company is at the low end of the range of EBITDA multiples ascribed to real estate management companies in acquisitions and mergers reviewed by Stanger, and the value ascribed to the CGS Management Company for the purpose of establishing the Exchange Value is within the range of implied present values derived from the discounted cash flow analysis, Stanger concluded that these analyses support the fairness to the funds of the allocation of shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, as a group.

     Review of Allocations. Stanger's evaluation of the fairness from a financial point of view of the allocations of the American Spectrum shares pursuant to the consolidation employed comparisons of the Exchange Value to be contributed to American Spectrum by each fund, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, to the aggregate Exchange Value of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, as a group.

     In its evaluation of the fairness of the allocation of the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds, Stanger observed that the Exchange Values were assigned to the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, by the general partners based, in part, on:

- the independent appraisal provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000;

- valuations made by the general partners of other fund and CGS and the majority-owned affiliates and CGS's other affiliates' assets and liabilities as of September 30, 2000 to be contributed to American Spectrum;

- the estimated value of the CGS Management Company as of September 30, 2000 including valuations of other assets and liabilities to be contributed to American Spectrum by the CGS Management Company; and

- adjustments made by the general partners to the foregoing values to reflect the estimated costs of the consolidation to be allocated among the funds and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Stanger also observed that the general partners intend to make such pre-consolidation cash distributions to the limited partners in each fund and/or partners/shareholders in CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in this consent solicitation.

     Relying on these Exchange Values, Stanger observed that the allocation of American Spectrum shares between the funds and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, reflects the net value of the assets contributed to American Spectrum by each fund and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, after deducting a share of the costs associated with the consolidation. Stanger believes that basing such allocations on the value of net assets contributed to American Spectrum is fair from a financial point of view.

     Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and the assumptions, limitations and qualifications thereto, and as of the date of the information considered in the fairness opinion, the allocation of American Spectrum shares offered pursuant to the consolidation between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among the funds in the maximum participation and minimum participation scenarios is fair, from a financial point of view, to the funds.

     Assumptions. In rendering its opinion, Stanger relied, without independent verification, on the accuracy and completeness of all financial and other information contained in this consent solicitation, or that was otherwise publicly available or furnished or otherwise communicated to Stanger. Stanger has not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Stanger relied upon the balance sheet value determinations for the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, and the adjustments made by the general partners to the real estate portfolio appraisals to arrive at the Exchange Values. Stanger also relied upon the assurance of the funds, the general partners, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company, that:

- the calculations made to determine allocations between joint venture participants and within each of the funds between the general partner and limited partners are consistent with the provisions of each joint venture agreement and each fund's limited partnership agreement;

- any financial projections, pro forma statements, budgets, value estimates or adjustments provided to Stanger were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments;

- no material changes have occurred in the fund's, CGS and the majority-owned affiliates' and CGS's other affiliates' or the CGS Management Company's values subsequent to September 30, 2000, or in the real estate portfolio values subsequent to March 31, 2000 which are not reflected in the Exchange Values herein; and

- the funds, the general partners and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, are not aware of any information or facts regarding the funds, CGS and the majority-owned affiliates and CGS's other affiliates, the real estate portfolios or the CGS Management Company that would cause the information supplied to Stanger to be incomplete or misleading.

     Limitations and Qualifications of Fairness Opinion. Stanger was not asked to and therefore did not perform an analysis with respect to any combinations of fund participation other than those noted above. Further, Stanger is not opining as to whether any specified combination will result from the consolidation. Stanger did not:

- select the method of determining the allocation of American Spectrum shares or notes or establish the allocations;

- make any recommendations to the limited partners, the general partners or the funds with respect to whether to approve or reject the consolidation, or whether to select the American Spectrum shares or notes offered in the consolidation; or

-     express any opinion as to:

          - the impact of the consolidation with respect to combinations of participating funds other then those specifically identified in the fairness opinion;

          - the tax consequences of the consolidation for limited partners, the general partners or the funds;

          - the potential impact of any preferential return to noteholders on the cash flow received from, or the market value of, American Spectrum shares received by the limited partners;

          - the potential capital structure of American Spectrum or its impact on the financial performance of the American Spectrum shares or the notes;

          - the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities;

          - the terms of employment agreements or other compensation between American Spectrum and its officers and directors, and the terms of existing joint venture agreements; or

          - whether or not alternative methods of determining the relative amounts of American Spectrum shares and notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

     Further, Stanger did not express any opinion as to:

- the fairness of any terms of the consolidation other than the fairness of the allocations for the combinations of funds as described above, the amounts or allocations of the consolidation costs or the amounts of the consolidation costs borne by the limited partners at various levels of participation in the consolidation;

- the relative value of American Spectrum shares and notes to be issued in the consolidation;

- the impact, if any, on the trading price of American Spectrum shares resulting from the decision of limited partners to select notes or American Spectrum shares or liquidate such American Spectrum shares in the market following consummation of the consolidation;

- the prices at which the American Spectrum shares or notes may trade following the consolidation or the trading value of the American Spectrum shares or notes to be received compared with the current fair market value of the funds' portfolios and other assets if liquidated;

- the business decision to effect the consolidation or alternatives to the consolidation;

- the ownership percentage of American Spectrum held by parties affiliated with CGS as a result of the consolidation and their consequent ability to influence voting decisions of American Spectrum;

-    whether or not American Spectrum will qualify as a REIT; and

-    any other terms of the consolidation other than the allocations.

     The fairness opinion is based on business, economic, real estate and securities markets and other conditions as they existed and could be evaluated as of the date of the fairness opinion and does not reflect any changes in those conditions that may have occurred since that date. In connection with preparing the fairness opinion, Stanger did not prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. Stanger will not deliver any additional written summary of the analysis.

     Compensation and Material Relationships. Stanger has been paid a fee by the funds, CGS and the majority-owned affiliates and CGS's other affiliates of $500,000 for preparing the fairness opinion. In addition, in connection with its preparation of the fairness opinion and Portfolio Appraisal, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, subject to an aggregate maximum limit of $40,200. Stanger will also be indemnified against liabilities, including liabilities under the federal securities laws. The fee was negotiated between the funds, the general partners, CGS and Stanger. Payment of the fee to Stanger is not dependent upon completion of the consolidation. CGS and the majority-owned affiliates and CGS's other affiliates and the funds have not previously retained Stanger to perform services, although affiliates of the general partners have paid nominal amounts to Stanger for subscriptions to Stanger-prepared national publications. Stanger also was compensated for preparing the Portfolio Appraisal. See "Appraisals & Fairness Opinion -- Portfolio Appraisal."

FINANCIAL ADVISOR

     Stanger, a member of the National Association of Securities Dealers, Inc. ("NASD"), was also engaged to act as financial advisor to American Spectrum, the issuer of the securities in the proposed consolidation. In its capacity as financial advisor, Stanger reviewed information contained in this prospectus/consent solicitation statement regarding American Spectrum, its affiliates and the funds, and advised American Spectrum with respect to its understanding of the requirements of the NASD rollup rules and multiples observed in transactions involving the sale or merger of real estate management companies. Stanger has not opined on the value of the American Spectrum shares or notes to be issued in the consolidation, is not providing any information or recommendations to investors, is not providing any opinion to American Spectrum or its affiliates with respect to the fairness or merits of the consolidation, is not taking part in the solicitation of votes of the investors or otherwise acting as an "underwriter" with respect to the shares or notes, and has not rendered any opinion other than the fairness opinion and appraisals as set forth in this consent solicitation.

     Pursuant to a financial advisory agreement, American Spectrum has paid Stanger an advisory fee of $________. Stanger will also be entitled to reimbursement for its out-of-pocket expenses, including fees and expenses of Stanger's counsel. American Spectrum has agreed to indemnify Stanger against liabilities under the Securities Act and the Exchange Act and other liabilities.

                                THE CONSOLIDATION

     In order to effect the consolidation, the funds that vote in favor of the consolidation will merge into American Spectrum. As described above, you will receive American Spectrum shares in connection with the consolidation. The following is an overview of the principal components and other key aspects of the consolidation. We note, however, that following the description herein is a summary, and refer you to the Agreements and Plans of Merger by and between American Spectrum and each of the funds (the Merger Agreements). A copy of the Merger Agreement(s) for your fund(s) is or are attached to the supplement accompanying this consent solicitation as Appendix B. By this reference to the Merger Agreements, we are incorporating each of the Merger Agreements into this consent solicitation as required by the federal securities laws.

PRINCIPAL COMPONENTS OF THE CONSOLIDATION

     The consolidation will consist of the following principal components:

     The funds will consolidate into American Spectrum. The funds in which limited partners holding in excess of 50% of the fund's units approve the consolidation will consolidate into American Spectrum. Consequently, American Spectrum will own the acquired funds' properties and other assets after the completion of the consolidation. In addition, American Spectrum will be subject to all of the liabilities of the funds. The consolidation will be accomplished by merging the funds into American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. The assets of the funds will be held by either the Operating Partnership or subsidiary of the Operating Partnership. The number of funds which will approve the consolidation is currently unknown. The shares issuable to partners in the funds are registered pursuant to the Registration Statement on Form S-4 of which this Consent Solicitation Statement is a part.

     We will consolidate with CGS and the majority-owned entities. We will acquire most of the assets of CGS and assume liabilities of CGS related to the assets and businesses included in the consolidation. CGS and its wholly-owned subsidiaries own three properties.

     We will merge with the majority-owned affiliates. These are partnerships, corporations and limited liability companies in which Messrs. Carden, Galardi and members of their families hold more than 50% of the equity and which collectively own 14 properties. There are two to 7 other holders of equity in these entities.

     CGS and the majority-owned affiliates own in the aggregate five office properties, one office warehouse property, three apartment properties, four shopping centers and one parcel of development land.

     We will consolidate with the CGS's other affiliates. We will merge CGS's other affiliates. They are three other limited partnerships in which affiliates of the general partners own 0.17 - 42% of the equity interests and the remaining equity interests are owned by three - 101 persons which own collectively three properties. CGS's other affiliates own in the aggregate one office warehouse property and two apartment properties.

     American Spectrum will acquire the CGS Management Company. CGS's management company subsidiaries are engaged in both the business of providing real estate management, leasing and brokerage services to third parties and providing property management, brokerage and leasing services to the funds and CGS and the majority-owned affiliates and CGS's other affiliates' properties. We will acquire the CGS Management Company, which manages the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates. The CGS Management Company is part of CGS and the majority-owned affiliates.

     American Spectrum will not acquire CGS's Third Party Management Businesses. While investigating the consolidation, we determined that the third party management business, which we refer to as the Third Party Management Company, was operating at a loss and that providing property management and brokerage services to unaffiliated parties was not our principal focus. Accordingly, we determined not to include the Third Party Management Company in the consolidation. The management company subsidiaries formed a new subsidiary, the CGS Management Company, and contributed to the CGS Management Company the assets of the management companies relating to the business of providing property management services to the funds and the properties of CGS and the majority-owned affiliates and CGS's other affiliates. The CGS Management Company includes 75 of the approximately 200 employees of CGS's management company subsidiaries, and includes systems, contracts, records and data, furniture, fixtures and equipment relating to the management of the funds' properties and the properties of CGS and the majority-owned affiliates and CGS's other affiliates. Third Party Management Company will continue to be operated separately by affiliates of CGS.

     Issuance of American Spectrum Shares and limited partnership interests in the Operating Partnership. We will issue either American Spectrum shares or limited partnership interests in the Operating Partnership in connection with the consolidations with CGS and the majority-owned affiliates and CGS's other affiliates. Each limited partnership interest in the Operating Partnership provides the same rights to distributions as one American Spectrum share and is exchangeable into shares of American Spectrum on a one-for-one basis after 12 months. There are some limitations on exchange described under "AMERICAN SPECTRUM -- Miscellaneous Policies -- Restrictions on Related Party Transactions".

     The American Spectrum shares and limited partnership interests in the Operating Partnership issuable to CGS partners and members in the majority-owned affiliates and CGS's other affiliates are not registered pursuant to the Registration Statement on Form S-4 of which this Consent Solicitation Statement is a part. American Spectrum has agreed to file a registration statement registering the resale of these American Spectrum shares on the first anniversary of the consummation of the consolidation. This includes American Spectrum shares issuable in exchange for limited partnership interests in the Operating Partnership.

     American Spectrum will list the American Spectrum shares on the _________. American Spectrum will provide liquidity and a trading market for the American Spectrum shares by listing the American Spectrum shares for trading on the _________ concurrently with the consummation of the consolidation.

     The following chart reflects the organizational structure of and the relationship among Messrs. Carden and Galardi, the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the management company subsidiaries of CGS before the consolidation:

[CHART SHOWING THE OWNERSHIP OF CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES AND THE FUND BEFORE THE CONSOLIDATION]

(1) CGS and the majority-owned affiliates are combined together in the financial statements of CGS and the majority-owned affiliates. Separate financial statements are provided for each of CGS's other affiliates, Meadow Wood Village Apartments, Ltd., L.P., Nooney Rider Trail, LLC and Nooney-Hazelwood Associates, L.P.

(2) The Sierra Pacific Partnerships and the Nooney Limited Partnerships together make up the funds. For accounting purposes, Sierra Pacific Pension Investors '84 is considered the accounting acquiror in the consolidation because its partners receive more American Spectrum shares than the investors in any other entity.

(3) American Spectrum Real Estate Services Inc. consists of the CGS Management Company and the Third Party Management Company.

     - The following chart shows the organization of American Spectrum following the consolidation reflecting the results of the following:

          - The funds that have approved the consolidation have merged into American Spectrum.

          - CGS has contributed most of its assets to us, including the CGS Management Company.

          -    The majority-owned affiliates have merged into American Spectrum.

          -    CGS's other affiliates have merged into American Spectrum

[CHART SHOWING THE OWNERSHIP STRUCTURE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION]

(1) The CGS Management Company excludes the third party property management services.

(2) We will own our properties through the Operating Partnership. This is known as an "UPREIT" structure. Limited partnership interests in the Operating Partnership will have substantially the same economic rights as American Spectrum shares. As a result of this structure, we can issue limited partnership interests in exchange for interests in properties in tax-free transactions.

(3) In most cases our properties will be owned by single purpose subsidiaries of the Operating Partnership.

Operating Partnership

     The structure of American Spectrum is generally referred to as an "UPREIT" structure. Substantially all of our assets will be held through the Operating Partnership. This structure will enable us to acquire assets from other partnerships in a partnership merger format that will not trigger the recognition of gain to the partners of the acquired partnerships assuming certain conditions are met.

     We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

     The limited partnership interests in the Operating Partnership will be owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding American Spectrum share. Initially we will own 5,430,000 units or 81% of the Operating Partnership. 13% of the partnership interests in the Operating Partnership will initially be owned by the general partners and their affiliates and 6% of the partnership interests will be owned by unaffiliated partners or members in the majority-owned affiliates and CGS's other affiliates. Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership. Holders of limited partnership units in the Operating Partnership will have the same rights to distributions as holders of common stock in American Spectrum. In addition, each limited partnership interest will be redeemable by the holder for cash at the then fair market value or, at the option of American Spectrum, one share of common stock in American Spectrum.

     We expect most of the properties to be owned by the Operating Partnership through subsidiary limited partnerships or limited liability companies

     Management Company

     The CGS Management Company will be a subsidiary of the Operating Partnership. The CGS Management Company will manage all of our properties.

CONDITIONS TO CONSOLIDATION

     We have established conditions that must be satisfied in order for the consolidation to be consummated, including the following:

     - The American Spectrum shares must be listed on the _________ prior to or concurrently with the consummation of the consolidation; and

     - We condition the consummation of the consolidation upon the ownership of real properties having an appraised value of at least $200 million, including real properties owned by CGS and the majority-owned affiliates and CGS's other affiliates, upon consummation of the consolidation. At September 30, 2000, the appraised value of the real properties owned or controlled by CGS and the majority-owned affiliates and CGS's other affiliates was $177,390,000. If real properties with an aggregate appraisal value of at least $22,610,000 are not acquired pursuant to mergers with the funds in the proposed consolidation, we will not acquire any of the funds in the consolidation. The funds have an aggregate appraised value of $105,320,000.

     - Sierra Pacific Pension Investors '84, which has properties having an appraised value of $23 million, shall participate in the consolidation. This would satisfy the condition in the preceding paragraph.

     - No more than 20% in interest of the limited partners of Sierra Pacific Pension Investors '84 elect to receive notes.
MERGER AGREEMENTS

     If your fund approves the consolidation, that approval also constitutes consent to the merger of the fund with and into American Spectrum pursuant to the terms and conditions of your fund's Merger Agreement. Each of the Merger Agreements provides that in accordance with its terms, the applicable state limited partnership laws governing such fund and the Maryland General Corporation Law (or MGCL), at the time of filing of a merger certificate in each state, the funds that approve the consolidation will be merged with and into American Spectrum, and American Spectrum will continue as the surviving entity. At the time the merger occurs, all of the properties and other assets and the liabilities of each participating fund will be deemed to have been transferred to American Spectrum. American Spectrum will contribute the properties to the Operating Partnership or a subsidiary of the Operating Partnership after the consummation of the consolidation.

     If your fund approves the consolidation, it will also have consented to all actions necessary or appropriate to accomplish the consolidation. In addition, with respect to some of the funds, a separate vote will be required to approve any required amendments to the partnership agreement governing that fund. For information regarding whether your fund's partnership agreement is being amended in connection with approval of the consolidation, we encourage you to read the supplement pertaining to your fund that accompanies this consent solicitation.

APPROVAL AND RECOMMENDATION OF THE GENERAL PARTNERS

     The general partners of the funds have unanimously approved the consolidation. They believe that the terms of the consolidation provide substantial benefits and are fair to you. As such, the general partners recommend that you vote "For" approval of the consolidation. For a specific description of our analysis in reaching this recommendation, see "Our Recommendation and Fairness Determination." You are, however, urged to consider the risks described in "Risk Factors" and the comparison of an investment in the funds versus an investment in American Spectrum in "Comparison of Ownership of Units, Notes and American Spectrum Shares." If your fund elects to be acquired in the consolidation and you are subject to federal income tax, you will have tax consequences. Accordingly, we recommend that you consult with your tax advisor prior to casting your vote.

VOTE REQUIRED FOR APPROVAL OF THE CONSOLIDATION

     In order for American Spectrum to acquire your fund, limited partners holding a majority of the outstanding units of the fund must vote in favor of the consolidation and the amendments to your fund's partnership agreement. As noted above, the consolidation is conditioned upon acquisition of properties having an appraised value of $200 million. The properties owned or contributed to American Spectrum by CGS and the majority-owned affiliates and CGS's other affiliates have a total value of approximately $177 million. In addition, the conditions to the consolidation referred to above must be satisfied.

CONSIDERATION

     If your fund is consolidated with American Spectrum, you will be allocated American Spectrum shares unless you vote against the consolidation and affirmatively elect the notes option. If your fund votes against the consolidation, your fund will continue as an independent entity which will contract with American Spectrum to provide property management services.

     American Spectrum Shares. The number of American Spectrum shares that you will receive upon the consummation of the consolidation will be in accordance with your fund's partnership agreement which specifies how consideration is distributed to partners in the event of a liquidation of your fund. In addition, in the event that your fund approves the consolidation, the aggregate number of American Spectrum shares allocated to your fund will reflect your fund's share of expenses of the consolidation.

     Notes Option. If your fund votes in favor of and you have voted "Against" the consolidation, but you do not wish to own American Spectrum shares, you can elect the notes option. The principal amount of the note received by you or other limited partners who elect the notes option will be equal to the estimated amount that the fund would receive upon an orderly liquidation of the properties pursuant to the partnership agreement governing your fund, as determined by the general partners which represents 93.9% -96.9% of the Exchange Value of your fund. See "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values." We determined the liquidation value based in part on the portfolio appraisal prepared by Stanger. The liquidation value will be lower than the Exchange Value of the American Spectrum shares, based on the Exchange Value, offered to your fund in the consolidation. Notes will bear interest at __% annually and will mature on the eighth anniversary of the closing of the consolidation. The notes will be redeemable by us at any time.

     General Partners. The general partners of the funds will not receive any American Spectrum shares as a result of their general partner interests in the funds. Under the terms of the partnership agreement for each fund, the general partners are not entitled to have any of the American Spectrum shares allocated to them. American Spectrum shares were allocated among the partners of each of the funds in the same manner as net liquidation proceeds would be distributed under your fund's partnership agreement as if your fund's properties and other assets were sold for an amount equal to the value (based on the Exchange Value) of the number of American Spectrum shares issued to the limited partners of each fund by American Spectrum.

ESTIMATED EXCHANGE VALUE OF AMERICAN SPECTRUM SHARES ISSUABLE TO FUNDS

     The following table sets forth for each fund:

     - the estimated total number of American Spectrum shares to be allocated to that fund;

     -    the Exchange Value of American Spectrum shares allocated to that fund;

     - the Exchange Value of American Spectrum shares, per $1,000 of original investment by you and the other limited partners of your fund and


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

     - the GAAP book value per $1,000, in accordance with GAAP, of the assets contributed by your fund.

                                                                                                         GAAP BOOK
                                                                                                          VALUE OF
                                                                                                          ASSETS
                                                                                                        CONTRIBUTED
                                                                                        VALUE OF             AT
                                                                                        AMERICAN          SEPTEMBER
                                                                                        SPECTRUM          30, 2000
                                                                                        SHARES PER          PER
                                                   NUMBER OF                             AVERAGE          AVERAGE
                                                   AMERICAN                               $1,000           $1,000
                                                   SPECTRUM                              ORIGINAL         ORIGINAL
                                                    SHARES           EXCHANGE            LIMITED          LIMITED
                                                   ALLOCATED         VALUE OF            PARTNER          PARTNER
                    FUND                           TO FUND (1)       FUND (2)          INVESTMENT(2)     INVESTMENT
------------------------------------------        -----------      ------------        -------------     ----------
Sierra Pacific Development Fund                     406,140        $  6,092,096        $     415.08      $    80.75
Sierra Pacific Development Fund II                  769,547          11,543,206              531.29          527.60
Sierra Pacific Development Fund III                  19,014             285,210               31.21          (40.15)
Sierra Pacific Institutional Properties V           279,271           4,189,070              544.44          274.01
Sierra Pacific Pension Investors '84              1,352,226          20,283,396            1,052.77          497.57
Nooney Income Fund Ltd.,L.P                         709,883          10,648,242              701.47          376.34
Nooney Income Fund Ltd. II, L.P.                  1,046,089          15,691,328              816.36          455.64
Nooney Real Property Investors-Two, L.P.            533,079           7,996,187              666.35          (28.83)
CGS and the majority-owned affiliates and
CGS's other affiliates                            1,573,757          23,606,353               (3)             (3)
CGS Management Company                               24,068             361,023               (3)             (3)
---------------------------------------------------------------------------------------------------------------------
Total                                             6,713,074        $100,696,111                *               0

------------------
(1) The American Spectrum shares allocated to each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option.

(2) Values are based on the value of $15 per share established by American Spectrum. Upon listing the American Spectrum shares on the _________ actual values at which the American Spectrum shares will trade on the _________ are likely to be below $15.

(3) There are no comparable $1,000 original investment values for CGS and the majority-owned affiliates and CGS's other affiliates or the CGS Management Company. The aggregate net book values, which represent depreciated historical cost and do not reflect fair market values at September 30, 2000 are $(31,093,000) for CGS and the majority-owned affiliates and CGS's other affiliates, and $(3,569,000) for the CGS Management Company. The aggregate Exchange Values are $23,606,000 for CGS and the majority-owned affiliates and CGS's other affiliates, and $361,000 for the CGS Management Company.

* Not Applicable.

NO FRACTIONAL AMERICAN SPECTRUM SHARES

     No fractional American Spectrum shares will be issued by American Spectrum in the consolidation. Each limited partner who would otherwise be entitled to fractional American Spectrum shares will receive one American Spectrum share for each fractional American Spectrum share of 0.5 or greater. No American Spectrum shares will be issued for fractional American Spectrum shares of less than 0.5. The maximum amount which a limited partner could forfeit if such limited partner's fractional share was 0.49 is approximately $7.35, based on the Exchange Value of $15 per share.

EFFECT OF THE CONSOLIDATION ON LIMITED PARTNERS WHO VOTE AGAINST THE
CONSOLIDATION

     If you vote "Against" the consolidation, you do not have a statutory right to elect to be paid the appraised value of your interest in the fund for cash. If you vote "Against" the consolidation, you have the right to elect the notes option if your fund otherwise approves the consolidation. Under the notes option you would receive notes, the principal amount of which would be equal to the amount that you would be paid upon an orderly liquidation of the fund's properties which is equal to 93.9% - 96.9% of your portion of the Exchange Value. The terms of the notes are described in more detail under "Description of Notes" on page ___. The Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund is the amount estimated by American Spectrum as set forth in the supplement accompanying this consent solicitation. Noteholders will be entitled to receive only the principal and interest payments required by the terms of the notes and will not have the rights of stockholders to participate in American Spectrum's dividends and distributions or in any growth in the value of American Spectrum's stockholders' equity.

EFFECT OF CONSOLIDATION ON FUNDS NOT ACQUIRED

     If American Spectrum does not acquire your fund in the consolidation, it will continue to operate as a separate limited partnership with its own assets and liabilities. There will be no change in the fund's investment objectives and it will remain subject to the terms of its partnership agreement. The general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's properties. The general partners believe that it could take an extended time to complete the sale of the fund's properties and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

CONSOLIDATION EXPENSES

     If American Spectrum acquires your fund in the consolidation, your fund will pay a portion of the transaction costs as reflected in the supplement attached to this consent solicitation. The number of American Spectrum shares that you receive will reflect a reduction for your fund's expenses of the consolidation.

ACCOUNTING TREATMENT

     The consolidation of CGS and the majority-owned affiliates and CGS's other affiliates and the funds, other than Sierra Pacific Pension Investors 84, with American Spectrum, will be accounted for as purchases under generally accepted accounting principles. Because its limited partner group will retain the largest block of American Spectrum shares after the consolidation, Sierra Pacific Pension Investors 84 will be the accounting acquiror. Its accounts will be included in American Spectrum's financial statements at carryover basis.

                              CONFLICTS OF INTEREST

AFFILIATED GENERAL PARTNERS

     The general partners of the funds have an independent obligation to assess whether the terms of the consolidation are fair and equitable to the limited partners of each fund without regard to whether the consolidation is fair and equitable to any of the other participants, including the limited partners in other funds. The general partners of the funds are affiliates of American Spectrum. While your general partners have sought faithfully to discharge their obligations to your fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other funds. In addition, some of the officers and directors of the general partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

     As a result of the consolidation, your general partners and their affiliates expect to receive certain benefits. These benefits include:

     Your general partners will receive American Spectrum shares. If the consolidation is consummated, your general partners and their affiliates are expected to receive approximately 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership in exchange for their interests in the funds and the contribution of CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. Based on the value assigned by us to each share of $15, the American Spectrum shares issuable to affiliates of the general partners had a value of $28,460,000. The net book value of the contributed assets at September 30, 2000 was $(34,662,000), which represents depreciated historical cost and does not reflect fair market value.

     The American Spectrum shares referred to in the preceding paragraph include 863,000 American Spectrum shares issuable to the general partners and their affiliates in exchange for limited partnership interests in the Operating Partnership. This represents 45% of the interests that the general partners and their affiliates will receive in connection with the consolidation.

     Your general partners will not have a current tax liability without cash. Because the general partners and their affiliates will be issued limited partnership interests in the Operating Partnership instead of American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates, they will not have a current tax liability without cash. The Operating Partnership is a subsidiary of ours through which we own our properties.

     Current officers and directors may receive improved benefits. Messrs. Carden, Thurber, Perkins and Ms. Nooney, who are officers and directors of your general partners will also serve as officers and directors of American Spectrum. They will be entitled to receive performance-based incentives, including stock options and restricted stock grants under American Spectrum's 2000 Performance Incentive Plan and any other plan approved by the stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the funds if the consolidation does not occur.

     Some individuals may be relieved of financial obligations. CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $13,055,000 to the funds and third parties which will become obligations of American Spectrum following the consolidation. These amounts include approximately $7,490,000 payable to Sierra Pacific Development Fund Ltd. II, L.P. as part of a settlement of claims brought by limited partners. $11,850,000 of this debt is guaranteed by William J. Carden or John N. Galardi. If the consolidation is consummated, CGS and the majority-owned affiliates and CGS's other affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. The assumption of there liabilities by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

     American Spectrum will be responsible for debt owed to affiliated parties. CGS and the majority-owned affiliates and CGS's other affiliates owe approximately $200,000 to a group consisting of Timothy R. Brown, partners of a law firm of which Mr. Brown is a partner, and other individuals. American Spectrum will be responsible for this debt as part of the consolidation and will repay the debt following the consummation of the consolidation. Mr. Brown is a director of American Spectrum. The assumption of this liability by American Spectrum will result in a reduction in the number of American Spectrum shares allocated to CGS and the majority-owned affiliates and CGS's other affiliates.

     There may be conflicts regarding the allocation of the Chief Executive Officer's time. After the consolidation Mr. Carden, who is our Chief Executive Officer, will continue to own and operate the CGS Third Party Management Company and one small shopping center in Boise, Idaho. There may be conflicts of interest in the allocation of his time between us and his other interests.

COMMON GENERAL PARTNERS

     The general partners and their Affiliates of each fund have an independent obligation to ensure that such fund's participation in the consolidation is fair without regard to whether the consolidation is fair to any of the other participants. The general partners have sought to discharge faithfully this obligation to each of the funds, but it should be borne in mind that each of the general partners or their affiliates serves in a similar capacity with respect to the other funds. If each of the funds had separate general partners who did not serve in a similar capacity for any of the other funds, these general partners would have had a totally independent perspective, which might have led them to advocate positions during the negotiations and structuring of the consolidation differently from those taken by the general partners.

LACK OF INDEPENDENT REPRESENTATION OF LIMITED PARTNERS

     While Stanger has provided an independent appraisal and fairness opinion, the funds have not retained any outside representatives to act on behalf of the limited partners in negotiating the terms and conditions of the consolidation. The general partners did not retain an independent representative to represent the limited partners, because they did not believe that retention of an independent representative was necessary to meet the requirements of state partnership law or to satisfy their fiduciary duties to the limited partners. The general partners believe that other safeguards included in the transaction provided procedural fairness to the limited partners. These included the appraisal and fairness opinion from Stanger and the requirement that the consolidation be approved by a majority in interest of the limited partners of each fund. If an independent representative had been retained for the funds, either collectively or on an individual basis, the fees and expenses of the consolidation would have been higher. No group of limited partners was empowered to negotiate the terms and conditions of the consolidation or to determine what procedures should be in place to safeguard the rights and interests of the limited partners. If another representative or representatives had been retained for the limited partners, the terms of the consolidation might have been different and, possibly, more favorable to the limited partners.

TERMS OF THE CONSOLIDATION WITH CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES

     Affiliates of the general partners determined the terms of the mergers with CGS and the majority-owned affiliates and CGS's other affiliates. The general partners believe that these terms are fair and reasonable and that the number of American Spectrum shares allocable in respect of CGS and the majority-owned affiliates and CGS's other affiliates was determined on the same basis and using the same methodology as the determination of the number of shares issuable to the funds. However, the general partners and their affiliates had a conflict of interest in making the determination as to the terms of the transactions with CGS and the majority-owned affiliates and CGS's other affiliates and the transaction was not the result of arm's-length negotiations.

NON-ARM'S-LENGTH AGREEMENTS

     All agreements and arrangements, including those relating to compensation and the mergers with CGS and the majority-owned affiliates and CGS's other affiliates, were determined by the general partners and their affiliates. They were not the result of arm's-length negotiations.

CONFLICTS OF INTEREST IN VOTING LIMITED PARTNERSHIP INTERESTS

     The general partners and their affiliates will have a conflict of interest in voting their limited partnership interests in the funds. American Spectrum will acquire each fund if the limited partners of that fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. The general partners and their affiliates own interests as limited partners in all of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation.

          INTERESTS OWED BY GENERAL PARTNERS AND AFFILIATES TO BE VOTED
                          IN FAVOR OF THE CONSOLIDATION

                                                                   PERCENTAGE OF
                                               NUMBER OF UNITS    UNITS OWNED BY
                                                OWNED BY THE       THE MANAGING
                                               MANAGING GENERAL  GENERAL PARTNER
                                               PARTNER AND ITS        AND ITS
            FUND                                  AFFILIATES        AFFILIATES
--------------------------------------         ----------------  ---------------
Sierra Pacific Development Fund                      9,718            33.11%

Sierra Pacific Development Fund II                   7,546             8.71

Sierra Pacific Development Fund III                  1,825             5.00

Sierra Pacific Institutional Properties V            1,843             5.99

Sierra Pacific Pension Investors '84                18,979            24.65

Nooney Income Fund Ltd., L.P.                        2,091            13.77

Nooney Income Fund Ltd. II, L.P.                     1,186             6.17

Nooney Real Property Investors-Two, L.P.               699             5.83

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Provisions of American Spectrum's organizational documents could be used by American Spectrum's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, American Spectrum.

      COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES

     The information below highlights a number of the significant differences between the funds and American Spectrum relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares the principal legal rights associated with the ownership of units, notes and American Spectrum shares. We have included these comparisons to assist you in understanding how your investment will be changed if, as a result of the consolidation, your units are exchanged for American Spectrum shares or notes. This discussion is only a summary and does not constitute a complete discussion. We strongly encourage you to review the balance of this consent solicitation, as well as the accompanying supplement for additional information.

                        FORM OF ORGANIZATION AND PURPOSE

              FUNDS                                  AMERICAN SPECTRUM
----------------------------------------  --------------------------------------
     Each of the funds is a limited            American Spectrum is a Maryland
partnership. The funds' primary business  corporation. American Spectrum intends
is to acquire, own, develop, improve,     to qualify as a REIT under the Code in
lease, manage and otherwise invest in     2002. American Spectrum's primary
office, office/warehouse and/or shopping  business will be the ownership and
center properties.                        management of office, office/warehouse,
                                          shopping center and apartment
                                          properties.

     American Spectrum will have broader business opportunities than your fund and will have access to financing opportunities that are currently not accessible to your fund. Inherent in several of the additional financing opportunities are risks which do not exist in the case of your fund, and we encourage you to review "Risk Factors" for a detailed description of such risks.

                         LENGTH AND TYPE OF INVESTMENT

              FUNDS                                       AMERICAN SPECTRUM
-------------------------------------------   ----------------------------------------
     Each fund is a finite-life entity with       American Spectrum will a have a
stated term that expires between 2019         perpetual term and intends to continue
and 2085. It was originally anticipated       its operations for an indefinite time
each fund would be liquidated between         period. To the extent that American
the fifth and tenth year after acquiring      Spectrum sells or refinances its assets,
its properties. However, the depression       the net proceeds therefrom will
of real estate values experienced             generally be reinvested in additional
nationwide from 1988 to 1993 lengthened       properties or retained by American
this time frame in order to achieve the       Spectrum for working capital and other
funds' goal of capital appreciation. As       corporate purposes, except to the extent
a limited partner of your fund, you are       distributions thereof must be made to
entitled to receive cash distributions        permit American Spectrum to continue to
out of your fund's net operating income,      qualify as a REIT for tax purposes and
if any, and to receive cash                   that, pursuant to the terms of the
distributions, if any, upon liquidation       notes, repayments of notes must be made
of your fund's real estate investments.       to former limited partners of a fund who
                                              are issued notes as a result of sales of
                                              properties formerly held by that fund.

     It was the original intention of a majority of the funds to have begun liquidation proceedings between the fifth and tenth year after acquiring their respective properties. However, the depression of real estate values experienced nationwide from 1988 to 1993 lengthened this time frame in order to achieve the funds' goal of capital appreciation. In contrast, American Spectrum generally will be an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with American Spectrum's investment objectives.

                     BUSINESS AND PROPERTY DIVERSIFICATION

              FUNDS                                       AMERICAN SPECTRUM
-------------------------------------------   -------------------------------------------
     The investment portfolio of each fund         Assuming all of the funds are acquired
currently consists of between one and         by American Spectrum, American Spectrum
five properties and assets related to         will own an interest in, directly or
the properties.                               indirectly through the Operating
                                              Partnership, a portfolio of up to 35
                                              properties.

     The investment portfolio of each fund currently consists of between one and five properties. Through the consolidation, and through additional investments that may be made by American Spectrum from time to time, American Spectrum intends to maintain an investment portfolio substantially larger and more diversified than the assets of any of the funds individually. The larger portfolio will diversify your investment over a broader group of properties with multiple market segments and will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, any particular group of properties currently owned by an individual fund.

                               BORROWING POLICIES

              FUNDS                                       AMERICAN SPECTRUM
-------------------------------------------   ----------------------------------------
   Your fund's policy is not to borrow to         American Spectrum is not restricted
make new acquisitions and as a practical      under its articles of incorporation from
matter the amount which your fund can         incurring debt. At the time of the
borrow is limited by its size. The            consolidation, American Spectrum will
fund's partnership agreements generally       have a policy of incurring debt only if
limit their borrowing to 50% to 80% of        immediately following such incurrence
the appraised value of their properties.      the debt-to-total assets (based on
                                              appraised value) ratio would be 70% or
                                              less. American Spectrum's Board of
                                              Directors has the ability to alter or
                                              eliminate this policy at any time.

     Upon consummation of the consolidation, American Spectrum will have greater leverage than the funds. As a stockholder, you will become an investor in an entity that may incur debt in the ordinary course of business and that invests proceeds from borrowings. The ability of American Spectrum to incur indebtedness in the ordinary course of business increases the risk of your investment in American Spectrum shares. At the time of the consolidation, American Spectrum will have a policy of incurring debt only if immediately following such occurrence the debt-to-total assets ratio would be 70% or less (based on appraised value).

                         OTHER INVESTMENT RESTRICTIONS

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  ----------------------------------------
     The partnership agreements of the funds       Neither the articles of incorporation
contain provisions that prohibit or           nor the bylaws impose any restrictions
place significant restrictions on:            upon the types of investments that may
                                              be made by American Spectrum, except
- the reinvestment in the fund of cash        that under the articles of
  available for distribution;                 incorporation, the Board of Directors is
                                              prohibited from taking any action that
- the purchase or lease of any real           would terminate American Spectrum's
  property without the support of an          status as a REIT unless a majority of
  appraisal report of an independent          the members of the Board of Directors
  appraiser of properties;                    vote to terminate such status. The
                                              articles of incorporation and bylaws do
- the acquisition of any property in          not impose any restrictions upon the
  exchange for interests in the fund; or      vote to terminate such status. The
                                              articles of incorporation and bylaws do
- the acquisition of securities of other      not impose any restrictions on dealings
  issuers.                                    between American Spectrum


  The funds are generally not
  authorized to:


              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  ----------------------------------------
- raise additional funds for new              and directors, officers and affiliates
  investments, absent amendments to their     thereof. The Maryland General
  partnership agreements; and                 Corporations Law ("MGCL"), however,
                                              requires that: (1) the fact of the
- reinvest net sales or refinancing           common directorship or interest is
  proceeds in new investments or redeem or    disclosed or known to: (a) the board of
  repurchase units.                           directors or the committee, and the
                                              board or committee authorizes, approves
                                              or ratifies the contract or transaction
                                              by the affirmative vote of a majority of
                                              disinterested directors, even if the
                                              disinterested directors constitute less
                                              than a quorum; or (b) the stockholders
                                              entitled to vote, and the contract or
                                              transaction is authorized, approved or
                                              ratified by a majority of the votes cast
                                              by the stockholders entitled to vote
                                              other than the votes of shares owned of
                                              record or beneficially by the interested
                                              director or corporation, firm, or other
                                              entity; or (2) the contract or
                                              transaction is fair and reasonable to
                                              the corporation. In addition, American
                                              Spectrum has adopted a policy which
                                              requires that all contracts and
                                              transactions between American Spectrum
                                              and directors, officers or affiliates
                                              thereof must be approved by the
                                              affirmative vote of a majority of the
                                              disinterested directors.

     Some of the funds' partnership agreements contain provisions which prohibit or hinder further investment by the funds. The organizational documents of American Spectrum, however, provide American Spectrum with wide latitude in choosing the type of investments it may pursue.

                               MANAGEMENT CONTROL

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
    The general partners of the funds are,         The Board of Directors will direct the
subject to policies and restrictions set      management of American Spectrum's
forth in the various partnership              business and affairs subject to
agreements, generally vested with the         restrictions contained in American
exclusive right and power to conduct the      Spectrum's amended and restated articles
business and affairs of the funds and         of incorporation and amended and
may appoint, contract or otherwise deal       restated bylaws and applicable law. The
with any person, including employees of       Board of Directors, the majority of
our                                           which will be

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
affiliates, to perform any acts or            independent directors, will be elected
services for the funds necessary or           at each annual meeting of the
appropriate for the conduct of the            stockholders. The policies adopted by
business and affairs of the funds. As a       the Board of Directors may be altered or
limited partner of a fund, you have no        eliminated without a vote of the
right to participate in the management        stockholders. Accordingly, except for
and control of your fund and have no          their vote in the elections of directors
voice in your fund's affairs except on        and their vote in major transactions
limited matters that may be submitted to      such as mergers or sale of substantially
a vote of the limited partners under the      all of the assets, stockholders will
terms of your fund's partnership              have no control over the ordinary
agreement. Under each fund's partnership      business policies of American Spectrum.
agreement and subject to procedural           Any director may be removed with or
requirements set forth therein, limited       without cause only by the stockholders
partners have the right to remove the         upon the affirmative vote of at least
general partners by a majority vote in        75% of all the shares of common stock
interest with or without cause. In            outstanding and entitled to vote in the
certain cases, however, a general             election of the directors.
partner's removal can only occur if the
limited partners find a successor
general partner.

     Under the partnership agreements for the funds, the general partners generally are vested with the exclusive right and power to conduct the business and affairs of the funds. As a limited partner, you have no voice in the affairs of the funds except on limited matters. All of the funds permit a general partner's removal by the limited partners without cause. Under the articles of incorporation and bylaws, the Board of Directors directs management of American Spectrum. Except for their vote in the elections of directors and their vote in major transactions, as set forth above, stockholders have no control over the management of American Spectrum.

                                FIDUCIARY DUTIES

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     The funds are limited partnerships            Under the MGCL, the directors must
organized under the laws of either            perform their duties in good faith, in a
Missouri or California. Both Missouri         manner that they reasonably believe to
and California law provides that the          be in the best interests of American
funds' general partners are accountable       Spectrum and with the care of an
as fiduciaries to the funds and owe the       ordinary prudent person under similar
funds and its limited partners a duty of      circumstances. Directors of American
loyalty and a duty of care, and are           Spectrum who act in such a manner
required to exercise good faith and fair      generally will not be liable by reason
dealing in conducting the affairs of the      of being or having been a director of
funds. The duty of good faith requires        American Spectrum.
that the funds' general partners deal
fairly and with complete

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
candor toward the limited partners. The
duty of loyalty requires that, without
the limited partners' consent, the
general partners may not have business
or other interests that are adverse to
the interests of the funds. The duty of
fair dealing also requires that all
transactions between the general
partners and the funds be fair in the
manner in which the transactions are
effected and in the amount of the
consideration received by the general
partners.

     The general partners of the funds and the Board of Directors of American Spectrum, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership. Other courts, however, have suggested that the funds' general partners' duties to you and the other limited partners may be greater than the fiduciary duties of the directors of American Spectrum to American Spectrum's stockholders. It is unclear, however, whether, or to what extent, there are actual differences in such fiduciary duties.

                   MANAGEMENT'S LIABILITY AND INDEMNIFICATION

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Under Missouri and California law, the        The articles of incorporation provide
general partners of the funds are liable      that the liability of American
for the repayment of fund obligations         Spectrum's directors and officers to
and debts, unless limitations upon such       American Spectrum and its stockholders
liability are expressly stated in the         for money damages is limited to the
document or instrument evidencing the         fullest extent permitted under the MGCL.
obligation (for example, a loan               The articles of incorporation and the
structured as a nonrecourse obligation).      MGCL provide broad indemnification to
Each fund's partnership agreement             directors and officers, whether serving
generally provides that the general           American Spectrum or, at its request,
partners will not be held liable for any      any other entity. American Spectrum will
costs arising out of their action or          indemnify its present and former
inaction that the general partners            directors and officers, among others,
reasonably believed to be in the best         against judgments, penalties, fines,
interests of a fund except that they          settlements and reasonable expenses
will be liable for any costs which arise      actually incurred by them in connection
from their own fraud, negligence,             with any proceeding to which they may be
misconduct or other breach of fiduciary       made a party by reason of their service
duty. In cases in which the general           in those or other capacities, unless it
partners are indemnified,                     is established that:

                                              - the act or omission of the director

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
any indemnity is payable only from the        or officer was material to the matter
assets of the fund.                           giving rise to the proceeding and was
                                              committed in bad faith or was the result
                                              of active and deliberate dishonesty;

                                              - the director or officer actually
                                                received an improper personal benefit in
                                                money, property or services; or

                                              - in the case of any criminal
                                                proceeding, the director or officer had
                                                reasonable cause to believe that the act
                                                or omission was unlawful.

                                              Under the MGCL, however, American
                                              Spectrum may not indemnify for an
                                              adverse judgment in a suit by, or in the
                                              right of, American Spectrum. The bylaws
                                              require that American Spectrum, as a
                                              condition to advancing indemnification
                                              expenses, obtain

                                              - a written affirmation by the director
                                                or officer of his good faith belief that
                                                he has met the standard of conduct
                                                necessary for indemnification by
                                                American Spectrum as authorized by the
                                                bylaws and

                                              - a written statement by, or on his
                                                behalf, to repay the amount paid or
                                                reimbursed by American Spectrum if it
                                                shall ultimately be determined that the
                                                standard of conduct was not met.

     In each of the funds, the general partners will only be held liable for costs which arise from their own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. The liability of American Spectrum's directors and officers is limited to the fullest extent permitted under the MGCL and such directors and officers are indemnified by American Spectrum to the fullest extent permitted by the MGCL.

                            ANTI-TAKEOVER PROVISIONS

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     For each fund, a change in                    The articles of incorporation and

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
management may be effected only by the        bylaws contain a number of provisions
removal of the general partners of the        that may have the effect of delaying or
fund. See "Management Control" above for      discouraging a change in control of
a discussion regarding the removal of         American Spectrum, even if the change in
the general partners of a fund. In            control might be in the best interests
addition, the partnership agreements of       of stockholders. These provisions
the funds restrict transfers of your          include, among others:
units. An assignee of units may not
become a substitute limited partner,          - authorized capital stock that may be
entitling him, her or it to vote on             classified and issued as a variety of
matters that may be submitted to the            equity securities in the discretion of
partners for approval, unless the               the Board of Directors, including
general partners consent to such                securities having voting rights superior
substitution.                                   to the American Spectrum shares;

                                              - restrictions on business combinations
                                                with persons who acquire more than a
                                                percentage of American Spectrum shares;

                                              - a requirement that directors be
                                                removed only for cause and only by a
                                                vote of stockholders holding at least a
                                                majority of all of the shares entitled
                                                to be cast for the election of
                                                directors; and

                                              - ownership limitations designed to
                                                protect American Spectrum's status as a
                                                REIT under the Code. See "Description of
                                                Capital Stock."

     Certain provisions of the governing documents of the funds and American Spectrum could be used to deter attempts to obtain control of the funds or American Spectrum in transactions not approved by the funds' general partners or by American Spectrum's Board of Directors, respectively.

                                      SALE

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Each fund's partnership agreement             Under the MGCL, the Board of Directors
requires the consent of limited partners      is required to obtain approval of the
holding a majority of the outstanding         stockholders by the affirmative vote of
units for the sale of all or                  two-thirds of all the votes entitled to
substantially all of the assets of the        be cast on the matter in order to sell
fund.                                         all or substantially all of the assets
                                              of American Spectrum. No approval of the
                                              stockholders is required for the sale of
                                              less than substantially all of American
                                              Spectrum's assets.

     Under each of the fund's partnership agreements and the articles of incorporation, the sale of assets may be effected with various specified levels of limited partner or stockholder consent. Under the partnership agreements and the articles of incorporation, the sale of assets which do not amount to all or substantially all of the assets of the funds or American Spectrum does not require any consent of the limited partners or stockholders, respectively.

                                     MERGER

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Each fund's partnership agreement is          Under the MGCL, the Board of Directors
silent with respect to the vote required      is required to obtain approval of the
for a fund to participate in a merger.        stockholders by the affirmative vote of
Under Maryland and California law, a          two-thirds of all the votes entitled to
merger may be effected upon the general       be cast on the matter in order to merge
partners' approval and the approval of        or consolidate American Spectrum with
the limited partners holding a majority       another entity not at least 90%
of the outstanding units, and the             controlled by it.
satisfaction of other procedural
requirements. Under Missouri law, a
merger requires the unanimous consent of
the limited partners unless the
partnership agreement otherwise
provides. As described in the applicable
supplement, one of the proposed
amendments will amend the partnership
agreement to permit the fund to merge
with the approval of the managing
general partner and a majority of the
outstanding units.

Under applicable law and the articles of incorporation, mergers by the respective funds or American Spectrum are permitted subject to limited partner or stockholder consent, respectively and in the case of Missouri limited partnerships, approval of an amendment to the partnership agreement.

                                  DISSOLUTION

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Each fund may be dissolved with the           Under the MGCL, the Board of Directors
consent of the limited partners holding       is required to obtain approval of the
a majority of the outstanding units.          stockholders by the affirmative vote of
                                              two-thirds of all votes entitled to be
                                              cast on the matter in order to dissolve
                                              American Spectrum.

Under each fund's partnership agreement and the articles of incorporation, the respective entities may be dissolved with the consent of a percentage of the outstanding units or American Spectrum shares, as applicable.

                                   AMENDMENTS

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Each fund's partnership agreement             Generally, amendments to the articles of
permits amendment of most of its              incorporation must be approved by the
provisions with the consent of limited        Board of Directors and by holders of a
partners holding a majority of the            majority of the outstanding American
outstanding units. Amendments to the          Spectrum shares entitled to be voted.
funds' partnership agreements that
require unanimous consent include:

- converting the interest of a limited
  partner into a general partner's
  interest;

- any act adversely affecting the
  liability of a limited partner;

- altering the interest of a limited
  partner in net profits, net losses,
  gain, loss, or distributions of cash
  available for distribution, sale
  proceeds or refinancing proceeds;

- reducing the percentage of partners
  required to consent to any action in the partnership agreements; or

- limiting in any manner the liability
  of the general partners.

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     The general partners may amend a
fund's partnership agreement without the
consent of the limited partners to
reflect a ministerial amendment, and an
amendment required by state law.

     Amendment to each fund's partnership agreement may be made with the consent of a majority in interest of the limited partners. Amendment of the articles of incorporation requires the consent of both the Board of Directors and a percentage of the votes entitled to be cast at a meeting of stockholders.

                            REVIEW OF INVESTOR LISTS

              FUNDS                                       AMERICAN SPECTRUM
--------------------------------------------  -------------------------------------------
     Under your fund's partnership                 Under the MGCL, as a stockholder you
agreement, you are entitled, at your          must hold at least five percent of the
expense and upon reasonable request, to       outstanding American Spectrum shares,
obtain a list of the other limited partners   and have done so for at least six
in your fund. However, if you are a           months, before you have the right to
limited partner of Sierra Pacific             request a list of stockholders. If you
Institutional Properties V, you may           meet this requirement, you may, upon
receive this information free of charge.      written request, inspect and, at your
                                              expense, copy during normal business
                                              hours the list of stockholders.

     Subject to limitations in the partnership agreement, the limited partners of funds and the stockholders are entitled to inspect and, at their own expense (except as noted above), make copies of investor lists.

     The following discussion describes the investment attributes and legal rights associated with your ownership of units, notes and American Spectrum shares.

                              NATURE OF INVESTMENT

                UNITS                                         NOTES                            AMERICAN SPECTRUM SHARES
-----------------------------------------    ----------------------------------------   --------------------------------------------
     The units you hold constitute equity         The notes will be senior, unsecured        The American Spectrum shares constitute
interests entitling you to your pro rata     obligations of American Spectrum and       equity interests in American Spectrum.
share of cash distributions made to the      will be issued pursuant to an indenture    As a stockholder, you will be entitled
partners of your fund. The partnership       qualified under the Trust Indenture Act    to your pro rata share of any dividends
agreement for each fund specifies how        of 1939, as amended (the "Indenture").     or distributions paid with respect to
the cash available for distribution,         American Spectrum may issue additional     the American Spectrum shares. The
whether arising from operation or sales      senior debt, only in compliance with the   dividends payable to you are not fixed
or refinancing, is to be shared among        covenants contained in the notes and the   in amount and are only paid if, when and
the general partners of your fund, you       Indenture for the issuance of senior       as declared by the Board of Directors.
and the other limited partners of your       debt. Such senior debt may be secured.     Once qualified as a REIT, in order to
fund. The distributions payable by your      The notes will bear interest at __%        continue to maintain such qualification,
fund to its partners are not fixed in        annually and will mature on _______ __,    American Spectrum must distribute at
amount and depend upon the operating         ____. Prior to maturity, interest only     least 90% of its taxable income
results and net sales or refinancing         payments will be made to you, on a         (excluding capital gains), and any
proceeds available from the disposition      semi-annual basis, and on ________ __,     taxable income (including capital gains)
of your fund's assets.                       ____, the outstanding principal balance,   not distributed will be subject to
                                             plus interest accruing since the last      corporate income tax.
                                             payment, will be payable to you. In
                                             addition, you will be prepaid principal
                                             out of 80% of the net proceeds of any
                                             sale or refinancing of any of our
                                             properties owned by your fund.

     The units and the American Spectrum shares constitute equity interests. As a limited partner of your fund, you are entitled to your pro rata share of the cash distributions of your fund, and as a stockholder of American Spectrum, you will be entitled to your pro rata share of any dividends or distributions of American Spectrum which are paid with respect to the American Spectrum shares. Distributions and dividends payable with respect to units and American Spectrum shares depend on the performance of the funds and American Spectrum, respectively. In contrast, the notes constitute an unsubordinated unsecured debt obligations of American Spectrum providing for semi-annual payments of interest only until the notes mature, at which time accrued interest and the principal balance must be paid and prepayment to limited partners of the fund issued notes out of the net cash proceeds of sales and refinancings of properties acquired from that fund.

                      ADDITIONAL EQUITY/POTENTIAL DILUTION

                UNITS                                         NOTES                             AMERICAN SPECTRUM SHARES
-----------------------------------------    ----------------------------------------    -----------------------------------------
     Since your fund is not authorized to         Since notes will be unsecured debt          At the discretion of the Board of
issue additional equity securities,          obligations of American Spectrum, their     Directors, American Spectrum may issue
there can be no dilution of                  payment will have priority over             additional equity securities, including
distributions to you and the other           dividends or distributions payable to       American Spectrum shares and shares
limited partners.                            American Spectrum's stockholders.           which may be classified as one or more
                                             However, there are no restrictions on       classes or series of common or preferred
                                             American Spectrum's authority to grant      shares and contain preferences. The
                                             secured debt obligations, such as           issuance of additional equity securities
                                             mortgages, liens or other security          by American Spectrum will result in the
                                             interests in American Spectrum's real       dilution of your percentage ownership
                                             and personal property, and such security    interest in American Spectrum.
                                             interests, if granted, would permit the
                                             holders thereof to have a priority claim
                                             against such collateral in the event of
                                             American Spectrum's default under the
                                             secured obligations. Also, such secured
                                             obligations would have payment priority
                                             over notes and other unsecured
                                             indebtedness of American Spectrum.

As a stockholder, your percentage ownership interest will be diluted if American Spectrum issues additional American Spectrum shares. Furthermore, American Spectrum may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the notes will have priority over distributions on the American Spectrum shares you hold or any class of equity securities that might be issued by American Spectrum. Any senior secured obligations issued by American Spectrum, however, will have prior claims against the collateral given for security in the event American

Spectrum defaults in the payments of those secured obligations and will have payment priority over the notes and other unsecured indebtedness of American Spectrum.

                             LIABILITY OF INVESTORS

            UNITS                             NOTES               AMERICAN SPECTRUM SHARES
------------------------------      -------------------------    ----------------------------
         Under your fund's                   As a note-                   Under the MGCL,
partnership agreement and           holder, you will not be      you will not be personally
under Missouri and                  personally liable for the    liable for the debts or
California law, your liability      debts and obligations        obligations of American
for your fund's debts and           of American Spectrum.        Spectrum.
obligations is generally
limited to the amount of
your investment in the fund,
together with an interest in
undistributed income, if any.

         As a holder of units, your liability for the debts and obligations of your fund is limited to the amount of your investment. As a noteholder or stockholder, you generally would have no liability for the debts and obligations of American Spectrum.

                                  VOTING RIGHTS

            UNITS                             NOTES               AMERICAN SPECTRUM SHARES
------------------------------      -------------------------    ----------------------------
         Generally, with                   Under the                      American Spectrum
some exceptions, you and          Indenture, you will not be     is managed and controlled
the other limited partners        entitled to voting rights.     by a Board of Directors
of your fund have voting                                         elected by the stockholders
rights only on significant                                       at the annual meeting of
fund transactions to the                                         American Spectrum.  The
extent provided in your                                          MGCL requires that major
fund's partnership                                               transactions, including most
agreement.  Such voting                                          amendments to the articles
rights include incurrence                                        of incorporation, may not be
of debt, sale of all or                                          consummated without the
substantially all of the                                         approval of a majority-in-
assets of your fund,                                             interest of the stockholders.
amendments to the                                                You will have one vote for
partnership agreement or                                         each American Spectrum
the general partners'                                            share you own.  The articles
removal.                                                         of incorporation permits the
                                                                 Board of Directors to classify
                                                                 and issue shares of

            UNITS                             NOTES               AMERICAN SPECTRUM SHARES
------------------------------      -------------------------    ----------------------------
                                                                 capital stock in one or more
                                                                 series having voting power
                                                                 which may differ from that of
                                                                 your American Spectrum shares.
                                                                 See "Description of Capital
                                                                 Stock."

         As a limited partner of your fund, you have limited voting rights. As a stockholder, you will have voting rights that permit you to elect the Board of Directors and to approve or disapprove certain major transactions. As a noteholder, you will not have voting rights.

                                    LIQUIDITY

            UNITS                           NOTES               AMERICAN SPECTRUM SHARES
------------------------------    -------------------------    ----------------------------
         The units that                    While the notes              The American
represent your ownership          you hold will be freely      Spectrum shares will be
interest in your fund are         transferable, American       freely transferable upon
relatively illiquid               Spectrum will not list the   registration under the
investments with a limited        notes, and no market for     Securities Act.  The
resale market.  The trading       the notes is expected to     American Spectrum shares
volume of the units in the        develop.  You should not     will be listed on the
resale market is limited          elect to receive notes       _________, and American
and the prices at which           unless you are prepared      Spectrum expects a public
funds' units trade are            to hold the notes until      market for the American
generally not equal to            their maturity which is      Spectrum shares to develop.
their net book value.             approximately eight          The breadth and strength of
Applicable federal income         years from the date that     this market will depend
tax rules and the                 the consolidation occurs.    upon, among other things,
partnership agreements of         You should note that, due    the number of American
the funds effectively             to the lack of market in     Spectrum shares
prevent the development           the notes and their          outstanding, American
of a more active or               consequent lack of           Spectrum's financial results
substantial market for            liquidity, your tax          and prospects, and the
these units.  Neither you         liability as a result of     general interest in American
nor any other limited             the consolidation may        Spectrum's dividend yield
partner, individually, can        exceed the liquid assets     and growth potential
require a fund to dispose         you receive if you have      compared to that of other
of its assets or redeem           elected the notes option.    debt and equity securities.
your or any other limited                                      See "The Consolidation -
partner's interest in the                                      Consideration."
fund.

         Your units have a limited resale market. If American Spectrum acquires your fund in the consolidation and you receive American Spectrum shares, however, the American Spectrum shares you receive will be freely transferable upon registration under the Securities Act and listing on the _________. As a stockholder of American Spectrum, you will have the opportunity to achieve liquidity by trading the American Spectrum shares in the public market. If you elect the notes option, however, your ability to achieve liquidity in the notes will be much more limited since the notes will not be listed on any exchange.

                       EXPECTED DISTRIBUTIONS AND PAYMENTS

            UNITS                           NOTES               AMERICAN SPECTRUM SHARES
------------------------------    -------------------------    ----------------------------
         Your fund makes                   As a noteholder,            American Spectrum
quarterly distributions to        you will generally be       intends to make quarterly
the extent of available           entitled to receive only    dividend and distribution
cash flow, if any.                the principal and interest  payments to its
Amounts distributed to            payments required under     stockholders.  The amount
you are derived from your         the notes.  You will have   of such dividends and
pro rata share of cash flow       no right to participate in  distributions will be
from operations or cash           any profits derived from    established by the Board of
flow from sales or                operations of any of        Directors, taking into
financings.  See "Selected        American Spectrum's         account the cash needs of
Financial Information of          assets, including           American Spectrum, funds
the Funds" for a                  properties acquired as      from operations, yields
presentation of the cash          part of the consolidation.  available to stockholders,
distributions to you and                                      the market price for the
the other limited partners                                    American Spectrum shares
of the funds over the five                                    and the requirements of the
most recent calendar                                          Code for qualification as a
years.                                                        REIT.  Under the Code,
                                                              American Spectrum is required
                                                              to distribute at least 90% of
                                                              REIT taxable income. REIT
                                                              taxable income generally
                                                              includes taxable income from
                                                              operations (including
                                                              depreciation and deductions)
                                                              but excludes gains from the
                                                              sale or distributions from
                                                              refinancing of properties.
                                                              Unlike the funds, American
                                                              Spectrum is not required to
                                                              distribute net proceeds from
                                                              the sale or refinancing of
                                                              properties.

         Dividends will be paid if, as and when declared by the Board of Directors in its discretion out of funds legally available therefor. If you become a stockholder, you will receive your pro rata share of the dividends and distributions made with respect to the American Spectrum shares. The amount of such dividends and distributions will depend upon American Spectrum's revenues, operating expenses, debt service payments, capital expenditures, and funds set aside for expansion. Interest payments made on the notes will be paid prior to any distributions with respect to the American Spectrum shares, and will reduce the amount otherwise distributable to stockholders.

                          TAXATION OF TAXABLE INVESTORS

            UNITS                           NOTES               AMERICAN SPECTRUM SHARES
------------------------------    -------------------------    ----------------------------
         Your fund, as a                   Interest payments            For the taxable year
partnership for federal           made on the notes will       commencing January 1,
income tax purposes, is           constitute portfolio         2002, American Spectrum
not subject to tax, but you       income which cannot be       intends to qualify and be
must report your allocable        offset by "passive losses"   taxed as a REIT.  As a
share of partnership              from other investments.      REIT, American Spectrum
income and loss on your           During January of each       generally would be
tax return, whether or not        year, holders of notes       permitted to deduct
cash distributions are            will receive from            distributions to its
made to you.  Income              American Spectrum IRS        stockholders, which
from your fund generally          Form 1099-INT to show        effectively eliminates the
constitutes "passive              the interest payments        corporate level of the
income" to you, which can         made by American             "double taxation" (imposed
generally be offset by            Spectrum during the prior    at the corporate and
"passive losses" from your        calendar year.  The          stockholder levels) that
other investments.                amount of gain or loss       typically results when a
Generally, by February 15         recognized at the time of    corporation earns income
of each year, you receive         the payments on the          and distributes that income
an annual Schedule K-1            notes will be equal to the   to stockholders in the form
with respect to                   amount of the payment        of dividends.  Dividends
information about your            multiplied by a fraction,    received by you as a
fund for inclusion on your        the denominator of which     stockholder would constitute
federal income tax returns.       is the face amount of the    portfolio income, which
                                  note and the numerator of    cannot be offset by "passive
         You must file            which is the remainder of    losses" from other
state income tax returns          the face amount of the       investments.  The
and incur state income tax        note at the time of the      distributions from American
in most states in which           payment less the             Spectrum might, in certain
your fund has properties.         noteholder's basis on the    circumstances, constitute a
                                  note.                        larger portion of taxable
                                                               income than in the case of
                                                               your fund.  This is because a
                                                               partnership's operating
                                                               income is sheltered from
                                                               current taxation by the
                                                               partnership's depreciation
                                                               deductions, while the
                                                               amount of a REIT
                                                               distribution that is taxable as
                                                               a dividend is computed
                                                               under less favorable rules.
                                                               During January of each year,
                                                               stockholders (including you)

            UNITS                           NOTES               AMERICAN SPECTRUM SHARES
------------------------------    -------------------------    ----------------------------
                                                               will be mailed the less
                                                               complex Form 1099-DIV
                                                               used by corporations that
                                                               pay dividends to their
                                                               stockholders.  American
                                                               Spectrum stockholders are
                                                               not required to file state
                                                               income tax returns and/or
                                                               pay state income taxes
                                                               outside of their state of
                                                               residence with respect to
                                                               American Spectrum's
                                                               operations.  American
                                                               Spectrum will be required to
                                                               pay state income taxes in
                                                               certain states where it is
                                                               qualified to do business.

         Each fund is a pass-through entity whose income and loss is not taxed at the entity level, but instead allocated to the general partners, the other limited partners and you. You are taxed on income or loss allocated to you whether or not cash distributions are made to you. In contrast, American Spectrum intends to qualify as a REIT allowing it to deduct dividends paid to its stockholders. To the extent American Spectrum has taxable income after taking into account the "dividends paid" deduction, such income is taxed at American Spectrum's level at the standard corporate tax rates. Dividends paid to stockholders will constitute portfolio income and not passive income. Noteholders will recognize portfolio income on the interest payments received on the notes. Although distribution from American Spectrum will generally be characterized as dividends, corporate stockholders will not be able to claim the dividends received deduction.

                        TAXATION OF TAX-EXEMPT INVESTORS

            UNITS                           NOTES               AMERICAN SPECTRUM SHARES
------------------------------    -------------------------    ----------------------------
         None of the type                 Interest income               Dividends received
of income distributed by         received by tax-exempt        from American Spectrum
the funds is characterized       investors will not be         by tax-exempt investors
as unrelated business            characterized as UBTI so      should not constitute UBTI
taxable income, or UBTI,         long as the tax-exempt        if the tax-exempt American
if the tax-exempt investor       investor does not hold its    Spectrum stockholder did
did not finance its              notes subject to acquisition  not finance its acquisition of
acquisition of the units         indebtedness.                 the American Spectrum
with indebtedness.                                             shares with indebtedness.

         A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. To the extent a tax-exempt entity owns units in the funds, the income received by the funds must not constitute UBTI in order for the tax-exempt investor to avoid taxation. In general, income attributable to the American Spectrum shares is not UBTI. Similarly, as a general matter, interest income received under the notes is not UBTI.

                              COMPENSATION AND FEES

         Under each fund's partnership agreement, general partners receive distributions, reimbursements, fees and sales proceeds. The following chart details the nature of general partner compensation for each fund and compares it to American Spectrum.

                             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC
                             DEVELOPMENT                DEVELOPMENT                DEVELOPMENT                INSTITUTIONAL
                             FUND                       FUND II                    FUND III                   PROPERTIES V

INTEREST IN                  A partnership              A profit sharing           A profit sharing           A profit
CASH FLOW, AND               management fee             percentage fee             participation              sharing
PARTNERSHIP                  equal to 9% of             equal to 10% of            equal to 5% of             participation
MANAGEMENT                   the cash                   the cash                   the cash                   fee equal to
FEE                          available for              available for              available for              10% of the
                             distribution.              distribution.              distribution.              cash available
                                                                                                              for
                                                                                                              distribution.

                            SIERRA PACIFIC      NOONEY              NOONEY               NOONEY REAL         AMERICAN
                            PENSION             INCOME FUND         INCOME FUND          PROPERTY            SPECTRUM
                            INVESTORS '84       LTD., L.P.          LTD. II, L.P.        INVESTORS -
                                                                                         TWO L.P.
INTEREST IN                 A profit            A management        A management         A distribution      American
CASH FLOW, AND              sharing             fee equal to        fee equal to         pro rata in         Spectrum will
PARTNERSHIP                 percentage fee      9% of the net       9% of the net        accordance          pay all
MANAGEMENT                  equal to 10%        operating cash      operating cash       with capital        management
FEE                         of the cash         flow, subject to    flow of the          contribution,       expenses.  Such
                            available for       a preferential      fund, subject to     and an              management
                            distribution.       distribution to     a preferential       administrative      expenses will
                                                limited             distribution to      management          reduce the funds
                                                partners of         limited partners     fee equal to        available for
                                                7.5% per            of 7.5% per          $30,000 per         distribution by
                                                annum.              annum.               annum.              American
                                                                                                             Spectrum.  As
                                                                                                             an internally-
                                                                                                             advised REIT,
                                                                                                             American
                                                                                                             Spectrum will
                                                                                                             not otherwise
                                                                                                             pay a portion of
                                                                                                             net cash flow or
                                                                                                             allocations to
                                                                                                             management,
                                                                                                             except for
                                                                                                             distribution pro
                                                                                                             rata in
                                                                                                             accordance with
                                                                                                             ownership of
                                                                                                             American
                                                                                                             Spectrum Shares
                                                                                                             and Operating
                                                                                                             Partnership
                                                                                                             units.


                             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC            SIERRA PACIFIC
                             DEVELOPMENT                DEVELOPMENT                DEVELOPMENT               INSTITUTIONAL
                             FUND                       FUND II                    FUND III                  PROPERTIES V
Reimbursements               Reimbursement for          Reimbursement for          Reimbursement for         Reimbursement for
                             administrative services    administrative services    administrative services   administra-tive
                             provided to the fund,      provided to the fund,      provided to the fund,     services provided to
                             such as accounting,        such as accounting,        such as accounting,       the fund, such as
                             legal, data processing     legal, data processing     legal, data processing    accounting, legal, data
                             and similar services;      and similar services;      and similar services;     processing and similar
                                                                                                             services; and
                             reimbursement for          reimbursement for          reimbursement for
                             construction supervision   initial leasing costs;     initial leasing costs;    reimbursement of
                             costs;                     and                        and                       out-of-pocket expenses.

                             reimbursement for          reimbursement of           reimbursement of
                             initial leasing costs;     out-of-pocket expenses.    out-of-pocket expenses.
                             and

                             reimbursement of
                             out-of-pocket expenses.

                                                                                                        NOONEY REAL
                             SIERRA PACIFIC           NOONEY                   NOONEY                   PROPERTY
                             PENSION                  INCOME FUND              INCOME FUND              INVESTORS -
                             INVESTORS '84            LTD., L.P.               LTD. II, L.P.            TWO L.P.
Reimbursements               Reimbursement for        Reimbursement of         Reimbursement of         Reimbursement of
                             administrative           out-of-pocket            out-of-pocket            out-of-pocket
                             services provided to     expenses, including      expenses, including      expenses, including
                             the fund, such as        salaries of employees    salaries of employees    salaries of employees
                             accounting, legal,       directly engaged in      directly engaged in      directly engaged in
                             data processing and      full time leasing,       full time leasing,       full time leasing,
                             similar services;        servicing, operation     servicing, operation     servicing, operation
                                                      or maintenance of the    or maintenance of the    or maintenance of the
                             reimbursement for        properties.              properties.              properties.
                             initial leasing costs;
                             and

                             reimbursement of
                             out-of-pocket expenses.

                            AMERICAN
                            SPECTRUM
Reimbursements              American Spectrum will
                            pay all management
                            expenses.  Such
                            management expenses will
                            reduce the funds
                            available for
                            distribution by American
                            Spectrum.


               SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC
               DEVELOPMENT                DEVELOPMENT                DEVELOPMENT                INSTITUTIONAL
               FUND                       FUND II                    FUND III                   PROPERTIES V
Property       A property management      A property management      A property management      A property management
Management     fee equal to 6% of the     fee equal to customary     fee equal to 6% of the     fee equal to 6% of the
Fees           gross revenues from real   rates, but not to exceed   gross revenues from real   gross revenues from
               properties of the fund.    6% of gross receipts       properties of the fund.    real properties of the
                                          plus a one-time fee for                               fund.
                                          initial lease-up of
                                          development properties.



                                                                                             NOONEY REAL
               SIERRA PACIFIC              NOONEY                   NOONEY                   PROPERTY
               PENSION                     INCOME FUND              INCOME FUND              INVESTORS -
               INVESTORS '84               LTD., L.P.               LTD. II, L.P.            TWO L.P.
Property       A property management       A property management    A property management    A property management
Management     fee equal to customary      fee equal to 5% of the   fee equal to 5% of the   fee equal to 5% of the
Fees           rates, but not to           gross revenues from      gross revenues from      gross revenues from
               exceed 6% of gross          residential properties   residential properties   real properties of the
               receipts plus a             and 6% of the gross      and 6% of the gross      fund.
               one-time fee for            revenues from            revenues from
               initial lease-up of         industrial and           industrial and           A financing fee
               development properties.     commercial properties.   commercial properties.   comparable with fees
                                                                                             or commissions paid
                                                                                             to others rendering
                                                                                             similar services.


               AMERICAN
               SPECTRUM
Property       The officers and
Management     directors of American
Fees           Spectrum will receive
               compensation for their
               services as described
               herein under
               "Management." American
               Spectrum will not
               otherwise pay any
               management fees.


               SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC
               DEVELOPMENT                DEVELOPMENT                DEVELOPMENT                INSTITUTIONAL
               FUND                       FUND II                    FUND III                   PROPERTIES V
Real Estate    A real estate commission   A real estate commission   A real estate commission   A real estate
Disposition    on the sale of             on the sale of             on the sale of             commission on the sale
Fees           properties in an amount    properties in an amount    properties in an amount    of properties in an
               not to exceed 50% of the   not to exceed the lesser   not to exceed the lesser   amount not to exceed
               lesser of (1) the          of (1) 3% of the gross     of (1) 3% of the gross     the lesser of (1) 3% of
               requisition fees payable   sales price of the         sales price of the         the gross sales price
               in connection with the     property, or (2) 50% of    property, or (2) 50% of    of the property, or (2)
               acquisition of the         the standard real estate   the standard real estate   50% of the standard
               fund's properties, or      commission.                commission.                real estate commission.
               (2) the standard real
               estate commission,
               provided that the real
               estate commission is
               subordinate to
               distributions to the
               limited partners of
               their capital
               contributions plus 6%
               per annum on their
               adjusted capital
               contribution.

                                                                                          NOONEY REAL
               SIERRA PACIFIC           NOONEY                   NOONEY                   PROPERTY
               PENSION                  INCOME FUND              INCOME FUND              INVESTORS -
               INVESTORS '84            LTD., L.P.               LTD. II, L.P.            TWO L.P.
Real Estate    A real estate            A real estate            A real estate            A real estate
Disposition    commission on the sale   commission on the sale   commission on the sale   commission on the sale
Fees           of properties in an      of properties in an      of properties in an      of properties in an
               amount not to exceed     amount not to exceed     amount not to exceed     amount not to exceed
               the lesser of (1) 3%     the lesser of (1) 3%     the lesser of (1) 3%     the lesser of (1) 4%
               of the gross sales       of the gross sales       of the gross sales       of the gross sales
               price of the property,   price of the property,   price of the property,   price of the property,
               or (2) 50% of the        or (2) 50% of the        or (2) 50% of the        (2) 9% of the gross
               standard real estate     standard real estate     standard real estate     proceeds received by
               commission.              commission.              commission.              the fund from the
                                                                                          offering of units or
                                                                                          (3) 50% of the
                                                                                          standard real estate
                                                                                          commission.







               AMERICAN
               SPECTRUM
Real Estate    None.  Certain employees
Disposition    of American Spectrum may
Fees           receive incentive
               compensation based upon
               American Spectrum's
               profitability.


                             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC
                             DEVELOPMENT                DEVELOPMENT                DEVELOPMENT                INSTITUTIONAL
                             FUND                       FUND II                    FUND III                   PROPERTIES V
Distribution of Net Sales    General Partners receive   General Partners receive   General Partners receive   General Partners
Proceeds (from liquidation)  20% of such dispositions   such dispositions in       such dispositions in       receive such
                             remaining after payment    proportion to their        proportion to their        dispositions in
                             of loans from the          adjusted capital account   adjusted capital account   proportion to their
                             partners, and after the    balances after payment     balances after payment     adjusted capital
                             limited partners have      of loans from the          of loans from the          account balances after
                             received the amount of     partners and brokers'      partners and brokers'      payment of loans from
                             their capital              fees, and after the        fees, and after the        the partners and
                             contributions and 6% per   limited partners have      limited partners have      brokers' fees, and
                             annum on their             received the amount of     received the amount of     after the limited
                             outstanding capital        their capital              their capital              partners have received
                             contributions              contributions and 15%      contributions and 15%      the amount of their
                                                        per annum on their         per annum on their         capital contributions
                                                        outstanding capital        outstanding capital        and 12% per annum on
                                                        contributions.             contributions.             their outstanding
                                                                                                              capital contributions.

                                                                                                        NOONEY REAL
                             SIERRA PACIFIC           NOONEY                   NOONEY                   PROPERTY
                             PENSION                  INCOME FUND              INCOME FUND              INVESTORS -
                             INVESTORS '84            LTD., L.P.               LTD. II, L.P.            TWO L.P.
Distribution of Net Sales    General Partners         General Partners         General Partners         General Partners
Proceeds (from liquidation)  receive such             receive 15% of such      receive 15% of such      receive 25% of such
                             dispositions in          distributions            distributions            distributions
                             proportion to their      remaining after          remaining after          remaining after
                             adjusted capital         payment of loans from    payment of loans from    payment of loans from
                             account balances after   the partners, fees,      the partners, fees,      the partners, fees,
                             payment of loans from    and after the partners   after the partners       and after the partners
                             the partners and         have received the        have received the        have received the
                             brokers' fees, and       amount of their net      amount of their net      amount of their net
                             after the limited        income and capital       income and capital       income and capital
                             partners have received   contributions, and 10%   contributions, and       contributions, and 7%
                             the amount of their      per annum on their       after limited partners   per annum on their
                             capital contributions    outstanding capital      have received 11% per    outstanding capital
                             and 15% per annum on     contributions.           annum on their           contributions.
                             their outstanding                                 outstanding capital
                             capital contributions.                            contributions.



                              AMERICAN
                              SPECTRUM
Distribution of Net Sales     Distributions will be
Proceeds (from liquidation)   made pro rata in
                              accordance with
                              ownership of American
                              Spectrum shares and
                              Operating Partnership
                              units.


                            SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC             SIERRA PACIFIC
                            DEVELOPMENT                DEVELOPMENT                DEVELOPMENT                INSTITUTIONAL
                            FUND                       FUND II                    FUND III                   PROPERTIES V
Distribution of Net Sales   General Partners receive   General Partners receive   General Partners receive   General Partners
Proceeds (not from          20% of such                15% of such                20% of such                receive 10% of such
liquidation)                distributions remaining    distributions remaining    distributions remaining    distributions remaining
                            after Limited Partners     after Limited Partners     after Limited Partners     after Limited Partners
                            have recouped their        have recouped their        have recouped their        have recouped their
                            capital contributions      capital contributions      capital contributions,     capital contributions
                            and 15% per annum on       and 15% per annum on       6% per annum on their      and priority
                            their outstanding          their outstanding          outstanding capital        distributions.
                            capital contributions.     capital contributions.     contributions and
                                                                                  priority distributions.


                                                                                                       NOONEY REAL
                            SIERRA PACIFIC           NOONEY                   NOONEY                   PROPERTY
                            PENSION                  INCOME FUND              INCOME FUND              INVESTORS -
                            INVESTORS '84            LTD., L.P.               LTD. II, L.P.            TWO L.P.
Distribution of Net Sales   General Partners         General Partners         General Partners         General Partners
Proceeds (not from          receive 10% of such      receive 15% of such      receive 15% of such      receive 25% of such
liquidation)                distributions            distributions            distributions            distributions
                            remaining after          remaining after all      remaining after all      remaining after all
                            Limited Partners have    Partners have recouped   Partners have recouped   Partners have recouped
                            recouped their capital   their capital            their capital            their capital
                            contributions, 6% per    contributions and 10%    contributions, 11% per   contributions and 7%
                            annum on their           per annum on their       annum on their           per annum on their
                            outstanding capital      outstanding capital      outstanding capital      outstanding capital
                            contributions and        contributions.           contributions.           contributions
                            priority distributions.

                            AMERICAN
                            SPECTRUM
Distribution of Net Sales   Distributions will be
Proceeds (not from          made pro rata in
liquidation)                accordance with
                            ownership of American
                            Spectrum shares and
                            Operating Partnership
                            units.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                            TO THE GENERAL PARTNERS

         The following information has been prepared to compare the amounts of compensation paid and distributions made by the funds to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of the funds and their affiliates are entitled to receive fees in connection with managing the affairs of each fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         American Spectrum intends to operate as a REIT which is managed by its Board of Directors and officers. It will not pay fees to an outside advisor or manager. As part of the consolidation, all participating funds will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum. As stockholders, you and the other former limited partners of the funds will receive distributions in proportion with your ownership of American Spectrum shares. This cost participation and dividend payment are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by the funds to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

                                                                                                  NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                          1997           1998           1999           2000
                                                       ----------     ----------     ----------   -----------------
HISTORICAL(1):
Management Fees                                        $  780,080     $  789,171     $  808,656       $  635,902
Administrative Fees                                       676,009        647,457        741,617          513,791
Leasing Fees                                              360,379        230,545         56,621           76,111
Construction Supervision Fees                             151,001         46,801         30,332               --
Broker Fees                                                61,000             --             --               --
General Partner Distributions                              46,369         64,239             --               --
Limited Partner Distributions(2)
                                                       ==========     ==========     ==========       ==========
Total historical                                       $2,074,838     $1,778,213     $1,637,226       $1,225,804
                                                       ==========     ==========     ==========       ==========

PRO FORMA AS A "C" CORPORATION: (3) (4)
Distributions on American Spectrum Shares issuable
  in respect of limited partnership interests (5)          16,041             --        449,454               --
Distributions on American Spectrum Shares issuable
  in respect of the CGS Management Company (6)              5,445             --        152,554               --
Restricted Stock and Stock Options (7)                    373,125        373,125        373,125          279,844
Salary, Bonuses and Reimbursements (8)                  1,158,690      1,158,690      1,158,690          869,018
                                                       ==========     ==========     ==========       ==========
Total pro forma as a "C" Corporation                   $1,553,307     $1,531,815     $2,133,978       $1,148,861
                                                       ==========     ==========     ==========       ==========

PRO FORMA AS A REIT: (3) (4)
Distributions on American Spectrum Shares issuable
  in respect of limited partnership interests (5)          16,041             --        449,454               --
Distributions on American Spectrum Shares issuable
  in respect of the CGS Management Company (6)              5,445             --        152,554               --
Restricted Stock and Stock Options (7)                    373,125        373,125        373,125          279,844
Salary, Bonuses and Reimbursements (8)                  1,158,690      1,158,690      1,158,690          869,018
                                                       ==========     ==========     ==========       ==========
Total pro forma as a REIT                              $1,553,307     $1,531,815     $2,133,978       $1,148,861
                                                       ==========     ==========     ==========       ==========

------------------------------

(1) The compensation, reimbursements and distributions paid to the funds' general partners and their affiliates were calculated based upon the compensation, reimbursements and distributions that the general partners and their affiliates received under the funds' partnership agreements. For a description of the compensation structure and the applicable formulae, see "Comparison of Ownership of Units, Notes and American Spectrum Shares."

(2) Represents distributions received in respect of the limited partnership interests in the funds owned by the general partners and their affiliates.

(3) Following the consolidation, American Spectrum will not pay fees and expense reimbursement of the types paid by the funds. Instead, American Spectrum will pay compensation to officers and directors who were affiliates to the general partners and will make distributions on American Spectrum shares including shares issuable to affiliates of the general partners. A portion of the compensation payable to the general partners and their affiliates by the funds was used to pay expenses of the funds borne by the general partners and their affiliates. Since American Spectrum will not have an outside manager, expenses of this type will be borne by American Spectrum after the consolidation.

(4) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

(5) Represents distributions which would have been received in respect of American Spectrum shares issued to the general partners and their affiliates in exchange for limited partnership interests in the funds owned by the general partners and their affiliates. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the American Spectrum shares issued to all of the partners in the funds represented by the shares issued to the general partners and their affiliates.

(6) The general partners and their affiliates were issued 266,667 American Spectrum shares on account of their interest in the CGS Management Company. For purposes of this table we assumed that all of the distributions on these shares related to the funds. The amount of distributions which would have been received is determined by multiplying the estimated cash flow available for distribution from all of the funds during the relevant periods by the percentage of the aggregate number of American Spectrum shares issued to all of the partners in the funds represented by such shares issued in respect of the CGS Management Company.

(7) The value of the restricted stock granted is based on the value per share of $15 established by us and the number of shares initially issued which vest in one year. No value is attributed to the stock options to be granted because we do not know what prices the American Spectrum shares will trade at after the closing of the consolidation.

(8) Represents our estimate of the annual cash compensation which will be payable to affiliates of the general partner following the consolidation allocated based on the percentage of the Exchange Value of American Spectrum represented by the funds.

         If you would like more detailed information regarding the general partners' compensation and distributions on a pro forma and historical basis for each fund, please read the supplement for your fund under the heading "Compensation, Reimbursements and Distributions to the General Partner."

                                VOTING PROCEDURES

DISTRIBUTION OF SOLICITATION MATERIALS

         This consent solicitation, together with the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain their votes "For" or "Against" your fund's participation in the consolidation. We refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for American Spectrum to acquire your fund, the limited partners holding units greater than 50% of the outstanding units of your fund must approve the consolidation. Your fund will be acquired by American Spectrum, in the manner described below and in the supplement relating to your fund. If you vote "For" the consolidation, you will be effectively voting against alternatives to the consolidation, including liquidation of your fund's properties and distribution of the net proceeds to the limited partners. If the consolidation is not approved by any fund, your general partner plans to liquidate that fund's properties. You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you which is on or about ________ ___, 2001, and will continue until the later of: (a) _________ ____, 2001; or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to the partnership agreement of the various funds. Under no circumstances will the solicitation period be extended beyond ____________, _____. Any consent form received by _________, which we hired to tabulate your votes prior to ________________ time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your units will be counted as voting "Against" the consolidation and you will receive American Spectrum shares if your fund is acquired.

         The consent form consists of two parts. Part A seeks your consent to the consolidation and amendments to your fund's partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve differ for each fund and are explained in detail in the individual supplement for each fund. Some funds are required to have amendments to their partnership agreements in order to permit American Spectrum to acquire such funds in the consolidation. You should review the supplement to see if your fund's partnership agreement requires amendment. If you have interests in more than one fund, you will receive multiple consent solicitations, supplements and consent forms which will provide for separate votes for each fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the consolidation), you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry A. Mizrahi, or either of them, as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without needing to obtain your signature on multiple documents.

REQUIRED VOTE AND OTHER CONDITIONS

         In order for American Spectrum to acquire your fund, limited partners of your fund holding greater than 50% of the outstanding units and the general partners of your fund must approve the consolidation and, approve the amendments to the fund's partnership agreement. For a more detailed discussion relating to your fund and whether any amendment is required, please review the accompanying supplement. CGS and its affiliates own interests as limited partners in five of the funds. These interests range from 5% to 33% and will be voted by affiliates of CGS in favor of the consolidation. See "The Consolidation."

         Record Date and Outstanding Partnership Units. The record date is ________ ___, 2001 for all funds. As of __________ __, _____, the following number of units were held of record by the number of limited partners indicated below:

                                                                              NUMBER OF
                                               NUMBER OF     NUMBER OF        UNITS FOR
                                                LIMITED    UNITS HELD OF     APPROVAL OF
                 FUND                          PARTNERS       RECORD        CONSOLIDATION
-----------------------------------------      ---------   -------------    -------------
Sierra Pacific Development Fund                  1,561        29,354           14,678
Sierra Pacific Development Fund II               3,266        86,653           43,327
Sierra Pacific Development Fund III                841        36,521           18,261
Sierra Pacific Institutional Properties V        1,404        30,777           15,389
Sierra Pacific Pension Investors '84             2,600        77,000           38,501
Nooney Income Fund Ltd., L.P.                    1,126        15,180            7,591
Nooney Income Fund Ltd. II, L.P.                 1,237        19,221            9,611
Nooney Real Property Investors-Two, L.P.           864        12,000            6,001

         You are entitled to one vote for each unit held. Accordingly, the number of units entitled to vote with respect to the consolidation is equivalent to the number of units held of record at the record date.

         Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the Exchange Act), your fund is required, upon your written request, to provide to you:

-        a statement of the approximate number of limited partners in your fund;
         and

- the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your fund's limited partners.

In addition, you have the right, at the general partners' option, either:

- to have your fund mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other limited partners of your fund; or

- to have the fund deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and units held by the limited partners of your fund.

The right to receive the list of limited partners is subject to your payment of the cost of mailing and duplication at a rate of $0.25 per page.

         Tabulation of Votes. An automated system administered by [ ] will tabulate the votes. Abstentions will be tabulated with respect to the consolidation and related matters. Abstentions will have the effect of a vote against the consolidation, as will the failure to return a consent form and broker nonvotes. Broker nonvotes are where a broker submits a consent but does not have authority to vote a limited partner's units on one or more matters.

         Revocability of Consent. You may withdraw or revoke your consent form at any time before we make a public announcement that we have received consents from limited partners equal to more than 50% of outstanding limited partnership interests in your fund or we file a Form 8-K to the same effect. You can send us a written statement that you would like to revoke your consent, or you can send us a new consent form.

SELECTED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS `84 (1)

The following table sets forth certain selected historical financial data of Sierra Pacific Pension Investors '84. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of Sierra Pacific Pension Investors `84. This information should be read in conjunction with the Financial Statements and Notes thereto which are included elsewhere in this consent solicitation.

$ amounts, except for per share                                                                                NINE MONTHS ENDED
data, in 000's                                               YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                         ------------------------------------------------------------          ------------------
                                         1995          1996          1997          1998          1999          1999          2000
                                         ----          ----          ----          ----          ----          ----          ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income          $437          $476          $473          $504          $623          $475          $439
Interest and other income                 277           193           198           222           187           150           120
                                         ----          ----          ----          ----          ----          ----          ----
Total revenues                            714           669           671           726           810           625           559
                                         ====          ====          ====          ====          ====          ====          ====

EXPENSES:
Property operating                        267           237           214           218           296           332           359
Property management                        27            28            36            33            36            --            --
Real estate and other taxes               111           125           122           139           141            --            --
Depreciation and amortization             306           237           236           259           249           207           110
Interest expense                           --            --           115           148           137           103            97
                                         ----          ----          ----          ----          ----          ----          ----
  Total expenses                          711           627           723           797           859           642           566
                                         ====          ====          ====          ====          ====          ====          ====

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS '84 (1)

$ amounts, except for per share data, in                                                                          NINE MONTHS ENDED
000's                                                               YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                  -------------------------------------------------------         -----------------
                                                  1995         1996        1997         1998         1999         1999         2000
                                                  ----         ----        ----         ----         ----         ----         ----
Net loss before gain on sale of property,
     equity in earnings (losses) of
     noncombined partnerships and
     extraordinary items                             3           42         (52)         (71)         (49)         (17)          (7)
Gain on sale of property                           151           --          --           --           83           83           --
Equity in earnings (losses) of non
     combined partnerships                        (296)         156        (507)         196          323          243          306
                                                 =====         ====       =====         ====         ====         ====         ====
Net loss                                         $(142)        $198       $(559)        $125         $357         $309         $299
                                                 =====         ====       =====         ====         ====         ====         ====


OTHER DATA:

Ratio of earnings to fixed charges(2)               --           --          --         1.84         3.61         4.00         4.08
Deficiency of earnings to cover fixed
     charges(3)                                   (142)          --        (559)          --           --           --           --
Total properties owned at end of Period(4)                        1            1           1            1            1            1

(1) The limited partners of Sierra Pacific Pension Investors '84 (SPPI '84) as a group will hold the largest block of voting common stock of American Spectrum Realty Inc. As such SPPI '84 will be the acquirer for accounting purposes in the consolidation. All accounts will be recorded at carry-over basis in the consolidation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. When there is a deficiency amount, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

(4) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in an industrial property known as Sorrento I in San Diego, California.

SELECTED FINANCIAL DATA FOR SIERRA PACIFIC PENSION INVESTORS `84(1)

$ amounts, except for per share data, in                                                                  NINE MONTHS ENDED
     000's                                                  YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                           -------------------------------------------------------        -----------------
                                           1995        1996         1997         1998         1999        1999         2000
                                           ----        ----         ----         ----         ----        ----         ----
BALANCE SHEET DATA:
Cash and cash equivalents                $  255      $   42      $    27      $    10      $    32     $    58      $    38
Real estate held for investment, net      1,524       1,429        1,373        1,212        1,174       1,169        1,147
Accounts receivable, net                    115         251           50           43           47         101          206
Accounts receivable from affiliates       1,698       1,698        2,005        2,228        1,459       1,883        1,459
Investment in/due from partnerships       5,772       5,974        6,768        6,791        7,304       6,893        7,153
Other assets                                133         116          252          274          792         592        1,087
Total assets, at book value               9,497       9,510       10,475       10,558       10,808      10,786       11,090
Total liabilities                            80          96        1,670        1,628        1,521       1,547        1,504
Total equity (deficit)                    9,417       9,414        8,805        8,930        9,287       9,239        9,586

CASH FLOW DATA:
Increase (decrease) in cash and
     equivalents, net                       (88)       (213)         (15)         (17)          21          48            7
Cash provided by (used in)
     operating activities                    86         133          (97)         (67)         497        (249)        (362)

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES(1)

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction with the Combined Financial Statements and Notes thereto which are included elsewhere in this consent solicitation.

$ amounts, except for per share data,                                                                          NINE MONTHS ENDED
in 000's                                                     YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                         ------------------------------------------------------------          ------------------
                                         1995          1996          1997          1998          1999          1999          2000
                                         ----          ----          ----          ----          ----          ----          ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income       $ 7,600       $ 9,281       $10,004       $13,386       $14,608       $10,346       $11,914
Interest and other income                 541         1,610           141           265           205         1,380         1,380
Property management                     2,821         3,264         6,355        10,736         7,809         5,794         5,321
                                      -------       -------       -------       -------       -------       -------       -------
Total revenues                         10,962        14,155        16,500        24,387        22,622        17,520        18,615
                                      =======       =======       =======       =======       =======       =======       =======

EXPENSES:
Property operating                      5,137         7,443         1,683         2,886         3,396         2,845         3,966
Property management                        55            92         7,472        12,164        10,766         7,900         8,076
Real estate and other taxes               894         1,166           848         1,523         1,597         1,034         1,390
Depreciation and amortization           2,213         2,202         2,203         3,313         3,259         2,638         2,566
Interest expense                        4,644         5,801         7,901         9,585         9,982         6,869         9,727
Impairment charges                         --            --            --           126         5,164            --            --
                                      -------       -------       -------       -------       -------       -------       -------
Total expenses                         12,943        16,704        20,107        29,597        34,164        21,286        25,725
                                      =======       =======       =======       =======       =======       =======       =======

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES (1)

$ amounts, except for per share data, in                                                                     NINE MONTHS ENDED
000's                                                           YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                -----------------------------------------------------        ----------------
                                                1995        1996        1997        1998         1999        1999        2000
                                                ----        ----        ----        ----         ----        ----        ----
Net loss before gain on sale of property,
     equity in earnings (losses) of
     noncombined partnerships and
     extraordinary items                      (1,981)     (2,549)     (3,607)     (5,210)     (11,542)     (3,766)     (7,110)
Gain on sale of property                          --          --          --          --           --          --       1,328
Equity in earnings (losses) of non
     combined partnerships                        --          --        (127)        224         (330)       (200)          5
                                             -------     -------     -------     -------     --------     -------     -------
Net loss before extraordinary item            (1,981)     (2,549)     (3,734)     (4,986)     (11,872)     (3,966)     (5,777)
Extraordinary item - extinguishment
     of debt                                      --          --          50         163         (214)       (214)     (1,861)
                                             -------     -------     -------     -------     --------     -------     -------
Net loss                                     $(1,981)    $(2,549)    $(3,684)    $(4,823)    $(12,086)    $(4,180)    $(7,638)
                                             =======     =======     =======     =======     ========     =======     =======

                                                  160

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES


$ amounts, except for per share                                                                          NINE MONTHS ENDED
data, in 000's                                                YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                              ----------------------------------------------------        ----------------
                                              1995        1996        1997        1998        1999        1999        2000
                                              ----        ----        ----        ----        ----        ----        ----
Deficiency of earnings to cover fixed
     charges(2)(3)                          (1,981)     (2,549)     (3,734)     (4,486)    (11,872)     (3,966)     (5,777)
Total properties owned at end of Period         --           8          14          16          17          17          16

(1) The combined historical financial statements of CGS and Majority-Owned Affiliates include the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the operating partnership in a private transaction, and (c) are under common management. Such historical amounts have been derived from the historical audited and unaudited combined financial statements of CGS and the Majority-Owned Affiliates included elsewhere in this consent solicitation. See also Note 1 to the combined financial statements of CGS and Majority-Owned Affiliates for more information.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Because it is a deficiency amount for all periods, the ratio of earnings to fixed charges is not shown.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

SELECTED FINANCIAL DATA FOR CGS AND MAJORITY-OWNED AFFILIATES

$ amounts, except for per share data, in                                                                    NINE MONTHS ENDED
     000's                                                    YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                            --------------------------------------------------------         -----------------
                                            1995         1996         1997         1998         1999         1999         2000
                                            ----         ----         ----         ----         ----         ----         ----
BALANCE SHEET DATA:
Cash and cash equivalents               $    282     $    404     $    670     $    522     $    458     $    442     $    898
Real estate held for investment, net      47,209       62,016       78,676       90,348       95,588       97,957       86,780
Accounts receivable, net                   1,035        1,000        1,437        1,161        1,241        1,518        1,539
Accounts receivable from affiliates        4,376       16,121       17,072        4,539        3,970        5,655          532
Investment in/due from partnerships          357        2,053        1,840        1,517        3,297        1,516        3,288
Other assets                               2,575        3,177        7,510        6,741        3,881        4,301        5,301
Total assets, at book value               55,834       84,771      107,205      104,828      108,435      111,389       98,338
Total assets, at valued assigned for
     the consolidation                                                                                                 141,480
Total liabilities                         60,982       89,803      115,601      120,094      133,411      128,300      131,043
Total equity (deficit)                    (5,148)      (5,032)      (8,396)     (15,266)     (26,021)     (17,956)     (33,750)

CASH FLOW DATA:
Increase (decrease) in cash and
     equivalents, net                         --           --          266         (148)         (64)         (80)         440
Cash provided by (used in)
     operating activities                     --           --         (939)      (3,134)      (5,978)         842        3,198

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)

The following table sets forth certain selected combined financial data of the Other Funds. The selected operating and financial position data have been derived from the combined financial statements of the Other Funds. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Combination. Such additional disclosures are presented elsewhere in this consents solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Other Funds, included elsewhere in this consent solicitation.

$ amounts, except per share data,                                                                              NINE MONTHS ENDED
on 000's                                                    YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                         ------------------------------------------------------------          ------------------
                                         1995          1996          1997          1998          1999          1999          2000
                                         ----          ----          ----          ----          ----          ----          ----
OPERATING DATA:
REVENUES:
Rental and reimbursement income       $11,164       $13,643       $13,607       $13,867       $14,555       $10,739       $11,792
Interest and other income                 595           580           560           697           716           438           772
                                      -------       -------       -------       -------       -------       -------       -------
Total revenues                         11,759        14,223        14,167        14,564        15,271        11,177        12,564
                                      =======       =======       =======       =======       =======       =======       =======
EXPENSES:
Property operating                      4,039         4,976         5,072         4,949         6,517         4,369         4,502
Management and advisory fees              602           739           758           770           839           491           542
Ground Lease                              383           383           382           374           462           294            29
Real estate and other taxes             1,725         2,008         1,900         1,798         1,868         1,063           922
Depreciation and
   amortization                         3,843         4,544         4,570         4,010         3,895         2,899         2,988
Interest expense                        2,209         2,965         2,815         2,431         2,366         1,774         2,176
                                      -------       -------       -------       -------       -------       -------       -------
Total expenses                         12,801        15,615        15,497        14,332        15,947        10,890        11,159
                                      =======       =======       =======       =======       =======       =======       =======

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION (1)

                                                                                                                  NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                       ----------------------------------------------------        ---------------
                                                       1995        1996        1997        1998        1999        1999       2000
                                                       ----        ----        ----        ----        ----        ----       ----
Net income (loss) before loss on sale
     of property, equity in earnings
     (losses) of noncombined
     partnerships, extraordinary item,
     write off of debt and minority
     interest                                        (1,042)     (1,392)     (1,330)        232        (673)        287      1,405
Loss on sale of Property                                 --          --        (967)         --          --          --         --
Equity in earnings (losses) in
     noncombined partnerships                        (1,266)        221      (1,133)       (146)        117         116        118
Extraordinary item - gain or (loss)
     extinguishment of debt                              --       1,200          --          --          --          --         --
Write off of debt                                                                                                              (46)
Minority interest                                       322         (59)        847         131          44          50       (116)
                                                    -------     -------     -------     -------     -------     -------    -------
Net income (loss)                                   $(1,986)    $   (30)    $(2,583)    $   217     $  (512)    $   453    $ 1,361
                                                    =======     =======     =======     =======     =======     =======    =======
OTHER DATA:
Ratio of earnings to fixed charges(2)                    --          --          --        1.08          --        1.24       1.62
Deficiency of earnings to cover fixed charges(3)     (1,986)        (30)     (2,583)         --        (512)         --         --
Cash distributions to minority investors              1,155       1,603       3,060       1,177         105          --      3,135
Total properties owned at end of period(4)               18          18          17          17          17          17         17

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION(1)


$ amounts, except for per share data, in                                                                          NINE MONTHS ENDED
000's                                                            YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                              ----------------------------------------------------------          -----------------
                                              1995          1996          1997         1998         1999          1999         2000
                                              ----          ----          ----         ----         ----          ----         ----
BALANCE SHEET DATA:
Cash and cash equivalents                 $  4,775      $  2,928      $  3,131     $  2,713      $  5,852       $4,239     $  3,968
Real estate held for
  investment, net                           62,234        63,791        56,526       54,986        53,506       53,778       52,637
Mortgages/notes receivable, net              3,994         3,701         4,485        5,006         5,514        6,369        7,371
Accounts receivable, net                     2,643         3,039         2,592        2,553         2,716        3,927        3,070
Investment in/due from
  uncombined partnerships                    8,800         8,681         6,208        5,963         6,693        5,074        3,420
Other assets                                 2,935         2,829         3,662        3,817         4,341        2,906        7,474
Total assets, at book value                 85,381        84,969        76,604       75,038        78,622       76,293       77,940
Total assets at value assigned for the
  consolidation                                                                                                              97,309
Total liabilities                         $ 37,516      $ 38,609      $ 32,936     $ 32,406      $ 35,656     $ 33,257     $ 36,919
General partners equity                      8,561         8,876         9,189        9,034         9,427        9,052        7,536
Limited partners equity                     33,269        32,053        30,020       29,215        28,225       29,314       29,373
Other equity                                 6,035         5,431         4,459        4,383         5,314        4,670        4,112

CASH FLOW DATA:
Increase (decrease) in cash and
  equivalents, net                             693        (1,893)          205         (420)        3,141        1,525       (1,884)
Cash provided by (used in)
   operating activities                        (31)        2,665           934        3,276         1,782        1,719        1,195

SELECTED FINANCIAL DATA OF THE OTHER FUNDS - MAXIMUM PARTICIPATION (1)

     (1) Includes the accounts of all Other Funds (excludes Sierra Pacific Pension Investors '84) and Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the presentation.

     (2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Where there is a deficiency amount, the ratio of earnings to fixed charges is not shown.

     (3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

     (4) Five of the funds own interests in other partnerships, in addition to properties wholly owned. Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II collectively own a 100% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through their ownership interest in SMMP and Sierra Pacific Development Fund III, the funds also own a 100% interest in a partnership that owns an office warehouse property known as Sorrento I in San Diego, California. Nooney Income Fund Ltd. II owns a 24% interest in a partnership that owns LeaWood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest.

SELECTED FINANCIAL DATA OF CGS'S OTHER AFFILIATES(1)

The following table sets forth certain selected combined financial data of CGS's Other Affiliates. The selected operating and financial position data have been derived from the financial statements of CGS's Other Affiliates. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Consolidation. Such additional disclosures are presented elsewhere in this consent solicitation. This information should be read in conjunction with the Financial Statements and Notes thereto for each of CGS's Other Affiliates included elsewhere in this consent solicitation.

$ amount, except per share, in 000's

                                                                                                             NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                            ------------------------------------            --------------------
OPERATING DATA:                                             1997            1998            1999            1999            2000
                                                            ----            ----            ----            ----            ----
REVENUES:
Rental and reimbursement income                          $ 4,909         $ 5,078         $ 5,156         $ 3,835         $ 4,100
Interest and other income                                     97              29              40              27              37
                                                         -------         -------         -------         -------         -------
Total revenues                                             5,006           5,107           5,196           3,862           4,137
                                                         -------         -------         -------         -------         -------

EXPENSES:
Property operating                                         1,875           1,821           1,881           1,330           1,378
Management and advisory fees                                 135             134             132             120             117
Real estate and other taxes                                  368             379             392             365             404
Depreciation and amortization                                791             856             891             630             639
Interest expense                                           2,076           2,031           1,942           1,455           1,548
                                                         -------         -------         -------         -------         -------
Total expenses                                             5,245           5,221           5,238           3,900           4,086
                                                         -------         -------         -------         -------         -------
Net income (loss) before extraordinary item                 (239)           (114)            (42)            (38)             51
Extraordinary item - extinguishment of debt                   71              --              --              --              --
                                                         -------         -------         -------         -------         -------
Net income (loss)                                           (310)           (114)            (42)            (38)             51
                                                         =======         =======         =======         =======         =======
OTHER DATA:
Ratio of earnings to fixed charges(2)                                         --              --              --            1.03
Deficiency of earnings to cover fixed charges(3)                            (114)            (42)            (38)             --
Cash distributions                                                           240             258             195             195
Total properties owned at end of period                                        3               3               3               3

SELECTED FINANCIAL DATA OF CGS'S OTHER AFFILIATES(1)

                                                                                                     NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                         -----------------------                        -------------
                                                        1998                 1999                 1999                 2000
                                                        ----                 ----                 ----                 ----
BALANCE SHEET DATA:
Cash and cash equivalents                                221                  364                  381                  441
Real estate held for investment, net                   9,292               16,310               16,471               15,898
Mortgages/notes receivable, net                           --                  394                  366                  627
Accounts receivable, net                                 100                  111                   73                  158
Other assets                                             683                2,046                2,198                2,045
Total assets, at book value                           10,296               19,225               19,489               19,169
Total assets, at valued assigned for the
     consolidation                                                                                                   40,611
Total liabilities                                     16,031               29,459               29,652               29,547
Total equity (deficit)                                (5,735)             (10,234)             (10,163)             (10,378)

CASH FLOW DATA:
Increase (decrease) in cash and
     equivalents, net                               $   (231)            $   (116)            $    (98)            $     77
Cash provided by operating activities                    739                  639                  572                1,168

1) Includes the accounts of Meadow Wood Village Apartments Ltd. LP, Nooney-Hazelwood Associates, LP and Nooney Rider Trail, LLC. There were no significant inter-company transactions or balances.

2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Where there is deficiency amount, the ratio of earnings to fixed charges is not shown.

3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM

CGS AND THE MAJORITY-OWNED AFFILIATES

         The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this consent solicitation. This discussion is based primarily on the combined financial statements of CGS and the majority-owned affiliates for periods prior to completion of the Offering and related consolidation. The pro forma condensed balance sheet is presented as if the consolidation had occurred on September 30, 2000 and the pro forma results of operations are presented as if the consolidation occurred on January 1, 1999. Pro forma amounts reflect the maximum scenario under which all funds participate in the consolidation. Except where otherwise indicated, the comments that follow refer to CGS and the majority-owned affiliates.

         American Spectrum owns and operates office, office/warehouse, land, and apartment properties in the Midwest, Texas, Arizona, and California. It also owns and operates three shopping centers in South Carolina. American Spectrum receives real estate operating revenues from wholly owned properties. American Spectrum also receives service revenues from its property management, leasing, and construction management operations for owned properties and, prior to the consolidation, from properties owned by unrelated parties. After completion of the consolidation, American Spectrum will not provide such services to unrelated parties. To better understand the organizational structure of and the relationship among the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the management company subsidiaries of CGS before the consolidation, see the organizational chart under "THE CONSOLIDATION -- Principal Components of the Consolidation."

         Prior to the consolidation, for the nine months ended September 30, 2000, CGS and the majority-owned affiliates generated approximately 57.1% of its revenues from rental income and the balance of its revenues came from property management operations and income from affiliates. The funds generated 100% of their revenues from rental income. On a pro forma basis, after giving effect to the consolidation, American Spectrum will also generate 100% of its revenues from rental income.

SUBSIDIARIES

We will initially have the following subsidiaries:

Operating Partnership

         Substantially all of our assets will be held through the Operating Partnership. We will be the sole general partner of the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

         The limited partnership interests in the Operating Partnership will be owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding American Spectrum share. Initially we will own 5,430,000 units or 81% of the Operating Partnership. Our interest in the

Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership.

         We expect most of the properties to be owned by the Operating Partnership through subsidiary limited partnerships or limited liability companies.

Management Company

         American Spectrum will conduct its real estate management business through the CGS Management Company. The CGS Management Company will manage all of our properties. The CGS Management Company will generally not manage properties on behalf of unaffiliated third parties. Additionally, American Spectrum, through the CGS Management Company, generally expects to manage each property acquired in the future following its acquisition thereof. The CGS Management Company will also manage the properties of any of the funds which do not approve the consolidation until the properties are disposed of. Prior to the consolidation, CGS's property management affiliates also provided property management services to third parties. The portions of the property management business relating to the third party property management will be retained by CGS after the consolidation.

         The following results of operations relate to CGS and the majority-owned affiliates.

RESULTS OF OPERATIONS

         Comparison of the Nine Months Ended September 30, 2000 to the Nine Months Ended September 30, 1999

         Total revenues for the nine months ended September 30, 2000 increased by $1,095,000 or 6.3% to $18,615,000 as compared to $17,520,000 for the nine months ended September 30, 1999. Revenue from property management operations decreased by $473,000 or 8.2% to $5,321,000 for the nine months ended September 30, 2000 as compared to $5,794,000 for the nine months ended September 30, 1999. Revenue from property management operations decreased due the loss of third party management contracts. Rental income for the nine months ended September 30, 2000 increased by $1,568,000 or 15.2% to $11,914,000 as compared to
$10,346,000 for the nine months ended September 30, 1999. The increase in rental income resulted primarily from the acquisition of the Autumn Ridge apartments in May 1999.

                                          NINE MONTHS ENDED SEPTEMBER 30,
                                 -----------------------------------------------
                                         2000                      1999
                                 ---------------------    ----------------------
Rental income                    $ 11,914,000    44.0%    $10,346,000     59.1%
Property management operations      5,321,000    28.6       5,794,000     33.1
Income from affiliates              1,380,000     7.4       1,380,000      7.8
                                 ------------   ------    -----------    -------
Total revenues                   $ 18,615,000   100.0%    $17,520,000    100.0%
                                 ============   ======    ===========    =======

         Because American Spectrum will perform no third party management services, all ongoing revenues will be derived from rental income. Substantially all such revenues are earned pursuant to fixed rent commitments since average or percentage rent income is immaterial. Rental income, as a percentage of total revenues has increased due to the addition of the Autumn Ridge property and other leasing activities and the declining role of third party management activities.

         Total expenses for the nine months ended September 30, 2000 increased by $1,376,000 or 9.4% to $15,993,000 as compared to $14,617,000 for the nine months ended September 30, 1999. Expenses excluding interest, depreciation, and amortization for the nine months ended September 30, 2000 increased by $1,448,000 or 12.1% to $13,427,000 as compared to $11,979,000 for the nine months ended September 30, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 68.4% for the nine months ended September 30, 1999 to 72.1% for the nine months ended September 30, 2000. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                           NINE MONTHS ENDED SEPTEMBER 30,
                                     -------------------------------------------
                                             2000                   1999
                                     --------------------   --------------------
Property operating & maintenance     $ 3,966,000    21.3%   $ 2,845,000    16.2%
Real estate taxes                      1,390,000     7.4      1,034,000     6.0
Property management operations         8,076,000    43.4      7,901,000    45.1
Other (income) expense                    (5,000)   (0.0)       200,000     1.1
                                     -----------    -----   -----------    -----
Total cost and expenses              $13,427,000    72.1%   $11,979,000    68.4%
                                     ===========    =====   ===========    =====

         The increases in property operating and maintenance and real estate taxes, as a percentage of revenues, is a result of the increase in maintenance cost associated with the Autumn Ridge property.

         Interest expense increased by $2,858,000 or 41.6%, to $9,727,000 for the nine months ended September 30, 2000 as compared to $6,869,000 for the nine months ended September 30, 1999. Interest expense for the McDonnell property increased $1,510,000 for the nine months ended September 30, 2000, as interest charges are no longer being capitalized. The Autumn Ridge property acquired in May, 1999 incurred interest charges for a full nine months in 2000 versus just over four months in 1999 ($433,000 increase). The remainder of the increase was due to increased interest rates on variable rate notes.

         Net loss increased by $3,458,000 or 82.7%, to $7,638,000 for the nine months ended September 30, 2000 as compared to $4,180,000 for the nine months ended September 30, 1999 . Excluding extraordinary charges related to refinancing of the Chrysler Building and the McDonnell additional interest expense, the net loss for the nine months ended September 30, 2000 increased slightly by $88,000 as compared to the nine months ended September 30, 1999.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the year ended December 31, 1999, decreased by $1,765,000 or 7.2% to $22,622,000 as compared to $24,387,000 for the year ended
December 31, 1998.

         Rental income for the year ended December 31, 1999, increased by $1,162,00 or 8.5% to $14,813,000 as compared to $13,651,000 for the year ended
December 31, 1998.

         Management fee income decreased $3,237,000 or 37.3% to $5,452,000 for the year ended December 31, 1999, as compared to $8,689,000 for the year ended December 31, 1998. The decrease is a result of sales of property by unrelated clients to purchasers who elected to self-manage the properties or appoint a manager other than CGS and the majority-owned affiliates.

                                          TWELVE MONTHS ENDED DECEMBER 31,
                                    -------------------------------------------
                                            1999                   1998
                                    --------------------   --------------------
Rental income                       $14,813,000    65.5%   $13,651,000    56.0%
Property management operations        5,452,000    24.1%     8,689,000    35.6%
Income from affiliates                2,357,000    10.4%     2,047,000     8.4%
                                    -----------   ------   -----------   ------
Total revenues                      $22,622,000   100.0%   $24,387,000   100.0%
                                    ===========   ======   ===========   ======

         Total costs and expenses for the year ended December 31, 1999, increased by $4,724,000 or 23.9% to $24,512,000 as compared to $19,788,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999, increased by $4,778,000 or 29.0% to $21,253,000 as compared to $16,475,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 67.6% for the year ended December 31, 1998, to 94.0% for the year ended December 31, 1999, due primarily to impairment charges of $5,164,000. The impairment charges are a result of applying Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed of ("SFAS 121") to the following real estate held for investment: Richardson Plaza and Northwest Corporate Center, as well as to the management companies American Spectrum Missouri and American Spectrum Colorado. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                         TWELVE MONTHS ENDED DECEMBER 31,
                                   --------------------------------------------
                                           1999                   1998
                                   --------------------   ---------------------
Property operating & maintenance   $ 3,396,000    15.0%   $ 2,886,000    11.8%
Real estate taxes                    1,597,000     7.1%     1,523,000     6.2%
Property management operations      10,766,000    47.6%    12,164,000    49.9%
Impairment charges                   5,164,000    22.8%       126,000     0.5%
Other (income) expense                 330,000     1.5%      (224,000)   (0.9)%
                                   -----------    -----   -----------    ------
Total cost and expenses            $21,253,000    94.0%   $16,475,000    67.6%
                                   ===========    =====   ===========    =====

         Interest expense increased by $397,000, or 4.2%, to $9,982,000 for the year ended December 31, 1999 as compared to $9,585,000 for the year ended December 31, 1998 due to debt incurred on new property acquisitions.

         Net loss increased by $7,263,000 or 150.6%, to $12,086,000 for the year ended December 31, 1999 as compared to $4,823,000 for the year ended December 31, 1998 due primarily to the impairment charges detailed above, which had no impact on cash flow.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Total revenues for the year ended December 31, 1998 increased by $7,887,000 or 47.8% to $24,387,000 as compared to $16,500,000 for the year ended
December 31, 1997. Rental income for the year ended December 31, 1998 increased by $3,506,000 or 34.6% to $13,651,000 as compared to $10,145,000 for the year ended December 31, 1997. The increase in total revenues stems from the increased rental income and revenue from management company operations acquired in 1997. Rental income increased as a result of property acquisitions and rent increases in existing properties.

         Management fee income increased $4,143,000 or 91.1% to $8,689,000 for the year ended December 31, 1998 as compared to $4,546,000 for the year ended December 31, 1997. The increase was due to revenue from two management company operations acquired in 1997, the effect of which was only partially included in 1997.

                                          TWELVE MONTHS ENDED DECEMBER 31,
                                    --------------------------------------------
                                           1998                    1997
                                    --------------------   ---------------------
Rental income                       $13,651,000    56.0%   $10,145,000     61.5%
Property management operations        8,689,000    35.6%     4,546,000     27.5%
Income from affiliates                2,047,000     8.4%     1,809,000     11.0%
                                    -----------   ------   -----------    ------
Total revenues                      $24,387,000   100.0%   $16,500,000    100.0%
                                    ===========   ======   ===========    ======

         Total expenses for the year ended December 31, 1998 increased by $7,455,000 or 60.4% to $19,788,000 as compared to $12,333,000 for the year ended
December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 increased by $6,345,000 or 62.6% to $16,475,000 as compared to $10,130,000 for the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 61.4% for the year ended December 31, 1997 to 67.6% for the year ended December 31, 1998. The expense increases were primarily attributable to two management company acquisitions that occurred late in 1997. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                         TWELVE MONTHS ENDED DECEMBER 31,
                                  ---------------------------------------------
                                         1998                        1997
                                  ---------------------    --------------------
Property operating & maintenance  $  2,886,000    11.8%    $ 1,683,000    10.2%
Real estate taxes                    1,523,000     6.2%        848,000     5.1%
Property management operations      12,164,000    49.9%      7,472,000    45.3%
Impairment charges                     126,000     0.5%
Other (income) expense                (224,000)   (0.9)%       127,000     0.8%
                                  ------------    -----    -----------    -----
Total cost and expenses           $16,475,0006    67.6%    $10,130,000    61.4%
                                  ============    =====    ===========    =====

         Interest expense increased by $1,684,000 or 21.3%, to $9,585,000 for the year ended December 31, 1998 as compared to $7,901,000 for the year ended December 31, 1997 due to borrowings associated with the acquisition of new real estate properties and the refinancing of some of the existing debt.

         Net loss increased by $1,139,000 or 30.9%, to $4,823,000 for the year ended December 31, 1998 as compared to $3,684,000 for the year ended December 31, 1997 due to the increase in total expenses associated with the purchase of two management companies and additional real estate properties in late 1997.

ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2000 American Spectrum had cash balances totaling $15,428,000 and $8,660,000 on a pro forma basis (maximum and minimum scenarios, respectively). Cash flow from operations during the nine months ended September 30, 2000 totaled $3,198,000. We expect this level of cash flow to increase in the short and long term due to the renewal of leases at the current market rates which exceed historical lease rates, lease-up of two rehabilitation projects (Northwest Corporate Center and Autumn Ridge), and future increases in lease rates created by an excess of demand over supply in the markets we serve.

         We plan to refinance at least ten of our properties in the current portfolio. We anticipate realizing total proceeds of the refinancing of approximately $25.5 million. We anticipate realizing net proceeds of the refinancing, after repaying current debt on the properties financed and other secured debt, of approximately $12.5 million. These proceeds will be used to fund capital improvements to properties in the existing portfolio and for payments required under the settlement of litigation described in the following paragraph. During 2001 and 2002, we anticipate cash flow from operations that otherwise would be used for capital improvements will instead be available for distribution to shareholders or other uses. Capital expenditures budgeted for 2001 total $7.14 million. These consist of general property improvements ($2.7 million), remodeling of space for new or renewing tenants ($3.0 million), and lease commissions ($1.4 million). Of this amount, $600,000 is expected to be recovered from settlement of a construction related lawsuit and $400,000 will be funded from reserves held by lenders. The remaining $6.14 million will be funded by the refinancing mentioned above.

         In connection with litigation more fully described in Note 8 of the financial statement of Sierra Pacific Development Fund II, that partnership is required to distribute cash to its partners instead of issuance of American Spectrum stock in order to retire specific loan receivables totaling $6.4 million at September 30, 2000.

         In summary, we anticipate using the net refinancing proceeds as follows:

Capital expenditures for properties                                $ 6,100,000
Repayment of Sierra Pacific Development Fund II loans receivable     6,400,000

We also expect to require additional amounts in the future, primarily for property acquisitions. We intend to seek a credit facility to provide funds for future acquisitions or may seek acquisition financing on a property-by-property basis. We may also raise equity capital if market conditions are favorable. American Spectrum has no current plans for further equity offerings. However, we will be constantly monitoring the markets in seeking opportunities to issue equity that will be used for debt reduction and additional property acquisitions.

CGS OTHER AFFILIATES

         The following discussion should be read in conjunction with the "Selected Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this consent solicitation. The following discussion is based primarily on the combined financial statements of CGS's other affiliates for periods prior to completion of the consolidation.

         CGS's other affiliates own and operate one apartment project in California, one apartment project in Missouri, and one office/warehouse property in Missouri.

RESULTS OF OPERATIONS

         Comparison of the Nine Months Ended September 30, 2000 to the Nine Months Ended September 30, 1999

         Total revenues for the nine months ended September 30, 2000 increased by $275,000 or 7.1% to $4,137,000 as compared to $3,862,000 for the nine months ended September 30, 1999. Rental income for the nine months ended September 30, 2000 increased by $265,000 or 6.9% to $4,100,000 as compared to $3,835,000 for the nine months ended September 30, 1999. The increase was caused by an increase in occupancy in the first half of 2000.

                                   NINE MONTHS ENDED SEPTEMBER 30,
                         -------------------------------------------------
                                 2000                          1999
                         --------------------        ---------------------
Rental income            $4,100,000     99.9%        $3,835,000      99.3%
Interest and other           37,000      0.1%            27,000       0.7%
                         ----------    ------        ----------     ------
Total revenues           $4,137,000    100.0%        $3,862,000     100.0%
                         ==========    ======        ==========     ======

         Total expenses for the nine months ended September 30, 2000 increased by $186,000 or 4.8% to $4,086,000 as compared to $3,900,000 for the nine months ended September 30, 1999. Expenses excluding interest, depreciation, and amortization for the nine months ended September 30, 2000 increased by $84,000 or 4.6% to $1,899,000 as compared to $1,815,000 for the nine months ended September 30, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 47.0% for the nine months ended September 30, 1999 to 45.9% for the nine months ended September 30, 2000 due to an increase in occupancy in the first half of 2000. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                          NINE MONTHS ENDED SEPTEMBER 30,
                                    ------------------------------------------
                                           2000                   1999
                                    -------------------    -------------------
Property operating & maintenance    $1,495,000    36.1%    $1,450,000    37.5%
Real estate taxes                      404,000     9.8%       365,000     9.5%
                                    ----------    -----    ----------    -----
Total cost and expenses             $1,899,000    45.9%    $1,815,000    47.0%
                                    ==========    =====    ==========    =====

         Interest expense increased by $94,000 or 6.4%, to $1,548,000 for the nine months ended September 30, 2000 as compared to $1,455,000 for the nine months ended September 30, 1999 due to interest rate increases.

         The net income of $51,000 for the nine months ended September 30, 2000 compares favorably to a net loss of $38,000 for the nine months ended September 30, 1999. The $89,000 increase in profitability is due primarily to higher rental revenues resulting from an increase in occupancy.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the year ended December 31, 1999 increased by $89,000 or 1.7% to $5,196,000 as compared to $5,107,000 for the year ended December 31, 1998. Rental income for the year ended December 31, 1999 increased by $79,000 or 1.5% to $5,156,000 as compared to $5,078,000 for the year ended December 31, 1998. The increase resulted from higher occupancy rates occurring in the second half of 1999.

                                YEAR ENDED DECEMBER 31,
                      ------------------------------------------
                            1999                       1998
                      ---------------            ---------------
Rental income         $5,157    99.2%            $5,078    99.4%
Interest and other        39     0.8%                29     0.6%
                      ------   ------            ------   ------
Total revenues        $5,196   100.0%            $5,107   100.0%
                      ======   ======            ======   ======

         Total expenses for the year ended December 31, 1999 increased by $18,000 or 0.3% to $5,239,000 as compared to $5,221,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999 increased by $71,000 or 3.0% to $2,405,000 as compared to $2,334,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from

45.7% for the year ended December 31, 1998, to 46.3% for the year ended December 31, 1999, due to an increase in property operating and maintenance expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:

                                                   YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                                 1999                 1998
                                           ---------------      ---------------
Property operating & maintenance           $1,895    36.5%      $1,835    36.0%
Real estate taxes                             378     7.3%         365     7.1%
Property management operations                132     2.5%         134     2.6%
                                           ------    -----      ------    -----
Total cost and expenses                    $2,405    46.3%      $2,334    45.7%
                                           ======    =====      ======    =====

         Interest expense decreased by $88,000 or 4.3%, to $1,943,000 for the year ended December 31, 1999 as compared to $2,031,000 for the year ended December 31, 1998 due to interest rate adjustments.

         Net loss decreased by $71,000, or 62.2%, to $43,000 for the year ended December 31, 1999 as compared to $114,000 for the year ended December 31, 1998 due to increases in rental revenues resulting from higher occupancy.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Total revenues for the year ended December 31, 1998 increased by $101,000 or 2.0% to $5,107,000 as compared to $5,006,000 for the year ended
December 31, 1997. Rental income for the year ended December 31, 1998 increased by $169,000 or 3.4% to $5,078,000 as compared to $4,909,000 for the year ended December 31, 1997. The increase in rental income was primarily realized from Meadow Wood Apartments where revenue increased $176,000.

                                          YEAR ENDED DECEMBER 31,
                                     ----------------------------------
                                          1998               1997
                                     --------------     ---------------
Rental income                        $5,078   99.4%     $4,909    98.1%
Interest and other                       29    0.6%         97     1.9%
                                     ------   -----     ------   ------
Total revenues                       $5,107   00.0%     $5,006   100.0%
                                     ======   =====     ======   ======


         Total expenses for the year ended December 31, 1998 decreased by $24,000 or 0.5% to $5,221,000 as compared to $5,245,000 for the year ended December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 decreased by $44,000 or 1.9% to $2,334,000 as compared to $2,378,000 for the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 47.5% for the year ended December 31, 1997 to 45.7% for the year ended December 31, 1998 due to a decrease in property operating expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:



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

                                              YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                            1998                 1997
                                      ---------------      ---------------
Property operating & maintenance      $1,835    36.0%      $1,894    37.8%
Real estate taxes                        365     7.1%         349     7.0%
Property management operations           134     2.6%         135     2.7%
                                      ------    -----      ------    -----
Total cost and expenses               $2,334    45.7%      $2,378    47.5%
                                      ======    =====      ======    =====

         Interest expense decreased by $45,000 or 2.2%, to $2,031,000 for the year ended December 31, 1998 as compared to $2,076,000 for the year ended December 31, 1997 due to interest rate adjustments.

         Net loss decreased by $196,000 or 63.2%, to $114,000 for the year ended December 31, 1998 as compared to $310,000 for the year ended December 31, 1997 due to higher rental revenue resulting from an increase in occupancy and lower property operating expenses. A $71,000 charge for debt extinguishments in 1997 also contributed to the favorable variance.

ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES

         CGS's other affiliates believe that following the consolidation, their financial performance will improve by placing favorable financing on their properties and reducing overhead from consolidating into one entity from the existing three entities. CGS's other affiliates anticipate that distributions will be paid from cash available for distribution, which is expected to exceed cash historically available for distribution as a result of decreased overhead and improvement in property cash flows.

         CGS's other affiliates believe that their principal short-term liquidity needs are to fund normal operating expenses and debt service requirements. The properties require periodic investment of capital for tenant-related improvements and general capital improvements.

CASH FLOWS

         Overview. The CGS's other affiliates incurred net losses in 1997, 1998, and 1999 but generated a profit of $51,000 in the nine months ended September 30, 2000. However, CGS's other affiliates generated positive earnings before depreciation and amortization of $481,000, $742,000 and $849,000 for 1997, 1998, and 1999 respectively.

         Comparison for the Nine Months Ended September 30, 2000 to the Nine Months Ended September 30, 1999

         CGS's other affiliates' cash and cash equivalents were $441,000 and $381,000 at September 30, 2000 and September 30, 1999, respectively. Cash and cash equivalents increased $77,000 during the nine months ended September 30, 2000 due to $1,168,000 of cash flow provided by operating activities, $204,000 used in investing activities, and $887,000 used in financing activities. The increase in cash from operating activities is primarily due to an increase in collections from accounts


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

receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 1999 to the Year Ended December 31, 1998

         CGS's other affiliates' cash and cash equivalents were $363,000 and $479,000 at December 31, 1999 and 1998, respectively. Cash and cash equivalents decreased $116,000 during 1999 due to $639,000 of cash flow provided by operating activities, $170,000 used in investing activities, and $585,000 used in financing activities. The increase in cash from operating activities is primarily due to an increase in collection from accounts receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 1998 to the Year Ended December 31, 1997

         CGS's other affiliates' cash and cash equivalents were $479,000 and $710,000 at December 31, 1998 and 1997, respectively. Cash and cash equivalents decreased $231,000 during 1998 due to $738,000 of cash flow provided by operating activities, $202,000 used in investing activities, and $767,000 used in financing activities. The decrease in cash from operating activities is primarily due to increases in accounts payable and accrued expenses. The decrease in cash from financing activities results primarily from pay downs on notes payable.

THE FUNDS

         Management's Discussion and Analysis of Financial Condition and Results of Operations for each of the Funds is set forth as part of the financial data accompanying the financial statements for each Fund beginning at page F-_______.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the exposure or loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.

INTEREST RATE RISK

         In order to modify and manage the interest characteristics of our outstanding debt and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate swaps. Historically, we have used these on only a limited basis. We do not enter into any transactions for speculative or trading purposes.

         Some of our future earnings and cash flows are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of September 30, 2000, a 1% increase in interest rates on our $75 million of floating rate debt upon completion of the consolidation would decrease annual future earnings and cash flows by approximately $1.0 million and would not have an


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

impact on the fair value of the floating rate debt. A 1% decrease in interest rates on our $75 million of floating rate debt would increase annual future earnings and cash flows by approximately $1.0 million and would not have an impact on the fair value of the floating rate debt.

         These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. In the event of a significant change in interest rates, we would consider taking actions to mitigate our exposure to the change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.

                          AMERICAN SPECTRUM'S BUSINESS

GENERAL

         CGS Real Estate Company, Inc. was incorporated in December 1989. Upon completion of the consolidation, assuming that all of the funds approve the consolidation, American Spectrum will own and operate a diversified portfolio of real property comprised of 35 properties in nine states. The properties consist of 12 office properties, 11 industrial properties, five shopping centers, five apartment properties, one mixed-use property and one parcel of development land. The properties to be acquired by American Spectrum have an aggregate appraised value of approximately $282,710,000. Since American Spectrum does not know which funds will approve the consolidation, the exact makeup of the American Spectrum's properties is unknown.

         American Spectrum intends to qualify as a REIT for federal income tax purposes beginning in 2002, and will be managed by its Board of Directors and officers. American Spectrum will not pay for the services of a REIT adviser or property manager.

BACKGROUND AND STRATEGY

         CGS has been engaged in the real estate business since 1989. William J. Carden, its founder, has been engaged in the real estate business since December 1989. Since its founding, CGS has acquired properties and companies engaged in the business of acquiring properties and organizing and managing real estate limited partnerships. CGS has also acquired established real estate management and brokerage businesses which it operates under the name "Coldwell Banker Commercial - American Spectrum" in California, Colorado, Missouri, Texas and Arizona. CGS managed a diversified portfolio throughout the United States.

         CGS has managed each of the types of properties included in our properties, and CGS senior officers have extensive experience in leasing, construction management and real estate investment brokerage. The senior officers of CGS and its subsidiaries have substantial experience in operating and acquiring residential, office, office/warehouse, apartment and shopping center properties throughout the United States. American Spectrum will own CGS's property management business relating to management of its affiliated properties. CGS's third party brokerage, property management and leasing operations will not be acquired by American Spectrum in the consolidation. The general partners of each of the funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney


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

Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         American Spectrum will continue to operate and expand the principal businesses of CGS and will continue to pursue CGS's business objectives and acquisition strategies with the intent to increase our current asset level substantially during the next five to seven years.

         Financing American Spectrum's Growth Strategy. In order to provide the funds necessary to fund our anticipated growth, we plan to refinance the properties to a level of approximately 70% of indebtedness to total assets (based on appraised value) which we anticipate will generate significant refinancing proceeds. Additionally, we may seek to identify and work with joint venture equity partners to provide the additional capital. Under the note terms, American Spectrum's ratio of total indebtedness to total assets (based on appraised value) is limited to 70%.

         Opportunities to Acquire Undervalued and Undermanaged Properties. American Spectrum believes that it will be well positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual developers as well as such institutions as banks, insurance companies and pension funds. In addition, the economic circumstances of such highly-motivated sellers present an opportunity for American Spectrum to improve existing management by substituting its property management policies and personnel, thereby creating real value in undermanaged properties. American Spectrum will not set a maximum target purchase price but rather we will tailor our acquisitions to underperforming properties which we believe are attractively priced due to relative physical or operating deficiencies. We believe that our real estate expertise will allow us to, when necessary, reposition, renovate or redevelop these properties to make them competitive in their local markets.

         Competitive Advantages. American Spectrum believes it will have competitive advantages that will enable it to be selective with respect to real estate investment opportunities and allow it to successfully pursue its acquisitive growth strategy. Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties throughout the United States with a primary focus on the midwestern and western regions and provide it with competitive advantages which enhance its ability to do so, including:

-        strong local market expertise;

- long-standing relationships with tenants, real estate brokers and institutional and other owners of real estate in each local market;

- fully integrated real estate operations which allow quick response to acquisition opportunities;

- its access to capital markets at competitive rates as a public company following the consolidation; and

- its ability to acquire properties in exchange for American Spectrum shares or limited partnership interests in the Operating Partnership which may make it a more attractive purchaser when


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

         compared to purchasers who are not similarly structured or are unable to make similar use of equity to purchase properties.

         Geographic and Property Type Diversification. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. American Spectrum intends to focus its acquisition on office, office/warehouse, apartment properties in the midwestern and western United States. However, American Spectrum believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type. Such an absence of limits will enable American Spectrum to acquire diversified portfolios of properties, giving it a potential competitive advantage over more highly focused real estate investment trusts. Moreover, American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification will help protect American Spectrum from possible adverse factors (e.g., overbuilding) which from time to time may affect particular types of properties.

         Property Management Strategies. CGS and its subsidiaries have developed procedures and expertise which will permit American Spectrum to manage effectively a variety of types of properties throughout the United States. Its decentralized structure with strong local management teams have enabled it to operate efficiently.

         In seeking to maximize revenues, minimize costs and increase the value of properties it manages, CGS and its subsidiaries have historically followed aggressive property management policies. Among the property management techniques CGS emphasizes are regular and comprehensive maintenance programs, regular and comprehensive financial analyses, the use of a master property and casualty insurance program, aggressive restructuring or conversion of properties to more profitable uses, the establishment of aggressive leasing programs, the building of relationships with tenants and frequent appearances before property tax commissions, planning commissions and other local governmental bodies. American Spectrum believes that its management of its properties will be a substantial factor in its ability to realize its objective of maximizing earnings from its properties.

         Managing and Monitoring Investments. American Spectrum, will actively manage the property portfolio and administer its investments. American Spectrum will monitor property level issues including property sales, real estate taxes, assessments and insurance payments and actively analyze diversification, review tenant financial statements and restructure investments in the case of underperforming and non-performing investments.

CREDIT FACILITY

         American Spectrum expects to seek a credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. In the alternative, we may seek financing for acquisitions on a property-by-property basis. As security for such borrowings, American Spectrum expects to grant mortgage liens on its properties and on additional properties acquired by American Spectrum, and may also pledge its equity interests in the Operating Partnership units held by American Spectrum. We expect such liens to be cross-collateralized and cross-defaulted with all other liens on American Spectrum's properties which secure borrowings under the credit facility. However, due to significant currently outstanding indebtedness associated with certain of the properties and the general


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risks associated with acquiring credit facilities, we cannot provide assurances that we will be successful in obtaining financing.

ACQUISITION AND INVESTMENT POLICIES

         American Spectrum will continue to pursue CGS's acquisition strategies. In doing so, American Spectrum will target investments in properties in targeted midwestern, western and other markets with the potential to provide stable, favorable current cash returns in office, office/warehouse and apartment properties. Building a diversified portfolio of properties with stable cash flows and favorable appreciation potential reduces the overall risk of the portfolio and enables American Spectrum to pursue additional opportunistic acquisitions while maintaining an attractive overall risk/return profile.

         American Spectrum believes it will be well-positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers, which include individual owners as well as such institutions as banks, insurance companies and pension funds.

         Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties primarily in the Midwestern and western United States. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. It believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type, enabling it to acquire diversified portfolios of properties. American Spectrum believes that this will provide a potential competitive advantage over more focused purchasers, including other real estate investment trusts. American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification by property type will help protect it from adverse factors such as overbuilding.

         American Spectrum's investment objectives are to maximize both current cash flow and long-term growth in cash flow and to acquire established and newly-developed income-producing properties with cash flow growth potential. American Spectrum will continue its policy of selecting properties based on their individual potentials rather than because they conform to a particular type or are located in the same geographic area as existing properties. Additionally, where prudent and possible, American Spectrum will seek to expand to upgrade both existing properties and any newly- acquired properties. American Spectrum's policy is to acquire assets primarily for generation of funds from operations and long-term value appreciation; however, where appropriate, American Spectrum will sell properties taking into account the tax consequences of such sales, as well as refinement of American Spectrum's geographic and property type focus. See "Federal Income Tax Considerations -- Taxation of American Spectrum."

         American Spectrum also intends to engage in selective development projects in its established markets, but it intends to do so only in situations which it believes are driven by market demand and are therefore likely to bear less risk than more speculative development projects.


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

FINANCING POLICIES

         American Spectrum currently intends to maintain a ratio of debt-to-total assets (based on appraised value) of less than 70%. American Spectrum may from time to time re-evaluate its debt capitalization policy and decrease or increase such ratio (subject to the terms of the notes) accordingly in light of then-current economic conditions, relative costs to American Spectrum of debt and equity capital, market values of its properties, growth and acquisition opportunities and other factors. American Spectrum's articles of incorporation do not provide a limit on the ratio of debt-to-total market capitalization and, consequently, American Spectrum may in the future become more highly leveraged. To the extent that the Board of Directors of American Spectrum decides to obtain additional capital, American Spectrum may issue debt or equity securities, or retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status), or a combination of these methods.

         American Spectrum expects to seek a $50 million credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. In the alternative, we may seek financing for acquisitions on a property-by-property basis. American Spectrum expects that any credit facility it obtains will generally be secured by mortgages on its properties, and that it may be required to pledge its equity interests in the Operating Partnership units held by American Spectrum. These mortgages may be recourse, nonrecourse or cross- collateralized and may contain cross-default provisions. American Spectrum does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital to American Spectrum or meeting the taxable income distribution requirements for REITs under the Code if American Spectrum has taxable income without receipt of cash sufficient to enable American Spectrum to meet such distribution requirements. There can be no assurance that American Spectrum's current amount of leverage will not prevent it from incurring additional debt.

         Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over American Spectrum's equity interest in the property.

OTHER POLICIES

         American Spectrum may consider offering purchase money financing in connection with the sale of properties where the provision of such financing will increase the value received by American Spectrum for the property sold.

         Without the approval of a majority of American Spectrum's disinterested directors, American Spectrum will not:

- acquire any property or other assets from or sell any property or other assets to any director, officer or employee of American Spectrum, or any entity in which a director, officer or employee of American Spectrum owns directly or indirectly more than a 1% interest or serves as a general partner or controls an entity which serves as a general partner, or acquire any property or other assets from or sell any property or other assets to any affiliate of any of the foregoing;

-        make any loan to or borrow from any of the foregoing persons; or


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

- engage in any other material transaction with any of the foregoing persons. Any transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to American Spectrum in the judgment of a majority of American Spectrum's disinterested directors.

         American Spectrum may, but does not currently intend to, make investments other than as previously described. American Spectrum has authority to offer its shares of common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its common stock or any other securities and may engage in such activities in the future. American Spectrum also may make loans to joint ventures in which it participates. American Spectrum will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, American Spectrum intends to make investments in such a manner as to be consistent with the requirements of the Code (or the Treasury Regulations promulgated thereunder), unless the Board of Directors determines that it is no longer in its best interests to qualify as a REIT. American Spectrum's policies with respect to such activities may be modified by American Spectrum's directors without notice to, or the vote of, stockholders.

         American Spectrum expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. Future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of American Spectrum's assets. American Spectrum believes that opportunities exist to acquire established under-performing properties, as well as to acquire properties in various stages of development.

         American Spectrum also may participate with other entities in property ownership through joint ventures or other types of co-ownership, the participation in which may be financed as discussed in "Financing Policies" above.

         While American Spectrum will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other property interests. American Spectrum does not currently intend to invest to a significant extent in mortgages but may do so subject to the investment restrictions applicable to REIT's. The mortgages in which American Spectrum may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

         Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, American Spectrum may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations -- Taxation of American Spectrum." American Spectrum may acquire all or substantially all of the securities or assets of other REIT's or similar entities where such investments would be consistent with American Spectrum's investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and American Spectrum would divest securities before any such registration would be required.

         It is the policy of CGS to acquire assets both for income and for capital gains.

         We do not have any limits on the number or amount of mortgages which may be placed on any one piece of property.


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

         We do not have any policy with respect to percentage of assets to be invested in any one property.

                                 THE PROPERTIES

         The properties consist of 12 office buildings properties, 12 office/warehouse properties, 5 apartment properties, 5 shopping centers, and 1 parcel of vacant land.

         Office Properties. American Spectrum will own 12 office building properties located in 8 states. The following are brief descriptions of each of the office properties:

         Leawood Fountain Plaza is a three-building office complex in Leawood, Kansas. Constructed in two phases in 1982 and 1983, the buildings contain approximately 30,000, 29,000 and 26,000 net rentable square feet respectively, or an aggregate of approximately 85,000 net rentable square feet of office space. The buildings are located on a 7.9-acre site which provides paved parking for 403 cars. The complex was 89% leased by 36 tenants at September 30, 2000.

         Countryside Office Park is a single story office building located at 1210-1270 W. Northwest Highway in Palatine, Illinois, a suburb of Chicago. Built in 1972, the building contains approximately 91,000 net rentable square feet and is situated on an 8.6-acre site which provides parking spaces for 467 cars, some of which spaces are shared with adjoining properties pursuant to a mutual easement agreement which also provides for the sharing of insurance, parking lot, snow removal, and landscaping related expenses. The building was 93% leased by 32 tenants at September 30, 2000.

         NorthCreek Office Park is a three building office complex located at 8220, 8240 and 8260 NorthCreek Drive in Cincinnati, Ohio. Constructed in phases in 1984 and 1986, the three-story buildings contain 19,900, 24,000 and 48,000 net rentable square feet respectively, or an aggregate of approximately 92,000 net rentable square feet. The buildings are located on a 8.4-acre site which provides paved parking for 366 cars. The complex was 95% leased by 31 tenants at September 30, 2000.

         5850 San Felipe in Houston, Texas is a 6-story office building comprising 100,900 rentable square feet. It was 99% occupied at September 30, 2000 by 33 tenants. The property was built in 1977 and is situated on 2.1 acres and has 388 parking spaces.

         Sorrento II is comprised of two, two-story buildings located at 9980 and 10020 Huennekens Street in San Diego, California. Built in 1986, the two buildings contain approximately 88,423 rentable square feet and are located on a 3.7-acre site with 418 parking spaces. The property was 100% occupied as of September 30, 2000 by 5 tenants.

         Parkade Center is a mixed use, office/retail complex located at 601 Business Loop West in Columbia, Missouri. Built in 1965, this building is situated on a 19.39-acre site and contains approximately 229,368 rentable square feet. Parking is provided for 1,367 automobiles. The property was 87% occupied with 70 tenants as of September 30, 2000.

         Sierra Mira Mesa is located on 9444 Waples in San Diego, California. The four-story, multi-tenant office building was built in 1987 and contains approximately 89,560 rentable square feet and is situated on a 5.2-acre site. Surface parking is provided for 417 automobiles. The building was 97% occupied by 5 tenants as of September 30, 2000.


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         Bristol Bay is an office building located at 2424 S.E. Bristol in
Newport Beach, California. The two-story building was built in 1988 and contains approximately 47,026 rentable square feet. The building is situated on a 2.4-acre site, which provides a total of 192 parking spaces. The building was 94% occupied with 6 tenants as of September 30, 2000.

         Pacific Spectrum is a multi-tenant office located at 10201 and 10235 South 51st Street in Phoenix, Arizona. Pacific Spectrum consists of one single-story office and a two-story office joined by a breezeway. Built in 1986, the two buildings contain approximately 70,511 square feet and are located on a 5.57-acre site. Parking for 293 cars is provided. The buildings were 92% occupied with 28 tenants as of September 30, 2000.

         The Chrysler Building is a nine-story, multi-tenant office located at 7700 Irvine Center Drive in Irvine, California, strategically located within the Irvine Center/Spectrum area in the heart of Orange County. Built in 1989, the building is located on a 6.77-acre site and contains approximately 207,700 rentable square feet. Parking for 815 cars is provided. The building was 96% occupied with 51 tenants as of September 30, 2000.

         Northwest Corporate Center II is an office building located at 5757 Phantom Drive in St. Louis, Missouri. Built in 1983, Northwest Corporate Center II contains approximately 87,944 rentable square feet and is located on a 4.714-acre site with 383 parking spaces. The property was 48% occupied as of September 30, 2000 by 6 tenants.

         Sierra Creekside is located at 100 Park Place in San Ramon, California. The property is comprised of two, two-story steel frame and brick-face office buildings. Built in 1985, the property contains approximately 47,800 rentable square feet and is situated on a 3.2-acre site with 216 parking spaces. The property was 100% occupied as of September 30, 2000 by 18 tenants.

         Office/Warehouse Properties. American Spectrum will own 12 properties in 6 states which are a combination of office and warehouse space. Included are bulk warehouse distribution facilities; office/warehouse properties where the office component is generally 40% or less with the warehouse portion being unfinished and used for storage, distribution or light assembly; and buildings which contain a high percentage of finished office space with the warehouse portion generally semi-finished and designed for use in the computer industry. The following are brief descriptions of each of these properties:

         The Jackson Industrial Building A ("Jackson Warehouse") is a warehouse building located at Post Road and 30th Street in Indianapolis, Indiana. Jackson Warehouse is a one-story, masonry building and is located on a 21.87-acre site with 128 parking spaces. The building, originally constructed in 1976 and subsequently expanded in 1980, contains approximately 320,000 net rentable square feet. Jackson Warehouse was 100% leased by 2 tenants at September 30, 2000.

         Oak Grove Commons is an office/warehouse complex built beginning in 1972 through 1976 and located on Brook Drive in the city of Downers Grove, Illinois, a suburb of Chicago. Oak Grove Commons consists of three adjoining single-story buildings constructed of brick veneer with concrete block backing which contain a total of approximately 137,000 net rentable square feet and are located on a 7.6-acre site which provides paved parking for 303 cars. The complex was 95% leased by 28 tenants at September 30, 2000.


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

         Park Plaza I & II ("Park Plaza") is an office/warehouse center located at 5707-5797 Park Plaza Court in Indianapolis, Indiana. Park Plaza consists of two one-story, concrete block buildings. Park Plaza I was built in 1975 and Park Plaza II in 1979. Park Plaza is located on a 9-acre site which provides paved parking for 150 cars. The buildings contain a total of approximately 95,000 net rentable square feet and was 96% leased by 27 tenants at September 30, 2000.

         Morenci Professional Park Buildings A, B, C and D ("Morenci") is an office/warehouse complex located at 62nd Street and Guion Road in Indianapolis, Indiana. Morenci consists of four one-story, masonry buildings located on a 13.35-acre site with 380 parking spaces and was built in 1975. Morenci contains a total of approximately 105,600 net rentable square feet and was 90% leased by 47 tenants at September 30, 2000.

         Sierra Southwest Pointe is comprised of four one-story buildings located at 9630 Clarewood Drive in Houston, Texas. Built in 1972, the property contains approximately 100,868 rentable square feet and is located on a 6.4-acre site. Parking is provided for 168 cars. The property was 91% occupied by 23 tenants as of September 30, 2000.

         Northeast Commerce Center is a two building office/warehouse/showroom facility located at 420-422 Wards Corner Road in Loveland, Ohio, a suburb of Cincinnati. The two single-story buildings contain 50,000 net rentable square feet each, or an aggregate of approximately 100,000 net rentable square feet. The buildings were built in 1985 and are situated on a 7.5-acre site which provides parking for 278 cars. The buildings were 65% leased by 5 tenants at September 30, 2000.

         Tower Industrial Building is an office warehouse located at 750-760 Tower Road in Mundelein, Illinois, a suburb of Chicago. The one-story concrete block building was constructed in 1983, contains approximately 42,000 net rentable square feet, and is situated on a 3-acre site which provides parking for 140 cars. The building is currently 100% leased by one tenant at September 30, 2000.

         Sierra Valencia is a single-story "S" shaped building located at 3280 Hemisphere Loop in Tucson, Arizona. Built in 1987, the building contains approximately 82,520 rentable square feet and is located on a 5.5-acre site. 227 parking space are provided of which 51 are covered. The building was 97% occupied as of September 30, 2000 by 9 tenants.

         Sierra Westlakes is a complex with 2 one-story buildings located at 1560 Cable Ranch Road in San Antonio, Texas. Built in 1985, the two buildings are constructed of tilt-up concrete panels with glass window walls at the corners. The property contains approximately 95,370 rentable square feet and is located on a 6.5-acre site with 713 parking spaces. The property was 75% occupied with two tenants as of September 30, 2000.

         Sorrento I is a two-story building located at 9535 Waples Street in San Diego, California. Built in 1986, the building is constructed of concrete tilt-up panels with crushed aggregate stone finish and glass panels. The property contains approximately 43,100 rentable square feet and is located on a 2.1-acre site. On-site parking is available for 148 automobiles. The property was 100% occupied by one tenant as of September 30, 2000.

         Technology is located at 3100 Alvin Devane Boulevard in Austin, Texas. The property is comprised of two tilt-up concrete buildings. The buildings were built in 1986 and contain approximately

109, 012 rentable square feet. Located on a 6.61-acre site, Technology provides parking spaces to accommodate 350 automobiles. The property was 100% occupied with 6 tenants at September 30, 2000.

         The Business Center is a single-story, high tech industrial building located at 13701-13739 Rider Trail North in St. Louis, Missouri. Built in 1985, the building contains approximately 64,837 rentable square feet and is located on a 5.3-acre site with 162 parking spaces. The property was 100% occupied by 5 tenants as of September 30, 2000.

         Apartment Properties. American Spectrum will own 5 apartment properties located in 3 states. The following are brief descriptions of each of the apartment properties:

         The Lakes is a 408-unit rental community located at 306 Chaparrall Creek Drive in Hazelwood, Missouri. This complex consists of 28 two-story frame buildings on a 28-acre site. The Lakes were built in 1985 and contain approximately 311,912 rentable square feet. Parking is provided for 839 automobiles. The property was at 94% occupancy at September 30, 2000.

         Meadow Wood Village is a 206-unit rental apartment complex located on Ximeno Avenue in the City of Long Beach, California. It was constructed in 1985 at a density of 25.91 units per acre on 7.5 acres within a small master-planned community. Meadow Wood Village offers 206 carport-parking spaces for residents, as well as open spaces for residents and guests. The property was at 90% occupancy at September 30, 2000.

         Creekside Apartments is a 152-unit rental complex located on Monroe Street in the City of Riverside, California. Built in 1991, the Creekside was created especially for seniors 55 and older. The complex is located on a 7.41-acre site and contains approximately 77,650 rentable square feet. Parking is provided for 150 cars. The property was 93% occupied as of September 30, 2000.

         Villa Redondo is located in Long Beach, California, at 3428 Hathaway Avenue. Built in 1990, a "village" feeling is created by distributing the property's 125 units among 11 two-and three-story buildings, all set amid richly landscaped grounds on 8 acres. The complex contains approximately 96,802 rentable square feet and provides 240 parking spaces for the residents and their guests. The property was 92% occupied as of September 30, 2000.

         Autumn Ridge is a 366-unit rental complex located at 920 E. Houston Avenue in Pasadena, Texas. Built in 1965, Autumn Ridge is located on a 3.3-acre site and contains approximately 297,401 rentable square feet. Parking is provided for 387 cars. The property was 59% occupied as of September 30, 2000.

         Shopping Centers. American Spectrum will own 5 shopping center properties located in 3 states. The following are brief descriptions of each of the shopping center properties:

         Maple Tree Shopping Center ("Maple Tree") is a shopping center located at the corner of Clayton and Clarkson Roads in West St. Louis County, Missouri. Constructed in 1974 of steel and masonry block, Maple Tree contains approximately 72,000 net rentable square feet and is located on a 7.8-acre site which provides paved parking for 357 cars. The property was 100% occupied by 18 tenants as of September 30, 2000.

         Columbia North East Shopping Center is located on the west side of Two Notch Road in Richland County, South Carolina. Built in 1975 and remodeled in 1991, the one-story shopping center contains approximately 56,515 net rentable square feet. The shopping center provides parking spaces to accommodate 435 automobiles and is situated on a 5-acre site. The building was 92% occupied with 6 tenants as of September 30, 2000.

         Marketplace Shopping Center is located at 1001 Harden Street, South Carolina. The two-story shopping center was built in 1951 and remodeled in 1980. The shopping center is constructed of brick veneer and stucco with stone accents over concrete with aluminum framed glass. The building is located on a 5-acre site and contains approximately 100,709 rentable square feet. Located next to the University of South Carolina, the shopping center provides parking spaces for 351 automobiles. The building was 51% occupied with 7 tenants as of September 30, 2000.

         Richardson Plaza Shopping Center is located at 537 St. Andrews Road in Columbia, South Carolina. Built in 1982, the one-story building contains approximately 108,139 square feet and is located on an 8.8-acre site. Constructed of brick and concrete with aluminum framed glass, the shopping center provides parking spaces to accommodate 551 automobiles. The property was 70% occupied with 8 tenants as of September 30, 2000.

         Beach & Lampson Pad D is a retail building located at 8050-8060 Lampson in Stanton, California. Built in 1989, the property contains approximately 13,017 rentable square feet and has parking for 25 cars. The property was 28% occupied by 3 tenants as of September 30, 2000.

LAND HELD FOR DEVELOPMENT:

         Phoenix Van Buren is a vacant land parcel on the south side of East Van Buren Street in Phoenix, Arizona. The site is an irregularly shaped parcel containing approximately 16.65 acres and is indicated to have had several uses, including a mobile home park, retail shops and a gasoline station. This site has been cleared of all improvements since January 1997.

         Geographic Distribution of Properties. The following map shows the location of the properties which will be owned by American Spectrum upon completion of the consolidation.

                      [MAP SHOWING LOCATION OF PROPERTIES]

PROPERTY OVERVIEW

         The properties are located in 18 commercial and industrial real estate markets and in each of the four regions of the United States listed below. Information regarding the properties by region as of September 30, 2000 is set forth below. All of the properties will be owned in fee simple, assuming all of the funds participate in the consolidation. If any of the funds which hold properties as part of a joint venture with other funds do not approve the consolidation, those properties may be held in joint venture with that fund.


                                                                      PROPERTIES BY REGION
                                      ---------------------------------------------------------------------------------
                                                RENTABLE SQUARE FEET                       ANNUALIZED NET RENT(1)
                                      --------------------------------------     --------------------------------------
                                       NUMBER OF                                                    % OF        PERCENT
PROPERTY TYPE BY REGION               PROPERTIES       NUMBER     % OF TOTAL       AMOUNT          TOTAL         LEASED
                                      ----------      -------     ----------       ------         ------        -------
Office/Warehouse Properties
   California-Arizona Region                2         125,620          3.30%     $   884,112        2.42%        98.04%
   Carolinas Region                         0                          0.00%              --         0.00          0.00
   Upper Midwest Region                     7         864,865         22.70%       3,786,591        10.37         93.52
   Texas Region                             3         305,250          8.01%       2,332,849         6.39         89.04
Total Office/Warehouse properties          12       1,295,735         34.00%     $ 7,002,752       19.18%        93.53%
Office:
   California-Arizona Region                6         553,587         14.53%     $11,826,248       32.39%        96.53%
   Carolinas Region                         0                          0.00%                         0.00          0.00
   Upper Midwest Region                     5         579,572         15.21%       6,149,940        16.85         83.49
   Texas Region                             1         100,900          2.65%       1,221,754         3.35         99.02
                                        ------     ----------        ------      -----------      -------       -------
Total Office properties                    12       1,234,059         32.39%     $19,197,943       52.58%        93.02%
Shopping Centers:
   California-Arizona Region                1          13,017          0.34%     $    60,168        0.16%        27.54%
   Carolinas Region                         3         265,353          6.96%       1,007,319         2.76         67.04
   Upper Midwest Region                     1          72,149          1.89%         469,183         1.29        100.00
   Texas Region                             0                          0.00%                         0.00          0.00
Total Shopping Centers                      5         350,519          9.20%     $ 1,536,671        4.21%        64.86%
Total Commercial Leasing                   29       2,880,313         75.59%     $27,737,365       75.98%        83.80%
Apartment Properties:
   California-Arizona Region                3         320,816          8.42%     $ 4,959,922       13.59%        90.96%
   Carolinas Region                         0                                                                      0.00
   Upper Midwest Region                     1         311,912          8.19%       2,525,004         6.92         94.36
   Texas Region                             1         297,400          7.80%     $ 1,286,185         3.52         58.60
                                        ------     ----------        ------      -----------      -------       -------
Total Apartment Properties                  5         930,128         24.41%     $ 8,771,112       24.02%        81.31%
                                        ------     ----------        ------      -----------      -------       -------
Total                                     34*       3,810,441        100.00%     $36,508,477      100.00%        87.55%
                                        ======     ==========        ======      ===========      =======        ======

*        Vacant land not included.

                              PROPERTIES BY REGION

                                                                                                                              PER
                                                                                                                             LEASED
                                                   YEAR                                                                      SQUARE
          PROPERTY             STATE      TYPE     BUILT            RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)      FOOT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      SQ. FT.                     % OF
                                                              NUMBER     % LEASED     LEASED        AMOUNT        TOTAL
                                                           ----------------------------------    -----------------------
CALIFORNIA ARIZONA REGION
Valencia                         AZ   OFF/WARE     1987        82,520      96.97%      80,060    $    588,960      1.61%    $  7.36
Sorento 1                        CA   OFF/WARE     1986        43,100     100.00%      43,100    $    295,152      0.81%    $  6.85
      Total Industrial           AZ                           125,620      98.04%     123,160    $    884,112               $  7.10
                                                            -----------------------------------------------------------------------
Pacific Spectrum                 CA   OFFICE       1986        70,511      92.47%      65,204    $  1,114,561      3.05%    $ 17.09
Mira Mesa                        CA   OFFICE       1986        89,560      97.04%      86,909    $  1,967,480      5.39%    $ 22.64
Creekside Office                 CA   OFFICE       1984        47,800     100.00%      47,800    $  1,008,048      2.76%    $ 21.09
Sorrento II - Office             CA   OFFICE       1988        88,073     100.00%      88,073    $  1,003,024      2.75%    $ 11.39
Back Bay                         CA   OFFICE       1988        50,371      94.37%      47,536    $  1,081,911      2.96%    $ 22.76
Chrysler Building                CA   OFFICE       1989       207,272      95.95%     198,872    $  5,651,225     15.48%    $ 28.42
                                                           ------------------------------------------------------------------------
      Total Office                                            553,587      96.53%     534,394    $ 11,826,248               $ 20.56
Beach & Lampson Pad D            CA   RETAIL       1987        13,017      27.54%       3,585    $     60,168      0.16%    $ 16.78
                                                           ------------------------------------------------------------------------
      Total Retail                                             13,017      27.54%       3,585    $     60,168               $ 16.78
Creekside Apts.                  CA   APTS         1991        77,650      92.76%      72,028    $    965,332      2.64%
Villa Redondo                    CA   APTS         1990        96,802      92.00%      89,058*   $  1,661,124      4.55%
Meadow Wood                      CA   APTS         1985       146,364      89.32%     130,732*   $  2,333,466      6.39%
                                                           ------------------------------------------------------------------------
      Total Apts                                              320,816      90.96%     291,818    $  4,959,922
Sorrento II - Land               CA   LAND
Phoenix Van Buren                AZ   LAND
                                                           ------------------------------------------------------------------------
      Total Land
                                                           ------------------------------------------------------------------------
 CALIFORNIA ARIZONA REGION
       TOTAL                                                1,013,040      94.07%     952,957    $ 17,730,451     48.57%    $ 18.61
                                                           ------------------------------------------------------------------------
UPPER-MIDWEST REGION                                                                       --
Oak Grove Commons                IL   OFF/WARE    1972-76     137,678      94.89%     130,637    $    932,167      2.55%    $  7.14
Jackson Industrial A             IN   OFF/WARE    1976-80     320,000     100.00%     320,000    $    783,200      2.15%    $  2.45
Morenci Professional Park        IN   OFF/WARE    1975-79     105,600      89.77%      94,800    $    428,580      1.17%    $  4.52
Tower Industrial Bldg            IL   OFF/WARE     1974        42,120     100.00%      42,120    $    168,480      0.46%    $  4.00
Northeast Commerce Ctr.          OH   OFF/WARE     1985       100,000      65.36%      65,360    $    391,351      1.07%    $  5.99
Business Center                  MO   OFF/WARE     1985        64,387     100.00%      64,387    $    543,113      1.49%    $  8.44
Park Plaza I and II              IN   OFF/WARE    1975-79      95,080      96.21%      91,480    $    539,700      1.48%    $  5.90
                                                           ------------------------------------------------------------------------
      Total Industrial                                        864,865      93.52%     808,784    $  3,786,591               $  9.61
Countryside Executive Ctr.       IL   OFFICE       1984        91,975      92.55%      85,126    $  1,397,647      3.83%    $ 16.42
Leawood Fountain Plaza           KS   OFFICE       1982        85,778      88.92%      76,272    $  1,343,793      3.68%    $ 17.62
NorthCreek Office Park           OH   OFFICE      1984-86      91,731      94.77%      86,933    $  1,322,361      3.62%    $ 15.21
Northwest Corporate Center       MO   OFFICE      1983-87      88,116      47.86%      42,172    $    696,072      1.91%    $ 16.51
Parkade Center                   MO   OFFICE       1965       221,972      87.13%     193,404    $  1,390,068      3.81%    $  7.19
                                                           ------------------------------------------------------------------------
      Total Office                                            579,572      83.49%     483,908    $  6,149,940               $  9.12
Maple Tree Shopping Ctr.              RETAIL       1974        72,149     100.00%      72,149    $    469,183      1.29%    $  6.50
      Total Retail                                             72,149     100.00%      72,149    $    469,183               $  6.50

The Lakes                        MO   APTS         1985       311,912      94.36%     294,320*   $  2,525,004      6.92%
                                                           ------------------------------------------------------------------------
      Total Apts.                                             311,912      94.36%     294,320    $  2,525,004
                                                           ------------------------------------------------------------------------
      UP-MID REGION TOTAL                                   1,828,498      90.74%   1,659,161    $ 12,930,718     35.42%    $  7.79
                                                           ------------------------------------------------------------------------
CAROLINA REGION

                                                                                                                              PER
                                                                                                                             LEASED
                                                   YEAR                                                                      SQUARE
          PROPERTY             STATE      TYPE     BUILT            RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)      FOOT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      SQ. FT.                     % OF
                                                              NUMBER     % LEASED     LEASED        AMOUNT        TOTAL
                                                           ----------------------------------    -----------------------
Columbia North East              SC   RETAIL       1991        56,505      91.62%      51,772    $    231,033      0.63%    $  4.46
Marketplace                      SC   RETAIL       1980       100,709      50.51%      50,868    $    297,253      0.81%    $  5.84
Richardson Plaza                 SC   RETAIL       1992       108,139      69.59%      75,254    $    479,033      1.31%    $  6.37
                                                            -----------------------------------------------------------------------
      CAROLINA REGION TOTAL                                   265,353      67.04%     177,894    $  1,007,319      2.76%    $  5.66

TEXAS REGION

Technology                       TX   OFF/WARE     1986       109,012     100.00%     109,012    $  1,149,420      3.15%    $ 10.54
Southwest Point                  TX   OFF/WARE     1972       100,868      90.70%      91,487    $    537,841      1.47%    $  5.88
Westlakes                        TX   OFF/WARE     1985        95,370      74.75%      71,289    $    644,788      1.77%    $  9.04
                                                            -----------------------------------------------------------------------
      Total Industrial                                        305,250      89.04%     271,788    $  2,332,049               $  8.49
San Felipe                       TX   OFFICE       1977       100,900      99.02%      99,911    $  1,221,754      3.35%    $ 12.23
      Total Office                                            100,900      99.02%      99,911    $  1,221,754               $ 12.23
Autumn Ridge                     TX   APTS         1999       297,400      58.60%     174,276*   $  1,286,185      3.52%
                                                            -----------------------------------------------------------------------
      Total Apts.                                             297,400      58.60%     174,276    $  1,286,185
                                                            -----------------------------------------------------------------------
      TEXAS REGION TOTAL                                      703,550      77.60%     545,976    $  4,839,989     13.26%    $  8.86
                                                            =======================================================================
                                                                                        --
Total Commercial Leasing                                    2,880,313               2,575,573    $ 27,737,365
Total Multi-Family Leasing                                    930,128                 760,415    $  8,771,112
      TOTALS                                                3,810,441      87.55%   3,335,988    $ 36,508,477    100.00%    $ 11.67
                                                            =======================================================================

                               PROPERTIES BY TYPE

                                                                                                                         PER LEASED
                                                 YEAR                                                                      SQUARE
         PROPERTY           STATE   REGION      BUILT             RENTABLE SQUARE FEET           ANNUALIZED NET RENT        FOOT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    SQ. FT.                    % OF
                                                           NUMBER     % LEASED       LEASED          AMOUNT    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
OFFICE/WAREHOUSE
Valencia                      AZ    CAL-AZ       1987       82,520      96.97%       80,060    $   588,960      1.61%     $ 7.36
Sorento 1                     CA    CAL-AZ       1986       43,100     100.00%       43,100    $   295,152      0.81%     $ 6.85
                                                         ---------------------------------------------------------------------------
         Total CAL-AZ                                      125,620      98.04%      123,160    $   884,112                $ 7.10
                                                         ---------------------------------------------------------------------------
Industrial

Park Plaza I and II           IN    UP-MID     1975-79      95,080      96.21%       91,480    $   539,700      1.48%     $ 5.90
Oak Grove Commons             IL    UP-MID     1972-76     137,678      94.89%      130,637    $   932,167      2.55%     $ 7.14
Jackson Industrial A          IN    UP-MID     1976-80     320,000     100.00%      320,000    $   783,200      2.15%     $ 2.45
Tower Industrial Bldg.        IL    UP-MID       1974       42,120     100.00%       42,120    $   168,480      0.46%     $ 4.00
Northeast Commerce Ctr.       OH    UP-MID       1985      100,000      65.36%       65,360    $   391,351      1.07%     $ 5.99
Business Center               MO    UP-MID       1985       64,387     100.00%       64,387    $   543,113      1.49%     $ 8.44
Morenci Professional Park     IN    UP-MID     1975-79     105,600      89.77%       94,800    $   428,580      1.17%     $ 4.52
                                                         ---------------------------------------------------------------------------
         Total UP-MD                                       864,865      93.52%      808,784    $ 3,786,591                $ 5.49
                                                         ---------------------------------------------------------------------------
Industrial

Technology                    TX     TEXAS       1986      109,012     100.00%      109,012    $ 1,149,420      3.15%     $10.54
Southwest Point               TX     TEXAS       1972      100,868      90.70%       91,487    $   537,841      1.47%     $ 5.88
Westlakes                     TX     TEXAS       1985       95,370      74.75%       71,289    $   644,788      1.77%     $ 9.04
                                                         ---------------------------------------------------------------------------
         Total TEXAS                                       305,250      89.04%      271,788    $ 2,332,049                $ 8.49
                                                         ---------------------------------------------------------------------------
Industrial

OFFICE/WAREHOUSE TOTAL                                   1,295,735      92.90%    1,203,732    $ 7,002,752     19.18%     $ 5.82
                                                         ---------------------------------------------------------------------------

OFFICE PROPERTIES

Pacific Spectrum              AZ    CAL-AZ       1986       70,511      92.47%       65,204    $ 1,114,561      3.05%     $17.09
Mira Mesa                     CA    CAL-AZ       1986       89,560      97.04%       86,909    $ 1,967,480      5.39%     $22.64
Creekside Office              CA    CAL-AZ       1984       47,800     100.00%       47,800    $ 1,008,048      2.76%     $21.09
Sorrento II-Office            CA    CAL-AZ       1988       88,073     100.00%       88,073    $ 1,003,024      2.75%     $11.39
Back Bay                      CA    CAL-AZ       1988       50,371      94.37%       47,536    $ 1,081,911      2.96%     $22.76
Chrysler Building             CA    CAL-AZ       1989      207,272      95.95%      198,872    $ 5,651,225     15.48%     $28.42
                                                         ---------------------------------------------------------------------------
         Total CAL-AZ                                      553,587      96.53%      534,394    $11,826,249                $20.56
                                                         ---------------------------------------------------------------------------
Office

Countryside Executive Ctr.    IL    UP-MID       1984       91,975      92.55%       85,126    $ 1,397,647      3.83%     $16.42
Leawood Fountain Plaza        KS    UP-MID       1982       85,778      88.92%       76,272    $ 1,343,793      3.68%     $17.62
NorthCreek Office Park        OH    UP-MID     1984-86      91,731      94.77%       86,933    $ 1,322,361      3.62%     $15.21
Northwest Corporate
Center                        MO    UP-MID     1983-87      88,116      47.86%       42,172    $   696,072      1.91%     $16.51
Parkade Center                MO    UP-MID       1965      221,972      87.13%      193,404    $ 1,390,068      3.81%     $ 7.19
                                                         ---------------------------------------------------------------------------
         Total UP-MID                                      579,572      83.49%      483,908    $ 6,149,941                $14.59
Office                        MO
San Felipe                    TX     TEXAS       1977      100,900      99.02%       99,911    $ 1,221,754      3.35%     $12.23
                                                         ---------------------------------------------------------------------------
         Total TEXAS                                       100,900      99.02%       99,911    $ 1,221,754                $12.23
                                                         ---------------------------------------------------------------------------
Office

OFFICE PROPERTIES TOTAL                                  1,234,059      90.61%    1,118,213    $37,174,134     52.58%     $33.24
                                                         ---------------------------------------------------------------------------

                                                                                                                         PER LEASED
                                                 YEAR                                                                      SQUARE
         PROPERTY           STATE   REGION      BUILT             RENTABLE SQUARE FEET           ANNUALIZED NET RENT        FOOT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    SQ. FT.                    % OF
                                                           NUMBER     % LEASED       LEASED          AMOUNT    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
SHOPPING CENTERS

Beach & Lampson Pad D         CA    CAL-AZ       1987       13,017      27.54%        3,585    $    60,168      0.16%     $16.78
                                                         ---------------------------------------------------------------------------
         Total CAL-AZ                                       13,017      27.54%        3,585    $    60,168                $16.78
Retail
Maple Tree Shopping Ctr.      MO    UP-MID       1974       72,149     100.00%       72,149    $   469,183      1.29%     $ 6.50
                                                         ---------------------------------------------------------------------------
         Total UP-MID                                       72,149     100.00%       72,149    $   469,183                $ 6.50
Retail
Columbia North East           SC     CAROL       1991       56,505      91.62%       51,772    $   231,033      0.63%     $ 4.46
Marketplace                   SC     CAROL       1980      100,709      50.51%       50,868    $   297,253      0.81%     $ 5.84
Richardson Plaza              SC     CAROL       1992      108,139      69.59%       75,254    $   479,033      1.31%     $ 6.37
                                                         ---------------------------------------------------------------------------
         Total CAROL                                       265,353      67.04%      177,894    $ 1,007,319                $ 5.66
                                                         ---------------------------------------------------------------------------
Retail
SHOPPING CENTERS TOTAL                                     350,519      72.36%      253,628    $ 1,536,670      4.21%     $ 6.06
                                                         ---------------------------------------------------------------------------

APARTMENT PROPERTIES
Creekside Apts.               CA    CAL-AZ       1991       77,650      92.76%       72,028    $   965,332      2.64%
Villa Redondo                 CA    CAL-AZ       1990       96,802      92.00%       89,058    $ 1,661,124      4.55%
Meadow Wood                   CA    CAL-AZ       1985      146,364      89.32%      130,732    $ 2,333,466      6.39%
                                                         ---------------------------------------------------------------------------
         Total CAL-AZ                                      320,816      90.96%      291,818    $ 4,959,922
Apts
The Lakes                     MO    UP-MID       1985      311,912      94.36%      294,320    $ 2,525,004      6.92%
                                                         ---------------------------------------------------------------------------
         Total UP-MID                                      311,912      94.36%      294,320    $ 2,525,004
Apts
Autumn Ridge                  TX     TEXAS       1999      297,400      58.60%      174,276    $ 1,286,185      3.52%
                                                         ---------------------------------------------------------------------------
         Total TEXAS                                       297,400      58.60%      174,276    $ 1,286,185
                                                         ---------------------------------------------------------------------------
Apts
APARTMENT PROPERTIES
TOTAL                                                      930,128      81.75%      760,415    $ 8,771,111     24.02%
                                                         ---------------------------------------------------------------------------

Total Commercial Leasing                                 2,880,313                2,575,573    $27,737,366
Total Multi-Family
Leasing                                                    930,128                  760,415    $ 8,771,111
         TOTALS                                          3,810,441      87.55%    3,335,988    $36,508,477    100.00%     $11.67
                                                         ===========================================================================

Note: % Leased subtotals and total are calculated based on the average for the applicable category.

(1) Annualized Net Rent means annualized monthly Net Rent from leases in effect as of September 30, 2000. Net Rent means contractual rent, excluding any reimbursements for real estate taxes and operating expenses.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                            LEASE EXPIRATION TABLE(1)

                               NUMBER OF      ANNUALIZED BASE
YEAR                           LEASES(2)        RENT AMOUNT         PERCENT
2001......................        131            $  5,328,264        19.21%
2002......................        112               4,218,926        15.21%
2003......................         99               6,987,984        25.19%
2004......................         43               3,441,784        12.41%
2005......................         29               3,404,901        12.27%
2006......................          3                 644,192         2.32%
2007......................          5                 650,031         2.34%
2008......................          1                 134,045         0.48%
2009......................          2                 474,906         1.71%
2010......................
Thereafter................          8               1,049,407         3.80%
                                  ---            ------------       ------
Totals....................        521            $ 27,737,366       100.00%
                                  ===            ============       ======

(1) The expiring number of leases includes suites that are billed to a master bill and may not show square footage and/or dollars for that unit. The numbers also reflect leases that have expired and reverted to a month-to-month lease. Those numbers and dollars are reflected in the 2000 figures. The amounts are arrived at by multiplying the monthly base rate as of September 2000 times 12 months.

(2)      Excluding leases from apartment properties.

         Lease provisions relating to casualty loss and condemnation will vary among American Spectrum's leases. In a number of American Spectrum leases, the tenant may terminate its lease upon casualty or condemnation. In substantially all of these leases, the tenant's right to terminate the lease is conditioned on one or more of the following factors:

-        the damage or the taking being of a material nature;

- the damage or taking occurring within the last few years of the lease term and the tenant not exercising its option to extend the lease; or

- the period of time necessary to repair the premises exceeding a specified number of months.

         A tenant generally may assign its lease or sublet the property without American Spectrum's approval, although the tenant will typically remain liable under the lease and the guarantor, if any, will typically remain liable under its guaranty subsequent to assignment or sublease. The tenant may also have a right, under specified circumstances, to substitute a comparable property for a property leased from American Spectrum.

TENANT INFORMATION

         The following table sets forth the Company's 15 largest tenants based on annualized base rent as of September 30, 2000.

                                                                                                        WEIGHTED AVERAGE
                                                                                PERCENT OF              MONTHS REMAINING
                                   TOTAL LEASED        ANNUALIZED BASE          ANNUALIZED                    AFTER
TENANTS                             SQUARE FEET          RENT (1) (2)          BASE RENT (1)           SEPTEMBER 30, 2000
                                  ---------------------------------------------------------------------------------------
State Comp. Insurance, CA               74,567           $ 1,724,290               6.22%                        29
Chrysler Motors, CA                     40,320               943,488               3.40%                        46
Ion Implant Services                    57,742               602,826               2.17%                        59
Von Duprin, Inc., IN                   194,000               518,604               1.87%                        14
Sears, Inc., TX                         45,935               431,789               1.56%                        87
Onyx Acceptance Corp.                   23,282               407,436               1.47%                        56
Cincinnati Group Health, OH             30,633               404,587               1.46%                        39
US Dept of Agriculture, MO              41,488               348,084               1.25%                        10
Advanced Micro Systems, SC              31,495               340,146               1.23%                        32
Quanterra, Inc., MO                     31,927               336,444               1.21%                        15
Food Lion, Inc., SC                     59,803               309,129               1.11%                        45
Cubic Communications, CA                43,100               295,152               1.06%                        31
Harte-Hanks, CA                         29,150               291,503               1.05%                        58
Cummins & White, CA                     12,844               285,912               1.03%                        13
Paper Mfg. Company, IN                 126,000               264,600                .95%                        22
                                       -------           -----------              -----                        ----
                                       842,286             7,504,260              27.05%                        41

(1)      Aggregate of all Affiliates of tenants based on information known.

(2)      Annualized Base Rent means annual contractual rent.

The following table sets forth information relating to the distribution of the Company's leases at the properties based upon rentable square feet under lease as of September 30, 2000.

                                                                                                                        PERCENT OF
                                                                                                     ANNUALIZED          PORTFOLIO
     SQUARE FOOTAGE              NUMBER            PERCENT OF               TOTAL LEASED              BASE RENT         ANNUALIZED
       UNDER LEASE             OF LEASES           ALL LEASES               SQUARE FEET            (IN THOUSANDS)        BASE RENT
                               ---------------------------------------------------------------------------------------------------
Less than 10,001                   468                89.83%                 1,173,653                 14,986             54.03%
10,001-20,000                       31                 5.96%                   409,693                  5,069             18.27%
20,001-50,000                       19                 3.64%                   595,340                  5,075             18.30%
50,001-100,000                       1                 0.19%                    74,567                  1,824              6.58%
100,001 and over                     2                 0.38%                   320,000                    783              2.82%
                                ------              --------                 ---------                 ------            -------
                                   521              100.000%                 2,573,253                 27,737            100.00%

SIGNIFICANT PROPERTIES

Chrysler Building, Irvine California

DEPRECIATION OF SIGNIFICANT PROPERTY

         The Chrysler Building is deemed "significant" because it accounts for more than 10% of the Company's revenues for the last fiscal year and its book value amounted to 10% or more of the Company's total assets for such period. For federal income tax purposes, the basis, net of accumulated depreciation, in the building and improvements is approximately $20 million and the land is approximately $2 million at December 31, 1999. The real property associated with the building generally will be depreciated for federal income tax purposes over 39 years using the straight line method. For financial reporting purposes, the building is recorded at its historical cost and is depreciated using the straight line method over its estimated useful life, typically 40 years.

REAL ESTATE TAXES ON SIGNIFICANT PROPERTY

         The 2000/2001 fiscal annual real estates taxes to be paid on the Chrysler Building are approximately $389,000. The Orange County, California real estate tax rate is $18.865 per each $1,000 of assessed value.

OCCUPANCY, EFFECTIVE RENT AND OTHER DATA AT SIGNIFICANT PROPERTY

         The following table sets forth year-end occupancy of and Net Effective Rent at the Chrysler Building for 1996 through 2000.

                   OCCUPANCY AT DECEMBER 31,                                           NET EFFECTIVE RENT
-----------------------------------------------------------------    --------------------------------------------------------
        1996        1997         1998        1999        2000*        1996        1997        1998        1999          2000
       ------      ------       ------      ------      ------       ------      ------      ------      ------        ------
       89.87%      95.67%       87.19%      91.09%      95.95%       $18.06      $19.35      $20.79      $21.51        $28.36

----------------
*        For the period ending September 30, 2000.

         The tenants of the Chrysler building are general professional service firms and companies. As of September 30, 2000 one tenant occupied 10% or more of the rentable square footage at the Chrysler Building. That tenant is Chrysler Motor Corporation, a division of a major automotive manufacturer. Chrysler Motor Corporation occupies 24,320 out of 207,692 rentable square feet, or 11.71% of the building. The loss of this significant tenant could have a material adverse effect on the financial performance of the property.

                                                       MONTHLY                     EXPIRATION
SUITE                TENANT                 RSF       BASE RENT     ANNUAL RENT       DATE          RENEWAL OPTIONS
                                                                                                  One option to
 300       Chrysler Motor Corporation     24,320       47,242       566,904       July 2004       extend for 5 years

REAL ESTATE TAXES

         The Chrysler building had an assessed appraised value of $20,625,093 for the 2000/2001 fiscal year and total real estate taxes due of $389,102.32. The tax rate per $1,000 was $18,865.

LEASE EXPIRATION SCHEDULE

The following table sets forth scheduled lease expectations of the Chrysler building:

                                                  ANNUALIZED BASE  PERCENTAGE OF
                    NUMBER OF     SQUARE FOOTAGE      RENT OF        ANNUALIZED
     YEAR        LEASES EXPIRING     EXPIRING     EXPIRING LEASES    BASE RENT
--------------------------------------------------------------------------------
2001                       8          12,993        $  396,063           7.01%
2002                       8          10,080        $  311,716           5.52%
2003                       6          17,127        $  548,255           9.70%
2004                      12          65,730        $1,680,700          29.74%
2005                       6          26,001        $  822,052          14.55%
2006                       2          21,104        $  561,441           9.93%
2007                      --              --                --              --
2008                      --              --                --              --
2009
2010 and after             6          37,888        $1,077,008          19.06%
                 ---------------------------------------------------------------
                          54         199,275        $5,651,225         100.00%

------------------------

(1) Represents lease expirations from October 1 to December 31, 2000 and month-to-month leases.

CAPITAL EXPENDITURES

         Our capital expenditure requirements include both normal recurring capital expenditures and tenant alterations and lease commissions relating to the releasing of space which is currently occupied and capital expenditures, relating to tenant improvements and lease commissions relating to space at properties which are currently unoccupied. CGS had a history of acquiring properties which require renovation, repositioning or management changes to improve their performance and enable them to compete effectively. We plan to continue investing in these types of properties. These properties may require major capital expenditures or significant tenant improvements.

         We have budgeted $7,378,806 for capital expenditures, tenant improvements and lease commissions in 2001. We plan to fund these amounts primarily from proceeds from refinancing of properties. In addition, approximately $400,000 of these amounts will be funded from reserve and approximately $600,000 is expected to be funded from proceeds relating to settlement of a claim relating to construction defects at one property.

         The Chrysler building, which may be considered a significant property will require capital expenditures primarily for maintenance of the roof, fans and parking lot and tenant improvements and leasing commissions for releasing space. We have budgeted $440,000 for these purposes in 2001.

MORTGAGE DEBT

         Upon consummation of the consolidation, American Spectrum will have debt of approximately $176 million. Such debt is generally limited recourse mortgage debt and is secured by mortgages on 32 properties. Mortgage debt totaling $101 million is fixed rate and self-amortizing, and $75 million of such debt is at a variable mortgage rate, with all or a portion of the principal due in a lump sum payment at maturity. The weighted annual interest rate on the mortgage debt is 8.67% (based on the interest rates in effect at September 30, 2000). The following table provides information with respect to American Spectrum's debt, including its proportionate share of the debt of unconsolidated joint ventures:

                               09/30/00     INTEREST
PROPERTY                         DEBT         RATE           MATURITY
--------------------------------------------------------------------------------
Shopping Center
Beach & Lampson Pad D           627,646       8.88%         March 2015
Columbia North East             804,257       9.32%        2000 - 2003 (1)(2)
Maple Tree Shopping Ctr.      1,928,943       9.01%      December 2004
Marketplace                   4,320,743       9.72%        2000 - 2003 (1)(2)
Richardson Plaza              4,222,800      10.86%           May 2008
                            ------------------------
Total Shopping Center        11,904,389       9.94%
                            ------------------------

Office
Bristol Bay                   6,854,802       8.88%         March 2015
Countryside Executive Ctr.    1,181,144      10.25%      December 2002

Chrysler Building            34,914,071       8.50%          July 2010
Creekside                     4,030,435       9.46%       January 2005
Mira Mesa                     4,336,827       7.74%       October 2010
NorthCreek Office Park        3,737,229      10.25%      December 2002
Northwest Corporate Center   10,734,827       9.34%               2001 (1)
Parkade Center                6,256,725       8.59%         April 2001
Park Plaza I and II           1,788,382       9.01%      December 2004
San Felipe                    3,000,000       5.00%         April 2004
Spectrum                      7,455,439       8.44%        2001 & 2009 (1)
                            ------------------------
Total Offices                84,289,881       8.63%
                            ------------------------

Office/Warehouse
Jackson Industrial A          3,542,902       9.31%         April 2001
Morenci Professional Park     1,858,733       9.01%      December 2004
Nooney Rider Trail            3,987,729       9.93%        2001 & 2002
Northeast Commerce Ctr.       1,866,589      10.25%      December 2002
Oak Grove Commons             1,109,095       9.62%      December 2002
Sorrento I                    1,627,184       8.75%     September 2009
Southwest Point               1,481,964       8.35%     September 2009
Technology                   12,065,073      10.54%        2001 & 2008 (1)
Valencia                      1,354,190       9.25%         April 2007
Westlakes                     1,879,105       9.00%         March 2006
                            ------------------------
Total Office/Warehouse       30,772,564       9.82%
                            ------------------------

Apartment Properties
Autumn Ridge                  7,247,656       9.13%           May 2001
Creekside                     5,510,087       8.44%        2002 & 2009 (1)

                               09/30/00     INTEREST
PROPERTY                         DEBT         RATE           MATURITY
--------------------------------------------------------------------------------
Villa Redondo                 9,319,442       6.51%       January 2009
Meadow Wood                  10,810,000       7.38%      December 2021
The Lakes                    12,951,127       6.62%        2006 & 2031 (1)
                            ------------------------
Total Apartment Properties   45,838,312       7.39%
                            ------------------------

Development Land
Phoenix Van Buren             2,943,530      12.07%        2001 & 2005 (1)
                            ------------------------
       TOTALS               175,748,676       8.67%
                            ------------------------

---------------
(1) Property is encumbered by more than one mortgage. Interest rate represents the weighted average of the mortgage indebtedness and the maturity dates shows the range of maturity dates.

(2) Lender has commenced foreclosure proceedings on the mortgage which matured in 2000. We are in the process of seeking a bridge loan to repay the mortgage loan.

ENVIRONMENTAL MATTERS

         American Spectrum has undertaken a third-party Phase I investigation of potential environmental risks of the properties and will undertake a Phase I investigation when evaluating an acquisition. A "Phase I investigation" is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions which indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Where warranted, further assessments are performed by third-party environmental consulting and engineering firms. American Spectrum may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. American Spectrum generally will require property tenants to fully indemnify it against any environmental problem or condition existing as of the date of purchase and will obtain environmental insurance for any contaminations on properties. In some instances, American Spectrum will be the assignee of or successor to the buyer's indemnification rights. Additionally, American Spectrum will generally structure its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation and to provide that non-compliance with environmental laws be deemed a lease default.

INSURANCE

         American Spectrum carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties, with policy specifications and insured limits which American Spectrum believes are adequate and appropriate under the circumstances. There are, however, types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, American Spectrum could lose its capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt which is with recourse to American Spectrum, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect American Spectrum. Moreover, American Spectrum will generally be liable for any unsatisfied obligations other than non-recourse obligations. American Spectrum believes that our properties are adequately insured. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

COMPETITION

         American Spectrum itself will compete with other entities both to locate suitable properties for acquisition and to locate purchasers for its properties. While the markets in which we compete are highly fragmented with no dominant competitors, we face substantial competition in both our leasing and property acquisition activities. There are numerous other similar types of leasing and property acquisition companies. There are numerous other similar types of properties located in close proximity to each of our properties. The amount of leasable space available in any market could have a material adverse effect on our ability to rent space and on the rents charged. Competition for acquisition of existing properties from institutional investors and other publically traded REITs has increased substantially in the past several years. In many of the company's markets, institutional investors and owners and developers of properties compete vigorously for the acquisition, development and lease of space. Many of these competitors have substantial resources and experience.

EMPLOYEES

         American Spectrum will employ 75 individuals, including 42 on-site property management and maintenance personnel, none of which will be covered by collective bargaining agreements. American Spectrum believes that its relationship with its employees are good.

LEGAL PROCEEDINGS

         A subsidiary of CGS is a defendant in a lawsuit commenced in Superior Court, County of Los Angeles in November 1995, entitled Teachout et al. v. S. P. Properties, Inc. and Sierra Pacific Development Fund II. The suit was a derivative action, which alleged that the general partner breached its fiduciary duties in connection with loans to the general partner and the issuance of notes to an affiliate of CGS in connection with the purchase of a property from Sierra Pacific Development Fund II. The loans to the general partner were made prior to the acquisition of the general partner by CGS and were assumed by an affiliate of CGS. In addition, the lawsuit related to notes issued by an affiliate of CGS in connection with the purchase of a property from Sierra Pacific Development Fund II. The purchase was negotiated prior to the acquisition of the general partner by CGS and closed immediately prior to the acquisition of the general partner. CGS and its affiliates denied any liability. The matter was settled and, pursuant to the settlement agreement, CGS's subsidiary agreed to repay the amount of the notes with accrued interest. The obligation to repay was guaranteed by John Galardi. Under the settlement agreement, the payment was due in December, 2000. CGS has advised plaintiff's counsel that the payment will be made immediately after the consummation of the consolidation and the proceeds of the note repayments will be distributed to the limited partners of the fund at that time.

         An action entitled Pegasus Holdings LLC v. CGS Properties (Mkt/Col.) L.P. et al. was commenced in November 2000. The action is seeking to foreclose on a mortgage in the principal amount of $2,500,000 secured by the Market Place and Columbia Northeast properties located in Columbia, South Carolina as a result of the failure to make payments due under the mortgage at maturity. The action is also seeking to have a receiver appointed with respect to the properties. CGS Properties (Mkt/Col.) L.P., one of the majority-owned affiliates, is seeking to obtain bridge financing to repay the mortgage loan.

                              BUSINESS OF THE FUNDS

         The following discussion describes the current business of the funds and the terms upon which the funds' properties are leased. As of September 30, 2000 all of the proceeds raised by the funds in their respective offerings of units have been invested in properties or other investments permitted by the terms of their partnership agreements. At this time, the general partners of the funds do not expect to reinvest the proceeds from the sale of any properties in new properties or other investments. Instead, we expect to distribute such proceeds to the limited partners in accordance with the terms of each fund's partnership agreement.

GENERAL

         Between 1979 and 1985, each fund was organized as a limited partnership to purchase existing office, office/warehouse or apartment properties, including land and buildings, as well as office, office/warehouse or apartment properties upon which such office buildings or apartments would be constructed and the land underlying the office, office/warehouse or apartment building. The properties are located in the mid-western United States, Southwestern United States, and California.

MANAGEMENT SERVICES

         The CGS Management Company is responsible for assisting the funds in acquiring properties, negotiating leases, collecting rental payments, inspecting the properties and the tenants' books and records and responding to tenant inquiries and notices. The CGS Management Company also provides information to each fund about the status of the leases and the properties. In exchange for these services, the CGS Management Company is entitled to receive a management fee from each fund which, generally, is an annual fee equal to 6% of gross revenues.

         The titles to properties purchased by the funds are insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

         In selecting lessees, your general partners and the CGS Management Company have historically considered the net worth of the lessee and history of lease payments combined with anticipated use of the space to be leased.

DESCRIPTION OF PROPERTIES

         General. As of September 30, 2000, the funds owned, in the aggregate, 18 properties. The following table provides annualized information with respect to the funds' properties owned as of September 30, 2000.

                                                                       NUMBER OF      AVERAGE                     PERCENT OF
                                                                       STATES IN       AGE OF                       TOTAL
                                                         TOTAL           WHICH        BUILDING     AGGREGATE       AMERICAN
                                                       NUMBER OF      PROPERTIES         ON          TOTAL         SPECTRUM
                     FUND                              PROPERTIES     ARE LOCATED     PROPERTY      REVENUE        REVENUE
Sierra Pacific Development Fund (2)                         1               1           17        $1,008,048        2.76%
Sierra Pacific Development Fund II (2)                      3               1           22         2,404,383        6.59%
Sierra Pacific Development Fund III (2)                     _               _          N/A               N/A          N/A
Sierra Pacific Institutional Properties V (2)               _               _          N/A               N/A          N/A
Sierra Pacific Pension Investors '84 (2)                    4               2           14         3,854,616       10.56%
Nooney Income Fund Ltd., L.P. (1)                           2               2           23         2,275,960        6.23%
Nooney Income Fund Ltd. II, L.P. (1)                        4               2           19         3,279,839        8.98%
Nooney Real Property Investors-Two, L.P.                    4               2           24        $2,220,663        6.08%

--------------------

(1) Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

(2) Four of the Sierra Pacific funds -- Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84 -- share a common interest in three of the Sierra Pacific properties -- Sierra Mira Mesa, Sierra Sorrento I and Sierra Sorrento II. Some of these interests are minority interests. For purposes of this table, the entity with the largest ownership is deemed to own the property.

         Land. Lot sizes generally range from 130,000 to 320,000 square feet depending upon building size and local demographic factors. Generally, the cost of the underlying land ranges from $182,000 to $2,500,000, although the cost of the land for particular properties may be higher or lower.

         Buildings. Building and site preparation costs have varied depending upon the size of the building and the site and the area in which the property is located. Building and site preparation costs ranged from $312,000 to $8,300,000 for each property.

DESCRIPTION OF LEASES

         The leases of the properties are summarized below. The terms and conditions of any lease, however, entered into by any of the funds with regard to a property may vary from those described below.

         General. A fund is the lessor under the lease except that five of the properties are owned by a fund under a joint venture or co-tenancy arrangement with another fund which, in turn, owns the property. In those cases, the joint venture, rather than the fund, will be the lessor, and all references in this section to the fund as lessor therefore should be read accordingly.

         Term of Leases. Each fund's properties are leased for an initial term of two to ten years with some leases having renewal options. The minimum rental payment under the renewal option generally is greater than that due for the final lease year of the initial term of the lease.

         As of September 30, 2000, the average remaining initial lease term with respect to the funds' properties was approximately three years. Leases accounting for approximately 41.20% of the total annualized base rent for the period ended September 30, 2000, have initial lease terms extending until at least September 30, 2002.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.

                             LEASE EXPIRATION TABLE

                                                BASE RENT
                                    ------------------------------------
YEAR                                NUMBER       AMOUNT          PERCENT
--------------------------------- ---------- --------------- -----------
2000............................      37          620,794          4.13%
2001............................      87        3,293,277         21.89%
2002............................      81        2,802,637         18.63%
2003............................      71        4,799,029         31.90%
2004............................      21        1,319,910          8.77%
2005............................      16        1,202,699          7.99%
2006............................       1           82,751          0.55%
2007............................       4          573,855          3.81%
2008............................       1          134,045          0.89%
2009............................       1           34,187          0.23%
Thereafter......................       4          181,958          1.21%
                                    ------------------------------------
Totals..........................     324       15,045,142        100.00%

FINANCING

         The funds are generally authorized to borrow funds. The Partnership Agreements of each of the funds contain restrictions on the funds' authority to borrow. As a matter of overall policy, the funds have limited the amount that they have borrowed. As of September 30, 2000, the funds had a ratio of total indebtedness to total assets of 33.5%.

SALE OF PROPERTIES

         The funds generally hold their properties until their general partners determine either that their sale or other disposition is advantageous in view of each fund's investment objectives, or that such objectives will not be met. The general partners originally intended to sell each fund's properties within five to ten years after their acquisition or as soon thereafter as market conditions permit. In deciding whether to sell properties, the general partners will consider factors such as potential capital appreciation, net cash flow and federal income tax considerations.

         In connection with any sale of a property, the general partners do not anticipate and, in most cases, the funds are prohibited from, making reinvestment of the net sales proceeds in additional properties. Net sales proceeds not reinvested in properties or used to establish reserves deemed necessary or advisable by the general partners are distributed to the limited partners in accordance with each fund's partnership agreement.

         In connection with sales of properties by the funds, purchase money security interests may be taken by the funds as part payment of the sales price. The terms of payment are affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money security interest is accepted in lieu of cash upon the sale of a fund's property, the fund continues to have a mortgage on the property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

COMPETITION

         The competitive environment in which the funds operate is substantially similar to that of American Spectrum, as described above on page ____.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of investment, financing and other policies of American Spectrum and of the funds. In the case of American Spectrum, American Spectrum's Board of Directors has determined these policies, and generally, the Board may amend or revise such policies from time to time without a vote of the stockholders. for the funds, the policies have been set according to the investment objectives set forth in the partnership agreement governing each fund. The description included here regarding the funds is general to all the funds.

                                AMERICAN SPECTRUM

INVESTMENT POLICIES

         Real Estate Investments. American Spectrum seeks to acquire and manage a diversified portfolio of real estate and other assets and will reinvest proceeds from its sale of properties.

         Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. American Spectrum may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. American Spectrum may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with its investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "Investment Company" under the Investment Company Act, and American Spectrum would divest itself of such securities before any such registration would be required.

         Joint Ventures and Wholly-Owned Subsidiaries. American Spectrum may in the future enter into joint ventures or general partnerships and other participation with real estate developers, owners and others for the purpose of obtaining an equity interest in a particular property or properties in accordance with American Spectrum's investment policies. Such investments permit American Spectrum to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring American Spectrum's portfolio.

         Engaging in the Purchase and Sale of Investments and Investing in the Securities of Others for the Purpose of Exercising Control. As part of its investment activities, American Spectrum may acquire, own and dispose of general and limited partner interests, stock, warrants, options or other equity interests in entities and exercise all rights and powers granted to the owner of any such interests.

         Offering Securities in Exchange for Property. American Spectrum may offer American Spectrum shares, Operating Partnership units or other securities in exchange for a property.

         Repurchasing or Reacquiring Its Own Shares. American Spectrum may purchase or repurchase American Spectrum shares from any person for such consideration as the Board of Directors may determine in its reasonable discretion, whether more or less than the original issuance price of American Spectrum shares or the then trading price of American Spectrum shares.

FINANCING POLICIES

         Issuance of Additional Securities. American Spectrum's Board of Directors may, in its discretion, issue additional equity securities. American Spectrum expects to issue additional equity from time to time to increase its available capital. The issuance of additional equity interests may result in the dilution of the interests of the American Spectrum stockholders at the time of such issuance.

         Issuance of Senior Securities. American Spectrum may at any time issue securities senior to the American Spectrum shares, upon such terms and conditions as may be determined by the Board of Directors.

         Borrowing Policy. American Spectrum may, at any time, borrow, on a secured or unsecured basis, funds to finance its business and in connection therewith execute, issue and deliver promissory notes, commercial paper, notes, debentures, bonds and other debt obligations which may be convertible into American Spectrum shares or other equity interests or be issued together with warrants to acquire American Spectrum shares or other equity interests.

MISCELLANEOUS POLICIES

         Making Annual or Other Reports to Stockholders. American Spectrum will be subject to the reporting requirements of the Exchange Act and will file annual and quarterly reports thereunder. American Spectrum currently intends to provide annual and quarterly reports to its stockholders.

         Restrictions on Related Party Transactions. American Spectrum's bylaws prohibit American Spectrum from engaging in a transaction with a director, officer or person owning or controlling 1% or more of any class of American Spectrum's outstanding voting securities (or any affiliate of such persons) (to all of whom we refer to here as the Interested Parties), except to the extent that such transactions are specifically authorized by the terms of the bylaws. The bylaws will permit a transaction, including the acquisition of property, with any of the Interested Parties, however, if the terms or conditions of such transaction have been disclosed to the Board of Directors and approved by a majority of directors not otherwise interested in the transaction, and such directors, in approving the transaction, have determined the transaction to be fair, competitive, commercially reasonable and on terms and conditions no less favorable to American Spectrum than those available from unaffiliated third parties.

         Ownership Restrictions. The articles of incorporation prohibit any one stockholder from owning greater than 5% of any class of its outstanding shares. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation.

         Company Control. The Board of Directors has exclusive control over American Spectrum's business and affairs subject only to the restrictions in the articles of incorporation and bylaws. Stockholders have the right to elect members of the Board of Directors. The Directors are accountable to American Spectrum as fiduciaries and are required to exercise good faith and integrity in conducting American Spectrum's affairs as described in "Fiduciary Responsibility" on page ____.

WORKING CAPITAL RESERVES

         American Spectrum will maintain working capital reserves or immediate borrowing capacity in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of its business and investments.

                                    THE FUNDS

INVESTMENT POLICIES

         Real Estate Investments. The funds' principal investment activity was the acquisition of a diversified portfolio of real estate assets consisting primarily of office and office/warehouse. While the funds generally hold their properties for long-term investment, a fund may dispose of a property if the general partners deem such disposition to be in its best interests. Generally, any proceeds from such disposition must be distributed to the partners in the fund according to the terms of the partnership agreement governing such fund. The funds are finite term entities which are structured to dissolve when the assets of the funds are liquidated. The funds generally intended to hold their properties for five to ten years.

FINANCING

         The funds are generally restricted in the amount and nature of borrowings. Additionally, none of the funds are authorized to raise additional capital for (or reinvest the net sale or refinancing proceeds in) new investments, absent amendments to their partnership agreements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of American Spectrum are as follows:

                                                                                                      APPROXIMATE
NAME                                POSITION                                          AGE          TIME IN OFFICE (1)
William J. Carden                   Chief Executive Officer, President and            57           Since 1989
                                    Chairman of the Board

Timothy R. Brown                    Director                                          53           Since August 2000
William W. Geary, Jr.               Director                                          56           Since August 2000
Lawrence E. Fiedler                 Director                                          61           Since August 2000
Harry A. Mizrahi                    Chief Operating Officer, Senior Vice              43           Since 2000
                                    President and Director

Thomas N. Thurber                   Chief Financial Officer and Senior Vice           50           Since 1995
                                    President
Paul E. Perkins                     Senior Vice President                             34           Since 1994
Patricia A. Nooney                  Senior Vice President                             43           Since 2000

---------------------

(1)      Including serving with CGS and its affiliates.

         William J. Carden - Mr. Carden is president and one of the founders of CGS Real Estate Services, Inc. Mr. Carden also serves as Chairman of the Board of American Spectrum Real Estate Services, Inc., a full services real estate broker, five of the offices of which are Coldwell Banker Commercial franchises. Mr. Carden also serves as an officer and director of the corporate general partners of each of the funds. He received an accounting degree from Long Beach State. Mr. Carden has been an officer, director and controlling shareholder of corporations engaged in the real estate business which have been unable to meet their debt obligations, have filed for protection under the federal bankruptcy laws and were adjudicated bankrupt. These filings occurred more than five years ago. In addition, in connection with serving as a general partner or controlling person of the general partner of limited partnerships, Mr. Carden has been a defendant in law suits brought by investors, which among other things have alleged fraud and breach of fiduciary duty.

         Timothy R. Brown - Mr. Brown has been a partner in the law firm of Thompson Knight Brown Parker & Leahy L.L.P. since 1999. Prior to that, for more than the five past years, he was a founder and partner at Brown, Parker & Leahy L.L.P. He received his B.A. from Stanford University and his Juris Doctorate from the University of Texas School of Law.

         William W. Geary, Jr. - Mr. Geary has served as the President of Carlsberg Management Company, a real estate development company, since February 1986. Mr. Geary received his MBA and BS degrees from Northwestern University in Chicago, Illinois. Mr. Geary received his Charter Financial Analyst's designation. Mr. Geary received the Certified Property manager's (CPM) designation from the Institute of Real Estate management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Securities and Syndication Institute and the Certified Commercial-Investment Member (CCIM) designation from the Realtors National Marketing Institute. He is a Member of Los Angeles Society of Security Analysts.

         Lawrence E. Fiedler - Mr. Fiedler has served as President of JRM Development Enterprises, Inc. and its affiliated companies since 1987. These companies have developed, acquired, managed and leased retail, residential and commercial properties throughout the United States. In addition, Mr. Fiedler has been an Adjunct Professor at the New York University Real Estate Institute since 1979. Mr. Fiedler received a Bachelor of Sciences degree from Syracuse University, an LLB from New York University School of Law and an LL.M. from New York University School of Law in Taxation. In November 2000, a limited partnership in which Mr. Fiedler is the president and sole director of the general partner, filed a petition for reorganization under Chapter XI of the Federal Bankruptcy Act. The limited partnership owns an office building.

         Harry A. Mizrahi - Mr. Mizrahi is Chief Operating Officer of American Spectrum Realty. During 1999-2000, Mr. Mizrahi headed the New York office of International Property Corporation, an affiliate of the Reichmann Group of Companies. Mr. Mizrahi is also an Adjunct Assistant Professor at New York University's Real Estate Institute. From 1994-1998, Mr. Mizrahi was a Vice President and Director of Salomon Brothers' and Salomon Smith Barney's Real Estate Investment Banking Groups. During 1981-1991, Mr. Mizrahi was employed by Eastdil Realty and became an officer and Partner. Mr. Mizrahi received a B.A. from Northwestern University and an M.B.A. from Columbia University Graduate School of Business, and attended Harvard University Kennedy School of Government.

         Thomas N. Thurber - From 1995 to present, Mr. Thurber has served as the Chief Financial Officer of CGS Real Estate Company, Inc. ("CGS"). Mr. Thurber is also the president of S-P Properties, Inc., the corporate general partner of the Sierra Pacific funds. Prior to joining CGS, from 1993 through 1995 he was self-employed as a real estate advisor and investor in Houston. From 1989 to 1993, Mr. Thurber was the Director of Real Estate and Chief Financial Officer for the Horowitz Trust, a real estate investment firm; from 1987 to 1989 he held the same positions with The Vanderbilt Group, a retail development company in Southern California. Mr. Thurber was a partner in a regional C.P.A. firm,

Williamson & Associates later BDO Seidman, from 1983 to 1987. In 1982 and 1983, Mr. Thurber served as Senior Controller for Joseph C. Canizaro Interests, a real estate developer in New Orleans. From 1979 to 1982, Mr. Thurber was the Controller, U.S. Operations for Daon Corporation and from 1972 to 1979 he held various positions with Arthur Andersen LLP, progressing to Senior Tax Manager. Mr. Thurber is a CPA and holds a degree in accounting from Florida State University.

         Paul E. Perkins - Mr. Perkins has been with CGS Real Estate Company, Inc. since 1994 and currently heads the financial services group. From 1988 to 1992 he was an investment broker with the Seeley Company, a Los Angeles-based commercial real estate brokerage firm. Mr. Perkins holds an undergraduate degree in business and finance from the University of Southern California and a Master's Degree in real estate from New York University.

         Patricia A. Nooney - Ms. Nooney has served as President of the St. Louis office of Coldwell Banker Commercial American Spectrum since October 1997. From 1981 through September 1997, Ms. Nooney was an officer of Brooklyn Street Properties, Inc. Ms. Nooney was an auditor with Deloitte & Touche from 1978 to 1981. Ms. Nooney received a B.A. in Business Administration from the University of Miami. Ms. Nooney holds the designations of Certified Property Manager (CPM) and Certified Commercial Investment Member (CCIM). She will serve as the national secretary/treasurer of the Institute of Real Estate Management (IREM) in 2001.


BOARD OF DIRECTORS

         General. American Spectrum will operate under the direction of its Board of Directors, the members of which are accountable to American Spectrum as fiduciaries. A majority of the directors will be independent directors.

         American Spectrum currently has five directors. It may have no fewer than three directors and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

         Any director may resign at any time. Any director may be removed, with or without cause, only by the stockholders upon the affirmative vote of at least 75% of all the shares of common stock outstanding and entitled to vote in the election of the directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

         Committees of the Board of Directors. Pursuant to the articles of incorporation, the Board of Directors may establish committees as it deems appropriate. Currently, American Spectrum has an audit committee which consists of American Spectrum's three independent directors. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of American Spectrum's internal accounting controls.

         The Board of Directors may from time to time establish other committees to facilitate American Spectrum's management. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such committee.

         Compensation of Directors. Each non-employee director is entitled to receive $12,000 annually for serving on the Board of Directors, as well as fees of $1,000 per meeting attended and $500 for each telephonic meeting in which the Director participates, including committee meetings. A director may elect to receive the fee in cash or American Spectrum shares. We will also reimburse each director for travel expenses for attending meetings. Under the plan, each non-employee director will also be entitled to an initial grant of an option to acquire 10,000 American Spectrum shares, 5,000 of which will be granted at the Exchange Value of $15 per share on closing of the consolidation and 5,000 of which will be granted on the six-month anniversary of the closing of the consolidation at the fair market value on the date of grant. In addition, each non-employee director will be entitled to an annual automatic grant of an option to acquire 5,000 American Spectrum shares. The first automatic grant will be on the date of the 2002 annual meeting. The annual grant will be at the fair market value on the date of the grant. The plan is described below.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by:

- the persons who served as American Spectrum's chief executive officer during the last completed fiscal year; and

- the two most highly compensated officers of American Spectrum other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000.

                                                                                         ANNUAL COMPENSATION
                                                                               ----------------------------------------
NAME AND PRINCIPAL POSITION                                                    YEAR            SALARY             BONUS
-----------------------------------------------------------------------------------------------------------------------
William J. Carden, Chairman of the Board, President and                        2000          $470,000           $50,000
Chief Executive Officer                                                        1999           470,000            50,000
                                                                               1998           460,000            50,000

Thomas N. Thurber, Chief Financial Officer                                     2000           187,200                 0
                                                                               1999           187,200            50,000
                                                                               1998           171,600                 0

EMPLOYMENT AGREEMENTS

         Effective __________ ___, 2001, American Spectrum entered into employment agreements with William J. Carden, Harry A. Mizrahi, Thomas N. Thurber, Paul E. Perkins and Patricia A. Nooney. Each of the employment agreements provides for a base salary as follows: William J. Carden - $480,000; Harry A. Mizrahi - $200,000, subject to increase to up to $500,000 upon achievement of targets relating to the Company's total assets; Thomas N. Thurber
- $300,000, Paul E. Perkins - $125,000; and Patricia A. Nooney - $125,000. In addition, each of the employment agreements provide for a discretionary bonus. Each of the employment agreements also provides for the grant of the following number of shares of common stock and the grant of options to purchase the number of American Spectrum shares set forth below. 50% of such options will be granted at Exchange Value on the date of the consummation of the consolidation and 50% of such options will be granted on the six month anniversary of the consummation of the consolidation at the fair market value on the date of grant. William J. Carden - grant of 17,500 shares and 25,000 options; Harry A. Mizrahi - grant of 35,000 shares and 50,000 options; Thomas N. Thurber - grant of 35,000 shares and 50,000 options; Paul E. Perkins - grant of 10,000 shares and 15,000 options; and Patricia A. Nooney - grant of 2,000 shares and 4,500 options. Each of the employment agreements terminates on the third anniversary of the consummation of the consolidation. The stock grants and options will vest over a four-year period.

         American Spectrum has also entered into noncompetition agreements with each of the foregoing persons providing that they will not engage in specified activities in the office, office/warehouse or multifamily apartment industry which compete with the Company.

OPTION AND RESTRICTED SHARE PLANS

         American Spectrum has adopted the 2000 Performance Incentive Plan (or, the Plan). The Board believes that the Plan is in the best interest of American Spectrum and will enable it to attract and retain highly qualified executive officers, directors and employees.

         The Plan is qualified under Rule 16b-3 under the Exchange Act. The Plan will be administered by the Board of Directors and provides for the granting of options, stock appreciation rights or restricted stock. Under the Plan, 720,000 American Spectrum shares are available for issuance to executive officers, directors or other key employees of American Spectrum, which number may increase over time based on the number of outstanding American Spectrum shares. Options to acquire American Spectrum shares are expected to be in the form of non-statutory stock options and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Board of Directors, but the Plan requires that the price per American Spectrum share must be equal to or greater than the fair market value of the American Spectrum shares on the grant date.

         The Plan also provides for the issuance of stock appreciation rights, which generally entitle a holder to receive cash or stock, as determined by the Board of Directors at the time of exercise, equal to the difference between the exercise price and the fair market value of the American Spectrum shares, restricted American Spectrum shares to executive officers, directors or other key employees upon such terms and conditions as shall be determined by the Board of Directors in its sole discretion and other performance-based incentives.

INCENTIVE COMPENSATION

         American Spectrum has established an incentive compensation plan for key officers of American Spectrum. This plan provides for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of American Spectrum. The Chief Executive Officer makes recommendations to the Board of Directors, which makes the final determination for the award of bonuses. The Board of Directors determines such bonuses, if any, for the Chief Executive Officer.

                   PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM

         The table below provides information regarding beneficial ownership of American Spectrum shares as of the date of the issuance of American Spectrum shares in the consolidation (assuming that American Spectrum acquires 100% of the funds).

                                                                PERCENTAGE OF
                                      NUMBER OF SHARES OF    OUTSTANDING COMMON
     NAME OF BENEFICIAL OWNER (1)       COMMON STOCK(2)           STOCK (3)
--------------------------------------------------------------------------------
William J. Carden (4)                      1,044,000                15.6%
John N. Galardi (5)                          896,000                13.3%
Harry A. Mizrahi                              41,250                  *
Thomas N. Thurber                             41,250                  *
Paul E. Perkins                               11,850                  *
Patricia A. Nooney                             2,563                  *
Timothy R. Brown (6)                           2,500                  *
William W. Geary, Jr. (7)                      2,500                  *
Lawrence E. Fiedler (8)                        2,500                  *
---------------------


*        Less than 1%.

(1) Except as specifically noted in the footnotes below, the address of each of the named beneficial owners is c/o American Spectrum Realty, Inc., 1800 East Deere Avenue, Santa Ana, California 92705.

(2) For each beneficial owner, American Spectrum shares subject to options or conversion rights exercisable, respectively within 60 days of the consummation of the consolidation are deemed outstanding. Includes as to Messrs. Carden and Galardi American Spectrum shares issuable in exchange for Operating Partnership units. Does not include any American Spectrum shares to be issued under the 2000 Plan six months after the consummation of the consolidation.

(3) The percentage ownership after the consolidation is based on 6,713,074 American Spectrum shares outstanding upon completion of the consolidation assuming the consolidation of 100% of the funds, that no notes are issued and that all Operating Partnership units are exchanged for American Spectrum shares. Beneficial ownership is determined in accordance with the rules of the SEC.

(4) Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Carden's children, as to which Michael Matkins is trustee and by Mr. Carden's wife. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(5) Mr. Galardi's address is 39590 Highway 82, Aspen, Colorado 81611. Includes American Spectrum shares and Operating Partnership units owned by trusts for the benefit of Mr. Galardi's children. Also includes American Spectrum shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own common stock. The American Spectrum shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(6) Mr. Brown's address is Two Allen Center, 1200 Smith Street, Suite 3600, Houston, Texas 77002.

(7) Mr. Geary's address is 6171 West Century Boulevard, Suite 100, Los Angeles, California 90045.

(8) Mr. Fiedler's address is 156 West 56th Street, Suite 1101, New York, New York 10019.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS RELATING TO THE CONSOLIDATION

         In connection with the consolidation, limited partnerships and limited liability companies owned or controlled by William J. Carden and John N. Galardi and their family members and affiliates will be merged into American Spectrum. Upon completion of the consolidation, 17 properties in which these principal shareholders hold interests, in addition to the properties owned by the funds, will be owned by American Spectrum. In addition, the principal shareholders hold limited partnership interests in the funds. Upon completion of these transactions, the principal shareholders and members of their family will own 1,940,000 American Spectrum shares and Operating Partnership units having a value of $29,100,000, based on the Exchange Value of $15 per share. The interests contributed by the principal shareholders to American Spectrum have a net book value at September 30, 2000 of $(34,662,000).

EXCHANGE RIGHTS

         American Spectrum will enter into the agreement of limited partnership and an exchange rights agreement with the limited partners of the Operating Partnership. In addition to the limited partnership interests held by American Spectrum, we estimate that there will be approximately 1,283,704 limited partnership interests held by limited partners. These limited partners will be the partners in CGS and the majority-owned affiliates and CGS's other affiliates including the Principal Shareholders. The exchange rights agreement provides that holders of Operating Partnership units have the right, on and after the first anniversary of the your of the consolidation, to cause the Operating Partnership to exchange Operating Partnership units for cash at the then fair market value of the American Spectrum shares or, at the election of American Spectrum, to exchange the Operating Partnership units for American Spectrum shares (on a one-for-one basis).

REGISTRATION RIGHTS AGREEMENT

         American Spectrum will enter into a registration rights agreement with persons issued American Spectrum shares and Operating Partnership units in private transactions in connection with the consolidation with CGS and the majority-owned affiliates and CGS's other affiliates, including the principal shareholders. Under a registration rights agreement, American Spectrum will agree to register for resale under the Securities Act American Spectrum shares issued to such persons, or issuable in exchange for Operating Partnership units issued to them, after the first anniversary of the consummation of the consolidation.

THIRD PARTY MANAGEMENT SERVICES

         Prior to consummation of the consolidation, subsidiaries of CGS furnished property management and brokerage services to both affiliated entities and to third parties. Prior to consummation of the consolidation, the Third Party Management Company will be distributed to the shareholders of CGS. The Third Party Management Company had revenues of $4,746,000 and $5,407,000 for 1999 and the nine months ended September 30, 2000 and net losses of $(4,014,000) and $(1,142,000) for 1999 and the nine months ended September 30, 2000. Based on the methodology used to value the CGS Management Company, we do not believe that the Third Party Management Company has material value.


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

OTHER TRANSACTIONS

         In connection with the operation of the properties, there have been transactions relating to the properties between entities controlled by the principal shareholders and CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. These transactions include loans and advances and furnishing of services. The funds paid affiliates of CGS an aggregate of $5,050,000 for services rendered during 1998, 1999 and 2000. Messrs. Carden and Thurber received salaries and bonuses from CGS, which are set forth in the table under "Management -- Executive Compensation". Messrs. Carden and Galardi have received distributions from CGS and the majority-owned affiliates and CGS's other affiliates with respect to their ownership interests on the same basis as unaffiliated third parties. During 1998, 1999 and 2000, Messrs. Carden and Galardi received distributions of $664,800, $992,900 and 140,300 respectively.

         Obligations of CGS and the majority-owned affiliates and CGS's other affiliates, including bank loans and amounts payable to Sierra Pacific Development Fund II, L.P. in settlement of a litigation, the proceeds of which will be distributed to the limited partners of Sierra Pacific Development Fund II, will be liabilities of American Spectrum following the closing of the consolidation. The obligations and indebtedness, other than mortgage indebtedness, of CGS and the majority-owned affiliates and CGS's other affiliates will become indebtedness of American Spectrum, which aggregate approximately $13,055,000. $11,850,000 of these liabilities were guaranteed by Carden or Galardi. These liabilities were deducted in determining the number of American Spectrum shares and Operating Partnership units to be owned by the principal shareholders.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF AMERICAN SPECTRUM

         The directors are accountable to American Spectrum and its stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in American Spectrum's best interests and that of its stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The articles of incorporation provide that the directors will not be personally liable to American Spectrum or to any stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Maryland law. The bylaws provide that American Spectrum will indemnify its directors and officers to the full extent permitted under Maryland law. Pursuant to the bylaws and the MGCL, American Spectrum will indemnify each director and officer against any liability and related expenses, including attorneys' fees, incurred in connection with any proceeding in which he or she may be involved by reason of his or her service in such position so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, American Spectrum's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or on behalf of American Spectrum to procure a judgment in its favor by reason of his or her service in such position if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, American Spectrum's best interests, except that no such indemnification will be made if the director or officer is judged to be liable to American Spectrum, unless the applicable court of law determines that, despite the adjudication of liability, the director or officer is reasonably entitled to indemnification for such expenses. The bylaws authorize American Spectrum to advance funds to a director or officer for costs and expenses, including attorneys' fees, incurred in a suit or proceeding upon


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

receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. American Spectrum has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. If the consolidation is consummated, you and other stockholders of American Spectrum may have more limited recourse against the directors and officers than you would have absent these agreements and the provisions in the articles of incorporation and bylaws.

         To the extent that these indemnification provisions apply to actions arising under the Securities Act, American Spectrum has been informed that, in the opinion of the SEC, such indemnification provisions are contrary to public policy as expressed in the Securities Act and, therefore, are not enforceable. American Spectrum has obtained insurance policies indemnifying the directors and officers against civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNERS OF THE FUNDS

         The general partners of the funds are accountable to the funds as fiduciaries and owe each fund and the partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the fund's affairs. Each fund's partnership agreement generally provides that neither the general partners, nor any of their affiliates performing services on behalf of the fund, will be liable to the fund or any of the limited partners for any act or omission by them performed in good faith pursuant to authority granted to them by the partnership agreement, or in accordance with its provisions, and in a manner they reasonably believed to be within the scope of their authority and in the best interests of the fund, provided that such act or omission did not constitute negligent misconduct or a breach of their fiduciary duty. As a result, you and the other limited partners might have a more limited right of action than you would have in the absence of such a provision in the partnership agreements.

         Each fund's partnership agreement also generally provides that the general partners and some of their affiliates are indemnified from losses relating to acts performed or failures to act in connection with the business of the fund, except to the extent indemnification is prohibited by law provided that the general partner or their affiliate determined in good faith that the course of conduct was in the best interests of the fund and provided further that the course of conduct did not constitute negligence, misconduct, or a breach of their fiduciary duty. Notwithstanding the foregoing, neither the general partners nor any of the their affiliates will be indemnified by any fund from any liability, loss, damage, cost or expense incurred by the general partners or any affiliate in connection with any claim involving allegations that the general partners or their affiliate violated federal or state securities laws unless:

- a court has held in the general partner or their affiliate's favor on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs;

- a court of competent jurisdiction has dismissed such claims with prejudice on the merits, and the court approves indemnification of the litigation costs; or

- a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

         In each of the situations described above, the court of law considering the request for indemnification must be advised as to the position of the SEC, the applicable state securities authority and


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

any other applicable regulatory authority regarding indemnification for violations of securities laws. Any indemnification may not be enforceable as to liabilities arising from claims under the Securities Act and state securities laws, and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, the general partners' affiliates will be indemnified only when operating within the scope of the general partners' authority. Any claim for indemnification under a partnership agreement will be satisfied only out of the assets of the fund, and no limited partner has any personal liability to satisfy an indemnification claim made against the fund.

         Each fund may also advance funds to a third person indemnified under the partnership agreement for legal expenses incurred as a result of legal action brought against such person if:

- the legal action relates to the performance of duties or services by such person on behalf of the fund;

-        the legal action is initiated by a party other than a limited partner;
         and

- such person undertakes to repay the advanced funds to the fund if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the partnership agreement.

         The partnership agreement of each fund provides that the fund may pay the attorneys' fees of a person indemnified under the partnership agreement as they are incurred. No fund pays for any insurance covering liability of the general partners or any other indemnified person for acts or omissions for which indemnification is not permitted by its partnership agreement, although the general partners may be named as additional insured parties on policies obtained for the benefit of the fund if there is no additional cost to such fund. As part of its assumption of liabilities in the consolidation, American Spectrum will indemnify the general partners and their affiliates for periods prior to and following the consolidation to the extent of the general partners and their affiliates' indemnity under the terms of the partnership agreements and applicable law.

                          DESCRIPTION OF CAPITAL STOCK

         The articles of incorporation authorize a total of 125 million shares of capital stock, consisting of 100 million shares of common stock, $.01 par value per share, and 25 million shares of preferred stock. As of the consummation of the consolidation, American Spectrum will have 5,535,000 shares of common stock outstanding and no preferred stock outstanding. Currently, there is no established public trading market for the American Spectrum shares. Upon consummation of the consolidation, the American Spectrum shares will be listed on the _________ under the symbol "__________".

         Stockholders are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such distributions as may be declared on the American Spectrum shares by the Board of Directors in its discretion from funds legally available for these distributions. In the event of the liquidation, dissolution or winding up of American Spectrum, stockholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any holders of preferred stock. Stockholders have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.


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

         American Spectrum shares offered in the consolidation will be fully paid and nonassessable when issued.

PREFERRED STOCK

         Under the articles of incorporation, the Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of stockholders.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

         If American Spectrum elects REIT status:

- not more than 50% in value of outstanding equity securities of all classes, or equity shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year;

- the equity shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

- American Spectrum must satisfy complex requirements with respect to the nature of its income and assets for it to maintain such REIT status.

         To ensure that five or fewer individuals do not own more than 50% in value of the outstanding equity shares, American Spectrum's amended and restated articles of incorporation provide generally that no holder may own, or be deemed to own by virtue of attribution provisions of the Code, more than 5% of the issued and outstanding equity shares of American Spectrum referred to as the ownership limit. This limitation will not apply to holders who own more than the ownership limit at the date of the consummation of the consolidation. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, may waive or change, in whole or in part, the application of the ownership limit with respect to any person that is not an individual, as defined in Section 542(a)(2) of the Code. In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of equity shares on American Spectrum's status as a REIT for federal income tax purposes.

         In addition, the Board of Directors, from time to time, may increase the ownership limit, except that:

- the ownership limit may not be increased and no additional limitations may be created if, after giving effect thereto, American Spectrum would be "closely held" within the meaning of Section 856(h) of the Code; and

- the ownership limit may not be increased to a percentage that is greater than 5%.


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

This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares at the effective date of the consolidation. Prior to any modification of the ownership limit, the Board of Directors will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure American Spectrum's status as a REIT.

         The ownership limit will not be automatically removed even if the REIT provisions of the Code are changed so that they no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving American Spectrum's status as a REIT for federal income tax purposes, the ownership limit may prevent any person or small group of persons from acquiring control of American Spectrum.

         Pursuant to the articles of incorporation, if any purported transfer of preferred stock or common stock of American Spectrum or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares in excess of the ownership limit or such other limit. We refer to the purported transferee as the prohibited transferee and the shares in excess of the ownership limit as the excess shares. The prohibited transferee shall acquire no right or interest in the excess shares. Any excess shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by American Spectrum. The transferee will be a person unaffiliated with American Spectrum who is designated by American Spectrum. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from American Spectrum of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the ownership limit or as otherwise permitted by the Board of Directors. The trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for such excess shares.

         In the case of any excess shares resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any of the excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by American Spectrum with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to the MGCL, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion to:

- rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by American Spectrum that such shares have been transferred to the trust; and

- recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if American Spectrum has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the


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

prohibited transferee or prohibited owner prior to the discovery by American Spectrum that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limit or such other limit as provided in the articles of incorporation or as otherwise permitted by the Board of Directors, then the articles of incorporation provide that the transfer of the excess shares will be voided.

         In addition, American Spectrum shares held in trust shall be deemed to have been offered for sale to American Spectrum, or its designee, at a price per share equal to the lesser of:

- the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and

- the market price on the date American Spectrum, or its designee, accepts such offer.

American Spectrum shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to American Spectrum, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

         If any purported transfer of shares of preferred stock or common stock would cause American Spectrum to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

         All certificates issued by American Spectrum representing equity shares will bear a legend referring to the restrictions described above.

         The articles of incorporation of American Spectrum also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding equity shares, or such lower percentage as may be set by the Board of Directors, must file an affidavit with American Spectrum containing information specified in the amended and restated articles of incorporation no later than January 31st of each year. In addition, each stockholder, upon demand, shall be required to disclose to American Spectrum in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

         The ownership limitations described above may have the effect of precluding acquisitions of control of American Spectrum by a third party.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the American Spectrum shares is
____.


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

                            DESCRIPTION OF THE NOTES

         The notes will be issued under the Indenture between American Spectrum and ___, as trustee. We refer to ___________ as the Indenture Trustee. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this consent solicitation is a part. The note terms include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and, if you are to be a holder of notes, we refer you to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term American Spectrum means American Spectrum and all of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

GENERAL

         A separate series of notes will be issued pursuant to the Indenture to the limited partners of each fund who elect to receive notes in exchange for their units in connection with the consolidation. The terms of each series of notes will be substantially identical. The notes will be direct, senior unsecured and unsubordinated obligations of American Spectrum and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of American Spectrum from time to time outstanding. The notes will be recourse obligations of American Spectrum, but the holders thereof will not have recourse against any stockholder, officer or director of American Spectrum. The notes will be effectively subordinated to mortgages and other secured indebtedness of American Spectrum to the extent of the value of the property securing such indebtedness. As of September 30, 2000, on a pro forma basis assuming American Spectrum had acquired all of the funds, American Spectrum would have had aggregate consolidated debt of approximately $179 million, to which the notes were effectively subordinated or which ranked equal with such notes.

         The notes will mature on _________ ___, ______, which is approximately eight years following the currently expected date that the consolidation will be completed.

         Except as described under "--Limitation on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of American Spectrum to incur indebtedness or that would afford holders (as defined below) of the notes protection in the event of:

         - a highly leveraged or similar transaction involving American Spectrum or the management of American Spectrum (for example, a leveraged buy-out);

         -        a change of control of American Spectrum; or

         - a reorganization, restructuring, merger or similar transaction involving American Spectrum that may adversely affect the noteholders.

         In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," American Spectrum may, in the future, enter into transactions such as the sale of all or substantially all of its assets or the merger or consolidation of American Spectrum that would increase the amount of American Spectrum's indebtedness or substantially reduce or eliminate American Spectrum's assets, which may have an adverse effect on American Spectrum's ability to service its indebtedness, including the notes. American Spectrum and its management have no present intention of engaging in a highly leveraged or similar transaction involving American Spectrum.




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         The notes will be issued in fully registered form. This means that for each limited partner who elects to receive notes, such limited partner will be issued a note in his, her or its name. In the event that a limited partner wishes to transfer the note, the limited partner will be required to produce the note prior to transfer and endorse the note over to the transferee in the manner required by the transferee.

PRINCIPAL AND INTEREST

         The principal amount of the notes with respect to each fund is equal to the estimated liquidation value of the fund. The estimated liquidation value will be equal to 93.9% - 96.9% of your portion of the Exchange Value of the American Spectrum shares that would otherwise have been paid to your fund. For information concerning the determination of the estimated liquidation value, see "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values."

         The notes will bear interest at a fixed rate of interest equal to ___% per annum, which was determined based on 120% of the applicable federal rate as of ________ __, 2001. Interest will accrue from the closing of the consolidation or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing __________ ___, 2001 (each, an Interest Payment
Date), and on the Maturity Date, to the persons in whose names the notes are registered in the security register for the notes at the close of business on the date 14 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined in the Indenture. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

         The principal of each note payable on the Maturity Date will be paid against presentation and surrender of such note at an office or agency maintained by American Spectrum in _______________ (the Paying Agent) in United States dollars. Initially, the Indenture Trustee will act as Paying Agent.

REDEMPTION

         Notes of any series may be redeemed at any time at the option of American Spectrum, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date, which we refer to as the Redemption Price.

         In the event that, following the closing of the consolidation, American
Spectrum:

- sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes net cash proceeds in excess of:

         - the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

         - the costs incurred by American Spectrum in connection with such sale or other disposition; or

- refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by the fund immediately prior to the consolidation and realizes net cash proceeds in excess of the amount of indebtedness secured by such property at the time of the consolidation, calculated prior


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

         to any repayment or other reduction in the amount of such indebtedness in the consolidation, and the costs incurred by American Spectrum in connection with such refinancing (in either case, Net Cash Proceeds),

American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the Redemption Price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

         If the Paying Agent, other than American Spectrum or an affiliate thereof, holds, on the redemption date of any notes, money sufficient to pay such notes, then on and after that date such notes will cease to be outstanding and interest on them will cease to accrue.

         Notice of any optional or mandatory redemption of any notes will be given to holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such Holder to be redeemed.

         If less than all the notes of any series are to be redeemed, the Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

PROCEEDS FROM SALE OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the consolidation, American Spectrum sells or otherwise disposes of any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds, in excess of:

         - the amount required to repay mortgage indebtedness outstanding immediately prior to the consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

         - the costs incurred by American Spectrum in connection with such sale or other disposition,

         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

PROCEEDS FROM REFINANCINGS OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the consolidation, American Spectrum refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by a fund immediately prior to the consolidation and realizes Net Cash Proceeds in excess of:

         - the amount of indebtedness secured by such property at the time of the consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the consolidation; and

         - the costs incurred by American Spectrum in connection with such refinancing,


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         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the notes which were issued to the holders who were limited partners of such fund prior to the consolidation equal to 80% of such Net Cash Proceeds.

LIMITATION ON INCURRENCE OF INDEBTEDNESS

         Pursuant to the terms of the Indenture, American Spectrum will not, and will not permit any of its subsidiaries to, incur any indebtedness, including indebtedness that is acquired as the result of acquisitions, other than intercompany indebtedness that is subordinate in right of payment to the notes, if immediately after giving effect to the incurrence of such indebtedness, the aggregate principal amount of all outstanding indebtedness of American Spectrum and its subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 70% of American Spectrum's Total Assets, as defined below.

         As used in the Indenture and the description thereof herein:

         Appraised Real Estate Value means the appraised value of our properties or any property subsequently purchased by American Spectrum, as determined by Stanger or another independent real estate appraiser retained by American Spectrum.

         Subsidiary means:

- a corporation, partnership, limited liability company, trust, REIT or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries of American Spectrum;

- a partnership, limited liability company, trust, REIT or other entity not treated as a corporation for federal income tax purposes, a majority of the equity interests of which are owned, directly or indirectly, by American Spectrum or a subsidiary of American Spectrum; or

- one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined in the Indenture, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries.

         Total Assets means the sum of:

-        Appraised Real Estate Value; and

- all other assets (excluding intangibles) of American Spectrum and its Subsidiaries determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of American Spectrum only to the extent of American Spectrum's proportionate interest therein).

MERGER, CONSOLIDATION OR SALE

         American Spectrum will not merge or consolidate with or into, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets, as an entirety or substantially as an entirety in one transaction or a series of related transactions, to any individual, corporation, limited liability company, fund, joint venture, association, joint stock company, trust, REIT, unincorporated


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organization or government or any agency or political subdivision thereof (any such entity, a Person), or permit any Person to merge with or into American Spectrum, unless:

         - either American Spectrum shall be the continuing Person or the Person (if other than American Spectrum) formed by such consolidation or into which American Spectrum is merged or that acquired such property and assets of American Spectrum shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Indenture Trustee, all of the obligations of American Spectrum on the notes and under the Indenture;

         - immediately after giving effect, on a pro forma basis, to such transaction, no default or event of default, as described below, shall have occurred and be continuing; and

         - American Spectrum will have delivered to the Indenture Trustee an officers' certificate stating that such consolidation, merger or transfer and such supplemental indenture complies with such conditions.


EVENTS OF DEFAULT, NOTICE AND WAIVER

         The following events are Events of Default with respect to the notes of any series:

         - default for 30 days in the payment of any installment of interest on any note of such series;

         - default in the payment of the principal of any note when due and payable at maturity, redemption, by acceleration or otherwise;

         - default in the payment of any mandatory redemption of principal on or before the date 90 days after the receipt of the total Net Cash Proceeds from the applicable sale or other disposition or refinancing of a property giving rise to the obligation to make such redemption;

         - default in the performance of any other covenant or agreement of American Spectrum contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; and

         - certain events of bankruptcy, insolvency or reorganization set forth in the Indenture, or court appointment of a receiver, liquidator, assignee or trustee of American Spectrum or any Significant Subsidiary or any of their respective property. The term Significant Subsidiary means any Subsidiary which is a "significant subsidiary" of American Spectrum as defined by Regulation S-X promulgated under the Securities Act.

         If an Event of Default under the Indenture occurs and is continuing, then in every such case other than a bankruptcy-related Event of Default as described above, in which case the principal amount of the notes shall become immediately due and payable, the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding notes of any series may declare the principal amount of all of the notes of any series to be due and payable immediately by written notice thereof to American Spectrum, and to the Indenture Trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to any series of notes has been made, but before a judgment or decree for


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payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority of the principal amount of outstanding notes of any series may rescind and annul such declaration and its consequences if:

- American Spectrum shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the notes of any series, plus fees, expenses, disbursements and advances of the Indenture Trustee; and

- all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof) and interest on the notes have been cured or waived.

The Indenture provides that the holders of not less than a majority of the principal amount of the outstanding notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of or interest on any note, or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

         The Indenture Trustee will be required to give notice to noteholders within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the holders of any default, except a default in the payment of the principal of or interest on any note or in the payment of any mandatory redemption installment in respect of any note, if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee determine in good faith such withholding to be in the interest of such holders.

         The Indenture provides that no noteholders may institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any noteholders from instituting suit for the enforcement of payment of the principal of and interest on such notes at the respective due dates thereof.

         Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any outstanding notes under the Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee if the Indenture Trustee in good faith determines that the proceeding will involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of notes of such series not joining therein. Within 120 days after the close of each fiscal year, American Spectrum must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of American Spectrum, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.


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MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture will be permitted to be made by American Spectrum and the Indenture Trustee without the consent of any holder of notes for any of the following purposes:

-        to cure any ambiguity, defect or inconsistency in the Indenture;

- to evidence the succession of another Person to American Spectrum as obligor under the Indenture;

- to permit or facilitate the issuance of the notes in uncertificated form;

- to make any change that does not adversely affect the rights of any holder of notes;

- to provide for the issuance of and establish the form and terms and conditions of the notes of any series as permitted by the Indenture;

- to add to the covenants of American Spectrum or to add Events of Default for the benefit of holders or to surrender any right or power conferred upon American Spectrum in the Indenture;

- to evidence and provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee;

-        to provide for guarantors or collateral for the notes of any series; or

- to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         Modifications and amendments of the Indenture, other than those described above, will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of each noteholder affected thereby:

- change the stated maturity of the principal of, any installment of interest on, any note;

-        reduce the principal amount of or interest on any note;

- change the place of payment, or the coin or currency, for the payment of principal of or interest on any note;

- impair the right to institute suit for the enforcement of any payment on or with respect to any note;

- waive a default in the payment of principal of or interest on the notes, other than a recission of acceleration of the notes of any series and a waiver of the payment default that resulted from such acceleration, as provided in the Indenture; or

- reduce the percentages of outstanding notes of any series necessary to modify or amend the Indenture or to waive compliance with provisions of the indenture or defaults and consequences which are specified in the Indenture.


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         The Indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by American Spectrum with covenants in the Indenture.

SATISFACTION AND DISCHARGE

         American Spectrum may discharge obligations to noteholders under the notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such notes in respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be, and delivering to the Indenture Trustee an officers' certificate and a legal opinion stating that the conditions precedent to such discharge have been complied with.

NO CONVERSION RIGHTS

         The notes will not be convertible into or exchangeable for any capital stock of American Spectrum.

GOVERNING LAW

         The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.


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                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of the material federal income tax issues associated with the consolidation was prepared by Proskauer Rose LLP, and is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this consent solicitation, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. All statements including legal conclusions regarding material federal income tax issues are the opinion of Proskauer Rose LLP, unless stated otherwise. This discussion does not purport to deal with all of the federal income or other tax consequences applicable to you in light of your particular investment or other circumstances.

         American Spectrum has not requested a ruling from the Internal Revenue Service (or IRS) or any other tax authority on the federal, state or local tax considerations relevant to the operation of American Spectrum, the consolidation, or the ownership or disposition of American Spectrum shares or notes. Proskauer Rose LLP has rendered the opinions discussed herein and believes that if the IRS were to challenge the conclusions expressed in the opinions, the conclusions should prevail in court. Opinions of counsel are not binding on the IRS or on the courts, however, and we cannot predict whether the conclusions reached by Proskauer Rose LLP would be sustained in court.

         You should consult your own tax advisor in determining the federal, state, local, foreign and other tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares, or notes (if you are eligible for and choose the notes option). You should also consult your own tax advisor regarding the tax treatment of a REIT and potential changes in applicable tax laws.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option.

         If American Spectrum consolidates with your fund and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each fund is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum, as a stockholder of American Spectrum, you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the funds' tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to some of its properties than the method of depreciation these funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the funds' tax depreciation. Accordingly, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as



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portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you. For other differences attributable to American Spectrum's status as a REIT, see "--Taxation of American Spectrum" and "--Taxation of Stockholders--Taxable Domestic Stockholders" below.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund consolidates with American Spectrum, your fund will be merged into American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal the funds' basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. Each fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss is if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, under Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code because of the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made. Accordingly, American Spectrum and


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the funds will take the position that the funds will not recognize gain upon their transfer of assets to American Spectrum except with respect to Sierra Pacific Development Fund III and Nooney Real Property Investors - Two, L.P.

         We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails each fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by the contributing funds in the consolidation.

         Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain in addition to any gain resulting from an IRS challenge. The gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and your share of the gain will be allocated to limited partners of these funds. The estimated amount of the gain is set forth in the supplement for these funds.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of Your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution and you are a partner in Sierra Pacific Development Fund III or Nooney Real Property Investors-Two, L.P. your fund will recognize gain to the


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extent that the liabilities assumed by American Spectrum exceed the bases of the assets your fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by the transferor fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and closely held real property holding companies that are owned by a tax exempt organization under section 501(c)(25).

         Tax Issues Relating to Foreign Limited Partners. The rules governing U.S. federal income taxation of nonresident alien individuals and foreign entities are complex, and we will not try here to provide more than a brief summary of rules relating to the consolidation. If you are a foreign limited partner, you should consult your tax advisors to determine the impact of the consolidation under the tax laws applicable to you, including any reporting requirements.

         The Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) introduced special rules applicable to foreign investors in United States real property and partnerships owning United States real property. FIRPTA generally subjects foreign investors to United States taxation at regular United States rates on the gain from the sale by such foreign investors of United States real property interests. These include:

         -        United States real estate; and

         -        interests in partnerships holding United States real estate.
                  FIRPTA also imposes withholding on such sales.


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         Section 702(b) of the Code determines the character of an item included in a partner's distributive share of gain as if the item were realized directly by the partner from the source from which the item was realized by the partnership. Therefore, if a partnership sells a United States real property interest, FIRPTA should apply as if the foreign partner had sold the United States real property interest directly. Substantially all of the assets in the funds consist of United States real property interests. Accordingly, you should take into account your distributive share of any gain or loss recognized by your fund on its disposition of the United States real property interests in the consolidation. Consequently, you will be subject to tax upon your distributive share of any such gain.

         Section 1446 requires partnerships to withhold at a 39.6% rate with respect to noncorporate foreign partners and at a 35% rate with respect to corporate foreign partners on "effectively connected taxable income" allocable to foreign partners. A foreign partner's distributive share of the income from a disposition of a United States real property interest is subject to withholding under section 1446 because FIRPTA characterizes such gain as effectively connected taxable income. Any amounts withheld with respect to the distributive share of a foreign partner are treated as a credit against the United States tax liability of such partner for the taxable year to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid (or, if earlier, on the last day on which the partner owned an interest in the partnership).

         To satisfy the above withholding obligation with respect to the consolidation, your fund may retain and place in an escrow account, or similar arrangement, American Spectrum shares or notes to be received by any foreign limited partner, pending a sale of a portion of American Spectrum shares or notes sufficient to satisfy the withholding requirement or, alternatively, the receipt of an amount of cash from such foreign limited partner sufficient to satisfy the withholding requirement.

TAXATION OF NOTEHOLDERS

         Stated Interest. If you use the accrual method of tax accounting, and you receive notes from your cash method fund you must include the value of the note in income when received. If you are a cash method taxpayer and receive notes in the consolidation, under general principles of the Code, you must include stated interest in income as it is actually or constructively received.

         Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities (e.g., any interest in a trade or business held as a limited partner in which you do not materially participate) if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

         Receipt of Principal. Noteholders will recognize gain or loss when American Spectrum makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made is equal to the amount of the principal payment multiplied by a fraction, the denominator of which is the face amount of the note and the numerator of which is the remainder of the face amount of the note less the noteholder's basis in the note. If, however, the notes are redeemed in part prior to the Maturity Date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis




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in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

         Disposition of Notes. In general, if you are a noteholder, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note. Such gain is equal to the difference between:

         - the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest); and

         - your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

         If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5 million, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

TAXATION OF AMERICAN SPECTRUM

         General. Until American Spectrum elects to be taxed as a REIT American Spectrum will be taxed as an ordinary corporation and it will be subject to federal income tax on its taxable income at regular corporate rates. Any distribution by American Spectrum to its stockholders will be subject to tax as a dividend at stockholder's respective dividend rates. Beginning with the tax year ending on December 31, 2002, American Spectrum intends to elect to be taxed as a REIT for federal income tax purposes, as defined in sections 856 through 860 of the Code. American Spectrum believes that it is organized and will operate so as to qualify as a REIT. We cannot predict, however, whether American Spectrum will continue to succeed in qualifying as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, we urge you to review this summary with your tax advisor as well as the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.

         If American Spectrum qualifies as a REIT for federal income tax purposes, it generally will not be subject to federal corporate income tax on net income that is currently distributed to American Spectrum stockholders. This treatment substantially eliminates the "double taxation" that generally results from investments in a corporation. Double taxation is tax imposed at the corporate level when earned and once again at the stockholder level when distributed.

         Corporate Level Taxation. Regardless of whether American Spectrum qualifies as a REIT, American Spectrum will be subject to federal income tax in the following circumstances:

         - American Spectrum will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

         - American Spectrum may be subject to the alternative minimum tax on its items of tax preference.

         - If American Spectrum has net income from foreclosure property, it will be subject to tax on this income at the highest corporate rate. Foreclosure property is real property, and


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                  any attached personal property acquired as a result of default on a lease of, or on a loan secured by, this property.

         - If American Spectrum has net income derived from a prohibited transaction, this income will be subject to a 100% tax. A prohibited transaction is a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of business.

         - If American Spectrum should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or the 95% test.

         - If, during each calendar year, American Spectrum fails to distribute at least the sum of:

                  - 85% of its real estate investment trust ordinary income for such year;

                  - 95% of its real estate investment trust capital gain net income for such year, and

                  -        any undistributed taxable income from prior periods,

                  American Spectrum will be subject to a four percent excise tax on the excess of the required distribution over the amounts actually distributed.

         - In addition, a REIT is subject to an entity level tax on the sale of property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in-gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT for any taxable year and relief provisions do not apply, American Spectrum will be subject to federal income tax as an ordinary corporation on its taxable income at regular corporate rates. To the extent that American Spectrum would be subject to tax liability for any taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to its stockholders would be reduced. In addition, if American Spectrum fails to qualify as a REIT, distributions made to you, as a stockholder of American Spectrum, generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits. In addition, subject to limitations, certain investors would be eligible for the corporate dividends received deduction. We cannot guarantee that any such distributions would be made. American Spectrum would not be eligible to elect REIT status for the four taxable years after the taxable year it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and other requirements were satisfied.

         Requirements for Qualification. As discussed more fully below, the Code defines a REIT as a corporation, trust or association that:

         -        is managed by one or more trustees or directors;

         - uses transferable shares or transferable certificates to evidence beneficial ownership;


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         -        would be taxable as a domestic corporation, but for sections
                  856 through 860 of the Code;

         -        is neither a financial institution nor an insurance company;

         -        has at least 100 persons as beneficial owners;

         -        is not closely held as defined in section 856(h) of the Code;
                  and

         - satisfies other tests that are described below regarding the nature of its assets and income and the amount of its distributions.

         Following the consummation of the consolidation, American Spectrum will satisfy the share ownership requirement set forth above. In order to ensure continuing compliance with these ownership requirements, American Spectrum will place restrictions on the transfer of its stock. These restrictions will prevent further concentration of stock ownership. See "DESCRIPTION OF CAPITAL STOCK -- Ownership Limits and Restrictions on Transfer." Moreover, to evidence compliance with these requirements, American Spectrum must maintain records which disclose actual ownership of its outstanding common stock. In fulfilling its obligation to maintain these records, American Spectrum must demand written statements each year from the record holders of designated percentages of its common stock disclosing the actual owners of such common stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of American Spectrum's records. Although a failure to make such demand to ascertain the actual ownership of its shares will not cause a disqualification of REIT status, a monetary fine will result. A stockholder failing or refusing to comply with American Spectrum's written demand must submit with his or her tax return a similar statement and other information.

         In the case of a REIT that is a partner in a partnership, the Treasury Regulations deem that the REIT owns its proportionate share of the assets of the partnership and is entitled to the income of the partnership attributable to its proportionate share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT retain the same character as in the hands of the partnership for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, American Spectrum's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of American Spectrum for purposes of applying the asset and gross income tests described below.

         Income Tests. In order for American Spectrum to qualify as a REIT, there are currently two requirements relating to American Spectrum's gross income that must be satisfied annually.

         - First, at least 75% of American Spectrum's gross income for each taxable year must consist of temporary investment income or of other defined categories of income derived directly or indirectly from investments relating to real property or the mortgages on real property. Subject to various limitations, these categories include:

                  -        rents from real property;

                  -        interest on mortgages on real property;

                  - gain from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business;


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                  -        income from foreclosure property;

                  - dividends or other distributions on, and gain (other than from prohibited transactions) from the sale or disposition of, shares in other REITs; and

                  - amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property.

         - Second, at least 95% of American Spectrum's gross income for each taxable year must be derived either from income qualifying under the 75% test or from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         American Spectrum expects to satisfy the two current tests for the taxable year commencing January 1, 2002 and subsequent taxable years.

         Much of American Spectrum's income will be derived from rent from its properties. Rent from its properties qualifies as "rents from real property" in satisfying the two gross income tests only if the following conditions are met:

         - The rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

         - Rents received from a tenant will not qualify as "rents from real property" if American Spectrum, or a direct or indirect owner of 10% or more of American Spectrum, owns, directly or constructively, 10% or more of the tenant;

         - If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property"; and

         - For rents to qualify as "rents from real property," American Spectrum generally must not operate or manage the property or furnish or render services to the tenants of such property, except that American Spectrum may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services that are considered to be rendered to the occupant of the property. However, American Spectrum is permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants without causing the rental income to fail to qualify as rents from real property.

         American Spectrum has represented to Proskauer Rose LLP that it will not violate any of the four conditions specified above. Specifically, American Spectrum expects that a substantial majority of its income will be derived from leases of the type described in "American Spectrum's Business and the Properties -- The Properties-Description of Leases". American Spectrum does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.


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         If American Spectrum fails to satisfy one or both of the 75% or 95%
tests for any taxable year, it may still qualify as a REIT if:

         - American Spectrum's failure is due to reasonable cause and not willful neglect;

         - It reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and

         - The reporting of any incorrect information is not due to fraud with intent to evade tax.

Even if these three requirements are met and American Spectrum is not disqualified as a REIT, however, a penalty tax would be imposed by reference to the amount by which American Spectrum failed the 75% or 95% test (whichever amount is greater).

         Asset Tests. For tax years commencing January 1, 2002, at the end of each quarter of American Spectrum's taxable year, at least 75% of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables), and government securities. The balance of American Spectrum's assets generally may be invested without restriction. However, securities holdings with respect to any one issuer and not within the 75% class of assets generally must not, except with respect to a taxable REIT subsidiary, exceed 5% of the value of American Spectrum's assets or 10% of an issuer's value or outstanding voting securities. In addition, not more than 20% of the value of American Spectrum's total assets may consist of the total value of all of its taxable REIT subsidiaries. The term "real estate assets" includes:

         -        Real property;

         -        Interests in real property;

         -        Leaseholds of land or improvements thereon; and

         - Mortgages on any such property or leasehold and any property attributable to the temporary investment of new capital (but only if this investment is in stock or a debt instrument and only for the one-year period beginning on the date that American Spectrum receives the capital).

         After initially meeting the asset tests at the close of any quarter, American Spectrum will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

         American Spectrum believes that it will satisfy the requirements for the three asset tests described above. American Spectrum intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. In particular, at the end of each calendar quarter, American Spectrum will limit and diversify its ownership of securities as necessary to satisfy the REIT asset tests described above.


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         Ownership Tests. The Code provides the following ownership requirements for qualification as a REIT:

         - During the last half of each taxable year, not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly (applying attribution rules), by five or fewer individuals (or entities defined in the Code); and

         - There must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year).

         These requirements do not apply to the first taxable year for which American Spectrum would make a REIT election. In keeping with these requirements, American Spectrum's articles of incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning more than 5% of the issued and outstanding American Spectrum capital stock. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares as of the effective date of the consolidation.

         Under the articles of incorporation, the Board of Directors may require that each holder of American Spectrum shares disclose to American Spectrum's Board of Directors in writing such information with respect to actual, constructive or beneficial ownership of American Spectrum shares. Treasury Regulations govern the method by which American Spectrum is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause American Spectrum to fail to qualify as a REIT. We believe that American Spectrum will meet these stock ownership requirements for each taxable year and will be able to demonstrate its compliance with these requirements.

         Distribution Requirements. American Spectrum must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least:

         -        90% of the sum of:

                  - its "real estate investment trust taxable income" (computed before deduction of dividends and excluding any net capital gains) and;

                  - the excess of net income from foreclosure property over the tax on such income, minus

         -        excess noncash income.

"Real estate investment trust taxable income" generally is the taxable income of a REIT computed as if it were an ordinary corporation, with adjustments specified in the Code. American Spectrum must make distributions in the taxable year to which they relate, or, if declared before the timely filing of American Spectrum's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

         American Spectrum intends to make distributions to stockholders that will meet the 90% distribution requirement. Under some circumstances, however, American Spectrum may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants or lessees, American


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Spectrum might be required under federal income tax principles to continue to accrue rent for some period of time even though American Spectrum would not currently be receiving the corresponding amounts of cash. Similarly, American Spectrum might not be entitled, under federal income tax principles, to deduct some types of expenses at the time those expenses are incurred. In either case, American Spectrum's cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to American Spectrum is insufficient to make the necessary distributions, American Spectrum might raise cash by borrowing funds, issuing new securities or selling assets. If American Spectrum ultimately were unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation.

         If American Spectrum fails to satisfy the 90% distribution requirement as a result of an adjustment to its tax returns by the IRS, under requirements set forth in the Code, it may be able to rectify its failure by paying a "deficiency dividend" (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend would be included in American Spectrum's deductions for dividends paid for the taxable year affected by such adjustment. The deduction for a deficiency dividend will be denied, however, if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to file an income tax return on time.

         Opinion of Proskauer Rose LLP. Based upon representations made by officers of American Spectrum with respect to relevant factual matters upon the existing Code provisions, the applicable regulations issued under the Code (Treasury Regulations), and reported administrative and judicial interpretations of the Code and Treasury Regulations, upon Proskauer Rose LLP's independent review of relevant documents, and upon the assumption that American Spectrum will operate in the manner described in this consent solicitation, Proskauer Rose LLP has opined the following:

         - American Spectrum is organized in conformity with the requirements for qualification as a REIT; and

         - American Spectrum's proposed method of operation will enable it to meet the requirements for qualification as a REIT.

You should bear in mind, however, that American Spectrum's ability to qualify and remain qualified as a REIT depends upon actual operating results and future actions by and events involving American Spectrum and others. Proskauer Rose LLP's opinion does not ensure that the actual results of American Spectrum's operations and future actions and events (including changes in tax laws) will enable American Spectrum to satisfy in any given year the requirements for qualification and taxation as a REIT.

         Upon receipt of a written request from you or from your representative designated in writing, we will provide you with a free copy of Proskauer Rose LLP's opinion.

TAXATION OF STOCKHOLDERS

         Taxable Domestic Stockholders. For any taxable year in which American Spectrum qualifies as a REIT for federal income tax purposes, if you (as a stockholder) are a United States person, you generally will be taxed in the following manner. A United States person generally, is any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation:

         - Distributions American Spectrum makes to you generally will be taxed as ordinary income;


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         -        Amounts that you receive that American Spectrum properly
                  designates as capital gain dividends generally will be taxed as long-term capital gain, without regard to the period for which you have held American Spectrum shares, to the extent that they do not exceed American Spectrum's actual net capital gain for the taxable year;

         - If you are a corporate stockholder, you may have to treat up to 20% of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations;

         - American Spectrum may elect to retain and pay income tax on its net long-term capital gain. If American Spectrum so elects, you will take into income your share of the retained capital gain as long-term capital gain and will receive a credit or refund for your share of the tax paid by American Spectrum. In addition, you will increase the basis of your American Spectrum shares by an amount equal to the excess of the retained capital gain included in your income over the tax deemed paid by you;

         - Distributions in excess of American Spectrum's current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares. Assuming the shares are a capital asset in your hands, to the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, such distributions will be included in your income as capital gain. The capital gain will be long term capital gain or short-term capital gain if you have held the American Spectrum shares for one year or less;

         -        Any distribution that is:

                  - declared by American Spectrum in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months; and

                  - actually paid by American Spectrum in January of the following year, shall be deemed to have been received by each stockholder on December 31 of the calendar year in which the dividend is declared and, as a result, will be includable in your gross income for that taxable year;

         - You may not deduct on your income tax returns any net operating or net capital losses of American Spectrum;

         - Upon the sale or other disposition of your American Spectrum shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of your American Spectrum shares involved in the transaction. The gain or loss will be long term capital gain or loss if, at the time of sale or other disposition, you have held the American Spectrum shares involved for more than one year;

         - If you receive a capital gain dividend with respect to American Spectrum shares that you have held for six months or less at the time of sale or other disposition, any loss by you


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                  recognize will be long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain; and

         - Generally, the redemption of American Spectrum shares by American Spectrum will result in recognition of ordinary income by you unless you "completely terminate" or substantially reduce your interest in American Spectrum, as described in the Code.

         The tax treatment discussed above is a summary of the general rules and may not deal with all of the tax consequences applicable to you in light of your particular investment or other circumstances. Therefore, you should consult your own tax advisors for an explanation of the tax consequences to you of the receipt, ownership, and disposition of American Spectrum shares.

         Tax-Exempt Stockholders. If you are an American Spectrum stockholder and a tax-exempt entity, you generally will be taxed in the following manner:

         - Dividends paid by American Spectrum to you generally will not constitute Unrelated Business Taxable Income (UBTI) as defined in section 512(a) of the Code, provided that you have not financed the acquisition of American Spectrum shares with "acquisition indebtedness" within the meaning of section 524(c) of the Code and your American Spectrum shares are not otherwise used in an unrelated trade or business; and

         - If you are a qualified trust (i.e., any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% (by value) of the shares of American Spectrum, and if:

                  - treating qualified trusts holding American Spectrum shares as individuals would result in a determination that American Spectrum is "closely held" within the meaning of section 856(h)(1) of the Code; and

                  - American Spectrum is "predominantly held" by qualified trusts, you may be required to treat a percentage of American Spectrum's distributions as UBTI. The restrictions on ownership of American Spectrum shares in the articles of incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing American Spectrum shares, absent a waiver of the restrictions by American Spectrum's Board of Directors, as discussed in "Description of Capital Stock ownership limits and Restrictions on Transfer."

         The tax treatment of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion. If you are one of these entities, you should consult your own tax advisors regarding such questions.

         Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex, and we will not try here to provide more than a summary of such rules, so if you are a prospective Non-U.S. Stockholder, you should consult with your tax advisors to determine the impact of federal, state and local laws with regard to an investment in American Spectrum shares, including any reporting requirements.


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         Assuming that the income from investment in American Spectrum shares will not be effectively connected with your conduct of a United States trade or business, if you are a Non-U.S. Stockholder, you generally will be taxed in the following manner:

         - Distributions that are not attributable to gain from sales or exchanges by American Spectrum of United States real property interests and not designated by American Spectrum as capital gain dividends will be treated as dividends of ordinary income to the extent American Spectrum makes such distributions out of current and accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax;

         - Distributions in excess of American Spectrum's current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your American Spectrum shares, but rather will reduce the adjusted basis of your American Spectrum shares;

         - To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum shares, the distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your American Spectrum shares;

         - If it cannot be determined at the time American Spectrum pays a distribution whether the distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. You may seek a refund of the withheld amount from the IRS, however, if it is subsequently determined that the distribution was, in fact, in excess of American Spectrum's current and accumulated earnings and profits;

         - American Spectrum is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. To the extent American Spectrum determines that the distributions are to exceed current or accumulated earnings and profits, a 10% withholding tax will apply to each such distributions, which may be refunded to the extent it exceeds your actual U.S. tax liability, provided you furnish required information to the IRS;

         - Distributions that are attributable to gain from sales or exchanges by American Spectrum of United States real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (or, FIRPTA), as amended. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to you as if such gain were effectively connected with a United States business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. Treasury Regulations require American Spectrum to withhold 35% of any distribution that it could designate as a capital gain dividend. You may credit this amount against your FIRPTA tax liability; and


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         -        Gain that you recognize upon a sale of American Spectrum
                  shares generally will not be taxed under FIRPTA if American Spectrum is a "domestically controlled REIT." American Spectrum currently believes that it will be a "domestically controlled REIT."

         Gain not subject to FIRPTA nonetheless will be taxable to you if:

         - Investment in the American Spectrum shares is treated as "effectively connected" with your U.S. trade or business; or

         - You are a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met. If you are a foreign corporate stockholder, "effectively connected" gain you realize may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of your American Spectrum shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of your American Spectrum shares would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

         American Spectrum or its stockholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the common stock of American Spectrum.

                                     EXPERTS

         The combined audited financial statements and schedules of CGS and the majority-owned affiliates and the audited financial statements and schedules of Nooney Rider Trail, LLC and Meadow Wood Village Apartments Ltd., LP and the related financial statement schedules included in this consent solicitation to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Nooney Income Fund Ltd., Nooney Income Fund Ltd. II, L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V and Sierra Mira Mesa Partners as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and for each of the three years in the period ended November 30, 1999, and the related financial statement schedules included in the consent solicitation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in the registration statement (such report for Sierra Pacific Development Fund III expresses an unqualified opinion and includes an explanatory paragraph relating to partnership's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


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         The consolidated balance sheets of Nooney-Hazelwood Associates, L.P.
and Investor as of December 31, 1997, 1998 and 1999 and the related statements of operations, partners capital and cash flows for each of the three years then ended and the related financial statements schedules, included in this consent solicitation, have been audited by Wolfe, Nilges, Nahorski, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

                                  LEGAL MATTERS

         Certain legal matters, including tax matters, will be passed upon for American Spectrum by Proskauer Rose LLP. Proskauer Rose LLP will rely on Ballard Spahr Andrews & Ingersoll P.C. as to certain matters of Maryland law.

                       WHERE YOU CAN FIND MORE INFORMATION

         American Spectrum and each fund are subject to the reporting requirements of the Exchange Act, and are required to file reports and other information with the Securities Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, American Spectrum has filed a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered pursuant to this consent solicitation. This consent solicitation, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the consolidation, you should refer to American Spectrum's Registration Statement and such exhibits and schedules which are available at the SEC's web site at http://www.sec.gov. Also, you may examine copies of such documents without charge at, or obtain copies of such documents upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The supplement to this consent solicitation has been prepared for your fund and will be delivered to you and the other limited partners of your fund. Upon receipt of a written request by you or your representative so designated in writing, we will send a copy of any supplement without charge. All requests should be directed to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010. (800) 322-2885.

         Statements contained in this consent solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         In addition to applicable legal or __________ requirements, if any, American Spectrum will send to holders of American Spectrum shares annual reports containing audited financial statements with a report thereon by American Spectrum's independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

         The Annual Report for Nooney Real Property Investors-Two, L.P. (File Number 0-10287) on Form 10-K for the year ended November 30, 1999 and the Quarterly Report on Form 10-Q for the quarter ended August 31, 2000 are incorporated by reference.

         The Annual Reports on Form 10-K for the year ended December 31, 2000 and the Quarterly Reports on Form 10-Q for the quarter ending September 30, 2000 for each of the following funds are incorporated by reference:

         Nooney Income Fund Ltd. II, L.P. (File Number 0-14360)
         Nooney Income Fund Ltd., L.P. (File Number 0-13241)
         Sierra Pacific Development Fund (File Number 0-11068)
         Sierra Pacific Development Fund II (File Number 0-12036)
         Sierra Pacific Development Fund III (File Number 0-14276) Sierra Pacific Institutional Properties V (File Number 0-15702) Sierra Pacific Pension Investors '84 (File Number 0-14268)

                          INDEX TO FINANCIAL STATEMENTS

Pro forma Unaudited Financial Information
     Maximum Scenario
         American Spectrum Pro Forma Unaudited Combined Balance
         Sheet - September 30, 2000..............................................................................    F-10
         The Other Funds Pro Forma Combining Balance Sheet - September 30,
         2000....................................................................................................    F-11
         CGS's Other Affiliates Pro Forma Combining Balance Sheet -
         September 30, 2000......................................................................................    F-12
         American Spectrum Pro Forma Unaudited Combined
         Statement of Operations - for the nine months ended September  30,
         2000....................................................................................................    F-13
         The Other Funds Pro Forma Combining Statement of Operations -
         for the nine months ended September 30, 2000............................................................    F-14
         CGS's Other Affiliates Pro Forma Combining Statement of Operations -
         for the nine months ended December 30, 2000.............................................................    F-15
         American Spectrum Pro Forma Unaudited Combined
         Statement of Operations - for the year ended December 31, 1999..........................................    F-16
         The Funds Pro Forma Combining Statement of Operations - for the
         year ended December 31, 1999............................................................................    F-17
         CGS's Other Affiliates Pro Forma Combining Statement Of Operations -
         for the year ended December 31, 1999....................................................................    F-18
         American Spectrum Pro Forma Unaudited Combined Statement
         of Cash Flows - for the nine months ended September 30, 2000............................................    F-19
         The Other Funds Pro Forma Combining Statement of
         Cash Flows - for the nine months ended September 30, 2000...............................................    F-20
         CGS's Other Affiliates Pro Forma Combining Statement of Cash Flows -
         for the nine months ended September 30, 2000............................................................    F-21
         American Spectrum Pro Forma Unaudited Combined
         Statement of Cash Flows -
         for the year ended December 31, 1999....................................................................    F-22
         The Other Funds Pro Forma Combining Statement of Cash Flows -
         for the year ended December 31, 1999...................................................................     F-23
         CGS's Other Affiliates Pro Forma Combining Statement of Cash
         Flows - for the year ended December 31, 1999............................................................    F-24
     Minimum Scenario

         American Spectrum Pro Forma Unaudited Combined Balance Sheet - September 30, 2000.......................    F-25
         American Spectrum Pro Forma Unaudited Statement of Operations - September 30, 2000......................    F-26
         American Spectrum Pro Forma Unaudited Statement of Operations - December 31, 2000.......................    F-27
         American Spectrum Pro Forma Unaudited Statement of Cash Flows - September 30, 2000......................    F-28
         American Spectrum Pro Forma Unaudited Combined Statement of Cash Flows -
         for the year ended December 31, 1999....................................................................    F-29
         Notes to the American Spectrum Pro Forma Unaudited Consolidated Financial Information...................    F-30

     Management Company Pro Forma Unaudited Consolidated Statement of Operations -
         for the nine months ended September 30, 2000............................................................    F-40

         American Spectrum Realty, Inc. (a Maryland Corporation) Financial Statements as of
         September 30, 2000......................................................................................    F-41

CGS and the majority-owned affiliates:
     Report of Independent Public Accountants....................................................................    F-49
     Combined Balance Sheets - December 31, 1998 and 1999 and September 30, 2000 (Unaudited).....................    F-50
     Combined Statements of Operations - for the years ended December 31, 1997, 1998 and 1999
     and for the six months ended September 30, 1999 and 2000 (Unaudited)........................................    F-51
     Combined Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and
     1999 and for the nine months ended September 30, 2000 (Unaudited)...........................................    F-52
     Combined Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999
     and for the nine months ended September 30, 1999 and 2000 (Unaudited).......................................    F-53
     Supplemental Disclosure of Noncash Investing and Financing Activities for the years ended
     December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000..................................    F-54
     Notes to Combined Financial Statements......................................................................    F-55

Meadow Wood Village Apartments, Ltd., LP:
     Selected Historical Financial Data..........................................................................    F-69
     Report of Independent Public Accountant.....................................................................    F-71
     Balance Sheets - December 31, 1998 and 1999 and September 30, 2000 (Unaudited)..............................    F-72
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999
     and for the nine months ended September 30, 1999 and 2000 (Unaudited).......................................    F-73
     Statements of Partners' Capital (Deficit) for the years ended December 31, 1997, 1998 and
     for the nine months ended September 30, 2000 (Unaudited)....................................................    F-74
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and
     for the nine months ended September  30, 1999 and 2000 (Unaudited)..........................................    F-75
     Notes to Financial Statements...............................................................................    F-76

Nooney Rider Trail, LLC

     Selected  Historical Financial Data.........................................................................    F-82
     Report of Independent Public Accounts.......................................................................    F-84
     Balance Sheets - December 31, 1998 and 1999 and September 30, 2000 (Unaudited)..............................    F-85
     Statements of Operations for the years ended December 31, 1997, 1998 and 1999
     and for the nine months ended September 30, 1999 and 2000 (Unaudited).......................................    F-86
     Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999 and
     for the nine months ended September 30, 2000 (Unaudited)....................................................    F-87
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and
     for the nine months ended September 30, 1999 and 2000 (Unaudited) ..........................................    F-88
     Notes to Financial Statements...............................................................................    F-89

Nooney Hazelwood Associates, L.P. And Investee

     Selected Historical Financial Data..........................................................................    F-95
     Independent Auditors' Report................................................................................    F-98

     Consolidated Balance Sheets - December 31, 1998, 1999 and September 30, 2000................................    F-99
     Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and
     1999 and for the nine months ended September 30, 1999 and 2000..............................................    F-100
     Consolidated Statements of Partners' Capital (Deficit) for the years ended
     December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000...........................    F-102
     Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and
     1999 and for the nine months ended September  30, 2000......................................................    F-101
     Notes to the Consolidated Financial Statements..............................................................    F-103

Sierra Pacific Development Fund I

     Selected Historical Financial Data..........................................................................    F-111
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-114
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-116
     Independent Auditor's Report................................................................................    F-118
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-119
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-120
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997,
     1998 and 1999...............................................................................................    F-121
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-122
     Notes to Financial Statements and Schedules.................................................................    F-123
     Balance Sheets -  December 31, 1999 and September 30, 2000 (Unaudited)......................................    F-129
     Statements of Operations for the three and nine months ended September 30, 1999
     and 2000 (Unaudited)........................................................................................    F-130
     Statements of Equity (Deficit) for nine months ended September 30, 2000 (Unaudited).........................    F-131
     Statements of Cash Flows for the nine months ended September 30, 1999 and 2000 (Unaudited)..................    F-132
     Notes to Financial Statements...............................................................................    F-133

Sierra Pacific Development Fund II

     Selected Historical Financial Data..........................................................................    F-137
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-140
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-143
     Independent Auditor's Report................................................................................    F-145
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-146
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-147
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997,
     1998 and 1999...............................................................................................    F-148
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-149
     Notes to Financial Statements and Schedules.................................................................    F-150
     Audited Financial Statements of Sierra Mira Mesa Partners...................................................    F-163
     -   Independent Auditors' Report............................................................................    F-163
     -   Balance Sheets for the years ended December 31, 1999 and 1998...........................................    F-164
     -   Statement of Operations for the years ended December 31, 1999, 1998 and 1997............................    F-165
     -   Statement of Changes in General Partners' Equity for the years ended December 31, 1999,
         1998 and 1997...........................................................................................    F-166

     -   Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...........................    F-167
     -   Notes to Financial Statements...........................................................................    F-169
     Balance Sheets - December 31, 1999 and September 30, 2000 (Unaudited).......................................    F-177
     Statements of Operations for the three and nine months ended September 30, 1999 and
     2000 (Unaudited) ...........................................................................................    F-178
     Statements of Equity (Deficit) for the year ended December 31, 1999 and nine months ended
     September 30, 2000 (Unaudited)..............................................................................    F-179
     Statements of Cash Flows for the nine months ended September 30, 1999 and 2000 (Unaudited)..................    F-180
     Notes to Financial Statements...............................................................................    F-181
Sierra Pacific Development Fund III

     Selected Historical Financial Data..........................................................................    F-186
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-190
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-193
     Independent Auditor's Report................................................................................    F-195
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-196
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-197
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997,
     1998 and 1999...............................................................................................    F-198
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-199
     Notes to Financial Statements and Schedules.................................................................    F-201
     Audited Financial Statements of Sorrento I Partners.........................................................    F-206
     -   Independent Auditors' Report............................................................................    F-206
     -   Balance Sheets for the years ending December 31, 1999 and 1998..........................................    F-207
     -   Statements of Operations - December 31, 1997, 1998 and 1999.............................................    F-208
     -   Statements of Changes in General Partners' Equity (Deficit) for the years ended December 31,
         1999, 1998 and 1997.....................................................................................    F-209
     -   Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...........................    F-210
     -   Notes to Financial Statements...........................................................................    F-211
     Balance Sheets - December 31, 1999 and September  30, 2000 (Unaudited)......................................    F-216
     Statements of Operations for the three and nine months ended September 30, 1999
     and 2000 (Unaudited)........................................................................................    F-217
     Statements of Equity (Deficit) for nine months ended September 30, 2000 (Unaudited).........................    F-218
     Statements of Cash Flows for the six months ended September 30, 1999 and 2000 (Unaudited)...................    F-219
     Notes to Financial Statements...............................................................................    F-220

Sierra Pacific Institutional Properties V

     Selected Historical Financial Data..........................................................................    F-224
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-227
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-230
     Independent Auditor's Report................................................................................    F-231
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-232
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-233
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998
     and 1999....................................................................................................    F-234

     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-235
     Notes to Financial Statements and Schedules.................................................................    F-236
     Balance Sheets - December 31, 1999 and September 30, 2000 (Unaudited).......................................    F-243
     Statements of Operations for the three and six months ended September 30, 2000 (Unaudited)..................    F-244
     Statements of Equity (Deficit) for nine months ended September  30, 2000 (Unaudited)........................    F-245
     Statements of Cash Flows for the nine months ended September 30, 1999 and 2000 (Unaudited)..................    F-246
     Notes to Financial Statements...............................................................................    F-247

Sierra Pacific Pension Investors '84
     Selected Historical Financial Data..........................................................................    F-251
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-254
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-257
     Independent Auditor's Report................................................................................    F-259
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-260
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-261
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997,
     1998 and 1999...............................................................................................    F-262
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-263
     Notes to Financial Statements and Schedules.................................................................    F-264
     Audited Financial Statements of Sierra Mira Mesa Partners and Subsidiary
     - Independent Auditors' Report..............................................................................    F-276
     - Balance Sheets - December 31, 1998 and 1999...............................................................    F-277
     - Statements of Operations - December 31, 1997, 1998 and 1999...............................................    F-278
     - Statements of Changes in General Partners' Equity - December 31, 1997, 1998 and 1999......................    F-279
     - Statements of Cash Flows- December 31, 1997, 1998 and 1999................................................    F-280
     - Notes to Financial Statements.............................................................................    F-281
     Balance Sheets - December 31, 1999 and September 30, 2000 (Unaudited).......................................    F-289
     Statements of Operations for the three and nine months ended September 30, 1999
     and 2000 (Unaudited)........................................................................................    F-290
     Statements of Equity (Deficit) for nine months ended September 30, 2000 (Unaudited).........................    F-291
     Statements of Cash Flows for the nine months ended September 30, 2000 (Unaudited)...........................    F-292
     Notes to Financial Statements...............................................................................    F-293

Nooney Income Fund Ltd., L.P.
     Selected Historical Financial Data..........................................................................    F-298
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-301
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-306
     Independent Auditor's Report................................................................................    F-311
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-312
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-313
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997,
     1998 and 1999...............................................................................................    F-314
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-315
     Notes to Financial Statements and Schedules.................................................................    F-316

     Balance Sheets - December 31, 1999 and September 30, 2000 (Unaudited).......................................    F-323
     Statements of Operations and Partners' Equity for the three and nine months ended
     September 30, 1999 and 2000 (Unaudited).....................................................................    F-324
     Statements of Cash Flows for the nine months ended September 30, 1999 and 2000 (Unaudited)..................    F-325
     Notes to Financial Statements...............................................................................    F-326

Nooney Income Fund Ltd. II, L.P.
     Selected Historical Financial Data..........................................................................    F-332
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   December 31, 1999, 1998 and 1997........................................................................    F-335
     -   Nine months ended September 30, 2000 and 1999...........................................................    F-342
     Independent Auditor's Report................................................................................    F-348
     Balance Sheets - December 31, 1998 and 1999.................................................................    F-349
     Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.............................    F-350
     Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998
     and 1999....................................................................................................    F-351
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...............................    F-352
     Notes to Financial Statements and Schedules.................................................................    F-353
     Balance Sheets - December 31, 1999 and September 30, 2000 (Unaudited).......................................    F-360
     Statements of Operations and Partners' Equity for the three and nine months ended
     September 30, 1999 and 2000 (Unaudited).....................................................................    F-361
     Statements of Cash Flows for the nine months ended September 30, 1999 and 2000
     (Unaudited).................................................................................................    F-362
     Notes to Financial Statements...............................................................................    F-363

Nooney Real Property Investors - Two L.P.
     Selected Historical Financial Data..........................................................................    F-369
     Management's Discussion and Analysis of Financial Condition and Results of Operations
     -   November 30, 1999, 1998 and 1997........................................................................    F-372
     -   Eight months ended August 31, 2000 and 1999.............................................................    F-378
     Independent Auditor's Report................................................................................    F-384
     Balance Sheets - November 30, 1998 and 1999.................................................................    F-385
     Statements of Operations - for the years ended November 30, 1997, 1998 and 1999.............................    F-386
     Statements of Deficiency in Assets years ended November 30, 1997, 1998 and 1999.............................    F-387
     Statements of Cash Flows for the years ended November 30, 1997, 1998 and 1999...............................    F-388
     Notes to Financial Statements and Schedules.................................................................    F-389
     Balance Sheets - November 30, 1999 and August 31, 2000 (Unaudited)..........................................    F-397
     Statements of Operations and Partners' Deficit for the three and eight months ended
     August 31, 1999 and 2000 (Unaudited)........................................................................    F-398
     Statements of Cash Flows for the eight months ended August 31, 1999 and 2000
     (Unaudited).................................................................................................    F-399
     Notes to Financial Statements...............................................................................    F-400

            PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF
                         AMERICAN SPECTRUM REALTY, INC.
                             ("AMERICAN SPECTRUM")


We have provided on the following pages the unaudited pro forma consolidated financial statements of American Spectrum Realty, Inc., which have been derived by the application of pro forma adjustments to the historical financial statements included in this Consent Solicitation of the entities participating in the Consolidation. The unaudited pro forma statements of operations and cash flows give effect to the Consolidation as if the respective transactions occurred on January 1, 1999. The unaudited pro forma balance sheet gives effect to the Consolidation as if American Spectrum had completed each transaction on September 30, 2000. Pro forma financial data has been provided under two separate assumptions: (1) all Funds are acquired in the Consolidation ("Maximum Participation") and (2) only Sierra Pacific Pension Investors '84 participates in the Consolidation ("Minimum Participation"). The Minimum Participation scenario includes only Sierra Pacific Pension Investors `84, as this fund (a) is required to participate in the Consolidation and (b) achieves the minimum threshold of appraised value of real property ($23 million) in order to complete the Consolidation. CGS's Other Affiliates will have previously agreed to the Consolidation.

You should not consider the pro forma consolidated financial statements indicative of actual results that would have been achieved had the Consolidation been consummated on the date or for the periods indicated. These financial statements also do not purport to indicate balance sheet data, results of operations or cash flows as of or for any future period. You should read this data in conjunction with the historical financial statements and notes to such statements for the entities participating in this Consolidation, included elsewhere in this Consent Solicitation. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying Supplements contained elsewhere in this Consent Solicitation.

We applied pro forma adjustments to the respective historical financial statements to reflect the accounting for the Consolidation as a purchase, with Sierra Pacific Pension Investors 84 as the accounting acquirer. Accordingly, the assets and liabilities of the acquired entities have been reflected at their estimated fair values and these adjustments have been reflected in the "Acquisitions" column. The assets and liabilities of Sierra Pacific Pension Investors 84 have been reflected at their historical cost bases in the accompanying pro forma financial statements. We also applied pro forma adjustments to (a) carve-out the assets and liabilities of the third party operations of the CGS property management subsidiaries included in the historical financial statements that will not be acquired in the Consolidation ("Property Management Business" column) and (b) carve-out investments, affiliate payables, properties that will not be acquired in the Consolidation, and eliminate transactions and balances among the entities participating in the Consolidation (included in the "Adjustments & Eliminations" column).

INDEX TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN SPECTRUM

MAXIMUM SCENARIO:

1. AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - SEPTEMBER 30, 2000

2.   THE OTHER FUNDS UNAUDITED COMBINING BALANCE SHEET - SEPTEMBER 30, 2000

3.   CGS'S OTHER AFFILIATES UNAUDITED COMBINING BALANCE SHEET - SEPTEMBER 30,
     2000

4.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

5. THE OTHER FUNDS UNAUDITED COMBINING STATEMENT OF OPERATIONS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

6. CGS'S OTHER AFFILIATES UNAUDITED COMBINING STATEMENT OF OPERATIONS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

7.   AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE YEAR ENDED DECEMBER 31, 1999

8. THE OTHER FUNDS UNAUDITED COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999

9. CGS'S OTHER AFFILIATES UNAUDITED COMBINING STATEMENT OF OPERATIONS - FOR THE YEAR ENDED DECEMBER 31, 1999

10.  AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

11. THE OTHER FUNDS UNAUDITED COMBINING STATEMENT OF CASH FLOWS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

12. CGS'S OTHER AFFILIATES UNAUDITED COMBINING STATEMENT OF CASH FLOWS - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

13.  AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE YEAR ENDED DECEMBER 31, 1999

14. THE OTHER FUNDS UNAUDITED COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999

15. CGS'S OTHER AFFILIATES UNAUDITED COMBINING STATEMENT OF CASH FLOWS - FOR THE YEAR ENDED DECEMBER 31, 1999

MINIMUM SCENARIO:

16. AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - SEPTEMBER 30, 2000

17.  AMERICAN SPECTRUM UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

18.  AMERICAN SPECTRUM PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
     - FOR THE YEAR ENDED DECEMBER 31, 1999

19.  AMERICAN SPECTRUM PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

20.  AMERICAN SPECTRUM PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
     - FOR THE YEAR ENDED DECEMBER 31, 1999

21. NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN SPECTRUM.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 AS OF SEPTEMBER 30, 2000

                                             CGS                                      Pro Forma Adjustments
                                Sierra     and the                          -----------------------------------------
                                Pacific   Majority-              CGS's      Adjustments      Property
                                Pension     Owned      Other     Other           &          Management
                               Investors  Affiliates   Funds   Affiliates   Eliminations     Business    Acquisitions     Pro Forma
                                `84 (1)      (2)        (3)       (4)           (5)            (6)           (7)        Consolidated
                               ---------  ----------   -----   ----------   ------------    ----------   ------------   ------------
ASSETS:
  Real estate held for
    investment, net            $  1,147   $  86,780   $52,637  $ 15,898     $   (981)(5a)  $    --       $ 92,034 (7a)   $ 247,515
  Cash                               38         898     3,968       441          (16)(5a)     (401)(6a)    (2,000)(7b)      15,428
                                                                              12,500 (13)

  Accounts receivable, net          206       1,539     3,070       158          (94)(5a)     (145)(6a)       236(7c)        4,970
  Accounts and notes
    receivable from
    affiliates, net               1,459         532     7,371       627       (9,960)(5b)       --             --               29
  Investment in uncombined
    partnerships and joint
    ventures                      7,153       3,288     3,420        --      (13,861)(5c)       --             --               --
  Goodwill and other              1,087       5,301     7,474     2,045           (7)(5a)   (2,577)(6a)     4,000(7d)        4,858
                                                                                 500 (13)                  (2,800)(7b)
                                                                                                          (10,165)(7e)          --
                               --------   ---------   -------  --------     --------       -------       --------        ---------
    Total assets               $ 11,090   $  98,338   $77,940  $ 19,169     $(11,919)      $(3,123)      $ 81,305        $ 272,800
                               ========   =========   =======  ========     ========       =======       ========        =========

LIABILITIES AND EQUITY
(DEFICIT):

LIABILITIES:
  Accounts payable, accrued
    expenses & other           $    150   $   7,509   $ 2,649  $  1,616     $    (92)(5a)  $  (561)(6a)  $  5,092 (7f)   $  16,363
  Mortgage notes payable,
    net                           1,354     109,860    33,396    27,448       (1,135)(5a)     (986)(6a)    (2,508)(7g)     180,429
                                                                              13,000 (13)
  Notes payable to affiliates        --      13,626        --       406       (9,960)(5b)      (32)(6a)        --            4,040
  Other                              --          48       874        77           --            --             --              999
                               --------   ---------   -------  --------     --------       -------       --------        ---------
    Total liabilities             1,504     131,043    36,919    29,547        1,813       $(1,579)      $  2,584        $ 201,831

MANDATORILY-REDEEMABLE COMMON
  STOCK OF SUBSIDIARY                --       1,045        --        --           --        (1,045)(6a)        --               --
MINORITY INTEREST                    --          --     4,112        --           --                        (4,112)(7h)     23,607
                                                                                                            23,607 (7i)

EQUITY (DEFICIT)                  9,586     (33,750)   36,909   (10,378)         129 (5a)     (499)(6a)    64,026 (7j)      47,362
                                                                             (13,861)(5c)                  (4,800)(7b)
                               --------   ---------   -------  --------     --------       -------       --------        ---------
    Total liabilities and
      equity (deficit)         $ 11,090   $  98,338   $77,940  $ 19,169     $(11,919)      $(3,123)      $ 81,305        $ 272,800
                               ========   =========   =======  ========     ========       =======       ========        =========
OTHER PRO FORMA DATA:
  Book value per share (8)                                                                                               $    9.22
                                                                                                                         =========

UNAUDITED COMBINING BALANCE SHEET OF THE OTHER FUNDS
(Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 AS OF SEPTEMBER 30, 2000

                                                                                                                   Nooney
                                                                                      Sierra   Nooney   Nooney      Real
                                 Sierra       Sierra       Sierra        Sierra        Mira    Income   Income    Property
                                 Pacific      Pacific      Pacific       Pacific       Mesa     Fund     Fund    Investors
                               Development  Development  Development  Institutional  Partners   Ltd.,    Ltd.,      Two,    Combined
                                  Fund        Fund II     Fund III    Properties V     (A)       LP      II LP     LP (B)      (3)
                               -----------  -----------  -----------  ------------   --------  ------   ------   ---------  --------
ASSETS:
  Real estate held for
    investment, net              $2,408       $10,183       $  --        $5,578      $ 8,433   $5,252   $14,246   $  6,537   $52,637
  Cash                               17            68           1            12           13    1,523     1,366        968     3,968
  Accounts receivable, net           57           818          --           395        1,154      239       257        150     3,070
  Accounts receivable from
    affiliates, net                  --         4,920          --            --        2,451       --        --         --     7,371
  Investment in uncombined
    partnerships and joint
    ventures                         --         1,842          --            --        1,578       --        --         --     3,420
  Other                           2,863           903          --           261          801      188       390      2,068     7,474
                                 ------       -------       -----        ------      -------   ------   -------   --------   -------
    Total assets                 $5,345       $18,734       $   1        $6,246      $14,430   $7,202   $16,259   $  9,723   $77,940
                                 ======       =======       =====        ======      =======   ======   =======   ========   =======

LIABILITIES AND EQUITY
(DEFICIT):

LIABILITIES:
  Accounts payable
    and accrued expenses         $  130       $   910       $  --        $   40      $    56   $  246   $   444   $    823   $ 2,649
  Distributions in excess
    of investment in
    uncombined partnerships
    and joint ventures               --            --         354            --           --       --        --         --       354
  Mortgage notes payable,
    net                           4,030         6,361          --            --        5,964    1,109     6,785      9,147    33,396
  Other                              --            --          --            --           15      134       272         99       520
                                 ------       -------       -----        ------      -------   ------   -------   --------   -------
    Total liabilities             4,160         7,271         354            40        6,035    1,489     7,501     10,069    36,919

MINORITY INTEREST                    --            --          14         4,098           --       --        --         --     4,112

EQUITY (DEFICIT)                  1,185        11,463        (367)        2,108        8,395    5,713     8,758       (346)   36,909
                                 ------       -------       -----        ------      -------   ------   -------   --------   -------
    Total liabilities and
      equity (deficit)           $5,345       $18,734       $   1        $6,246      $14,430   $7,202   $16,259   $  9,723   $77,940
                                 ======       =======       =====        ======      =======   ======   =======   ========   =======

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors 84 and Sierra Pacific Development Fund II that account for their investments in SMM on the equity method. SMM is included in the combination of the funds under the maximum scenario.
(B) Nooney Real Property Investors Two, LP has a fiscal quarter ending on August 31. The one month period September 30 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED COMBINING BALANCE SHEET OF CGS'S OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                 AS OF SEPTEMBER 30, 2000

                                                    Nooney           Meadow Wood            Nooney-
                                                     Rider             Village             Hazelwood
                                                  Trail, LLC     Apartments, Ltd. LP     Associates, LP      Combined (4)
                                                  ----------     -------------------     --------------      ------------
ASSETS:
  Real estate held for investment, net              $ 1,428           $  7,334              $  7,136           $ 15,898
  Cash                                                   11                149                   281                441

  Accounts receivable, net                              104                 24                    30                158
  Accounts receivable from affiliates, net              105                518                     4                627
  Other                                                  41                622                 1,382              2,045
                                                    -------           --------              --------           --------
    Total assets                                    $ 1,689           $  8,647              $  8,833           $ 19,169
                                                    =======           ========              ========           ========
LIABILITIES AND DEFICIT:

LIABILITIES:
  Accounts payable and accrued expenses             $   906           $    426              $    284           $  1,616
  Mortgage notes payable, net                         3,688             10,809                12,951             27,448
  Notes payable to affiliates                           406                 --                    --                406
  Other                                                  --                 --                    77                 77
                                                    -------           --------              --------           --------
    Total liabilities                                 5,000             11,235                13,312             29,547

MINORITY INTEREST                                        --                 --                    --                 --

DEFICIT                                              (3,311)            (2,588)               (4,479)           (10,378)
                                                    -------           --------              --------           --------
    Total liabilities and equity (deficit)          $ 1,689           $  8,647              $  8,833           $ 19,169
                                                    =======           ========              ========           ========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                             CGS                                       Pro Forma Adjustments
                                Sierra     and the                           -----------------------------------------
                                Pacific   Majority-                CGS's     Adjustments      Property
                                Pension     Owned      Other       Other          &          Management
                               Investors  Affiliates   Funds     Affiliates  Eliminations     Business    Acquisitions    Pro Forma
                                `84 (1)      (2)        (3)         (4)          (5)            (6)           (7)       Consolidated
                               ---------  ----------   -----     ----------  ------------    ----------   ------------  ------------
REVENUES:
  Rental and reimbursement      $ 439     $ 11,914    $ 11,792    $4,100     $  (132)(5e)   $    --        $   282(7l)    $ 28,395
  Property management              --        5,321          --        --          --         (5,321)(6b)        --              --

  Affiliate income and other      120        1,380         772        37        (665)(5g)       105(6b)         --             369
                                                                              (1,380)(5d)
                                -----     --------    --------    ------     -------       --------        -------        --------
    Total revenues                559       18,615      12,564     4,137      (2,177)        (5,216)           282          28,764

EXPENSES:
  Property operating              359        3,966       4,601     1,377         (12)(5e)        --             --          10,291
  Management and advisory          --           --          --       106          --             --             --             106
  Property management              --        8,076          29        --        (927)(5d)    (7,178)(6c)        --              --
  Fees to related parties          --           --         442        11        (453)(5d)        --             --              --
  Real estate and other taxes      --        1,390         922       404         (39)(5e)        --             --           2,677
  Depreciation and
    amortization                  110        2,566       2,988       640         (19)(5e)      (238)(6c)     3,696(7k)       9,743
  Interest                         97        9,727       2,177     1,548         (94)(5e)    (1,377)(6c)       780(13)      12,193
                                                                                (665)(5g)
                                -----     --------    --------    ------     -------       --------        -------        --------
    Total expense                 566       25,725      11,159     4,086      (2,209)        (8,793)         4,476          35,010

Loss before equity in loss on
  noncombined partnerships
  and gain (loss) on sale of
  property                         (7)      (7,110)      1,405        51          32          3,577         (4,194)         (6,246)

  Equity in income of
    noncombined partnerships      306            5         118        --        (424)(5f)        (5)(6c)        --              --
  Gain on sale of property         --        1,328          --        --          --         (1,328)(6c)        --              --
                                -----     --------    --------    ------     -------       --------        -------        --------
Net income (loss) before
  extraordinary item and
  minority interest               299       (5,777)      1,523        51        (392)         2,244         (4,194)         (6,246)

  Minority interest in (loss)
    income                         --           --        (116)       --         116(5h)         --          1,911(7m)       1,911
  Extraordinary item -
    extinguishments of debt        --       (1,861)        (46)       --          --             --             --          (1,907)
                                -----     --------    --------    ------     -------       --------        -------        --------
Net income (loss)               $ 299     $ (7,638)   $  1,361    $   51     $  (276)       $ 2,244        $(2,283)       $ (6,242)
                                =====     ========    ========    ======     =======       ========        =======        ========

OTHER PRO FORMA DATA:
  Basic and diluted loss
    per share                                                                                                             $  (1.21)
  Weighted average shares                                                                                                 ========
    outstanding (8)                                                                                                          5,139
  Deficiency to cover fixed                                                                                               ========
    charges (9)                                                                                                             (6,246)
                                                                                                                          ========

UNAUDITED COMBINING STATEMENT OF OPERATIONS OF THE OTHER FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                                  Nooney
                                                                                      Sierra   Nooney  Nooney      Real
                                 Sierra       Sierra       Sierra        Sierra        Mira    Income  Income    Property
                                 Pacific      Pacific      Pacific       Pacific       Mesa     Fund    Fund    Investors
                               Development  Development  Development  Institutional  Partners   Ltd.,   Ltd.,      Two,    Combined
                                  Fund        Fund II     Fund III    Properties V     (A)       LP     II LP     LP (B)      (3)
                               -----------  -----------  -----------  ------------   --------  ------  ------   ---------  --------
REVENUES:
  Rental and reimbursement        $ 744       $ 1,888       $ --        $ 1,013      $1,608    $1,549   $3,025   $1,965    $ 11,792
  Interest and other                 --           363         --             11         303        25        3       67         772
                                  -----       -------       ----        -------      ------    ------   ------   ------    --------
    Total revenues                  744         2,251         --          1,024       1,911     1,574    3,028    2,032      12,564

EXPENSES:
  Property operating                404         1,273         14            351         637       508      929      485       4,601
  Management and advisory            --            --         --             --          --        --       --       --          --
  Property management                --            --         --             29          --        --       --       --          29
  Fees to related parties (5)        --            --         --             --          --       112      210      120         442
  Real estate and other taxes        --            --         --             --          54       199      389      280         922
  Depreciation and
    amortization                    237           667         --            346         427       298      611      402       2,988
  Interest                          263           335         --             --         367        81      459      672       2,177
                                  -----       -------       ----        -------      ------    ------   ------   ------    --------
    Total expenses                  904         2,275         14            726       1,485     1,198    2,598    1,959      11,159

Loss before equity in loss of
  noncombined partnerships,
  gain (loss) on sale of
  property and extraordinary
  item                             (160)          (24)       (14)           298         426       376      430       73       1,405

  Equity in income (loss) of
    noncombined partnerships         --           132        (14)            --          --        --       --       --         118
  GAIN (loss) ON SALE OF
    PROPERTY                         --            --         --             --          --        --       --       --          --
  Extraordinary item -
    extinguishment of debt          (46)           --         --             --          --        --       --       --         (46)
                                  -----       -------       ----        -------      ------    ------   ------   ------    --------
Net income (loss) before
  minority interest                (206)          108        (28)           298         426       376      430       73       1,477

  Minority interest's share
    in loss (income)                 10            --          5           (131)         --        --       --       --        (116)
                                  -----       -------       ----        -------      ------    ------   ------   ------    --------
Net income (loss)                 $(196)      $   108       $(23)       $   167      $  426    $  376   $  430   $   73    $  1,361
                                  =====       =======       ====        =======      ======    ======   ======   ======    ========

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II that account for their investments in SMM on the equity method. SMM is included in the combination of the other funds under the maximum scenario.
(B)   Nooney Real Property Investors Two, LP has a fiscal quarter ending August
      31. The one month period ended September 30 is not material to the pro forma presentation of financial condition and results of operation.

      UNAUDITED COMBINING STATEMENT OF OPERATIONS OF CGS'S OTHER AFFILIATES (Amounts in thousands):
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                             Nooney           Meadow Wood            Nooney-
                                                              Rider             Village             Hazelwood          Pro Forma
                                                           Trail, LLC     Apartments, Ltd. LP     Associates, LP      Combined (4)
                                                           ----------     -------------------     --------------      ------------

REVENUES:
  Rental and reimbursement                                   $ 447               $1,743              $ 1,910             $4,100
  Property management                                           --                   --                   --                 --
  Interest and other                                             7                   17                   13                 37
                                                             -----               ------              -------             ------
    Total revenues                                             454                1,760                1,923              4,137

EXPENSES:
  Property operating                                             1                  595                  781              1,377
  Management and advisory                                       --                   --                  106                106
  Property management                                           --                   --                   --                 --
  Fees to related parties (5)                                   --                   11                   --                 11
  Real estate and other taxes                                  105                  180                  119                404
  Depreciation and amortization                                 57                  257                  326                640
  Interest                                                     300                  601                  647              1,548
  Impairment charges                                            --                   --                   --                 --
                                                             -----               ------              -------             ------
    Total expenses                                             463                1,644                1,979              4,086

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property and
  extraordinary item                                            (9)                 116                  (56)                51

  Equity in loss of noncombined partnerships                    --                   --                   --                 --
  Gain (loss) on sale of property                               --                   --                   --                 --
  Extraordinary item - extinguishment of debt                   --                   --                   --                 --
                                                             -----               ------              -------             ------
Net loss before minority interest                               (9)                 116                  (56)                51

  Minority interest in (loss) income                            --                   --                   --                 --
                                                             -----               ------              -------             ------
Net loss                                                     $  (9)              $  116              $   (56)            $   51
                                                             =====               ======              =======             ======

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                             CGS                                       Pro Forma Adjustments
                                Sierra     and the                           -----------------------------------------
                                Pacific   Majority-                CGS's     Adjustments      Property
                                Pension     Owned      Other       Other          &          Management
                               Investors  Affiliates   Funds     Affiliates  Eliminations     Business    Acquisitions    Pro Forma
                                `84 (1)      (2)        (3)         (4)          (5)            (6)           (7)       Consolidated
                               ---------  ----------   -----     ----------  ------------    ----------   ------------  ------------
REVENUES:
  Rental and reimbursement      $ 622     $ 14,813    $ 14,555    $ 5,157    $  (518)(5e)   $    --        $   140(7l)    $ 34,769
  Property management              --        5,452          --         --         --         (5,452)(6b)        --              --
  Affiliate income and other      187        2,357         716         39     (1,638)(5d)        --             --           1,661
                                -----     --------    --------    -------    -------        -------        -------        --------
    Total revenues                809       22,622      15,271      5,196     (2,156)        (5,452)           140          36,430

EXPENSES:
  Property operating              296        3,396       6,517      1,762       (386)(5e)        --             --          11,585
  Management and advisory          --           --          --         --         --             --             --              --
  Property management              --       10,766          --         --         --         (5,843)(6c)        --           4,923
  Fees to related parties          36           --       1,301        265     (1,602)(5d)        --             --              --
  Real estate and other taxes     141        1,597       1,868        378        (48)(5e)        --             --           3,936
  Depreciation and
    amortization                  249        3,259       3,895        891        (24)(5e)      (313)(6c)     4,923(7k)      12,880
  Interest                        136        9,982       2,366      1,943       (173)(5e)      (153)(6c)     1,040(13)      15,141
  Impairment charges               --        5,164          --         --         --         (1,724)(6c)        --           3,440
                                -----     --------    --------    -------    -------        -------        -------        --------
    Total expense                 858       34,164      15,947      5,239     (2,233)        (8,033)         5,963          51,905

Loss before equity in loss
  on noncombined Partnerships
  and gain on sale of
  property                        (49)     (11,542)       (676)       (43)        77          2,581         (5,823)        (15,475)

  Equity in loss of
    noncombined partnerships      323         (330)        118         --       (111)(5f)        --             --              --
  Gain on sale of property         83           --          --         --         --             --             --              83
                                -----     --------    --------    -------    -------        -------        -------        --------
Net income (loss) before
  extraordinary item              357      (11,872)       (558)       (43)       (34)         2,581         (5,823)        (15,392)
  and minority interest

  Extraordinary item -
    extinguishments of debt        --         (214)         --         --         --             --             --            (214)
  Minority interest                --           --          46         --        (46)(5h)        --          3,658(7m)       3,658
                                -----     --------    --------    -------    -------        -------        -------        --------
Net income (loss)               $ 357     $(12,086)   $   (512)   $   (43)   $   (80)       $ 2,581        $(2,165)       $(11,948)
                                =====     ========    ========    =======    =======        =======        =======        ========
OTHER PRO FORMA DATA:
  Basic and diluted loss
    per share                                                                                                             $  (2.32)
  Weighted average shares                                                                                                 ========
    outstanding (8)                                                                                                          5,139
  Deficiency to cover fixed                                                                                               ========
    charges (9)                                                                                                            (15,392)
                                                                                                                          ========

UNAUDITED COMBINING STATEMENT OF OPERATIONS OF THE OTHER FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                                                                                                  Nooney
                                                                                      Sierra   Nooney  Nooney      Real
                                 Sierra       Sierra       Sierra        Sierra        Mira    Income  Income    Property
                                 Pacific      Pacific      Pacific       Pacific       Mesa     Fund    Fund    Investors
                               Development  Development  Development  Institutional  Partners   Ltd.,   Ltd.,      Two,    Combined
                                  Fund        Fund II     Fund III    Properties V     (A)       LP     II LP     LP (B)      (3)
                               -----------  -----------  -----------  ------------   --------  ------  ------   ---------  --------
REVENUES:
  Rental and reimbursement      $   919       $ 2,356       $ --        $ 1,193      $ 2,126   $2,087  $3,724    $ 2,150   $ 14,555
  Property management                --            --         --             --           --       --      --         --         --
  Interest and other                 --           410         15             34          224       29       4         --        716
                                -------       -------       ----        -------      -------   ------  ------    -------   --------
    Total revenues                  919         2,766         15          1,227        2,350    2,116   3,728      2,150     15,271
EXPENSES:
  Property operating                330         2,029         15            606          583      795   1,542        617      6,517
  Management and advisory            --            --         --             --           --       --      --         --         --
  Property management                --            --         --             --           --       --      --         --         --
  Fees to related parties (5)        88           396         --            156          119      150     257        135      1,301
  Real estate and other taxes       102           373         --            111           99      253     544        386      1,868
  Depreciation and
    amortization                    337           869         --            442          587      403     766        491      3,895
  Interest                          153           437         --             --          450       93     554        679      2,366
  Impairment charges                 --            --         --             --           --       --      --         --         --
                                -------       -------       ----        -------      -------   ------  ------    -------   --------
    Total expenses                1,010         4,104         15          1,315        1,838    1,694   3,663      2,308     15,947
Loss before equity in loss of
  noncombined partnerships,
  gain (loss) on sale of
  property and Extraordinary
  item                              (91)       (1,338)        --            (88)         512      422      65       (158)      (676)
  Equity in loss of
    noncombined partnerships         --           161         (7)            --          (36)      --      --         --        118
  Gain (loss) on sale of
    property                         --            --         --             --           --       --      --         --         --
  Extraordinary item -
    extinguishment of debt           --            --         --             --           --       --      --         --         --
                                -------       -------       ----        -------      -------   ------  ------    -------   --------
Net income (loss) before
  minority interest                 (91)       (1,177)        (7)           (88)         476      422      65       (158)      (558)


  Minority interest in (loss)
    income                            7            --         --             31            8       --      --         --         46
                                -------       -------       ----        -------      -------   ------  ------    -------   --------
Net income (loss)               $   (84)      $(1,177)      $ (7)       $   (57)     $   484   $  422  $   65    $  (158)  $   (512)
                                =======       =======       ====        =======      =======   ======  ======    =======   ========

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II that account for their investments in SMM on the equity method. SMM is included in the combination of the other funds under the maximum scenario.
(B)  Nooney Real Property Investors Two, LP has a fiscal year ending on November
     30. The one month ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED COMBINING STATEMENT OF OPERATIONS OF CGS'S OTHER AFFILIATES (Amounts in thousands)
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                                             Nooney           Meadow Wood            Nooney-
                                                              Rider             Village             Hazelwood
                                                           Trail, LLC     Apartments, Ltd., LP    Associates, LP      Combined (4)
                                                           ----------     --------------------    --------------      ------------
REVENUES:
  Rental and reimbursement                                    $561              $2,194                $ 2,402           $ 5,157
  Property management                                           --                  --                     --                --
  Interest and other                                            10                  18                     11                39
                                                              ----              ------                -------           -------
    Total revenues                                             571               2,212                  2,413             5,196
EXPENSES:
  Property operating                                            72                 659                  1,031             1,762
  Management and advisory                                       --                  --                     --                --
  Property management                                           --                  --                     --                --
  Fees to related parties (5)                                   28                 105                    132               265
  Real estate and other taxes                                   99                 120                    159               378
  Depreciation and amortization                                 74                 376                    441               891
  Interest                                                     395                 672                    876             1,943
  Impairment charges                                            --                  --                     --                --
                                                              ----              ------                -------           -------
    Total expenses                                             668               1,932                  2,639             5,239
Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of property and
  extraordinary item                                           (97)                280                   (226)              (43)

  Equity in loss of noncombined partnerships                    --                  --                     --                --
  Gain (loss) on sale of property                               --                  --                     --                --
  Extraordinary item - extinguishment of debt                   --                  --                     --                --
                                                              ----              ------                -------           -------
Net income (loss) before minority interest                     (97)                280                   (226)              (43)

  Minority interest in (loss) income                            --                  --                     --                --
                                                              ----              ------                -------           -------
Net income (loss)                                             $(97)             $  280                $  (226)          $   (43)
                                                              ====              ======                =======           =======


UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                             CGS                                       Pro Forma Adjustments
                                Sierra     and the                           -----------------------------------------
                                Pacific   Majority-                CGS's     Adjustments      Property
                                Pension     Owned      Other       Other          &          Management
                               Investors  Affiliates   Funds     Affiliates  Eliminations     Business    Acquisitions    Pro Forma
                                `84 (1)      (2)        (3)         (4)          (5)            (6)           (7)       Consolidated
                               ---------  ----------   -----     ----------  ------------    ----------   ------------  ------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:           $(362)     $ 3,198    $ 1,195     $ 1,169        $--            $--           $--         $ 5,200

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Additions to real estate
    held for investment           (41)       4,405     (3,434)       (189)        --             --            --             741
  Purchase of equipment            --         (261)        --          --         --             --            --            (261)
  Other                            --           --        222         (15)        --             --            --             207
                                -----      -------    -------     -------        ---            ---           ---         -------
    Net cash used in
      investing activities        (41)       4,144     (3,212)       (204)        --             --            --             687

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Net borrowings (repayments)
    of notes payable*             (44)      (3,359)     1,764        (629)        --             --            --          (2,268)
  Net borrowings (repayments)
    of affiliate notes             --       (2,437)        --         (64)        --             --            --          (2,501)
  Net equity contributions
    (distributions)               454       (1,106)    (2,828)       (195)                                     --          (3,675)
  Other                            --           --      1,197          --         --             --            --           1,197
                                -----      -------    -------     -------        ---            ---           ---         -------
    Net cash used in
      (provided by) financing
      activities                  410       (6,902)       133        (888)        --             --            --          (7,247)

Net increase (decrease) in
  cash                              7          440     (1,884)         77         --             --            --          (1,360)

Cash, beginning of period          31          458      5,852         364         --             --            --           6,705
                                -----      -------    -------     -------        ---            ---           ---         -------
Cash, end of period             $  38      $   898    $ 3,968     $   441        $--            $--           $--         $ 5,345
                                =====      =======    =======     =======        ===            ===           ===         =======

* Net of Issuance costs

UNAUDITED COMBINING STATEMENT OF CASH FLOWS OF THE OTHER FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                                   Nooney
                                                                                      Sierra    Nooney  Nooney      Real
                                Sierra       Sierra       Sierra        Sierra         Mira     Income  Income    Property
                                Pacific      Pacific      Pacific       Pacific        Mesa      Fund    Fund    Investors
                              Development  Development  Development  Institutional   Partners    Ltd.,   Ltd.,      Two,    Combined
                                 Fund        Fund II     Fund III    Properties V      (A)        LP     II LP     LP (B)      (3)
                              -----------  -----------  -----------  ------------    --------   ------  ------   ---------  --------
CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES          $    52      $  (492)       $(14)       $   733      $   633    $  487   $  723   $  (927)   $ 1,195
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Additions to real estate
  held for investment              (19)        (131)         --         (2,176)         (25)     (185)    (461)     (437)    (3,434)
  Purchase of equipment             --           --          --             --           --        --       --        --         --
  Acquisitions of
    businesses                      --           --          --             --           --        --       --        --         --
  Other                             --         (843)         --             --        1,065        --       --        --        222
                               -------      -------        ----        -------      -------    ------   ------   -------    -------
      Net cash used in
        investing activities       (19)        (974)         --         (2,176)       1,040      (185)    (461)     (437)    (3,212)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings
    (repayments) of
    notes payable                2,357          (36)         --             --         (215)      (16)     (86)     (240)     1,764
  Net borrowings
    (repayments) of
    affiliate notes                 --           --          --             --           --        --       --        --         --
  Net equity contributions
    (distributions)             (2,395)          --          11          1,320       (1,764)       --       --        --     (2,828)
  Other                           (112)       1,309          --             --           --        --       --        --      1,197
                               -------      -------        ----        -------      -------    ------   ------   -------    -------
Net cash used in (provided
  by) financing activities        (150)       1,273          11          1.320       (1,979)      (16)     (86)     (240)       133
Net increase (decrease) in
  cash                            (117)        (193)         (3)          (123)        (306)      286      176    (1,604)    (1,884)
Cash, beginning of period          134          261           4            135          319     1,237    1,190     2,572      5,852
                               -------      -------        ----        -------      -------    ------   ------   -------    -------
Cash, end of period            $    17      $    68        $  1        $    12      $    13    $1,523   $1,366   $   968    $ 3,968
                               =======      =======        ====        =======      =======    ======   ======   =======    =======

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II that account for their investments in SMM on the equity method. SMM is included in the combination of the funds under the maximum scenario.
(B)   Nooney Real Property Investors Two, LP has fiscal quarter ending on August
      31. The one month period ended September 30 is not material to the pro forma presentation of financial condition and results of operations.

UNAUDITED COMBINING STATEMENT OF CASH FLOWS OF CGS'S OTHER AFFILIATES (Amounts in thousands, except per share data)
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                              Nooney           Meadow Wood             Nooney-
                                                               Rider             Village              Hazelwood
                                                             Trail, LLC     Apartments, Ltd., LP    Associates, LP      Combined (4)
                                                             ----------     -------------------     --------------      ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                 $ 354              $ 459                $ 356            $ 1,169

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                     --                (71)                (118)              (189)
  Purchase of equipment                                            --                 --                   --                 --
  Acquisitions of businesses                                       --                 --                   --                 --
  Other                                                            --                 --                  (15)               (15)
                                                                -----              -----                -----            -------
      Net cash used in investing activities                        --                (71)                (133)              (204)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                   (364)              (120)                (145)              (629)
  Net borrowings (repayments) of affiliate notes                   --                (64)                  --                (64)
  Net equity contributions (distributions)                         --               (195)                  --               (195)
  Other                                                            --                 --                   --                 --
                                                                -----              -----                -----            -------
      Net cash used in (provided by) financing activities        (364)              (379)                (145)              (888)

Net increase (decrease) in cash                                   (10)                 9                   78                 77

Cash, beginning of period                                          21                140                  203                364
                                                                -----              -----                -----            -------
Cash, end of period                                             $  12              $ 149                $ 280            $   441
                                                                =====              =====                =====            =======

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                             CGS                                        Pro Forma Adjustments
                                Sierra     and the                            -----------------------------------------
                                Pacific   Majority-                CGS's      Adjustments     Property
                                Pension     Owned      Other       Other           &         Management
                               Investors  Affiliates   Funds     Affiliates   Eliminations    Business    Acquisitions    Pro Forma
                                `84 (1)      (2)        (3)         (4)           (5)           (6)           (7)       Consolidated
                               ---------  ----------   -----     ----------   ------------   ----------   ------------  ------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:            $ 497    $ (5,978)   $ 1,782      $ 639          $--           $--           $--         $ (3,060)

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Additions to real estate
    held for investment           (148)     (4,854)    (1,765)      (218)          --            --            --           (6,985)
  Purchase of equipment             --          --         --         --           --            --            --               --
  Other                           (241)     (2,062)      (597)        48           --            --            --           (2,852)
                                 -----    --------    -------      -----          ---           ---           ---         --------
    Net cash used in
      investing activities        (389)     (6,916)    (2,362)      (170)          --            --            --           (9,837)

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Net borrowings (repayments)
    of notes payable*              (87)     10,322      2,880       (425)          --                          --           12,690
  Net borrowings (repayments)
    of affiliate notes              --         132         --         98           --            --            --              230
  Net equity contributions
    (distributions)                 --       2,376        838       (258)                        --            --            2,956
  Other                             --          --         --         --           --            --            --               --
                                 -----    --------    -------      -----          ---           ---           ---         --------
    Net cash used in
      (provided by)
      financing activities         (87)     12,830      3,718       (585)          --            --            --           15,876

Net increase (decrease) in
    cash                            21         (64)     3,138       (116)          --            --            --            2,979

Cash, beginning of period           10         522      2,714        479           --            --            --            3,725
                                 -----    --------    -------      -----          ---           ---           ---         --------
Cash, end of period              $  31    $    458    $ 5,852      $ 363          $--           $--           $--         $  6,704
                                 =====    ========    =======      =====          ===           ===           ===         ========

* Net of Issuance costs

UNAUDITED COMBINING STATEMENT OF CASH FLOWS OF THE OTHER FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:  MAXIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                                                                                                   Nooney
                                                                                      Sierra    Nooney  Nooney      Real
                                Sierra       Sierra       Sierra        Sierra         Mira     Income  Income    Property
                                Pacific      Pacific      Pacific       Pacific        Mesa      Fund    Fund    Investors
                              Development  Development  Development  Institutional   Partners    Ltd.,   Ltd.,      Two,    Combined
                                 Fund        Fund II     Fund III    Properties V      (A)        LP     II LP     LP (B)      (3)
                              -----------  -----------  -----------  ------------    --------   ------  ------   ---------  --------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES            $ 182         $  85         $--        $(493)       $   713    $  615   $  684    $   (4)   $ 1,782
CASH FLOWS FROM INVESTING
ACTIVITIES:
  Additions to real estate
    held for investment           (37)         (387)         --         (343)          (161)     (158)    (619)      (60)    (1,765)
  Purchase of equipment            --            --          --           --             --        --       --        --         --
  Acquisitions of businesses       --            --          --           --             --        --       --        --         --
  Other                            --           326          --           --           (923)       --       --        --       (597)
                                -----         -----         ---        -----        -------    ------   ------    ------    -------
      Net cash used in
        investing activities      (37)          (61)         --         (343)        (1,084)     (158)    (619)      (60)    (2,362)
CASH FLOWS FROM FINANCING
ACTIVITIES:
  Net borrowings
    (repayments)
    of notes payable              (47)          166          --           --            760       (25)    (124)    2,150      2,880
  Net borrowings
    (repayments)
    of affiliate notes             --            --          --           --             --        --       --        --         --
  Net equity contributions
    (distributions)               (47)           --           2          967            (84)       --       --        --        838
  Other                            --            --          --           --             --        --       --        --         --
                                -----         -----         ---        -----        -------    ------   ------    ------    -------
    Net cash used in
      (provided by)
      financing activities        (94)          166           2          967            676       (25)    (124)    2,150      3,718

Net increase (decrease) in
  cash                             51           190           2          131            305       432      (59)    2,086      3,138

Cash, beginning of period          83            71           2            4             14       805    1,249       486      2,714
                                -----         -----         ---        -----        -------    ------   ------    ------    -------
Cash, end of period             $ 134         $ 261         $ 4        $ 135        $   319    $1,237   $1,190    $2,572    $ 5,852
                                =====         =====         ===        =====        =======    ======   ======    ======    =======

(A) Sierra Mira Mesa (SMM) is 100% owned by Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II that account for their investments in SMM on the equity method. SMM is included in the combination of the funds under the maximum scenario.
(B)   Nooney Real Property Investors Two, LP has a fiscal year ending November
      30. The one month period ended December 31 is not material to the pro forma presentation of financial condition and results of operations.

    UNAUDITED COMBINING STATEMENT OF CASH FLOWS OF CGS'S OTHER AFFILIATES (Amounts in thousands)
    Period Covered:             YEAR ENDED DECEMBER 31, 1999

                                                              Nooney           Meadow Wood             Nooney-
                                                               Rider             Village              Hazelwood
                                                             Trail, LLC     Apartments, Ltd., LP    Associates, LP      Combined (4)
                                                             ----------     -------------------     --------------      ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                 $ 42              $ 370                 $ 227              $ 639

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                    (9)              (107)                 (102)              (218)
  Purchase of equipment                                           --                 --                    --                 --
  Acquisitions of businesses                                      --                 --                    --                 --
  Other                                                           --                 --                    48                 48
                                                                ----              -----                 -----              -----
      Net cash used in investing activities                       (9)              (107)                  (54)              (170)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                   (77)              (120)                 (228)              (425)
  Net borrowings (repayments) of affiliate notes                  35                 63                    --                 98
  Net equity contributions (distributions)                        --               (258)                   --               (258)
  Other                                                           --                 --                    --                 --
                                                                ----              -----                 -----              -----
      Net cash used in (provided by) financing activities        (42)              (315)                 (228)              (585)

Net increase (decrease) in cash                                   (9)               (52)                  (55)              (116)

Cash, beginning of period                                         30                191                   258                479
                                                                ----              -----                 -----              -----
Cash, end of period                                             $ 21              $ 139                 $ 203              $ 363
                                                                ====              =====                 =====              =====

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MINIMUM
Period Covered:                 AS OF SEPTEMBER 30, 2000

                                               CGS                               Pro Forma Adjustments
                                 Sierra      and the                   -------------------------------------------
                                 Pacific    Majority-       CGS's      Adjustments      Property
                                 Pension      Owned         Other           &          Management
                                Investors   Affiliates    Affiliates   Eliminations     Business      Acquisitions      Pro Forma
                                 `84 (1)       (2)           (4)           (5)            (6)             (7)         Consolidated
                                ---------   ----------    ----------   ------------    ----------     ------------    ------------
ASSETS:
  Real estate held for
    investment, net              $ 1,147    $  86,780      $ 15,898    $   (981)(5a)   $    --        $ 69,565(7a)    $ 172,409
  Cash                                38          898           441         (16)(5a)      (401)(6a)     (4,800)(7b)       8,660
                                                                         12,500(13)         --              --               --
                                                                                            --
  Accounts receivable, net           206        1,539           158         (94)(5a)      (145)(6a)       (151)(7c)       1,513
  Accounts and notes
    receivable from
    affiliates, net                1,459          532           627      (1,664)(5b)        --                              954
  Investment in uncombined
    partnerships and joint
    ventures                       7,153        3,288            --          --             --              --           10,441
  Goodwill and other               1,087        5,301         2,045          (7)(5a)    (2,577)(6a)     (5,491)(7e)       4,858
                                                                            500(13)         --           4,000(7d)
                                 -------    ---------      --------    --------        -------        --------        ---------
    Total assets                 $11,090    $  98,338      $ 19,169    $ 10,238        $(3,123)       $ 63,123        $ 198,835
                                 =======    =========      ========    ========        =======        ========        =========
LIABILITIES AND EQUITY
(DEFICIT):
LIABILITIES:
  Accounts payable and
    accrued expenses             $   150    $   7,509      $  1,616    $    (92)(5a)   $  (561)(6a)   $ (2,119)(7f)   $   6,503
  Mortgage notes payable, net      1,354      109,860        27,448      (1,135)(5a)      (986)(6a)      1,946(7g)      151,487
                                                                          13,000(13)
  Notes payable to affiliates         --       13,626           406      (1,664)(5b)       (32)(6a)                      12,336
  Other                               --           48            77          --             --              --              125
                                 -------    ---------      --------    --------        -------        --------        ---------
    Total liabilities              1,504      131,043        29,547      10,109         (1,579)           (173)         170,451

MANDATORILY-REDEEMABLE
  COMMON STOCK OF SUBSIDIARY          --        1,045            --          --         (1,045)(6a)         --               --

MINORITY INTEREST                     --           --            --          --             --          23,607(7i)       23,607

EQUITY (DEFICIT)                   9,586      (33,750)      (10,378)        129(5a)       (499)(6a)     44,489(7j)        4,777
                                                                                                        (4,800)(7b)
                                 -------    ---------      --------    --------        -------        --------        ---------
    Total liabilities and
      equity (deficit)           $11,090    $  98,338      $ 19,169    $ 10,238        $(3,123)       $ 63,123        $ 198,835
                                 =======    =========      ========    ========        =======        ========        =========
OTHER PRO FORMA DATA:
  Book value per share (8)                                                                                            $    3.47
                                                                                                                      =========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:  MINIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                               CGS                               Pro Forma Adjustments
                                 Sierra      and the                   -------------------------------------------
                                 Pacific    Majority-       CGS's      Adjustments      Property
                                 Pension      Owned         Other           &          Management
                                Investors   Affiliates    Affiliates   Eliminations     Business      Acquisitions      Pro Forma
                                 '84 (1)       (2)           (4)           (5)            (6)             (7)         Consolidated
                                ---------   ----------    ----------   ------------    ----------     ------------    ------------
REVENUES:
  Rental and reimbursement       $   439     $ 11,914      $ 4,100     $  (132)(5e)    $    --        $  (117)(7l)      $ 16,204
  Property management                           5,321           --          --          (5,321)(6b)        --               --
  Affiliate income and other         120        1,380           37        (119)(5g)        105(6b)         --              1,515
                                                                            (8)(5d)
                                 -------     --------      -------     -------         -------        -------           --------
    Total revenues                   559       18,615        4,137        (259)         (5,216)          (117)            17,719

EXPENSES:
  Property operating                 359        3,966        1,377         (12)(5e)         --             --              5,690
  Management and advisory             --           --          106          --              --             --                106
  Property management                 --        8,076           --          (8)(5d)     (7,178)(6c)        --                890
  Fees to related parties             --           --           11          --              --             --                 11
  Real estate and other taxes         --        1,390          404         (39)(5e)         --             --              1,755
  Depreciation and
    amortization                     110        2,566          640         (19)(5e)       (238)(6c)     2,400(7k)          5,459
  Interest                            97        9,727        1,548         (94)(5e)     (1,377)(6c)       780(13)         10,562
                                      --           --           --        (119)(5g)         --             --                 --
                                 -------     --------      -------     -------         -------        -------           --------
    Total expenses                   566       25,725        4,086        (291)         (8,793)         3,180             24,473

Loss before equity in loss
  of noncombined partnerships
  and gain (loss) on sale of
  property                            (7)      (7,110)          51          32           3,577         (3,297)            (6,754)

  Equity in income (loss) of
    noncombined partnerships         306            5           --          --              (5)(6c)        --                306

  Gain (loss) on sale of
    property                          --        1,328           --          --          (1,328)(6c)        --                 --
                                 -------     --------      -------     -------         -------        -------           --------
Net income (loss) before
  minority interest                  299       (5,777)          51          32           2,244         (3,297)            (6,448)

  Minority interest in (loss)
    income                            --           --           --          --              --          4,432(7m)          4,432
  Extraordinary item -
    extinguishment of debt            --       (1,861)          --          --              --             --             (1,861)
                                 -------     --------      -------     -------         -------        -------           --------
Net income (loss)                $   299     $ (7,638)     $    51     $    32         $ 2,244        $ 1,135           $ (3,877)
                                 =======     ========      =======     =======         =======        =======           ========
OTHER PRO FORMA DATA:
  Basic and diluted income
    per share                                                                                                           $  (2.82)
  Weighted average shares                                                                                               ========
    outstanding (8)                                                                                                        1,376
  Deficiency to cover fixed                                                                                             ========
    charges (9)                                                                                                           (6,448)
                                                                                                                        ========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MINIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                               CGS                               Pro Forma Adjustments
                                 Sierra      and the                   -------------------------------------------
                                 Pacific    Majority-       CGS's      Adjustments      Property
                                 Pension      Owned         Other           &          Management
                                Investors   Affiliates    Affiliates   Eliminations     Business      Acquisitions      Pro Forma
                                 '84 (1)       (2)           (4)           (5)            (6)             (7)         Consolidated
                                ---------   ----------    ----------   ------------    ----------     ------------    ------------
REVENUES:
  Rental and reimbursement        $ 622      $ 14,813      $ 5,157     $  (518)(5c)   $    --         $  (392)(7l)      $ 19,682
  Property management                --         5,452           --          --         (5,452)(6b)         --                 --
  Interest and other income         187         2,357           39        (988)(5d)        --              --              1,595
                                  -----      --------      -------     -------        -------         -------           --------
    Total revenues                  809        22,622        5,196      (1,506)        (5,452)           (392)            21,277

EXPENSES:
  Property operating                296         3,396        1,762        (386)(5e)        --              --              5,068
  Property management                --        10,766           --          --         (5,843)(6c)         --              4,923
  Fees to related parties            36            --          265        (952)(5d)        --              --               (651)
  Real estate and other taxes       141         1,597          378         (48)(5e)        --              --              2,068
  Depreciation and
    amortization                    249         3,259          891         (24)(5e)      (313)(6c)      2,792(7k)          6,854
  Interest                          136         9,982        1,943        (173)(5e)      (153)(6c)      1,040(13)         12,775
  Impairment charges                 --         5,164           --          --         (1,724)(6c)         --              3,440
                                  -----      --------      -------     -------        -------         -------           --------
    Total expense                   858        34,164        5,239      (1,583)        (8,033)          3,832             34,477

Loss before equity in loss
  on noncombined partnerships       (49)      (11,542)         (43)         77          2,581          (4,224)           (13,200)

  Equity in income (loss ) of
    noncombined partnerships        323          (330)          --         152(5f)         --                                145
  Gain on sale of property           83            --           --          --             --              --                 83
                                  -----      --------      -------     -------        -------         -------           --------
Net income (loss) before
  minority interest and
  extraordinary item                357       (11,872)         (43)        229          2,581          (4,224)           (12,972)

  Minority interest in (loss)
    income                           --            --           --          --             --           6,988(7m)          6,988
  Extraordinary item -
    extinguishments of debt          --          (214)          --          --             --              --               (214)
                                  -----      --------      -------     -------        -------         -------           --------
Net income (loss)                 $ 357      $(12,086)     $   (43)    $   229        $ 2,581         $ 2,764           $ (6,198)
                                  =====      ========      =======     =======        =======         =======           ========
OTHER PRO FORMA DATA:
  Basic and diluted loss
    per share                                                                                                           $  (4.50)
  Weighted average shares                                                                                               ========
    outstanding (8)                                                                                                        1,376
  Deficiency to cover fixed                                                                                             ========
    charges (9)                                                                                                         $(12,972)
                                                                                                                        ========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MINIMUM
Period Covered:                 NINE MONTHS ENDED SEPTEMBER 30, 2000

                                               CGS                               Pro Forma Adjustments
                                 Sierra      and the                   -------------------------------------------
                                 Pacific    Majority-       CGS's      Adjustments      Property
                                 Pension      Owned         Other           &          Management
                                Investors   Affiliates    Affiliates   Eliminations     Business      Acquisitions      Pro Forma
                                 '84 (1)       (2)           (4)           (5)            (6)             (7)         Consolidated
                                ---------   ----------    ----------   ------------    ----------     ------------    ------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:             $(362)     $ 3,198       $ 1,169         $--            $--             $--           $ 4,005

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Additions to real estate
    held for investment             (41)       4,405          (189)         --             --              --             4,175
  Purchase of equipment              --         (261)           --          --             --              --              (261)
  Other                              --           --           (15)         --             --              --               (15)
                                  -----      -------       -------         ---            ---             ---           -------
    Net cash used in
      investing activities          (41)       4,144          (204)         --             --              --             3,899

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Net borrowings (repayments)
    of notes payable                 --       (3,359)           --                         --              --            (3,359)
  Net borrowings (repayments)
    of affiliate notes              (44)      (2,437)         (629)         --             --              --            (3,110)
  Net equity contributions
    (distributions)                  --       (1,106)          (64)                                        --            (1,170)
  Other                             454           --          (195)         --             --              --               259
                                  -----      -------       -------         ---            ---             ---           -------
    Net cash used in
      (provided by)
      financing activities          410       (6,902)         (888)         --             --              --            (7,380)

Net increase (decrease) in
  cash                                7          440            77          --             --              --               524

Cash, beginning of period            31          458           364          --             --              --               853
                                  -----      -------       -------         ---            ---             ---           -------
Cash, end of period               $  38      $   898       $   441         $--            $--             $--           $ 1,377
                                  =====      =======       =======         ===            ===             ===           =======

* Net of Issuance costs

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:  MINIMUM
Period Covered:                 YEAR ENDED DECEMBER 31, 1999

                                               CGS                               Pro Forma Adjustments
                                 Sierra      and the                   -------------------------------------------
                                 Pacific    Majority-       CGS's      Adjustments      Property
                                 Pension      Owned         Other           &          Management
                                Investors   Affiliates    Affiliates   Eliminations     Business      Acquisitions      Pro Forma
                                 '84 (1)       (2)           (4)           (5)            (6)             (7)         Consolidated
                                ---------   ----------    ----------   ------------    ----------     ------------    ------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:             $ 497     $ (5,978)       $ 639          $--            $--             $--           $ (4,842)

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Additions to real estate
    held for investment            (148)      (4,854)        (218)          --             --              --             (5,220)
  Purchase of equipment              --           --           --           --             --              --                 --
  Other                            (241)      (2,062)          48           --             --              --             (2,255)
                                  -----     --------        -----          ---            ---             ---           --------
    Net cash used in
      investing activities         (389)      (6,916)        (170)          --             --              --             (7,475)

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Net borrowings (repayments)
    of notes payable                (87)      10,322         (425)          --             --              --              9,810
  Net borrowings (repayments)
    of affiliate notes               --          132           98           --             --              --                230
  Net equity contributions
   (distributions)                   --        2,376         (258)                                         --              2,118
  Other                              --           --           --           --             --              --                 --
                                  -----     --------        -----          ---            ---             ---           --------
   Net cash used in
      (provided by)
      financing activities          (87)      12,830         (585)          --             --              --             12,158

Net increase (decrease) in
  cash                               21          (64)        (116)          --             --              --               (159)

Cash, beginning of period            10          522          479           --             --              --              1,011
                                  -----     --------        -----          ---            ---             ---           --------
Cash, end of period               $  31     $    458        $ 363          $--            $--             $--           $    852
                                  =====     ========        =====          ===            ===             ===           ========

NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION OF AMERICAN SPECTRUM

1    ACQUIRER

     American Spectrum Realty, Inc. ("ASR," the Registrant and legal acquirer in the Consolidation) is a recently-formed Maryland corporation with no significant assets or operations. As such, no separate column is presented in the accompanying unaudited consolidated pro forma financial statements for ASR. See the historical financial statements of ASR for further information.

     The limited partners of Sierra Pacific Pension Investors '84 (the "Partnership") as a group will receive the largest block of voting shares of American Spectrum Realty, Inc. to be issued as part of the Consolidation. Therefore, despite the fact that American Spectrum Realty, Inc. is the legal acquirer, the Partnership will be the accounting acquirer for purposes of this pro forma presentation, in accordance with ARB 16 and SEC staff accounting bulletin No. 97. As such, the Partnership's accounts are reflected at carry-over basis in the accompanying pro forma financial statements.

2    CGS AND THE MAJORITY-OWNED AFFILIATES

     The combined historical financial statements of CGS and the Majority-Owned Affiliates include the accounts of the following entities and properties:

          A) CGS Real Estate Company, Inc and its consolidated subsidiaries ("CGS"), including subsidiaries engaged in the property management business (the "CGS Management Company")

          B)   Common control entities:

               1)   Creekside Riverside LLC

               2)   Pacific Spectrum LLC

               3)   McDonnell Associates LLP

          C)   Closely-held private entities

               1) A property owned by No-So, Inc. (Beach and Lampson land presented on a carve-out basis)

               2) Two properties owned by Third Coast Inc. (Richardson Plaza and Sierra Technology presented on a carve-out basis)

               3)   CGS Properties Marketplace Columbia LP

               4)   Seventy Seven LLC

               5)   Back Bay LLC

     All of these entities and properties are wholly-owned or controlled by Carden and Galardi, have agreed to participate in the Consolidation and are under common management. As such, and because these entities and properties are also acquisition targets, combined historical financial statements from which the amounts discussed are derived are presented in accordance with ARB 51 and SEC Rule 3-05. The historical audited and unaudited financial statements are included elsewhere in this Consent Solicitation.

     Although CGS, as the general partner, exercises day-to-day managerial control over the Partnership, the Partnership agreement permits the limited partners to remove the general partner upon the affirmative vote of a reasonable percentage of the limited partners. Therefore, CGS's insignificant limited partnership interest and degree of control as general partner are not sufficient to permit CGS to consolidate the Partnership under SOP 78-9. CGS has historically accounted for its investment in the Partnership using the equity method.

     In the Consolidation, all assets of CGS Real Estate Company, Inc. will be acquired, except for the following:

          1) West Florissant - a property and related mortgage debt and working capital accounts owned by CGS. (Note 5)

          2) CGS Management Company assets and liabilities associated with non-affiliate (third party) management contracts. (Note 6)

          3) Certain joint venture interests in properties that will not be participating in the Consolidation, owned by CGS. (Note 5)

          4)   Certain affiliate liabilities and assets

     Pro forma adjustments have been presented in the accompanying financial statements to carve-out these amounts from the historical financial statements. (see Notes 5 and 6)

     The properties, related mortgage indebtedness and working capital accounts of No-So, Inc. and Third Coast, LLC (presented on a carve-out basis in the historical financial statements of CGS and the Majority Owned Affiliates) will be acquired in the Consolidation.

     All ownership interests in the common control entities and remaining closely-held private entities will also be included in the Consolidation.

     Except for the net assets of the CGS Management Company to be acquired (for which the shareholders will receive ASR shares), the former owners will receive units in the American Spectrum Realty operating partnership, a consolidated subsidiary of ASR. As such, the ownership interests of those former owners receiving operating units are reflected as minority interest in the accompanying pro forma balance sheet.

     In the Consolidation, the acquisition of these entities and assets will be accounted for using purchase accounting. (see Note 7)

3    THE OTHER FUNDS

     Historical information of the Other Funds has been combined and all inter-fund balances or transactions have been eliminated in the pro forma consolidation. These amounts reflect solely the combination of the historical financial statements of the Other Funds and do not reflect the application of any effects of the Consolidation.

     The "Maximum Participation" scenario includes seven of the eight publicly-traded Limited Partnerships (the "Other Funds") which are managed by consolidated subsidiaries of CGS. This scenario also includes the accounts of Sierra Mira Mesa Partners (SMMP), a partnership that is wholly-owned by the Partnership and Sierra Pacific Development Fund II (each with a 50 percent interest). SMMP has been previously accounted for using the equity method, by each of those funds.

     The historical audited and unaudited combined financial data from which the amounts are derived can be found elsewhere in this consent solicitation. In the Consolidation, the acquisition of each of the Other Funds will be accounted for using purchase accounting (see Note 7).

4    CGS'S OTHER AFFILIATES

     The other affiliates are entities in which affiliates of Mssrs. Carden and Galardi (or their families) have some common ownership, but also have significant outside interests and are managed by consolidated subsidiaries of CGS. Such Other Affiliates consist of:

                             Meadow Wood Village Apartments, Ltd. LP
                             Nooney Rider Trail LLC
                             Nooney-Hazelwood Associates, LP

     The historical information of these entities has been combined in the pro forma presentation. All inter-company transactions and balances have been eliminated in the pro forma consolidation. These amounts reflect solely the combination of the historical financial statements of the Other Affiliates and do not reflect the application or any effects of the Consolidation.

     The historical audited and unaudited combined financial data from which the disclosed amounts are derived can be found elsewhere in this consent solicitation. In the Consolidation, the acquisition of each of the Other Affiliates will be accounted for using purchase accounting (see Note 7).


5    ADJUSTMENTS & ELIMINATIONS

     The various entities to be included in the Consolidation have paid management fees and administrative fees to consolidated subsidiaries of CGS. A subsidiary of American Spectrum will manage the properties subsequent to the Consolidation. Inter-company fees are eliminated in the pro forma consolidation.

     In addition, as discussed in Note 2, certain assets of CGS will not be acquired in the Consolidation. These amounts have been estimated in the pro forma financial statements (see also Note 6).

     The adjusting and eliminating entries are as follows:

          (a) To carve-out the assets and liabilities of West Florissant, a property owned by CGS that will not be included in the Consolidation.

          (b) To eliminate accounts and notes receivable and payable between the Partnership, CGS and the Majority-Owned Affiliates, the Other Funds and CGS's Other Affiliates.

          (c) To eliminate CGS and the Partnership's investments in the Other Funds and Other Affiliates and to carve-out joint venture interests not to be included in the Consolidation.

          (d) To eliminate property management and administrative fee revenue and expenses between CGS and the Majority Owned Affiliates, the Other Funds and CGS's Other Affiliates.

          (e) To carve-out the operations of West Florissant (see (a) above).

          (f) To eliminate historical equity in income of entities that are included in the consolidated pro forma financial statements.

          (g) To eliminate interest revenue and expense between CGS and the Majority-Owned Affiliates' properties and the Other Funds.

          (h) To eliminate historical minority interest in (loss) income of Other Funds.

6    PROPERTY MANAGEMENT BUSINESS

     The consolidated property management subsidiaries of CGS have, in part, historically provided property management, brokerage and leasing services to properties not affiliated with the Partnership, CGS and the Majority-Owned Affiliates, the Other Funds or CGS's Other Affiliates, (i.e. third parties). The specific revenues and expenses related thereto, which are included in the historical amounts of CGS, have been carved-out in the pro forma presentation since American Spectrum will not provide such services after the Consolidation. The assets and liabilities of the third party property management activities will not be contributed in the Consolidation. The following eliminating entries represent the carve out of the third party property management operations:

          (a) To carve-out all assets and liabilities associated with third party property management operations.

          (b)  To carve-out property management revenue from third parties.

          (c) To carve out property management expenses related to third parties.

7    ACQUISITIONS

     Reflects adjustments to apply purchase accounting to the entities comprising CGS and the Majority-Owned Affiliates, the Other Funds and CGS's Other Affiliates - see "Accounting Treatment."

     The purchase price is based on appraisals of the real estate properties, (discussed elsewhere in this prospectus) and management's estimates of the fair value of other assets and liabilities. The allocation of the total purchase price to each of the groups of entities is indicated below:


                                         CGS and Majority-                       CGS'
                                               Owned           Other            Other
                                            Affiliates         Funds*        Affiliates
                                            ----------         ------        ----------
Real Estate Held For Investment             $134,229          $75,106          $38,014
Cash                                             898            3,968              441
Accounts Receivable, Net                       1,376            3,457              170
Accounts and Notes Receivable
     from Affiliates                             532            7,371              627
Investment in Uncombined
     Partnerships and Joint
     Ventures                                  3,288            3,420             --
Goodwill and Other                             5,139            2,800              716
                                            --------          -------          -------
Total assets                                $145,462          $96,122          $39,968
                                            ========          =======          =======

Accounts Payable, Accrued Expenses
and Other                                      5,885           10,734            1,246
Mortgage Notes Payable                       111,737           28,942           27,517
Notes Payable to Affiliates                   13,626             --                406
Minority Interest                             13,853             --             10,799
Equity                                           361           56,446             --
                                            --------          -------          -------
Total liabilities and equity                $145,462           96,122           39,968
                                            ========           ======           ======
Total purchase price                        $ 13,169          $56,446          $10,799
                                            ========          =======          =======


*    Maximum scenario only

The purchase adjustments to the statements of operations consist primarily of the following:

     (a) Reflects allocation of purchase price to real estate based on March 31, 2000 independent appraisals.

     (b) Reflects payment of remaining transaction costs unpaid by the pro forma consolidated group at September 30, 2000. Total transaction fees are estimated to be $4,800 and will be charged to equity as the cost of offering common stock and operating partnership units. The Other Funds have advanced $2,800 of these fees to the general partner as of September 30, 2000, which will not have to be repaid under the Maximum Scenario since the Other Funds will be consolidated. As such, the remaining cash expenditure is $2,000 under this scenario. Under the Minimum Scenario, amounts advanced by the Other Funds would have to be repaid, therefore the full amount is shown as remaining cash expenditures under the this scenario. (See also Note 10).

     (c)  To adjust accounts receivable to estimated fair value.

     (d) To establish goodwill upon purchase of the assets of the CGS Management Company.

     (e) To write-off deferred loan costs, deferred leasing costs and revalue other assets to estimated fair value.

     (f) To accrue litigation settlement payable of approximately $6 million (see Note 12), to revalue intercompany deferred revenue of approximately $2 million and adjust the fair value of other liabilities. In the historical financial statements, the litigation settlement is reflected as a payable of CGS and the Majority-Owned Affiliates and a receivable of the Other Funds. Therefore, under the Minimum Scenario this amount does not eliminate in the proforma consolidation and a liability does not need to be provided in purchase accounting.

     (g)  To reflect estimated fair value adjustment to mortgage notes payable.

     (h) To write-off minority interest related to Sierra Pacific Pension Investors 84's investment in Sierra Mira Mesa Partners (a partnership included in the Other Funds).

     (i) To establish minority interest associated with the purchase of assets and interests in CGS and the Majority Owned Affiliates and the Other CGS Affiliates in exchange for 1,573,757 operating partnership units. The operating partnership will be a consolidated subsidiary of ASR at the completion of the Consolidation and will hold all of the properties acquired. The operating partnership units will be exchangeable by holders for cash, at the option of the company, into ASR shares one year after closing of the consolidation.

     (j) To reflect the issuance of 24,068 shares (Minimum Scenario) and 5,139,317 shares (Maximum Scenario) in exchange for assets and interests in the CGS Management Company, the Other Funds and the Partnership.

     (k) To reflect additional depreciation and amortization expense resulting from the adjusted carrying amounts of the properties and goodwill.

     (l) To reflect lease rent revenue recognition on a straight-line basis as of the assumed purchase date, assuming all leases originated as of January 1, 1999.

     (m) To reflect minority interest in loss of American Spectrum Realty Operating Partnership (all properties will be held and all operations will be conducted through the Operating Partnership after the Consolidation, therefore all of the pro forma loss is attributed to the operating partnership). The minority ownership interest is approximately 23% under the Maximum Scenario and approximately 53% under the Minimum Scenario.

     Real estate appraisals were performed as of March 31, 2000. Any subsequent change to the values of real estate determined in the appraisals will alter the purchase price and its allocation to assets and liabilities acquired. In addition, changes in the estimated fair value of debt, other assets and other liabilities will impact these values of acquired entities. Purchase price included herein reflects balance sheet data as of September 30, 2000.


8    LOSS PER SHARE AND BOOK VALUE PER SHARE

     The number of shares outstanding has been adjusted to reflect the number of shares to be issued to effect the Consolidation. The effect of the conversion of operating partnership units to shares of ASR would be anti-dilutive to basic and diluted loss per share.

9    DEFICIENCY TO COVER FIXED CHARGES

     Since it would be less than 1.0, the ratio of earnings to fixed charges is not presented as it is not meaningful. The deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes, minority interest and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance of costs and that portion of operating rental expense representing interest.

10   TRANSACTION FEES

     Total transaction fees are estimated to be approximately $4.8 million, of which approximately $2.8 million was advanced by the Other Funds to ASR and which is recorded in other assets as of September 30, 2000. All of the transaction fees relate to the issuance of common stock and operating partnership units. The transaction costs have been reflected as a reduction in cash and other assets and a reduction in equity in the pro forma balance sheet.

11   PROMISSORY NOTE OPTION

     The accompanying pro forma statements have been prepared assuming none of the limited partners of the Other Funds opt for promissory notes instead of shares of American Spectrum.

     The following would be the impact on net loss, net loss per share and cash flows, assuming different amounts of promissory notes are issued. The promissory notes are unsecured, bear interest at 8% and mature in 8 years.

Total exchange value                      76,700
Assumed interest rate                          8%

Assumption          5.00% (a)

                                              Year ended                   Nine months ended
                                               December 31                     September 30
                                          ------------------------------------------------------
                                           Min              Max             Min            Max
                                          ------         -------         ------         ------
Net loss                                  (6,198)        (11,948)        (3,877)        (6,242)
Interest charge (c)                         (307)           (307)          (230)          (230)
                                          ------         -------         ------         ------
Adjusted net loss                         (6,505)        (12,255)        (4,107)        (6,472)
                                          ======         =======         ======         ======

Shares                                     1,376           5,139          1,376          5,139
Adjustment (c)                               (69)           (257)           (69)          (257)
                                          ------         -------         ------         ------
Adjusted Shares                            1,307           4,882          1,307          4,882
                                          ======          ======          =====          =====
Adjusted net loss per
  share                                    (4.98)          (2.51)         (3.14)         (1.33)
                                          ======          ======          =====          =====
Cash flow from operations                 (4,842)         (3,060)         4,005          5,200
Interest charge (c)                         (307)           (307)          (230)          (230)
                                          ------         -------         ------         ------
Adjusted cash flow from operations        (5,149)         (3,367)         3,775          4,970
                                          ======          ======          =====          =====

Assumption          10.00% (b)

                                                  Year ended               Nine months ended
                                                  December 31                September 30
                                          ------------------------------------------------------
                                           Min              Max            Min              Max
                                          ------         -------         ------         ------
Net loss                                  (6,198)        (11,948)        (3,877)        (6,242)
Interest charge (c)                         (614)           (614)          (460)          (460)
                                          ------         -------         ------         ------
Adjusted net loss                         (6,812)        (12,562)        (4,337)        (6,702)
                                          ======         =======         ======         ======

Shares                                     1,376           5,139          1,376          5,139
Adjustment (c)                              (138)           (514)          (138)          (514)
                                          ------         -------         ------         ------
Adjusted Shares                            1,238           4,625          1,238          4,625
                                          ======          ======          =====          =====
Adjusted net loss per
  share                                    (5.50)          (2.72)         (3.50)         (1.45)
                                          ======          ======          =====          =====
Cash flow from operations                 (4,842)         (3,060)         4,005          5,200
Interest charge (c)                         (614)           (614)          (460)          (460)
                                          ------         -------         ------         ------
Adjusted cash flow from operations        (5,456)         (3,674)         3,545          4,740
                                          ======          ======          =====          =====

     (a) Management believes that this scenario represents a reasonable estimate of the minimum amount of notes that would be elected by the limited partners of the Partnership and Other Funds participating in the Consolidation, representing aggregate exchange value of approximately $3.8 million or 5% of the total exchange value, attributable to the Partnership and Other Funds of $76.7 million.

     (b) This represents the maximum amount of debt that management believes will be issued to the limited partners of the Partnership and Other Funds representing aggregate exchange value of approximately $7.7 million, or 10% of the total exchange value attributable to the Partnership and Other Funds.

     (c) Net loss, net loss per share and cash flow from operations reflect the pro forma net loss reported in the pro forma financial statements for American Spectrum, adjusted for incremental interest charges associated with the issuance of promissory notes under the two scenarios. Net loss per share also reflects the shares included in the pro forma financial statements, adjusted for a reduction in the number of shares to be issued due to the issuance of promissory notes.

     Each 1% increase in the notes issued would increase net loss and decrease cash flow from operations by 61 on an annual basis. Net loss per share would increase by 0.01 under the maximum scenario and 0.04 under the minimum scenario.

12   LIMITED PARTNER DISTRIBUTION

     In December 1994, a subsidiary of CGS acquired the corporate general partner of Sierra Pacific Development Fund II ("Fund II") in exchange for assumption of unsecured loans payable to Fund II ("Unsecured Debt"). Separately, CGS and the Majority-Owned Affiliates acquired property from Fund II in exchange for cash and a purchase money note payable to Fund II secured by the property acquired ("Secured Debt"). Pursuant to terms of an existing litigation settlement agreement relating to the Unsecured Debt, the Secured Debt, and other matters, CGS agreed to repay both debts and cause Fund II to distribute the proceeds to the partners of Fund II. As of September 30, 2000, interest and principal due Fund II with respect to the Unsecured Debt and Secured Debt totaled $6,390,000. This amount has been reflected as a liability (in purchase accounting) in the accompanying pro forma financial statements under the maximum scenario, as the CGS payable and Other Funds receivable otherwise eliminates in consolidation. Under the minimum scenario, the payable amount of CGS would not eliminate in the pro forma consolidation.

     Subsequent to September 30, 2000 CGS was given notice that it was in default of the litigation settlement agreement for failure to pay the notes and cause the distribution to be made as of December 31, 2000. Management plans to extend the performance period and make the distribution upon completion of the Consolidation.

13   REFINANCING OF DEBT

     The Company expects to complete a refinancing of the mortgage debt on certain properties concurrent with the closing of the consolidation. Net proceeds from the refinancing are expected to be at least $12.5 million (net of estimated issuance costs of $0.5 million), of which proceeds of approximately $6.4 million will be used to pay the limited partner distribution, with the remainder retained for future property improvements. The weighted average annual interest rate on the $13 million of incremental borrowing is expected to be 8 percent and the loan will be due in 10 years.

The following table shows the portion of CGS and the Majority-Owned Affiliates pro forma statement of operations for the nine months ended September 30, 2000 which were derived from the following components: (1) CGS and Affiliates Properties, comprised of the real properties included in CGS and the Majority-Owned Affiliates and (2) the CGS and Affiliates management entities. The statement of operations of the management entities is then adjusted to eliminate the operating results of the CGS Third Party Management Company, which will be excluded from the consolidation, and to show the pro forma operating results of the CGS Management Company.



UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF MANAGEMENT COMPANY (Amounts in thousands, except per share data)

Fund Participation Assumption:    MAXIMUM
Period Covered:                   NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                             Internal and        Eliminate
                                                             Third Party        Third Party          Property
                                                              Management        Management          Management
                                                               Company            Company            Business
                                                               -------            -------            --------
REVENUES:
  Rental and reimbursement                                    $  --               $ --                $  --

  Property management                                           5,321              (5,321)               --
  Interest and other income                                     1,380                 105               1,485
                                                              -------             -------             -------
    Total revenues                                              6,701              (5,216)              1,485

EXPENSES:
  Property operating                                             --                  --                  --
  Management and advisory                                        --                  --                  --

  Property management                                           8,076              (7,178)                898
  Fees to related parties                                        --                  --                  --
  Real estate and other taxes                                    --                  --                  --
  Depreciation and amortization                                   226                (238)                (12)
  Interest                                                      1,377              (1,377)               --

  Impairment charges                                             --                  --                  --
                                                              -------             -------             -------
    Total expenses                                              9,679              (8,793)                886

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale of property             (2,978)              3,577                 599

  Equity in income (loss) of noncombined
    partnerships                                                    5                  (5)               --
  Gain (Loss) on sale of property                               1,328              (1,328)               --
                                                              -------             -------             -------
Net income (loss) before extraordinary item                    (1,645)              2,244                 599

  Minority interest in (loss) income                             --                  --                  --
  Extraordinary item - extinguishment of debt                    --                  --                  --
                                                              -------             -------             -------
Net income (loss)                                             $(1,645)            $ 2,244             $   599
                                                              -------             -------             -------

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2000

                    Report of Independent Public Accountants


To the Stockholder of American Spectrum
   Realty, Inc.:

We have audited the accompanying balance sheet of American Spectrum Realty, Inc. (a Maryland corporation) as of September 30, 2000, and the related statements of operations, stockholder's equity and cash flows for the period from inception (August 8, 2000) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Spectrum Realty, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the period from inception (August 8, 2000) to September 30, 2000 in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP

Orange County, California
February 1, 2001

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Balance Sheet - September 30, 2000




                                     ASSETS

Accounts Receivable                                                                      $100.00
                                                                                         -------
                  Total assets                                                           $100.00
                                                                                         =======


                      LIABILITIES AND STOCKHOLDER'S EQUITY

                  Total liabilities                                                      $    --

Stockholder's Equity:
    Common stock, $0.01 par value; $1,000 shares authorized, 10 shares issued               0.10
    Capital in excess of par value                                                         99.90
                                                                                         -------
                  Total stockholder's equity                                              100.00
                                                                                         -------
                  Total liabilities and stockholder's equity                             $100.00
                                                                                         =======

    The accompanying notes are an integral part of this financial statement.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statement of Operations
From Inception (August 8, 2000) to September 30, 2000




REVENUES:                                           $   --
                                                    ------
                  Total revenues                        --
                                                    ------


EXPENSES:                                               --
                                                    ------
                  Total expenses                        --
                                                    ------
NET INCOME (LOSS)                                   $   --
                                                    ======


    The accompanying notes are an integral part of this financial statement.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statement of Stockholder's Equity
From Inception (August 8, 2000) to September 30, 2000


                                                             RETAINED
                                                EQUITY       EARNINGS          TOTAL
                                                ------       --------          -----
BALANCE - Inception (August 8, 2000)            $ --            $--            $ --

CONTRIBUTIONS                                    100             --             100
NET INCOME (LOSS)                                 --             --              --
                                                ----            ---            ----
BALANCE - September 20, 2000                    $100            $--            $100
                                                ====            ===            ====

    The accompanying notes are an integral part of this financial statement.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Statement of Cash Flows
From Inception (August 8, 2000) to September 30, 2000



NET INCOME/LOSS                      $    --

OPERATING ACTIVITIES                      --
                                     -------

FINANCING ACTIVITIES                      --
                                     -------
INCREASE/DECREASE IN CASH                 --

CASH, BEGINNING OF PERIOD                 --
                                     -------
CASH, END OF PERIOD                  $    --
                                     =======


    The accompanying notes are an integral part of this financial statement.



NONCASH FINANCING ACTIVITIES:

     On August 8, 2000, the Company was capitalized with $100 in the form of a note receivable from stockholder.

AMERICAN SPECTRUM REALTY, INC.
(A MARYLAND CORPORATION)

Notes to Financial Statements
September 30, 2000


Corporate Organization and Operations

American Spectrum Realty, Inc. (the "Company") is a Maryland corporation established August 8, 2000 to act as the registrant and legal acquirer in a transaction whereby owners in existing related partnerships and companies engaged in the ownership, operation and management of real estate, would trade partnership units and other ownership interests for shares in this new public entity. The Company is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a company also engaged in the ownership, operation and management of real estate.

Other than the initial capitalization of the Company, there were no transactions affecting the Company's books and records from August 8, 2000 (date of inception) to September 30, 2000. As such, other than the initial capitalization of the Company, there was no financial statement activity from the date of inception to September 30, 2000.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 AND FOR THE THREE YEARS ENDED DECEMBER 31, 1999
TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants


To CGS and the Majority-Owned Affiliates:

We have audited the accompanying combined balance sheets of CGS and the Majority-Owned Affiliates as of December 31, 1998 and 1999, and the related combined statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CGS and the Majority-Owned Affiliates as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




/s/ ARTHUR ANDERSEN LLP
Orange County, California
July 26, 2000

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED BALANCE SHEETS

                                                              December 31,          December 31,          September 30,
      (In 000's)                                                 1998                  1999                  2000
                                                                 ----                  ----                  ----
                                                                                                          (Unaudited)
ASSETS
      Real estate held for investment, net                     $  90,348             $  95,588             $  86,780
      Cash                                                           522                   458                   898
      Accounts receivable, net                                     1,161                 1,241                 1,539
      Notes and accounts receivable from affiliates                4,539                 3,970                   532
      Investments in uncombined partnerships                       1,517                 3,297                 3,288
      Equipment, net                                               1,036                   705                   575
      Goodwill, net                                                2,469                    --                 1,411
      Other assets                                                 3,236                 3,176                 3,315
                                                               ---------             ---------             ---------
             Total assets                                      $ 104,828             $ 108,435             $  98,338
                                                               =========             =========             =========

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses                    $   3,842             $   4,893             $   5,403
      Deferred revenue                                               899                 1,553                 2,154
      Notes payable                                               96,318               110,590               109,860
      Notes and accounts payable to affiliates                    18,335                15,675                13,626
      Note payable to shareholders                                   700                   700                    --
                                                               ---------             ---------             ---------
             Total liabilities                                   120,094               133,411               131,043
                                                               ---------             ---------             ---------

MANDATORILY-REDEEMABLE COMMON STOCK OF SUBSIDIARY                  1,045                 1,045                 1,045
                                                               ---------             ---------             ---------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
      Capital                                                      1,208                 2,527                 2,527
      Accumulated deficit                                        (17,519)              (28,548)              (36,277)
                                                               ---------             ---------             ---------
             Total equity (deficit)                              (16,311)              (26,021)              (33,750)
                                                               ---------             ---------             ---------
             Total liabilities and equity (deficit)            $ 104,828             $ 108,435             $  98,338
                                                               =========             =========             =========

 The accompanying notes are an integral part of these combined balance sheets.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED STATEMENTS OF OPERATIONS

                                                                     Year Ended                              Nine Months Ended
                                                                     December 31,                              September 30,
                                                        --------------------------------------             ---------------------
      (In 000's)                                        1997             1998             1999             1999             2000
                                                        ----             ----             ----             ----             ----
                                                                                                       (Unaudited)     (Unaudited)
REVENUES
      Rental income                                 $ 10,145         $ 13,651         $ 14,813         $ 10,346         $ 11,914
      Property management operations                   4,546            8,689            5,452            5,794            5,321
      Income from affiliates                           1,809            2,047            2,357            1,380            1,380
                                                    --------         --------         --------         --------         --------
             Total revenues                           16,500           24,387           22,622           17,520           18,615
                                                    --------         --------         --------         --------         --------
COSTS AND EXPENSES
      Property operating expense                       1,683            2,886            3,396            2,845            3,966
      Property management expense                      7,472           12,164           10,766            7,901            8,076
      Depreciation and amortization                    2,203            3,313            3,259            2,638            2,566
      Real estate taxes                                  848            1,523            1,597            1,033            1,390
      Equity in (income) loss of
      uncombined partnerships                            127             (224)             330              200               (5)
      Impairment charges                                  --              126            5,164               --               --
                                                    --------         --------         --------         --------         --------
             Total costs and expenses                 12,333           19,788           24,512           14,617           15,993

OTHER (INCOME) EXPENSES
      Interest expense                                 7,901            9,585            9,982            6,869            9,727
      Gain on sale of property                            --               --               --               --           (1,328)
                                                    --------         --------         --------         --------         --------
             Total other (income) expenses             7,901            9,585            9,982            6,869            8,399
                                                    --------         --------         --------         --------         --------
             Net loss before extraordinary
                 items                                (3,734)          (4,986)         (11,872)          (3,966)          (5,777)

       Extraordinary items -- gain (loss) on
             extinguishment of debt                       50              163             (214)            (214)          (1,861)
                                                    --------         --------         --------         --------         --------
             Net loss                               $ (3,684)        $ (4,823)        $(12,086)        $ (4,180)        $ (7,638)
                                                    ========         ========         ========         ========         ========

              The accompanying notes are an integral part of these
                         combined financial statements.

CGS AND THE MAJORITY-OWNED AFFILIATES
COMBINED STATEMENTS OF EQUITY (DEFICIT)

(In 000's)                                                             Accumulated
                                                        Equity           Deficit          Total
                                                        ------           -------          -----
Balance, December 31, 1996                             $  1,385         $ (6,417)        $ (5,032)

Net income (loss)                                            --           (3,684)          (3,684)
Contributions (distributions), net                       (1,537)             803             (734)
                                                       --------         --------         --------

Balance as of December 31, 1997                            (152)          (9,298)          (9,450)

Net income (loss)                                            --           (4,823)          (4,823)
Contributions (distributions), net                        1,360           (3,398)          (2,038)
                                                       --------         --------         --------

Balance as of December 31, 1998                           1,208          (17,519)         (16,311)

Net income (loss)                                            --          (12,086)         (12,086)
Contributions (distributions), net                        1,319            1,057            2,376
                                                       --------         --------         --------

Balance as of December 31, 1999                           2,527          (28,548)         (26,021)

Net income (loss) - unaudited                                --           (7,638)          (7,638)
Contributions (distributions), net -  unaudited              --              (91)             (91)
                                                       --------         --------         --------
Balance as of September 30, 2000 - unaudited           $  2,527         $(36,277)        $(33,750)
                                                       ========         ========         ========

              The accompanying notes are an integral part of these
                         combined financial statements.

          CGS AND THE MAJORITY-OWNED AFFILIATES                                                                  Nine Months Ended
          COMBINED STATEMENTS OF CASH FLOWS                                Year Ended December 31,                 September 30,
                                                                                                                    (Unaudited)
                                                                       --------------------------------          ------------------
      (In 000's)                                                       1997          1998          1999          1999          2000
                                                                       ----          ----          ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                     $ (3,684)     $ (4,823)     $(12,086)     $ (4,180)     $ (7,638)
      Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities:
      Depreciation and amortization                                   2,203         3,313         3,259         3,144         3,264
      Equity in losses (income) of investees                            127          (224)          330             1             9
      Impairment charges                                                 --           126         5,164            --            --
      Extraordinary gain (loss)                                         (50)         (163)          214           214         1,861
      Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net              (437)          276           (80)         (357)         (298)
          Decrease (increase) in notes and accounts
              receivable from affiliates                              1,751           (12)          569        (1,116)        1,310
          Decrease (increase) in other assets, net                   (3,434)         (369)         (687)        1,489        (1,820)
          Increase (decrease) in deferred revenue                     1,019          (198)          654            60         1,927
          Increase (decrease) in accounts payable and
              accrued expenses                                          463         1,151           986          (408)          462
          Increase (decrease) in notes and accounts payable
              to affiliates                                           1,103        (2,211)       (4,301)        1,635         4,121
                                                                   --------      --------      --------      --------      --------
              Net cash provided by (used in) operating
                   activities                                          (939)       (3,134)       (5,978)          482         3,198
                                                                   --------      --------      --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Distributions from (investments in) uncombined
          investees, net                                                244            99        (2,062)           --            --
      Purchases of real estate held for investment                     (310)       (1,480)       (4,854)       (3,980)       (2,411)
      Proceeds from sales of real estate held for investment             --            --            --            --         6,816
      Purchases of property, plant & equipment                       (1,273)           --            --           (12)         (261)
                                                                   --------      --------      --------      --------      --------
          Net cash provided by (used in) investing activities        (1,339)       (1,381)       (6,916)       (3,992)        4,144
                                                                   --------      --------      --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings (repayments) on notes payable, net                   2,529         3,511        10,322         6,577        (2,659)
      Equity contributions (distributions), net                        (734)       (2,038)        2,376         1,141        (1,106)
      Proceeds from (repayments of) loan from shareholders               --           700            --            --          (700)
      Borrowings (repayments) on notes payable to affiliates            749         2,194           132        (4,288)       (2,437)
                                                                   --------      --------      --------      --------      --------
          Net cash provided by (used in) financing activities         2,544         4,637        12,830         3,430        (6,902)
                                                                   --------      --------      --------      --------      --------
          Increase (decrease) in cash                                   266          (148)          (64)          (80)          440
          Cash, beginning of period                                     404           670           522           522           458
                                                                   --------      --------      --------      --------      --------
          Cash, end of period                                      $    670      $    522      $    458      $    442      $    898
                                                                   ========      ========      ========      ========      ========
SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest, net of amounts capitalized of $0,
      $320, $880, $831 and $0 for the years ended December 31,
      1997, 1998 and 1999 and the nine months ended
      September 30, 1999 and 2000, respectively                    $  6,833      $  7,763      $  8,253      $  7,872      $ 10,951
                                                                   ========      ========      ========      ========      ========

              The accompanying notes are an integral part of these
                         combined financial statements.

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
During 1997, the Company issued mandatorily redeemable common stock of a subsidiary of $1,045,000 in connection with its merger with Spectrum Holdings, in which certain property management businesses were acquired. The majority of the purchase price was allocated to goodwill.

During 1997, the Company acquired certain properties (Parkade and West Florissant) and partnership interests (general and limited) by assuming debt totaling $9,179,000 and paying cash of $1,371,000.

During 1997, the Company acquired certain real estate through the issuance of debt to affiliates.

During 1998, the Company acquired the McDonnell property and other assets for a purchase price of $12,493,000 primarily by assuming debt for $11,637,000 and paying $856,000 cash.

During 1999, the Company purchased a property by assuming approximately $4,415,000 in liabilities.

During the nine months ended September 30, 2000, the Company purchased a 100% interest in two property management companies for $1,498,000. The company issued notes and allocated the majority of the purchase price to goodwill.

During the nine months ended September 30, 2000, the Company transferred land with book value of $3,298,000 to Sierra Pacific Development Fund, an affiliated company in exchange for an affiliate note receivable.

During the nine months ended September 30, 2000, various affiliate receivables and payables of $ 1,016,000 were converted to equity.

                      CGS AND THE MAJORITY-OWNED AFFILIATES
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1. ORGANIZATION            NATURE OF BUSINESS AND PRINCIPLES OF COMBINATION
                           CGS and the Majority-Owned Affiliates (the "Company") includes CGS Real Estate Company, Inc., ("CGS" a
                           Texas corporation) and various entities and properties involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the Midwest and Western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

                           The entities and properties included in the Company
                           (1) have majority ownership interests held by Mr. William J. Carden and Mr. John Galardi and/or their affiliates, (2) have agreed to participate in a consolidation transaction with other entities in which Mssrs. Carden and Galardi have interests, and
                           (3) are under common management. Certain entities and assets included in these combined financial statements will be merged into American Spectrum Realty, Inc. (ASR). ASR is a Maryland corporation, the legal acquirer in the consolidation transaction, and is a wholly-owned subsidiary of CGS. ASR will then (subject to approval) acquire eight public limited partnerships and three private entities. The accounting acquirer in this transaction will be one of the eight public limited partnerships (Sierra Pacific Pension Investors '84). These events are collectively referred to as the "Transaction". Assuming all entities elect to be acquired, the aggregate purchase price will be paid in stock and promissory notes of ASR and operating partnership units in a newly formed operating partnership, that will initially be wholly-owned by ASR and will continue to be a consolidated subsidiary of ASR thereafter. The private entities and public limited partnerships to be acquired are engaged in substantially the same business as the Company. The Company currently provides property management services to these entities. ASR intends to qualify as a real estate investment trust (REIT) beginning in 2002 for federal income tax purposes.

                           The combined financial statements include CGS and its consolidated subsidiaries and properties are listed as follows:

                           Legal Entities                          CGS Ownership
                           --------------                          -------------
                           American Spectrum Realty,Inc.               100%
                           Pasadena Autumn Ridge, LP                   100%
                           Villa Redondo LLC                           100%
                           American Spectrum Real Estate
                             Services, Inc.                             80%
                           SP Properties, Inc.                         100%
                           Nooney Income Investments, Inc.             100%
                           Nooney Income Investments-Two               100%
                           Nooney Investors, Inc.                      100%

1.   ORGANIZATION             Wholly-Owned Properties
     (CONTINUED)
                              Parkade Center
                              Autumn Ridge
                              Villa Redondo
                              West Florissant
                              Sorrento II Land
                              Phoenix Van Buren Land
                              Bally's Land

                              CGS also owns (itself and through consolidated subsidiaries) joint venture interests in the public limited partnerships and private entities to be acquired in the transaction.

                              Property management operations are conducted through various consolidated property management subsidiaries in which CGS has ownership interests of 80 to 100 percent and which are referred to as the CGS Management Company.

                              The Company's combined financial statements also include two privately-held real estate limited partnerships and one LLC where the ownership percentages are in substance identical to the ownership of CGS (the Common Control Entities) as follows:

                              Legal Entity                             Properties
                              ------------                             ----------
                              McDonnell Associates LLP                 Northwest Corporate Center

                              Pacific Spectrum LLC                     Pacific Spectrum

                              Creekside/Riverside LLC                  Creekside Senior Apartments

                              Additionally, the combined financial statements include one privately-held real estate limited partnership and two LLCs ( the closely-held private entities) where the general partner or managing member and more than 50% of the limited partnership interests are controlled by the owners of CGS as follows:

                              Legal Entity                             Properties
                              ------------                             ----------
                              CGS Properties Marketplace Columbia LP   Columbia N.E. Marketplace

                              Back Bay LLC                             Back Bay Office

                              Seventy Seven LLC                        Chrysler

                              The combining financial statements also include, on a carve-out basis, three properties, Beach and Lampson Pad "D", Richardson Plaza and Sierra Technology which will be acquired by ASR from the entities that own these properties. These entities are also controlled by the owners of CGS.

                              CGS has consolidated all entities in which it has a majority ownership interest or other evidence of control. None of the other entities comprising the Company have any subsidiaries. Transactions and accounts between consolidated entities and combining entities have been eliminated. Accounts and transactions eliminated include inter-entity loans and advances and management fees charged to various entities by the management company subsidiaries of CGS.

1.   ORGANIZATION             The Company has experienced losses in the periods
     (CONTINUED)              presented. Management believes such losses are a
                              result of the Company's business plan that includes acquisition and turn-around of under performing properties. During the turn-around period, losses accrue due to the temporary excess of operating expenses, interest expense, and management costs over rental income along with impairment charges on certain properties that do not affect cash flow. These losses are anticipated to be more than offset by increases in the value of the properties, which cannot be recognized as income under generally accepted accounting principles. Historically, the Company has augmented its cash flow from properties by generating funds from periodic real estate refinancing. If refinancing debt was not available, the Company would curtail its asset turn-around program, substantially reduce overhead, and operate solely on the cash flow from properties and advances for the shareholders of CGS.

2.   SUMMARY OF SIGNIFICANT   REAL ESTATE HELD FOR INVESTMENT, NET
     ACCOUNTING POLICIES      Real estate held for investment is carried at cost
                              net of impairment losses, determined based on estimated future cash flows. Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate realization of the Company's investment in real estate properties is dependent upon these matters.
                              Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

                              EVALUATION OF IMPAIRMENT
                              Long-lived assets, including real estate held for investment that are expected to be held and used in operations are carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated discounted future cash flows. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                              During 1999, the Company evaluated certain goodwill associated with acquired management companies and recorded an impairment charge of $2.2 million. The goodwill impaired relates to the management companies located in Missouri and Colorado which were acquired in October and August 1997, respectively. The impairment charge was triggered by the loss of several management contracts (See also Note 4 for discussion of impairment applicable to certain real estate properties).The CGS property management subsidiaries to which the remaining goodwill relates are not currently profitable, but are not planned to be a part of the ongoing operations of the Company since these entities perform primarily third party management services (which will not be acquired by ASR in the Transaction). The analysis of impairment on real estate properties was performed due to the deteriorating operating performance of certain properties and included independent appraisals of the properties, which were based on projected cash flows of the properties.

2.   SUMMARY OF SIGNIFICANT   ALLOWANCE FOR CREDIT LOSSES
     ACCOUNTING POLICIES      A provision for credit losses is recorded based on
     (CONTINUED)              management's judgement of tenant creditworthiness.
                              The activity in the allowance for credit losses during 1999, 1998 and 1997 was as follows:

     (000's)
                                        Balance at
                                       Beginning of   Provisions for    Accounts     Balance at End
                                          Period      Credit Losses    Written Off      of Period
     ----------------------------------------------------------------------------------------------
     Allowance for credit losses

        Year ended December 31, 1997       (20)           (294)            205            (109)
        Year ended December 31, 1998       (109)          (675)            450            (334)
        Year ended December 31, 1999       (334)          (309)            122            (521)
        Nine months ended September
          30, 1999 (unaudited)             (334)          (270)            89             (515)
        Nine months ended September
          30, 2000 (unaudited)             (521)          (506)            298            (729)
     ----------------------------------------------------------------------------------------------

                              EQUIPMENT
                              Equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

                              CAPITALIZATION OF INTEREST
                              The Company follows the practice of capitalizing interest to real estate held for investment during the period of development, in accordance with SFAS 34, "Capitalization of Interest Cost." Interest costs capitalized during 1999 and 1998 were $880,000 and $320,000, respectively. No amounts were capitalized in 1997 and for the nine month period ended September 30, 2000.

                              INVESTMENT IN AND LOSSES IN EXCESS OF INVESTMENTS IN UNCOMBINED PARTNERSHIPS
                              The Company invests in various public and private limited partnerships and in limited liability companies that are engaged in substantially the same business as the Company.

                              Losses in excess of investments in limited partnerships represent the portion of partnership obligations that management believes the Company is responsible for as the general partner. Accordingly, the Company investments may be reduced below zero if the investee records losses which the general partner is obligated to fund. The Company does not record any losses in excess of investments when it only acts as a limited partner. The Company accounts for its investments in limited partnerships where it owns between 20% and

2.   SUMMARY OF SIGNIFICANT   50% of the limited partnership interests and where
     ACCOUNTING POLICIES      it does not have effective control as the general
     (CONTINUED)              partner, using the equity method. Under this
                              method, which the Company initially records its investment in the limited partnerships at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the limited partnerships after the date of acquisition. Partnership income and losses are allocated in accordance with the respective partnership agreements. Investments where the
                              Company owns less than 20% of the limited partnership interest and where it does not have effective control as the general partner are accounted for with the cost method.

                              DEFERRED REVENUES
                              Deferred revenues represent non-refundable prepayments of rents on certain operating properties, which are recognized as revenue when earned. A substantial portion relates to one affiliated tenant who has prepaid certain ground lease rent for an extended period.

                              INTEREST RATE SWAP
                              An interest rate swap is used by the Company to manage interest rate sensitivity for one of its debt arrangements. The periodic net settlement for interest rate swaps is recorded as an adjustment to interest expense or capitalized if the project containing the swap is still in the development period as discussed above under Capitalization of Interest.

                              REVENUE RECOGNITION
                              Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and the actual cash due and is included in other assets on the accompanying combined balance sheets. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred at amounts expected to be recovered from the tenants.

                              DEBT ISSUANCE COSTS AND DISCOUNTS
                              Debt issuance costs and discounts related to the Company's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.

                              MANDATORILY-REDEEMABLE COMMON STOCK OF SUBSIDIARY In August 1997, American Spectrum Real Estate Services, Inc. (ASREI), a wholly-owned subsidiary of CGS, acquired all of the common stock of Spectrum Holdings, Ltd. (a property management company) in exchange for new mandatorily-redeemable common shares of ASREI. The selling shareholders of Spectrum Holdings, Ltd. have the right to put their shares of ASREI at $522.500 per share or $1,045,000. As a result of this transaction, ASREI is 80% owned by CGS and continues to be a consolidated subsidiary, while the mandatorily-redeemable common stock of subsidiary represents the minority interest.

2.   SUMMARY OF SIGNIFICANT   INCOME TAXES
     ACCOUNTING POLICIES      Currently, the Company includes various
     (CONTINUED)              partnerships and limited liability companies that
                              are not subject to Federal or significant state income tax at the entity level.

                              The corporate entities that are subject to income tax currently account for their income taxes using the asset and liability method. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. These entities have accumulated net operating losses for both Federal and State reporting purposes and pay minimal taxes. The Company has operations in California, Arizona, Texas, Missouri, South Carolina, North Carolina, Colorado, Maryland, Illinois, Indiana, Kansas, Minnesota, Nebraska, and Ohio. Consummation of the transaction may significantly impact the future utilization of net operating loss carry-forwards.

                              The successor to the Company intends to qualify as a REIT beginning in 2002 for federal income tax purposes. As a REIT, the Company will not generally be liable for federal corporate income taxes. As such, uncertainty exists as to the ultimate tax asset to be realized. Management has recorded a valuation allowance against the entire net deferred tax asset to reflect this uncertainty. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes on its taxable income at regular corporate tax rates.

                              UNAUDITED INTERIM INFORMATION
                              The accompanying financial information as of September 30, 2000, and for the nine months ended September 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                              COMPREHENSIVE INCOME
                              Net income as reported by the Company reflects total comprehensive income for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000 since there are no additional transactions that would be classified as comprehensive income.

                              SEGMENT DISCLOSURE
                              Management believes that the Company operates in a single segment. The Company's real estate operations have similar economic and environmental conditions, business processes, types of customers (i.e., tenants), and services provided, and because resource allocation and other operating decisions made by senior management are based on evaluation of the entire portfolio.

2.   SUMMARY OF SIGNIFICANT   USE OF ESTIMATES
     ACCOUNTING POLICIES      The preparation of combined financial statements
     (CONTINUED)              in conformity with generally accepted accounting
                              principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined balance sheet. Actual results could materially differ from those estimates.

                              In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                              THE FAIR VALUE OF FINANCIAL INSTRUMENTS
                              The carrying amounts for the company's cash, accounts receivable, notes receivable, accounts payable and accrued expenses and notes payable approximate fair value.

                              NEW ACCOUNTING PRONOUNCEMENTS
                              On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), which addressed certain revenue recognition policies, including the accounting for overage rent by a lessor. SAB 101 requires overage rent to be recognized as revenue only when the tenants' sales exceed their sales threshold. The Company will adopt SAB 101 for the quarter ending December 31, 2000. Because the Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have a material effect on the Company's financial statements. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage rent recognized each full year.

                              On June 15, 1998, the Financial Accounting
                              Standards Board ("FASB") issued Statement of
                              Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

                              SFAS 133 will be effective for the Company beginning with the 2001 fiscal year and may not be applied retroactively. Management does not believe that SFAS 133 will have a material impact on the combined financial statements.

3.   ACQUISITIONS             The following properties were acquired during the
                              three year period ended December 31, 1999:

                              (In 000's)                           Acquisition   Purchase
                              Property              Description       Date         Price
                              -----------------------------------------------------------
                              Phoenix Van Buren     Land            Aug. 1997     $ 1,033
                              Beach & Lampson       Retail          Oct. 1997       1,251
                              Sorrento II           Land            Oct. 1997       3,267
                              Parkade               Mixed           Nov. 1997       7,009
                              West Florissant       Mixed           Nov. 1997       1,208
                              Creekside Riverside   Apartments      Nov. 1997       4,712
                              McDonnell LLC         Offices         Aug. 1998      12,100
                              Bally's               Land           Sept. 1998       1,109
                              Autumn Ridge          Apartments      May 1999        5,450
                              -----------------------------------------------------------
                                                                                  $37,139
                              ===========================================================

                              Substantially all of the purchase price, except for working capital amounts, was allocated to the real estate properties.


4.   REAL ESTATE HELD FOR     Real estate held for investment consists of the
     INVESTMENT, NET          following (see Note 10):

                                                                   December 31,         September 30,
                                                                                            2000
                              (000'S)                           1998          1999       (unaudited)
                              -----------------------------------------------------------------------
                              Income producing property:
                              Land                            $ 21,597     $ 23,087       $ 17,791
                              Building and improvements         77,232       83,220         81,383
                              -----------------------------------------------------------------------
                                                              $ 98,829     $106,307       $ 99,174
                              Accumulated depreciation and
                                 amortization                   (8,481)     (10,719)       (12,394)
                              -----------------------------------------------------------------------
                                                              $ 90,348     $ 95,588       $ 86,780
                              =======================================================================

                              Included in real estate held for investment is a mixed-use commercial operating property located in Missouri, the McDonnell property, which was acquired in August 1998 and has a carrying value of $13,197,000, which secures debt totaling $14,398,000 (Note 10). As of December 31, 1999, and subsequent to that date, the property has been partially leased. The Company's management intends to lease the remainder of the property in fiscal 2000. During 1999, the Company recorded an impairment loss of $1,156,000 based in part on the planned sale of one building on the property; this sale was consummated in 2000 (Note 10).

                              During 1999, the Company also recorded an impairment loss of $1,593,000 on a retail building which was acquired in February 1989, and an impairment loss of $168,000 on land which was acquired in September 1998, in accordance with SFAS No 121. The analysis of impairment was performed due to the deteriorating operating performance of the properties and included independent appraisals of the properties which were based on projected cash flows of the properties.

5.   EQUIPMENT, NET           Equipment consists primarily of furniture and
                              fixtures and information technology/computer equipment. Accumulated depreciation was approximately $1,423,000, $1,761,000, and
                              $2,289,000 at December 31, 1998, December 31,
                              1999, and September 30, 2000 respectively.


6.   INVESTMENTS IN           The Company is a general partner and has a fifty
     UNCOMBINED               percent or less ownership in the following
     PARTNERSHIPS             uncombined partnerships at December 31, 1999:

                                                                             General    Limited
                                                                             Partner    Partner
                              ------------------------------------------------------------------
                              Sierra Pacific Institutional Properties V*        1%         0%
                              Sierra Pacific Development Fund III*              1          0
                              Sierra Pacific Development Fund II*               1          0
                              Sierra Pacific Development Fund*                  1          6.03
                              Sierra Pacific Pension Investors `84*             1          4.91
                              Nooney Income Fund LTD*                           1         13.6
                              Nooney Income Fund II*                            1          5.83
                              Nooney Real Property Investors Two LP*            1          5.4
                              Nooney Rider Trail, LLC                           0          1
                              8622 Starcrest Investors LLC                      0         38.25
                              Mariner's Place                                   9.62       0
                              Meadow Wood Village Associates LTD LP*            1          0
                              California Consultants, Limited                   1          0
                              ------------------------------------------------------------------

                              * Entities expected to participate in the
                                Transaction (Note 1).

                              The Company uses the equity method of accounting for its investments in these fifty percent or less owned partnerships (Note 2). The accounting policies of the entities are substantially the same as those of the Company.

7.   NOTES PAYABLE            Debt consists of the following:

                                                                                     December 31,         September 30,
                              (IN 000'S)                                          1998         1999           2000
                              -----------------------------------------------------------------------------------------
                                                                                                           (Unaudited)
                              Fixed rate debt payable to financial
                                 institutions, secured by real estate held
                                 for investment at an interest rate between
                                 6.5% and 12.5% due between 2001 and 2015.      $ 17,402     $ 23,693       $ 64,068

                              Variable Rate debt payable to financial
                                 institutions and other lenders, secured by
                                 real estate held for investment at an
                                 interest rate between 8% and 9% or based on
                                 various indexes, due between 2000 and 2015.      79,142       87,017         45,807
                              -----------------------------------------------------------------------------------------
                                                                                  96,544      110,710        109,875
                              Discount on Debt                                      (226)        (120)           (15)
                              -----------------------------------------------------------------------------------------
                                                                                $ 96,318     $110,590       $109,860
                              =========================================================================================

7.   NOTES PAYABLE            Generally, the debt is arranged on a
     (CONTINUED)              property-specific basis and is secured by the
                              property. Mssrs. Carden and Galardi have provided guarantees on certain borrowings and/or stock of CGS and/or its subsidiaries have been pledged as collateral.

                              Certain of the Company's notes payable provide for various warranties, covenants and restrictions pertaining to financial and non-financial matters requiring compliance on a continuing basis. Default on any warranty, covenant or restriction could affect the lender's commitment to lend, and if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the notes.

                              As of December 31, 1999, management believes the Company was in compliance with financial and other covenants of its various debt agreements.

                              Future principal payments, excluding the effect of the refinancing documented in Note 10, as of December 31, 1999 are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                      $ 27,189
                              2001                                        14,377
                              2002                                           754
                              2003                                        28,512
                              2004                                           852
                              Thereafter                                  39,026
                              --------------------------------------------------
                                                                        $110,710
                              ==================================================

                              The Company expects to refinance the debt that matures in 2000, except for a portion related to the McDonnell property which was listed for sale at December 31, 1999 and sold in 2000 (See Note
                              10).

                              Debt obligations totaling $1,300,000 have provisions requiring the payment of a fee in the event of early repayment.

                              The Company has a two year $12 million note from a bank that was entered into on August 14, 1998. This note had a renewal option for an additional 12-month term if requested in writing by the Company 30 days prior to the maturity date. The Company exercised this renewal option and extended the maturity date to August 15, 2001.

8.   RELATED PARTY            NOTES PAYABLE TO SHAREHOLDERS
     TRANSACTIONS             Note payable to shareholders consists of
                              non-interest bearing advances, due on demand.

                              NOTES RECEIVABLE FROM AFFILIATES
                              Notes receivable from affiliates consist of various notes secured by real estate. The notes bear interest at various rates, ranging from 8% to 12%, mature in various years through February 2015 and serve as collateral on certain notes payable (see Note 10). Certain of the notes were purchased at a discount to their notional amount. As of December 31, 1999, unamortized discounts on such notes totaled $2,518,000. Additionally, the Company has recorded an allowance for loss totaling $614,000 to fully reserve one note. As of December 31, 1999, accrued interest on notes receivable from affiliates totals $242,000.

                              INCOME FROM AFFILIATES AND MANAGEMENT COMPANY
                              The Company includes various property management subsidiaries which provide leasing, brokerage, and other services to affiliates and other parties. Amount paid/received for property management services to properties included in these combined financial statements are eliminated. The property management subsidiaries also perform services for various uncombined entities in which management has small interests, which has been reflected as income from affiliates in the accompanying combined financial statements.


9.   COMMITMENTS AND          LEASE OBLIGATIONS AS LESSOR
     CONTINGENCIES            The Company, through ownership of various
                              commercial and retail operating properties and ground-leased land, is a lessor under various non-cancelable operating leases. Minimum future rental income under these non-cancelable operating leases are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                        $2,801
                              2001                                         1,784
                              2002                                         1,414
                              2003                                         1,504
                              2004                                         1,926
                              --------------------------------------------------
                                                                          $9,429
                              ==================================================

9.   COMMITMENTS AND          The Company's lease rent income from overage or
     CONTINGENCIES            percentage rents was not material for each of the
     (CONTINUED)              periods presented.

                              The Company has an interest in three apartment complexes. The rentals of apartment units are generally for terms of one year or less. Accordingly, the above table does not reflect minimum future rental expense for such apartment complexes.

                              LEASE OBLIGATIONS AS LESSEE
                              The Company is a lessee under various
                              noncancellable operating leases for the land underlying office facilities. Minimum future rentals under these noncancellable operating leases are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                        $  629
                              2001                                           361
                              2002                                           291
                              2003                                           172
                              --------------------------------------------------
                                                                          $1,453
                              ==================================================

                              EMPLOYEE OBLIGATIONS
                              The Company is obligated under various employment agreements with key employees. Minimum future obligations under these employment agreements are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                        $  729
                              2001                                           729
                              2002                                           565
                              --------------------------------------------------
                                                                          $2,023
                              ==================================================

                              LITIGATION
                              The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

                              INTEREST RATE SWAP
                              At December 31, 1999, the Company had one interest rate swap outstanding with a notional amount of $11,950,000. The interest rate swap was executed as part of a debt agreement issued in conjunction with the financing of a property owned by the Company. The swap involves the exchange of a floating rate interest payment for a fixed rate interest payment. The swap expired in August 2000, and was not renewed. As of December 31, 1999, the interest rate swap had an estimated market value of $23,000.

10.  SIGNIFICANT 2000         REAL ESTATE TRANSACTIONS
     EVENTS - NINE            On February 1, 2000, the Company transferred a
     MONTHS ENDED             parcel of land to Sorrento II Partners, an
     SEPTEMBER 30, 2000       affiliate. The carrying value of the land was
                              $3,298,000.

                              On March 17, 2000, the Company sold certain land in California to an unrelated third party. The transaction resulted in an immaterial loss.

                              The Company sold a parking structure located in Long Beach, California in March, 2000, and recognized a gain of $1.2 million.

                              In August 2000, the Company sold one of the buildings comprising the McDonnell property. No significant gain/loss was recorded on this sale.

                              On September 30, 2000, the Company entered into an agreement to sell one of its management companies (American Spectrum-California). The Company believes the transaction will result in an immaterial loss.

                              DEBT REFINANCING
                              As of December 31, 1999, the Company had approximately $31,556,000 in debt outstanding to a finance company. On June 30, 2000, the Company refinanced this debt with a bank loan of $34,940,000, bearing interest at 8-1/2%. This loan matures on July 10, 2010, when the principal and remaining interest is payable.

                              DEFAULT ON LOANS
                              As of January 15, 2001 the Company was in default on loans totaling $1.8 million secured by the Columbia Northeast and Marketplace properties. The Company is currently addressing the defaults by arranging bridge financing on the properties in order to repay the loans in default.

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
Financial Statements as of December 31, 1999 and 1998 and for the three years ended December 31, 1999
Together With Auditors' Report

SELECTED HISTORICAL FINANCIAL DATA OF MEADOW WOOD VILLAGE APTS., LTD., LP

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.

                                                                           NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                 ----------------------------------      ---------------------
(in thousands)                     1997          1998         1999         1999         2000
                                 -------       -------      -------      -------      -------
OPERATING DATA:
REVENUES:
Rental and reimbursement
  income                         $ 1,863       $ 2,039      $ 2,194      $ 1,645      $ 1,743
Interest and other income             86            20           18           15           17
                                 -------       -------      -------      -------      -------
Total revenues                     1,949         2,059        2,212        1,660        1,760
                                 =======       =======      =======      =======      =======
EXPENSES:
Property operating                   731           757          764          483          606
Real estate and other taxes          120           120          120          174          180
Depreciation and amortization        260           332          376          245          257
Interest expense                     731           715          672          505          601
                                 -------       -------      -------      -------      -------
Total expenses                     1,842         1,924        1,932        1,407        1,644
                                 =======       =======      =======      =======      =======
Net income before
  extraordinary item                 107           135          280          253          116
 Extraordinary item - loss on
   extinguishment of debt            (71)           --           --           --           --
                                 -------       -------      -------      -------      -------
Net income                       $    36       $   135      $   280      $   253      $   116
                                 =======       =======      =======      =======      =======

SELECTED HISTORICAL FINANCIAL DATA OF MEADOW WOOD VILLAGE APTS. LTD., LP

                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              -----------------------------------       ---------------------
                                                1997          1998          1999          1999          2000
                                              -------       -------       -------       -------       -------
OTHER DATA:
Ratio of earnings to fixed charges(1)            1.05          1.19          1.42          1.50          1.19
Cash distributions                               (195)         (240)         (260)         (195)         (195)
Total properties owned at end of period             1             1             1             1             1
BALANCE SHEET DATA:
Cash and cash equivalents                         255           191           140           113           149
Real estate held for investment, net            7,946         7,766         7,520         7,587         7,334
Accounts receivable, net                            5            57           402           359           542
Other assets                                      680           652           629           653           622
Total assets, at book value                     8,886         8,666         8,691         8,712         8,647
Total assets, at valued assigned for the
   consolidation                                                                                       20,230
Total liabilities                              11,311        11,196        11,200        11,183        11,235
Total deficit                                  (2,425)       (2,530)       (2,509)       (2,471)       (2,588)
CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                               182           (64)          (52)          (78)            9
Cash provided by operating activities             735           420           370           273           459

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

                    Report of Independent Public Accountants


To the Partners of Meadow Wood Village Apartments, Ltd., LP:

We have audited the accompanying balance sheets of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the related statements of operations, partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




/s/ ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP

BALANCE SHEETS

                                                                        December 31,   December 31,   September 30,
      (In 000's)                                                            1998           1999           2000
                                                                          --------       --------       --------
                                                                                                       (Unaudited)
ASSETS

   Real estate held for investment, net                                   $  7,766       $  7,520       $  7,334
   Cash                                                                        191            139            149
   Accounts receivable, net of allowance for doubtful accounts of
        $10, $14, and $40, as of December 31, 1998, 1999, and
        September 30, 2000, respectively                                        37              9             24
   Accounts receivable from affiliates                                          20            394            518
   Other assets, net                                                           652            629            622
                                                                          --------       --------       --------
                   Total assets                                           $  8,666       $  8,691       $  8,647
                                                                          ========       ========       ========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
   Accounts payable and accrued expenses                                  $    145       $    195       $    409
   Deferred revenue                                                              1             11             17
   Notes payable                                                            11,050         10,930         10,809
   Notes payable to affiliates                                                  --             65             --
                                                                          --------       --------       --------
                   Total liabilities                                        11,196         11,201         11,235
                                                                          --------       --------       --------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT)
   Partners' capital                                                           135            135            135
   Accumulated deficit                                                      (2,665)        (2,645)        (2,723)
                                                                          --------       --------       --------
                   Total partners' capital (deficit)                        (2,530)        (2,510)        (2,588)
                                                                          --------       --------       --------
                   Total liabilities and partners' capital (deficit)      $  8,666       $  8,691       $  8,647
                                                                          ========       ========       ========

       The accompanying notes are an integral part of these balance sheets

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF OPERATIONS

                                                                                            Nine months ended
                                                         Year ended December 31,              September 30,
                                                   ----------------------------------      ---------------------
      (In 000's)                                     1997          1998         1999        1999         2000
                                                   -------       -------      -------      -------      -------
                                                                                         (Unaudited)  (Unaudited)
REVENUES
      Rental income                                $ 1,863       $ 2,039      $ 2,194      $ 1,645      $ 1,743
      Other income                                      86            20           18           15           17
                                                   -------       -------      -------      -------      -------
              Total revenues                         1,949         2,059        2,212        1,660        1,760
                                                   -------       -------      -------      -------      -------

COSTS AND EXPENSES
      Property operating                               342           351          341          314          373
      Depreciation and amortization                    260           332          376          245          257
      Real estate taxes                                120           120          120          174          180
      Management fees to affiliate                      95           105          105           22           11
      Repairs and maintenance                          168           164          184          123          219
      Other                                            126           137          134           24            3
                                                   -------       -------      -------      -------      -------
              Total costs and expenses               1,111         1,209        1,260          902        1,043
                                                   -------       -------      -------      -------      -------

OTHER EXPENSE
      Interest expense                                 731           715          672          505          601
                                                   -------       -------      -------      -------      -------
              Net income before extraordinary
                  item                                 107           135          280          253          116
      Extraordinary item - loss on
                   extinguishment  of debt             (71)           --           --           --           --
                                                   -------       -------      -------      -------      -------
                  Net income                       $    36       $   135      $   280      $   253      $   116
                                                   =======       =======      =======      =======      =======

    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                      Partners'   Accumulated
         (In 000's)                                    Capital      Deficit        Total
         --------------------------------------------------------------------------------
          Balance, December 31, 1996                   $   135      $(2,235)      $(2,100)

          Net income                                        --           36            36
          Distributions, net                                --         (361)         (361)
                                                       -------      -------       -------
          Balance, December 31, 1997                       135       (2,560)       (2,425)

          Net income                                        --          135           135
          Distributions, net                                --         (240)         (240)
                                                       -------      -------       -------
          Balance, December 31, 1998                       135       (2,665)       (2,530)

          Net income                                        --          280           280
          Distributions, net                                --         (260)         (260)
                                                       -------      -------       -------
          Balance, December 31, 1999                       135       (2,645)       (2,510)

          Net income (unaudited)                            --          116           116
          Distributions, net (unaudited)                    --         (194)         (194)
                                                       -------      -------       -------
          Balance, September 30, 2000 (unaudited)      $   135      $(2,723)      $(2,588)
                                                       =======      =======       =======


    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF CASH FLOWS

                                                                                                                 Nine months ended
                                                                                                                   September 30,
                                                                          Year ended December 31,                   (Unaudited)
                                                                    -----------------------------------       ----------------------
   (In 000's)                                                         1997          1998          1999          1999          2000
                                                                    -------       -------       -------       -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                    $    36       $   135       $   280       $   253       $   116
      Adjustments to reconcile net income to net cash provided
            by operating activities:
        Depreciation and amortization                                   260           332           376           265           257
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                32           (31)           28            12           (16)
          Decrease (increase) in accounts receivable from
                  affiliates                                             --           (20)         (374)         (314)         (124)
          Decrease (increase) in other assets, net                      353            (1)           --           (20)            7
          Decrease (increase) in deferred revenue                         4            (7)           10            13             6
          Increase (decrease) in accounts payable and
                  accrued expenses                                       50            12            50            64           213
                                                                    -------       -------       -------       -------       -------
          Net cash provided by operating activities                     735           420           370           273           459
                                                                    -------       -------       -------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Expenditures for tenant improvements                             (222)         (124)         (108)          (66)          (71)
                                                                    -------       -------       -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings (repayments) of notes payable, net                      30          (120)         (120)          (90)         (120)
      Partner contributions (distributions), net                       (361)         (240)         (258)         (195)         (194)
      Increase (decrease) in notes payable to affiliates                 --            --            64            --           (64)
                                                                    -------       -------       -------       -------       -------
          Net cash used in financing activities                        (331)         (360)         (314)         (285)         (378)
                                                                    -------       -------       -------       -------       -------
          Increase (decrease) in cash                                   182           (64)          (52)          (78)           10
          Cash, beginning of period                                      73           255           191           191           139
                                                                    -------       -------       -------       -------       -------
          Cash, end of period                                       $   255       $   191       $   139       $   113       $   149
                                                                    =======       =======       =======       =======       =======

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest                                        $ 1,127       $   715       $   672       $   485       $   576
                                                                    =======       =======       =======       =======       =======


    The accompanying notes are an integral part of these financial statements

                     MEADOW WOOD VILLAGE APARTMENTS LTD., LP
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1.   ORGANIZATION             NATURE OF BUSINESS
                              Meadow Wood Village Apartments Ltd., LP (the
                              "Partnership") is a California limited partnership that owns an apartment complex located in Long
                              Beach, California. The general partner is CGS Real
                              Estate Company, Inc. ("CGS"), which has 1% interest. Limited partnership interests include a 43% interest held by Mr. William J. Carden, a 50% owner of the general partner, and a 57% interest held by various unrelated parties. Profits and losses are allocated to the partners in proportion to each partners' percentage interest. Management fees are paid for property management to an entity that is affiliated with the general partner (Note
                              5).

                              The property owned by the Partnership has been identified as a potential additional property to include in a consolidation transaction (the "Transaction") with other entities, certain of which share common ownership with the general partner. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

2.   SUMMARY OF SIGNIFICANT   REAL ESTATE HELD FOR INVESTMENT, NET
     ACCOUNTING POLICIES      Real estate held for investment is carried at cost
                              net of impairment losses, determined based on estimated future cash flows. Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate realization of the Partnership's investment in real estate is dependent upon these matters.

                              Real estate held for investment is depreciated using the straight-line method over the estimated useful lives of the buildings and improvements, ranging from five to forty years.

2.   SUMMARY OF SIGNIFICANT   EVALUATION OF IMPAIRMENT
     ACCOUNTING POLICIES      In 1995, the Financial Accounting Standards Board
     (CONTINUED)              issued Statement of Financial Accounting Standards
                              No. 121, Accounting for Impairment of Long-lived
                              Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges).
                              SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                              ALLOWANCE FOR CREDIT LOSSES
                              A provision for credit losses is recorded based on management's judgment of tenant creditworthiness. The activity in the allowance for credit losses during 1999, 1998 and 1997 was as follows:

    (IN 000'S)
                                        Balance at
                                       Beginning of     Provision for      Accounts        Balance at
        Years Ending December 31,          Year         Credit Losses     Written Off     End of Year
     ------------------------------------------------------------------------------------------------
      Allowance for credit losses
      Year ended December 31, 1997           --              (4)               --              (4)
      Year ended December 31, 1998           (4)             (6)               --             (10)
      Year ended December 31, 1999          (10)             (4)               --             (14)
      Nine months ended September
        30, 1999 (unaudited)                (10)             (9)               10              (9)
      Nine months ended September
        30, 1990 (unaudited)                (14)            (26)               --             (40)
     ------------------------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT   DEFERRED REVENUE
     ACCOUNTING POLICIES      Deferred revenue represents non-refundable
     (CONTINUED)              prepayments of rents, which are recognized as
                              revenue when earned.

                              REVENUE RECOGNITION
                              Lease agreements with tenants are accounted for as operating leases and rental income is recognized over the term of the related operating lease. The Partnership's properties are leased under lease agreements whose terms do not typically exceed one year.

                              DEBT ISSUANCE COSTS
                              Debt issuance costs related to the Partnership's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.

                              INCOME TAXES
                              Currently, the Partnership is not subject to Federal or significant state income tax. Income taxes are the responsibility of the individual partners.

                              UNAUDITED INTERIM INFORMATION
                              The accompanying financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                              COMPREHENSIVE INCOME
                              Net income as reported by the Partnership reflects total comprehensive income for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000 since there are no transactions that would be classified as comprehensive income.

                              USE OF ESTIMATES
                              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could materially differ from those estimates.

                              In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

2.   SUMMARY OF SIGNIFICANT   FAIR VALUE OF FINANCIAL INSTRUMENTS
     ACCOUNTING POLICIES      The carrying amounts for the Company's cash,
     (CONTINUED)              accounts receivable, accounts payable, accrued
                              expenses and notes payable approximate fair value.


3.   REAL ESTATE HELD FOR     Real estate held for investment consists of the
     INVESTMENT, NET          following:

                                                                        December 31,          September 30,
                    (IN 000'S)                                       1998         1999            2000
                    ---------------------------------------------------------------------------------------
                                                                                               (Unaudited)
                    Income producing property:
                    Land                                           $  2,300       $  2,300       $  2,300
                    Building and improvements                         8,678          8,785          8,856
                    ---------------------------------------------------------------------------------------
                           Total                                   $ 13,007       $ 13,115       $ 11,156
                    Accumulated depreciation and
                      amortization                                   (3,212)        (3,565)        (3,822)
                    ---------------------------------------------------------------------------------------
                                                                   $  7,766       $  7,520       $  7,334
                    =======================================================================================


4.   NOTES PAYABLE            Notes payable consist of:

                                                                          December 31,       September 30,
                    (IN 000'S)                                         1998         1999         2000
                    -------------------------------------------------------------------------------------
                                                                                              (Unaudited)
                    Debt payable to a municipality, secured by
                       real estate held for investment at an
                       interest rate of Labor +3/4%; (5.96%,
                       7.26%, and 7.38%, as of December 31, 1998
                       and 1999, and September 30, 2000),
                       due 2003.                                      $11,050      $10,930      $10,809
                    -------------------------------------------------------------------------------------

                                                                      $11,050      $10,930      $10,809
                    =====================================================================================

                              Minimum future principal payments over the remaining terms of the notes payable as of December 31, 1999 are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                       $   160
                              2001                                           180
                              2002                                           180
                              2003                                           180
                              2004                                        10,230
                              --------------------------------------------------
                                                                         $10,930
                              ==================================================


5.   RELATED PARTY            MANAGEMENT COMPANY
     TRANSACTIONS             The Partnership pays property management fees to
                              an entity affiliated with the general partner for providing leasing, brokerage, and other services.

6.   COMMITMENTS AND          LITIGATION
     CONTINGENCIES            The Partnership is party to various lawsuits and
                              disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Partnership.

NOONEY RIDER TRAIL, LLC
Financial Statements as of December 31, 1999 and 1998 and for the three years ended December 31, 1999
Together With Auditors' Report

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY RIDER TRAIL, LLC

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.


                                                                         NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                     -----------------------------------------------------
                                      1997        1998        1999        1999        2000
                                     -----       -----       -----       -----       -----
                                                         (in thousands)
OPERATING DATA:
REVENUES:
Rental and reimbursement income      $ 585       $ 594       $ 561       $ 408       $ 447
Interest and other income                1           3          10           4           7
                                     -----       -----       -----       -----       -----
Total revenues                         586         597         571         412         454
                                     =====       =====       =====       =====       =====

EXPENSES:
Property operating                      98         101         100          73           1
Real estate and other taxes             84          90          99          75         105
Depreciation and amortization           62          70          74          55          57
Interest expense                       423         413         395         286         300
                                     -----       -----       -----       -----       -----
Total expenses                         667         674         668         489         463
                                     =====       =====       =====       =====       =====

Net loss                             $ (81)      $ (77)      $ (97)      $ (77)      $  (9)
                                     =====       =====       =====       =====       =====

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY RIDER TRAIL, LLC

                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                             ---------------------------------------------------------------
                                               1997          1998          1999          1999          2000
                                             -------       -------       -------       -------       -------
OTHER DATA:
Deficiency of earnings to cover fixed
  charges(1)                                     (81)          (77)          (97)          (77)           (9)
Total properties owned at end of period            1             1             1             1             1

BALANCE SHEET DATA:
Cash and cash equivalents                    $    46       $    30       $    21       $    15       $    11
Real estate held for investment, net           1,533         1,526         1,474         1,485         1,428
Accounts receivable, net                          56            43           134            78           209
Other assets                                      44            31            54            59            41
Total assets, at book value                    1,679         1,630         1,683         1,637         1,689
Total assets, at value assigned for the
  consolidation                                                                                        3,522
Total liabilities                              4,807         4,835         4,985         4,919         5,000
Total deficit                                 (3,128)       (3,205)       (3,302)       (3,282)       (3,311)

CASH FLOW DATA:
Decrease in cash and equivalents, net            (41)          (16)           (9)          (15)          (10)
Cash provided by operating activities             84            78            42            46           354

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earning before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

Report of Independent Public Accountants


To the Members of Nooney Rider Trail, LLC:

We have audited the accompanying balance sheets of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the related statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

NOONEY RIDER TRAIL, LLC
BALANCE SHEETS

                                                                                December 31,        September 30,
                                                                             1998          1999          2000
                                                                           -------       -------       -------
                                                                                        (In 000's)   (Unaudited)

ASSETS
      Real estate held for investment, net                                 $ 1,526       $ 1,474       $ 1,428
      Cash                                                                      30            21            11
      Accounts receivable                                                       43            63           104
      Accounts receivable from affiliates                                       --            71           105
      Other assets, net                                                         31            54            41
                                                                           -------       -------       -------
                      Total assets                                         $ 1,630       $ 1,683       $ 1,689
                                                                           =======       =======       =======

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

LIABILITIES
      Accounts payable, accrued expenses and other                         $   676       $   796       $   906
      Accounts payable to affiliates                                            31            67            --
      Notes payable                                                          4,128         4,051         3,688
      Notes payable to affiliates                                               --            71           406
                                                                           -------       -------       -------
                      Total liabilities                                      4,835         4,985         5,000
                                                                           -------       -------       -------

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY (DEFICIT)
      Members' equity                                                          601           601           601
      Accumulated deficit                                                   (3,806)       (3,903)       (3,912)
                                                                           -------       -------       -------
                      Total members' equity (deficit)                       (3,205)       (3,302)       (3,311)
                                                                           -------       -------       -------
                      Total liabilities and members' equity (deficit)      $ 1,630       $ 1,683       $ 1,689
                                                                           =======       =======       =======


       The accompanying notes are an integral part of these balance sheets

NOONEY RIDER TRAIL, LLC
STATEMENTS OF OPERATIONS

                                                                                 Nine months ended
                                                Year ended December 31,            September 30,
                                             1997        1998        1999        1999         2000
                                            -----       -----       -----       -----         -----
                                                                 (In 000's)  (Unaudited)   (Unaudited)
REVENUES
      Rental income                         $ 547       $ 541       $ 505       $ 366         $ 409
      Tenant reimbursements                    38          53          56          42            38
      Other income                              1           3          10           4             7
                                            -----       -----       -----       -----         -----
              Total revenues                  586         597         571         412           454
                                            -----       -----       -----       -----         -----

COSTS AND EXPENSES
      Property operating                       34          30          29          20            42
      Depreciation and amortization            62          70          74          55            57
      Real estate taxes                        84          90          99          75            72
      Management fees to affiliate              2          32          28          20            21
      Repairs and maintenance                  23          20          27          26            11
      Other                                    39          19          16           7           (40)
                                            -----       -----       -----       -----         -----
              Total costs and expenses        244         261         273         203           163
                                            -----       -----       -----       -----         -----


OTHER EXPENSE
      Interest expense                        423         413         395         286           300

                                            -----       -----       -----       -----         -----
              Net loss                      $ (81)      $ (77)      $ (97)      $ (77)        $  (9)
                                            =====       =====       =====       =====         =====


    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL, LLC
STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

               (In 000's)                                   Members'   Accumulated
                                                            Equity       Deficit        Total
              --------------------------------------------------------------------------------
               Balance, December 31, 1996                   $   601      $(3,648)      $(3,047)

               Net loss                                          --          (81)          (81)
                                                            -------      -------       -------

               Balance, December 31, 1997                       601       (3,729)       (3,128)

               Net loss                                          --          (77)          (77)
                                                            -------      -------       -------

               Balance, December 31, 1998                       601       (3,806)       (3,205)

               Net loss                                          --          (97)          (97)
                                                            -------      -------       -------

               Balance, December 31, 1999                       601       (3,903)       (3,302)

               Net loss (unaudited)                              --           (9)           (9)
                                                            -------      -------       -------

               Balance, September 30, 2000 (unaudited)      $   601      $(3,912)      $(3,311)
                                                            =======      =======       =======

    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL, LLC
STATEMENTS OF CASH FLOWS

                                                                                                Nine months ended
                                                               Year ended December 31,             September 30,
                                                           -----------------------------       -------------------
      (In 000's)                                            1997        1998        1999        1999          2000
                                                           -----       -----       -----       -----         -----
                                                                                            (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                             $ (81)      $ (77)      $ (97)        (77)           (9)
      Adjustments to reconcile net loss to net cash
          provided by operating activities:
        Depreciation and amortization                         62          70          74          55            57
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable         (14)         --         (19)        (34)          (41)
          Decrease (increase) in other assets, net            --          (3)        (36)         (2)            2
          Increase in accounts payable,
              accrued expenses and other                     117          88         120         104           345
                                                           -----       -----       -----       -----         -----
          Net cash provided by operating activities           84          78          42          46           354
                                                           -----       -----       -----       -----         -----

CASH FLOWS FROM INVESTING ACTIVITIES
      Additions to real estate held for investment           (41)        (48)         (9)         --            --
                                                           -----       -----       -----       -----         -----

CASH FLOWS FROM FINANCING ACTIVITIES
      Decrease (increase) in accounts receivable from
          affiliates                                          --          13         (71)         --            --
      Repayments on notes payable                            (84)        (91)        (77)        (61)         (364)
      Borrowings on notes payable to affiliates, net          --          --          71          --            --
      Increase in accounts payable to affiliates              --          32          35          --            --
                                                           -----       -----       -----       -----         -----
          Net cash used in financing activities              (84)        (46)        (42)        (61)         (364)
                                                           -----       -----       -----       -----         -----
          Decrease in cash                                   (41)        (16)         (9)        (15)          (10)
          Cash, beginning of period                           87          46          30          30            21
                                                           -----       -----       -----       -----         -----
          Cash, end of period                              $  46       $  30       $  21       $  15         $  11
                                                           =====       =====       =====       =====         =====

SUPPLEMENTAL DISCLOSURES:
          Cash paid for interest                           $ 357       $ 356       $ 300       $ 215         $ 276
                                                           =====       =====       =====       =====         =====

    The accompanying notes are an integral part of these financial statements

                             NOONEY RIDER TRAIL, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1.   ORGANIZATION             NATURE OF BUSINESS
                              Nooney Rider Trail, LLC, (the "Company") is a
                              Missouri limited liability company that owns a retail center located in Earth City, Missouri. The property manager, CGS Real Estate Company, Inc., has a 1% limited member interest. This property has been identified as a potential additional property to include in a consolidation transaction
                              (the "Transaction") with other entities, certain of which share common ownership with the property manager. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.


2.   SUMMARY OF SIGNIFICANT   REAL ESTATE HELD FOR INVESTMENT, NET
     ACCOUNTING POLICIES      Real estate held for investment is carried at cost
                              net of impairment losses, determined based on estimated future cash flows. Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate realization of the Company's investment in real estate is dependent upon these matters. Real estate held for investment is depreciated using the straight-line method over the estimated useful lives of the building and improvements, ranging from five to forty years.

                              FAIR VALUE OF FINANCIAL INSTRUMENTS
                              The carrying amounts for the Company's cash, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value.

                              EVALUATION OF IMPAIRMENT
                              In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

                              Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include, among others, estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

2.   SUMMARY OF SIGNIFICANT   REVENUE RECOGNITION
     ACCOUNTING POLICIES      Lease agreements with tenants are accounted for as
     (CONTINUED)              operating leases and rental income is  recognized
                              on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and actual cash due and is recorded in accounts receivable on the accompanying balance sheet. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred at amounts expected to be recovered from the tenants.

                              INCOME TAXES
                              Currently, the Company is a limited liability company that is not subject to Federal or most state income taxes. Income taxes are generally the responsibility of the individual partners.

                              UNAUDITED INTERIM INFORMATION
                              The accompanying financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                              COMPREHENSIVE INCOME
                              Net income as reported by the Company reflects total comprehensive income for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000 since there are no transactions that would be classified as comprehensive income.

                              USE OF ESTIMATES
                              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could materially differ from those estimates.

                              In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

2.   SUMMARY OF SIGNIFICANT   NEW ACCOUNTING PRONOUNCEMENTS
     ACCOUNTING POLICIES      On December 3, 1999, the Securities and Exchange
     (CONTINUED)              Commission issued Staff Accounting Bulletin No.
                              101 ("SAB 101"), which addressed certain revenue recognition policies, including the accounting for overage rent by a landlord. SAB 101 requires overage rent to be recognized as a revenue only when the tenants' sales exceed their sales threshold. The Company will adopt SAB 101 for the quarter ending December 31, 2000. Because the
                              Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have material effect on the Company's financial statements. In addition, SAB
                              101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage of rent recognized each full year.


3.   REAL ESTATE HELD FOR     Real estate held for investment consists of the
     INVESTMENT               following (see Note 4):

                                                           December 31,         September 30,
                      (IN 000'S)                       1998          1999      2000 (Unaudited)
                     -------------------------------------------------------------------------
                     Income producing property:
                     Land                            $   390       $   390         $   390
                     Building and improvements         2,047         2,057           2,057
                     -------------------------------------------------------------------------
                           Total                     $ 2,437       $ 2,447         $ 2,447

                     Accumulated depreciation
                        and amortization                (911)         (973)         (1,019)
                     -------------------------------------------------------------------------
                                                     $ 1,526       $ 1,474         $ 1,428
                     =========================================================================


4.   NOTES PAYABLE            Notes payable consist of:

                                                                          December 31,       September 30,
                     (IN 000'S)                                         1998       1999     2000 (Unaudited)
                     --------------------------------------------------------------------------------------
                     Debt payable to a financial institution,
                     secured by real estate held for investment
                     at an interest rate of prime +3/4%; (8.50%,
                     9.25%, and 9.75% as of December 31, 1998
                     and 1999, and September 30, 2000),
                     principal due in May 2000                         $3,748      $3,671        $3,308

                     Various unsecured debt bearing interest at
                     15% per annum, due in 2000                           380         380           380

                     --------------------------------------------------------------------------------------
                                                                       $4,128      $4,051        $3,688
                     =====================================================================================


5.   RELATED PARTY            MANAGEMENT COMPANY
     TRANSACTIONS             The Company pays property management fees to an
                              entity affiliated with a member for providing leasing, brokerage, and other services to affiliates and other parties.

6.   COMMITMENTS AND          The Company is a lessor under various
     CONTINGENCIES            non-cancelable operating leases. Minimum future
                              rentals under these non-cancelable operating leases as of December 31, 1999 are as follows:

                              Years ending December 31,        Amount (IN 000'S)
                              --------------------------------------------------
                              2000                                        $  543
                              2001                                           519
                              2002                                           181
                              2003                                            86
                              2004                                            82
                              --------------------------------------------------
                                                                          $1,411
                                                                          ======

                              LITIGATION
                              The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Company.


7.   2000 EVENTS              2000 EVENTS
     (UNAUDITED)              The Company modified their debt agreement to
                              extend the maturity date through April 30, 2002.

                 NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
                            HISTORICAL FINANCIAL DATA

                 Nooney Hazelwood Associates, L.P. and Investees
                                Table of Contents


A.    Selected Historical Financial Data

B. Financial Statements as of December 31, 1999 and 1998 and Nine Months Ended September 30, 2000 and 1999 Together With Auditors' Report

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE

The following table sets forth certain selected historical consolidated financial data of the Partnership. The selected consolidated operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited consolidated financial statements of the Partnership. The selected consolidated operating and financial position data as of and for each of the nine months ended September 30, 2000 have been derived from the unaudited consolidated financial statements of the Partnership. This information should be read in conjunction with the consolidated Financial Statements and Notes thereto which follow.


                                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                     ---------------------------------------------------------------       ---------------------
                                      1995          1996          1997          1998          1999          1999          2000
                                     ---------------------------------------------------------------       ---------------------
                                                                       (IN THOUSANDS)
OPERATING DATA:

REVENUES:

Rental and reimbursement income      $ 2,368       $ 2,468       $ 2,461       $ 2,445       $ 2,402       $ 1,782       $ 1,910
Interest and other income                 24            18            10             6            11             8            13
                                     ---------------------------------------------------------------       ---------------------
Total revenues                         2,392         2,486         2,471         2,451         2,413         1,790         1,923
                                     ---------------------------------------------------------------       ---------------------

EXPENSES:

Property operating                       844           905         1,065           977         1,031           796           781
Management and advisory fees             131           133           135           134           132            98           106
Real estate and other taxes              136           138           145           155           159           116           119
Depreciation and amortization            460           635           469           454           441           330           326
Interest expense                         825           854           922           903           876           664           647
                                     ---------------------------------------------------------------       ---------------------
Total expenses                         2,396         2,665         2,736         2,623         2,639         2,004         1,979
                                     ---------------------------------------------------------------       ---------------------
Net loss                             $    (4)      $  (179)      $  (265)      $  (172)      $  (226)      $  (214)      $   (56)
                                     ===============================================================       =====================

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE

                                                                                                           NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                   -----------------------------------------------------  ---------------------
                                                     1995       1996       1997       1998       1999       1999       2000
                                                   -----------------------------------------------------  ---------------------
OTHER DATA:
Ratio of earnings to fixed charges (1)                  1.0         --         --         --         --         --         --
Deficiency of earnings to cover fixed charges (2)        --       (179)      (265)      (172)      (226)      (214)       (56)
Total properties owned at end of period                   1          1          1          1          1          1          1

BALANCE SHEET DATA:
Cash and cash equivalents                          $    601   $    288   $    409   $    258   $    203   $    253   $    281
Property and equipment, net                           8,728      8,389      7,969      7,611      7,316      7,399      7,136
Accounts receivable from affiliates                      --         --         --          2          4          2          4
Accounts receivable, net                                 40          2         --         --         --         --         30
Other assets                                            226      1,579      1,509      1,449      1,363      1,486      1,382
Total assets, at book value                           9,595     10,258      9,887      9,320      8,886      9,140      8,833
Total assets, at value assigned for the
   consolidation                                                                                                       16,125
Total liabilities                                    13,175     14,017     13,911     13,517     13,309     13,550     13,312

General partners deficit                               (264)      (265)      (268)      (270)      (272)      (272)      (273)

Limited partners deficit                             (3,316)    (3,494)    (3,756)    (3,927)    (4,151)    (4,138)    (4,206)

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE


                                                                                                               NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                   ----------------------------------------------------        ------------------
                                                   1995       1996       1997        1998         1999         1999        2000
                                                   ----------------------------------------------------        ------------------
CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                               93        165        121        (151)         (55)          (6)         77
Cash provided by operating activities               314        608        245         241          227          253         355

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operations rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE

B. FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 TOGETHER WITH AUDITORS' REPORT

--------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT



     To the Partners
     Nooney-Hazelwood Associates, L.P.
     St. Louis, Missouri

     We have audited the accompanying consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investee, as of December 31, 1998 and 1999, and the related consolidated statements of operations, partners' capital (deficit) accounts, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney-Hazelwood Associates, L.P. and Investee as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.



                                                 /s/ Wolfe, Nilges, Nahorski
                                                 A Professional Corporation

     February 29, 2000
     St. Louis, Missouri

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                           CONSOLIDATED BALANCE SHEETS
 Years Ended December 31, 1998 and 1999 and Nine Months Ended September 30, 2000

                                                                                                                      UNAUDITED
                                                                                        December 31                  SEPTEMBER 30,
                                                                           ---------------------------------         --------------
                                                                                1998                 1999                 2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
    Cash                                                                   $    258,129         $    203,188         $    280,645
    Accounts receivable, net of allowance for doubtful accounts of
         $10,807, $18,672 and $22,274, respectively                                 200                   --               29,909
    Accounts receivable from affiliates                                           2,125                4,350                4,350
    Prepaid expenses                                                             68,667               67,879              100,180
    Restricted deposits and funded reserves (Note 2)                            575,800              527,395              542,238
    Property and equipment, net (Note 3)                                      7,610,637            7,315,684            7,135,758
    Loan fees, net of amortization                                              804,578              767,761              740,149
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $  9,320,136         $  8,886,257         $  8,833,229
===================================================================================================================================

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT):

LIABILITIES:
    Accounts payable and accrued expenses                                  $    116,598         $    132,786         $    281,941
    Tenant security deposits                                                     70,735               70,750               77,210
    Deferred revenue                                                              4,808                9,444                1,930
    Notes payable (Note 3)                                                   13,324,609           13,096,120           12,951,127
-----------------------------------------------------------------------------------------------------------------------------------

         Total Liabilities                                                   13,516,750           13,309,100           13,312,208
-----------------------------------------------------------------------------------------------------------------------------------


PARTNERS' CAPITAL (DEFICIT):
    Equity                                                                    8,300,022            8,300,022            8,300,022
    Accumulated deficit                                                     (12,324,718)         (12,496,636)         (12,722,865)
    Net income (loss)                                                          (171,918)            (226,229)             (56,136)
-----------------------------------------------------------------------------------------------------------------------------------
         Total Partners' Capital (Deficit)                                   (4,196,614)          (4,422,843)          (4,478,979)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND PARTNERS'
    CAPITAL (DEFICIT)                                                      $  9,320,136         $  8,886,257         $  8,833,229
===================================================================================================================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            For the Years Ended December 31, 1997, 1998 and 1999 and
              For the Nine Months Ended September 30, 1999 and 2000

                                                                                                                 UNAUDITED
                                                                                                             NINE MONTHS ENDED
                                                          Year Ended December 31,                              SEPTEMBER 30,
--------------------------------------------------------------------------------------------        --------------------------------
                                               1997                1998               1999               1999                2000
--------------------------------------------------------------------------------------------        --------------------------------
REVENUES:
    Rental income                         $ 2,461,069         $ 2,445,448         $2,402,432        $ 1,781,867         $ 1,910,854
    Other income                               10,190               5,648             10,651              7,648              12,604
------------------------------------------------------------------------------------------------------------------------------------
         Total Revenues                     2,471,259           2,451,096          2,413,083          1,789,515           1,923,458
------------------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
    Property operating                        769,866             732,795            754,513            565,572             584,583
    Depreciation and
         amortization                         469,019             453,924            440,762            329,574             325,789
    Real estate taxes                         145,177             154,875            159,338            116,156             119,691
    Management fees                           135,147             134,272            132,123             98,093             105,656
    Repairs and maintenance                   294,771             244,110            276,320            229,875             196,562
------------------------------------------------------------------------------------------------------------------------------------

   Total Costs and Expenses                 1,813,980           1,719,976          1,763,056          1,339,270           1,332,281
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE                              922,183             903,038            876,256            664,028             647,313
------------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                  $  (264,904)        $  (171,918)        $ (226,229)       $  (213,783)        $   (56,136)
===================================================================================================================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the Years Ended December 31, 1997, 1998 and 1999 and
              For the Nine Months Ended September 30, 1999 and 2000

                                                                                                                  UNAUDITED
                                                                                                               NINE MONTHS ENDED
                                                                               Year Ended December 31,            SEPTEMBER 30
----------------------------------------------------------------------------------------------------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                        1997        1998        1999        1999        2000
                                                                       -----------------------------------     --------------------
    Net loss                                                            $(264,904)  $(171,918)  $(226,229)  $(213,783)  $ (56,136)
    Adjustments to reconcile net loss to net cash provided by
    operating activities:
       Depreciation and amortization                                      469,019     453,924     440,762     329,574     325,789
       Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                     114         200         200         200     (29,909)
          Decrease (increase) in accounts receivable from affiliates        1,955      (2,125)     (2,225)         --          --
          Decrease (increase) in prepaid expenses                          44,713      (6,308)        788     (29,426)    (32,301)
          Increase (decrease) in deferred revenue                          (4,375)        347       4,636       7,286      (7,514)
          Increase (decrease) in security deposit liabilities              (4,290)       (860)         15       3,000       6,460
          Increase (decrease) in accounts payable and accrued expenses      2,685     (32,749)      9,360     155,964     149,154
-----------------------------------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                       244,917     240,511     227,307     252,815     355,543
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in restricted deposits and funded reserves           (767)     29,142      48,405     (34,861)    (14,843)
    Additions to rental property and improvements                         (11,732)    (59,058)   (102,164)    (84,383)   (118,250)
-----------------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                           (12,499)    (29,916)    (53,759)   (119,244)   (133,093)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage                                        (99,909)   (361,484)   (228,489)   (139,435)   (144,993)
    Additions to loan fees                                                (11,174)         --          --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
        Net Cash Used in Financing Activities                            (111,083)   (361,484)   (228,489)   (139,435)   (144,993)
-----------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                               121,335    (150,889)    (54,941)     (5,864)     77,457
CASH, BEGINNING OF PERIOD                                                 287,683     409,018     258,129     258,129     203,188
-----------------------------------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                                                     $ 409,018   $ 258,129   $ 203,188   $ 252,265   $ 280,645
===================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                              $ 944,849   $ 912,623   $ 873,741   $ 634,512   $ 625,498
===================================================================================================================================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
            For the Years Ended December 31, 1997, 1998 and 1999 and
                  For the Nine Months Ended September 30, 2000


                                                                      General                  Limited
                                                                      Partner                  Partners                     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                            $(265,663)              $(3,494,129)              $(3,759,792)

Net loss                                                                 (2,649)                 (262,255)                 (264,904)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                                            $(268,312)              $(3,756,384)              $(4,024,696)
====================================================================================================================================


Balance, December 31, 1997                                            $(268,312)              $(3,756,384)              $(4,024,696)

Net loss                                                                 (1,719)                 (170,199)                 (171,918)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                                            $(270,031)              $(3,926,583)              $(4,196,614)
====================================================================================================================================


Balance, December 31, 1998                                            $(270,031)              $(3,926,583)              $(4,196,614)

Net loss                                                                 (2,262)                 (223,967)                 (226,229)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                                            $(272,293)              $(4,150,550)              $(4,422,843)
====================================================================================================================================


Balance, December 31, 1999                                            $(272,293)              $(4,150,550)              $(4,422,843)

Net loss, unaudited                                                        (561)                  (55,575)                  (56,136)
------------------------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2000, unaudited                                $(272,854)              $(4,206,125)              $(4,478,979)
====================================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                        NOONEY-HAZELWOOD ASSOCIATES, L.P.
                                  AND INVESTEE
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

                                  ORGANIZATION

Nooney-Hazelwood Associates, L.P. (the Partnership) was organized as a Missouri limited partnership on December 10, 1984. The Partnership was organized to acquire and hold an interest in Lindbergh Boulevard Partners, L.P. (the Investee), a Missouri limited partnership. The general partner is Nooney Development Partners.

Lindbergh Boulevard Partners, L.P. (the Investee) was organized as a Missouri Limited Partnership on December 10, 1984 to construct, own, operate and ultimately sell The Lakes Apartments project. This project consists of 26 buildings with 408 residential units. The general partner is Nooney Hazelwood Associates, L.P., which owns 99% of this Partnership. On August 28, 1996, the Partnership refinanced its mortgage under Section 207 pursuant to Section 223(f) of the National Housing Act. The Partnership's mortgage is co-insured by the Secretary of Housing and Urban Development through the Federal Housing Administration. This HUD insured loan is the Partnership's only major HUD-assisted program. Such projects' are regulated by the United States Department of Housing and Urban Development as to operating methods and distributions to owners.

                               BASIS OF ACCOUNTING

The Partnership uses the accrual basis of accounting for both tax and financial statement purposes.

                               ACCOUNTS RECEIVABLE

The Partnership provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables.

                        APARTMENT BUILDINGS AND EQUIPMENT

Land, buildings, furnishings and equipment are recorded at cost. Expenditures in the nature of normal repairs and maintenance are charged to operations as incurred.

                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)
--------------------------------------------------------------------------------

Depreciation is computed using straight-line and accelerated methods based upon estimated useful lives as follows:

              Buildings                                      30 years
              Building equipment - fixed                   5-30 years
              Building equipment - portable                   5 years
              Land improvements                            5-15 years
              Office furniture and equipment                  5 years

                        ALLOCATION OF PROFITS AND LOSSES

Pursuant to the terms of the Partnership Agreement, profits and losses from operations are allocated 1% to the general partner and 99% to the limited partner.

                                    LOAN FEES

Loan fees are to be amortized over the 35 year term of the mortgage loan on a straight-line basis.

                              MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                           PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its 99% owned Investee, Lindbergh Boulevard Partners, L.P. Significant interpartnership accounts and transactions have been eliminated. Amounts in the financial statements are shown at 100%. The minority interest's share of Lindbergh Boulevard Partners, L.P.'s accumulated net losses at December 31, 1997, 1998 and 1999 amounted to $90,415, $90,170 and $90,610, respectively. In accordance with generally accepted accounting principles, this amount has been absorbed by the Partnership.


                                December 31, 1999

                                     NOTE 1
           ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                   (Continued)
--------------------------------------------------------------------------------


                                CASH EQUIVALENTS

For purposes of reporting the statement of cash flows, the Partnership considers all cash accounts and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                               REVENUE RECOGNITION

Lease agreements with tenants are accounted for as operating leases and rental income is recognized using the straight-line method over the term of the related operating lease. Deferred revenue represents tenant rent paid in advance of the month it is actually due.

                            EVALUATION OF IMPAIRMENT

The Partnership reviews its investment in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, property operation costs and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 1999 or 1998.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash, restricted deposits and funded reserves, receivables from tenants and affiliates, accounts payable, tenant security deposits and notes payable. For cash, restricted deposits and funded reserves, receivables, accounts payable and tenant security deposits, the carrying amounts approximate fair value due to the short term nature of these items. In the opinion of management, it was not practicable to estimate the fair value of the notes payable because quoted market prices for the same or similar issues and current rates for debt of the same remaining maturities with similar collateral requirements and restrictions are not available. See Note 3 for additional information on notes payable.


                                     NOTE 2
                            RESTRICTED CASH ACCOUNTS
--------------------------------------------------------------------------------

Restricted cash accounts included in the balance sheet are as follows:

                                                   1998              1999
-----------------------------------------------------------------------------
     Tenant security deposits                   $  70,035        $  73,944
     Mortgage escrow deposits                      80,969           78,815
     Replacement reserve                          424,796          374,636
-----------------------------------------------------------------------------

                                                $ 575,800        $ 527,395
=============================================================================

Tenant security deposits are required by the regulatory agreement to be placed in a segregated, interest bearing account in a Federally insured depository. The balance of this account must at all times be at least equal to the security deposit liability.

Mortgage escrow deposits are required by HUD and the mortgage note for the purpose of funding the payment of property taxes, hazard insurance premiums and mortgage insurance premiums. The escrow must be funded monthly at a level which the Mortgagee estimates will accumulate sufficient funds to pay all escrow obligations before they become due. The escrow is required by HUD to be deposited in a separate account in a Federally insured depository.

The replacement reserve is required by the regulatory agreement for the purpose of funding extraordinary maintenance, repair and replacement of capital items. As required by HUD, $7,310 is deposited monthly and the balance of this account must be maintained at a level determined by HUD to be sufficient to meet project requirements. The reserves must be held in a Federally insured depository and any disbursements from the reserve must be approved by HUD.

                                     NOTE 3
                                 LONG-TERM DEBT
--------------------------------------------------------------------------------

Mortgage Notes Payable:

Lindbergh Boulevard Partners, L.P. refinanced its mortgage note on August 28, 1996. The mortgage is financed by Midland Loan Services, Inc. and collateralized by a fully-modified mortgage-backed security (GNMA Security). Funding for the GNMA Security was provided by the issuance of Multifamily Housing Revenue Refunding Bonds Series 1996 A, in the amount of $11,225,000, and Taxable Multifamily Housing Revenue Refunding Bonds Series 1996B, in the amount of $1,185,000, by the Industrial Development Authority of the City of Hazelwood, Missouri. The mortgage is co-insured by the Secretary of Housing and Urban Development acting through the Federal Housing Administration under Section 207 pursuant to 223(F) of the National Housing Act. The mortgage is secured by a first lien mortgage on and security interest in property comprising The Lakes Apartments along with a pledge of the rents, profits, income and charges from operations to meet all debt and reserve requirements.

The mortgage is payable in monthly installments of $74,040 including principal and interest at 6.39% per year through September 1, 2031.

Cash Flow Note Payable:

As part of the refinancing described above, Nooney-Hazelwood Associates obtained a loan from the Industrial Development Authority of the City of Hazelwood, Missouri ("Authority"). Funding was provided from the sale of the Authority's Subordinate Distributed Cashflow Multifamily Housing Revenue Refunding Bonds Series 1996C in the aggregate amount of $1,400,000. The note is payable solely from distributable surplus cash as defined by the Regulatory Agreement with the Federal Housing Administration dated August 28, 1996. Interest accrues at 9.5% per year and is payable semi-annually. Principal payments are due semi-annually beginning May 1, 1998.

--------------------------------------------------------------------------------
     Scheduled maturities of the notes at December 31, 1999 are as follows:

                                   Mortgage          Cash Flow
                                     Note              Note            Total
------------------------------------------------------------------------------
     2000                       $   120,959        $  125,000      $   245,959
     2001                           128,918           135,000          263,918
     2002                           137,402           155,000          292,402
     2003                           146,444           165,000          311,444
     2004                           156,080           185,000          341,080
     Thereafter                  11,376,317           265,000       11,641,317
------------------------------------------------------------------------------

                                $12,066,120        $1,030,000      $13,096,120
================================================================================

                                     NOTE 4
                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The managing general partner of the Partnership is Nooney Development Partners, a Missouri limited partnership whose general partner is an affiliate of CGS Real Estate Company, Inc. American Spectrum Midwest (formerly known as Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company, Inc., manages the Partnership's real estate for a management fee equal to 5% of the gross receipts from the operation of the Lakes Apartments. Property management fees charged by American Spectrum for the years ended December 31, 1997, 1998 and 1999 amounted to $123,147, $122,272 and $120,123, respectively. In addition for each of the years ended December 31, 1997, 1998 and 1999, the Partnership paid American Spectrum Midwest $12,000 for administrative services and indirect expenses in connection with the management of the Partnership.

                                     NOTE 5
                                  INCOME TAXES
--------------------------------------------------------------------------------

The financial statements do not reflect a provision or liability for income taxes as the partners are taxed directly on their individual shares of partnership earnings.


                                     NOTE 6
                          CONCENTRATION OF CREDIT RISK
--------------------------------------------------------------------------------

The Partnership maintains its cash accounts in four commercial banks located in St. Louis, Missouri. Accounts at each bank are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. Mortgage escrow deposits and reserve for replacements totaling $453,451 at December 31, 1999 are held by Midland Loan Services, Inc., the mortgagee, in trust. A summary of the total insured and uninsured cash balances at December 31, 1999 excluding mortgage escrow deposits and reserve for replacements, is as follows:

      Total cash in bank                                         $  294,626
      Portion insured by FDIC                                      (265,395)
--------------------------------------------------------------------------------

      Total uninsured cash                                       $   29,231
================================================================================


                                     NOTE 7
                          UNAUDITED INTERIM INFORMATION
--------------------------------------------------------------------------------

The accompanying financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                        SIERRA PACIFIC DEVELOPMENT FUND I

                            HISTORICAL FINANCIAL DATA

                        Sierra Pacific Development Fund I
                                Table of Contents


A.    Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.


C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended September 30, 2000 and 1999.

D.    Audited Financial Statements - December 31, 1999, 1998 and 1997


E.    Unaudited Financial Statements - Nine Months Ended September 30, 2000 and
      1999

A.    SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.


(In 000, except for per share data)                                                                              NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                                 ----------------------                         ------------------
                                            1995          1996          1997          1998          1999        1999        2000
                                          -------       -------       -------       -------       -------       -----       -----
OPERATING DATA:
REVENUES:

Rental and reimbursement income           $   585       $   748       $   758       $   920       $   919       $ 683       $ 744
Interest and other income                       7             8            --            --            --          --          --
                                          -------       -------       -------       -------       -------       -----       -----
Total revenues                                592           756           758           920           919         683         744
                                          =======       =======       =======       =======       =======       =====       =====

EXPENSES:
Property operating                            407           390           379           348           377         376         404
Management and advisory fees                   26            29            34            42            40          --          --
Real estate and other taxes                    92            77            78            92           102          --          --
Depreciation and amortization                 407           468           409           371           337         258         237
Interest expense                               70           164           160           157           153         115         263
                                          -------       -------       -------       -------       -------       -----       -----
Total expenses                              1,002         1,128         1,060         1,010         1,009         749         904
                                          =======       =======       =======       =======       =======       =====       =====

Net loss before extraordinary item
   and minority interest                     (410)         (372)         (302)          (90)          (90)        (66)       (160)
Extraordinary item - loss from write
   off of deferred loan costs                  --            --            --            --            --          --         (46)
Minority interest                              97            70            15             8             6           4          10
                                          -------       -------       -------       -------       -------       -----       -----
Net loss                                  $  (313)      $  (302)      $  (287)      $   (82)      $   (84)      $ (62)      $(196)
                                          =======       =======       =======       =======       =======       =====       =====

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

                                                                                                              NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                ---------------------------------------------------------------------------------
                                                   1995        1996        1997        1998        1999        1999        2000
                                                --------    --------    --------    --------    --------    --------    --------
OTHER DATA:
Weighted average number of units outstanding      29,000      29,000      29,000      29,000      29,000      29,000      29,000
Loss per unit                                     (10.65)     (10.29)      (9.79)      (2.79)      (2.87)      (2.11)      (6.61)
Deficiency of earnings to cover fixed
   charges (1) (2)                                  (313)       (302)       (287)        (82)        (84)        (62)       (196)
Cash distributions to minority investors            (408)       (541)        (25)       (178)        (87)         --      (2,528)
Total properties owned at end of period                1           1           1           1           1           1           1
Book value per limited partnership unit               73          62          53          50          47          48          43
Per unit value assigned for the consolidation                                                                                210
BALANCE SHEET DATA:
Cash and cash equivalents                       $    787    $     56    $     87    $     83    $    134    $    154    $     17
Real estate held for investment, net               3,422       3,223       2,981       2,773       2,557       2,587       2,408
Accounts receivable, net                              74         104          72          56          61          57          57
Investment in/due from
   partnerships                                       --          27          27         103         129         154          --
Other assets                                         272         300         269         252         238         219        2863
Total assets, at book value                        4,555       3,710       3,436       3,267       3,119       3,171       5,345

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND

                                                                                                                 NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                    -------------------------------------------------------------------------------
                                                     1995         1996        1997        1998        1999       1999         2000
                                                    ------       ------       -----      ------       -----      -----      -------
Total assets, at valued assigned for the
   consolidation                                        --           --          --          --          --         --       10,414

Total liabilities                                    1,942        1,979       1,864       1,802       1,738      1,768        4,160
General partners deficit                                --           --          --          --          --         --          (83)
Limited partners equity                              2,136        1,834       1,547       1,465       1,381      1,403        1,268
Other equity (deficit)                                 477         (103)         25          --          --         --           --

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                                 748         (732)         32          (4)         51         70         (117)
Cash (used in) provided by operating
   activities                                         (587)          46          19         210         182        162           52

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns a 93.45% interest in the Sierra Creekside Partners, which operates one property, Sierra Creekside (the "Property").

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income for the year ended December 31, 1999 remained virtually unchanged in comparison to the prior year, despite an increase in rental rates and occupancy. In 1998, rental income included a lease buy-out negotiated with a former tenant. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $18.57 at December 31, 1998 to $19.52 at December 31, 1999. Occupancy rose from 96% at December 31, 1998 to 100% at December 31, 1999.

Operating expenses remained relatively unchanged, increasing by $4,000, when compared to 1998. Bad debt expense of $27,000 was recorded as a result of a receivable write-off from an affiliate. Further, property taxes and insurance, and administrative costs rose during the period. This increase was primarily offset by a decrease in depreciation and amortization expenses. Depreciation expense decreased principally as a result of fully depreciated tenant improvements.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased by $162,000, or 21%, when compared to the prior year. This increase was primarily attributable to a lease buy-out negotiated in May 1998. The majority of the vacated space was re-leased at a higher rental rate. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $16.16 at December 31, 1997 to $18.57 at December 31, 1998. This increase was partially offset by a decrease in occupancy from 100% at December 31, 1997 to 96% at December 31, 1998.

Operating expenses decreased by $46,000, or 5%, principally due to a decrease in depreciation and amortization expenses resulting from certain capitalized tenant improvements and lease costs becoming fully depreciated during 1998. Further, lower maintenance and repair costs were incurred in 1998 when compared to the prior year. The increase was partially offset due to higher management fees resulting from the increased rental income of the property and due to higher property tax expense recorded in 1998.

Liquidity and Capital Resources:

In January 2000, the Partnership paid its loan balance due to Home Federal Savings and entered into a new loan agreement for $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The loan is secured by a trust deed on the Sierra Creekside property. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The proceeds will primarily be used for construction of new tenant space and as a source for contributions to the minority owner of the Property, Sierra Mira Mesa Partners ("SMMP").

During 1999, the Partnership generated cash flows from operations of $182,000 and paid $67,000 for property additions and lease commissions. SMMP contributed a total of $40,000 to the Partnership and received distributions of $87,000 from the Partnership in 1999.

The Partnership is in a liquid position at December 31, 1999 with cash and billed rents of $143,000 and current liabilities of $15,000.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements will be funded from the operations of the Property, proceeds from the new loan and contributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OVERVIEW

The following discussion should be read in conjunction with the Sierra Pacific Development Fund's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 94.92% interest in the Sierra Creekside Partnership, which operates the Sierra Creekside property (the Property) in San Diego, CA.

RESULTS OF OPERATIONS

Rental income for the nine months ended September 30, 2000 increased by approximately $62,000, or 9%, when compared to the corresponding period in the prior year, primarily due to higher rental rates. One tenant, who leases approximately 7,000 square feet of the Property, extended his lease for an additional five-year term in March 2000 at a higher rate. Rental income for the quarter ended September 30, 2000 increased by approximately $20,000, or 9%, principally as a result of the lease extension. The Property was 100% occupied at September 30, 2000 and 1999.

Operating expenses for the nine months ended September 30, 2000 increased by approximately $29,000, or 8%, in comparison to the same period in 1999. This increase was principally due to higher utility costs and accounting and auditing fees. Further, data processing and other professional fees rose during the period. This increase was partially offset by a decrease in administrative. Operating expenses for the three months ended September 30, 2000 increased by approximately $7,000 or 5%, primarily as a result of an increased data processing and accounting and auditing costs.

Depreciation and amortization expenses for the nine months and three months ended September 30, 2000 decreased by approximately $21,000, or 8%, and by approximately $7,000, or 8%, respectively, principally due to fully depreciated capitalized tenant improvements and fully amortized lease costs.

Interest expense for the nine months and three months ended September 30, 2000, increased by approximately $148,000 and $61,000, respectively, when compared to the same periods in the prior year. As stated below, the Partnership refinanced its mortgage loan on the Property in January 2000.

An extraordinary loss of approximately $46,000 was recorded in the first quarter due to the write-off of deferred loan costs associated with the payoff of the mortgage loan with Home Federal Savings.

LIQUIDITY AND CAPITAL RESOURCES

In January 2000, the Partnership paid its loan balance of $1,669,000 to Home Federal Savings and entered into a loan agreement with General Electric Capital Corporation (GECC) in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The loan is secured by the Property and bears interest at 2.75% above the GECC Composite Commercial Paper Rate. Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. The majority of the loan proceeds were distributed to the minority owner of the property, Sierra Mira Mesa Partners
(SMMP). During the nine months ended September 30, 2000, SMMP received distributions totaling approximately $2,528,000 from the Partnership and made contributions totaling approximately $133,000 to the Partnership.

The Partnership is in a illiquid position at September 30, 2000 with cash and billed receivables of approximately $23,000 and accrued and other liabilities of approximately $129,000. A secondary source of cash is available through contributions from SMMP. Management expects these contributions will be adequate to meet the financial obligations of the Partnership in the foreseeable future.

The Partnership's primary capital requirements are for the construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operations of the Property, the $200,000 tenant improvement/lease commission holdback and contributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D.       AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997


INDEPENDENT AUDITORS' REPORT


To the Partners of

Sierra Pacific Development Fund



We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.





/s/ DELOITTE & TOUCHE LLP



Houston, Texas

February 25, 2000

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                          December 31, 1999      December 31, 1998
                                                          -----------------      -----------------
ASSETS
Cash and cash equivalents                                    $  134,154            $   83,408
Rent receivables:
   Unbilled rent (Notes 1 and 4)                                 51,981                47,993
   Billed rent (Note 1)                                           8,640                 8,297
Due from affiliates (Note 3)                                          0                26,916

Income-producing property - net of accumulated
   depreciation and valuation allowance of
   $3,289,481 in 1999 and $3,140,905 in 1998
   (Note 4)                                                   2,557,487             2,772,712
Other assets (Notes 1, 2 and 3)                                 238,197               252,588
Excess distributions to minority partner (Note 4)               128,513                75,610
                                                             ----------            ----------

Total Assets                                                 $3,118,972            $3,267,524
                                                             ==========            ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                       $   64,825            $   82,019
Note payable (Note 5)                                         1,673,186             1,720,324
                                                             ----------            ----------

Total Liabilities                                             1,738,011             1,802,343
                                                             ----------            ----------
Partners' equity (Notes 1 and 6):
  General Partner                                                     0                     0
  Limited Partners:
       30,000 units authorized, 29,354 issued and
       Outstanding                                            1,380,961             1,465,181
                                                             ----------            ----------

Total Partners' equity                                        1,380,961             1,465,181
                                                             ----------            ----------

Total Liabilities and Partners' equity                       $3,118,972            $3,267,524
                                                             ==========            ==========

                            See Accompanying Notes 17
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                               1999                    1998                    1997
                                                           -----------             -----------             -----------
REVENUES:
  Rental income (Note 1)                                   $   919,172             $   919,602             $   757,716
  Interest income                                                   12                      12                      39
                                                           -----------             -----------             -----------
                         Total revenues                        919,184                 919,614                 757,755
                                                           -----------             -----------             -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                              337,049                 370,805                 409,297
    Maintenance and repairs                                    113,003                 109,938                 140,098
    Utilities                                                   97,821                 112,428                 105,780
    Property taxes and insurance                               102,316                  91,815                  78,394
    Legal and accounting                                        36,786                  36,215                  37,083
    Administrative fees (Note 3)                                48,023                  29,717                  30,750
    General and administrative                                  35,876                  37,185                  38,720
    Management fees (Note 3)                                    39,654                  41,516                  33,559
    Salaries and payroll taxes                                  14,014                  14,400                  14,400
    Renting expenses                                                 0                       0                   2,861
    Bad debt expense (Note 3)                                   26,916                       0                       0
    Other operating expenses                                     5,286                   9,206                   8,762
                                                           -----------             -----------             -----------
                       Total operating expenses                856,744                 853,225                 899,704

Interest                                                       152,563                 156,636                 160,359
                                                           -----------             -----------             -----------
                                 Total expenses              1,009,307               1,009,861               1,060,063
                                                           -----------             -----------             -----------

LOSS BEFORE MINORITY INTEREST'S
   SHARE OF CONSOLIDATED JOINT VENTURE LOSS                    (90,123)                (90,247)               (302,308)
                                                           -----------             -----------             -----------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                                5,903                   8,420                  14,995
                                                           -----------             -----------             -----------
NET LOSS                                                   $   (84,220)            $   (81,827)            $  (287,313)
                                                           ===========             ===========             ===========
Net loss per limited partnership unit (Note 1)             $     (2.87)            $     (2.79)            $     (9.79)
                                                           ===========             ===========             ===========

                            See Accompanying Notes 18

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997



                                                      Limited Partners                                            Total
                                                -------------------------------             General              Partners'
                                                 Per Unit              Total                Partner               Equity
                                                 --------              -----                -------               ------
Partners' equity - January 1, 1997              $   62.49          $ 1,834,321             $       0             $1,834,321
Net loss                                            (9.79)            (287,313)                                    (287,313)
                                                ---------          -----------             ---------             ----------
Partners' equity - December 31, 1997                52.70            1,547,008                     0              1,547,008
Net loss                                            (2.79)             (81,827)                                     (81,827)
                                                ---------          -----------             ---------             ----------
Partners' equity - December 31, 1998                49.91            1,465,181                     0              1,465,181
Net loss                                            (2.87)             (84,220)                                     (84,220)
                                                ---------          -----------             ---------             ----------
Partners' equity - December 31, 1999            $   47.04          $ 1,380,961             $       0             $1,380,961
                                                =========          ===========             =========             ==========

                            See Accompanying Notes 19
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       1999               1998               1997
                                                                                    ---------          ---------          ---------
CASH FLOWS FROM OPERATING  ACTIVITIES:
  Net loss                                                                          $ (84,220)         $ (81,827)         $(287,313)
  Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation and amortization                                                     337,049            370,805            409,297
    Minority interest's share of consolidated
      joint venture loss                                                               (5,903)            (8,420)           (14,995)
    Bad debt expense                                                                   26,916                  0                  0

    (Increase) decrease in rent receivable                                             (4,331)            16,672             31,202
    Increase in other assets                                                          (70,753)           (68,258)           (43,633)
    Decrease in accrued and other liabilities                                         (17,194)           (18,493)           (75,217)
                                                                                    ---------          ---------          ---------
    Net cash provided by operating activities                                         181,564            210,479             19,341
                                                                                    ---------          ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                                                     (36,680)           (78,467)           (91,878)
                                                                                    ---------          ---------          ---------
  Net cash used in investing activities                                               (36,680)           (78,467)           (91,878)
                                                                                    ---------          ---------          ---------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Contributions from minority investor                                                40,000             85,300            168,500
   Distributions to minority investor                                                 (87,000)          (178,000)           (25,000)
   Principal payments on note payable                                                 (47,138)           (43,096)           (39,400)
                                                                                    ---------          ---------          ---------

  Net cash (used in) provided by financing
     Activities                                                                       (94,138)          (135,796)           104,100
                                                                                    ---------          ---------          ---------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                                50,746             (3,784)            31,563
                                                                                    ---------          ---------          ---------

CASH AND CASH EQUIVALENTS - Beginning of year                                          83,408             87,192             55,629
                                                                                    ---------          ---------          ---------
CASH AND CASH EQUIVALENTS - End of Year                                             $ 134,154          $  83,408          $  87,192
                                                                                    =========          =========          =========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid during the year for interest                                            $ 152,916          $ 156,959          $ 160,655
                                                                                    =========          =========          =========

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund (the "Partnership") was organized on February 13, 1981 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors, Inc. was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's first real estate investment was for the acquisition of land and development of a 41,000 square foot office project in San Bernardino, California known as Sierra Commercenter. This property was subsequently sold by the Partnership. In 1983, the Partnership acquired land in San Ramon, California as the first step in development of the Sierra Creekside office project (the "Property"), a 47,800 square foot building that was completed in October 1984.

In February 1994, the Partnership created a California general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property. The Partnership contributed the Property and SMMP contributed cash to this newly formed California general partnership. At December 31, 1999, the Partnership's remaining real estate asset is a 93.45% interest in Sierra Creekside Partners.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Creekside Partners, a majority owned California general partnership (see Note 4). All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and note payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value as the interest rate is based on a floating index. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. Impairments totaling $1,000,000 were recognized prior to 1995 as appraisals indicated other than temporary declines in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 29,354 for all periods presented.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                                      1999                     1998
                                                                                    --------                 --------
Other assets:
   Prepaid expenses                                                                 $ 14,906                 $ 14,196
   Deferred loan costs, net of accumulated amortization of
     $36,365 in 1999 and $28,122 in 1998                                              86,020                   54,263
   Deferred leasing costs, net of accumulated
    amortization of $227,612 in 1998 and $175,256 in
    1998                                                                             137,271                  184,129
                                                                                    --------                 --------
                                                                                    $238,197                 $252,588
                                                                                    ========                 ========
Accrued and other liabilities:
   Accounts payable                                                                 $  2,684                 $  7,488
   Accrued expenses                                                                       --                   16,603
   Security deposits                                                                  49,592                   42,986
   Interest payable                                                                   12,549                   12,902
   Other                                                                                  --                    2,040
                                                                                    --------                 --------
                                                                                    $ 64,825                 $ 82,019
                                                                                    ========                 ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $39,654, $41,516 and $33,559, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $50,428, $38,922 and $34,870 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998 and 1997 the affiliates received $0, $6,209 and $12,358, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $2,875, $42,738 and $19,097, respectively, and were recorded as deferred leasing costs.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $26,916. This loan was uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTY

At December 31, 1999 and 1998, the total cost and accumulated depreciation of the property are as follows:

                                                   1999                              1998
                                               -----------                       -----------
Land                                           $ 1,555,033                       $ 1,555,033
Building and improvements                        4,291,935                         4,358,584
                                               -----------                       -----------
             Total                               5,846,968                         5,913,617

Accumulated depreciation                        (2,289,481)                       (2,140,905)
Valuation allowance (Note 1)                    (1,000,000)                       (1,000,000)
                                               -----------                       -----------
             Net                               $ 2,557,487                       $ 2,772,712
                                               ===========                       ===========

During 1999 and 1998, the Partnership removed $103,329 and $101,860, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On February 1, 1994, the Partnership formed a California general partnership with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Creekside Partners ("SCP"), was formed to develop and operate the Sierra Creekside property. The Partnership had a 79.2% equity interest with its contribution of Sierra Creekside. Such interest was computed based upon the estimated fair value of SCP's net assets at the date of formation of the joint venture. SMMP was allocated a 20.8% initial equity interest in SCP in exchange for its $745,000 cash contribution ($147,359, net, through December 31, 1996). SMMP made additional cash contributions amounting to $168,500, $85,300 and $40,000 and received distributions amounting to $25,000, $178,000 and $87,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and Sierra Mira Mesa Partners are to be adjusted every January 1st during the term of Sierra Creekside Partners, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SCP was changed to 95.04%, 90.67% and 93.45%, respectively. On January 1, 2000, the Partnership's interest will be increased to 94.92% and SMMP's interest will be decreased to 5.08% to reflect the 1999 contributions and distributions. Under the terms of the SCP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SCP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests. The excess of cash distributions to SMMP over cash contributions from SMMP and income or loss allocated to SMMP is reported as an asset in the Partnership's balance sheet.

Future minimum base rental income, under the existing operating leases for the Sierra Creekside property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                            Straight-line            Cash
     Year Ending December 31,                   Basis                Basis
     ------------------------                   -----                -----
                2000                         $  799,950           $  808,869
                2001                            579,738              596,785
                2002                            380,580              400,408
                2003                            134,902              141,055
                2004                              1,998                2,032
                                             ----------           ----------
               Total                         $1,897,168           $1,949,149
                                             ==========           ==========


The Partnership relied on three tenants to generate 44% of total 1999 rental income. The breakdown for these three tenants' industry segments and rental income contribution is as follows: 16% for a tenant in the construction industry, 13% billing and collection services, and 15% banking.

5. NOTE PAYABLE

At December 31, 1999, note payable consisted of one loan with a bank with an original principal balance of $1,850,000. The note bore interest at 3.5% above the 11th District Cost of Funds Index with a minimum of 9% and a maximum of 14% (9% at December 31, 1999). The note was secured by substantially all of the assets of the Partnership. The maturity date of the note was July 1, 2005.

On January 25, 2000, the bank note was repaid. On the same date, the Partnership entered into a new loan agreement with General Electric Capital Corporation ("GECC") in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. This loan, which is secured by the Sierra Creekside property, bears interest at 2.75% above the GECC Composite Commercial Paper Rate (8.52% at December 31, 1999). Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005.

Annual maturities on the GECC loan are: $23,983 in 2000; $31,183 in 2001; $34,030 in 2002; $37,138 in 2003; $40,529 in 2004; and $3,883,137 thereafter.
The Partnership is exposed to interest rate fluctuations associated with the loan.

6. PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real property, allocations of the proceeds are distributed to the Limited Partners until each has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 80% to the Limited Partners and 20% to the General Partner.

E. UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

---------------------------------------------------------------------------------------------------------------------------
                                                                          SEPTEMBER 30, 2000             DECEMBER 31, 1999
                                                                            (UNAUDITED)
                                                                          ------------------             -----------------
 ASSETS
Cash and cash equivalents                                                    $    16,518                   $  134,154
Receivables:
   Unbilled rent                                                                  50,890                       51,981
   Billed rent                                                                     6,315                        8,640
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $3,281,400 and $3,289,481,
  respectively                                                                 2,408,001                    2,557,487
Other assets - net of accumulated amortization
  of $207,611 and $263,977, respectively                                         329,292                      238,197
Excess distributions to minority Partner                                       2,533,903                      128,513
                                                                             -----------                   ----------
Total Assets                                                                 $ 5,344,919                   $3,118,972
                                                                             ===========                   ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities                                                $   129,369                   $   64,825
Notes payable                                                                  4,030,435                    1,673,186
                                                                             -----------                   ----------

Total Liabilities                                                              4,159,804                    1,738,011
                                                                             -----------                   ----------
Partners' equity (deficit):
  General Partner                                                                (82,729)                           0
  Limited Partners:
       30,000 units authorized, 29,354 issued and
       outstanding                                                             1,267,844                    1,380,961
                                                                             -----------                   ----------
Total Partners' equity                                                         1,185,115                    1,380,961
                                                                             -----------                   ----------
Total Liabilities and Partners' equity                                       $ 5,344,919                   $3,118,972
                                                                             ===========                   ==========


                             SEE ACCOMPANYING NOTES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 NINE MONTHS ENDED                         THREE MONTHS ENDED
                                                                   SEPTEMBER 30,                             SEPTEMBER 30,
                                                           ------------------------------           -------------------------------
                                                             2000                 1999                 2000                 1999
                                                          (UNAUDITED)          (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
                                                           ---------            ---------            ---------            ---------
REVENUES:
  Rental income                                            $ 744,330            $ 682,407            $ 254,553            $ 234,341
                                                           ---------            ---------            ---------            ---------

          Total revenues                                     744,330              682,407              254,553              234,341
                                                           ---------            ---------            ---------            ---------
EXPENSES:
  Operating expenses                                         404,520              376,008              135,584              128,931
  Depreciation and amortization                              236,937              257,948               76,902               83,721
  Interest                                                   263,180              114,824               98,808               38,010
                                                           ---------            ---------            ---------            ---------
          Total costs and expenses                           904,637              748,780              311,294              250,662
                                                           ---------            ---------            ---------            ---------
LOSS BEFORE EXTRAORDINARY
    LOSS                                                    (160,307)             (66,373)             (56,741)             (16,321)

EXTRAORDINARY LOSS FROM WRITE-OFF
  OF DEFERRED LOAN COSTS                                     (46,020)                   0                    0                    0
                                                           ---------            ---------            ---------            ---------
LOSS BEFORE MINORITY INTEREST'S SHARE
  OF CONSOLIDATED JOINT VENTURE LOSS                        (206,327)             (66,373)             (56,741)             (16,321)
                                                           ---------            ---------            ---------            ---------
MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                             10,481                4,347                2,882                1,068
                                                           ---------            ---------            ---------            ---------

NET LOSS                                                   $(195,846)           $ (62,026)           $ (53,859)           $ (15,253)
                                                           =========            =========            =========            =========
Per limited partnership unit:
  Loss before extraordinary loss                           $   (5.06)           $   (2.11)           $   (1.82)           $   (0.52)
  Extraordinary loss                                           (1.55)                   0                    0                    0
                                                           ---------            ---------            ---------            ---------
Net loss per limited partnership unit                      $   (6.61)           $   (2.11)           $   (1.82)           $   (0.52)
                                                           =========            =========            =========            =========


                             SEE ACCOMPANYING NOTES

                        SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000


------------------------------------------------------------------------------------------------------------------------------------
                                                                        LIMITED PARTNERS                                  TOTAL
                                                                 ----------------------------         GENERAL            PARTNERS'
                                                                 PER UNIT          TOTAL              PARTNER             EQUITY
                                                                 -------         ------------         --------         ------------
Proceeds from sale of
  partnership units                                              $500.00         $ 14,677,000                0         $ 14,677,000
Underwriting commissions
  and other organization expenses                                 (60.29)          (1,769,862)               0           (1,769,862)
Cumulative net income (loss)
  (to December 31, 1998)                                         (223.05)          (6,547,484)        $ 14,600           (6,532,884)
Cumulative distributions
  (to December 31, 1998)                                         (166.75)          (4,894,473)         (14,600)          (4,909,073)
                                                                 -------         ------------         --------         ------------

Partners' equity - January 1, 1999                                 49.91            1,465,181                0            1,465,181
Net loss                                                           (2.87)             (84,220)              --              (84,220)
                                                                 -------         ------------         --------         ------------

Partners' equity - January 1, 2000 (audited)                       47.04            1,380,961                0            1,380,961
Transfer among general partner and limited partners                 2.26               80,771          (80,771)                   0
Net loss (unaudited)                                               (6.61)            (193,888)          (1,958)            (195,846)
                                                                 -------         ------------         --------         ------------

Partners' equity (deficit) -
   September 30, 2000 (unaudited)                                $ 42.69         $  1,267,844         $(82,729)        $  1,185,115
                                                                 =======         ============         ========         ============

                             SEE ACCOMPANYING NOTES

                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             2000                           1999
                                                                                           (UNAUDITED)                   (UNAUDITED)
                                                                                           -----------                    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                 $  (195,846)                   $ (62,026)
  Adjustments to reconcile net loss to cash provided by operating activities:
    Depreciation and amortization                                                              236,937                      257,948
    Extraordinary loss from write-off of deferred
      loan costs                                                                                46,020                            0
    Minority interest's share of consolidated
      joint venture loss                                                                       (10,481)                      (4,347)
    Decrease (increase) in receivables                                                           3,416                         (673)
    Increase in other assets                                                                   (93,445)                     (29,758)
    Increase in accrued and other liabilities                                                   64,544                          563
                                                                                           -----------                    ---------

    Net cash provided by operating activities                                                   51,145                      161,707
                                                                                           -----------                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                                                            (18,685)                      (9,642)
                                                                                           -----------                    ---------
    Net cash used in investing activities                                                      (18,685)                      (9,642)
                                                                                           -----------                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from note payable secured by property                                           4,050,000                            0
    Principal payments on notes payable                                                     (1,692,751)                     (34,954)
    Payments on deferred loan costs                                                           (112,436)                           0
    Contributions from minority partner                                                        133,388                            0
    Distributions to minority partner                                                       (2,528,297)                           0
    Loan to affiliate                                                                                0                      (47,000)
                                                                                           -----------                    ---------
    Net cash used in financing activities                                                     (150,096)                     (81,954)
                                                                                           -----------                    ---------
NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                                                                       (117,636)                      70,111

CASH AND CASH EQUIVALENTS
    Beginning of period                                                                        134,154                       83,408
                                                                                           -----------                    ---------
CASH AND CASH EQUIVALENTS
    End of period                                                                          $    16,518                    $ 153,519
                                                                                           ===========                    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for real estate taxes                                        $    36,473                    $  36,816
                                                                                           ===========                    =========
   Cash paid during the period for interest                                                $   275,941                    $ 115,086
                                                                                           ===========                    =========


                             SEE ACCOMPANYING NOTES

                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                 -----------------------------------------------


1.    ORGANIZATION

In February 1994, Sierra Pacific Development Fund (the Partnership) created a general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property (the Property). The Partnership Agreement of Sierra Creekside Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1st of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sierra Creekside Partners was increased to 94.92% from 93.45% to reflect 1999 contributions and distributions.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Creekside Partners at September 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at September 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the nine months ended September 30, 2000 and 1999 are affiliate transactions as follows:

                                                      September 30
                                             -----------------------------
                                                1999                2000
                                             -----------------------------
      Management fees                        $33,545              $30,414
      Administrative fees                     30,348               38,877

4.    PARTNERS' EQUITY

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 29,354.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is continuing the process of developing a plan pursuant to which the property owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Partnership and portions of the other partnerships. CGS's management filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission.

6.    RECENT ACCOUNTING PRONOUNCEMENT

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Partnership's financial condition or results of operations.

                       SIERRA PACIFIC DEVELOPMENT FUND II
                            HISTORICAL FINANCIAL DATA

                       Sierra Pacific Development Fund II
                                Table of Contents



A.   Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.


C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended September 30, 2000 and 1999.

D.   Audited Financial Statements - December 31, 1999, 1998 and 1997

E.   Unaudited Financial Statements - Nine Months Ended September 30, 2000 and
     1999

A.     SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands except for per share data)

                                                                               NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                  ------------------------------------------   -----------------
                                   1995     1996     1997     1998     1999      1999     2000
                                  ------   ------   ------   ------   ------    ------   ------

OPERATING DATA:
REVENUES:
Rental and reimbursement income   $1,736   $1,778   $1,841   $2,298   $2,356    $1,797   $1,888
Interest and other income            346      350      339      375      410       308      363
                                  ------   ------   ------   ------   ------    ------   ------
Total revenues                     2,082    2,128    2,180    2,673    2,766     2,105    2,251
                                  ======   ======   ======   ======   ======    ======   ======
EXPENSES:
Property operating                   907      968    1,068    1,039    2,312     1,131    1,273
Management and advisory fees          87       90       93      119      112        --       --
Real estate and other taxes          325      334      311      344      373        --       --
Depreciation and amortization        517      633      787      891      869       652      667
Interest expense                     462      465      436      439      437       325      335
                                  ------   ------   ------   ------   ------    ------   ------
Total expenses                     2,298    2,490    2,695    2,832    4,103     2,108    2,275
                                  ======   ======   ======   ======   ======    ======   ======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                                               NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                 --------------------------------------------------------    --------------------
                                                      1995       1996        1997        1998        1999        1999        2000
                                                      ----       ----        ----        ----        ----        ----        ----
Net income (loss) before partnership's share
   of unconsolidated joint venture income
   (loss)                                             (216)      (362)       (515)       (159)     (1,337)         (3)        (24)
                                                  --------    -------    --------    --------    --------    --------    --------
Partnership's share of unconsolidated joint
   venture income (loss)                              (307)       162        (285)        (15)        160         121         132
                                                  --------    -------    --------    --------    --------    --------    --------
Net income (loss)                                 $   (523)   $  (200)   $   (800)   $   (174)   $ (1,177)   $    118    $    108
                                                  ========    =======    ========    ========    ========    ========    ========


OTHER DATA:
Weighted average number of units
   outstanding                                      87,000     87,000      87,000      87,000      87,000      87,000      87,000
Income (loss) per unit                               (6.04)     (2.30)      (9.24)      (2.01)     (13.59)       1.36        1.24
Ratio of earnings to fixed charges(1)                  --         --          --          --          --         1.36        1.32
Deficiency of earnings to cover fixed
   charges(2)                                         (523)      (200)       (800)       (174)     (1,177)         --          --
Cash distributions                                    (200)      (300)        (50)         --          --          --          --
Total properties owned at end of period                  3          3           3           3           3           3           3
Book value per limited partnership unit                161        156         146         144         131         145         132
Per unit value assigned for the consolidation                                                                                 133

HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

                                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                              --------------------------------------------------------   -------------------
                                                   1995        1996        1997        1998       1999       1999       2000
                                                   ----        ----        ----        ----       ----       ----       ----
BALANCE SHEET DATA:
Cash and cash equivalents                      $    203    $     23    $     70    $     71   $    261   $    446   $     68
Real estate held for investment, net             10,900      11,206      11,212      10,899     10,591     10,573     10,183
Mortgages/notes receivable, net                   2,164       2,164       2,454       2,773      3,063      3,779      4,920
Accounts receivable, net                            407         360         356         364        378        730        818
Investment in/due from partnerships               5,494       5,857       4,368       4,200      4,037      3,311      1,842
Other assets                                        508         620       1,017       1,036        874        884        903
Total assets, at book value                      19,676      20,230      19,477      19,343     19,204     19,723     18,734
  Total assets, at valued assigned for the
     consolidation                                                                                                    27,620
  Total liabilities                               5,620       6,674       6,771       6,811      7,849      7,073      7,271
  General partners deficit                           --          --          --          --         --         --        (63)
  Limited partners equity                        14,056      13,556      12,706      12,532     11,355     12,650     11,526
CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                           (1,338)       (180)         47           1        190        375       (193)
Cash (used in) provided by operating
   activities                                      (842)        401        (673)        242         85         87       (492)

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns three properties, Sierra Westlakes, Sierra Southwest Pointe and 5850 San Felipe. The Partnership sold its interest in the Sierra Technology property on December 31, 1994. In addition, the Partnership holds a 33.01% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $59,000, or 3%, for the year ended December 31, 1999 when compared to the prior year, primarily due to an increase in rental rates at 5850 San Felipe and Sierra Southwest Pointe. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $11.36 to $11.82 at 5850 San Felipe and from $5.11 to $5.53 at Sierra Southwest Pointe in 1999. Rental rates at Sierra Westlakes remained unchanged. This increase was partially offset due a decrease in occupancy at Sierra Southwest Pointe from 94% at December 31, 1998 to 78% at December 31, 1999. Occupancy at 5850 San Felipe and Sierra Westlakes remained comparable between the two years.

Total operating expenses increased by $1,274,000, or 53%, in comparison to the prior year, principally due to the settlement of a lawsuit against the Partnership. As stipulated in the settlement agreement, not withstanding other terms and conditions, the Partnership agreed to pay the plaintiff's attorney fees of $1,000,000. These fees and other legal costs associated with the lawsuit were included in operating expenses for the year ended December 31, 1999. The increase in total operating expenses was also attributable to higher administrative costs and maintenance and repair expenses incurred during the year. In addition, a loan made to an affiliate in 1996 and a rent receivable balance from a former tenant was deemed uncollectible and subsequently written-off to bad debt expense in 1999. Further, property taxes rose primarily as a result of an increase in the assessed value of 5850 San Felipe and Sierra Southwest Pointe.

The Partnership's share of income (loss) from its investment in SMMP was $160,000 for the year ended December 31, 1999 compared to $(15,000) for the prior year. SMMP generated income for the years ended December 31, 1999 and 1998. The Partnership's loss from its investment in SMMP in the prior year was largely due to a $76,000 adjustment recorded in the first quarter of 1998 to correct an understatement of its share of unconsolidated joint venture loss in 1997.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased $457,000, or 25%, primarily as a result of near maximum occupancy at 5850 San Felipe. Occupancy at the building has risen over the past two years from 72% at December 31, 1996 to 96% at December 31, 1998. Occupancy at Sierra Southwest Pointe and Sierra Westlakes remained comparable between the two years. The increase in rental income is also attributable to increased rental rates at the buildings. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $10.86 to $11.36 at 5850 San Felipe and from $4.48 to $5.11 at Sierra Southwest Pointe during 1998. Rental rates at Sierra Westlakes remained comparable.

Total operating expenses increased by $133,000, or 6%, when compared to the prior year. Depreciation and amortization increased primarily as a result of depreciation and amortization expenses on additional tenant improvements and lease costs associated with the increased occupancy at 5850 San Felipe. The increase in occupancy also resulted in higher utilities and management fees. In addition, property taxes were higher principally due to an increase in the assessed value of 5850 San Felipe. The increase in total operating expenses was partially offset by a decrease in legal fees. The Partnership incurred higher legal fees in 1997 defending litigation against the Partnership.

The Partnership recorded a $15,000 loss in 1998 from its investment in SMMP. SMMP generated income for the year ended December 31, 1998, however the Partnership had understated its share of unconsolidated joint venture loss in the prior year and recorded a $76,000 adjustment in the first quarter of 1998. In 1997, the Partnership recorded a $285,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

The Partnership generated cash from operations of $85,000 during 1999. In 1999, the Partnership paid $387,000 for property additions and $59,000 for leasing commissions. The Partnership's joint venture, SMMP, made net distributions of $326,000 to assist with the funding of these expenditures.

In January 1999, the $1,300,000 mortgage note on the Sierra Southwest Pointe property matured. In August 1999, the note was paid and a new $1,500,000 loan agreement was entered into with the same lender. The new mortgage bears interest at 8.35% per annum and calls for monthly principal and interest payments of $11,927. Such payments shall continue until September 2009, when the indebtedness is due in full. Net proceeds will primarily be used to pay accrued liabilities and to fund future capital expenditures. The loan is secured by a trust deed on the Sierra Southwest Pointe property.

The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $401,000 and current liabilities of $1,362,000, which includes accrued legal fees of $1,000,000 (See "Legal Proceedings"). In February and March 2000, the Partnership made scheduled payments totaling $500,000 of the accrued legal fees. The remaining $500,000 is due by December 31, 2000.

The Partnership's primary capital requirements will be for the construction of new tenant space. It is anticipated that these requirements will be funded from the operation of the properties and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the properties. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund II's (the Partnership) Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns three properties; 5850 San Felipe, Sierra Westlakes, and Sierra Southwest Pointe. In addition, the Partnership holds a 30.17% interest in Sierra Mira Mesa Partners (SMMP).

RESULTS OF OPERATIONS

Rental income for the nine months ended September 30, 2000 increased by approximately $90,000, or 5%, when compared to the same period in the prior year. The increase was primarily due to higher common area maintenance fees billed at 5850 San Felipe. Supplemental billings were made in the second quarter to recover higher than anticipated prior year common area maintenance fees.

Further, rental rates rose at 5850 San Felipe and Sierra Southwest Pointe. These increases in rental income were partially offset by lower occupancy at Sierra Southwest Pointe. Occupancy at Sierra Southwest Pointe decreased from 85% at June 30, 1999 to 73% at June 30, 2000. At 5850 San Felipe, occupancy rose slightly from 98% to 100% between the same periods. Sierra Westlakes remained 75% occupied.

Rental income for the quarter ended September 30, 2000 increased by approximately $17,000, or 3%, principally due to the higher rental rates and occupancy. This increase was partially offset by lower common area maintenance fee recovery revenue at Sierra Westlakes, as supplemental billings were made in the third quarter of 1999 to recover higher than anticipated common area maintenance fees from a prior period.

Operating expenses for the nine months ended September 30, 2000 increased by approximately $143,000, or 13%, in comparison to the corresponding period in prior year, in large part due to an increase in legal fees associated with the settlement of a lawsuit against the Partnership. Further, higher maintenance and repairs costs and accounting and auditing fees were incurred during the period. This increase was partially offset by a decrease in administrative costs. Operating expenses for the quarter ended September 30, 2000 increased by approximately $50,000, or 15%, principally as a result of higher maintenance and repairs, utilities, administrative costs and accounting and auditing fees incurred during the quarter.

The Partnership's share of unconsolidated joint venture income increased by approximately $12,000 for the nine months ended September 30, 2000 when compared to the corresponding period in the prior year. This increase in income generated by SMMP was in large part attributable to its share of Sorrento II Partners'
(SIIP) income. SIIP, which SMMP accounts for as an unconsolidated joint venture investment on the equity method, recorded an increase in income due to, among other factors, higher common area maintenance fees recovery revenue and a decrease in ground lease expense during the nine months ended September 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

In December 1999, a lawsuit was settled against the Partnership that provided for a complete release of the Partnership, general partners and all affiliates. The suit related to three loans made to affiliates, two by the Partnership and one by SMMP. As part of the material terms of the Settlement, S-P Properties, the general partner of the Partnership, on or before December 31, 2000, will call and collect the two demand notes with balances of $1,012,698 and $4,642,334, respectively, on September 30, 2000 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due is equal to that percentage of the loan corresponding to the Partnership's interest in SMMP, which in any event is no less than thirty percent (30%). The loan proceeds received by the Partnership will be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date.

The collection and distribution of the two demand notes held by the Partnership will result in a reduction of equity and notes receivable. The collection and distribution of the note receivable held by SMMP will ultimately result in a reduction in equity and investment in unconsolidated joint venture of approximately $735,000 (30% of SMMP's note receivable balance of $2,451,227).

The Partnership also agreed to pay plaintiff's attorneys' fees of $1,000,000. In the first quarter of 2000, the Partnership made scheduled payments totaling $500,000. The remaining $500,000 is due by December 31, 2000.

The Partnership is in an illiquid position as of September 30, 2000 with cash and billed rents of approximately $293,000 and current liabilities of approximately $910,000, which includes the remaining legal liability of $500,000.

The Partnership's primary capital requirement is the remaining legal obligation. It is anticipated this liability will be contributed to the real estate investment trust (REIT) currently being organized by CGS Real Estate Company Inc., an affiliate of the general partner (See Note 5). In the event the REIT is not formed in time, it is anticipated this obligation would be funded from the operations of the properties and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

B.   AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997


INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund II

We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund II and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                   December 31,                  December 31,
                                                       1999                         1998
                                                   -----------                   -----------
ASSETS
Cash and cash equivalents                          $   260,963                   $    71,180
Receivables:
   Note, net of deferred gain of
            $736,271 (Notes 3 and 4)                 3,062,629                     2,772,729
   Unbilled rent (Notes 1 and 4)                       239,271                       277,328
   Billed rent (Note 1)                                140,211                        79,259
   Due from affiliates (Note 3)                      1,013,698                     1,005,459
   Accounts receivable                                       0                         7,946
Income-producing properties - net of
   accumulated depreciation and
   valuation allowance of $3,728,719 in 1999
   and $3,117,658 in 1998 (Notes 1, 4 and 6)        10,590,651                    10,899,304
Investment in unconsolidated joint venture
   (Notes 1 and 5)                                   3,023,177                     3,193,894
Other assets (Notes 1, 2 and 3)                        873,728                     1,035,815
                                                   -----------                   -----------
Total Assets                                       $19,204,328                   $19,342,914
                                                   ===========                   ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Notes 2 and 8)      $ 1,452,577                    $  579,821
Notes payable (Note 6)                               6,397,116                     6,231,204
                                                   -----------                   -----------
Total Liabilities                                    7,849,693                     6,811,025
                                                   -----------                   -----------

Partners' equity (Notes 1 and 7):
  General Partner                                            0                             0
  Limited Partners:
    Class A Limited Partners:
      60,000 units authorized,
      56,674 issued and outstanding                  7,426,335                     8,196,299

    Class B Limited Partners:
      60,000 units authorized,
      29,979 issued and outstanding                  3,928,300                     4,335,590
                                                  ------------                  ------------

                      Total Partners' equity        11,354,635                    12,531,889
                                                  ------------                  ------------

Total Liabilities and Partners' equity            $ 19,204,328                  $ 19,342,914
                                                  ============                  ============

                            See Accompanying Notes 22
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                    1999           1998            1997
                                                    ----           ----            ----
REVENUES:
  Rental income (Note 1)                         $ 2,356,436   $ 2,297,908   $ 1,841,050
  Interest income (Note 3)                           409,717       375,420       338,722
                                                 -----------   -----------   -----------
         Total revenues                            2,766,153     2,673,328     2,179,772
                                                 -----------   -----------   -----------
EXPENSES:
Operating expenses:
    Depreciation and amortization                    869,457       890,846       786,905
    Property taxes and insurance                     372,696       343,864       311,475
    Administrative fees (Note 3)                     283,875       244,116       216,177
    Maintenance and repairs                          328,528       293,874       295,358
    Utilities                                        204,376       215,449       173,500
    Management fees (Note 3)                         112,161       118,976        93,168
    Legal and accounting (Note 8)                  1,227,643       130,252       215,138
    General and administrative                        59,304        36,549        53,955
    Salaries and payroll taxes                        36,000        36,000        36,000
    Renting expenses                                  17,179        13,761        23,333
    Bad debt expense                                  76,021             0             0
    Other operating expenses                          79,139        69,151        54,473
                                                  ----------     ---------     ---------
   Total operating expenses                        3,666,379     2,392,838     2,259,482

Interest                                             437,352       439,499       435,818
                                                  ----------     ---------     ---------
         Total expenses                            4,103,731     2,832,337     2,695,300
                                                  ----------     ---------     ---------
LOSS BEFORE PARTNERSHIP'S SHARE OF
 UNCONSOLIDATED JOINT VENTURE  INCOME (LOSS)      (1,337,578)     (159,009)     (515,528)
                                                  ----------     ---------     ---------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE  INCOME (LOSS) (Note 5)              160,324       (14,912)     (284,878)
                                                  ----------     ---------     ---------
NET LOSS                                         $(1,177,254)   $ (173,921)    $(800,406)
                                                 ===========    ==========     ==========

Net loss per limited partnership unit (Note 1)    $   (13.59)    $   (2.01)     $  (9.24)
                                                 ===========    ==========     ==========

                            See Accompanying Notes 23

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                     Limited Partners                                                     Total
                                     ----------------                                     General        Partners'
                         Class A         Class B          Total            Per Unit       Partner         Equity
                         -------         -------          -----            --------       -------         ------
Partners' equity -
  January 1, 1997     $  8,866,234     $  4,689,982    $ 13,556,216    $      156.45     $      0    $  13,556,216
Net loss                  (523,493)        (276,913)       (800,406)           (9.24)                     (800,406)
Distributions              (32,692)         (17,308)        (50,000)           (0.58)                      (50,000)
                      ------------     ------------    ------------    -------------     --------    -------------

Partners' equity -
   December 31, 1997     8,310,049        4,395,761      12,705,810           146.63            0       12,705,810
Net loss                  (113,750)         (60,171)       (173,921)           (2.01)                     (173,921)
                      ------------     ------------    ------------    -------------     --------    -------------
Partners' equity -
  December 31, 1998      8,196,299        4,335,590      12,531,889           144.62            0       12,531,889
Net loss                  (769,964)        (407,290)     (1,177,254)          (13.59)                   (1,177,254)
                      ------------     ------------    ------------    -------------     --------    -------------

Partners' equity -
   December 31, 1999  $  7,426,335     $  3,928,300    $ 11,354,635    $      131.03     $      0    $  11,354,635
                      ============     ============    ============    =============     ========    =============

                            See Accompanying Notes 24
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                             1999           1998           1997
                                                         ------------    ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $ (1,177,254)   $ (173,921)    $  (800,406)
  Adjustments to reconcile net loss to cash
   provided by (used in) operating activities
  Depreciation and amortization                               869,457       890,846         786,905
  Undistributed (income) loss of uncon-
    solidated joint venture                                  (160,324)       14,912         284,878
  Bad debt expense                                             76,021             0               0
  (Increase) decrease in rent receivable                      (64,370)         (437)          3,526
  Increase in other receivables                              (324,739)     (343,229)       (240,672)
  Increase in other assets                                     (6,618)     (212,500)       (646,387)
  Increase (decrease) in accrued and other Liabilities        872,756        65,831         (60,658)
                                                         ------------    ----------     -----------
    Net cash provided by (used in) Operating Activities        84,929       241,502        (672,814)
                                                         ------------    ----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                            (387,242)     (416,813)       (676,666)
  Capital contributions to unconsolidated joint venture       (44,000)       (8,490)       (293,000)
  Distributions from unconsolidated joint venture             370,184       211,490       1,580,800
                                                         ------------    ----------     -----------
  Net cash (used in) provided by investing Activities         (61,058)     (213,813)        611,134
                                                         ------------    ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions                                                0             0         (50,000)
  Funding of note payable secured by property               1,500,000             0       1,300,000
  Principal payments on notes payable                      (1,334,088)      (26,299)     (1,141,492)
                                                         ------------    ----------     -----------
  Net cash provided by (used in) financing Activities         165,912       (26,299)        108,508
                                                         ------------    ----------     -----------
NET INCREASE IN CASH AND CASH  EQUIVALENTS                    189,783         1,390          46,828
CASH AND CASH EQUIVALENTS - Beginning of  year                 71,180        69,790          22,962
                                                         ------------    ----------     -----------
CASH AND CASH EQUIVALENTS - End of year                  $    260,963    $   71,180     $    69,790
                                                         ============    ==========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for interest                 $    437,352    $  443,823     $  455,666
                                                         ============    ==========     ==========

In 1999, 1998 and 1997, interest receivable of $347,222, $373,078 and $379,298, respectively, was added to the principal balance of the related notes receivable from affiliates. These transactions are noncash items not reflected in the above statements of cash flows.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund II (the "Partnership") was organized on April 29, 1983 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of four real estate projects in Texas: Sierra Technology Center in Austin, Texas; Sierra Westlakes in San Antonio, Texas; Sierra Southwest Pointe in Houston, Texas; and 5850 San Felipe in Houston, Texas.

In December 1997, Sierra Southwest Pointe LLC ("SSPLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Development Fund II the property known as Sierra Southwest Pointe, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property,
c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Southwest Pointe property was transferred from the Partnership to SSPLLC. The accounts of SSPLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In December 1994, the Partnership sold Sierra Technology Center for $6,000,000. The sale proceeds were received in cash, a note receivable from the buyer, and equity in the 5850 San Felipe property.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Pension Investors `84 (SPPI'84). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for the
Partnership and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for the Partnership and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the estimated fair value of the notes payable, based on market rates at December 31, 1999, is $5,975,000. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which were effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                                                  1999            1998
                                                                               ----------      ----------
Other assets:
   Prepaid expenses                                                            $   21,203      $   20,192
   Deferred loan costs, net of accumulated amortization
      Of $41,467 in 1999 and $25,859 in 1998                                      153,167         117,044


 Deferred leasing costs, net of accumulated amortization Of
  $352,207 in 1999 and $259,518 in 1998                                           511,143         605,302
   Tax and insurance impounds                                                     155,388         111,533
   Tenant improvements reserves                                                    22,827         171,454
   Deposits                                                                        10,000          10,290
                                                                               ----------      ----------
                                                                               $  873,728      $1,035,815
                                                                               ==========      ==========

Accrued and other liabilities:
   Accounts payable                                                            $  115,967      $  231,525
   Security deposits                                                               90,974          90,891
   Accrued expenses                                                               233,136         225,264
   Unearned rental income                                                               0          19,641
   Interest payable                                                                12,500          12,500
   Accrued legal liability                                                      1,000,000               0
                                                                               ----------      ----------
                                                                               $1,452,577      $  579,821
                                                                               ==========      ==========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner receives a management fee of 5% of the gross rental income collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $112,161, $118,976 and $93,168, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $292,790, $252,201 and $232,399 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. The Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998 and 1997 the affiliate received $0, $16,754 and $50,083, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $53,746, $49,811 and $225,240, respectively, and were recorded as deferred leasing costs.

During 1993, the Partnership loaned funds to a former affiliate of the General Partner in the form of demand notes. Interest was paid at rates approximately 100 basis points above certificate of deposit rates established by major commercial banks. The loans reached a maximum of $1,100,000. The loans were reduced to $812,000 at December 31, 1994 and the interest rate was fixed at 6%. In 1999, 1998 and 1997, interest receivable of $57,322, $54,078 and $89,298 was added to the principal balance of the note. Interest income of $57,322, $54,078, and $48,720 was recognized in 1999, 1998, and 1997, respectively, related to this note. The balance outstanding at December 31, 1999 is $1,012,698. The note is guaranteed by the owners of CGS Real Estate Company, Inc. (See Note 8).

Two affiliates of the General Partner lease a total of 22,841 square feet of 5850 San Felipe, a property of the Partnership. The terms of the leases are consistent with the current market conditions for office space in the area of the property. During the years ended December 31, 1999, 1998, and 1997, the Partnership recognized rental income of $219,760, $219,760, and $162,099 related to these leases.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $3,100,000 and a $2,900,000 trust deed note. The original note called for monthly interest only payments and bore interest of 10% per annum until December 1997, when the entire indebtedness was due in full. In each of the three years ended December 31, 1999, maturity has been extended for additional one-year terms. In 1999, 1998 and 1997, interest receivable of $289,900, $319,000 and $290,000, respectively, was added to the principal balance of the note. All other terms of the original note remained unchanged. The Partnership recognized interest income of $350,900, $319,000 and $290,000 related to the note during 1999, 1998 and 1997, respectively. The December 31, 1999 principal balance was $3,798,900. The note is secured by a second lien on the property and management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder (See Note 8).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $50,083. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                    1999                1998
                                ------------        ------------


Land                            $  4,263,746        $  4,263,746
Building and improvements         10,055,624           9,753,216
                                ------------        ------------
             Total                14,319,370          14,016,962

Accumulated depreciation          (3,278,719)         (2,667,658)
Valuation allowance                 (450,000)           (450,000)
                                ------------        ------------
             Net                $ 10,590,651        $ 10,899,304
                                ============        ============

During 1999 and 1998, the Partnership removed $84,834 and $1,467,901, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Technology Center property, with a historical cost basis of $3,849,228, was sold for $6,000,000 ($3,100,000 cash down-payment and $2,900,000 trust deed note) to an affiliate of Finance Factors, Inc. In a related transaction, on December 30, 1994, the Partnership purchased 5850 San Felipe, an office building in Houston, Texas for $5,000,000 from an affiliate of Finance Factors, Inc. The Partnership paid $973,713 as cash down-payment and assumed a first trust deed note with a balance of $4,026,287. In accordance with Emerging Issues Task Force No. 87-29, "Exchange of Real Estate Involving Boot", the fair value of the assets and liabilities transferred in the two transactions was allocated between a monetary and a non-monetary component. Accordingly, the historical cost of the San Felipe building was reduced by $243,068, representing the non-monetary portion of the gain on sale of the Sierra Technology Center. The monetary portion of the gain on sale was recorded in accordance with Statement of Financial Accounting Standards No. 66 "Accounting For Sales of Real Estate" using the installment method and the Partnership recorded a gain of $539,835 (net of selling costs and unamortized loan fees and lease costs). A deferred gain of $736,271 will be recognized as principal payments on the trust deed note are received.

Future minimum base rental income, under the existing operating leases for the properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                                Straight-line                   Cash
     Year Ending December 31,                       Basis                      Basis
     ------------------------                   -------------                -------------
          2000                                    $2,194,606                 $2,243,117
          2001                                     1,849,946                  1,899,848
          2002                                     1,449,297                  1,496,860
          2003                                       850,661                    902,009
          2004                                       730,684                    771,611
        Thereafter                                 1,562,321                  1,563,341
                                                  ----------                 ----------

                Total                             $8,637,515                 $8,876,786
                                                  ==========                 ==========

Approximately 18% of 1999 rental revenues were generated from a Sears, Roebuck and Company.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Pension Investors `84, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP is 33.01%; the remaining 66.99% interest was owned by Sierra Pacific Pension Investors `84.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                                             1999             1998
                                                          ----------       ----------
Equity interest                                           $2,878,145       $3,044,004
   Investment advisory and other fees, less
   accumulated amortization of $63,160 and $58,302 in
   1999 and 1998, respectively
                                                          $  145,032       $  149,890
                                                          ----------       ----------
Investment in unconsolidated
   joint venture                                          $3,023,177       $3,193,894
                                                          ==========       ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP are as follows:

                Sierra Mira Mesa Properties & Sorrento I Partners
                      Condensed Consolidated Balance Sheets

                                                                December 31,       December 31,
                                                                   1999                1998
                                                               ------------        ------------
Assets

Cash and cash equivalents                                      $    319,400        $     14,064
Rent receivable                                                   1,198,515           1,226,156
Due from affiliates                                               2,451,227           2,233,158
Income-producing property,
  net of accumulated depreciation                                 8,723,396           9,000,294
            Investment in unconsolidated joint ventures           2,526,875           1,640,460
Other assets                                                        793,658             897,993
                                                               ------------        ------------

Total Assets                                                   $ 16,013,071        $ 15,012,125
                                                               ============        ============

Liabilities and General Partners' Equity

Accrued and other liabilities                                  $    101,104        $    251,990
Notes payable                                                     6,179,038           5,418,414
                                                               ------------        ------------

Total Liabilities                                                 6,280,142           5,670,404
                                                               ------------        ------------

Minority interest in joint venture                                 (340,614)           (332,996)
                                                               ------------        ------------

General Partners' equity                                         10,073,543           9,674,717
                                                               ------------        ------------

Total Liabilities and General Partners' equity                 $ 16,013,071        $ 15,012,125
                                                               ============        ============

                Sierra Mira Mesa Properties & Sorrento I Partners
                 Condensed Consolidated Statements of Operations

                                                                   For the Year Ended December 31,
                                                          -------------------------------------------------
                                                             1999               1998               1997
                                                          -----------        -----------        -----------
Revenues:
   Rental income                                          $ 2,126,106        $ 1,883,630        $ 1,919,582
   Other income                                               224,308            205,781            184,168
                                                          -----------        -----------        -----------
                           Total revenues                   2,350,414          2,089,411          2,103,750
                                                          -----------        -----------        -----------
Expenses:
   Operating expenses                                         800,654            754,978            742,548
   Depreciation and amortization                              587,070            581,956            825,911
   Interest                                                   450,177            438,711            463,804
                                                          -----------        -----------        -----------
                           Total expenses                   1,837,901          1,775,645          2,032,263
                                                          -----------        -----------        -----------
Income before Partnership's share of unconsolidated
  joint venture losses                                        512,513            313,766             71,487
Partnership's share of unconsolidated joint
 venture losses                                               (36,405)          (131,897)          (855,349)
                                                          -----------        -----------        -----------
Income (loss) before minority interest's share of
 consolidated joint venture loss (income)                     476,108            181,869           (783,862)
                                                          -----------        -----------        -----------
Minority interest's share of consolidated joint
 venture loss (income)                                          7,618               (787)            (7,906)
                                                          -----------        -----------        -----------
Net income (loss)                                         $   483,726        $   181,082        $  (791,768)
                                                          -----------        -----------        -----------

As of December 31, 1999, SMMP also holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in
1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                   Sierra Mira Mesa Properties (equity method)
                        Condensed Combined Balance Sheets

                                                     December 31,      December 31,
                                                        1999              1998
                                                     -----------       -----------
Assets

Cash and cash equivalents                            $   272,657       $    85,792
Rent receivable                                          588,742           542,527
Due from affiliates                                            0            47,666
Income-producing property,
  net of accumulated depreciation                      8,109,927         8,343,438
Other assets                                           1,897,050         1,320,667
                                                     -----------       -----------
Total Assets                                         $10,868,376       $10,340,090
                                                     ===========       ===========
Liabilities and General Partners' Equity

Accrued and other liabilities                        $   350,272       $   520,646
Note payable                                           1,673,186         1,720,324
                                                     -----------       -----------
Total Liabilities                                      2,023,458         2,240,970
                                                     -----------       -----------
Ground lessors' equity in income-producing
  Property                                             3,000,000         3,000,000
                                                     -----------       -----------
General Partners' equity                               5,844,918         5,099,120
                                                     -----------       -----------
Total Liabilities and General Partners' equity       $10,868,376       $10,340,090
                                                     ===========       ===========

                   Sierra Mira Mesa Properties (equity method)
                   Condensed Combined Statements of Operations

                                                            For the Year Ended December 31,
                                                  -------------------------------------------------
                                                      1999               1998               1997
                                                  -----------        -----------        -----------
Revenues:
   Rental income                                  $ 2,112,254        $ 1,734,403        $ 2,294,859
   Interest income                                     34,540                  0                  0
   Other income                                        15,151             93,668              9,698
                                                  -----------        -----------        -----------
                       Total revenues               2,161,945          1,828,071          2,304,557
                                                  -----------        -----------        -----------
Expenses:
   Operating expenses                               1,407,262          1,302,968          1,755,826
   Depreciation and amortization                      779,142            829,081          1,321,177
   Interest                                           152,563            156,636            459,763
                                                  -----------        -----------        -----------
                       Total expenses               2,338,967          2,288,685          3,536,766
                                                  -----------        -----------        -----------
Loss before loss from property disposition           (177,022)          (460,614)        (1,232,209)
Loss from property disposition                              0                  0           (967,764)
                                                  -----------        -----------        -----------
Net loss                                          $  (177,022)       $  (460,614)       $(2,199,973)
                                                  ===========        ===========        ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6. NOTES PAYABLE

At December 31, 1999 and 1998, notes payable consisted of the following:

                                                                                          1999             1998
                                                                                       ----------       ----------
Mortgage note payable, due in monthly interest only payments at LIBOR rate + 300 basis points collateralized by certain
land and buildings. This note was paid in August 1999                                           0        1,300,000

Mortgage note payable, due in monthly interest only payments at 5%, collateralized by certain land and buildings. This note matures in
April 2004                                                                              3,000,000        3,000,000

Mortgage note payable, due in monthly installments with interest at
9%, collateralized by certain land and buildings. This note matures
in March 2006                                                                           1,902,438        1,931,204
                                                                                       ----------       ----------
Mortgage note payable, due in monthly installments with interest at
8.35%, collateralized by certain land and buildings. This note
matures in September 2009                                                               1,494,678                0
                                                                                       ----------       ----------
                                                                                       $6,397,116       $6,231,204
                                                                                       ==========       ==========

Annual maturities of notes payable as of December 31, 1999, are: $44,343 in 2000; $52,788 in 2001; $57,632 in 2002; $62,921 in 2003; $3,068,345 in 2004; and
$3,111,087 thereafter.

7. PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real properties, allocations and distributions are made after each Limited Partner has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 85% to the Limited Partners and 15% to the General Partner. Distributions of the remaining proceeds to the Limited Partners shall be made in a manner such that Limited Partners holding Class A Units shall receive distributions 15% greater than the distributions received by the holders of Class B Units.

8. LITIGATION

In November 1995, a limited partner of the Partnership, on their own behalf and on behalf of all others similarly situated, filed a lawsuit against S-P Properties, Inc., the General Partner of the Partnership, among others, in the Superior Court of the State of California, County of Los Angeles (the "Court"). This suit alleged breach of fiduciary duty and breach of contract. The Plaintiff's claims relate to three loans made to affiliates, two by the Partnership and one by Sierra Mira Mesa Partners ("SMMP"), which were allegedly improper or made below market rates. The Plaintiffs were seeking unspecified compensatory and punitive damages and removal of the General Partner.

In September 1997, the Court denied the Plaintiff's motion for class certification, but granted the Plaintiff leave to file an amended complaint. The Partnership demurred to all class action allegations in the amended complaint. The Court granted the demurred without leave to amend, thereby reducing the Plaintiff's allegations to a derivative suit.

In December 1999, as a compromise to all claims asserted in what became a derivative action on behalf of the Partnership, the parties agreed to enter into a Mutual Compromise and Settlement ("the Settlement"). The Settlement provides for a complete release of the Partnership, general partners and all affiliates. As part of the material terms of the Settlement, S-P Properties, as the general partner of the Partnership, on or before December 31, 2000, will call and collect the two demand notes with balances of $1,012,698 and $3,798,900, respectively, at December 31, 1999 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due being that percentage of the loan that is equal to the Partnership's interest in SMMP, and in any event no less than thirty percent (30%). The loan proceeds received by the Partnership, totaling approximately $5,600,000, will be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date. The Partnership will pay Plaintiff's attorneys' fees of $1,000,000. Such attorneys' fees have been accrued as of December 31, 1999 and are included in accrued and other liabilities on the consolidated balance sheet. The Plaintiff, on behalf of the Partnership, will dismiss the entire action with prejudice. The court approved the Settlement on February 9, 2000.

S-P Properties, Inc. has denied and continues to deny that it has committed any violations of law, and states that it has entered into the Settlement solely to eliminate the burden and expense of further litigation.

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners


We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998



                                                      December 31,        December 31,
                                                          1999                1998
                                                      ------------        ------------
ASSETS

Cash and cash equivalents                             $    319,400        $     14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                         1,114,598           1,226,156
   Billed rent (Note 1)                                     83,917                   0
Due from affiliates, net (Note 3)                        2,451,227           2,233,158
Income-producing property - net of accumulated
   depreciation of $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)                 8,723,396           9,000,294
Investment in unconsolidated joint ventures
   (Notes 1 and 5)                                       2,526,875           1,640,460
Other assets (Notes 1, 2 and 3)                            793,658             897,993
                                                      ------------        ------------
Total Assets                                          $ 16,013,071        $ 15,012,125
                                                      ============        ============
LIABILITIES AND GENERAL PARTNERS' EQUITY
Accrued and other liabilities (Note 2)                $    101,104        $    251,990
Notes payable (Note 6)                                   6,179,038           5,418,414
                                                      ------------        ------------
Total Liabilities                                        6,280,142           5,670,404
                                                      ------------        ------------
Minority interest in consolidated joint venture
   (Note 1)                                               (340,614)           (332,996)
General Partners' equity (Note 1)                       10,073,543           9,674,717
                                                      ------------        ------------
Total Liabilities and General Partners' equity        $ 16,013,071        $ 15,012,125
                                                      ============        ============

                            See Accompanying Notes 37
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                               1999               1998               1997
                                                           -----------        -----------        -----------
Revenues:
   Rental income (Note 1)                                  $ 2,126,106        $ 1,883,630        $ 1,919,582
   Interest income                                             224,308            205,781            174,764
   Other income                                                      0                  0              9,404
                                                           -----------        -----------        -----------
                   Total revenues                            2,350,414          2,089,411          2,103,750
                                                           -----------        -----------        -----------
Expenses:
   Operating expenses:
   Depreciation and amortization                               587,070            581,956            825,911
   Property taxes and insurance                                 98,611             97,781             92,347
   Administrative fees (Note 3)                                121,889            111,206            104,580
   Maintenance and repairs                                     233,615            240,965            228,890
   Management fees (Note 3)                                    119,166            109,725            101,558
   Utilities                                                   135,301            135,077            138,203
   Legal and accounting                                         24,767             27,657             47,242
General and administrative                                      16,122              7,443             12,677
   Renting expenses                                                  0                  0                309
   Bad debt expense                                              4,770                  0                  0
Other operating expenses                                        46,413             25,124             16,742
                                                           -----------        -----------        -----------
   Total operating expenses                                  1,387,724          1,336,934          1,568,459
   Interest                                                    450,177            438,711            463,804
                                                           -----------        -----------        -----------
                   Total expenses                            1,837,901          1,775,645          2,032,263
                                                           -----------        -----------        -----------
INCOME BEFORE PARTNERSHIP'S SHARE OF UNCONSOLIDATED
JOINT VENTURE LOSSES                                           512,513            313,766             71,487
                                                           -----------        -----------        -----------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED JOINT VENTURE
LOSSES (Note 5)                                                (36,405)          (131,897)          (855,349)
                                                           -----------        -----------        -----------
INCOME (LOSS) BEFORE MINORITY
  INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS (INCOME)                                  476,108            181,869           (783,862)
                                                           -----------        -----------        -----------
MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT
   VENTURE LOSS (INCOME)                                         7,618               (787)            (7,906)
                                                           -----------        -----------        -----------
NET INCOME (LOSS)                                          $   483,726        $   181,082           (791,768)
                                                           ===========        ===========        ===========

                            See Accompanying Notes 38
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                              General Partners
                                               --------------------------------------------
                                               Sierra Pacific  Sierra Pacific
                                                 Development      Pension
                                                  Fund II       Investors '84      Total
                                               -------------   --------------   -----------
General Partners' equity - January 1, 1997     $  4,679,005    $  4,495,515    $  9,174,520
Transfer of advances                                155,590       1,311,300       1,466,890
Net loss                                           (284,878)       (506,890)       (791,768)
Contributions                                       293,000       1,551,843       1,844,843
Distributions                                    (1,580,800)       (247,800)     (1,828,600)
                                               ------------    ------------    ------------
General Partners' equity - December 31, 1997      3,261,917       6,603,968       9,865,885
Net income (loss)                                   (14,912)        195,994         181,082
Contributions                                         8,490          42,000          50,490
Distributions                                      (211,490)       (211,250)       (422,740)
                                               ------------    ------------    ------------
General Partners' equity - December 31, 1998      3,044,005       6,630,712       9,674,717
Net income                                          159,678         324,048         483,726
Contributions                                        44,000         539,784         583,784
Distributions                                      (370,184)       (298,500)       (668,684)
                                                ------------    ------------    ------------
General Partners' equity - December 31, 1999   $  2,877,499    $  7,196,044    $ 10,073,543
                                               ============    ============    ============

                            See Accompanying Notes 39
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                         1999          1998          1997
                                                    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                 $   483,726    $   181,082    $  (791,768)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization                       587,070        581,956        825,911
    Undistributed losses of
      unconsolidated joint ventures                      36,405        131,897        855,349
    Minority interest in consolidated
       joint venture (loss) income                       (7,618)           787          7,906
    Bad debt expense                                      4,770              0              0
    Decrease (increase) in rent receivable               27,641         60,853       (100,191)
    Increase in due from affiliates                    (222,839)      (202,581)      (168,779)
    (Increase) decrease in other assets                 (45,022)      (215,974)        55,566
    (Decrease) increase in accrued and other
    liabilities                                        (150,886)       183,225        (35,663)
                                                    -----------    -----------    -----------
  Net cash provided by operating activities             713,247        721,245        648,331
                                                    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                    (160,815)      (346,113)      (231,484)
    Capital contributions to unconsolidated
      joint ventures                                 (1,027,820)      (350,900)    (2,315,041)
 Distributions received from unconsolidated joint
 ventures                                               105,000        372,312      2,439,098
                                                    -----------    -----------    -----------
  Net cash used in investing activities              (1,083,635)      (324,701)      (107,427)
                                                    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions from General
    Partners                                            583,784         50,490      1,844,843
    Cash distributions                                 (668,684)      (422,740)    (1,828,600)

                            See Accompanying Notes 39
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                 CONSOLIDATED STATEMENTS OF CASH FLOWS continued
              For the Years Ended December 31, 1999, 1998 and 1997

                                                         1999         1998            1997
    Funding of note payable secured by
    Property                                          1,637,500              0              0
    Principal payments on notes payable                (876,876)      (254,638)      (339,460)
                                                    -----------    -----------    -----------
  Net cash provided by (used in) financing
   Activities                                           675,724       (626,888)      (323,217)
                                                    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                 305,336       (230,344)       217,687
CASH AND CASH EQUIVALENTS - Beginning of year            14,064        244,408         26,721
                                                    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS - End of  year            $   319,400    $    14,064    $   244,408
                                                    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest            $   439,792    $   439,756    $   470,608
                                                    ===========    ===========    ===========

In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The

Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures
The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets
Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable
Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                               1999           1998
                                                             ---------      --------
Other assets:
   Prepaid expenses                                          $  7,383       $ 21,070
   Deferred loan costs, net of accumulated
     amortization of $49,842 in 1999 and $226,318 in 1998     168,225        133,878
   Deferred leasing costs, net of accumulated
     amortization of $531,945 in 1999 and $414,395 in 1998    507,000        637,028
   Tax impounds                                                26,831         23,728
   Tenant improvement reserves                                 84,219         82,289
                                                             --------       --------
                                                             $793,658       $897,993
                                                             ========       ========
Accrued and other liabilities:
   Accounts payable                                          $ 51,008       $192,455
   Security deposits                                           17,922         17,922
   Accrued expenses                                                 0          8,101
   Interest payable                                            32,174         20,982
   Unearned rental income                                           0         12,530
                                                             --------       --------
                                                             $101,104       $251,990
                                                             ========       ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4. INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                                1999             1998
                                           -----------       -----------
Land                                       $ 3,786,458       $ 3,786,458
Building and improvements                    8,501,318         8,487,806
                                           -----------       -----------
             Total                          12,287,776        12,274,264

Accumulated depreciation                    (3,564,380)       (3,273,970)
                                           -----------       -----------
             Net                           $ 8,723,396       $ 9,000,294
                                           ===========       ===========

During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                     Year Ending                         Straight-line               Cash
                     December 31,                            Basis                   Basis
                   --------------                      ---------------         ---------------
                       2000                            $     2,029,716         $     2,246,281
                       2001                                  2,023,332               2,339,768
                       2002                                  2,014,332               2,437,297
                       2003                                    595,285                 677,208
                       2004                                    179,747                 184,288
                    Thereafter                                 593,192                 665,360
                                                       ---------------         ---------------
                      Total                            $     7,435,604         $     8,550,202
                                                       ===============         ===============

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:

- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively.
     SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;

- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995, respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income
     (loss) of SVP for the three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288), respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:


                        Condensed Combined Balance Sheets
                        ---------------------------------

                                                      December 31,     December 31,
                                                         1999             1998
Assets                                                -----------      -----------

Cash and cash equivalents                             $   272,657      $    85,792
Rent receivable                                           588,742          542,527
Due from affiliate                                              0           47,666
Income-producing property, net of accumulated
  Depreciation                                          8,109,927        8,343,438
Other assets                                            1,897,050        1,320,667
                                                      -----------      -----------
Total Assets                                          $10,868,376      $10,340,090
                                                      ===========      ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                         $   350,272      $   520,646
Note payable                                            1,673,186        1,720,324
                                                      -----------      -----------
Total Liabilities                                       2,023,458        2,240,970
                                                      -----------      -----------
Ground lessors' equity in income-producing property     3,000,000        3,000,000
                                                      -----------      -----------
General Partners' equity                                5,844,918        5,099,120
                                                      -----------      -----------
Total Liabilities and General Partners' equity        $10,868,376      $10,340,090
                                                      ===========      ===========

                   Condensed Combined Statements of Operations
                   -------------------------------------------

                                                 For the Year Ended December 31,
                                           -----------------------------------------
                                                1999          1998           1997
                                           -----------    -----------    -----------
Revenues:
   Rental income                           $ 2,112,254    $ 1,734,403    $ 2,294,859
   Interest income                              34,540              0              0
   Other income                                 15,151         93,668          9,698
                                           -----------    -----------    -----------
            Total revenues                   2,161,945      1,828,071      2,304,557
                                           -----------    -----------    -----------
Expenses:
   Operating expenses                        1,407,262      1,302,968      1,755,826
   Depreciation and amortization               779,142        829,081      1,321,177
   Interest                                    152,563        156,636        459,763
                                           -----------    -----------    -----------
            Total expenses                   2,338,967      2,288,685      3,536,766
                                           -----------    -----------    -----------
Net loss before disposition of  property      (177,022)      (460,614)    (1,232,209)
Loss from property disposition                       0              0       (967,764)
                                           -----------    -----------    -----------
Net loss                                   $  (177,022)   $  (460,614)   $(2,199,973)
                                           ===========    ===========    ===========

6. NOTES PAYABLE

                                                                                         1999              1998
                                                                                       ----------        ----------
Mortgage note payable, due in monthly installments with interest at 7.74% per annum, collateralized by the real property known as Sierra Mira Mesa. This
     note matures in October 2010                                                     $4,543,984        $4,802,191

Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was collateralized by the real property known as Sorrento I, was paid
   in August 1999                                                                             0            616,223

Mortgage note payable, due in monthly installments with interest at
   8.75% per annum, collateralized by the Sorrento I property.  The
   note matures in September 2009                                                     1,635,054                  0
                                                                                      ----------        ----------
                                                                                     $6,179,038         $5,418,414
                                                                                     ==========         ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collateralized by real and personal property, called for monthly interest payments through December

1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.

As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

E. UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
1999

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                                              SEPTEMBER 30, 2000     DECEMBER 31, 1999
                                                                 (UNAUDITED)
                                                              ------------------     -----------------
ASSETS
Cash and cash equivalents                                      $     68,211           $    260,963
Receivables:
  Note, net of deferred gain of $736,271                          3,906,063              3,062,629
  Unbilled rent                                                     230,726                239,271
  Billed rent                                                       224,494                140,211
  Due from affiliates                                             1,013,698              1,013,698
  Interest                                                          362,278                      0
Income-producing properties - net of
  accumulated depreciation and valuation
  allowance of $4,172,957 and $3,728,719,
  respectively                                                   10,182,993             10,590,651
Investment in unconsolidated joint venture                        1,842,371              3,023,177
Other assets - net of accumulated amortization
  of $473,788 and $393,674, respectively                            903,228                873,728
                                                               ------------           ------------
Total Assets                                                   $ 18,734,062           $ 19,204,328
                                                               ============           ============
LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                                  $    909,868           $  1,452,577
Notes payable                                                     6,361,069              6,397,116
                                                               ------------            -----------
Total Liabilities                                                 7,270,937              7,849,693
                                                               ------------           ------------
Partners' equity (deficit):
  General Partner                                                   (62,920)                     0
  Limited Partners:
    Class A Limited Partners:
      60,000 units authorized, 56,674 issued and outstanding      7,538,443              7,426,335
    Class B Limited Partners:
      60,000 units authorized, 29,979 issued and outstanding      3,987,602              3,928,300
                                                               ------------           ------------
Total Partners' equity                                           11,463,125             11,354,635
                                                               ------------           ------------
Total Liabilities and Partners' equity                         $ 18,734,062           $ 19,204,328
                                                               ============           ============

                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                     NINE MONTHS ENDED            THREE MONTHS ENDED
                                                        SEPTEMBER 30,                SEPTEMBER 30,
                                                --------------------------    --------------------------
                                                   2000           1999           2000           1999
                                                (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                -----------    -----------    -----------    ----------
  REVENUES:
  Rental income                                 $ 1,887,364    $ 1,797,273    $   620,422    $  603,248
  Interest income                                   363,153        307,543        126,209       102,775
                                                -----------    -----------    -----------    ----------
              Total revenues                      2,250,517      2,104,816        746,631       706,023
                                                -----------    -----------    -----------    ----------
EXPENSES:
  Operating expenses                              1,273,003      1,130,210        387,253       336,784
  Depreciation and amortization                     666,602        652,328        225,720       217,823
  Interest                                          334,854        324,986        111,584       110,664
                                                -----------    -----------    -----------    ----------
              Total costs and expenses            2,274,459      2,107,524        724,557       665,271
                                                -----------    -----------    -----------    ----------
(LOSS) INCOME BEFORE PARTNERSHIP'S
   SHARE OF UNCONSOLIDATED JOINT
   VENTURE INCOME                                   (23,942)        (2,708)        22,074        40,752
                                                -----------    -----------    -----------    ----------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE INCOME                             132,432        120,675         31,676        30,906
                                                -----------    -----------    -----------    ----------
NET INCOME                                      $   108,490    $   117,967    $    53,750    $   71,658
                                                ===========    ===========    ===========    ==========
Net income per limited partnership unit         $      1.24    $      1.36    $      0.61    $     0.83
                                                ===========    ===========    ===========    ==========

                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                           LIMITED  PARTNERS
                                               -----------------------------------------                                  TOTAL
                                                                                                            GENERAL      PARTNER
                                               PER UNIT        CLASS A         CLASS B          TOTAL       PARTNERS'     EQUITY
                                               --------     ------------    ------------     -----------    --------   -------------
Proceeds from sale of
  partnership units                            $ 250.00     $ 14,392,000     $ 7,579,000     $21,971,000               $ 21,971,000
Underwriting commissions
  and other organization expenses                (33.68)      (1,939,045)     (1,021,124)     (2,960,169)                (2,960,169)
Repurchase of 1,231 partnership
   units                                           0.06         (177,934)        (66,167)       (244,101)                  (244,101)
Cumulative net income (loss)
  (to December 31, 1998)                          (6.96)        (393,677)       (208,839)       (602,516)     46,674       (555,842)
Cumulative distributions
  (to December 31, 1998)                         (64.80)      (3,685,045)     (1,947,280)     (5,632,325)    (46,674)    (5,678,999)
                                               --------     ------------    ------------     -----------    --------   -------------
Partners' equity - January 1, 1999               144.62        8,196,299       4,335,590      12,531,889           0     12,531,889
Net loss                                         (13.59)        (769,964)       (407,290)     (1,177,254)                (1,177,254)
                                               --------     ------------    ------------     -----------    --------   -------------
Partners' equity -
  January 1, 2000 (audited)                      131.03        7,426,335       3,928,300      11,354,635           0     11,354,635
Transfer among general partner and
  limited partners                                 0.74           41,861          22,144          64,005     (64,005)             0
Net income (unaudited)                             1.24           70,247          37,158         107,405       1,085        108,490
                                               --------     ------------    ------------     -----------    --------   -------------
Partners' equity (deficit) -
   September 30, 2000 (unaudited).             $ 133.01     $  7,538,443    $  3,987,602     $11,526,045    $(62,920)  $ 11,463,125
                                               ========     ============    ============     ===========    ========    ============

                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                         2000           1999
                                                      (Unaudited)    (Unaudited)
                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $   108,490    $   117,967
  Adjustments to reconcile net income
  to cash used in operating activities:
    Depreciation and amortization                         666,602        652,328
    Partnership's share of unconsolidated
      joint venture income                               (132,432)      (120,675)
    Increase in rent receivable                           (75,738)       (67,700)
    Increase in interest receivable                      (362,278)      (306,049)
    Decrease in other receivables                               0          7,946
    (Increase) decrease in other assets                  (154,053)        28,916
    Decrease in accrued and other liabilities            (542,709)      (225,466)
                                                      -----------    -----------
    Net cash used in operating activities                (492,118)        87,267
                                                      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Loan to affiliate of the general partner             (843,434)             0
    Payments for property additions                      (130,748)      (199,555)
                                                      -----------    -----------
    Net cash used in investing activities                (974,182)      (199,555)
                                                      -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Funding of note payable secured by property                 0      1,500,000
    Principal payments on notes payable                   (36,047)    (1,318,890)
    Contributions to unconsolidated joint venture        (101,878)             0
    Distributions from unconsolidated joint venture     1,411,473              0
    Borrowings from affiliate                                   0        306,184
                                                      -----------    -----------
    Net cash provided by financing activities           1,273,548        487,294
                                                      -----------    -----------
NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                                 (192,752)       375,006
                                                      -----------    -----------
CASH AND CASH EQUIVALENTS - Beginning of period           260,963         71,180
                                                      -----------    -----------
CASH AND CASH EQUIVALENTS - End of period             $    68,211    $   446,186
                                                      ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for property taxes    $   223,178    $   210,731
                                                      ===========    ===========
    Cash paid during the period for interest          $   334,354    $   300,206
                                                      ===========    ===========

                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1. BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Development Fund II's (the Partnership) management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of financial position on September 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2. RELATED-PARTY TRANSACTIONS

Included in the financial statements for the nine months ended September 30, 2000 and 1999 are affiliate transactions as follows:

                                                 September 30,
                                             --------------------
                                               2000        1999
                                             --------    --------
Management fees                              $ 94,311    $ 83,323
Administrative fees                           208,429     216,879
Leasing fees                                   60,232      29,957

3. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building located in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. As of September 30, 2000 the Partnership's interest in SMMP is 30.17%; the remaining 69.83% interest is owned by SPPI'84.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority-owned California general partnership. Summarized income statement information for SMMP for the nine months ended September 30, 2000 and 1999 is as follows:

                                                              September 30,
                                                         2000                1999
                                                      -----------         -----------
Rental income                                         $ 1,608,103         $ 1,581,014
Total revenues                                          1,794,537           1,748,607
Operating expenses                                        692,164             546,496
Share of unconsolidated joint venture income (loss)       116,068             (50,092)
Net income                                                425,648             358,835

As of September 30, 2000, SMMP held a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993, a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994, and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the nine months ended September 30, 2000 and 1999 is as follows:

                                SCP                         SVP                      SIIP
                     ------------------------   -------------------------    ------------------------
                            September 30               September 30               September 30
                     ------------------------   -------------------------    ------------------------
                        2000          1999          2000          1999          2000          1999
                     ----------    ----------    ----------    ----------    ----------    ----------
Rental income        $  744,330    $  682,407    $        0    $        0    $1,013,425    $  831,944
Total revenues          744,330       682,407             0        11,907     1,024,630       831,944
Operating expenses      404,520       376,008        13,735        14,577       351,062       338,169
Extraordinary loss      (46,020)            0             0             0             0             0
Net (loss) income      (206,327)      (66,373)      (13,735)       (2,670)      298,569      (127,792)

4. PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership was allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5. PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is continuing the development of a plan which will combine the Partnership's properties with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would qualify as a real estate investment trust. Limited partners would receive shares of common stock from the acquirer, which would be listed on a national securities exchange. This transaction is subject to the approval of the limited partners of the Partnership and portions of the other partnerships. CGS's management filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission.

6. RECENT ACCOUNTING PRONOUNCEMENT

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Partnership's financial condition or results of operations.

                       SIERRA PACIFIC DEVELOPMENT FUND III
                            HISTORICAL FINANCIAL DATA

                                Table of Contents

                       Sierra Pacific Development Fund III



A.   Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1999

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999


D.   Audited Financial Statements - December 31, 1999, 1998 and 1997.

E.   Unaudited Financial Statements - Nine Months Ended September 30, 2000 and
     1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                                  NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                        ----------------------------------------------------       -----------------
                                                        1995       1996        1997       1998          1999       1999        2000
                                                        ----       ----        ----       ----          ----       ----        ----
OPERATING DATA:

REVENUES:

Rental and reimbursement
   income                                             $  615      $  736      $  558      $ --           $--         $--       $  --

Interest and other income                               --          --             1          94          15          12          --
                                                      ------      ------      ------      ------      ------      ------      ------
Total revenues                                           615         736         559          94          15          12          --
                                                      ======      ======      ======      ======      ======      ======      ======
EXPENSES:

Property operating                                       402         406         386          37          15          15          14

Management and advisory fees                              38          39          40        --          --          --          --


Real estate and other taxes                               94          70          63        --          --          --          --


Depreciation and  amortization                           471         546         464        --          --          --          --

Interest expense                                         311         264         299        --          --          --          --
                                                      ------      ------      ------      ------      ------      ------      ------
Total expenses                                         1,316       1,325       1,252          37          15          15          14
                                                      ======      ======      ======      ======      ======      ======      ======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                                               NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                              -----------------------------------------------------------      --------------------
                                                1995         1996        1997         1998         1999         1999         2000
                                              -------      -------      -------      -------      -------      -------      -------
Net income (loss) before loss
on sale of property and
equity in earnings (losses) of
 non-consolidated partnership                    (701)        (589)        (693)          57         --             (3)         (14)


Loss on sale of property                         --           --           (967)        --           --           --           --


Equity in earnings (losses) of
   non consolidated
  partnerships                                   (265)         413            8            1           (7)          (5)         (14)
                                              -------      -------      -------      -------      -------      -------      -------

Net income (loss) before
  minority interest                              (966)        (176)      (1,652)          58           (7)          (8)         (28)

Minority interest                                 173          223          781          (20)        --              1            5
                                              -------      -------      -------      -------      -------      -------      -------
Net income (loss)                             $  (793)     $    47      $  (871)     $    38      $    (7)     $    (7)     $   (23)
                                              =======      =======      =======      =======      =======      =======      =======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                                                NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                                    -------------------------------------------------------    --------------------
                                                       1995       1996       1997        1998        1999        1999        2000
                                                    --------    --------   --------    --------    --------    --------    --------
OTHER DATA:
Weighted average number of units
  outstanding                                         37,000      37,000     64,000        --          --        37,000      37,000

Income (loss) per unit                                (21.71)       1.28     (13.60)       --          --          --          --
Ratio of earnings to fixed charges (1)                  --          1.18       --          --          --          --          --

Deficiency of earnings to cover fixed
 charges (2)                                            (793)       --         (871)       --            (7)         (7)        (23)

Cash distributions to minority investors                 (57)       --       (2,152)       (109)        (14)       --            (9)

Total properties owned at end of period                    1           1       --          --          --          --          --

Book value per limited partnership unit                   12          13       --          --          --          --          --

Per unit value assigned for the
   consolidation                                                                                                   --             8

BALANCE SHEET DATA:
Cash and cash equivalents                           $     16    $     97   $     15    $      1    $      4    $      1    $      1

Real estate held for investment, net                   5,700       5,828       --          --          --          --          --

Accounts receivable, net                                  84         187          6        --          --          --          --
Investment in/due from partnership                      --             5       --          --          --          --          --

Other assets                                             260         155       --          --          --          --          --
Total assets, at book value                            6,060       6,272         21           1           4           1           1
Total assets, at valued assigned for
the consolidation                                                                                                                519

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

                                                                                                                 NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                                       ----------------------------------------------------       ----------------
                                                       1995        1996        1997        1998        1999       1999        2000
                                                       ----        ----        ----        ----        ----       ----        ----
Total liabilities                                     4,339       3,978         338         333         341         341         354
General partners deficit                               --          --          (374)       (337)       (344)       (344)       (367)
Limited partners equity                                 450         497        --          --          --          --          --
Other equity                                          1,271       1,797          57           5           7           4          14
CASH FLOW DATA:
Increase (decrease) in cash and
  equivalents, net                                       12          81         (83)        (14)          3        --            (3)

Cash provided by (used in) operating                   (313)       (163)       (508)         58        --            (3)        (14)
activities

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 66.68% interest in Sierra Vista Partners, which operated the Sierra Vista property, which was sold in October 1997. In addition, the Partnership held an 11.88% interest in Sorrento I Partners ("SIP"), which operates the Sorrento I property.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

No rental income was recorded for the years ended December 31, 1999 and 1998 due to the sale of the Property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations. In 1998, the Partnership received $94,000 associated with an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. This amount was recorded as other income. Operating expenses for the year ended December 31, 1999 were $15,000, which consisted primarily of accounting and auditing costs. In 1998, operating expenses amounted to $37,000.

The Partnership's remaining real estate investment is an 11.88% minority interest in the Sorrento I property. The Partnership's share of (loss) income from its investment in SIP was $(8,000) for the year ended December 31, 1999 compared to $1,000 for the year ended December 31, 1998. In accordance with the Sorrento I partnership agreement, the Partnership's share of loss was allocated in proportion to its ownership interest for the year ended December 31, 1999.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

No rental income was recorded for the year ended December 31, 1998 due to the sale of the Property in the prior year. In 1997, rental income was $558,000. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Operating expenses for the year ended December 31, 1998 were $37,000, which consisted primarily of accounting and other general and administrative expenses. Operating expenses in the prior year were $952,000. No interest expense was incurred in 1998 due to the sale of the Property in the prior year. The Partnership's loan was transferred and assumed by the buyer of the property at the time of sale.

The Partnership's share of income from its investment in SIP was $1,000 for the year ended December 31, 1998 compared to $8,000 for the year ended December 31, 1997. In accordance with the Sorrento I partnership agreement, income resulting from its operations is first allocated to the General Partners in proportion to the relative amounts of net cumulative losses until such allocation of income equals the previously allocated net cumulative losses. Then, profits are allocated in proportion to the distributions made to the General Partners during the year. As such, SIP allocated the Partnership 43.04% of its income, and the other General Partner, SMMP, received 56.96% of its income for each of the years ending December 31, 1998 and 1997.

Liquidity and Capital Rescues:

The Partnership received net cash proceeds of $2,141,000 from the sale of the property in 1997. In accordance with the Sierra Vista Partners joint venture agreement, these proceeds were distributed to Sierra Mira Mesa Partners ("SMMP"). Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

As of December 31, 1999, the Partnership is in a liquid position with cash of $4,000 and no current liabilities.

One tenant began leasing the entire 43,100 rentable square feet of the Sorrento I property in 1996. This lease commenced May 1, 1996 and expires April 30, 2003. The current base rent called for under this lease is $23,204 per month and shall increase in subsequent periods. The lease contains an option to extend for an additional five years.

In August 1999, SIP repaid its $607,693 loan balance to CGS Real Estate Company, Inc. and entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. The loan is collateralized by the Sorrento I property and bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The majority of the loan proceeds were distributed to SMMP in accordance with the partnership agreement.

In accordance with the SIP joint venture agreement, cash distributions of available "Distributable Funds" shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

Sierra Vista Partners and Sorrento I Partners were formed, in part, to provide the projects with a source of cash for tenant improvements and lease commissions. As required, the Partnership's joint venture partner (SMMP) either advances or contributes cash to meet the Partnership's requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future.

The Partnership's primary capital requirements will be for the continued development and operation of the Sorrento I property. It is anticipated that these requirements will be funded from the operations of the property and the Partnership's joint venture partner (SMMP).

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund III's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 66.64% interest in the Sierra Vista Partnership which operated the Sierra Vista property (the Property). The Property was sold in October 1997. The Partnership's remaining real estate investment is a 16.76% minority interest in Sorrento I Partners (SIP), which operates the Sierra Sorrento I property. The Partnership records its interest in SIP as an investment in unconsolidated joint venture and accounts for such investment on the equity method.

RESULTS OF OPERATIONS

No income was recorded for the nine months and three months ended September 30, 2000. The Partnership recorded other income of $11,907 during the first quarter of 1999 as a result of a refund associated with 1998 operations. No rental income has been generated since the sale of the Property in 1997.

Operating expenses for the nine months ended September 30, 2000 decreased by $842, or 6%, when compared to the same period in 1999. Operating expenses consisted primarily of accounting and auditing costs. The majority of these costs were incurred during the first quarter of each respective year. No operating expenses were incurred for the three months ended September 30, 2000 and 1999.

The Partnership's share of loss from its investment in SIP was $13,305 for the nine months ended September 30, 2000 compared to $4,779 for the same period in 1999. This increase in loss was principally due to higher interest expense associated with the refinance of the Sierra Sorrento I property in August 1999.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2000, the Partnership is in a liquid position with cash of $1,044 and no current liabilities.

The Partnership's primary capital requirements are for the continued development and operation of the Sierra Sorrento I property. It is anticipated that these requirements will be funded from the operations of the Property and the Partnership's joint venture partner, Sierra Mira Mesa Partners (SMMP). As required, SMMP either advances or contributes cash to meet these requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future. During the nine months ended September 30, 2000, the Partnership received net contributions of approximately $11,000 from SMMP. These proceeds were used to pay operating expenses incurred during the period. Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D.   AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund III


We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund III as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying 1999 financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 1 to the financial statements, the Partnership's reduced operations, Partner's capital deficiency, and lack of funds to pay operating expenses raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

                                                      December 31,  December 31,
                                                          1999          1998
                                                       ---------     ---------
ASSETS

Cash and cash equivalents                              $   3,722      $     935
                                                       ---------      ---------

Total Assets                                           $   3,722      $     935
                                                       =========      =========

LIABILITIES AND PARTNERS' EQUITY

Investment in unconsolidated
   joint venture (Notes 1 and 4)                       $ 340,614      $ 332,996
                                                       ---------      ---------

Total Liabilities                                        340,614        332,996
                                                       ---------      ---------

Minority interest in consolidated
   joint venture (Note 3)                                  7,516          4,981
                                                       ---------      ---------

Partners' equity (deficit) (Notes 1 and 5):
 General Partner                                        (344,408)      (337,042)
 Limited Partners:
 60,000 units authorized, 36,521 issued and
       outstanding                                             0              0
                                                       ---------      ---------

Total Partners' equity (deficit)                        (344,408)      (337,042)
                                                       ---------      ---------

Total Liabilities and Partners' equity                 $   3,722      $     935
                                                       =========      =========


                             See Accompanying Notes

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 1999, 1998 and 1997


REVENUES                                                                           1999                 1998                1997
                                                                              -----------          -----------          -----------
  Rental income (Note 1)                                                      $         0          $         0          $   558,091
  Other income (Note 3)                                                            15,139               93,656                  633
                                                                              -----------          -----------          -----------
    Total revenues                                                                 15,139               93,656              558,724
EXPENSES
  Operating expenses:
    Depreciation and amortization                                                       0                    0              464,427
    Maintenance and repairs                                                             0                    0              104,981
    Property taxes and insurance                                                        0                    0               63,209
    Administrative fees (Note 2)                                                        0                    0               75,180
    Utilities                                                                           0                    0               58,037
    Legal and accounting                                                           14,651               16,818               44,128
    Management fees (Note 2)                                                            0                    0               40,248
    Salaries and payroll taxes                                                          0                    0               35,565
    General and administrative                                                        101               20,226               13,261
    Renting expenses                                                                    0                    0                3,535
    Other operating expenses                                                            0                    0               49,533
                                                                              -----------          -----------          -----------
                         Total operating expense                                   14,752               37,044              952,104
Interest                                                                                0                    0              299,404

INCOME (LOSS) BEFORE LOSS FROM
  PROPERTY DISPOSITION                                                                387               56,612             (692,784)
LOSS FROM PROPERTY DISPOSITION (Note 3)                                                 0                    0             (967,764)
                                                                              -----------          -----------          -----------
INCOME (LOSS) BEFORE PARTNERSHIP'S
  SHARE OF UNCONSOLIDATED JOINT
  VENTURE (LOSS) INCOME                                                               387               56,612           (1,660,548)
                                                                              -----------          -----------          -----------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE (LOSS) INCOME                                                      (7,618)                 787                7,906

(LOSS) INCOME BEFORE MINORITY
  INTEREST'S SHARE OF CONSOLIDATED JOINT
  VENTURE (INCOME) LOSS                                                            (7,231)              57,399           (1,652,642)
                                                                              -----------          -----------          -----------
MINORITY INTEREST'S SHARE OF
 CONSOLIDATED JOINT VENTURE (INCOME)
 LOSS (Note 3)                                                                       (135)             (19,774)             781,288
                                                                              -----------          -----------          -----------
NET (LOSS) INCOME                                                             $    (7,366)         $    37,625          $  (871,354)
                                                                              ===========          ===========          ===========
Net loss per limited partnership unit (Note 1)                                $         0          $         0          $    (13.60)
                                                                              ===========          ===========          ===========

                             See Accompanying Notes

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

               CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
                                EQUITY (DEFICIT)
             For the Years Ended December 31, 1999, 1998 and 1997

                                                                            Limited Partners                               Total
                                                                        -------------------------         General         Partners'
                                                                         Per Unit         Total           Partner          Equity
                                                                         --------         -----           -------          ------
Partners' equity - January 1, 1997                                     $   13.60        $ 496,687        $       0        $ 496,687
Net loss                                                                  (13.60)        (496,687)        (374,667)        (871,354)
                                                                       ---------        ---------        ---------        ---------

Partners' equity (deficit) - December 31, 1997                                 0                0         (374,667)        (374,667)
Net income                                                                     0                0           37,625           37,625
                                                                       ---------        ---------        ---------        ---------

Partners' equity (deficit) - December 31, 1998                                 0                0         (337,042)        (337,042)
Net loss                                                                       0                0           (7,366)          (7,366)
                                                                       ---------        ---------        ---------        ---------

Partners' equity (deficit) - December 31, 1999                         $       0        $       0        $(344,408)       $(344,408)
                                                                       ---------        ---------        ---------        ---------




                             See Accompanying Notes

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1999, 1998 and 1997


                                                                                   1999               1998                1997
                                                                              -----------          -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income                                                            $    (7,366)         $    37,625          $  (871,354)

 Adjustments to reconcile net (loss) income
  to cash provided by (used in) operating activities:
  Depreciation and amortization                                                         0                    0              464,427
  Loss from property disposition                                                        0                    0              967,764
  Partnership's share of unconsolidated
   joint venture loss (income)                                                      7,618                 (787)              (7,906)
  Minority interest's share of consolidated
   joint venture income (loss)                                                        135               19,774             (781,288)
  Decrease in rent receivable                                                           0                    0               21,374
  Decrease (increase) in other receivables                                              0                6,137               (4,876)
  Increase in other assets                                                              0                    0             (280,515)
  Increase (decrease) in accrued and other liabilities                                  0               (4,660)             (15,891)
                                                                              -----------          -----------          -----------


 Net cash provided by (used in) operating activities                                  387               58,089             (508,265)
                                                                              -----------          -----------          -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments for property additions                                                        0                    0             (394,584)
 Net cash proceeds from property disposition                                            0                    0            2,140,598
                                                                              -----------          -----------          -----------

 Net cash provided by investing activities                                              0                    0            1,746,014
                                                                              -----------          -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contributions from minority investor                                              16,400               36,900            1,193,141
 Distributions to minority investor                                               (14,000)            (108,656)          (2,152,098)
 Repayment of loan to affiliate                                                         0                    0                4,770
 Funding of note payable secured by property                                            0                    0            3,050,000
 Principal payments on notes payable                                                    0                    0           (3,416,399)
                                                                              -----------          -----------          -----------

 Net cash provided by (used in) financing activities                                2,400              (71,756)          (1,320,586)
                                                                              -----------          -----------          -----------

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997
                                    continued

                                                   1999      1998        1997
                                               ---------  ---------   ---------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                         2,787    (13,667)    (82,837)

CASH AND CASH EQUIVALENTS - Beginning of year        935     14,602      97,439
                                               ---------  ---------   ---------

CASH AND CASH EQUIVALENTS - End of year        $   3,722  $     935   $  14,602
                                               =========  =========   =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:

 Cash paid during the year for interest        $       0  $       0   $ 324,853
                                               =========  =========   =========

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund III (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

In February 1985, the Partnership acquired land in San Diego, California as the first step in the development of Sierra Sorrento I. This 43,100 square foot industrial/warehouse project was completed in February 1986. In October 1986, the Partnership acquired land in Anaheim, California for the development of Sierra Vista. This property, a 102,855 square foot industrial/office project, was completed in April 1988.

In April 1993, the Partnership created a California general partnership (Sorrento I Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property. In February 1994, the Partnership formed a California general partnership with SMMP known as Sierra Vista Partners ("SVP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property. The Partnership contributed the properties and SMMP contributed cash to these newly formed partnerships. SMMP has made additional contributions each year to these partnerships since inception.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date.

Going Concern Considerations

The Partnership has no operating assets and its only remaining real estate investment is 11.88% interest in Sorrento I Partners ("SIP"). The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management anticipates the operations of the Partnership will not require significant amounts of cash in the future and any cash requirements of SIP will be funded by SMMP. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture as of December 31, 1999 (see Note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents. The fair value of the cash and cash equivalents approximate the carrying value due to their short-term nature.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Rental Income

Rental income is recognized on a straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standard No. 13, "Accounting for Leases."

Calculation of Equity (Deficit) and Net Income (Loss) Per Limited Partnership
Unit


Equity (deficit) and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 36,521, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.   GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees paid to affiliates for the year ended December 31, 1997 was $40,248. No such costs were incurred in 1999 or 1998.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $75,530 for such services for the year ended December 31, 1997. No such costs were incurred in 1999 or 1998. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the year ended December 31, 1997 the affiliate received $64,904 for tenant improvements supervisory costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997 these fees amounted to $76,984 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to obtaining new financing, an affiliate of the General Partner is paid broker fees. For the year ended December 31, 1997, these fees amounted to $61,000 and were recorded as deferred loan costs. These fees were written off with the sale of the Sierra Vista property in 1997. No such fees were incurred in 1999 or 1998.

3.   INCOME-PRODUCING PROPERTIES

On April 1, 1993, the Sierra Sorrento I property was transferred to a joint venture called Sorrento I Partners (Note 4). The historical cost basis of the property and related assets at the date of transfer was $2,662,877 and the outstanding balance of the related debt was $2,986,024 with accrued interest of $22,824.

On February 1, 1994, the Partnership formed a joint venture with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Vista Partners ("SVP"), was formed as a California general partnership to develop and operate the Sierra Vista property. The Partnership had an 81.5% equity interest with its contribution of Sierra Vista. Such interest was computed based upon the estimated fair value of SVP's net assets at the date of formation of the joint venture. SMMP was allocated an 18.5% initial equity interest in SVP in exchange for its $600,000 cash contribution ($2,355,161, net, through December 31, 1996). SMMP made additional cash contributions amounting to $1,193,141, $36,900, and

$16,400 and received distributions amounting to $2,152,098, $108,656 and $14,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SVP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SVP was changed to 52.95%, 65.49% and 66.68%, respectively, and SMMP's interest was changed to 47.05%, 34.51%, and 33.32% respectively. On January 1, 2000, the Partnership's interest in SVP will be decreased to 66.64% and SMMP's interest will be increased to 33.36%.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale for its 52.95% interest in this property and the purchaser assumed the Partnership's $3,044,397 debt on the property. The Partnership also incurred additional selling costs and credited security deposits and prorata rents for October 1997 to the buyer. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations.

4.   INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sorrento I Partners ("SIP") was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the real property known as Sorrento I, an industrial building located in San Diego, California. One tenant began leasing the entire 43,100 rentable square feet of Sorrento I in 1996. Rental income of $23,636 per month is recognized under this lease, which expires in April 2003.

At December 31, 1999, the Partnership has an 11.88% equity interest with its contribution of Sorrento I and the related debt; SMMP has an 88.12% equity interest with its $2,326,477 net cash contributions through 1998. In accordance with the SIP joint venture agreement, proceeds shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.
SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000. CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest, inclusive until maturity in March 2015.

In August 1999, the CGS note, with an outstanding balance of $607,693, was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054.

Reference is made to the audited financial statements of Sorrento I Partners included herein.

5.   PARTNERS' EQUITY (DEFICIT)

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations had been allocated to the General Partner through December 31, 1996. During 1997, the General Partner was allocated losses to the extent they were in excess of the Limited Partners' capital balances since the Limited Partners cannot be allocated losses in excess of their balances. As such, the profit recognized in 1998 and the loss recognized in 1999 was allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real properties, allocations and distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be allocated 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to 15% per annum cumulative on each Limited Partner's unreturned capital).

However, after the Limited Partners have received distributions of sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of properties sold by the Partnership. Thereafter, the General Partners will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 20% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

The proceeds from the sale of the Sierra Vista property were required to be distributed to SMMP under the provisions of the joint venture agreement with SMMP and thus were not allocated in accordance with the provisions described above.

                               SORRENTO I PARTNERS
                       (A CALIFORNIA GENERAL PARTNERSHIP)


 BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998 AND STATEMENTS OF OPERATIONS,
  CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT) AND CASH FLOWS FOR EACH OF THE
   THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999 AND INDEPENDENT AUDITORS'
                                     REPORT

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sorrento I Partners


We have audited the accompanying balance sheets of Sorrento I Partners, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations, changes in general partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sorrento I Partners as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                                                   December 31,     December 31,
                                                      1999              1998
                                                   ----------        ----------
ASSETS

Cash and cash equivalents                          $  249,534         $    1,765
Receivables:
   Unbilled rent (Notes 1 and 4)                       50,533             45,345
   Other                                                    0             14,572
Due from affiliates (Note 3)                                0              4,770
Income-producing property - net of
accumulated
   depreciation of $741,797 in 1999 and
   $639,739 in 1998 (Notes 1, 4 and 5)              2,240,981          2,337,761
Other assets (Notes 1 and 2)                          154,108            112,191
                                                   ----------         ----------
Total Assets                                       $2,695,156         $2,516,404
                                                   ==========         ==========

LIABILITIES AND GENERAL PARTNERS'
 EQUITY

Accounts payable                                   $   13,690         $   20,537
Notes payable (Note 5)                              1,635,054            616,223
                                                   ----------         ----------
Total Liabilities                                   1,648,744            636,760
                                                   ----------         ----------
General Partners' equity (Notes 1 and 6)            1,046,412          1,879,644
                                                   ----------         ----------

Total Liabilities and General Partners' equity     $2,695,156         $2,516,404
                                                   ==========         ==========

                            See Accompanying Notes 27
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF OPERATIONS
          For the Years Ended December 31, 1999, 1998 and 1997


                                               1999          1998         1997
                                            ---------     ---------    ---------
Revenues:
   Rental income (Note 1)                   $ 283,985     $ 282,322    $ 283,635
   Other income                                     0             0        9,404
                                            ---------     ---------    ---------
     Total revenues                           283,985       282,322      293,039
                                            ---------     ---------    ---------
Expenses:
   Operating expenses:
   Depreciation and amortization              130,639       127,662      127,662
   Property taxes and insurance                 6,639         7,762        2,847
   Administrative fees (Note 3)                45,025        38,922       34,860
   Maintenance and repairs                         42           395           49
   Management fees (Note 3)                    16,707        17,189       15,762

   Legal and accounting                        15,809        17,650       22,803
   General and administrative                   9,947         7,413        5,677

   Bad debt expense                             4,770             0            0
   Other operating expenses                    29,884         5,574        1,894
                                            ---------     ---------    ---------
      Total operating expenses                259,462       222,567      211,554

   Interest                                    88,648        57,926       63,123
                                            ---------     ---------    ---------
     Total expenses                           348,110       280,493      274,677
                                            ---------     ---------    ---------
NET (LOSS) INCOME                           $ (64,125)    $   1,829    $  18,362
                                            =========     =========    =========

                            See Accompanying Notes 28
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                       ----------------------------------

           STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT)
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                               General Partners
                                                                             ------------------------------------------------------
                                                                             Sierra Pacific          Sierra
                                                                               Development          Mira Mesa
                                                                                 Fund III            Partners              Total
                                                                              -----------          -----------          -----------
General Partners' equity (deficit) - January 1, 1997                          $  (341,689)         $ 2,333,942          $ 1,992,253

Net income                                                                          7,906               10,456               18,362
Contributions                                                                           0              141,000              141,000
Distributions                                                                           0             (164,300)            (164,300)
                                                                              -----------          -----------          -----------
General Partners' equity (deficit) - December 31, 1997                           (333,783)           2,321,098            1,987,315

Net income                                                                            787                1,042                1,829
Contributions                                                                           0                8,500                8,500
Distributions                                                                           0             (118,000)            (118,000)
                                                                              -----------          -----------          -----------
General Partners' equity (deficit) - December 31, 1998                           (332,996)           2,212,640            1,879,644
Net loss                                                                           (7,618)             (56,507)             (64,125)
Contributions                                                                           0               65,313               65,313
Distributions                                                                           0             (834,420)            (834,420)
                                                                              -----------          -----------          -----------
General Partners' equity (deficit) - December 31, 1999                        $  (340,614)         $ 1,387,026          $ 1,046,412
                                                                              ===========          ===========          ===========

                            See Accompanying Notes 29
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                1999                 1998                1997
                                                                            -----------           -----------           -----------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net (loss) income                                                         $   (64,125)          $     1,829           $    18,362
  Adjustments to reconcile net (loss) income
  To cash provided by operating activities:
    Depreciation and amortization                                               130,639               127,662               127,662
    Bad debt expense                                                              4,770                     0                     0
    Increase in rent receivable                                                  (5,188)              (10,439)              (20,944)
    Decrease (increase) in other receivables                                     14,572                  (271)                 (139)

    (Increase) decrease in other assets                                         (70,498)                    0                 8,114
    (Decrease) increase in accrued and  other
     liabilities                                                                 (6,847)                4,413                (8,269)
                                                                            -----------           -----------           -----------
   Net cash provided by operating activities                                      3,323               123,194               124,786
                                                                            -----------           -----------           -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Payments for property additions                                                (5,278)                    0                     0
                                                                            -----------           -----------           -----------
  Net cash used in investing activities                                          (5,278)                    0                     0
                                                                            -----------           -----------           -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
    Contributions by the General Partners                                        65,313                 8,500               141,000
    Distributions to the General Partners                                      (834,420)             (118,000)             (164,300)
    Funding of note payable secured by
       Property                                                               1,637,500                     0                     0
    Principal payments on notes payable                                        (618,669)              (15,604)             (118,173)
                                                                            -----------           -----------           -----------
  Net cash provided by (used in) financing  Activities                          249,724              (125,104)             (141,473)
                                                                            -----------           -----------           -----------
 NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                         247,769                (1,910)              (16,687)
                                                                            -----------           -----------           -----------
CASH AND CASH EQUIVALENTS -
    Beginning of period                                                           1,765                 3,675                20,362
                                                                            -----------           -----------           -----------
CASH AND CASH EQUIVALENTS - End
    of  period                                                              $   249,534           $     1,765           $     3,675
                                                                            -----------           -----------           -----------
SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION:
     Cash paid during the period for interest                               $    76,328           $    57,926           $    68,961
                                                                            ===========           ===========           ===========

                               SORRENTO I PARTNERS
                       (A California General Partnership)

                          NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sorrento I Partners ("SIP") was formed as a California general partnership on April 1, 1993 between Sierra Mira Mesa Partners ("SMMP") and Sierra Pacific Development Fund III ("SPDFIII") to develop and operate the real property known as Sorrento I, an industrial building, located in San Diego, California. The property contains 43,100 square feet and is located adjacent to Sierra Mira Mesa office building, which is owned and operated by Sierra Mira Mesa Partners. In 1993, SMMP contributed cash of $383,836 ($2,459,277, net through December 31,
1996) for a 55.03% interest in SIP and SPDFIII contributed the property and all associated encumbrances for a 44.97% interest. During 1997, 1998 and 1999, SMMP contributed an additional $141,000, $8,500 and $65,313 and received distributions amounting to $164,300, $118,000 and 834,420 respectively. The partnership agreement calls for a recalculation of the percentage ownership interest each year on January 1st to account for the Partner's aggregate capital contributions and distributions since inception through the prior year. Accordingly, as of January 1, 1997, 1998 and 1999 SPDFIII's interest in SIP was changed to 11.31%, 11.41% and 11.88%, respectively. On January 1, 2000, SPDFIII's interest will be increased to 16.76% and SMMP's interest will be reduced to 83.24% to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner of SPDFIII and of SMMP's general partners, Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

Basis of Financial Statements

SIP maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, SIP prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of SIP at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value based on market rates at December 31, 1999. The fair value of the amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from seven to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the life of the lease and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

SIP regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, SIP shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. SIP may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

OTHER ASSETS

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight-line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight-line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; an (b) billed rent - rent due but not yet received.

2.   DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                              1999         1998
                                                            --------     --------
Other assets:
    Deferred loan costs, net of accumulated
    amortization of $2,007 in 1999 and                     $ 46,550     $    890
    $128 in 1998
    Deferred leasing costs, net of accumulated
      amortization of $93,876 in 1999 and                    85,616      111,301
      $68,191 in 1998
     Prepaid expenses                                           560            0
     Tax impounds                                             2,675            0
     Reserves                                                18,707            0
                                                           --------     --------
                                                           $154,108     $112,191
                                                           ========     ========

3.   GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the property. Management fees paid to affiliates for the years ended December 31, 1999, 1998, and 1997 were $16,707, $17,189, and $15,762, respectively.

SIP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SIP such as accounting, data processing and similar services. The affiliate was reimbursed $45,025, $38,922, and $34,860, respectively, for such services for the years ended December 31, 1999, 1998 and 1997.

During 1996, SIP made a non-interest bearing advance to an affiliate in the amount of $4,770. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 5 for note payable transactions with related parties.

4.   INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                                    1999                 1998
                                                -----------         -----------
Land                                            $ 1,305,518         $ 1,305,518
Building and improvements                         1,677,260           1,671,982
                                                -----------         -----------
         Total                                    2,982,778           2,977,500

Accumulated depreciation                           (741,797)           (639,739)
                                                -----------         -----------
         Net                                    $ 2,240,981         $ 2,337,761
                                                ===========         ===========

Future minimum base rental income to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

       Year Ending             Straight-               Cash
      December 31,            line Basis              Basis
--------------------     ------------------    ------------------
       2000                   $283,635              $289,584
       2001                    283,635               295,152
       2002                    283,635               306,960
       2003                     94,546               104,288
                              --------              --------
      Total                   $945,451              $995,984
                              ========              ========


SIP relied on one tenant for 100% of rental income for 1999, 1998 and 1997, respectively. The lease agreement requires the tenant to pay expenses such as utilities, insurance and property taxes related to the property. The principal business of the tenant is research and development in the communications sector.

5.   NOTES PAYABLE

SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000.


CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collateralized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate was fixed at 9.34% per annum for the first year of the note and thereafter converted to the one-year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive, until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.

Annual maturities on the Finova loan as of December 31, 1999 are: $11,993 in 2000; $13,085 in 2001; $14,277 in 2002; $15,578 in 2003; $16,997 in 2004; and
$1,563,124 thereafter.

6.   GENERAL PARTNERS' EQUITY (DEFICIT)

In accordance with the partnership agreement, accrual basis losses resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership profits until such allocated losses equal the previously allocated net cumulative partnership profits. Then, losses are allocated in proportion to the Partners' percentage interests as computed January 1st of the year in which the loss occurred.

Likewise, accrual basis profits resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership losses until such allocation of profits equals the previously allocated net cumulative partnership losses. Then, profits are allocated in proportion to the distributions made to the Partners during the year.

Upon dissolution of the partnership, any proceeds should be distributed first to Sierra Mira Mesa as a return of capital in proportion to its aggregate unreturned capital contributed and then to Sierra Pacific Development Fund III in proportion to its aggregate unreturned capital contributed. Any remaining proceeds shall be first distributed pro rata in proportion to the Partners' positive balances in their capital accounts and then in accordance with their percentage interest in the year of dissolution.

E.   UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
     1999

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999


                                                SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                   (UNAUDITED)
                                                ------------------    -----------------
ASSETS

Cash and cash equivalents                              $   1,044         $   3,722
                                                       ---------         ---------

Total Assets                                           $   1,044         $   3,722
                                                       =========         =========
LIABILITIES AND PARTNERS' EQUITY

Investment in unconsolidated joint venture             $ 353,919         $ 340,614
                                                       ---------         ---------
Total Liabilities                                        353,919           340,614
                                                       ---------         ---------
Minority interest in consolidated
   joint venture                                          13,991             7,516
                                                       ---------         ---------
Partners' equity (deficit):
  General Partner                                       (366,866)         (344,408)
  Limited Partners:
    60,000 units authorized,
    36,521 issued and outstanding                              0                 0
                                                       ---------         ---------
Total Partners' equity (deficit)                        (366,866)         (344,408)
                                                       ---------         ---------
Total Liabilities and Partners' equity                 $   1,044         $   3,722
                                                       =========         =========



                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                         NINE MONTHS ENDED                THREE MONTHS ENDED
                                                                           SEPTEMBER 30,                       SEPTEMBER 30,
                                                                     2000             1999                2000              1999
                                                                  (UNAUDITED)      (UNAUDITED)         (UNAUDITED)       (UNAUDITED)
                                                                  -----------      -----------         -----------       -----------
REVENUES:
  Other income                                                    $      0           $ 11,907           $      0           $      0
                                                                  --------           --------           --------           --------
Total revenues                                                           0             11,907                  0                  0
                                                                  --------           --------           --------           --------
EXPENSES:
  Operating expenses                                                13,735             14,577                  0                  0
                                                                  --------           --------           --------           --------
      Total costs and expenses                                      13,735             14,577                  0                  0
                                                                  --------           --------           --------           --------

LOSS BEFORE PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE LOSS                               (13,735)            (2,670)                 0                  0
                                                                  --------           --------           --------           --------
PARTNERSHIP'S SHARE OF UNCONSOLIDATED
   JOINT VENTURE LOSS                                              (13,305)            (4,779)            (5,964)            (4,097)
                                                                  --------           --------           --------           --------
LOSS BEFORE MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT VENTURE LOSS                                 (27,040)            (7,449)            (5,964)            (4,097)
                                                                  --------           --------           --------           --------
MINORITY INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS                                                 4,582                890                  0                  0
                                                                  --------           --------           --------           --------
NET LOSS                                                          $(22,458)          $ (6,559)          $ (5,964)          $ (4,097)
                                                                  ========           ========           ========           ========

Net loss per limited partnership unit                             $      0           $      0           $      0           $      0
                                                                  ========           ========           ========           ========



                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000







                                                                           LIMITED PARTNERS                                TOTAL
                                                                      -------------------------         GENERAL           PARTNERS'
                                                                        PER UNIT       TOTAL            PARTNER            EQUITY
                                                                      ----------    -----------       -----------       -----------
Proceeds from sale of partnership units                               $   250.00    $ 9,222,500                         $ 9,222,500
Underwriting commissions and other organization expenses                  (37.00)    (1,364,985)                         (1,364,985)
Repurchase of 369 partnership units                                        (0.18)       (85,005)                            (85,005)
Cumulative net income (loss) (to December 31, 1998)                      (201.63)    (7,363,663)      $  (315,520)       (7,679,183)
Cumulative distributions (to December 31, 1998)                           (11.19)      (408,847)          (21,522)         (430,369)
                                                                         -------    -----------       -----------       -----------

Partners' equity (deficit) - January 1, 1999                                0                 0          (337,042)         (337,042)
Net loss                                                                    0                 0            (7,366)           (7,366)
                                                                      -------       -----------       -----------       -----------

Partners' equity (deficit) - January 1, 2000 (audited)                      0                 0          (344,408)         (344,408)
Net loss                                                                    0                 0           (22,458)          (22,458)
                                                                      -------       -----------       -----------       -----------

Partners' equity (deficit) - September 30, 2000
    (unaudited)                                                       $     0       $         0       $  (366,866)      $  (366,866)
                                                                      =======       ===========       ===========       ===========




                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999




                                                           2000            1999
                                                       (UNAUDITED)     (UNAUDITED)
                                                       -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                               $(22,458)     $ (6,559)
  Adjustments to reconcile net loss
  to cash used in operating activities:
    Partnership's share of unconsolidated
      joint venture loss                                   13,305         4,779
    Minority interest's share of consolidated
      joint venture loss                                   (4,582)         (890)
                                                         --------      --------

    Net cash used in operating activities                 (13,735)       (2,670)
                                                         --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Loan from affiliates                                        0         2,400
    Contributions from minority investor                   20,000             0
    Distributions to minority investor                     (8,943)            0
                                                         --------      --------

    Net cash provided by financing activities              11,057         2,400
                                                         --------      --------

NET DECREASE IN CASH
    AND CASH EQUIVALENTS                                   (2,678)         (270)

CASH AND CASH EQUIVALENTS
   Beginning of period                                      3,722           935
                                                         --------      --------

CASH AND CASH EQUIVALENTS
   End of period                                         $  1,044      $    665
                                                         ========      ========



                             SEE ACCOMPANYING NOTES

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



1.   ORGANIZATION

In April 1993, Sierra Pacific Development Fund III (the Partnership) created a general partnership (Sorrento I Partners (SIP)) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property (the Property). In February 1994, the Partnership formed a joint venture with SMMP known as Sierra Vista Partners to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property.

The Partnership Agreements of SIP and Sierra Vista Partners (the Agreements) were amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year as called for by the Agreements. Accordingly, on January 1, 2000, the Partnership's interest in SIP was increased from 11.88% to 16.76% and the Partnership's interest in Sierra Vista Partners was decreased from 66.68% to 66.64% to reflect 1999 contributions and distributions.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received cash proceeds of $2,141,000 from the sale and the purchaser assumed the Partnership's debt on the property. In accordance with the joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available Distributable Funds (as defined) from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

The Partnership's remaining real estate investment is a 16.76% minority interest in SIP. Because the Partnership owns less than 50% of this entity, it records its interest in SIP as an investment in an unconsolidated joint venture using the equity method of accounting.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

2.   BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority-owned joint venture as of September 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its financial position at September 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

SIP was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the Sierra Sorrento I property, an industrial building located in San Diego, California. At September 30, 2000, the Partnership has a 16.76% equity interest in SIP. This investment is accounted for using the equity method.

Summarized income statement information for SIP for the nine months ended September 30, 2000 and 1999 is as follows:

                                                    SEPTEMBER 30
                                              ------------------------
                                              2000                1999
                                              ----                ----

          Rental income                     $211,335           $212,727
          Total revenue                      211,335            212,727
          Operating expenses                  82,472             74,261

          Net loss                            79,385             41,077


4.   PARTNERS' EQUITY (DEFICIT)

Equity and net loss per limited partnership unit is determined by dividing the limited partner's share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 36,521.

5.   PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is continuing the development of a plan which will combine the property owned by SIP with properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would qualify as a real estate investment trust. Limited partners would receive shares of common stock from the acquirer, which would be listed on a national securities exchange. The transaction is subject to the approval of the limited partners of the Partnership and portions of the other partnerships. CGS's management filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission.

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                            HISTORICAL FINANCIAL DATA

                    Sierra Pacific Institutional Properties V
                                Table of Contents





A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.


C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended September 30, 2000 and 1999.

D.       Audited Financial Statements - December 31, 1999, 1998 and 1997

E.       Unaudited Financial Statements - Nine Months Ended September 30, 2000
         and 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL PROPERTIES V The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                    NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                  -----------------------------------------------------------      --------------------
                                    1995        1996          1997         1998        1999          1999         2000
                                  -------      -------      -------      -------      -------      -------      -------
OPERATING DATA:

REVENUES:
Rental and reimbursement
   income                         $   923      $   991      $   979      $   815      $ 1,193      $   832      $ 1,013

Interest and other income              --           --           --           --           35           --           11
                                  -------      -------      -------      -------      -------      -------      -------
Total revenues                        923          991          979          815        1,228          832        1,024
                                  -------      -------      -------      -------      -------      -------      -------
EXPENSES:
Property operating                    220          246          238          255          283          338          351

Management and advisory fees           47           54           60           50           69           --           --

Ground Lease                          383          383          382          374          410          294           29

Real estate and other taxes           108           91           89          105          111           --           --

Depreciation and amortization         423          447          447          458          442          328          346
                                  -------      -------      -------      -------      -------      -------      -------

Total expenses                      1,181        1,221        1,216        1,242        1,315          960          726
                                  -------      -------      -------      -------      -------      -------      -------
Net income (loss) before
   minority interest                 (258)        (230)        (237)        (427)         (87)        (128)         298
Minority interest                      52           62           59          143           30           45         (131)
                                  -------      -------      -------      -------      -------      -------      -------
Net income (loss)                 $  (206)     $  (168)     $  (178)     $  (284)     $   (57)     $   (83)     $   167
                                  =======      =======      =======      =======      =======      =======      =======

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                                            NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                            -----------------------------------------------------------      --------------------
                                              1995        1996          1997         1998        1999          1999         2000
                                            -------      -------      -------      -------      -------      -------      -------
OTHER DATA:
Weighted average number of units
  outstanding                               31,000       31,000       31,000       31,000       31,000       31,000       31,000
Income (loss) per unit                       (6.70)       (5.46)       (5.79)       (9.22)       (1.84)       (2.69)        5.39
Ratio of earnings to fixed charges (1)          --           --           --           --           --           --        18.28
Deficiency of earnings to cover
   fixed charges (2)                          (206)        (168)        (178)        (284)         (57)         (83)          --
Cash distributions to minority
   investors                                   (24)        (191)        (262)         (86)          (4)          --         (598)
Total properties owned at end of
  period                                         1            1            1            1            1            1            1
Book value per limited partnership
  unit                                          85           79           74           64           63           62           70
Per unit value assigned for the
  consolidation                                                                                                              135

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                                                                                           NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                         -----------------------------------------------------------      --------------------
                                            1995        1996          1997         1998        1999          1999         2000
                                         -------      -------      -------      -------      -------      -------      -------
BALANCE SHEET DATA:
Cash and cash equivalents                $    67      $     9      $    23      $     3      $   135      $   125      $    12
Real estate held for investment, net       6,333        5,992        5,630        5,571        5,552        5,627        5,578
Accounts receivable, net                     401          490          476          486          528        1,338          395
Investment in/due from
  partnerships                                --           19           19           19           --           19           --
Other assets                                 329          276        1,065        1,068        1,659          323          261
Total assets, at book value                7,130        6,786        7,213        7,147        7,874        7,432        6,246
 Total assets, at value assigned for
   the consolidation                                                                                                     4,287
Total liabilities                            216          248          220          439          285          852           40
General partners deficit                      --           --           --           --           --           --          (53)
Limited partners equity                    2,627        2,459        2,282        1,997        1,941        1,914        2,161
Other equity                               4,287        4,079        4,711        4,711        5,648        4,666        4,098
CASH FLOW DATA:
Increase (decrease) in cash and
 Equivalents, net                             64          (58)          15          (20)         132          122         (123)
Cash (used in) provided by
   operating activities                      (96)         159         (647)         177         (493)        (121)         733

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 64.90% interest in Sierra Sorrento II, an industrial property located in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $378,000, or 46%, principally as a result of 100% occupancy for the entire year. During the first seven months of 1998, 29,150 square feet of the Property was vacant. A single tenant leased 22,150 square feet in August 1998 and the remaining 7,000 square feet in December 1998. The weighted-average annual rent per square foot, on an accrual basis, was $11.04 at December 31, 1999 compared to $10.95 at December 31, 1998.

The Partnership made additional ground lease prepayments totaling $825,000 in 1999. Effective October 1999, all minimum base rent amounts becoming payable under the terms of the lease were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $35,000 was recorded in 1999 as a result.

Total operating expenses increased by $73,000, or 6%, in comparison to the prior year, primarily due to an increase in ground lease expense, management fees and administrative costs. Additionally, a loan made to an affiliate in 1996 was deemed uncollectible and written-off to bad debt expense in 1999. Ground lease expense rose as a result of higher additional rents becoming due effective January 1999 in accordance with the lease agreement. The increase in management fees is attributable to the higher rental income. The increase in total operating expenses was partially offset by a decrease in depreciation and amortization, and by lower maintenance and repair costs incurred in 1999.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income decreased by $164,000, or 17%, primarily due to lower occupancy during the first seven months of 1998. One tenant, whose lease accounted for 22,150 square feet of the Property, expired December 31, 1997. This vacant space was re-leased to a tenant in the second quarter of 1998 and rent commenced in late August. This same tenant began leasing an additional 7,000 square feet in December 1998. The Property was 100% occupied at December 31, 1998. The weighted-average annual rent per square foot, on an accrual basis, increased from $10.12 at December 31, 1997 to $10.95 at December 31, 1998 as a result of higher rental rates.

Total operating expenses increased by $26,000, or 2%, when compared to 1997. Depreciation and amortization, maintenance and repairs, and other operating expenses increased due to costs associated with the new tenant. Further, property taxes were higher due to an increase in the assessed value of the Property. The increase in total operating expenses was partially offset due to a decrease in management fees and legal fees. Management fees were lower as a result of the decrease in rental income. Legal fees were higher in 1997 due to professional fees associated with the property's ground lease.

Liquidity and Capital Resources:

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. SMMP has adequate resources to make the necessary advances during the foreseeable future. During 1999, SMMP contributed a total of $971,420 to the Partnership and received distributions of $4,000 from the Partnership.

The Partnership used cash in operations of $493,000 and paid $343,000 for building and tenant improvements in 1999. At December 31, 1999, the Partnership is in a liquid position with cash and billed rents of $211,000 and current liabilities of $84,000.

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745. SMMP contributed the majority of the cash for the land purchase.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements and any operating capital requirements will be funded from operations of the Property and SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Institutional Properties V's (the Partnership) Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns a 56.08% interest in the Sorrento II Partnership, which operates the Sorrento II property (the Property) in San Diego, California.

RESULTS OF OPERATIONS

Rental income for the nine months and three months ended September 30, 2000 rose by approximately $181,000, or 22%, and by approximately $37,000, or 13%, respectively, when compared to the corresponding periods in 1999. These increases were principally the result of higher common area maintenance fees billed between the periods. Supplemental billings were made in 2000 to recover higher than anticipated prior year common area maintenance fees. The Property was 100% occupied at September 30, 2000 and 1999.

Total operating expenses for the nine months ended September 30, 2000 increased by approximately $13,000, or 4%, in comparison to the same period in the prior year, primarily due to an increase in management fees and accounting and auditing costs. Further, property taxes rose during the period. This increase was partially offset by a decrease in other operating expenses. Total operating expenses for the three months ended September 30, 2000 rose by approximately $20,000, or 21%, principally as a result of an increase in management fees, administrative costs and property taxes accrued during the quarter.

Ground lease expense for the nine months ended September 30, 2000 was approximately $29,000 compared to approximately $294,000 for the nine months ended September 30, 1999. As stated below, the Partnership's ground lease terminated upon the purchase of the Sorrento II land holdings in February 2000.

LIQUIDITY AND CAPITAL RESOURCES

The Partnership is in a liquid position at September 30, 2000 with cash and billed receivables of approximately $12,000 and accrued and other liabilities of approximately $40,000. A source of cash is available through advances from the minority owner of the property, Sierra Mira Mesa Partner (SMMP). SMMP has adequate resources to make any necessary advances during the foreseeable future.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D.AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Institutional Properties V

We have audited the accompanying consolidated balance sheets of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Institutional Properties V as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                            December 31, 1999      December 31, 1998
                                                            -----------------     -----------------
ASSETS
Cash and cash equivalents                                      $  134,781            $    3,203
Receivables:
  Unbilled rent (Notes 1 and 4)                                   451,414               486,238
  Billed rent (Note 1)                                             76,707                     0
Due from affiliates (Note 3)                                            0                18,995
Prepaid ground lease (Note 3)                                   1,344,540               683,000
Income-producing property - net of
    accumulated depreciation of  $2,195,937 in 1999
    and $2,760,889 in 1998 (Note 4)                             5,552,440             5,570,726

Other assets (Notes 1, 2 and 3)                                   314,313               385,079
                                                               ----------            ----------
Total Assets                                                   $7,874,195            $7,147,241
                                                               ==========            ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                         $   90,908            $  252,764
Ground lease payable (Note 1)                                     194,539               185,863
                                                               ----------            ----------
Total Liabilities                                                 285,447               438,627
                                                               ----------            ----------
Ground lessor's equity in income-
  producing property (Note 3)                                   3,000,000             3,000,000
                                                               ----------            ----------
Minority interest in consolidated
   joint venture (Note 4)                                       2,647,872             1,711,089
                                                               ----------            ----------
Partners' equity (Notes 1 and 5):
  General Partner                                                       0                     0
  Limited Partners:
    140,000 units authorized, 30,777 issued
    and outstanding                                             1,940,876             1,997,525
                                                               ----------            ----------
Total Partners' equity                                          1,940,876             1,997,525
                                                               ----------            ----------
Total Liabilities and Partners' equity                         $7,874,195            $7,147,241
                                                               ==========            ==========

                            See Accompanying Notes 16
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                 1999                 1998                 1997
                                                              -----------         -----------         -----------
REVENUES:

  Rental income (Note 1)                                      $ 1,193,082         $   814,801         $   979,052
  Interest income (Note 3)                                         34,540                   0                   0
                                                              -----------         -----------         -----------

    Total revenues                                              1,227,622             814,801             979,052
                                                              -----------         -----------         -----------
EXPENSES:
Operating expenses:
    Depreciation and amortization                                 442,093             458,276             447,453
    Ground lease (Note 3)                                         409,607             373,805             381,826
    Property taxes and insurance                                  111,292             104,621              89,444
    Maintenance and repairs                                        67,996              80,758              66,599
    Administrative fees (Note 3)                                   87,110              74,059              65,163
    Management fees (Note 3)                                       69,072              49,919              59,515
    Legal and accounting                                           29,722              29,742              61,781
    General and administrative                                     17,661              15,055              13,655
    Utilities                                                      23,211              26,250              22,029
    Renting expenses                                                    0                   0               1,981
    Bad debt expense (Note 3)                                      18,995                   0                   0
    Other operating expenses                                       38,149              29,295               6,723
                                                              -----------         -----------         -----------
     Total operating expenses                                   1,314,908           1,241,780           1,216,169
                                                              -----------         -----------         -----------
LOSS BEFORE MINORITY INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS                                              (87,286)           (426,979)           (237,117)
                                                              -----------         -----------         -----------
MINORITY INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS                                               30,637             143,251              59,066
                                                              -----------         -----------         -----------
NET LOSS                                                      $   (56,649)        $  (283,728)        $  (178,051)
                                                              ===========         ===========         ===========
Net loss per limited partnership unit (Note 1)                $     (1.84)        $     (9.22)        $     (5.79)
                                                              ===========         ===========         ===========

                            See Accompanying Notes 17
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997




                                                Limited Partners                                    Total
                                           ---------------------------          General           Partners'
                                           Per Unit           Total             Partner            Equity
                                           --------        -----------         ---------         -----------

Partners' equity - January 1, 1997          $79.91         $ 2,459,304         $       0         $2,459,304
Net loss                                     (5.79)           (178,051)                            (178,051)
                                            ------         -----------         ---------         ----------

Partners' equity - December 31, 1997         74.12           2,281,253                 0          2,281,253
Net loss                                     (9.22)           (283,728)                            (283,728)
                                            ------         -----------         ---------         ----------

Partners' equity - December 31, 1998         64.90           1,997,525                 0          1,997,525
Net loss                                     (1.84)            (56,649)                             (56,649)
                                            ------         -----------         ---------         ----------

Partners' equity - December 31, 1999        $63.06         $ 1,940,876         $       0         $1,940,876
                                            ======         ===========         =========         ==========

                            See Accompanying Notes 18
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                          1999             1998              1997
                                                       ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $ (56,649)        $(283,728)        $(178,051)
  Adjustments to reconcile net loss to cash
  (used in) provided by operating activities:
    Depreciation and amortization                        442,093           458,276           447,453
    Minority interest's share of unconsolidated
      joint venture loss                                 (30,637)         (143,251)          (59,066)
    Bad debt expense                                      18,995                 0                 0
    (Increase) decrease in rent receivable               (41,883)           (9,960)           13,687
    Increase in prepaids and other assets               (671,833)          (62,463)         (844,087)
    (Decrease) increase in accrued and other
     liabilities                                        (153,180)          218,183           (27,122)
                                                       ---------         ---------         ---------
    Net cash (used in) provided by operating
     Activities                                         (493,094)          177,057          (647,186)
                                                       ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                       (342,748)         (340,376)          (29,313)
                                                       ---------         ---------         ---------
  Net cash used in investing activities                 (342,748)         (340,376)          (29,313)
                                                       ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to minority investor                      (4,000)          (85,657)         (262,000)
  Contributions from minority investor                   971,420           228,700           953,400
                                                       ---------         ---------         ---------
  Net cash provided by financing activities              967,420           143,043           691,400
                                                       ---------         ---------         ---------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                  131,578           (20,276)           14,901

CASH AND CASH EQUIVALENTS - Beginning of year              3,203            23,479             8,578
                                                       ---------         ---------         ---------
CASH AND CASH EQUIVALENTS - End of  Year               $ 134,781         $   3,203         $  23,479
                                                       =========         =========         =========

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Institutional Properties V (the "Partnership") was organized on October 8, 1985 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership acquired land in August 1987 for the development of an 88,073 square foot office property in San Diego, California known as Sierra Sorrento
II. This development consists of two separate buildings; a two-story building consisting of 29,500 usable square feet that was completed in November 1988 and a two-story building consisting of 58,573 usable square feet that was completed in May 1989.

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership contributed the Sierra Sorrento II property and cash and SMMP contributed cash to the newly formed partnership. At December 31, 1999, the Partnership's remaining asset is a 64.90% interest in Sorrento II Partners.

On July 8, 1997, the Sorrento II land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc. ("Ground Lessor") (See Note 3).

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease was subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sorrento II Partners, a majority owned California general partnership (see
Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, and accounts payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the lease term and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Unbilled rent receivable represents the difference between rent recognized on the straight-line method and actual cash due.

Ground Lease Payable

Ground lease payable represents the difference between rent recognized on the straight-line method in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases" and actual cash due and paid by that date.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 30,777, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1998 and 1997, is as follows:

                                                       1999           1998
                                                    --------        --------
Other assets:
     Prepaid expenses                               $  5,626        $ 45,741

 Deferred leasing costs, net of
     accumulated amortization of $306,675 in
     1999 and $225,616 in 1998                       308,687         339,338
                                                    --------        --------
                                                    $314,313        $385,079
                                                    ========        ========
Accrued and other liabilities:
     Accounts payable                               $ 43,980        $ 83,801
     Unearned rental income                           23,800         152,150
     Security deposits                                 7,249           7,249
     Other                                            15,879           9,564
                                                    --------        --------
                                                    $ 90,908        $252,764
                                                    ========        ========

3.       GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $69,072, $49,919 and $59,515, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $89,275, $77,844 and $69,720 for such services for the years ended December 31, 1999, 1998, and 1997, respectively. In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate is paid initial leasing costs. For the years ended December 31, 1999 and 1998, a total of $16,293 and $74,504, respectively, was paid for initial leasing costs. No such costs were incurred in 1997. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $0, $22,511, and $1,998, respectively, for tenant improvements supervisory costs.

The Partnership sold the Sierra Sorrento II land holdings to Lincoln National Life Insurance Company for $3,000,000 on February 1, 1989. Upon ownership transfer, the Partnership entered into a 40 year ground lease with the insurance company. The Sierra Sorrento II land lease requires initial minimum payments of $25,000 per month commencing February 1989. The terms of the ground lease require scheduled rent increases over the lease term and additional ground rent. Subject to the provisions of the ground lease, the Partnership has the right to sell the property (land and buildings) to a third party. Upon ownership transfer the ground lease will terminate. Upon sale, the Ground Lessor is entitled to remuneration of the prior $3,000,000 investment prior to distribution of proceeds to the Partnership. The Ground Lessor will also participate in the appreciation of the property (upon sale) based on a formula contained in the ground lease agreement. On July 8, 1997, the land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc. ("Ground Lessor").

In October 1997, the Partnership prepaid $900,000 of the ground lease to CGS Real Estate Company, Inc. in exchange of an amendment reducing the minimum rent required under the lease from $360,000 to $330,000 per year from 1999 to 2008. The minimum basic rent effective January 1, 2009 through December 31, 2028 remained unchanged at $360,000 per year. The November 1997, December 1997, and January 1998 rent amounts payable under the terms of the lease were applied against the prepaid balance. Effective February 1998, rent amounts were to be paid at the rate of $18,000 per month until such time that the prepaid balance was extinguished.

In 1999, the Partnership made additional ground lease prepayments totaling $825,000. Effective October 1999, all minimum base rent amounts becoming payable were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $34,540 was recorded in 1999 as a result. The prepaid balance at December 31, 1999 was $1,344,540.

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $18,995. The loan was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4.       INCOME-PRODUCING PROPERTY

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                     1999                1998
                                 -----------         -----------
Land                             $ 2,569,815         $ 2,569,815
Building and improvements          5,178,562           5,761,800
                                 -----------         -----------
             Total                 7,748,377           8,331,615
Accumulated depreciation          (2,195,937)         (2,760,889)
                                 -----------         -----------
             Net                 $ 5,552,440         $ 5,570,726
                                 ===========         ===========


During 1999 and 1998, the Partnership removed $925,986 and $28,663, respectively, from its buildings and improvements and related depreciation accounts for fully depreciated property.

Sierra Sorrento II experienced a land ownership transfer in February 2000 (See
Note 3).

On October 1, 1993, the Partnership formed a joint venture with SMMP, an affiliate. The joint venture, known as Sorrento II Partners ("SIIP"), was formed as a California general partnership to develop and operate the Sierra Sorrento II property. The Partnership had an 83.2% equity interest with its contribution of Sierra Sorrento II and $115,000 in cash. Such interest was computed based upon the estimated fair value of SIIP's net assets at the date of formation of the joint venture. SMMP was allocated a 16.8% initial equity interest in SIIP in exchange for its $710,000 cash contribution ($1,324,400, net, through December 31, 1996). SMMP made additional cash contributions amounting to $953,400, $228,700, and $971,420, and received distributions amounting to $262,000, $85,657 and $4,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SIIP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SIIP was changed to 75.09%, 66.45% and 64.90%, respectively, and SMMP's interest was changed to 24.91%, 33.55% and 35.10%, respectively. On January 1, 2000, the Partnership's interest will be decreased to 56.08% and SMMP's interest will be increased to 43.92% to reflect the 1999 contributions and distributions. Under the terms of the SIIP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SIIP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests.

Future minimum base rental income, under the existing operating leases for the Sierra Sorrento II property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                        Straight-line       Cash
Year Ending December 31,                   Basis            Basis
------------------------                -------------     ----------
2000                                    $  972,183        $1,052,120
2001                                       972,183         1,086,440
2002                                       972,183         1,118,346
2003                                       530,098           576,160
2004                                       441,680           479,230
Thereafter                                 257,645           285,090
                                        ----------        ----------
Total                                   $4,145,972        $4,597,386
                                        ==========        ==========



In 1999, 56% of rental income was generated from an electronics manufacturer and 44% was from a media and marketing company. In 1998, the electronics manufacturer generated 82% of rental income and the remaining 18% was from the media and marketing company. In 1997, 65% of all rental income was from the electronics manufacturer and 35% was from a tenant in the healthcare sector.

5.       PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale or other disposition of the Partnership's real properties, distributions will be made to the Limited Partners until they have received distributions from sales proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to not less than 12% per annum cumulative, but not compounded, on each Limited Partners' unreturned capital). Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described above, are equal to 10% of the total net sale proceeds available for distribution to the Partners. Any remaining sale proceeds will be distributed to the Limited Partners.

E.       UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000
         AND 1999

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                                 SEPTEMBER 30, 2000     DECEMBER 31, 1999
                                                    (UNAUDITED)
                                                 ------------------     -----------------
ASSETS
Cash and cash equivalents                             $    11,537         $  134,781
Receivables:
  Unbilled rent                                           394,716            451,414
  Billed rent                                                  89             76,707
Prepaid ground lease                                            0          1,344,540
Income-producing property - net of
  accumulated depreciation of $2,477,505
  and $2,195,937, respectively                          5,578,380          5,552,440
Other assets - net of accumulated amortization
  of $370,665 and $306,675, respectively                  261,238            314,313
                                                      -----------         ----------
Total Assets                                          $ 6,245,960         $7,874,195
                                                      ===========         ==========

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                         $    39,543         $   90,908
Ground lease payable                                            0            194,539
                                                      -----------         ----------
Total Liabilities                                          39,543            285,447
                                                      -----------         ----------
Ground lessor's equity in income-
  producing property                                            0          3,000,000
                                                      -----------         ----------
Minority interest in consolidated
   joint venture                                        4,098,103          2,647,872
                                                      -----------         ----------
Partners' equity (deficit):
  General Partner                                         (52,680)                 0
  Limited Partners:
    140,000 units authorized, 30,777 issued
    and outstanding                                     2,160,994          1,940,876
                                                      -----------         ----------
Total Partners' equity                                  2,108,314          1,940,876
                                                      -----------         ----------
Total Liabilities and Partners' equity                $ 6,245,960         $7,874,195
                                                      ===========         ==========

                             SEE ACCOMPANYING NOTES

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
           AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                              NINE MONTHS ENDED                  THREE MONTHS ENDED
                                                                 SEPTEMBER 30,                     SEPTEMBER 30,
                                                      -----------------------------        -----------------------------
                                                          2000              1999               2000             1999
                                                       (UNAUDITED)       (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
                                                       -----------       -----------       -----------       -----------
REVENUES:
  Rental income                                       $ 1,013,425         $ 831,944         $ 314,295         $ 277,167
  Interest income                                          11,205                 0                 0                 0
                                                      -----------         ---------         ---------         ---------
                    Total revenues                      1,024,630           831,944           314,295           277,167
                                                      -----------         ---------         ---------         ---------
EXPENSES:
  Operating expenses                                      351,062           338,169           114,821            94,602
  Ground lease                                             29,441           293,606                 0           106,704
  Depreciation and amortization                           345,558           327,961           115,186           111,353
                                                      -----------         ---------         ---------         ---------
             Total costs and expenses                     726,061           959,736           230,007           312,659
                                                      -----------         ---------         ---------         ---------
INCOME (LOSS) BEFORE MINORITY INTEREST'S
  SHARE OF CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS                                           298,569          (127,792)           84,288           (35,492)
                                                      -----------         ---------         ---------         ---------
MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS                                          (131,131)           44,855           (37,019)           12,458
                                                      -----------         ---------         ---------         ---------
NET INCOME (LOSS)                                     $   167,438         $ (82,937)        $  47,269         $ (23,034)
                                                      ===========         =========         =========         =========
Net income (loss) per limited partnership unit        $      5.39         $   (2.69)        $    1.52         $   (0.75)
                                                      ===========         =========         =========         =========

                             SEE ACCOMPANYING NOTES

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                LIMITED PARTNERS                                 TOTAL
                                                          --------------------------          GENERAL           PARTNERS'
                                                            PER UNIT        TOTAL             PARTNER            EQUITY
                                                          ----------     -----------        -----------        -----------
Proceeds from sale of
  partnership units                                       $   250.00     $ 7,694,250                           $ 7,694,250
Underwriting commissions
  and other organization expenses                             (37.21)     (1,145,333)                           (1,145,333)
Cumulative net income (loss)
  (to December 31, 1998)                                     (145.20)     (4,468,631)       $     9,193         (4,459,438)
Cumulative distributions
  (to December 31, 1998)                                       (2.69)        (82,761)            (9,193)           (91,954)
                                                          ----------     -----------        -----------        -----------
Partners' equity - January 1, 1999                             64.90       1,997,525                  0          1,997,525
Net loss                                                       (1.84)        (56,649)                              (56,649)
                                                          ----------     -----------        -----------        -----------
Partners' equity - January 1, 2000 (audited)                   63.06       1,940,876                  0          1,940,876
Transfer among general partner and limited partners             1.77          54,354            (54,354)                 0
Net income                                                      5.39         165,764              1,674            167,438
                                                          ----------     -----------        -----------        -----------
Partners' equity (deficit) -
September 30, 2000 (unaudited)                            $    70.22     $ 2,160,994        $   (52,680)       $ 2,108,314
                                                          ==========     ===========        ===========        ===========

                             SEE ACCOMPANYING NOTES

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                                         (A LIMITED PARTNERSHIP)
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                 2000               1999
                                                              (Unaudited)       (Unaudited)
                                                              -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                           $   167,438        $ (82,937)
  Adjustments to reconcile net income (loss)
  to cash provided by (used in) operating activities:
    Depreciation and amortization                                 345,558          327,961
    Minority interest's share of consolidated
      joint venture income (loss)                                 131,131          (44,855)
    Decrease in rent receivables                                  133,316           23,777
    Decrease (increase) in prepaids and other assets                7,879         (190,219)
    Decrease in accrued and other liabilities                     (51,924)        (154,470)
                                                              -----------        ---------
    Net cash provided by (used in) operating activities           733,398         (120,743)
                                                              -----------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                            (2,175,742)        (324,219)
                                                              -----------        ---------
    Net cash used in investing activities                      (2,175,742)        (324,219)
                                                              -----------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Contributions from minority investor                        1,917,000                0
    Distributions to minority investor                           (597,900)               0
    Loan from affiliate                                                 0          567,420
                                                              -----------        ---------
    Net cash provided by financing activities                   1,319,100          567,420
                                                              -----------        ---------
NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                                         (123,244)         122,458

CASH AND CASH EQUIVALENTS -
    Beginning of period                                           134,781            3,203
                                                              -----------        ---------
CASH AND CASH EQUIVALENTS -
    End of period                                             $    11,537        $ 125,661
                                                              ===========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for real estate taxes          $    44,488        $  40,384
                                                              ===========        =========

                             SEE ACCOMPANYING NOTES

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.    ORGANIZATION

In October 1993, Sierra Pacific Institutional Properties V (the Partnership) created a general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners (SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership Agreement of Sorrento II Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sorrento II Partners was decreased from 64.90% to 56.08% to reflect 1999 contributions and distributions.

2.    BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sorrento II Partners, a majority-owned joint venture at September 30, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at September 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3.    RELATED PARTY TRANSACTIONS

Included in the financial statements for the nine months ended September 30, 2000 and 1999 are affiliate transactions as follows:


                                                   September 30
                                             -----------------------
                                                 2000       1999
                                             -----------------------
           Management fees                   $ 65,295       $51,343
           Administrative fees                 60,696        66,172
           Ground lease payments               15,879       475,253

4.    PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 30,777.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.    PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is in the process of developing a plan pursuant to which the property owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange or the NASDAQ national market system.

6.    RECENT ACCOUNTING PRONOUNCEMENT

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Partnership's financial condition or results of operations.

                      SIERRA PACIFIC PENSION INVESTOR'S 84

                            HISTORICAL FINANCIAL DATA

                      Sierra Pacific Pension Investors '84
                                Table of Contents

A.  Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended June 30, 2000 and 1999.

D.  Audited Financial Statements - December 31, 1999, 1998 and 1997

E.  Sierra Mira Mesa Partners and Subsidiary Audited Financial Statements

F.  Unaudited Financial Statements - Nine Months Ended September 30, 2000 and
    1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS `84 The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)


                                                                               NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                     ----------------------------------------  -----------------
                                      1995     1996    1997     1998     1999     1999     2000
                                     -----    -----   -----    -----    -----    -----    -----

OPERATING DATA:
REVENUES:
Rental and reimbursement income      $ 437    $ 476   $ 473    $ 504    $ 623    $ 475    $ 439
Interest and other income              277      193     198      222      187      150      120
                                     -----    -----   -----    -----    -----    -----    -----
Total revenues                         714      669     671      726      810      625      559
                                     =====    =====   =====    =====    =====    =====    =====

EXPENSES:
Property operating                     267      237     214      218      295      332      359
Management and advisory fees            27       28      36       33       36     --       --
Real estate and other taxes            111      125     122      139      142     --       --
Depreciation and amortization          306      237     236      259      249      207      110
Interest expense                      --       --       115      148      137      103       97
                                     -----    -----   -----    -----    -----    -----    -----
Total expenses                         711      627     723      797      859      642      566
                                     =====    =====   =====    =====    =====    =====    =====

Net income (loss) before gain on
   sale of property and equity in
   earnings (losses) of non-
   consolidated partnerships             3       42     (52)     (71)     (49)     (17)      (7)
Gain on sale of property               151     --      --       --         83       83     --
Equity in earnings (losses) of non-
    consolidated partnerships         (296)     156    (507)     196      323      243      306

                                     -----    -----   -----    -----    -----    -----    -----
Net income (loss)                    $(142)   $ 198   $(559)   $ 125    $ 357    $ 309    $ 299
                                     =====    =====   =====    =====    =====    =====    =====

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS `84

                                                                                                           NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                                 -----------------------                   -----------------
                                                  1995        1996        1997        1998       1999       1999       2000
                                                --------    --------    --------    --------   --------   --------   --------
OTHER DATA:
Weighted average number of units outstanding      77,000      77,000      77,000      77,000     77,000     77,000     77,000
Income (loss) per unit                             (1.84)       2.57       (7.26)       1.62       4.64       4.01       3.85
Ratio of earnings to fixed charges(1)               --          --          --          1.84       3.61       4.00       4.08
Deficiency of earnings to cover fixed
   charges(2)                                       (142)       --          (559)       --         --         --         --
Cash distributions                                  (200)       (200)        (50)       --         --         --         --
Cash distributions per unit                         2.60        2.60        0.65        --         --         --         --
Total properties owned at end of period(3)             1           1           1           1          1          1          1
Book value per limited partnership unit              122         122         114         116        121        120        127
Per unit value assigned for the consolidation                                                                             263

BALANCE SHEET DATA:
Cash and cash equivalents                       $    255    $     42    $     27    $     10   $     32   $     58   $     38
Real estate held for investment, net               1,524       1,429       1,373       1,212      1,174      1,169      1,147
Mortgages/notes receivable, net                    1,698       1,698       2,005       2,228      1,459      1,883      1,459
Accounts receivable, net                             115         251          50          43         47        101        206
Investment in/due from partnerships                5,772       5,974       6,768       6,791      7,304      6,983      7,153
Other assets                                         133         116         252         274        792        592      1,087
Total assets, at book value                        9,497       9,510      10,475      10,558     10,808     10,786     11,090
Total assets, at valued assigned for
   the consolidation                                                                                                   28,860
Total liabilities                                     80          96       1,670       1,628      1,521      1,547      1,504
General partners deficit                            --          --          --          --         --         --         (184)
Limited partners equity                            9,417       9,414       8,805       8,930      9,287      9,239      9,770

SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS `84


                                                                                NINE MONTHS ENDED
                                              YEAR  ENDED DECEMBER 31,            SEPTEMBER 30,
                                              ------------------------            -------------
                                       1995    1996    1997    1998    1999       1999    2000
                                       ----    ----    ----    ----    ----       ----    ----

CASH FLOW DATA:

Increase (decrease) in cash
   and equivalents, net                 (88)   (213)    (15)    (17)     21         48       7
Cash provided by (used in) operating
   activities                            86     133     (97)    (67)    497       (249)   (362)

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

3) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in a partnership that owns an industrial property known as Sorrento I in San Diego, California

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns Sierra Valencia, an industrial office building in Tucson, Arizona. The Partnership also owns a 66.99% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $119,000, or 24%, principally due to higher rental rates and common area maintenance charges. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.99 at December 31, 1998 to $7.19 at December 31, 1999. The Property was 86% occupied at December 31, 1999.

Total operating expenses increased by $73,000, or 11%, when compared to the prior year. This increase was partially attributable to the write-off of a loan made to an affiliate in 1996. The loan was deemed uncollectible and subsequently written-off to bad debt expense in 1999. In addition, higher administrative costs incurred in 1999 attributed to the increase in total operating expenses. This increase was partially offset by a decrease in depreciation and amortization expenses associated with the write-off of fully depreciated building and tenant improvements.

In 1999, the Partnership received a principal pay-down of $943,000 on its note receivable from affiliate and recognized $83,000 of its deferred gain associated with the note.

The Partnership's share of income from investment in SMMP increased by $127,000, primarily due to improved operations of SMMP's rental properties and its joint ventures.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased by $31,000, or 6%, principally due to an increase in rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.07 at December 31, 1997 to $6.99 at December 31, 1998. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. Occupancy at December 31, 1998 and 1997 remained constant at 99%.

Total operating expenses increased by $41,000, or 7%, when compared to the prior year. Depreciation and amortization expenses increased primarily due to additional tenant improvements and lease costs associated with the new tenants at the Property. Further, higher property taxes were attributable to an increase in the assessed value of the Property.

The Partnership recognized interest expense in the amount of $148,000 for the year in comparison to $115,000 in the prior year. This increase was the result of a full year of interest expense on two loan agreements entered into in 1997.

The Partnership's share of income from investment in SMMP was $196,000 in 1998, which includes a $76,000 adjustment to account for the Partnership's share of an overstatement of SMMP's unconsolidated joint venture loss in the prior year. In 1997, the Partnership recorded a $507,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

In 1997, the Partnership entered into two loan agreements totaling $1,604,000. The loans are secured by the Sierra Valencia property. The proceeds of these loans were primarily used to satisfy the liquidity requirements of SMMP. The Property was previously unencumbered.

Excluding collections of the note receivable, the Partnership used cash of $355,000 in its operating activities and paid $157,000 for property additions and lease commissions in 1999. The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $34,000 and current liabilities of $102,000. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OVERVIEW

The following discussion should be read in conjunction with the Sierra Pacific Pension Investors '84's (the Partnership) Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q.

The Partnership currently owns one property, Sierra Valencia (the Property). In addition, the Partnership holds a 69.83% interest in Sierra Mira Mesa Partners
(SMMP), which is maintained on the equity method of accounting.

RESULTS OF OPERATIONS


Rental income for the nine months ended September 30, 2000 decreased by approximately $36,000, or 8%, when compared to the corresponding period in 1999, principally due to occupancy fluctuations. Occupancy fluctuated between 87% and 97% during the nine months ended September 30, 2000. The Property was 100% occupied for the majority of 1999. Occupancy at September 30, 2000 was 97%. The decrease in rental income was partially offset by additional billings in the third quarter related to second quarter rents. Rental income for the three months ended September 30, 2000 increased by approximately $11,000, or 7%, primarily due to these billings.

Interest income for the nine months ended September 30, 2000, decreased by approximately $31,000, or 20%, in comparison to the same period in the prior year. This decrease was primarily due to a $943,000 principal payment received on the Partnership's trust deed note receivable in May 1999. Interest income for the quarter ended September 30, 2000 increased by approximately $2,000 or 6%,due to higher note balances between the two periods.

Operating expenses increased by approximately $27,000, or 8%, for the nine months ended September 30, 2000, principally due to the write-off of rents deemed uncollectible to bad debt expense. In addition, accounting and auditing costs rose during the period. The increase in operating expenses was partially offset by a decrease in administrative costs. Operating expenses for the quarter ended September 30, 2000 increased by approximately $39,000, or 37%, primarily due to the increase in bad debt expense and higher accounting and auditing costs.

Depreciation and amortization expenses for the nine months and three months ended September 30, 2000 decreased by approximately $97,000, or 47%, and by approximately $33,000, or 47%, respectively, when compared to the corresponding period in the prior year, principally due to fully depreciated capitalized tenant improvements.

The Partnership's share of unconsolidated joint venture income increased by approximately $64,000, or 26%, for the nine months ended September 30, 2000, in comparison to the same period in 1999. This increase in income generated by SMMP was in large part attributable to its share of Sorrento II Partners' (SIIP) income. SIIP, which SMMP accounts for as an unconsolidated joint venture investment on the equity method, recorded an increase in income due to, among other factors, higher common area maintenance fees recovery revenue and a decrease in ground lease expense during the nine months ended September 30, 2000.

LIQUIDITY AND CAPITAL

The Partnership received a $943,000 principal payment on its trust deed note receivable in May 1999. These funds were principally used to satisfy the liquidity requirements of SMMP.

As of September 30, 2000, the Partnership is in an illiquid position. Total cash and billed receivables amount to approximately $75,000 compared to approximately $150,000 of accrued and other liabilities. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for the construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D.  AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Pension Investors '84


We have audited the accompanying consolidated balance sheets of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Pension Investors '84 and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                       December 31,        December 31,
                                                          1999                1998
                                                       -----------         -----------

ASSETS
Cash and cash equivalents                              $    31,562         $    10,122
Receivables:
   Note, net of deferred gain of $132,471 and
   $215,786, respectively (Notes 3 and 4)                1,459,139           2,227,627
   Unbilled rent (Notes 1 and 4)                            44,708              42,331
   Billed rent (Note 1)                                      2,762                 962
Due from affiliates (Note 3)                                     0              47,466

Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $2,864,363 in 1999 and
  $3,741,937 in 1998, respectively (Notes 4
     and 6)                                              1,174,239           1,212,015
Investment in unconsolidated joint venture
    (Notes  1 and 5)                                     7,303,940           6,743,274
Other assets (Notes 1, 2 and 3)                            791,968             274,381
                                                       -----------         -----------
Total Assets                                           $10,808,318         $10,558,178
                                                       ===========         ===========

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities (Note 2)                 $   122,891         $   143,487
Notes payable (Note 6)                                   1,398,368           1,484,983
                                                       -----------         -----------
Total Liabilities                                        1,521,259           1,628,470
                                                       -----------         -----------

Partners' equity (Notes 1 and 7):
  General Partner                                                0                   0
  Limited Partners:
    80,000 units authorized, 77,000 issued and
    outstanding                                          9,287,059           8,929,708
                                                       -----------         -----------

Total Partners' equity                                   9,287,059           8,929,708
                                                       -----------         -----------

Total Liabilities and Partners' equity                 $10,808,318         $10,558,178
                                                       ===========         ===========

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                         1999               1998               1997
                                                       ---------          ---------          ---------

REVENUES:
  Rental income (Note 1)                               $ 622,524          $ 504,016          $ 473,408
  Interest income (Note 3)                               187,405            222,138            197,578
                                                       ---------          ---------          ---------

              Total revenues                             809,929            726,154            670,986
                                                       ---------          ---------          ---------
EXPENSES:
Operating expenses:
  Depreciation and amortization                          249,067            258,718            236,395
  Property taxes and insurance                           141,531            139,225            121,953
  General and administrative                              39,848             33,353             44,028
  Legal and accounting                                    60,322             62,651             55,960
  Administrative fees (Note 3)                            84,970             51,699             45,684
  Maintenance and repairs                                 40,182             40,688             36,639
  Management fees (Note 3)                                36,373             33,341             35,768
  Utilities                                               16,272             15,526             14,609
  Bad debt expense                                        46,342                  0                  0
  Other operating expenses                                 7,297             14,349             17,685
                                                       ---------          ---------          ---------

              Total operating expenses                   722,204            649,550            608,721
                                                       ---------          ---------          ---------

  Interest                                               137,091            147,712            114,696
                                                       ---------          ---------          ---------
              Total expenses                             859,295            797,262            723,417
                                                       ---------          ---------          ---------

LOSS BEFORE GAIN FROM PROPERTY
   DISPOSITION                                           (49,366)           (71,108)           (52,431)
GAIN FROM PROPERTY DISPOSITION
   (Note 4)                                               83,315                  0                  0
                                                       ---------          ---------          ---------
INCOME (LOSS) BEFORE
   PARTNERSHIP'S S
   SHARE OF UNCONSOLIDATED JOINT
   VENTURE INCOME (LOSS)                                  33,949            (71,108)           (52,431)
                                                       ---------          ---------          ---------

PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   INCOME (LOSS) (Note 5)                                323,402            195,994           (506,889)
                                                       ---------          ---------          ---------
NET INCOME (LOSS)                                      $ 357,351          $ 124,886          $(559,320)
                                                       =========          =========          =========
Net income (loss) per limited partnership unit
   (Note 1)                                            $    4.64          $    1.62          $   (7.26)
                                                       =========          =========          =========

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                               Limited Partners                                    Total
                                           --------------------------          General           Partners'
                                             Per Unit        Total             Partner            Equity
                                           ----------     -----------        -----------        -----------

Partners' equity - January 1, 1997         $   122.26     $ 9,414,142        $         0        $ 9,414,142
Net loss                                        (7.26)       (559,320)                             (559,320)
Distributions                                   (0.65)        (50,000)                              (50,000)
                                           ----------     -----------        -----------        -----------

Partners' equity December 31, 1997             114.35       8,804,822                  0          8,804,822
Net income                                       1.62         124,886                               124,886
                                           ----------     -----------        -----------        -----------

Partners' equity December 31, 1998             115.97       8,929,708                  0          8,929,708
Net income                                       4.64         357,351                               357,351
                                           ----------     -----------        -----------        -----------

Partners' equity - December 31, 1999       $   120.61     $ 9,287,059        $         0        $ 9,287,059
                                           ==========     ===========        ===========        ===========

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                   1999               1998               1997
                                                               -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                            $   357,351        $   124,886        $  (559,320)
  Adjustments to reconcile net income (loss) to cash
       provided by (used in) operating activities:
    Depreciation and amortization                                  249,067            258,718            236,395
    Gain from property disposition                                 (83,315)                 0                  0
    Undistributed (income) loss of unconsolidated
             joint venture                                        (323,402)          (195,994)           506,889
    Bad debt expense                                                46,342                  0                  0
    (Increase) decrease in rent receivable                          (4,177)             6,739             41,958
    Decrease (increase) in note receivable                         851,803           (222,128)          (148,298)
    Increase in other assets                                      (577,252)           (74,181)          (186,025)
    (Decrease) increase in accrued and other liabilities           (19,472)            35,443             11,693
                                                               -----------        -----------        -----------
    Net cash provided by (used in) operating activities            496,945            (66,517)           (96,708)
                                                               -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                               (147,606)           (42,614)          (126,289)
    Capital contributions to unconsolidated joint
          Venture                                                 (539,784)           (42,000)        (1,551,843)
    Distributions from unconsolidated joint venture                298,500            211,250            247,800

                                                               -----------        -----------        -----------
    Net cash (used in) provided by investing activities           (388,890)           126,636         (1,430,332)
                                                               -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Funding of notes payable secured by property                         0                  0          1,604,000
    Principal payments on notes payable                            (86,615)           (77,151)           (41,866)
    Cash distributions                                                   0                  0            (50,000)
                                                               -----------        -----------        -----------
    Net cash (used in) provided by financing activities            (86,615)           (77,151)         1,512,134
                                                               -----------        -----------        -----------

NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                              21,440            (17,032)           (14,906)

CASH AND CASH EQUIVALENTS -
   Beginning of year                                                10,122             27,154             42,060
                                                               -----------        -----------        -----------

CASH AND CASH EQUIVALENTS - End of Year                        $    31,562        $    10,122        $    27,154
                                                               ===========        ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
    Cash paid during the period for interest                   $   137,574        $   148,142        $   102,738
                                                               ===========        ===========        ===========

In 1999, 1998 and 1997, interest receivable of $91,610, 222,128 and $307,759 was added to the principal balance of the related note receivable. These transactions are noncash items not reflected in the above statements of cash flows.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Pension Investors `84 (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of two real estate projects in Arizona: Sierra Spectrum in Phoenix, Arizona and Sierra Valencia in Tucson, Arizona. In December 1994, the Partnership sold Sierra Spectrum.

On March 7, 1997 Sierra Valencia LLC ("SVLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Pension Investors `84 the property known as Sierra Valencia, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property, c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Valencia property was transferred from the Partnership to SVLLC. The accounts of SVLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Development Fund II ("SPDFII"). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 54.42%, 66.26% and 66.99%, respectively, for the Partnership and 45.58%, 33.74% and 33.01%, respectively, for SPDFII. On January 1, 2000, the sharing ratio will be increased to 69.83% for the Partnership and decreased to 30.17% for SPDFII to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, note receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion on management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 1999. The note receivable and the amounts due from affiliates are not fair valued due to the related party nature of these receivables.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss. An impairment of $1,880,000 was recognized prior to 1995 as appraisals indicated an other than temporary decline in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease the property and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent - rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 77,000 for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development, and operation of commercial real estate.

2.  DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                   1999           1998
                                                                 --------       --------
Other assets:
   Prepaid expenses                                              $584,537       $  3,341
   Tax and insurance impounds                                      35,645         25,185
   Tenant improvements reserves                                    22,736         46,586
   Deferred loan costs, net of accumulated amortization of
       25,051 in 1999 and  $15,863 in 1998                         66,608         75,795
   Deferred leasing costs, net of accumulated amortization
       of $147,093 in 1999 and $132,440 in 1998                    82,442        123,474
                                                                 --------       --------
                                                                 $791,968       $274,381
                                                                 ========       ========

Accrued and other liabilities:
   Accounts payable                                              $ 34,558       $ 44,401
   Accrued expenses                                                67,368         72,028
   Security deposits                                               20,965         27,058
                                                                 --------       --------
                                                                 $122,891       $143,487
                                                                 ========       ========

3.  GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees for the years ended December 31, 1999, 1998 and 1997 were $21,105, $20,103, and $21,799, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $91,885, $72,284 and $63,910 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed the affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998, and 1997, the affiliates received $2,131, $0 and $10,504, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997, these fees amounted to $19,109 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

Prior to 1997, the Partnership made non-interest bearing short-term advances to Sierra Mira Mesa Partners of $1,311,300. These advances were forgiven and reclassed to investment in Sierra Mira Mesa Partners in 1997 (See Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $47,466. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $800,000 and a $3,200,000 trust deed note. This note calls for monthly interest only payments and bears interest of 10% per annum. In 1997 and 1998 interest receivable of $307,759 and $222,128, respectively, was added to the principal balance of the note and maturity was extended for additional one-year terms. In 1999, the Partnership received a principal paydown of $943,413. The maturity date was extended to December 31, 2000 and interest receivable of $91,610 was added to the principal balance of the note. All other terms of the original note remained unchanged. Interest income related to this note of $187,227, $222,128, and $196,136 was recognized during the years ended December 31, 1999, 1998, and 1997, respectively. The December 31, 1999 balance of the note was $1,591,610 and is secured by a second lien on the property. Management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder.

4.  INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                       1999               1998
                                   -----------        -----------

Land                               $   977,677        $   977,677
Building and improvements            3,060,925          3,976,275
                                   -----------        -----------

             Total                   4,038,602          4,953,952

Accumulated depreciation              (984,363)        (1,861,937)
Valuation allowance (Note 1)        (1,880,000)        (1,880,000)
                                   -----------        -----------

             Net                   $ 1,174,239        $ 1,212,015
                                   ===========        ===========

In 1999 and 1998, the Partnership removed $1,062,956 and $18,649, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Spectrum property, with a historical cost basis of $2,993,134, was sold for $4,000,000 ($800,000 cash down-payment and a $3,200,000 trust deed note) to an affiliate of Finance Factors, Inc. The gain on sale was recorded using the installment method and the Partnership recorded a deferred gain of $367,296 at December 31, 1994, which will be recognized as principal payments on the trust deed note are received. During the year ended December 31, 1995, the Partnership received principal payments of $1,317,928 on the trust deed note and recognized $151,510 of the deferred gain related to this transaction. In 1999, the Partnership received a principal payment of $943,413 and recognized an additional $83,315 of the deferred gain. As of December 31, 1999 the remaining deferred gain was $132,471.

Future minimum base rental income, under the existing operating leases for the Sierra Valencia property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                             Straight-line       Cash
Year Ending December 31,         Basis           Basis
------------------------     -------------   -----------

           2000               $   489,906    $   493,918
           2001                   373,286        387,320
           2002                   147,990        159,030
           2003                    85,754         99,651
           2004                    28,668         30,393
                              -----------    -----------
           Total              $ 1,125,604    $ 1,170,312
                              ===========    ===========

The Partnership relied on three tenants to generate approximately 51% of total 1999 rental revenues. The breakdown of these three tenants' industry segments and rental income contribution is as follows: 16% - optics research and development; 15% - telecommunications manufacturing; and 20% - healthcare administration.

5.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Development Fund II, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP was 66.99%; the remaining 33.01% interest was owned by Sierra Pacific Development Fund II.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                         1999             1998
                                      ----------       ----------

Equity interest                       $7,195,398       $6,630,711
Investment advisory and
  other fees, less accumulated
   amortization of $145,683 and
   $141,662 in 1999 and 1998,
   respectively                          108,542          112,563
                                      ----------       ----------

Investment in unconsolidated
    joint venture                     $7,303,940       $6,743,274
                                      ==========       ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP follow:

                      Condensed Consolidated Balance Sheets

                                                     December 31,        December 31,
                                                         1999                1998
                                                     ------------        ------------
Assets

Cash and cash equivalents                            $    319,400        $     14,064
Rent receivable                                         1,198,515           1,226,156
Due from affiliates                                     2,451,227           2,233,158
Income-producing property, net of accumulated
  depreciation                                          8,723,396           9,000,294
Investment in unconsolidated joint ventures             2,526,875           1,640,460
Other assets                                              793,658             897,993
                                                     ------------        ------------

Total Assets                                         $ 16,013,071        $ 15,012,125
                                                     ============        ============

Liabilities and General Partners' Equity

Accrued and other liabilities                        $    101,104        $    251,990
Notes payable                                           6,179,038           5,418,414
                                                     ------------        ------------

Total Liabilities                                       6,280,142           5,670,404
                                                     ------------        ------------

Minority interest in joint venture                       (340,614)           (332,996)
                                                     ------------        ------------

General Partners' equity                               10,073,543           9,674,717
                                                     ------------        ------------

Total Liabilities and General Partners' equity       $ 16,013,071        $ 15,012,125
                                                     ============        ============

                 Condensed Consolidated Statements of Operations

                                                                      For the Year Ended December 31,
                                                                      -------------------------------
                                                                 1999               1998               1997
                                                              -----------        -----------        -----------

Revenues:
   Rental income                                              $ 2,126,106        $ 1,883,630        $ 1,919,582
   Other income                                                   224,308            205,781            184,168
                                                              -----------        -----------        -----------
                           Total revenues                       2,350,414          2,089,411          2,103,750
                                                              -----------        -----------        -----------
Expenses:
   Operating expenses                                             800,654            754,978            742,548
   Depreciation and amortization                                  587,070            581,956            825,911
   Interest                                                       450,177            438,711            463,804
                                                              -----------        -----------        -----------
                           Total expenses                       1,837,901          1,775,645          2,032,263
                                                              -----------        -----------        -----------


Income before Partnership's share of unconsolidated
    venture losses                                                512,513            313,766             71,487

Partnership's share of unconsolidated joint venture
     losses                                                       (36,405)          (131,897)          (855,349)
                                                              -----------        -----------        -----------

Income (loss) before minority interest's share of
    consolidated joint venture loss (income)                      476,108            181,869           (783,862)
                                                              -----------        -----------        -----------

Minority interest's share of consolidated joint venture
    loss (income)                                                   7,618               (787)            (7,906)
                                                              -----------        -----------        -----------

Net income (loss)                                             $   483,726        $   181,082        $  (791,768)
                                                              ===========        ===========        ===========


As of December 31, 1999, SMMP holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                     December 31,      December 31,
                                                         1999              1998
                                                     -----------       -----------

Assets

Cash and cash equivalents                            $   272,657       $    85,792
Rent receivable                                          588,742           542,527
Due from affiliates                                            0            47,666
Income-producing property, net of accumulated
   depreciation                                        8,109,927         8,343,438
Other assets                                           1,897,050         1,320,667
                                                     -----------       -----------

Total Assets                                         $10,868,376       $10,340,090
                                                     ===========       ===========


Liabilities and General Partners' Equity

Accrued and other liabilities                        $   350,272       $   520,646
Note payable                                           1,673,186         1,720,324
                                                     -----------       -----------

Total Liabilities                                      2,023,458         2,240,970
                                                     -----------       -----------

Ground lessors' equity in income producing             3,000,000         3,000,000
   property
                                                     -----------       -----------

General Partners' equity                               5,844,918         5,099,120
                                                     -----------       -----------

Total Liabilities and General Partners' equity       $10,868,376       $10,340,090
                                                     ===========       ===========

                   Condensed Combined Statements of Operations

                                                         For the Year Ended December 31,
                                                         -------------------------------
                                                     1999               1998               1997
                                                 -----------        -----------        -----------

Revenues:
   Rental income                                 $ 2,112,254        $ 1,734,403        $ 2,294,859
   Interest income                                    34,540                  0                  0
   Other income                                       15,151             93,668              9,698
                                                 -----------        -----------        -----------
                Total revenues                     2,161,945          1,828,071          2,304,557
                                                 -----------        -----------        -----------
Expenses:
   Operating expenses                              1,407,262          1,302,968          1,755,826
   Depreciation and amortization                     779,142            829,081          1,321,177
   Interest                                          152,563            156,636            459,763
                                                 -----------        -----------        -----------
                Total expenses                     2,338,967          2,288,685          3,536,766
                                                 -----------        -----------        -----------

Loss before loss from property disposition          (177,022)          (460,614)        (1,232,209)

Loss from property disposition                             0                  0           (967,764)
                                                 -----------        -----------        -----------

Net loss                                         $  (177,022)       $  (460,614)       $(2,199,973)
                                                 ===========        ===========        ===========



Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6.  NOTES PAYABLE

On March 27, 1997, Sierra Valencia LLC entered into a loan agreement with First Union Bank of North Carolina in the amount of $1,404,000. This loan, which is secured by a first lien on the Sierra Valencia property, bears interest at 9.25% per annum and calls for monthly principal and interest payments of $12,024 on the first day of each month. Such payments shall continue until April 2007, when the indebtedness is due in full. There is a 1% premium for prepayment of this note. As of December 31, 1999 the loan balance was $1,366,244.

On April 15, 1997, the Partnership entered into a loan agreement with IDM Participating Income Company II, an affiliate of the general partner, in the amount of $200,000. This loan is secured by a second lien on the Sierra Valencia property. This note bears a variable interest rate determined by the Federal Reserve of San Francisco's discount rate prevailing on the 25th day of the month preceding the payment due date plus a 3% premium. The interest rate can be adjusted the last day of March, June, September and December of each year until note agreement is fulfilled. The minimum rate will be 12.12%. The maximum rate will be 15.15%. The current interest rate paid is 12.12%. Monthly payment of $6,659, consisting of both interest and principal, commenced on May 15, 1997 and shall continue until April 15, 2000, when the indebtedness is paid in full. As of December 31, 1999, the loan balance was $32,124.

The annual maturities of the notes payable as of December 31, 1999 are $50,809 in 2000, $20,488 in 2001, $22,466 in 2002, $24,634 in 2003, $27,012 in 2004, and
$1,252,959 thereafter.

The Partnership is exposed to interest rate fluctuations on $32,124 of variable rate debt at December 31, 1999.

7.  PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real property, distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions equal to 15% per annum cumulative on each Limited Partner's unreturned capital. However, after the Limited Partners have received distributions from the sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of property sold by the Partnership. Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 10% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners

We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

E.  SIERRA MIRA MESA PARTNERS AND SUBSIDIARY AUDITED FINANCIAL STATEMENTS

Consolidated balance sheets as of December 31, 1999 and 1998 and statements of operations, changes in general partners' equity and cash flows for each of the three years in the period ended December 31, 1999 and Independent Auditors' Report

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                               December 31,        December 31,
                                                   1999                1998
                                               ------------        ------------
ASSETS

Cash and cash equivalents                      $    319,400        $     14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                  1,114,598           1,226,156
   Billed rent (Note 1)                              83,917                   0
Due from affiliates, net (Note 3)                 2,451,227           2,233,158
Income-producing property - net of
   accumulated depreciation of
   $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)          8,723,396           9,000,294
Investment in unconsolidated
   joint ventures (Notes 1 and 5)                 2,526,875           1,640,460
Other assets (Notes 1, 2 and 3)                     793,658             897,993
                                               ------------        ------------

Total Assets                                   $ 16,013,071        $ 15,012,125
                                               ============        ============

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)         $    101,104        $    251,990
Notes payable (Note 6)                            6,179,038           5,418,414
                                               ------------        ------------

Total Liabilities                                 6,280,142           5,670,404
                                               ------------        ------------

Minority interest in consolidated
   joint venture (Note 1)                          (340,614)           (332,996)

General Partners' equity (Note 1)                10,073,543           9,674,717
                                               ------------        ------------

Total Liabilities and General Partners'
   Equity                                      $ 16,013,071        $ 15,012,125
                                               ============        ============

                             See Accompanying Notes
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                      1999               1998               1997
                                                  -----------        -----------        -----------

Revenues:
   Rental income (Note 1)                         $ 2,126,106        $ 1,883,630        $ 1,919,582
   Interest income                                    224,308            205,781            174,764

   Other income                                             0                  0              9,404
                                                  -----------        -----------        -----------
                   Total revenues                   2,350,414          2,089,411          2,103,750
                                                  -----------        -----------        -----------
Expenses:
   Operating expenses:
   Depreciation and amortization                      587,070            581,956            825,911
   Property taxes and insurance                        98,611             97,781             92,347
   Administrative fees (Note 3)                       121,889            111,206            104,580
   Maintenance and repairs                            233,615            240,965            228,890
   Management fees (Note 3)                           119,166            109,725            101,558
   Utilities                                          135,301            135,077            138,203
   Legal and accounting                                24,767             27,657             47,242
   General and administrative                          16,122              7,443             12,677
   Renting expenses                                         0                  0                309
   Bad debt expense                                     4,770                  0                  0
   Other operating expenses                            46,413             25,124             16,742
                                                  -----------        -----------        -----------
                   Total operating expenses         1,387,724          1,336,934          1,568,459
   Interest                                           450,177            438,711            463,804
                                                  -----------        -----------        -----------
                   Total expenses                   1,837,901          1,775,645          2,032,263
                                                  -----------        -----------        -----------
INCOME BEFORE PARTNERSHIP'S
   SHARE OF UNCONSOLIDATED
   JOINT VENTURE LOSSES                               512,513            313,766             71,487
                                                  -----------        -----------        -----------
PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   LOSSES (Note 5)                                    (36,405)          (131,897)          (855,349)
                                                  -----------        -----------        -----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST'S SHARE OF
   CONSOLIDATED JOINT VENTURE
   LOSS (INCOME)                                      476,108            181,869           (783,862)
                                                  -----------        -----------        -----------

MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT  VENTURE
   LOSS (INCOME)                                        7,618               (787)            (7,906)
                                                  -----------        -----------        -----------

                   NET INCOME (LOSS)              $   483,726        $   181,082        $  (791,768)
                                                  ===========        ===========        ===========

                             See Accompanying Notes
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                            General Partners
                                                        ------------------------------------------------------
                                                        Sierra Pacific       Sierra Pacific
                                                          Development           Pension
                                                            Fund II           Investors '84           Total
                                                        --------------       --------------       ------------

General Partners' equity - January 1, 1997                $  4,679,005        $  4,495,515        $  9,174,520
Transfer of advances                                           155,590           1,311,300           1,466,890
Net loss                                                      (284,878)           (506,890)           (791,768)
Contributions                                                  293,000           1,551,843           1,844,843
Distributions                                               (1,580,800)           (247,800)         (1,828,600)
                                                          ------------        ------------        ------------
General Partners' equity - December 31,
    1997                                                     3,261,917           6,603,968           9,865,885
Net income (loss)                                              (14,912)            195,994             181,082
Contributions                                                    8,490              42,000              50,490
Distributions                                                 (211,490)           (211,250)           (422,740)
                                                          ------------        ------------        ------------
General Partners' equity - December 31,
    1998                                                     3,044,005           6,630,712           9,674,717
Net income                                                     159,678             324,048             483,726
Contributions                                                   44,000             539,784             583,784
Distributions                                                 (370,184)           (298,500)           (668,684)
General Partners' equity - December 31,
    1999                                                  $  2,877,499        $  7,196,044        $ 10,073,543
                                                          ============        ============        ============

                             See Accompanying Notes
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                          1999               1998               1997
                                                      -----------        -----------        -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $   483,726        $   181,082        $  (791,768)
  Adjustments to reconcile net income (loss)
     to cash provided by operating activities:
    Depreciation and amortization                         587,070            581,956            825,911
    Undistributed losses of unconsolidated
        joint ventures                                     36,405            131,897            855,349
    Minority interest in consolidated joint
       venture (loss) income                               (7,618)               787              7,906
    Bad debt expense                                        4,770                  0                  0
    Decrease (increase) in rent receivable                 27,641             60,853           (100,191)
    Increase in due from affiliates                      (222,839)          (202,581)          (168,779)
    (Increase) decrease in other assets                   (45,022)          (215,974)            55,566
                                                      -----------        -----------        -----------
    (Decrease) increase in accrued and other
        Liabilities                                      (150,886)           183,225            (35,663)
                                                      -----------        -----------        -----------
  Net cash provided by operating activities               713,247            721,245            648,331
                                                      -----------        -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                      (160,815)          (346,113)          (231,484)
    Capital contributions to unconsolidated
      joint ventures                                   (1,027,820)          (350,900)        (2,315,041)
    Distributions received from
      Unconsolidated joint ventures                       105,000            372,312          2,439,098
                                                      -----------        -----------        -----------
  Net cash used in investing activities                (1,083,635)          (324,701)          (107,427)
                                                      -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions from General Partners             583,784             50,490          1,844,843
    Cash distributions                                   (668,684)          (422,740)        (1,828,600)
    Funding of note payable secured by Property         1,637,500                  0                  0
    Principal payments on notes payable                  (876,876)          (254,638)          (339,460)
                                                      -----------        -----------        -----------
  Net cash provided by (used in) financing
     Activities                                           675,724           (626,888)          (323,217)
                                                      -----------        -----------        -----------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                   305,336           (230,344)           217,687
CASH AND CASH EQUIVALENTS - Beginning of
   year                                                    14,064            244,408             26,721
                                                      -----------        -----------        -----------
CASH AND CASH EQUIVALENTS - End of year               $   319,400        $    14,064        $   244,408
                                                      ===========        ===========        ===========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
 Cash paid during the year for interest               $   439,792        $   439,756        $   470,608
                                                      ===========        ===========        ===========

In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2   DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                              1999           1998
                                                                            --------       --------
Other assets:
   Prepaid expenses                                                         $  7,383       $ 21,070
   Deferred loan costs, net of accumulated Amortization of
     $49,842 in 1999 and $226,318 in 1998                                    168,225        133,878
   Deferred leasing costs, net of accumulated amortization
     of $531,945 in 1999 and $414,395 in 1998                                507,000        637,028
   Tax impounds                                                               26,831         23,728
   Tenant improvement reserves                                                84,219         82,289
                                                                            --------       --------
                                                                            $793,658       $897,993
                                                                            ========       ========
Accrued and other liabilities:
   Accounts payable                                                         $ 51,008       $192,455
   Security deposits                                                          17,922         17,922
   Accrued expenses                                                                0          8,101
   Interest payable                                                           32,174         20,982
   Unearned rental income                                                          0         12,530
                                                                            --------       --------
                                                                            $101,104       $251,990
                                                                            ========       ========

3.  GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999. See Note 6 for note payable transactions with related parties.

4.  INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                    1999                1998
                                ------------        ------------

Land                            $  3,786,458        $  3,786,458
Building and improvements          8,501,318           8,487,806
                                ------------        ------------

             Total                12,287,776          12,274,264

Accumulated depreciation          (3,564,380)         (3,273,970)
                                ------------        ------------

             Net                $  8,723,396        $  9,000,294
                                ============        ============

During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

    Year Ending         Straight-line        Cash
    December 31,            Basis            Basis
    ------------        -------------     ----------

        2000             $2,029,716       $2,246,281
        2001              2,023,332        2,339,768
        2002              2,014,332        2,437,297
        2003                595,285          677,208
        2004                179,747          184,288
     Thereafter             593,192          665,360
                         ----------       ----------

Total                    $7,435,604       $8,550,202
                         ==========       ==========

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.

5.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:

- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively. SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;

- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995, respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income
    (loss) of SVP for the three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288), respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                     December 31,      December 31,
                                                         1999              1998
                                                     -----------       -----------
Assets

Cash and cash equivalents                            $   272,657       $    85,792
Rent receivable                                          588,742           542,527
Due from affiliate                                             0            47,666
Income-producing property, net of accumulated
  Depreciation                                         8,109,927         8,343,438
Other assets                                           1,897,050         1,320,667
                                                     -----------       -----------
                   Total Assets                      $10,868,376       $10,340,090
                                                     ===========       ===========


Liabilities and General Partners' Equity

Accrued and other liabilities                        $   350,272       $   520,646
Note payable                                           1,673,186         1,720,324
                                                     -----------       -----------
                   Total Liabilities                   2,023,458         2,240,970


Ground lessors' equity in income-producing
    property                                           3,000,000         3,000,000
                                                     -----------       -----------

General Partners' equity                               5,844,918         5,099,120
                                                     -----------       -----------

Total Liabilities and General Partners' equity       $10,868,376       $10,340,090
                                                     ===========       ===========

                   Condensed Combined Statements of Operations

                                                       For the Year Ended December 31,
                                                       -------------------------------
                                                 1999               1998               1997
                                              -----------        -----------        -----------

Revenues:
   Rental income                              $ 2,112,254        $ 1,734,403        $ 2,294,859
   Interest income                                 34,540                  0                  0
   Other income                                    15,151             93,668              9,698
                                              -----------        -----------        -----------
                   Total revenues               2,161,945          1,828,071          2,304,557
                                              -----------        -----------        -----------
Expenses:
   Operating expenses                           1,407,262          1,302,968          1,755,826
   Depreciation and amortization                  779,142            829,081          1,321,177
   Interest                                       152,563            156,636            459,763
                                              -----------        -----------        -----------
                   Total expenses               2,338,967          2,288,685          3,536,766
                                              -----------        -----------        -----------

Net loss before disposition of property          (177,022)          (460,614)        (1,232,209)
Loss from property disposition                          0                  0           (967,764)
                                              -----------        -----------        -----------

Net loss                                      $  (177,022)       $  (460,614)       $(2,199,973)
                                              ===========        ===========        ===========

6.  NOTES PAYABLE

                                                                              1999             1998
                                                                           ----------       ----------
Mortgage note payable, due in monthly installments with
   interest at 7.74% per annum, collateralized by the real
   property known as Sierra Mira Mesa. This note matures in
   October 2010                                                            $4,543,984       $4,802,191

Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998,
   at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was collateralized by
   the real property known as Sorrento I, was paid in August 1999                   0          616,223

Mortgage note payable, due in monthly installments with
   interest at 8.75% per annum, collateralized by the Sorrento I
   property.  The note matures in September 2009                            1,635,054                0
                                                                           ----------       ----------

                                                                           $6,179,038       $5,418,414
                                                                           ==========       ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collateralized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.

As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

F.  UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
    1999

                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                    SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                                        SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                           (UNAUDITED)
                                                        ------------------   -----------------
ASSETS

Cash and cash equivalents .                                $     37,860        $     31,562
Receivables:
   Note receivable, net of deferred gain of $132,471          1,459,139           1,459,139
   Unbilled rent                                                 50,332              44,708
   Billed rent                                                   36,962               2,762

   Interest                                                     119,371                   0
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $2,859,142 and $2,864,363,
  respectively                                                1,146,740           1,174,239
Investment in unconsolidated joint venture                    7,153,053           7,303,940
Other assets - net of accumulated amortization
  of $182,655 and $172,144, respectively                      1,086,949             791,968
                                                           ------------        ------------

Total Assets                                               $ 11,090,406        $ 10,808,318
                                                           ============        ============
LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                              $    149,767        $    122,891
Notes payable                                                 1,354,190           1,398,368

                                                           ------------        ------------
Total Liabilities                                             1,503,957           1,521,259
                                                           ------------        ------------
Partners' equity (deficit):
  General Partner                                              (183,362)                  0
  Limited Partners:
    80,000 units authorized,77,000 issued
    and outstanding                                           9,769,811           9,287,059
                                                           ------------        ------------
Total Partners' equity                                        9,586,449           9,287,059
                                                           ------------        ------------
Total Liabilities and Partners' equity                     $ 11,090,406        $ 10,808,318
                                                           ============        ============

                             SEE ACCOMPANYING NOTES

                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                           NINE MONTHS ENDED                THREE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                      --------------------------        --------------------------
                                                        2000             1999             2000             1999
                                                     (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                      ---------        ---------        ---------        ---------
REVENUES:
  Rental income                                       $ 439,178        $ 475,117        $ 166,636        $ 155,246
  Interest income                                       119,379          149,902           39,793           37,503
                                                      ---------        ---------        ---------        ---------
           Total revenues                               558,557          625,019          206,429          192,749
                                                      ---------        ---------        ---------        ---------

EXPENSES:
  Operating expenses                                    358,641          331,820          144,967          106,040
  Depreciation and amortization                         110,324          206,907           36,367           68,874
  Interest expense                                       96,723          103,506           32,041           34,232
                                                      ---------        ---------        ---------        ---------
        Total costs and expenses                        565,688          642,233          213,375          209,146
                                                      ---------        ---------        ---------        ---------

(LOSS) INCOME BEFORE GAIN FROM
  PROPERTY DISPOSITION                                   (7,131)         (17,214)          (6,946)         (16,397)

GAIN FROM PROPERTY DISPOSITION                                0           83,315                0                0
                                                      ---------        ---------        ---------        ---------

(LOSS) INCOME BEFORE
PARTNERSHIP'S SHARE OF JOINT
VENTURE INCOME                                           (7,131)          66,101           (6,946)         (16,397)

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
  JOINT VENTURE INCOME                                  306,521          242,939           73,317           62,722
                                                      ---------        ---------        ---------        ---------

NET INCOME                                            $ 299,390        $ 309,040        $  66,371        $  46,325
                                                      =========        =========        =========        =========
Net income per limited partnerships                   $    3.85        $    4.01        $    0.85        $    0.60
                                                      =========        =========        =========        =========

                             SEE ACCOMPANYING NOTES

                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)
                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                       LIMITED PARTNERS                                    TOTAL
                                                 ---------------------------           GENERAL            PARTNERS'
                                                   PER UNIT         TOTAL              PARTNER             EQUITY
                                                 ----------     ------------        ------------        ------------

Proceeds from sale of
  partnership units                              $   250.00     $ 19,418,250                            $ 19,418,250
Underwriting commissions
  and other organization expenses                    (37.34)      (2,894,014)                             (2,894,014)
Repurchase of 665 partnership units                   (0.03)        (151,621)                               (151,621)
Cumulative net (loss) income
  (to December 31, 1998)                             (75.23)      (5,792,901)       $    133,334          (5,659,567)
Cumulative distributions
  (to December 31, 1998)                             (21.43)      (1,650,006)           (133,334)         (1,783,340)
                                                 ----------     ------------        ------------        ------------
Partners' equity - January 1, 1999                   115.97        8,929,708                   0           8,929,708
Net income                                             4.64          357,351                                 357,351
                                                 ----------     ------------        ------------        ------------

Partners' equity - January 1, 2000
   (audited)                                         120.61        9,287,059                   0           9,287,059

Transfer among general partner and
   limited partners                                    2.42          186,356            (186,356)                  0
Net income (unaudited)                                 3.85          296,396               2,994             299,390
                                                 ----------     ------------        ------------        ------------

Partners' equity (deficit) - September 30,
2000 (unaudited)                                 $   126.88     $  9,769,811        $   (183,362)       $  9,586,449
                                                 ==========     ============        ============        ============


                             SEE ACCOMPANYING NOTES

                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                                                   2000            1999
                                                               (UNAUDITED)      (UNAUDITED)
                                                                ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $ 299,390        $ 309,040
  Adjustments to reconcile net income
  to cash used in operating activities:
    Depreciation and amortization                                 110,324          206,907
    Partnership's share of unconsolidated joint
      venture income                                             (306,521)        (242,939)
    Gain from property disposition                                      0          (83,315)
    Increase in rent receivable                                   (39,824)          (3,896)
    Increase in interest receivable                              (119,371)         (54,110)
    Increase in other assets                                     (333,886)        (363,189)
    Increase (decrease) in accrued and other liabilities           26,876          (17,688)
                                                                ---------        ---------
    Net cash used in operating activities                        (363,012)        (249,190)
                                                                ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                               (40,905)        (115,726)
    Payments received on note receivable                                0          943,413
                                                                ---------        ---------
    Net cash (used in) provided by investing activities           (40,905)         827,687
                                                                ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable                           (44,178)         (63,928)
    Capital contributions to unconsolidated joint venture         (43,000)               0
    Distributions from unconsolidated joint venture               497,393                0
    Loan to affiliates                                                  0         (466,283)
                                                                ---------        ---------
    Net cash provided by (used in) financing activities           410,215         (530,211)
                                                                ---------        ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                           6,298           48,286
CASH AND CASH EQUIVALENTS - Beginning of period
    Beginning of period                                            31,562           10,122
                                                                ---------        ---------
CASH AND CASH EQUIVALENTS - End of period
    End of period                                               $  37,860        $  58,408
                                                                =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for real estate taxes           $  56,324        $  50,396
                                                                =========        =========
    Cash paid during the period for interest                    $  97,329        $ 104,214
                                                                =========        =========

                             SEE ACCOMPANYING NOTES
                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A LIMITED PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


1.  BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Pension Investors '84's (the Partnership) management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at September 30, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2.  RELATED PARTY TRANSACTIONS

Included in the financial statements for the nine months ended September 30, 2000 and 1999 are affiliate transactions as follows:

                                                         SEPTEMBER 30
                                                 -------------------------
                                                   2000              1999
                                                 -------           -------
      Management fees                            $12,478           $13,127
      Administrative fees                         56,360            70,433
      Construction fees                                0             2,131

3.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Development Fund II (SPDFII), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At September 30, 2000 the Partnership's interest in SMMP was 69.83%; the remaining 30.17% interest is owned by SPDFII.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the nine months ended September 30, 2000 and 1999 is as follows:

             .                                       SEPTEMBER 30
                                            -----------------------------
                                                2000              1999
                                            -----------       -----------
      Rental income                         $ 1,608,103       $ 1,581,014
      Total revenues                          1,794,537         1,748,607
      Operating expenses                        692,164           546,496
      Share of unconsolidated
        joint venture income (loss)             116,068           (50,092)
      Net income                                425,648           358,835

As of September 30, 2000, SMMP holds a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993, a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994, and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the nine months ended September 30, 2000 and 1999 is as follows:

                                      SCP                                 SVP                                 SIIP
                                  SEPTEMBER 30                        SEPTEMBER 30                        SEPTEMBER 30
                         ----------------------------        ----------------------------        ---------------------------
                             2000              1999              2000              1999              2000             1999
                         ----------        ----------        ----------        ----------        ----------       ----------
Rental income            $  744,330        $  682,407        $        0        $        0        $1,013,425       $  831,944
Total revenues              744,330           682,407                 0            11,907         1,024,630          831,944
Operating expenses          404,520           376,008            13,735            14,577           351,062          338,169
Extraordinary loss          (46,020)                0                 0                 0                 0                0
Net (loss) income          (206,327)          (66,373)          (13,735)           (2,670)          298,569         (127,792)

4.  PARTNERS' EQUITY

Equity and net income per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income by the number of limited partnership units outstanding, 77,000.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99% of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1% was allocated to the general partner. Management does not believe that the effect of this transfer is significant.

5.  PENDING TRANSACTION

CGS Real Estate Company, Inc. (CGS), an affiliate of the general partner, is continuing the development of a plan which will combine the Partnership's property with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquirer would qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquirer, which would be listed on a national securities exchange. The transaction is subject to the approval of the limited partners of the Partnership and portions of the other partnerships. CGS's management filed a Registration Statement on Form S-4 August 14, 2000 relating to the solicitation of consents with the Securities and Exchange Commission.

The Partnership has advanced more than its proportionate share of the costs relating to the transaction. To the extent that expenses advanced by the Partnership exceed its proportionate share, the Partnership will receive a credit for any excess portion in determining the shares to be issued to the limited partners in the Partnership. If the transaction is not consummated or if the Partnership does not participate, the general partner of the Partnership will reimburse the Partnership for expenses incurred in connection with the transaction. At September 30, 2000, these advances totaled approximately $835,000 and are included in the "other assets" section of the balance sheet.

6.  RECENT ACCOUNTING PRONOUNCEMENT

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Partnership will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Partnership's financial condition or results of operations.

                          NOONEY INCOME FUND LTD., L.P.
                            HISTORICAL FINANCIAL DATA

                          Nooney Income Fund Ltd., L.P.
                                Table of Contents



A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended September 30, 2000 and 1999.

D.       Audited Financial Statements - December 31, 1999, 1998 and 1997

E.       Unaudited Financial Statements - Nine Months Ended September 30, 2000
         and 1999

A.       SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                               NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                          -----------------------------------------------        ---------------
                                          1995       1996       1997       1998       1999       1999       2000
                                          ----       ----       ----       ----       ----       ----       ----
OPERATING DATA:


REVENUES:

Rental and reimbursement income         $1,689     $1,778     $1,772     $1,852     $2,087     $1,521     $1,549

Interest and other income                   19         20         24         16         29         --         25
                                        ------     ------     ------     ------     ------     ------     ------
Total revenues                           1,708      1,798      1,796      1,868      2,116      1,521      1,574
                                        ------     ------     ------     ------     ------     ------     ------
EXPENSES:

Property operating                         588        681        662        733        820        600        508

Management and advisory fees               102        107        107        112        125        110        112

Real estate and other taxes                200        247        274        250        253        187        199

Depreciation and amortization              495        466        443        434        403        306        298

Interest expense                           135        122        117        106         93         69         81
                                        ------     ------     ------     ------     ------     ------     ------
Total expenses                           1,520      1,623      1,603      1,635      1,694      1,272      1,198
                                        ------     ------     ------     ------     ------     ------     ------
Net income                              $  188     $  175     $  193     $  233     $  422     $  249     $  376
                                        ======     ======     ======     ======     ======     ======     ======

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

                                                                                                                 NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                  --------------------------------------------------------    ---------------------
                                                      1995        1996        1997        1998        1999        1999        2000
                                                      ----        ----        ----        ----        ----        ----        ----
OTHER DATA:
Weighted average limited partnership units
   outstanding                                      15,180      15,180      15,180      15,180      15,180      15,180      15,180
Limited partnership income per unit                  11.01        9.57       10.74       12.72       27.55       13.13       20.82
Ratio of earnings to fixed charges (1)                2.39        2.43        2.65        3.20        5.54        4.61        5.64
Cash distributions                                    (211)       (316)       (316)       (422)         --          --          --
Cash distribution per unit (2)                       12.50       18.75       18.75       25.00          --          --          --
Total properties owned at end of period                  2           2           2           2           2           2           2
Book value per limited partnership unit                364         354         346         334         362         350         386
Per unit value assigned for the consolidation                                                                                  710

BALANCE SHEET DATA:
Cash and cash equivalents                         $    657    $    797    $    865    $    805    $  1,237    $  1,167    $  1,523
Real estate held for investment, net                 6,137       5,836       5,661       5,537       5,329       5,332       5,252
Accounts receivable, net                               117         175         115          97         172          92         239
Other assets                                           118          75          72         124         134         136         188
Total assets, at book value                          7,029       6,883       6,713       6,563       6,872       6,727       7,202
Total assets, at valued assigned for the
   consolidation                                                                                                            12,334
Total liabilities                                    1,662       1,657       1,610       1,648       1,535       1,564       1,489
General partners (deficit) equity                      (86)        (88)        (90)        (91)        (88)        (89)        (84)
Limited partners equity                              5,453       5,314       5,193       5,006       5,425       5,252       5,797

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

                                                                                               NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                 ------------------------------------------    -----------------
                                                 1995      1996     1997     1998      1999     1999     2000
                                                 ----      ----     ----     ----      ----     ----     ----
CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
   net                                            (88)      140       68      (61)      433      362      286
Cash provided by operating activities             628       635      680      680       615      455      487


1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Cash distributions based on investment income per unit and Cash distributions based on return of capital per unit were added to arrive at the cash distribution per unit.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998, AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,237,294, an increase of $432,555 from the year ended December 31, 1998. The Registrant expects the capital expenditures during the year 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures in 2000 by property are as follows:

                                                    Other               Leasing
                                                   Capital              Capital               Total
                                                   -------              -------               -----
      Oak Grove Commons                            $85,000              $ 44,608             $129,608
      Leawood Fountain Plaza (76%)                     -0-               233,847              233,847
                                                   --------------------------------------------------
                                                   $85,000              $278,455             $363,455
                                                   ==================================================

At Oak Grove Commons and Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants. The other capital at Oak Grove Commons has been budgeted for restoration of mansard roofs over entry doors and masonry reconstruction.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there are not adequate funds, the capital improvement will be postponed until such funds are available.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrants properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                                             Oak Grove              Leawood Fountain
                                              Commons                  Plaza (76%)
                                             ---------------------------------------
               1999
              Revenues                       $962,519                  $1,139,297
              Expenses                        650,142                     847,391
                                             ------------------------------------
              Net Income                     $312,377                  $  291,906
                                             ====================================

                                            Oak Grove              Leawood Fountain
                                             Commons                  Plaza (76%)
                                             --------------------------------------
               1998
               Revenues                     $879,643                   $974,977
               Expenses                      745,030                    835,485
                                            -----------------------------------
               Net Income                   $134,613                   $139,492
                                            ===================================

               1997
               Revenues                     $886,520                   $898,955
               Expenses                      709,258                    835,526
                                            -----------------------------------
               Net Income                   $177,262                   $ 63,429
                                            ===================================


1999 COMPARISONS BY PROPERTY

At Oak Grove Commons, revenues increased $82,876 due to an increase in base rental revenue of $83,823. This increase can be attributed to both the increased occupancy level and rental rates. Expenses at Oak Grove Commons decreased from the prior year due to decreases in interest expense ($13,284), depreciation and amortization ($50,296), fire and crime prevention ($22,186), repairs and maintenance-building ($7,434), common area related expenses ($8,480), legal fees ($8,400), and parking lot expense ($7,732). These decreases were partially offset by increases in real estate tax expense ($7,000), snow removal ($7,383), management fees ($4,300), and landscaping expense ($3,988). The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in fire and crime prevention can be attributed to upgrades to the fire alarm system in 1998, not necessary in 1999. The decrease in interest expense is due to the declining principal balance. Oak Grove Commons has a first mortgage with a floating rate of LIBOR + 3%. The loan balance as of December 31, 1999 was $1,125,002. The loan matures July 1, 2000. The Registrant is planning to renew this loan for an additional two years under similar terms.

At Leawood Fountain Plaza, revenues increased ($164,320) when comparing 1999 year-end results to the prior year. The increase in revenue can be attributed to increases in base rental revenues ($79,690), escalation revenues ($78,865), and interest income ($12,840). These increases were partially offset by a decrease in other revenues ($7,075). The increase in base rental revenues is due to increased rental rates. The increase in interest income is attributable to the Registrant recording interest income at the property level in 1999. In 1998 and 1997 interest income was recorded at the partnership level. Expenses increased $11,906 when compared to the prior year. Increases were reflected in heating and air-conditioning costs ($22,359), repairs and maintenance-general building related expenses ($16,256), plumbing repairs ($15,351), fire and crime prevention ($9,623), management fees ($9,077), painting and decorating expense ($12,717), and parking lot expenses ($7,147). These increases were partially offset by decreases in snow removal ($6,822), amortization and depreciation expense ($68,360), contract cleaning services ($4,436), and various other operating expenses ($1,006). The increase in heating and air-conditioning expense is due to the repairs and replacements necessary in 1999 to upgrade the current heating and air conditioning system. The increase in repairs and maintenance-building can be attributed to masonry and roof repairs, as well as skylight replacement. These items were expensed in 1999 for exterior improvements at the property. The increased plumbing expenses are a result of major plumbing repairs necessary during 1999 at one of the restrooms located at the property. Interior hallway and door painting performed only in 1999 resulted in the painting and decorating increase when compared to 1998. The decrease in depreciation and amortization is due to the contra-depreciation entries now being recorded at the property level as explained in the previous property comparison.

The occupancy rates as of December 31 are as follows:

                                                        1999           1998             1997
                                                        ------------------------------------
               Oak Grove Commons                        100%            95%              86%
               Leawood Fountain Plaza                    93%            97%              89%

During the fourth quarter, the occupancy level at Oak Grove Commons increased to 100%. During the quarter, two new tenants leased 8,164 square feet and one tenant renewed its lease for 9,100 square feet. For the year, leasing activity consisted of six new leases for tenants occupying 21,493 square feet, four tenants renewing their leases for 21,316 square feet, and four tenants vacating 14,343 square feet. Oak Grove Commons has no tenants who occupy more than 10% of the available space.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and both of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's two properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at either of its two properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

Consolidated revenues for the Registrant were $2,115,814 for the year ended 1999 and $1,867,865 for the year ended 1998. The consolidated revenues increased $247,949 when comparing the two year-end periods. This increase is primarily due to an increase in base rental revenue at Oak Grove Commons and increases in both base rental and escalation revenues at Leawood Fountain Plaza, as mentioned in the property comparisons. The Registrant's consolidated expenses were $1,693,360 and $1,634,724 for the years ended December 31, 1999 and 1998, respectively. Consolidated expenses increased $58,636 when comparing the two year-end periods, due to increases in management fees ($13,708), repairs and maintenance related expenses ($99,045), utilities ($5,575), and real estate taxes ($3,312). These increases were partially offset by decreases in interest expense ($13,284), depreciation and amortization ($30,544), and other operating expenses ($19,176). The increase in repairs and maintenance related expenses is primarily due to the upgrades and repairs at Leawood Fountain Plaza, as mentioned in the property comparisons. The decrease in depreciation and amortization is attributed to fully depreciated and amortized assets. The decrease in other operating expenses is primarily due to a decrease in common area and fire/crime prevention expenses at Oak Grove Commons, as mentioned in the property comparisons. Net income in 1999 increased $189,313 when comparing to prior year. Cash flow provided from operations was $615,393 for the year ended 1999, as compared to $679,538 for the year ended 1998. The cash flow provided during 1999 allowed the Registrant to fund capital expenditures of $158,139 and reduce the debt for Oak Grove Commons by $24,699.

1998 Comparisons

Consolidated revenues for the Registrant were $1,867,865 for the year ended 1998 and $1,795,659 for the year ended 1997. The consolidated revenues increased $72,206 when compared to the prior year. This increase in revenue was due to an increase in rental income at Leawood Fountain Plaza. The Registrants consolidated expenses were $1,634,850 and $1,602,528 for the years ended December 31, 1998, and December 31, 1997, respectively, a difference of $32,196. The increase in consolidated expenses is due to an increase in other operating expenses ($56,275), an increase in utilities ($9,833), partially offset by decreases in real estate taxes ($23,867), depreciation and amortization ($9,455), and interest expense ($10,976). Net income for 1998 increased $40,010 when compared to the prior year. Cash flow provided from operations was $679,538 for the year ended 1998 as compared to $680,360 for the year ended 1997. The cash flow provided during 1998 allowed the Registrant to fund capital expenditures of $270,969, distribute $421,818 to the partners, and reduce Oak Grove Commons debt by $47,299.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal years 1999, l998 and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1998 and 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrants other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $1,125,002. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrants financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of September 30, 2000 is $1,523,203, an increase of $285,909 from year end December 31, 1999. For the nine month period ended September 30, 2000 net cash provided by operating activities was $486,563. Cash was used for tenant and capital improvements in the amount of $184,747 and payments on mortgage notes payable were made in the amount of $15,907. The Registrant anticipates the properties to adequately fund capital expenditures anticipated for the remainder of 2000. These capital expenditures are as follows:

                                 Leasing       Other
                                 Capital       Capital       Total
                                 -------       -------       -----
Oak Grove Commons                $      0     $ 29,538     $ 29,538
Leawood Fountain Plaza (76%)       76,572            0       76,572
                                 --------     --------     --------
                                 $ 76,572     $ 29,538     $106,110
                                 ========     ========     ========

At Leawood Fountain Plaza, leasing capital includes funds for tenant alterations and lease commissions for new and renewal leases. The other capital anticipated at Oak Grove Commons is for the restoration of mansards and masonry construction. The Registrant reviews cash on a regular basis, prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

Results of Property Operations

The results of operations for the Registrant's properties for the quarters ended September 30, 2000 and 1999 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.

                                         Oak Grove Commons                   Leawood Fountain Plaza (76%)
                                         -----------------                   ----------------------------
         2000
         Revenues                              $238,335                                  $275,555
         Expenses                               168,661                                   198,616
                                               --------                                  --------
         Net Income                            $ 69,674                                  $ 76,939
                                               ========                                  ========

                                          Oak Grove Commons                  Leawood Fountain Plaza (76%)
                                          -----------------                  ----------------------------
         1999
         Revenues                              $235,263                              $261,301
         Expenses                               167,278                               238,810
                                               --------                              --------
         Net Income                            $ 67,985                              $ 22,491
                                               ========                              ========

For the quarter ended September 30, 2000 and 1999, Oak Grove Commons had net income of $69,674 and $67,985, respectively. This represents an increase in net income of $1,689. Revenues increased $3,072 primarily due to an increase in base rental revenue. Overall expenses remained consistent with only a $1,383 increase when comparing the two periods. Increases were reflected in interest expense ($4,703), bad debt expense ($5,371), repairs and maintenance related expenses ($7,895), and professional services ($5,987). These increases were partially offset by decreases in vacancy related expenses ($4,060), landscaping services ($5,427), and depreciation/amortization ($12,613). The increase in repairs and maintenance expenses can primarily be attributed to air-conditioning services through the summer months. The decrease in depreciation and amortization can primarily be attributed to fully amortized tenant alternations and lease commissions.

For the quarter ended September 30, 2000 and 1999, Leawood Fountain Plaza had net income of $76,939 and $22,491, respectively. This represents an increase in net income of $54,448. This can primarily be attributed to an increase in revenues and a decrease in expenses. The increase in revenues of $14,254 is primarily due to an increase in escalation revenue ($12,641) and interest income ($2,209). The increased 2000 escalation revenue is attributable to related higher 1999 escalatable expenses. The decrease in expenses of $39,694 is primarily due to decreases in depreciation and amortization expense ($28,582), landscaping expense ($5,292), and contract cleaning ($5,168). The decrease in depreciation and amortization is due to both fully amortized assets and the recording of contra-depreciation based on a previously recorded valuation allowance.

The occupancy levels at the Registrant's properties during the third quarter of 2000 remained high. These high levels can be attributed to the Registrant's ability to lease space as it becomes available. The occupancy levels at the Registrant's properties are listed below.

                                                                         Occupancy Levels at September 30,
                                                                         ---------------------------------
                  Property                                           2000              1999                1998
                  --------                                           ----              ----                ----
         Oak Grove Commons                                            95%               94%                 95%
         Leawood Fountain Plaza (76%)                                 89%               98%                 95%

Occupancy at Oak Grove Commons decreased during the third quarter from 98% to 95%. Leasing activity consisted of two new tenants signing leases for 6,813 square feet, one tenant renewing their lease for 4,140 square feet, and one tenant vacating the property with square footage totaling 11,084. Oak Grove Commons has no tenant occupying more than 10% of the available space.

During the third quarter of 2000 occupancy at Leawood Fountain Plaza decreased 9%, to 89% during the quarter. Leasing activity consisted of one new tenant signing a lease for 1,654 square feet, the Registrant renewing three leases for 4,926 square feet, and five tenants vacating the property with square footage totaling 9,526 square feet. The property has two major tenants occupying 14% and 10% of the available space on leases which expire in October 2001 and July 2004, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2000

As of September 30, 2000, the Registrant's consolidated revenues for the three and nine-month periods were $520,663 and $1,573,521, respectively. Revenues for the same periods in 1999 were $499,018 and $1,521,227. Revenues increased $21,645 when comparing the three-month periods and $52,294 when comparing the nine-month periods. The increase in revenues for both the three and nine-month periods is primarily due to increases in base rental revenues at Oak Grove Commons and Leawood Fountain Plaza and escalation revenue at Leawood Fountain Plaza.

Consolidated expenses for the three-month periods ending September 30, 2000 and 1999 were $397,943 and $462,361, respectively, reflecting a decrease of $64,418. This decrease can primarily be attributed to decreases in depreciation and amortization expense ($9,768), professional services ($52,161), utility expense ($9,768), professional services ($52,161), utility expense ($4,377), contract cleaning ($3,590), landscaping expense ($11,254), and vacancy related expenses ($4,060). These decreases were partially offset by increases in interest expense ($4,703), real estate tax expense ($1,279), repairs & maintenance related expenses ($7,635), payroll ($2,888), and insurance ($3,246). The decrease in depreciation and amortization has been addressed in the previous property level comparisons. The decrease in professional services can primarily be attributed to property appraisals performed in the third quarter of 1999 and not in 2000. The decrease in landscaping expense can be attributed to decreases reflected at both of the Registrant's properties in 2000 due to less exterior improvements than those done in 1999.

Consolidated expenses for the nine-month periods ended September 30, 2000 and 1999 were $1,197,820 and $1,272,331, respectively, reflecting a decrease of $74,511 when comparing the two periods. This decrease can primarily be attributed to decreases in depreciation and amortization ($8,322), professional services ($60,517), payroll ($12,789), landscaping expenses ($20,987), vacancy related expenses ($10,187), and insurance expense ($1,242). These decreases were partially offset by increases in interest expense ($11,853), real estate tax expense

($11,892), management fee expense ($2,756), repairs and maintenance related expenses ($6,303), utility expense ($2,156), and contract cleaning expense ($3,622). The decrease in professional services is primarily due to appraisals performed in 1999 as mentioned above in the three-month period comparisons. The decrease in payroll is attributable to a change in personnel with lower wages than that of prior year at the Registrant's properties. The decrease in landscaping improvements has also been addressed above in the three-month comparisons. The increase in interest expense can be attributed to a higher prime interest rate throughout 2000. The increase in real estate tax expense is due to appeal fees incurred earlier in 2000 by Leawood Fountain Plaza in an effort to lower the valuation and corresponding annual tax.

Results of Consolidated Operations 1999

As of September 30, 1999, the Registrant's consolidated revenues for the three and nine month periods were $499,018 and $1,521,227, respectively. Revenues for the same periods in prior year were $479,435 and $1,358,248. Revenues increased $19,583 when comparing the three month periods and increased $162,979 when comparing the nine month periods. The increase in revenues for the three month period can be attributable to increases in base rental revenue, escalation and common area maintenance reimbursements at both Leawood Fountain Plaza and Oak Grove Commons, partially offset by a decrease in interest income. The increase in revenues for the nine month period can primarily be attributed to increases in both base rental revenues and escalation at Leawood Fountain Plaza ($102,159) and an increase in base rental revenue and common area maintenance reimbursements at Oak Grove Commons ($79,485). These property level increases were partially offset by a decrease in interest income at the corporate level ($16,059).

Consolidated expenses for the three month period ending September 30, 1999 and 1998 were $462,361 and $416,498, reflecting an increase of $45,863 when comparing to prior year. The increase in consolidated expenses is primarily due to increases in repairs and maintenance related expenses ($2,095), professional services ($59,554), and utilities ($7,659). These increases were partially offset by decreases in depreciation/amortization ($4,585), insurance ($7,659), and vacancy related expenses ($9,179). The increase in professional services is primarily due to appraisals performed at both Leawood Fountain Plaza and Oak Grove Commons, in addition to legal fees. The decrease in vacancy expense has been addressed at the property level. Consolidated expenses for the nine month period ended September 30, 1999 and 1998 were $1,272,331 and $1,156,869, respectively. Operating expenses increased $115,462 when comparing the current nine month period to that of prior year. The increase in expenses can be attributed to increases in management fees ($10,053), repairs and maintenance related expenses ($29,387), professional services ($84,887), utilities ($3,546), payroll ($10,424), parking lot ($20,360), and other operating expenses ($15,009). These increases were partially offset by decreases in interest ($12,787), depreciation/amortization ($23,476), real estate tax ($5,118), insurance ($1,451), and vacancy expenses ($15,365). The increase in management fees is due to the higher amount of revenues reflected in 1999. The repairs and maintenance increase can be attributed to roof and masonry repairs and Leawood Fountain Plaza during the second quarter of 1999. The increase in payroll is due additional office personnel in 1999. The increase in parking lot is primarily due to sealing work at Leawood Fountain Plaza, also during the second quarter of 1999. Other operating expenses increased for the nine month period primarily due to increased snow removal as a result of harsh weather conditions. The decrease in interest expense is due to favorable interest rates and declining principal balance. Depreciation/amortization has decreased when comparing the two nine month periods as a result of fully amortized assets.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997


INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule immediately following the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ Deloitte & Touche LLP

St. Louis, MO
February 22, 2000

              NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

                   BALANCE SHEETS - DECEMBER 31, 1999 AND 1998



ASSETS

                                                     1999              1998
                                                     ----              ----
CASH AND CASH EQUIVALENTS                       $  1,237,294      $    804,739

ACCOUNTS RECEIVABLE (includes $42,671 and
  $6,925 due from related party in 1999 and
  1998, respectively)                                171,996            97,104

PREPAID EXPENSES                                      14,948            12,332

INVESTMENT PROPERTY:
  Land                                             1,946,169         1,946,169
  Buildings and improvements                       8,654,403         8,601,373
                                                ------------      ------------
                                                  10,600,572        10,547,542
  Less accumulated depreciation                   (5,271,378)       (5,010,424)
                                                ------------      ------------
                                                   5,329,194         5,537,118
DEFERRED EXPENSES - At amortized cost                118,876           111,293
                                                ------------      ------------
TOTAL                                           $  6,872,308      $  6,562,586
                                                ============      ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses         $     79,070      $    186,291
  Accrued real estate taxes                          185,415           180,361
  Refundable tenant deposits                         145,711           131,577
  Mortgage note payable                            1,125,002         1,149,701
                                                ------------      ------------
         Total liabilities                         1,535,198         1,647,930

PARTNERS' EQUITY                                   5,337,110         4,914,656
                                                ------------      ------------
TOTAL                                           $  6,872,308      $  6,562,586
                                                ============      ============

              NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                          1999           1998           1997
                                                          ----           ----           ----
REVENUES:
  Rental and other income                             $2,086,824     $1,851,792     $1,772,253
  Interest                                                28,990         16,073         23,406
                                                      ----------     ----------     ----------
         Total revenues                                2,115,814      1,867,865      1,795,659
                                                      ----------     ----------     ----------
EXPENSES:
  Interest                                                93,177        106,461        117,437
  Depreciation and amortization                          403,005        433,549        443,004
  Real estate taxes                                      253,148        249,836        273,703
  Property management fees - related party               125,314        111,606        107,130
  Repairs and maintenance                                232,309        133,264        127,354
  Utilities                                              123,689        118,114        108,281
  Other operating expenses (includes $25,000
    in each year to related party)                       462,718        481,894        425,619
                                                      ----------     ----------     ----------
         Total expenses                                1,693,360      1,634,724      1,602,528
                                                      ----------     ----------     ----------
NET INCOME                                            $  422,454     $  233,141     $  193,131
                                                      ==========     ==========     ==========

NET INCOME ALLOCATION:
  General partners                                    $    4,262     $   39,944     $   30,127
  Limited partners                                       418,192        193,197        163,004

LIMITED PARTNERS DATA:
  Net income per unit                                 $    27.55     $    12.72     $    10.74
                                                      ==========     ==========     ==========
  Cash distributions - investment income per unit     $       --     $    12.72     $    10.74
                                                      ==========     ==========     ==========
  Cash distributions - return of capital per unit     $       --     $    12.28     $     8.01
                                                      ==========     ==========     ==========
  Weighted average limited partnership
    units outstanding                                     15,180         15,180         15,180
                                                      ==========     ==========     ==========

              NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                            Limited           General
                                            Partners          Partners          Total
                                            --------          --------          -----
BALANCE (DEFICIT), JANUARY 1, 1997        $ 5,314,386      $   (87,894)     $ 5,226,492

  Net income                                  163,004           30,127          193,131

  Cash distributions                         (284,625)         (31,665)        (316,290)
                                          -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1997        5,192,765          (89,432)       5,103,333

  Net income                                  193,197           39,944          233,141

  Cash distributions                         (379,625)         (42,193)        (421,818)
                                          -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1998        5,006,337          (91,681)       4,914,656

  Net income                                  418,192            4,262          422,454
                                          -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1999      $ 5,424,529      $   (87,419)     $ 5,337,110
                                          ===========      ===========      ===========

              NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999             1998             1997
                                                             ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                            $   422,454      $   233,141      $   193,131
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                          366,063          395,206          405,604
      Amortization of deferred expenses                      36,942           38,343           37,400
      Net changes in accounts affecting operations:
        Accounts receivable                                 (74,892)          17,934           60,287
        Prepaid expenses                                     (2,616)          (1,812)             302
        Deferred expenses                                   (44,525)         (88,341)         (34,452)
        Accounts payable and accrued expenses              (107,221)          78,082           (1,296)
        Accrued real estate taxes                             5,054           (4,575)          14,238
        Refundable tenant deposits                           14,134           11,560            5,146
                                                        -----------      -----------      -----------
         Net cash provided by operating activities          615,393          679,538          680,360
                                                        -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                     (158,139)        (270,969)        (231,208)
                                                        -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                 --         (421,818)        (316,290)
  Payments on mortgage note payable                         (24,699)         (47,299)         (64,800)
                                                        -----------      -----------      -----------
         Net cash used in financing activities              (24,699)        (469,117)        (381,090)
                                                        -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                          432,555          (60,548)          68,062

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                         804,739          865,287          797,225
                                                        -----------      -----------      -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                               $ 1,237,294      $   804,739      $   865,287
                                                        ===========      ===========      ===========
SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION - Cash
     paid for interest                                  $   101,625      $    98,013      $   117,437
                                                        ===========      ===========      ===========


See notes to financial statements.

              NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.       BUSINESS

Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.7% of rental and other income for the year ended December 31, 1999, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 52.3% of rental and other income for the year ended December 31, 1999.

The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $90,260 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $121,143, $111,606 and $16,870 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 1999 and 1998 and $4,167 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Deferred expenses consist of lease fees amortized over the terms of their respective leases.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999 accounts receivable include approximately $48,000 ($39,000 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

3.       MORTGAGE NOTE PAYABLE

Mortgage note payable at December 31 consists of the following:

                                                                                 1999               1998
                                                                             -----------        -----------
Note payable to bank, principal due in monthly installments of
   $1,900 plus interest at 3% over the thirty-day LIBOR rate
   (8.83% at December 31, 1999) to July 2000 when remaining
   principal is due                                                          $ 1,125,002        $ 1,149,701
                                                                             ===========        ===========

Management intends to refinance the note payable under similar terms by extending the due date.

The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,895,000 at December 31, 1999.

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.       RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

                  2000                             $   1,660,000
                  2001                                 1,278,000
                  2002                                   789,000
                  2003                                   421,000
                  2004                                   225,000
                  Thereafter                             215,000
                                                   -------------
                           Total                   $   4,588,000
                                                   =============

In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues were not significant for the years ended December 31, 1999, 1998 and 1997.

5.       FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                                       Financial      Income
                                                       Statement         Tax
                                                     ------------    -----------
         1999:
           Net income                                $    422,454    $   343,949
           Partners' equity                             5,337,110      6,418,634

         1998:
           Net income (loss)                         $    233,141    $   (45,152)
           Partners' equity                             4,914,656      6,074,685

         1997:
           Net income (loss)                         $    193,131    $   (59,230)
           Partners' equity                             5,103,333      6,541,529

6.       BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property write-downs and interest income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).


     (In thousands)                                       1999         1998        1997
                                                       ---------    ---------    ---------
Revenues:
  Leawood Fountain Plaza                               $ 1,139.3    $   975.0    $   899.0
  Oak Grove Commons                                        962.5        879.6        886.5
                                                       ---------    ---------    ---------
                                                       $ 2,101.8    $ 1,854.6    $ 1,785.5
                                                       =========    =========    =========
Operating profit:
  Leawood Fountain Plaza                               $   292.1    $   139.5    $    63.4
  Oak Grove Commons                                        312.4        134.6        177.3
                                                       ----------   ---------    ---------
                                                       $   604.5    $   274.1    $   240.7
                                                       =========    =========    =========

      (In thousands)                                      1999         1998        1997
                                                       ---------    ---------    -------
Capital expenditures:
  Leawood Fountain Plaza                               $   106.7    $    74.7    $  90.9
  Oak Grove Commons                                         51.4        196.3      140.3
                                                       ---------    ---------    -------
                                                       $   158.1    $   271.0    $ 231.2
                                                       =========    =========    =======
Depreciation and amortization:
  Leawood Fountain Plaza                               $   219.3    $   287.6    $ 289.3
  Oak Grove Commons                                        198.0        248.3      256.1
                                                       ---------    ---------    -------
                                                       $   417.3    $   535.9    $ 545.4
                                                       =========    =========    =======

Assets:
  Leawood Fountain Plaza                               $ 2,998.2    $ 4,674.1
  Oak Grove Commons                                      3,498.6      3,818.8
                                                       ---------    ---------
                                                       $ 6,496.8    $ 8,429.9
                                                       =========    =========

Reconciliations of segment data to the Partnership's consolidated data follow:

               (In thousands)                              1999       1998          1997
                                                       ---------    ---------    ---------
Revenues:
  Segments                                             $ 2,101.8    $ 1,854.6    $ 1,785.5
  Corporate and other                                       14.0         13.3         10.2
                                                       ---------    ---------    ---------
                                                       $ 2,115.8    $ 1,867.9    $ 1,795.7
                                                       =========    =========    =========

Net income (loss):
  Segments                                             $   604.5    $   274.1    $   240.7
  Other income (expense)                                    14.0         13.0          8.4
  General and administrative expenses                     (196.0)       (54.0)       (55.8)
                                                       ---------    ---------    ---------
                                                       $   422.5    $   233.1    $   193.3
                                                       =========    =========    =========

               (In thousands)                             1999         1998        1997
                                                       ---------    ---------    -------
Depreciation and amortization:
  Segments                                             $   417.3    $   535.9    $ 545.4
  Corporate and other                                      (14.3)      (102.4)    (102.4)
                                                       ---------    ---------    -------
                                                       $   403.0    $   433.5    $ 443.0
                                                       =========    =========    =======

Assets:
  Segments                                             $ 6,496.8    $ 8,492.9
  Corporate and other                                      375.5     (1,930.3)
                                                       ---------    ---------
                                                       $ 6,872.3    $ 6,562.6
                                                       =========    =========


                                   * * * * *

F.     UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000
       AND 1999


                          NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS


                                                     Sept. 30,     December 31,
                                                       2000            1999
ASSETS:                                             (Unaudited)
                                                   ------------    ------------
     Cash and Cash Equivalents                     $  1,523,203    $  1,237,294
     Accounts receivable                                238,545         171,996
     Prepaid expenses and deposits                       54,242          14,948
     Investment property, at cost:
         Land                                         1,946,169       1,946,169
         Buildings and improvements                   8,740,173       8,654,403
                                                   ------------    ------------
                                                     10,686,342      10,600,572
         Less accumulated depreciation               (5,433,976)     (5,271,378)
                                                   ------------    ------------
                                                      5,252,366       5,329,194
     Deferred expenses - At amortized cost              133,316         118,876
                                                   ------------    ------------
                                                   $  7,201,672    $  6,872,308
                                                   ============    ============


LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses         $     58,895    $     79,070
     Accrued real estate taxes                          187,222         185,415
     Mortgage notes payable                           1,109,095       1,125,002
     Refundable tenant deposits                         133,649         145,711
                                                   ------------    ------------
                                                   $  1,488,861    $  1,535,198

Partners' Equity                                      5,712,811       5,337,110
                                                   ------------    ------------
                                                   $  7,201,672    $  6,872,308
                                                   ============    ============


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY

                                   (UNAUDITED)



                                               Three Months Ended      Nine Months Ended
                                              Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                                                2000        1999        2000        1999
                                             ----------  ----------  ----------  ----------
REVENUES:
     Rental and other income                 $  515,961  $  499,018  $1,548,875  $1,521,223
     Interest                                     4,702           0      24,646           4
                                             ----------  ----------  ----------  ----------
                                                520,663     499,018   1,573,521   1,521,227

EXPENSES:
     Interest                                    28,572      23,869      80,876      69,023
     Depreciation and amortization               94,240     104,008     297,699     306,021
     Real estate taxes                           62,407      61,128     198,794     186,902
     Property management fees paid to
         American Spectrum Midwest               30,767      29,783      93,734      90,978
     Reimbursement to American Spectrum
         Midwest for partnership management
         services and indirect expenses           6,250       6,250      18,750      18,750
     Repairs & maintenance                       30,096      22,461      84,019      77,716
     Professional services                       27,509      79,670      79,796     140,313
     Utilities                                   36,383      40,760      95,162      93,006
     Cleaning                                    12,642      16,232      45,977      42,355
     Payroll                                     20,486      17,598      36,693      49,482
     Insurance                                   12,879       9,633      31,772      33,014
     Parking lot/Landscaping                      9,755      21,009      33,135      54,122
     Vacancy Expense                                737       4,797       3,995      14,182
     Other operating expenses                    25,220      25,163      97,418      96,467
                                             ----------  ----------  ----------  ----------
                                                397,943     462,361   1,197,820   1,272,331
                                             ----------  ----------  ----------  ----------
NET INCOME                                   $  122,720  $   36,657  $  375,701  $  248,896
                                             ==========  ==========  ==========  ==========
NET INCOME PER LIMITED
     PARTNERSHIP UNIT                        $     6.79  $     1.59  $    20.82  $    13.13
                                             ==========  ==========  ==========  ==========

PARTNERS' EQUITY:
     Beginning of Period                     $5,590,091  $5,126,895  $5,337,110  $4,914,656
     Net Income                                 122,720      36,657     375,701     248,896
                                             ----------  ----------  ----------  ----------
     End of Period                           $5,712,811  $5,163,552  $5,712,811  $5,163,552
                                             ==========  ==========  ==========  ==========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.

                             (A LIMITED PARTNERSHIP)

                             STATEMENTS OF CASH FLOW

                                   (UNAUDITED)

                                                          Nine Months Ended
                                                        Sept.30,      Sept.30,
                                                          2000          1999
                                                      -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                        $   375,701   $   248,896
    Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                      297,699       306,021

    Changes in assets and liabilities:
       Increase (decrease) in accounts receivable         (66,549)        5,505
       Increase in prepaid expenses and deposits          (39,294)       (4,358)
       Increase in deferred expenses                      (50,564)      (35,377)
       Decrease in accounts payable and accrued
         expenses                                         (20,175)      (75,135)
       Increase in accrued real estate taxes                1,807         3,023
       (Decrease) increase in refundable tenant
         deposits                                         (12,062)        6,643
                                                      -----------   -----------
    Total Adjustments                                     110,862       206,322
                                                      -----------   -----------
    Net cash provided by operating activities             486,563       455,218
                                                      -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
       Net additions to investment property              (184,747)      (74,397)
                                                      -----------   -----------

Net cash from investing activities                       (184,747)      (74,397)

CASH FLOWS FROM FINANCING ACTIVITIES -
    Payments on mortgage notes payable                    (15,907)      (18,999)
                                                      -----------   -----------
    Net cash from financing activities                    (15,907)      (18,999)
                                                      -----------   -----------
NET INCREASE IN
    CASH AND CASH EQUIVALENTS                             285,909       361,822

CASH AND CASH EQUIVALENTS, beginning of period          1,237,294       804,739
                                                      -----------   -----------
CASH AND CASH EQUIVALENTS, end of period              $ 1,523,203   $ 1,166,561
                                                      ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during period for interest    $    80,876   $    69,023
                                                      ===========   ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                          NOONEY INCOME FUND LTD., L.P.
                             (A LIMITED PARTNERSHIP)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

NOTE A:

Refer to the Registrant's financial statements for the fiscal year ended December 31, 1999 which are contained in the Registrant's Annual report on Form 10-K, for a description of the accounting policies which have been continued without change except as noted below. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund Ltd., L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibilities of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 2000 and for all periods presented have been made. The results of operations for the three and nine month periods ended September 30, 2000 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three and nine months ended September 30, 2000 and 1999 was computed on 15,180 units, the number of units outstanding during the periods.

NOTE E:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquire or would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on S-4 relating to the solicitation of consents with the Security and Exchange Commission.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. The Partnership's management evaluates performance of each segment based on profit or loss from operations, including the allocation of property write downs, amortization of straight line base rent, general and administrative expenses, unusual and extraordinary items, and interest.

                                          Three Months Ended           Nine Months Ended
                                            September 30,                September 30,
                                         2000           1999           2000           1999
                                         ----           ----           ----           ----
Revenues:
    Leawood Fountain Plaza (76%)     $  275,555     $  261,301     $  816,018     $  796,419
    Oak Grove Commons                   238,335        235,263        748,993        720,525
                                     ----------     ----------     ----------     ----------
                                        513,890        496,564      1,565,011      1,516,944
                                     ==========     ==========     ==========     ==========

Operating Profit:
    Leawood Fountain Plaza (76%)     $   76,939     $   22,491     $  206,189     $  111,465
    Oak Grove Commons                    69,674         67,985        250,370        213,684
                                     ----------     ----------     ----------     ----------
                                        146,613         90,476        456,559        325,149
                                     ==========     ==========     ==========     ==========

Capital Expenditures:
    Leawood Fountain Plaza (76%)     $    7,866     $   35,306     $  113,511     $   56,079
    Oak Grove Commons                    62,990              0         71,236         18,318
                                     ----------     ----------     ----------     ----------
                                         70,856         35,306        184,747         74,397
                                     ==========     ==========     ==========     ==========

Depreciation and Amortization:
    Leawood Fountain Plaza (76%)     $   49,407     $   77,989     $  145,039     $  226,042
    Oak Grove Commons                    44,833         57,446        152,660        174,136
                                     ----------     ----------     ----------     ----------
                                         94,240        135,435        297,699        400,178
                                     ==========     ==========     ==========     ==========

Assets:
     As of:                    September 30, 2000    December 31, 1999
                               ------------------    -----------------
Leawood Fountain Plaza (76%)       $3,135,828           $2,998,208
Oak Grove Commons                   3,601,074            3,498,609
                                   ----------           ----------
                                    6,736,902            6,496,817
                                   ==========           ==========

Reconciliation of segment data to the Partnerships's consolidated data follow:

                                         Three Months Ended                Nine Months Ended
                                             September 30,                    September 30,
                                         2000             1999             2000             1999
                                         ----             ----             ----             ----
Revenues:
     Segments                       $   513,890      $   496,564      $ 1,565,011      $ 1,516,944
     Corporate and other                  6,773            2,454            8,510            4,283
                                    -----------      -----------      -----------      -----------
                                        520,663          499,018        1,573,521        1,521,227
                                    ===========      ===========      ===========      ===========

Operating Profit:
     Segments                       $   146,613      $    90,476      $   456,559      $   325,149
     Corporate and other income           6,773            2,454            8,510            4,283
     General and admin expenses         (30,666)         (56,273)         (89,368)         (80,536)
                                    -----------      -----------      -----------      -----------
     Net Income                         122,720           36,657          375,701          248,896
                                    ===========      ===========      ===========      ===========

Depreciation and Amortization
     Segments                       $    94,240      $   135,435      $   297,699      $   400,178
     Corporate and other                      0          (31,427)               0          (94,157)
                                    -----------      -----------      -----------      -----------
                                         94,240          104,008          297,699          306,021
                                    ===========      ===========      ===========      ===========

Assets:
     As of:                               September 30, 2000       December 31, 1999
                                          ------------------       -----------------
     Segments                                 $ 6,736,902             $ 6,496,817
     Corporate and other                          464,770                 375,491
                                              -----------             -----------
                                                7,201,672               6,872,308
                                              ===========             ===========

NOTE H:

In December 1999, the SEC (Security and Exchange Commission) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Registrant will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Registrant's financial condition or results of operations.

NOTE I:

The Partnership stopped making distributions in 1999 although it had cash available for distribution. The cash was retained in anticipation of the consolidation transaction or liquidation of the fund as discussed in Note E.

                         NOONEY INCOME FUND LTD. II L.P.

                            HISTORICAL FINANCIAL DATA

                        . Nooney Income Fund Ltd. II L.P

                                Table of Contents

A.  Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended September 30, 2000 and 1999.

D.  Audited Financial Statements - December 31, 1999, 1998 and 1997

E.  Unaudited Financial Statements - Nine Months Ended September 30, 2000 and
    1999

A.  SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                    NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                     ------------------------------------------------------      --------------------
                                      1995        1996        1997        1998        1999        1999         2000
                                      ----        ----        ----        ----        ----        ----         ----
OPERATING DATA:

REVENUES:
Rental and reimbursement income      $1,755      $3,502      $3,355      $3,681      $3,724      $ 2,702       $3,025
Interest and other income                32           8           2          --           4           --            3
                                     ------      ------      ------      ------      ------      -------       ------
Total revenues                        1,787       3,510       3,357       3,681       3,728        2,702        3,028
                                     ======      ======      ======      ======      ======      =======       ======

EXPENSES:
Property operating                      652       1,193       1,226       1,227       1,582        1,034          929
Management and advisory fees            107         211         202         215         217          190          210
Real estate and other taxes             367         755         598         535         544          551          389
Depreciation and amortization           450         653         671         756         766          549          611
Interest expense                          1         614         596         584         554          410          459
                                     ------      ------      ------      ------      ------      -------       ------
Total expenses                        1,577       3,426       3,293       3,317       3,663        2,734        2,598
                                     ======      ======      ======      ======      ======      =======       ======
Net Income (loss)                    $  210      $   84      $   64      $  364      $   65      $   (32)      $  430
                                     ======      ======      ======      ======      ======      =======       ======

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II L.P.

                                                                                                             NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                      ---------------------------------------------------    ------------------
                                                        1995        1996       1997       1998       1999       1999       2000
                                                        ----        ----       ----       ----       ----       ----       ----
OTHER DATA:

Weighted average limited partnership units
   outstanding                                         19,221     19,221      19,221     19,221     19,221     19,221     19,221
Limited partnership income (loss) per unit              10.17       3.69        2.66      17.83       3.34      (1.67)     22.16
Ratio of earnings to fixed charges(1)                     211       1.14        1.11       1.62       1.12         --       1.94
Deficiency of earnings to cover fixed charges(2)           --         --          --         --         --         32         --
Cash distributions                                       (255)      (255)       (255)      (382)        --         --         --
Cash distributions per unit                             12.50      12.50       12.50      18.75         --         --         --
Total properties owned at end of period(3)                  4          4           4          4          4          4          4
Book value per limited partnership unit                   462        453         443        442        445        440        468
Per unit value assigned for the consolidation                                                                              1,241

BALANCE SHEET DATA:

Cash and cash equivalents                             $ 1,092    $ 1,323     $ 1,378    $ 1,250    $ 1,190    $ 1,178    $ 1,366
Real estate held for investment, net                   15,167     14,798      14,745     14,373     14,315     14,314     14,246
Accounts receivable, net                                  321        220         153        205        258        202        257
Other assets                                              224        132         288        302        346        380        390
Total assets, at book value                            16,804     16,473      16,564     16,130     16,109     16,074     16,259
Total assets, at valued assigned for the
   consolidation                                                                                                          23,582
Total liabilities                                       8,160      8,001       8,283      7,867      7,782      7,844      7,501
General partnership (deficit) equity                     (127)      (128)       (131)      (131)      (131)      (132)      (126)
Limited partnership equity                              8,771      8,600       8,412      8,394      8,458      8,362      8,884

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II L.P.

                                                                                                       NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ----------------------------------------------    -----------------
                                                       1995     1996      1997      1998       1999       1999     2000
                                                       ----     ----      ----      ----       ----       ----     ----
CASH FLOW DATA:

Increase (decrease) in cash and equivalents, net       (26)      231       55      (129)       (59)       (72)      176
Cash provided by operating activities                  824       711      955       644        684        439       723



1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

3) Nooney Income Fund Ltd. II, in addition to owning four buildings, owns a 24% interest in a partnership that owns Leawood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% partnership interest.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,190,211, a decrease of $59,394 from the year ended December 31, 1998. The Registrant expects the capital expenditures during 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures are as follows:

                                                        Other          Leasing
                                                       Capital         Capital            Total
                                                     -------------------------------------------
      NorthCreek Office Park                          $ 66,000        $ 65,831          $131,831
      Tower Industrial Building                            -0-               0               -0-
      Northeast Commerce Center                         28,400         349,377           377,777
      Countryside Office Park                           23,390          93,659           117,049
      Leawood Fountain Plaza (24%)                         -0-          73,847            73,847
                                                     -------------------------------------------
                                                      $117,790        $582,714          $700,504
                                                     ===========================================


At NorthCreek Office Park, other capital has been budgeted for parking lot restoration. Leasing capital is anticipated for tenant improvements and lease commissions for new and renewal tenants.

At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping, and leasing capital has been budgeted for tenant improvements and lease commissions for new tenants anticipated during the year 2000.

At Countryside Office Park, other capital has been budgeted for the restoration of common area ceiling tiles and two new heating and air conditioning units. Leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

At Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

The Registrant believes that due to market conditions Countryside Office Park should be sold. Management has increased the occupancy level to 90% at December 31, 1999, from 77% at year-end 1998. The Registrant, in the year 2000, is evaluating sale and other options regarding the property due to the increased occupancy level and improved market conditions in the surrounding area(s) during the second half of 1999. The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                             NorthCreek       Tower        Northeast      Countryside       Leawood
                            Office Park    Industrial      Commerce       Office Park      Fountain
                               (100%)        (100%)         (100%)          (100%)        Plaza (24%)
                               ------        ------         ------          ------        -----------
1999
Revenues                    $1,509,059      $203,106      $ 409,739       $1,220,581       $359,778
Expenses                     1,165,131       118,441        623,696        1,231,047        267,597
                            ----------      --------      ---------       ----------       --------

Net Income (Loss)           $  343,928      $ 84,665      $(213,957)      $  (10,466)      $ 92,181
                            ==========      ========      =========       ==========       ========
1998
Revenues                    $1,377,291      $202,221      $ 692,068       $1,025,373       $307,888
Expenses                     1,199,133       108,696        723,378          988,862        264,297
                            ----------      --------      ---------       ----------       --------

Net Income (Loss)           $  178,158      $ 93,525      $ (31,310)      $   36,511       $ 43,591
                            ==========      ========      =========       ==========       ========
1997
Revenues                    $1,303,843      $196,947      $ 676,065       $  905,834       $283,881
Expenses                     1,222,155       106,565        625,690          975,298        263,850
                            ----------      --------      ---------       ----------       --------

Net Income (Loss)           $   81,688      $ 90,382      $  50,375       $  (69,464)      $ 20,031
                            ==========      ========      =========       ==========       ========


1999 PROPERTY COMPARISONS

At NorthCreek Office Park, revenues increased $131,768 when comparing 1999 to 1998. The increase in revenue is primarily due to increases in both base rental revenue ($99,847) and escalation revenue ($34,190). The increase in base rent can be attributed to increased rental rates. Increased reimbursable expenses in 1999, compared to that of 1998, resulted in the increased escalation revenue. Expenses decreased $34,002 when comparing the two year-end periods, primarily due to decreases in interest expense ($16,525), depreciation and amortization ($51,900), real estate tax ($15,783), and vacancy related expenses ($3,763). These decreases were partially offset by increases in electric repair expense ($9,500), snow removal ($5,291), repairs and maintenance general building ($20,838), management fees ($7,907), and legal fees ($9,802). The decrease in interest expense is due to a declining principal balance. The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in real estate tax expense is due to lower annual taxes as a result of a decrease in the property's appraised value by the taxing authority. The increase in repairs and maintenance general building can be attributed to renovations and updates in common areas of the property (hallways and restrooms) done in 1999.

The revenues at Tower Industrial Building remain stable as the building continues to be occupied by a single tenant. Expenses increased $9,745 when comparing the two year-end periods. This is primarily due to increases in real estate tax ($1,697), general and administrative related expenses ($4,290), and depreciation expense ($3,550).

Revenues at Northeast Commerce Center decreased when comparing 1999 to 1998 by $282,329. A significant decrease of $328,668 was reflected in base rental revenue. This decrease was partially offset by increases in escalation revenues ($31,989) and other miscellaneous revenues ($14,350). The decrease in base rental revenues can be attributed to the property being only 50% occupied throughout the entire year. Expenses decreased $99,682 when comparing the two year-end periods, primarily due to decreases in interest expense ($8,413), depreciation and amortization ($73,033), heating and air-conditioning expenses ($16,593), contract cleaning expenses ($29,757), and management fees ($16,940). These decreases were partially offset by increases in vacancy related expenses ($50,886) and various other operating expenses ($5,831). The decreases in both interest expense and depreciation and amortization is due to the reasons mentioned above in the first property comparison. The decrease in heating and air-conditioning costs can be attributed to major changes necessary to be made to the heating and air conditioning system in 1998 and not in 1999. The decreased contract cleaning expenses are a result of a former tenant, who used this service exclusively, vacating. Management fees decreased as a direct result of lower revenues. The increase in vacancy related expenses is due to costs incurred during 1999 to rehabilitate vacant space for leasing.

At Countryside Office Park, revenues increased $195,208 primarily due to an increase in base rental revenue ($161,889). This can be attributed to the higher occupancy level as compared to that of the prior year. Expenses at Countryside Office Park increased ($242,185) when comparing year-end results for 1999 to the prior year, primarily due to increases in snow removal ($9,802), management fees ($10,530), parking lot expense ($3,382), professional services ($186,516), administrative payroll ($9,065), and various other operating expenses ($2,016). These increases were partially offset by decreases in interest expense ($5,108) and amortization ($14,485). The significant increase in professional services is due to real estate tax consulting fees paid during 1999 ($159,230) which will ultimately result in a tax savings of $454,942 over a three-year period. The decrease in amortization expense can be attributed to fully amortized tenant improvements and lease commissions.

At Leawood Fountain Plaza, revenues increased ($51,890) when comparing 1999 year-end results to the prior year. The increase in revenue can primarily be attributed to increases in base rental revenue ($25,166) and escalation revenue ($24,905). The increase in base rental revenue is due to increased rental rates. Expenses during 1999 were relatively stable with only a $3,300 increase when compared to the prior year.

The Registrant has a first mortgage with a floating interest rate of 3/4% over the then published prime rate of the lender. The properties which are collateral for this loan are NorthCreek Office Park, Countryside Office Park and Northeast Commerce Center. The balance of the loan as of December 31, 1999 was $6,871,246. The interest rate at year end was 9.25%. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999 the Partnership decreased interest expense by approximately $59,000 from the compensating balance clause.

The occupancy levels at the Registrant"s properties as of December 31, 1999, 1998 and 1997 are detailed in the schedule below.

                                                           Occupancy rates at December 31,
                                                         1999           1998             1997
                                                         ------------------------------------
               NorthCreek Office Park                    100%           100%              89%
               Tower Industrial                          100%           100%             100%
               Northeast Commerce Center                  49%            50%              94%
               Countryside Executive Center               90%            77%              72%
               Leawood Fountain Plaza                     93%            87%              89%


For the quarter ended December 31, 1999, occupancy at NorthCreek Office Park increased to 100%. During the quarter, two tenants signed new leases for 2,894 square feet, and one tenant vacated 1,964 square feet. For the year, five tenants signed new leases for 6,519 square feet, six tenants renewed their leases for 14,380 square feet, and five tenants vacated 6,247 square feet. NorthCreek Office Park has one major tenant which occupies space under two leases which, together, comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased by a single tenant whose lease expires on April 30, 2000. The Registrant currently has a signed renewal with this tenant that will extend through December 2001.

At Northeast Commerce Center, one tenant vacated 11,000 square feet during the quarter ended December 31, 1999. For the year ended December 31, 1999 two new leases for 18,460 square feet were signed, one tenant vacated 11,000 square feet, and one tenant downsized 11,000 square feet. Northeast Commerce Center has two major tenants which occupy 23% and 11% of the space with lease expirations of 2003 and 2006, respectively. The Registrant is working closely with a Cincinnati brokerage firm to handle the leasing of the remaining 50,790 vacant square feet.

Occupancy at Countryside Office Park increased to 90% during the fourth quarter of 1999 and leasing activity consisted of three tenants signing new leases for 4,496 square feet, two tenants renewing their leases for 3,810 square feet, and one tenant vacating 442 square feet. During 1999, nine tenants signed new leases for 25,358 square feet, six tenants renewed their leases for 11,835 square feet, and seven tenants vacated 13,625 square feet. There are two major tenants at Countryside who occupy 14% and 13% of the vacant space with leases which expire in 2005 and 2002, respectively.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants" leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and all five of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's five properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties' Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its five properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

For the year ended December 31, 1999, the Registrant's consolidated revenues were $3,728,017 compared to $3,680,649 for the year ended December 31, 1998. Revenues increased $47,368 when comparing the two years. This increase in revenue is primarily due to an increase in base rental revenues at Countryside Office Park and to increases in both base rental and escalation revenues at NorthCreek and Leawood Fountain Plaza. Positive revenue results from these properties were partially offset by a significant decrease in revenues at Northeast Commerce Center, as mentioned in the property comparisons.

For the year ended December 31, 1999, consolidated expenses were $3,663,081 as compared to $3,316,553 for the year ended 1998. Expenses increased $346,528 when comparing the two year-end periods. This increase was primarily due to increases in depreciation and amortization

($10,535), real estate taxes ($168,830), repairs and maintenance related expenses ($107,812), and professional services ($85,738). These increased expenses were partially offset by a decrease in interest expenses ($30,046). The increase in professional services expense is primarily due to consulting fees paid by Countryside Office Park, as mentioned in the property comparisons. The increase in repairs and maintenance is mainly due to increased snow removal and various maintenance costs at two of the Registrant's properties, as also mentioned in the property comparisons. The increased professional fees can be attributed primarily to additional legal costs incurred at both the partnership and property levels. Net income for the year ended 1999 was $64,936 as compared to $364,096 for the year ended 1998.

During 1999, net cash provided by operating activities was $684,206. This cash was used to provide capital improvements to the properties of $618,970, and principal payments on the mortgage loan were made in the amount of $124,630.

1998 Comparisons

For the year ended December 31, 1998, the Registrant's consolidated revenues were $3,680,649 compared to $3,356,773 for the year ended December 31, 1997. Revenues increased $323,876 or 10% when comparing the two years. The increase in revenue is due to an increase in base rental income at the Registrant's properties.

For the year ended December 31, 1998, consolidated expenses were $3,316,553 compared to $3,293,186 for the year ended December 31, 1997. Thus, total expenses increased $23,367. The increase in expenses was a result of an increase in depreciation and amortization ($84,450), an increase in repair and maintenance ($41,342), and an increase in other operating expenses ($48,189), offset by a decrease in real estate taxes ($63,257) and a decrease in professional services ($89,196). Net income was $364,096 as compared to $63,587 for the prior year. Net cash provided by operating activities was $643,655 for the year ended December 31, 1998. The cash was used to provide capital improvements to the properties of $289,092, pay distributions to partners of $382,440 and decrease the outstanding balance of the mortgage loan by $100,656.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal 1999, 1998, and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $6,871,246. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of September 30, 2000 is $1,366,280 an increase of $176,069 when compared to the year end December 31, 1999. During the nine month period ending September 30, 2000, net cash provided by operating activities was $723,086. Cash was used for capital and tenant improvements in the amount of $460,733 and payment on mortgage notes payable in the amount of $86,284. Based on the current cash balances and the properties' ability to provide operating cash flow, the Registrant expects the properties to fund anticipated capital expenditures for the remainder of 2000. These anticipated capital expenditures by property are as follows:

                                   Other Capital    Leasing Capital       Total
                                   -------------    ---------------       -----
NorthCreek Office Park               $ 44,000          $ 37,924         $ 81,924
Tower Industrial Building                   0                 0                0
Northeast Commerce Center                   0           169,557          169,557

Countryside Office Park                 6,305                 0            6,305
Leawood Fountain Plaza (24%)                0            24,901           24,901
                                     --------          --------         --------
                                     $ 50,305          $232,382         $282,687
                                     ========          ========         ========

Leasing capital at the Registrant's properties include funds for tenant alterations and lease commissions for new and renewal leases. Other capital at NorthCreek Office Park is for parking lot resurfacing and at Countryside Office Park, other capital is reserved for the replacement of common area ceiling tiles. The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

As previously disclosed, the Registrant felt that the market conditions existed whereby Countryside Office Park should be sold. Management has increased the occupancy level to 93% at September 30, 2000 from 85% at September 30, 1999. The Registrant is still evaluating the sale and other options regarding the property based on the increased occupancy level and the improving market conditions in the surrounding areas.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures from operations and cash reserves and maintain occupancy. Until such time as the real estate market recovers and profitable sale of the properties is feasible, the Registrant will continue to manage their properties to achieve its investment objectives.

Results of Operations by Property

The results of operations for the Registrant's properties for the quarters ended September 30, 2000 and 1999 are detailed in the schedule below. Revenues and expenses of the Registrant are excluded.

                                        Tower         Northeast      Countryside       Leawood
                       NorthCreek     Industrial      Commerce         Office         Fountain
                      Office Park      Building        Center           Park         Plaza (24%)
                      -----------      --------        ------           ----         -----------
2000
Revenues               $366,328         $53,941       $103,814        $355,416        $87,018
Expenses                324,108          29,832        175,806         266,880         62,721
                       --------         -------       --------        --------        -------
Net Income (Loss)      $ 42,220         $24,109       $(71,992)       $(88,536)       $24,297
                       ========         =======       ========        ========        =======

1999

Revenues               $366,013         $51,421       $108,512        $288,900        $82,516
Expenses                284,126          28,588        160,226         250,653         75,413
                       --------         -------       --------        --------        -------
Net Income (Loss)      $ 81,887         $22,833       $(51,714)       $ 38,247        $ 7,103
                       ========         =======       ========        ========        =======

At NorthCreek Office Park net income for the three month period ended September 30, 2000 was $42,220 compared to net income of $81,887 in 1999. Revenues remained consistent with only a $315 increase when comparing the two periods. Expenses increased $39,982 when comparing the two quarters. This increase can primarily be attributed to increases in interest expense ($9,813), bad debt expense ($10,001), repairs and maintenance related expenses ($11,168), utilities ($3,041), professional services ($11,589), and vacancy related expenses ($2,422). These increases were partially offset by a decrease in depreciation and amortization expense ($11,321). The increased interest expense is attributed to the higher prime interest rate than that of prior year. The increase in bad debt expense is due to a reserve set up for accounts receivable balances 90 days and over in 2000 only. The increase in professional services can be attributed to zoning and survey fees ($13,642) incurred in the third quarter of 2000 and not in prior year. The decrease in depreciation and amortization is primarily due to a property level entry posted in 2000 only to record contra- depreciation for a previously recorded valuation allowance. Repairs and maintenance related expenses increased due to additional air-conditioning maintenance and repair services necessary in 2000.

Operating results at Tower Industrial Building remained relatively stable when comparing the three month periods ended September 30, 2000 and September 30, 1999. The increase in net income of $1,276, when comparing the two periods, is primarily due to an increase in revenues ($2,520), partially offset by an increase in expenses ($1,244). The increase in revenues is attributable to increased base rental rates and the increased expenses is due to an increase in the annual real estate tax.

At Northeast Commerce Center the net loss for the three month period ended September 30, 2000 was $(71,992) compared to the net loss of $(51,714) in 1999. Revenues were $103,814 and $108,512 for the three month periods ended September 30, 2000 and 1999, respectively. The decrease in revenues of $4,698 can be attributed to a decrease in escalation revenue based on reimbursable expenses. Expenses increased $15,580 when comparing the two three-month periods. This increase in expenses can primarily be attributed to increases in interest expense ($4,996) and legal fees ($15,802), partially offset by a decrease in depreciation and amortization expense ($5,581). The additional legal fees incurred in 2000 can be attributable to new and renewal lease structuring.

At Countryside Office Park net income for the three month period ended September 30, 2000 was $88,536 compared to the net income of $38,247 in 1999. Revenues increased $66,516 when comparing the two periods. The increase in revenue is attributable to an increase in base rental revenue ($63,188) due to an 8% increase in the occupancy level and increased rental rates when compared to same period last year. Expenses increased $16,227 when comparing the periods. This increase in expenses can be attributed to increases in interest expense ($3,033), amortization expense ($11,607), bad debt expense ($5,397), and real estate tax expense ($10,228), partially offset by decreases in repairs and maintenance related expenses ($5,676) and utilities ($8,434). The increased amortization expense can be attributed to the tenant improvements incurred due to increasing occupancy since that of prior year. The increase in real estate tax is due to a higher annual real estate tax amount due in 2000. The decrease in utilities is primarily due to electric expense, which is directly related to the increase in occupancy.

At Leawood Fountain Plaza, net income for the three month periods ended September 30, 2000 and 1999 was $24,297 and $7,103, respectively, resulting in an increase of $17,194. Revenues increased $4,502 when comparing the two periods due primarily to an increase in escalation revenue and interest income. Expenses decreased $12,692 due primarily to decreases in depreciation and amortization ($9,026), landscaping expense ($1,671), and contract cleaning services ($1,632).

The occupancy levels at September 30 are as follows:

                                                 Occupancy Levels at September 30,
                                               -----------------------------------
PROPERTY                                       2000           1999            1998
                                               ----           ----            ----
NorthCreek Office Park                          96%            99%             96%
Tower Industrial Building                      100%           100%            100%
Northeast Commerce Center                       65%            60%             94%
Countryside Office Park                         93%            85%             75%
Leawood Fountain Plaza (24%)                    89%            98%             95%


At NorthCreek Office Park occupancy remained consistent at 96% during the quarter. Leasing activity consisted of three new tenants signing leases for 3,699 square feet, one tenant signing a renewal lease who occupies 1,900 square feet, and two tenants vacating 3,065 square feet. The Office Park has one major tenant with two leases that comprise approximately 26% and 7% of the available space. These two leases expire December 2003.

The Tower Industrial Building is leased to a single tenant whose lease expires on December 31, 2001.

At Northeast Commerce Center, occupancy remained consistent at 65% during the quarter. There was no leasing activity during the third quarter. The property has three major tenants who occupy 23%, 11% and 16% of the available space with leases that expire September 2003, December 2006, and August 2005, respectively. The Registrant is working with a Cincinnati brokerage firm to handle the leasing of the remaining space at the property.

Occupancy at Countryside Office Park increased from 91% to 93% during the third quarter 2000. Leasing activity during the quarter consisted of the Registrant signing two new leases totaling 2,161 square feet, and one tenant vacating 937 square feet. The property has two major tenants who occupy 14% and 13% of the available space with leases which expire February 2005 and August 2002, respectively.

During the third quarter of 2000 occupancy at Leawood Fountain Plaza decreased 9%, to 89% during the quarter. Leasing activity consisted of one new tenant signing a lease for 1,654 square feet, the Registrant renewing three leases for 4,926 square feet, and five tenants vacating the property with square footage totaling 9,526 square feet. The property has two major tenants occupying 14% and 10% of the available space on leases which expire in October 2001 and July 2004, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2000

For the three-month periods ended September 30, 2000 and 1999, consolidated revenues were $975,935 and $916,320, respectively. Consolidated revenues increased $59,615 when comparing the periods, primarily due to increases in base in base rental revenue at Countryside Office Park, as mentioned in the property comparisons. For the nine-month periods ended September 30, 2000 and 1999, consolidated revenues were $3,028,155 and $2,701,846, respectively. This increase of $326,309 is due primarily to increases in base rental revenue ($213,254) and real estate tax reimbursement revenue ($105,522). The increase in base rental revenue can be attributed to higher occupancy levels and rental rates at three of the Registrant's properties. The increase in real estate tax revenue is due to amounts recaptured from tenants at Countryside Office Park for the appeal fees paid in 1999.

Consolidated expenses for the three-month periods ended September 30, 2000 and 1999 were $894,880 and $851,643 respectively. The increase of $43,237 can primarily be attributed to increases in interest expense ($17,842), depreciation and amortization expense ($22,490), real estate tax expense ($11,204), management fees ($3,808), repairs and maintenance related expenses ($2,301), payroll expense ($7,410), cleaning expense ($2,919), insurance ($5,135), and various other operating expenses ($20,787). These increases were partially offset by decreases in professional services ($25,436), utility expense ($4,757), and landscaping expense ($20,466). The increased interest expense is a direct result of the higher interest rates for the third quarter 2000. The overall increase in depreciation and amortization is due to additional assets added since the prior year reporting period. The increase in real estate tax expense is primarily due to the additional annual tax at Countryside, as addressed in the property comparisons. The increase in other operating expense is primarily due to the recording of an allowance for all accounts receivable balances 90 days and over in the third quarter 2000 at the Registrant's properties. The decrease in professional services is primarily due to property appraisals performed in 1999 only. The decrease reflected in landscaping expense is due to less exterior improvement costs incurred in 2000. Consolidated expenses for the nine-month periods ended September 30, 2000 and 1999 were $2,597,820 and $2,734,352, respectively. The decrease of $136,532 can be to decreases in real estate tax expense ($162,506), repairs and maintenance related expenses ($46,950), professional services ($43,526), insurance ($1,891), landscaping expense ($19,564), and various other operating expenses ($28,417), partially offset by increases in interest expense ($49,905), depreciation and amortization ($61,668), management fees ($19,723), utility expenses ($10,079), payroll expense ($15,214), and cleaning expense ($9,733). The decrease in real estate tax expense is due to appeal fees paid for Countryside Office Park in 1999 only (that cost was partially passed along to the tenants and contributes to the increase in real estate tax revenue, as mentioned previously. The decrease in repairs and maintenance expense is primarily due to a lower amount of electrical repairs and upgrades, as well as general building repairs at Countryside Office Park and NorthCreek Office Park. The decrease in professional services and landscaping, as well as the increase in interest expense and depreciation and amortization have been previously addressed above in the three-month consolidated comparisons. The decrease in other operating expense is primarily due to a higher year-to-date bad debt expense balance than prior year.

Results of Consolidated Operations 1999

For the three month periods ended September 30, 1999 and 1998, consolidated revenues were $916,320 and $892,677, respectively. Consolidated revenues increased $23,643 when comparing the periods. This increase in revenues is primarily due to an increase in escalation revenue ($12,240), miscellaneous revenues ($2,578), and a decrease in the amount of receivables written off to bad debt expense once considered uncollectible in 1999 ($19,409). These positive income results were partially offset by a decrease in base rental revenue ($11,264). The decrease in base rental revenues is primarily due to the lower occupancy levels and related revenues at Northeast Commerce Center. All of the other Registrant's properties reflected positive base rental revenue results for the three month period ending September 30, 1999. For the nine month period ended September 30, 1999 and 1998, consolidated revenues were $2,701,846 and $2,667,034, respectively. Consolidated revenues for the nine month period increased $34,812 when compared to prior year. This increase in revenues is primarily due to increases in escalation ($55,526) at the Registrant's properties, in addition to a prior year tax refund for Countryside Office Park received during second quarter 1999 ($19,545). These increases in income were partially offset by a decrease in base rental revenue ($32,689) at Northeast Commerce Center, as mentioned above, and an increase in uncollectible charges written off to bad debt ($19,705). The increase in escalation revenue can be attributed to higher reimbursable expenses.

Consolidated expenses for the three month periods ended September 30, 1999 and 1998 were $851,643 and $851,429, respectively. Although overall expenses reflect only a $214 increase, the following fluctuations should be noted: increases in professional services ($59,064), utilities ($2,367), payroll ($3,359), landscaping ($11,333), and other operating expenses

($14,031), were partially offset by decreases in interest ($8,553), depreciation and amortization ($2,552), real estate tax expense ($30,804), repairs and maintenance related expenses ($40,081), cleaning ($4,820), and insurance ($3,798). Professional services increased for the three month period due to appraisals performed at all of the Registrant's properties and partnership legal fees. The increase in landscaping can be attributed to exterior improvements at Countryside Office Park. The increase in other operating expenses is primarily due to the common area improvements at Countryside. The decrease in real estate tax expense is primarily due to the lower annual tax at Countryside. The lower repairs and maintenance related expenses are as a result of decreased heating, ventilation, and air-conditioning repairs and replacements at both Northeast Commerce Center and Countryside Office Park. Consolidated expenses for the nine month period ended September 30, 1999 and 1998 were $2,734,352 and $2,539,500, respectively. Consolidated expenses increased $194,852 when comparing the nine month periods due to increases in real estate tax expense ($93,155), management fees ($2,250), professional services ($92,724), utilities ($2,892), payroll ($13,881), landscaping ($4,630), and other operating expenses ($59,030). These increases were partially offset by decreases in interest ($34,196), depreciation and amortization ($18,866), and cleaning expense ($19,590). The increase in real estate tax expense can be attributed to a tax appeal fee payment at Countryside Office Park in second quarter 1999 resulting in previously addressed tax savings. The increase in payroll can primarily be attributed to additional temporary office staff during first and second quarter 1999 at Countryside Office Park and NorthCreek Office Park. The increase in other operating expenses can primarily be attributed to increases in snow removal at the Registrant's properties and vacancy expenses at Northeast Commerce Center. The decrease in interest expenses is due to declining principal balances and outstanding debt. The decrease in depreciation and amortization can be attributed to fully depreciated and amortized assets. The cleaning expense decrease is due to the lower occupancy level at Northeast Commerce Center. The increase in professional fees has been addressed above in the three month period comparisons.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

St. Louis, MO
February 22, 2000

            NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)
                                BALANCE SHEETS -
                           DECEMBER 31, 1999 AND 1998



ASSETS
                                                                    1999              1998
                                                                    ----              ----
CASH AND CASH EQUIVALENTS                                      $ 1,190,211        $ 1,249,605

ACCOUNTS RECEIVABLE (net of allowance of $273,506
  in 1999 and $255,409 in 1998)                                    257,599            205,323

PREPAID EXPENSES AND OTHER ASSETS                                   24,430             21,505

INVESTMENT PROPERTY:
  Land                                                           2,618,857          2,618,857
  Buildings and improvements                                    13,997,112         13,618,572
                                                               -----------        -----------
                                                                16,615,969         16,237,429
  Less accumulated depreciation                                  5,162,333          4,691,263
                                                               -----------        -----------
                                                                11,453,636         11,546,166
  Investment property held for sale                              2,860,890          2,826,591
                                                               -----------        -----------
         Total investment property                              14,314,526         14,372,757

DEFERRED EXPENSES - At amortized cost                              321,834            280,805
                                                               -----------        -----------
TOTAL                                                          $16,108,600        $16,129,995
                                                               ===========        ===========
LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                        $   174,137        $   160,061
  Accrued real estate taxes                                        485,507            499,728
  Refundable tenant deposits                                       250,231            211,787
  Mortgage note payable                                          6,871,246          6,995,876
                                                               -----------        -----------
         Total liabilities                                       7,781,121          7,867,452

PARTNERS' EQUITY                                                 8,327,479          8,262,543
                                                               -----------        -----------
TOTAL                                                          $16,108,600        $16,129,995
                                                               ===========        ===========


See notes to financial statements.

            NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                           1999              1998              1997
                                                           ----              ----              ----
REVENUES:

  Rental and other income                               $3,723,962        $3,680,649        $3,355,159
  Interest                                                   4,055              -                1,614
                                                        ----------        ----------        ----------
         Total revenues                                  3,728,017         3,680,649         3,356,773

EXPENSES:

  Interest                                                 554,283           584,329           595,696
  Depreciation and amortization                            765,982           755,447           670,997
  Real estate taxes                                        544,192           534,592           597,849
  Property management fees - related party                 216,862           215,198           201,992
  Repairs and maintenance                                  442,418           334,606           293,264
  Professional services                                    380,102           135,134           224,330
  Other operating expenses (includes
    $40,000 in each year to related party)                 759,242           757,247           709,058
                                                        ----------        ----------        ----------
         Total expenses                                  3,663,081         3,316,553         3,293,186
                                                        ----------        ----------        ----------
NET INCOME                                              $   64,936        $  364,096        $   63,587
                                                        ==========        ==========        ==========
NET INCOME ALLOCATION:
  General partners                                      $      649        $   21,480        $   12,529
  Limited partners                                      $   64,287        $  342,616        $   51,058

LIMITED PARTNERS' DATA:
  Net income per unit                                   $    3.34         $    17.83        $     2.66
                                                        ==========        ==========        ==========

Cash distributions - Investment income per unit         $      -          $    17.83        $     2.66
                                                        ==========        ==========        ==========
Cash distributions - Return of capital per unit         $      -          $     0.92        $     9.84
                                                        ==========        ==========        ==========
  Weighted average limited partnership
    units outstanding                                       19,221            19,221            19,221
                                                        ==========        ==========        ==========

See note to financial statements.

            NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)
                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                       Limited         General
                                                      Partners        Partners        Total
                                                      --------        --------        -----
BALANCE (DEFICIT), JANUARY 1, 1997                   $8,600,764      $(128,497)    $8,472,267

  Net income                                             51,058         12,529         63,587

  Cash distribution                                    (240,263)       (14,704)      (254,967)
                                                     ----------      ---------     ----------
BALANCE (DEFICIT), DECEMBER 31, 1997                  8,411,559       (130,672)     8,280,887

  Net income                                            342,616         21,480        364,096

  Cash distributions                                   (360,394)       (22,046)      (382,440)
                                                     ----------      ---------     ----------
BALANCE (DEFICIT), DECEMBER 31, 1998                  8,393,781       (131,238)     8,262,543

  Net income                                             64,287            649         64,936
                                                     ----------      ---------     ----------
BALANCE (DEFICIT), DECEMBER 31, 1999                 $8,458,068      $(130,589)    $8,327,479
                                                     ==========      =========     ==========

See notes to financial statements.

            NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                              1999            1998             1997
                                                              ----            ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                             $    64,936      $  364,096       $   63,587
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                           677,201         660,875          604,818
      Amortization of deferred expenses                       88,781          94,572           66,179
      Net changes in accounts affecting operations:
        Accounts receivable                                  (52,276)        (52,373)          66,705
        Prepaid expenses and other assets                     (2,925)         (4,453)          (6,864)
        Deferred expenses                                   (129,810)       (104,353)        (215,064)
        Accounts payable and accrued expenses                 14,076        (320,548)         377,278
        Accrued real estate taxes                            (14,221)        (57,174)         (25,580)
        Refundable tenant deposits                            38,444          63,013           23,748
                                                         -----------      ----------       ----------
           Net cash provided by operating activities         684,206         643,655          954,807
                                                         -----------      ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES                            -
  Additions to investment property                          (618,970)       (289,092)        (551,260)
                                                         -----------      ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                -           (382,440)        (254,967)
  Mortgage principal payments                               (124,630)       (100,656)         (93,468)
                                                         -----------      ----------       ----------
           Net cash used in financing activities            (124,630)       (483,096)        (348,435)
                                                         -----------      ----------       ----------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                           (59,394)       (128,533)          55,112

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                  1,249,605       1,378,138        1,323,026
                                                         -----------      ----------       ----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                                $ 1,190,211      $1,249,605       $1,378,138
                                                         ===========      ==========       ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
    interest                                             $   590,980      $  537,963       $  609,879
                                                         ===========      ==========       ==========

See notes to financial statements.

            NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. BUSINESS

Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 9.6%, 5.5%, 33.0%, 11.1% and 40.8% of rental and other income, respectively, for the year ended December 31, 1999. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a partially owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $171,525 for the year ended December 31, 1997. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $216,862, $215,198 and $30,467 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 1999 and 1998 and $6,666 in 1997 as reimbursement for management services and indirect expenses in connection with the Partnership.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over 30 years using the straight-line method.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999, accounts receivable include approximately $145,000 ($121,500 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

See notes to financial statements.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1999, Partnership Management Fees totaling $316,180 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $316,180 is remote and therefore the management fee was not accrued on the balance sheet.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.

See notes to financial statements.

3. MORTGAGE NOTE PAYABLE

Mortgage note payable as of December 31, 1999 and 1998, consists of the following:

                                                                   1999              1998
                                                                   ----              ----
          Note payable to bank, principal of $9,587,
            and interest due monthly at bank's prime
            rate (9.25% at December 31, 1999) plus .75%
            maturing December 28, 2002                         $6,871,246         $6,995,876
                                                               ==========         ==========

The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,601,000 at December 31, 1999. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999, 1998 and 1997, the Partnership decreased interest expense by approximately $59,000, $64,000 and $60,000, respectively, from the compensating balance clause.

Principal payments required during the next five years are as follows:

         2000                                           $  115,044
         2001                                              132,000
         2002                                            6,624,202
                                                        ----------
         Total                                          $6,871,246
                                                        ==========

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Instruments", the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1999 and 1998 are equal due to the adjustable rate feature of the note and the terms are consistent with those the Partnership could currently obtain.

4. RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

         2000                                           $3,047,000
         2001                                            2,608,000
         2002                                            1,928,000
         2003                                            1,207,000
         2004                                              437,000
         Remainder                                         267,000
                                                        ----------
                Total                                   $9,494,000
                                                        ==========

In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $45,000, $61,000 and $43,000 for the years ended December 31, 1999, 1998 and 1997, respectively.


See notes to financial statements.

5. FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                                     Financial      Income
                                                     Statement        Tax
                                                     ---------        ---
         1999:
           Net income (loss)                        $   64,936    $  (145,635)
           Partners' equity                          8,327,479     13,178,376

         1998:
           Net income (loss)                        $  364,096    $    (5,791)
           Partners' equity                          8,262,543     13,324,011

         1997:
           Net income (loss)                        $   63,587    $    (8,137)
           Partners' equity                          8,280,887     13,712,242

6. MAJOR TENANT

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11%, of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues.

7. BUSINESS SEGMENTS (in thousands)

The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property writedowns. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).


See notes to financial statements.

                                                          1999           1998            1997
                                                          ----           ----            ----
Revenues:

   Leawood Fountain Plaza                              $   359.7       $   307.9      $  283.9
   Tower Industrial                                        203.1           202.2         196.9
   Countryside Office Park                               1,220.6         1,025.4         905.8
   Northeast Commerce Center                               409.7           692.1         676.1
   NorthCreek Office Park                                1,509.1         1,377.3       1,303.8
                                                       ---------       ---------      --------
                                                       $ 3,702.2       $ 3,604.9      $3,366.5
                                                       ---------       ---------      --------

        (In thousands)                                      1999            1998          1997
        --------------                                      ----            ----          ----
Operating profit (loss):
   Leawood Fountain Plaza                              $    92.2       $    43.6      $   20.0
   Tower Industrial                                         84.7            93.5          90.4
   Countryside Office Park                                 (10.5)           36.5         (69.5)
   Northeast Commerce Center                              (214.0)          (31.3)         50.4
   NorthCreek Office Park                                  343.9           178.2          81.7
                                                       ---------       ---------      --------
                                                       $   296.3       $   320.5      $  173.0
                                                       =========       =========      ========
Capital expenditures:
   Leawood Fountain Plaza                              $    33.6       $    36.1      $   29.0
   Tower Industrial                                        192.8             -             -
   Countryside Office Park                                 128.9           138.0         313.3
   Northeast Commerce Center                               219.2             -            68.3
   NorthCreek Office Park                                   44.5           115.0         140.7
                                                       ---------       ---------     ---------
                                                       $   619.0       $   289.1      $  551.3
                                                       =========       =========      ========
Depreciation and amortization:
   Leawood Fountain Plaza                              $    69.2       $    90.8      $   91.4
   Tower Industrial                                         45.2            41.6          41.6
   Countryside Office Park                                 137.3           151.8          72.0
   Northeast Commerce Center                               192.4           265.4         245.2
   NorthCreek Office Park                                  307.4           359.3         374.3
                                                       ---------       ---------      --------
                                                       $   751.5       $   908.9      $  824.5
                                                       =========       =========      ========
Assets:
   Leawood Fountain Plaza                              $   946.8       $ 1,476.0
   Tower Industrial                                        985.9           914.8
   Countryside Office Park                               3,126.2         8,653.8
   Northeast Commerce Center                             3,512.7         4,606.2
   NorthCreek Office Park                                6,410.5         6,992.8
                                                       ---------       ---------
                                                       $14,982.1       $22,643.6
                                                       =========       =========


Reconciliations of segment data to the Partnership's consolidated data follow:

               (In thousands)                             1999             1998            1997
                                                          ----             ----            ----
Revenues:

   Segments                                            $ 3,702.2        $ 3,604.9        $3,366.5
   Corporate and other                                      25.8             75.7            (9.7)
                                                       ---------        ---------        --------
                                                       $ 3,728.0        $ 3,680.6        $3,356.8
                                                       =========        =========        ========


See notes to financial statements.

Net income:
   Segments operating profit                           $   296.3        $   320.5        $  173.0
   Other income (expense)                                   25.8             75.7            (9.7)
   General and administrative expenses                    (257.2)           (32.1)          (99.7)
                                                       ---------        ---------        --------
                                                       $    64.9        $   364.1        $   63.6
                                                       =========        =========        ========
Assets:
   Segments                                            $14,982.1        $22,643.6
   Corporate and other                                   1,126.5         (6,513.6)
                                                       ---------        ---------
                                                       $16,108.6        $16,130.0
                                                       =========        =========
Depreciation and amortization:
   Segments                                            $   751.5        $   908.9        $  824.5
   Corporate and other                                      14.5           (153.5)         (153.5)
                                                       ---------        ---------        --------
                                                       $   766.0        $   755.4        $  671.0
                                                       =========        =========        ========


                                    * * * * *

E. UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
   1999

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                                 BALANCE SHEETS
                                 --------------

                                                      Sept. 30,     December 31,
                                                         2000           1999
ASSETS:                                              (Unaudited)
                                                    ------------    ------------
     Cash and cash equivalents                      $ 1,366,280      $ 1,190,211
     Accounts receivable                                256,553          257,599
     Prepaid expenses and deposits                       48,187           24,430
     Investment property, at cost:
         Land                                         2,618,857        2,618,857
         Buildings and Improvements                  14,310,259       13,997,112
                                                    -----------      -----------
                                                     16,929,116       16,615,969
         Less accumulated depreciation               (5,525,751)      (5,162,333)
                                                    -----------      -----------
                                                     11,403,365       11,453,636
     Investment property-held for sale                2,842,363        2,860,890
                                                    -----------      -----------
                                                     14,245,728       14,314,526

     Prepaid and Deferred expenses - At
       amortized cost                                   341,654          321,834
                                                    -----------      -----------

                                                    $16,258,402      $16,108,600
                                                    ===========      ===========

LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses          $    74,713      $   174,137
     Accrued real estate taxes                          368,668          485,507
     Refundable tenant deposits                         272,245          250,231
     Mortgage note payable                            6,784,962        6,871,246
                                                    -----------      -----------

                                                      7,500,588        7,781,121

Partners' Equity                                      8,757,814        8,327,479
                                                    -----------      -----------

                                                    $16,258,402      $16,108,600
                                                    ===========      ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                  STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
                  ---------------------------------------------

                                   (UNAUDITED)
                                   -----------


                                                Three Months Ended           Nine Months Ended
                                              Sept.30,      Sept.30,        Sept.30,      Sept.30,
                                                2000          1999           2000           1999
                                             -----------   -----------    -----------    -----------
REVENUES:

     Rental and other income                 $  975,238     $  916,320     $3,025,010     $2,701,846
     Interest                                       697              0          3,145              0
                                             ----------     ----------     ----------     ----------

                                                975,935        916,320      3,028,155      2,701,846
EXPENSES:

     Interest expense                           158,842        141,000        459,788        409,883
     Depreciation and amortization              209,353        186,863        610,961        549,293
     Real estate taxes                          131,495        120,291        389,232        551,738
     Property management fees paid to
         American Spectrum Midwest               57,646         53,838        179,802        160,079
     Reimbursement to American Spectrum
         Midwest for partnership management
         services and indirect expenses          10,000         10,000         30,000         30,000
     Repairs and maintenance                     51,344         49,043        152,143        199,093
     Professional services                       60,698         86,134        121,095        164,621
     Utilities                                   39,760         44,517        127,363        117,284
     Payroll                                     37,359         29,949        102,407         87,193
     Cleaning                                    38,970         36,051        113,964        104,231
     Insurance                                   18,644         13,509         49,067         50,958
     Landscaping expenses                        13,894         34,360         55,128         74,692
     Other operating expenses                    66,875         46,088        206,870        235,287
                                             ----------     ----------     ----------     ----------

                                                894,880        851,643      2,597,820      2,734,352
                                             ----------     ----------     ----------     ----------

NET INCOME (LOSS)                            $   81,055     $   64,677     $  430,335     $  (32,506)
                                             ==========     ==========     ==========     ==========
NET INCOME (LOSS) PER LIMITED
     PARTNERSHIP UNIT                        $     4.17     $     3.33     $    22.16     $    (1.67)
                                             ==========     ==========     ==========     ==========

PARTNERS' EQUITY:
     Beginning of Period                     $8,676,759     $8,165,360     $8,327,479     $8,262,543
     Net Income (Loss)                           81,055         64,677        430,335        (32,506)
                                             ----------     ----------     ----------     ----------
     End of Period                           $8,757,814     $8,230,037     $8,757,814     $8,230,037
                                             ==========     ==========     ==========     ==========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                        --------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                   (UNAUDITED)
                                   -----------


                                                                Nine Months Ended
                                                            Sept.30,         Sept.30,
                                                             2000              1999
                                                             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income (Loss)                                   $  430,335        $  (32,506)
     Adjustments to reconcile net income  (loss) to
         net cash provided by operating activities:
             Depreciation and amortization                  610,961           549,293

     Changes in assets and liabilities:
         Decrease in accounts receivable                      1,046             3,819
         Increase in prepaid expenses and deposits          (23,757)          (29,276)
         Increase in deferred assets                       (101,250)         (114,585)
         (Decrease) Increase in accounts payable            (99,424)           11,408
         (Decrease) Increase in accrued real
           estate taxes                                    (116,839)           17,942
         Increase in refundable tenant deposits              22,014            33,319
                                                         ----------        ----------

             Total Adjustments                              292,751           471,920
                                                         ----------        ----------

             Net cash provided by operating
               activities                                   723,086           439,414
                                                         ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES -
     Additions to investment property                      (460,733)         (424,667)
                                                         ----------        ----------


CASH FLOWS FROM FINANCING ACTIVITIES -
     Payments on mortgage notes payable                     (86,284)          (86,283)
                                                         ----------        ----------

         Net cash used in financing activities              (86,284)          (86,283)
                                                         ----------        ----------

NET INCREASE (DECREASE) IN CASH AND
          CASH EQUIVALENTS                                  176,069           (71,536)
CASH AND CASH EQUIVALENTS, beginning of period            1,190,211         1,249,605
                                                         ----------        ----------

CASH AND CASH EQUIVALENTS, end of period                 $1,366,280        $1,178,069
                                                         ==========        ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during year for
  interest                                               $  459,788        $  409,883
                                                         ==========        ==========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                        NOONEY INCOME FUND LTD. II, L.P.
                             (A LIMITED PARTNERSHIP)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
-------------------------------------------------------------------------------

NOTE A:

Refer to the Registrant's financial statements for the year ended December 31, 1999, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the individual partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 2000 and for all periods presented have been made. The results of operations for the three and nine month periods ended September 30, 2000, are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments Two, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three and nine months ended September 30, 2000 and 1999 was computed based on 19,221 units, the number of units outstanding during the periods.

NOTE E:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:

The partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations, including the allocation of property write downs, amortization of straight line base rent, general and administrative expenses, unusual and extraordinary items, and interest.


                                          Three Months Ended              Nine Months Ended
                                             September 30,                   September 30,
                                          2000          1999             2000             1999
                                          ====          ====             ====             ====
Revenues:
  Leawood Fountain Plaza (24%)         $ 87,018       $ 82,516         $  257,690     $  251,201
  Tower Industrial                       53,941         51,421            159,695        152,322
  Countryside Office Park               355,416        288,900          1,157,253        826,502
  Northeast Commerce Center             103,814        108,512            321,861        328,749
  NorthCreek Office Park                366,328        366,013          1,105,944      1,107,888
                                       --------       --------         ----------     ----------
                                        966,517        897,362          3,002,443      2,666,662
                                       ========       ========         ==========     ==========
Operating Profit (Loss):
  Leawood Fountain Plaza (24%)         $ 24,297       $  7,103         $   65,112     $   35,200
  Tower Industrial                       24,109         22,833             67,699         69,231
  Countryside Office Park                88,536         38,247            345,083        (74,905)
  Northeast Commerce Center             (71,992)       (51,714)          (158,455)      (202,159)
  NorthCreek Office Park                 42,220         81,887            193,190        183,441
                                       --------       --------         ----------     ----------
                                        107,170         98,356            512,629         10,808
                                       ========       ========         ==========     ==========
Capital Expenditures:
  Leawood Fountain Plaza (24%)         $  2,484       $ 11,149         $   35,846     $   17,709
  Tower Industrial                            0         41,850                  0        192,748
  Countryside Office Park                24,443         75,321             68,111        129,793
  Northeast Commerce Center             263,988              0            281,966         47,725
  NorthCreek Office Park                 22,803          3,985             74,810         36,692
                                       --------       --------         ----------     ----------
                                        313,718        132,305            460,733        424,667
                                       ========       ========         ==========     ==========

                                                    Three Months Ended        Nine Months Ended
                                                       September 30,            September 30,
                                                    2000        1999          2000         1999
                                                    ----        ----          ----         ----
Depreciation and Amortization:
  Leawood Fountain Plaza (24%)                   $ 15,602     $ 24,628     $ 45,802      $ 71,382
  Tower Industrial                                 10,286       11,905       33,148        33,155
  Countryside Office Park                          44,749       33,142      130,676        95,831
  Northeast Commerce Center                        60,385       65,966      166,881       194,127
  NorthCreek Office Park                           78,331       89,652      234,454       269,967
                                                 --------     --------     --------      --------
                                                  209,353      225,293      610,961       664,462
                                                 ========     ========     ========      ========

Assets:
  As of:                                           September 30, 2000        December 31, 1999
                                                   ------------------        -----------------
  Leawood Fountain Plaza (24%)                        $   990,261              $   946,803
  Tower Industrial                                      1,008,497                  985,935
  Countryside Office Park                               3,175,104                3,126,218
  Northeast Commerce Center                             3,737,543                3,512,653
  NorthCreek Office Park                                6,317,691                6,410,529
                                                      -----------               ----------
                                                       15,229,096               14,982,138
                                                      ===========               ==========

Reconciliation of segment data to the Partnership's consolidated data follow:


                                            Three Months Ended        Nine Months Ended
                                              September 30,              September 30,
                                            2000        1999          2000         1999
                                            ----        ----          ----         ----
Revenues:
  Segments                                $966,517   $897,362      $3,002,443   $2,666,662
  Corporate and other                        9,418     18,958          25,712       35,184
                                          --------   --------      ----------   ----------
                                           975,935    916,320       3,028,155    2,701,846
                                          ========   ========      ==========   ==========
Operating Profit:
  Segments                                $107,170   $ 98,356      $  512,629   $   10,808
  Corporate and other income                 9,418     18,958          25,712       34,884
  General and admin expenses               (35,533)   (52,637)       (108,006)     (78,198)
                                          --------   --------      ----------   ----------
                                            81,055     64,677         430,335      (32,506)
                                          ========   ========      ==========   ==========
Depreciation and Amortization
  Segments                                $209,353   $225,293      $  610,961   $  664,462
  Corporate and other                            0    (38,430)              0     (115,169)
                                          --------   --------      ----------   ----------
                                           209,353    186,863         610,961      549,293
                                          ========   ========      ==========   ==========

Assets:
  As of:                                      September 30, 2000         December 31, 1999
                                              ------------------         -----------------
  Segments                                        $15,229,096                $14,982,138
  Corporate and other                               1,029,306                  1,126,462
                                                  -----------                -----------
                                                   16,258,402                 16,108,600
                                                  ===========                ===========

NOTE H:

In December 1999, the SEC (Security and Exchange Commission) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Registrant will adopt the accounting provisions of SAB 101 in the fourth quarter of 2000. Management believes that the implementation of SAB 101 will not have a significant effect on the Registrant's financial condition or results of operations.

NOTE I:

The partnership stopped making distributions in 1999 although it had cash available for distribution. The cash was retained in anticipation of the consolidation transaction or liquidation of the fund as discussed in Note E.

                    NOONEY REAL PROPERTY INVESTORS - TWO L.P.
                            HISTORICAL FINANCIAL DATA

                    Nooney Real Property Investors - Two L.P.
                                Table of Contents


A. Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - November 30, 1999, 1998 and 1997.


C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Nine Months Ended August 31, 2000 and August 31, 1999.

D. Audited Financial Statements - November 30, 1999, 1998 and 1997

E. Unaudited Financial Statements - Nine Months Ended August 31, 2000 and August 31, 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO, L.P. The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended November 30, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of August 31, 2000 and for the nine months ended August 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                         NINE MONTHS ENDED
                                               YEAR ENDED NOVEMBER 30,                                       AUGUST 31,
                                               -----------------------                                       ----------

                                      1995         1996         1997         1998          1999          1999          2000
                                      ----         ----         ----         ----          ----          ----          ----
OPERATING DATA:

REVENUES:

Rental and reimbursement
   income                          $ 2,331      $ 2,302      $ 2,424      $ 2,418       $ 2,150       $ 1,623       $ 1,965


Interest and other income               10           15           10            6            --            --            67
                                   -------      -------      -------      -------       -------       -------       -------
Total revenues                       2,341        2,317        2,434        2,424         2,150         1,623         2,032
                                   =======      =======      =======      =======       =======       =======       =======
EXPENSES:

Property operating                     427          511          564          763           647           470           485

Management and advisory fees           116          115          121          122           105           102           120

Real estate and other taxes            413          380          395          374           386           272           280

Depreciation and amortization          493          518          523          518           491           367           402

Interest expense                       838          776          743          706           679           501           672
                                   -------      -------      -------      -------       -------       -------       -------
Total expenses                       2,287        2,300        2,346        2,483         2,308         1,712         1,959
                                   =======      =======      =======      =======       =======       =======       =======


Net Income (loss)                  $    54      $    17      $    88      $   (59)      $  (158)      $   (89)      $    73
                                   =======      =======      =======      =======       =======       =======       =======

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                                                                                                 NINE MONTHS ENDED
                                                                 YEAR ENDED NOVEMBER 30,                             AUGUST 31,
                                                                 -----------------------                             ----------
                                                1995         1996         1997         1998         1999         1999         2000
                                                ----         ----         ----         ----         ----         ----         ----
OTHER DATA:
Weighted average limited partnership
   units outstanding                          12,000       12,000       12,000       12,000       12,000       12,000       12,000
Income (loss) per limited unit                  4.49         1.40         7.29        (4.90)      (13.04)       (7.32)        6.04
Ratio of earnings to fixed charges (1)          1.06         1.02         1.12           --           --           --         1.11
Deficiency of earnings to cover fixed
   charges (2)                                    --           --           --          (59)        (158)         (89)          --
Total properties owned at end of period            4            4            4            4            4            4            4
Book value per limited partnership unit          (19)         (17)         (10)         (15)         (28)         (22)         (22)
Per unit value assigned for the
   consolidation                                                                                                               666

BALANCE SHEET DATA:
Cash and cash equivalents                   $    628     $    596     $    449     $    486     $  2,572     $    324     $    968
Real estate held for investment, net           7,515        7,459        7,210        6,833        6,439        6,547        6,537
Accounts receivable, net                         118          147          127          119          120          126          150
Other assets                                     179          152          120          137          296          123        2,068
Total assets, at book value                    8,440        8,354        7,906        7,575        9,427        7,120        9,723
Total assets, at valued assigned for the
   consolidation                                                                                                            18,554
Total liabilities                              8,747        8,644        8,108        7,836        9,846        7,470       10,069
General partners deficit                         (83)         (83)         (82)         (82)         (84)         (83)         (83)
Limited partners deficit                        (224)        (207)        (120)        (179)        (335)        (267)        (263)

SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                                                                                           NINE MONTHS ENDED
                                                            YEAR ENDED NOVEMBER 30,                            AUGUST 31,
                                                            -----------------------                            ----------
                                            1995        1996         1997         1998        1999         1999         2000
                                            ----        ----         ----         ----        ----         ----         ----
CASH FLOW DATA:
Increase (decrease) in cash and
   equivalents, net                           25         (32)        (147)          37       2,086         (162)      (1,064)
Cash (used in) provided by operating
   activities                                493         693          460          544          (4)         212         (927)

1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - NOVEMBER 30, 1999, 1998 AND 1997

Liquidity and Capital Resources

Cash reserves as of November 30, 1999, are $2,572,203, an increase of $2,086,047 from year ended November 30, 1998. The increase in cash can primarily be attributed to the new financing obtained for three of the Registrant's properties. The previous mortgage indebtedness was paid in full with the proceeds of the new mortgage agreements. The utilization of the remaining portion of the proceeds from the refinancing is being reviewed by the general partners to provide for future anticipated needs of the Registrant. The Registrant plans to maintain adequate cash reserves and to fund anticipated capital expenditures in 2000. The anticipated capital expenditures by property are:

                        Other Capital     Leasing Capital        Total
                        -------------     ---------------        -----
Park Plaza                 $ 82,149          $ 29,090          $111,239
Morenci                     140,698            27,072           167,770
Maple Tree                  370,800               -0-           370,800
Jackson Warehouse            15,000           244,608           259,608
                           --------          --------          --------
                           $608,647          $300,770          $909,417
                           ========          ========          ========

Other capital at Park Plaza, Morenci and Maple Tree will be funded by the cash reserves for such improvements from the new loan agreements. Other capital at Jackson Warehouse will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations. Jackson Warehouse's future funding for leasing capital is based upon anticipated higher occupancy levels.

At all four of the Registrant's properties, leasing capital has been budgeted to fund tenant alternations and lease commissions for new and renewal leases to be signed during the year. At Morenci the Registrant has budgeted other capital for upgrading the exterior lighting, asphalt overlay of the east section of the lot, replacement of concrete sidewalks, ADA (American Disabilities Act) compliance, and asphalt sealing. At Park Plaza the Registrant has budgeted other capital for replacement of the porch canopies, roof repairs, exterior masonry and painting, and parking lot sealing and striping. At Maple Tree Shopping Center other capital has been budgeted for replacement of a section of the roof, overlaying the rear and main drives of the center, ADA (American Disabilities Act) compliance, and canopy renovation. At Jackson Warehouse other capital has been budgeted for separation of utilities and building of a new entrance in the event the vacant space needs to be further subdivided.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci, and Maple Tree was obtained. In addition, the lender held back $628,917 for specified capital improvements. This money will be drawn upon by the Registrant as needed. The refinancing will result in a total mortgage for the above-mentioned properties of $6,350,000. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Warehouse has a balance due of $3,665,974 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended November 30, 1999, 1998, and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                            Jackson
                            Warehouse        Maple Tree       Park Plaza         Morenci
                            ---------        ----------       ----------         -------
        1999
        ----
Revenues                   $   486,226       $   579,848      $   518,807      $   528,030
Expenses                       817,433           499,735          304,485          503,551
                           -----------       -----------      -----------      -----------
  Net (Loss) Income        $  (331,207)      $    80,113      $   214,322      $    24,479
                           ===========       ===========      ===========      ===========

        1998
        ----

Revenues                   $   835,944       $   591,382      $   484,736      $   530,493
Expenses                     1,130,028           469,852          286,508          455,275
                           -----------       -----------      -----------      -----------
    Net (Loss) Income      $  (294,084)      $   121,530      $   198,228      $    75,218
                           ===========       ===========      ===========      ===========

        1997
        ----

Revenues                   $   867,895       $   564,370      $   484,872      $   505,086
Expenses                       861,781           465,257          330,272          522,937
                           -----------       -----------      -----------      -----------
    Net Income (Loss)      $     6,114       $    99,113      $   154,600      $   (17,851)
                           ===========       ===========      ===========      ===========

1999 Property Comparisons

At Jackson Warehouse, for the year ended 1999 revenues decreased compared to 1998 due to a decrease in base rental revenues of $181,920 as a result of the consistent lower occupancy level than that reflected for the majority of 1998. A decrease was also reflected in miscellaneous income ($161,522) due to termination fees received only in 1998. Expenses decreased substantially ($312,595) due to decreases in repairs and maintenance-building ($37,000), real estate tax ($19,917), management fees ($17,486), vacancy expenses ($186,475), interest expense ($39,408), and amortization expense ($31,203). These decreases were partially offset by increases in insurance ($3,837), payroll ($2,490), legal fees ($5,500), and various other operating expenses ($7,067). The decrease in repairs and maintenance-building can be attributed to preventive roof repairs done in 1998, not necessary in 1999. Vacancy expense was higher in 1998 due to the cost associated with the clean up and refurbishing of the significant space vacated in

1998. Management fee expense is lower when compared to that of the prior year due to related lower revenues. The decrease in interest expense can be attributed to declining principal balances.


At Maple Tree, revenues decreased ($11,534) due to decreases in percentage rent ($9,358), common area maintenance reimbursement ($4,442), and real estate tax revenues ($4,601). These decreases were partially offset by an increase in base rental revenue ($7,314). Expenses at Maple Tree increased ($29,883) when compared to year-end 1998. Increases were reflected in landscaping expense ($5,806), real estate tax ($10,892), and interest expense ($13,846). The increase in real estate tax expense is due to higher annual taxes in 1999. Interest penalties to pay off old mortgages prior to obtaining the new mortgage resulted in the increased interest expense.

At Park Plaza I and II revenues increased $34,071 when compared to the prior year end. Base rental revenues increased ($23,319), and miscellaneous revenues increased in the amount of ($14,252). These increases were partially offset by decreases in common area maintenance and real estate tax revenues. Expenses increased $17,977 due to snow removal ($15,674), real estate tax expense ($14,383), and other operating expenses ($1,049). These increases were partially offset by decreases in repairs and maintenance-electrical ($7,475), and vacancy related expenses ($5,654). Real estate tax expense was lower in 1998 due to a refund received and recorded in 1998.

At Morenci Professional Park revenues decreased $2,463 when comparing the year ended 1999 to the year ended 1998. The decrease in revenues is primarily due to a decrease in common area maintenance reimbursement revenues ($10,090), partially offset by an increase in base rental revenue ($7,941). Expenses increased $48,276 primarily due to increases reflected in plumbing repairs ($6,200), repairs and maintenance electrical service ($3,608), snow removal ($14,951), real estate tax expense ($13,593), and various other operating expenses ($9,924). The increase in the real estate tax expense can be attributed to higher annual taxes billed to the property in 1999.

The occupancy levels at November 30 are as follows:

                                          Occupancy rates at November 30
                                          1999          1998         1997
                                          ----          ----         ----
        Park Plaza                         98%           95%          97%
        Morenci                            92%           94%          93%
        Maple Tree                        100%          100%         100%
        Jackson Warehouse                  61%           61%         100%

For the year ended November 30, 1999, Jackson Warehouse had two tenants who leased 61% of the available space. One of the tenants occupied 40% of the space on a lease which expires in July 2002. The other tenant occupied 21% of the space on a lease which expires in November 2001. There was no leasing activity in 1999. Effective December 1, 1999, the Registrant negotiated a lease amendment through February 29, 2000 for 125,464 square feet (39%) with the tenant who had previously occupied 21% of the available space. The tenant will be occupying additional space starting in March 2000 (at which time the tenant will occupy 51% of the available space). The Registrant has signed a short-term lease with a new tenant who will occupy 56,800 square feet (18%) from December 1, 1999, through February 29, 2000. As of March 2000, when additional space will become available due to the expiration of the short-term lease, the tenant whose lease amendment terminates on February 29, 2000, will expand and occupy an additional 39,736 square feet. This will leave the property with a 9% vacancy.

Maple Tree remained 100% occupied during the fourth quarter of 1999. During the quarter, two tenants signed new leases for 2,700 square feet, and two tenants vacated a total of 2,700 square feet. During all of 1999, the Registrant signed three new leases for 5,340 square feet, three tenants renewed their leases for 36,848 square feet, and three tenants vacated 5,340 square feet. The center has two major tenants who occupy 18% and 42% of the available space. Their leases have expiration dates of April 30, 2005 and July 31, 2004, respectively.

Occupancy at Park Plaza was 98% at the end of the fourth quarter of 1999. During the fourth quarter, two tenants signed new leases for 12,600 square feet;and one tenant renewed its lease for 3,600 square feet. During 1999 four tenants signed new leases for 17,400 square feet; five tenants renewed their leases for 18,180 square feet; and two tenants vacated 10,640 square feet. At Park Plaza one tenant occupies 10% of the total space, with a lease expiring August 2004.

Occupancy at Morenci Professional Park was 92% as of November 30, 1999. During the fourth quarter, one tenant signed a new lease for 1,200 square feet; two tenants renewed their leases for 3,600 square feet; and two tenants vacated 4,800 square feet. During all of 1999, nine tenants signed new leases for 12,000 square feet; four tenants renewed their leases for 12,000 square feet; and six tenants vacated 14,400 square feet. No tenant occupies more than 10% of the total space.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normally, at the management office and all four of the Registrant's properties.

Non-Information Technology Systems

All non-information systems at the Registrant's four properties did not experience any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties' Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its four properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

For the year ended November 30, 1999, consolidated revenues were $2,150,447 compared to $2,423,480 for the year ended November 30, 1998. The decrease in revenues of $273,033 can primarily be attributed to the loss of revenues at Jackson Warehouse due to lower occupancy level throughout the year when compared to that of the prior year.

Consolidated expenses for the year ended November 30, 1999, were $2,280,827 as compared to $2,482,905 for the year ended November 30, 1998. Consolidated expenses decreased $202,078. The decrease is primarily attributable to decreases in vacancy and other expenses at the Jackson Warehouse. In 1998, a significant amount of expense was incurred to prepare the property for re-leasing after the vacating of a former major tenant. During 1999 this expense was not necessary since the space was rehabilitated in 1998. Net loss for the year ended November 30, 1999, was $158,010 compared to a net loss of $59,425 for the year ended November 30, 1998. This decrease of $98,585 resulted in a net loss per partnership unit of $13.04 compared to net loss per limited partnership unit of $4.90 for the year ended November 30, 1998. Net cash used in operating activities for the year ended November 30, 1999 was ($4,207). The Registrant was able to fund capital expenditures of $59,978 and make payments on previously existing notes payable of $395,283 during 1999.

1998 Comparisons

For the year ended November 30, 1998, consolidated revenues were $2,423,480 compared to $2,434,123 for the year ended November 30, 1997. On a consolidated basis, revenues were fairly steady, decreasing $10,643 or less than 1%.

Consolidated expenses for the year ended November 30,1998, were $2,482,905 as compared to $2,345,759 for the year ended November 30, 1997. Consolidated expenses increased 6% or $137,146. The increase is mainly attributable to an increase in vacancy expense at the Jackson Warehouse. This expense was due to the clean up of the interior of the space vacated by the large tenant during the year and prepare this space and the exterior of the building for re-leasing. Net income for the year ended November 30, 1998, was a net loss for the year of $59,425 as compared to net income of $88,364 for the year ended November 30, 1997. This decrease resulted in a net loss per limited partnership unit of $4.90 compared to net income per limited partnership unit of $7.29 for the year ended November 30, 1997. Cash flow provided by operating activities for the year ended November 30, 1998 was $543,644. The Registrant was able to fund capital expenditures of $110,145 and reduce loan balances by $396,241 during 1998.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal years 1997, 1998, and l999, and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. All debt of the Registrant is now at a fixed rate, therefore, future increases in the prime interest rate will not affect operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at November 30, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had no exposure to interest rate risk due to the payoff of the second mortgage debt. Interest rates are not anticipated to affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - EIGHT MONTHS ENDED AUGUST 31, 2000 AND AUGUST 31, 1999

It should be noted that this 10-Q contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of August 31, 2000 is $967,820, reflecting a decrease of $1,604,383 from year ended November 30, 1999. The decrease in cash can primarily be attributed to the Registrant having advanced more than its proportionate share of the costs relating to the formation of the real estate investment trust currently being formed by affiliates of the general partner. To the extent that expenses advanced by the Registrant exceed its proportionate share, the Registrant will receive a credit for any excess portion in determining the shares in the real estate investment trust to be issued to partners in the Registrant. If the transaction is not consummated, the general partner of the Registrant will reimburse the Registrant for expenses incurred by the Registrant in connection with the transaction. Cash used in operating activities for the nine months ended August 31, 2000 was $1,000,006. Capital additions in the amount of $436,811 and payments on mortgage notes of $240,764 were made during the first three quarters of 2000. The Registrant plans to maintain adequate cash reserves and fund capital expenditures during the remainder of 2000. The capital expenditures by property anticipated for the balance of 2000 are as follows:

                                   Leasing Capital     Other Capital           Total
                                   ---------------     -------------           -----
Park Plaza I & II                     $  8,493            $ 82,500            $ 90,993
Maple Tree Shopping Center                   0              38,000              38,000
Jackson Industrial                       1,100                   0               1,100
Morenci Professional Park                3,600              61,000              64,600
                                      --------            --------            --------
                                      $ 13,193            $181,500            $194,693
                                      ========            ========            ========

Leasing Capital at Park Plaza I & II, Jackson Industrial, and Morenci Professional Park will fund tenant alterations and lease commissions for both new and renewal tenants. Other Capital at Park Plaza I & II represents the replacement of porch canopies and roof repairs. Other Capital at Maple Tree Shopping Center will be for roof replacement and at Morenci Professional Park, Other Capital represents costs for sidewalk replacement and an asphalt overlay of the parking lot. The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci Professional Park, and Maple Tree Shopping Center was obtained. In addition, the lender held back $628,917 for specified capital improvements.

$143,419 of the previously mentioned 'Other Capital' will be funded by this capital reserve. The remaining money from this lender held account will be drawn upon by the Registrant as needed. The refinancing resulted in a total mortgage for the above-mentioned properties of $6,350,000. The balance of this mortgage at August 31, 2000 was $5,591,766. The note bears interest at a rate of 9.01%per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Industrial has a balance due of $3,554,527 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson Industrial note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of the mortgage debt as it matures.

Results of Property Operations

The results of operations of the Registrant's properties for the quarter ended August 31, 2000 and 1999 are detailed in the schedule below. Revenues and expenses of the Registrant are not presented:

                              Jackson             Maple Tree           Park Plaza              Morenci
                            Industrial          Shopping Center          I and II            Prof. Park
                            ----------          ---------------          --------            ----------
     2000
     ----

Revenues                     $ 246,016             $ 140,394            $ 147,422            $ 141,714
Expenses                       214,999               135,505              114,637              144,915
                             ---------             ---------            ---------            ---------
Net Income (Loss)            $  31,017             $   4,889            $  32,785            $  (3,201)
                             =========             =========            =========            =========

     1999
     ----

Revenues                     $ 120,722             $ 150,872            $ 123,648            $ 139,424
Expenses                       199,124               109,105               69,192              112,821
                             ---------             ---------            ---------            ---------
Net (Loss) Income            $ (78,402)            $  41,767            $  54,456            $  26,603
                             =========             =========            =========            =========

The operating results at Jackson Industrial reflect an increase in revenue of $125,294 when comparing the quarter ended August 31, 2000 to the quarter ended August 31, 1999. This increase is primarily due to a 39% rise in the occupancy level, than that of prior year. Expenses increased $15,875 when comparing the two quarters. This increase was primarily due to increase in management fees ($6,265), repairs & maintenance related expenses ($4,776), and various other operating expenses ($4,834). The increased management fee expense is direct result of the increased revenue.

At Maple Tree Shopping Center, revenues decreased $10,478 when comparing the two three month periods ending August 31, 2000 and 1999, primarily due to a decrease in percentage rent revenues based on reported sales from the tenants located at the property. Expenses increased $26,400 when comparing the two periods. This increase can primarily be attributed to increases in interest expense ($7,001), professional service fees ($4,308), bad debt expense ($8,486), real estate tax expense ($5,250), and landscaping expense ($1,971). The increase in interest expense can be attributed to a larger principal balance than that reflected at August 31, 1999. The bad debt expense reflects an allowance set up for accounts receivable that is 90 days past due and over.

Revenues at Park Plaza I & II increased $23,774 when comparing the quarter ended August 31, 2000 to 1999. This increase is primarily due to increases in base rental revenue ($11,677) and common area maintenance reimbursements ($13,225). The base rent increase is attributable to the 100% occupancy level at the property at August 31, 2000. The property reflected an occupancy level of 92% for the same period in 1999. The common area maintenance reimbursement increase is a direct result of the larger amount of reimbursable expenses that have been incurred by the property. Expenses increased when comparing the two quarters by $45,445 mainly due to increases in interest expense ($28,322), depreciation & amortization expense ($5,085), and bad debt expense ($11,848). The increased interest expense is directly related to the higher principal balance than that of prior year. The bad debt expense represents an allowance set up for those receivables 90 days and over.

At Morenci Professional Park, revenues remained relatively stable when comparing the third quarters of 2000 to 1999. Revenues increased $2,290 primarily due to increases in both base rental revenue ($4,656) and common area maintenance reimbursements ($2,561), partially offset by a decrease in miscellaneous revenues of ($4,636). Expenses increased $32,094 when comparing the two quarters primarily due to increases in repairs and maintenance related expenses ($3,243), interest expense ($15,704), and bad debt expense ($12,352). The increase in interest expense is attributable to the larger principal balance and the bad debt expense increase is due to the 90 days and over allowance now being recorded, as both mentioned above in previous property comparisons.

The occupancy levels of the Registrant's properties at August 31, 2000, 1999 and 1998 are as follows:

                                           Occupancy levels as of August 31,
         Property                     2000               1999               1998
                                      ----               ----               ----
Park Plaza I & II                     100%                92%                98%
Morenci Professional Park              90%                93%                94%
Maple Tree Shopping Center            100%               100%               100%
Jackson Industrial                    100%                61%                39%

At Park Plaza I & II, occupancy remained consistent at 100% during the quarter. Leasing activity consisted of the renewal of one tenant occupying 4,140 square feet. At Park Plaza I & II, one tenant occupies 10% of the available space, with a lease expiring in 2004.

At Morenci Professional Park, occupancy decreased 2% to 90% during the quarter. Leasing activity consisted of one tenant vacating 2,400 square feet and one tenant renewing 6,000 square feet during the quarter. No tenant occupies more than 10% of the available space at Morenci Professional Park.

At Maple Tree Shopping Center, occupancy remained at 100% throughout the quarter. No leasing activity occurred during the quarter. The property has two major tenants who occupy approximately 18% and 42% of the available space with leases expiring in April 2005 and July 2004, respectively.

Jackson Industrial remained 100% occupied during the quarter. The property has two tenants who lease 61% and 39% of the available space, with leases expiring in November 2001 and July 2002, respectively.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparisons

Consolidated revenues for the three month period ended August 31, 2000 and 1999 are $692,436 and $542,376, respectively. For the nine month period ended August 31, 2000 and 1999, consolidated revenues are $2,031,830 and $1,623,073, respectively. For the quarter ended, revenues increased $150,060 and for the nine month period, revenues increased $408,757. The increase in consolidated revenues for the three month period can be attributed to increases in base rental revenue ($96,163), interest income ($3,070), common area maintenance reimbursements ($13,502), and escalation revenue ($47,318). These increases in revenue were partially offset by a decrease in percentage rent revenue ($10,444). The increase in base rent is primarily due to increased occupancy levels at Jackson Industrial and Park Plaza I & II from that of the same quarter in the prior year. The increases in both common area maintenance reimbursements and escalation revenue can be attributed to a significant increase in the reimbursable expenses at the properties, in addition to increases in occupancy and certain tenants' proportionate share of the responsibility. The increase in interest revenue is due to interest being earned on larger bank account balances than that of prior year. The decrease in percentage rent is attributable to the lack of billings based on tenant sales at Maple Tree Shopping Center, as mentioned in the property comparisons. The significant increase in consolidated revenues when comparing the nine month periods ending August 31, 2000 and 1999 can be attributed to increases in real estate tax revenue ($18,141), base rental revenue ($244,092), common area maintenance reimbursements ($60,787), interest income ($38,709), and escalation revenue ($54,461). These increases in revenue were partially offset by decreases in percentage rent ($5,239) and miscellaneous revenues ($2,194). The increase in base rent, common area maintenance reimbursements, escalation revenue, and interest income is the same for the nine month period ended as was previously stated above for the three month period when compared to the same periods of prior year. The increase in real estate tax revenue is primarily due to an increase in both real estate tax revenue and related tax expense at Maple Tree Shopping Center.

As of August 31, 2000 and 1999, consolidated expenses for the quarter ended were $640,144 and $559,139, respectively. For the nine month period ended August 31, 2000 and 1999, consolidated expenses were $1,958,632 and $1,711,813, respectively. For the quarter ended expenses increased $81,005. This increase can primarily be attributed to increases in interest expense ($47,985), real estate tax expense ($4,000), depreciation & amortization expense ($10,319),management fees ($5,505), insurance ($3,094), parking lot & landscaping ($2,628), and other operating expenses ($46,733). These increased expenses were partially offset by decreases in office related expenses ($2,100), professional service fees ($32,946), and vacancy related expenses ($3,450). The increase in interest expense can be attributed to a higher principal balance reflected at three of the Registrant's properties as a result of the debt refinancing in November 1999. The depreciation & amortization increase is due to new tenant and capital assets added since the prior year comparison period. Bad debt expense accounts for the majority of the increased other operating expenses ($32,686). This can be attributed to allowances now being set up for receivables 90 days and older. This allowance was not recorded during the same reporting period for 1999. The decrease in professional services is primarily due to the lack of appraisals performed and expensed during the third quarter of 2000, as was done in the third quarter of 1999. For the nine month period ending August 31, 2000, expenses increased $246,821. This was due to increases in interest expense ($171,180), depreciation & amortization expense ($35,297), real estate tax expense ($8,323), management fees ($17,276), payroll ($8,166), other operating expenses ($38,724), insurance ($13,147), and parking lot/landscaping expense ($9,739). These increases were partially offset by decreases in repairs and maintenance related expenses ($7,157), office expenses ($7,123), professional services ($31,860), and vacancy related expenses ($8,891). The increases in interest, depreciation & amortization, and other operating expenses, as well as the decrease in professional services has been addressed above in the three month consolidated expense comparison. The increased management fee expense for the nine month period is a direct result of the higher revenues reflected than that of prior year. Insurance rates increased for the current policy period when compared to the same coverage period in 1999.

1999 Comparisons

Revenues for the quarter ended August 31, 1999 and 1998 are $542,376 and $471,262, respectively. For the nine month period ended August 31, 1999 and 1998, revenues are $1,623,073 and $1,936,036, respectively. For the quarter ended, revenues increased $71,114 when comparing August 31, 1999 to 1998 and for the nine month period ended revenues decreased $312,963 when compared to prior year. The increase in consolidated revenues for the three month periods can be attributed to increases in rental revenue ($59,103), miscellaneous revenues ($6,108), common area maintenance reimbursements ($2,602), and real estate tax reimbursement ($2,840). The increase in rental revenue is primarily due to the increased occupancy level at Jackson Industrial from that of same quarter in the prior year. The significant decrease in consolidated revenues for the nine month period can be attributed to decreases in miscellaneous revenues ($141,010), rental revenue ($151,248), common area maintenance reimbursements ($14,456), interest revenue ($4,931), and debt recovery ($6,663). These decreases in revenue were partially offset by an increase in percentage rent ($3,730). Both the decrease in miscellaneous and rental revenue are due to termination and early cancellation fees received at Jackson Industrial during second quarter 1998 from a former major tenant. These fees were not received during 1999 and Jackson Industrial has yet to become fully leased as it was in early 1998. The decrease in common area maintenance reimbursements is primarily due to lower reimbursable expenses reflected at Morenci Professional Park ($12,488). The decrease in debt recovery can be attributed to the lack of recovery in 1999 at Maple Tree Shopping Center compared to the collection of previously written off rents in 1998.

As of August 31, 1999 and 1998 consolidated expenses for the quarter ended were $559,139 and $625,706, respectively. For the nine month period ended August 31, 1999 and 1998 consolidated expenses were $1,711,813 and $1,883,312, respectively. For the quarter ended, expenses decreased $66,567. This decrease can primarily be attributed to decreases in interest expense ($10,673), real estate tax ($7,750), vacancy related expenses ($88,668), and other operating expenses ($11,497). These decreased expenses were partially offset by increases in management fee expense ($2,820), insurance ($5,838), and professional services ($43,620). The decrease in interest expense is due to a decreased principal balance outstanding. The decreased real estate tax expense is due to lower annual tax at Park Plaza I & II. The vacancy expense decrease can be attributed to the costs incurred in 1998 in relation to the former major tenant at Jackson Industrial, as previously mentioned. These costs were not necessary in 1999. The decrease in other operating expenses is primarily due to reduced costs and the write off of a previously disputed liability ($9,804). The increase in professional services is primarily due to appraisals performed at all the properties within the partnership and related professional costs. For the nine month period ending August 31, 1999, expenses decreased $171,501. This was primarily due to decreases in interest ($16,467), depreciation/amortization expense ($46,670), real estate tax expense ($21,948), management fees ($18,118), repairs and maintenance related expenses ($16,267), and vacancy related expenses ($162,973). These decreases were partially offset by increases in insurance ($4,025), parking lot ($13,429), office related expenses ($7,900), payroll ($3,887), professional services ($62,919), and other operating expenses ($18,782). The decreases in interest, real estate tax, and vacancy expenses, as well as the increase in professional services have been addressed in the above three month expense comparison. The decrease in depreciation and amortization is due to equipment and leasehold improvements becoming fully depreciated and amortized during 1998 and not requiring depreciation in 1999 The lower management fee expense is directly related to the lower year to date income in 1999 when compared to that of prior year. The decrease in repairs and maintenance is primarily due to repair costs in 1998 at Jackson Industrial associated with the vacating of previously mentioned major tenant. These costs were also not necessary in 1999. The increase in parking lot is primarily due to parking lot landscaping improvements at Maple Tree Shopping Center incurred in second quarter 1999. Office related expenses increased from prior year due to computer hardware and software costs incurred in 1999. The increase in other operating expense is primarily due to the increased amount of snow removal necessary in first quarter 1999 than that of prior year, due to harsh weather conditions.

Inflation

The effects of inflation did not have material impact upon the Registrant's operations in fiscal year 1999 and are not expected to materially affect the Registrant's operations in 2000.

D.  AUDITED FINANCIAL STATEMENT - NOVEMBER 30, 1999, 1998 AND 1997



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for each of the three years in the period ended November 30, 1999. Our audits also included the financial statement schedule immediately preceding the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.




/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 4, 2000

        NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

                   BALANCE SHEETS - NOVEMBER 30, 1999 AND 1998

                                                           1999                 1998
                                                       ------------         ------------
ASSETS
CASH AND CASH EQUIVALENTS                              $  2,572,203         $    486,156

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary                             120,110              119,039

PREPAID EXPENSES AND DEPOSITS                                58,448               55,880

INVESTMENT PROPERTY:
  Land                                                    1,886,042            1,886,042
  Buildings and improvements                             14,187,855           14,137,031
                                                       ------------         ------------
                                                         16,073,897           16,023,073
  Less accumulated depreciation                          (9,634,858)          (9,189,847)
                                                       ------------         ------------
                                                          6,439,039            6,833,226
DEFERRED EXPENSES - At amortized cost                       237,432               80,303
                                                       ------------         ------------
TOTAL                                                  $  9,427,232         $  7,574,604
                                                       ============         ============
LIABILITIES AND DEFICIENCY IN ASSETS

LIABILITIES:
  Accounts payable and accrued expenses                $    359,278         $    518,876
  Refundable tenant deposits                                100,090               80,086
  Mortgage notes payable                                  9,387,057            7,236,825
                                                       ------------         ------------
          Total liabilities                               9,846,425            7,835,787

DEFICIENCY IN ASSETS                                       (419,193)            (261,183)
                                                       ------------         ------------
TOTAL                                                  $  9,427,232         $  7,574,604
                                                       ============         ============

See notes to financial statements.

        NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997

                                                     1999                1998                1997
                                                  -----------         -----------         -----------
REVENUES:
  Rental and other income                         $ 2,150,405         $ 2,417,980         $ 2,424,206
  Interest                                                 42               5,500               9,917
                                                  -----------         -----------         -----------
          Total revenues                            2,150,447           2,423,480           2,434,123
                                                  -----------         -----------         -----------
EXPENSES:
  Interest                                            679,243             705,682             743,173
  Depreciation and amortization                       491,525             518,176             522,594
  Real estate taxes                                   385,810             374,014             395,233
  Repairs and maintenance                             133,084             151,061             148,206
  Property management fees - related party            105,322             122,128             121,111
  Other operating expenses (includes
    $30,000 in each year to related party)            513,473             611,844             415,442
                                                  -----------         -----------         -----------
          Total expenses                            2,308,457           2,482,905           2,345,759
                                                  -----------         -----------         -----------
NET INCOME (LOSS)                                 $  (158,010)        $   (59,425)        $    88,364
                                                  ===========         ===========         ===========
NET INCOME (LOSS) ALLOCATION:
  General partners                                $    (1,580)        $      (594)        $       884
  Limited partners                                   (156,430)            (58,831)             87,480

LIMITED PARTNERSHIP DATA:
  Net income (loss) per unit                      $    (13.04)        $     (4.90)        $      7.29
                                                  ===========         ===========         ===========
  Weighted average limited partnership
    units outstanding                                  12,000              12,000              12,000
                                                  ===========         ===========         ===========

See notes to financial statements.

        NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

                       STATEMENTS OF DEFICIENCY IN ASSETS

                  YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997

                                           Limited          General
                                           Partners         Partners            Total
                                          ---------         ---------         ---------
BALANCE, DECEMBER 1, 1996                 $(207,512)        $ (82,610)        $(290,122)

  Net income                                 87,480               884            88,364
                                          ---------         ---------         ---------
BALANCE, NOVEMBER 30, 1997                 (120,032)          (81,726)         (201,758)

  Net loss                                  (58,831)             (594)          (59,425)
                                          ---------         ---------         ---------

BALANCE, NOVEMBER 30, 1998                 (178,863)          (82,320)         (261,183)

  Net loss                                 (156,430)           (1,580)         (158,010)
                                          ---------         ---------         ---------

BALANCE, NOVEMBER 30, 1999                $(335,293)        $ (83,900)        $(419,193)
                                          =========         =========         =========

See notes to financial statements.

               NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                         YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997

                                                           1999              1998              1997
                                                      -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $  (158,010)      $   (59,425)      $    88,364
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Depreciation                                        454,165           487,214           489,734
      Amortization of deferred expenses                    37,360            30,962            32,860
      Changes in accounts affecting operations:
        Accounts receivable                                (1,071)            8,376            19,863
        Prepaid expenses and deposits                      (2,568)           (9,934)              283
        Deferred expenses                                (194,489)          (37,697)           (1,204)
        Accounts payable and accrued expenses            (159,598)          124,260          (178,044)
        Refundable tenant deposits                         20,004              (112)            7,749
                                                      -----------       -----------       -----------
          Net cash (used in) provided by
            operating activities                           (4,207)          543,644           459,605
                                                      -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                    (59,978)         (110,145)         (240,913)
                                                      -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage notes payable                     (395,283)         (396,241)         (366,041)
  Proceeds from mortgage notes payable                  5,721,083
  Repayment of mortgage notes payable                  (3,175,568)
                                                      -----------       -----------       -----------
          Net cash provided by (used in)
            financing activities                        2,150,232          (396,241)         (366,041)
                                                      -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                    $ 2,086,047       $    37,258       $  (147,349)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                       486,156           448,898           596,247
                                                      -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                             $ 2,572,203       $   486,156       $   448,898
                                                      ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year
    for interest                                      $   683,312       $   701,613       $   743,173
                                                      ===========       ===========       ===========

See notes to financial statements.

        NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997

1.      BUSINESS

Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 27.4%, 25.0%, 24.6% and 23.0% of rental and other income, respectively, for the year ended November 30, 1998.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $109,770 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $27,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $105,322, $122,128 and $11,341 for the years ended November 30, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $30,000 in 1999 and 1998 and $2,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership and $63,500 in 1999 for loan refinancing fees related to the new mortgage notes discussed in Note 3.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $100,090 and $80,086 of restricted cash at November 30, 1999 and 1998, respectively. Restricted cash represents deposits paid by tenants.

Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. Rent concessions represent revenue which is not yet due under the terms of the various agreements. Accrued rent concessions included in accounts receivable were $20,732 and $23,127 at November 30, 1999 and 1998, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.      MORTGAGE NOTES PAYABLE

Mortgage notes payable as of November 30, 1999 and 1998 and the related collateral book values consist of the following:

                                                                   1999                1998
                                                                ----------          ----------
Maple Tree Shopping Center (Book value of
  $980,607 at November 30, 1999)
  9.01%, due in monthly installments of $19,758,
  including interest, to December 2004                          $1,977,223          $       --

        9.125%, due in monthly installments of
         $17,911, including interest to 2009
         Paid off on November 30, 1999                                  --           1,454,324

        Note payable to bank, principal due in
         monthly installments of $1,208 plus
         interest at bank's prime rate (8.5% at
         November 30, 1999) plus 1-1/2%.  Paid
         off on November 30, 1999                                       --             245,364

        Park Plaza I & II Office/Warehouse Complex
         (Book value of $817,431 at November 30, 1999)

9.01%, due in monthly installments of $18,214,
  including interest, to December 2004                           1,833,710                  --

        9.5%, due in monthly installments of
         $12,669, including interest, to 2003
         Paid off on November 30, 1999                                  --             610,751

        Morenci Professional Park (Book value of
         $1,455,227 at November 30, 1999)

        9.01% due in monthly installments of $19,376,
         including interest, to December 2004                    1,910,150                  --

        10.25%, due in monthly installments of
         $15,682, including interest, to 2005
         Paid off on November 30, 1999                                  --             929,636

                                                                   1999                1998
                                                                ----------          ----------
        Note payable to bank, principal due in monthly
         installments of $1,111 plus interest at bank's
         prime rate (8.5% at November 30, 1999) plus
         1-1/2%.

        Paid off on November 30, 1999                           $       --          $  217,733

        Jackson Industrial Park, Building A (Book value of $3,185,774 at November 30, 1999)

        9.31%, due in monthly installments of
         $39,203, including interest, to November
         2000, when remaining principal balance
         of $3,542,902 is due                                    3,665,974           3,779,017
                                                                ----------          ----------
               Total                                            $9,387,057          $7,236,825
                                                                ==========          ==========

The Maple Tree, Park Plaza and Morenci notes that were repaid on November 30, 1999 were paid with the proceeds received upon refinancing the properties with a new lender. Prepayment penalties related to the paid off mortgage notes totaled $27,630 and were expensed in 1999.

Management intends to refinance the Jackson note payable under similar terms by extending the due date.

The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

               2000                                           $3,845,999
               2001                                              196,932
               2002                                              215,427
               2003                                              235,659
               2004                                              257,791
               Thereafter                                      4,635,249
                                                              ----------
                      Total                                   $9,387,057
                                                               =========

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The carrying amount and estimated fair value of the Partnership's debt at November 30, 1999 and 1998 are summarized as follows:

                                    1999                        1998
                          ------------------------    ------------------------
                           Carrying     Estimated      Carrying     Estimated
                            Amount      Fair Value      Amount      Fair Value
                          ----------    ----------    ----------    ----------
Mortgage Notes Payable    $9,387,057    $9,357,000    $7,236,825    $7,438,000

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1999 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.      RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1999 are as follows:

               2000                                           $1,743,000
               2001                                            1,285,000
               2002                                              694,000
               2003                                              351,000
               2004                                              193,000
               Remainder                                         196,000
                                                              ----------
                      Total                                   $4,462,000
                                                              ==========

In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $231,000 for the year ended November 30, 1999 ($260,000 for the year ended November 30, 1998 and $259,000 for the year ended November 30, 1997). Contingent rentals were not significant for the years ended November 30, 1999, 1998 and 1997.

5.      FEDERAL INCOME TAX STATUS

The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                                   Financial        Income
                                                   Statement          Tax
                                                 ------------    ------------
        1999:
         Net (loss) income                       $  (158,010)    $    72,833
         Deficiency in assets                       (419,193)     (1,181,414)

        1998:
         Net (loss) income                       $   (59,425)    $   139,813
         Deficiency in assets                       (261,183)     (1,254,247)

        1997:
         Net income                              $    88,364     $   386,375
         Deficiency in assets                       (201,758)     (1,394,060)

6.      MAJOR TENANTS

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rentals amounted to approximately $265,000 or 12%.

A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $582,000 and $265,000 or 24% and 11%, respectively, of total revenues. Effective July 31, 1998, the Partnership lost the major tenant accounting for 24% of total revenues. Effective November 23, 1998, approximately one-third of the vacated space was filled by a new tenant.

A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $582,000 and $257,250 or 24% and 11%, respectively, of total revenues.

7.      BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has four reportable segments: Jackson "A" Industrial Park, Maple Tree Shopping Center, Park Plaza Office Complex and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

           (In thousands)                      1999             1998             1997
                                             --------         --------         --------
REVENUES:
  Jackson                                    $  486.2         $  835.9         $  867.9
  Maple Tree                                    579.8            591.4            564.4
  Park Plaza                                    518.8            484.7            484.9
  Morenci                                       528.0            530.5            505.1
                                             --------         --------         --------
                                             $2,112.8         $2,442.5         $2,422.3
                                             ========         ========         ========
OPERATING PROFIT (LOSS):
  Jackson                                    $ (331.2)        $ (294.1)        $    6.1
  Maple Tree                                     80.1            121.5             99.1
  Park Plaza                                    214.3            198.2            154.6
  Morenci                                        24.5             75.2            (17.9)
                                             --------         --------         --------
                                             $  (12.3)        $  100.8         $  241.9
                                             ========         ========         ========
CAPITAL EXPENDITURES:
  Jackson                                    $    3.3         $    2.7         $    3.8
  Maple Tree                                     14.8             45.3             54.2
  Park Plaza                                     18.3             35.2             54.9
  Morenci                                        23.6             26.9            128.0
                                             --------         --------         --------
                                             $   60.0         $  110.1         $  240.9
                                             ========         ========         ========
DEPRECIATION AND AMORTIZATION:
  Jackson                                    $  222.4         $  253.6         $  238.7
  Maple Tree                                     69.1             67.0             69.3
  Park Plaza                                     66.7             66.7             75.9
  Morenci                                       133.2            130.6            137.5
                                             --------         --------         --------
                                             $  491.4         $  517.9         $  521.4
                                             ========         ========         ========

           (In thousands)                      1999             1998
                                             --------         --------
ASSETS:
  Jackson                                    $3,238.4         $3,474.2
  Maple Tree                                  1,152.4          1,133.2
  Park Plaza                                    900.3            885.2
  Morenci                                     1,521.5          1,584.6
                                             --------         --------
                                             $6,812.6         $7,077.2
                                             ========         ========

Reconciliation of segment data to the Partnership's consoled data follow:

           (In thousands)                      1999             1998             1997
                                             --------         --------         --------
REVENUES:
  Segments                                   $2,112.8         $2,442.5         $2,422.3
  Corporate and other                            37.6            (24.5)             1.9
                                             --------         --------         --------
                                             $2,150.4         $2,418.0         $2,424.2
                                             ========         ========         ========
NET INCOME (LOSS):
  Segments operating profit (loss)           $  (12.3)        $  100.8         $  241.9
  Other income (expense)                         37.5            (19.1)            11.9
  General and administrative expenses          (183.2)          (141.1)          (165.4)
                                             --------         --------         --------
                                             $ (158.0)        $  (59.4)            88.4
                                             ========         ========         ========
DEPRECIATION AND AMORTIZATION:
  Segments                                   $  491.4         $  517.9         $  521.4
  Corporate and other                             0.1              0.3              1.2
                                             --------         --------         --------
                                             $  491.5         $  518.2         $  522.6
                                             ========         ========         ========
ASSETS:
  Segments                                   $6,812.6         $7,077.2
  Corporate and other                         2,614.6            497.4
                                             --------         --------
                                             $9,427.2         $7,574.6
                                             ========         ========

                                    * * * * *

E. UNAUDITED FINANCIAL STATEMENTS - NINE MONTHS ENDED AUGUST 31, 2000 AND AUGUST 31, 1999



                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                                 BALANCE SHEETS
                                 --------------

                                                    August 31,     November 30,
                                                       2000            1999
                                                    (Unaudited)
                                                   ------------    ------------
ASSETS:
     Cash and cash equivalents                     $    967,820    $  2,572,203
     Accounts receivable                                150,275         120,110
     Prepaid expenses and deposits                    1,866,359          58,448
     Investment property
         Land                                         1,886,042       1,886,042
         Buildings and improvements                  14,613,491      14,187,855
                                                   ------------    ------------
                                                     16,499,533      16,073,897
         Less accumulated depreciation                9,962,415       9,634,858
                                                   ------------    ------------
                                                      6,537,118       6,439,039
     Deferred expenses-At amortized cost                201,162         237,432
                                                   ------------    ------------
                                                   $  9,722,734    $  9,427,232
                                                   ============    ============


LIABILITIES AND PARTNERS' DEFICIT:

Liabilities:
     Accounts payable and accrued expenses         $    823,167    $    359,278
     Mortgage notes payable                           9,146,293       9,387,057
     Refundable tenant deposits                          99,269         100,090
                                                   ------------    ------------
                                                     10,068,729       9,846,425

Partners' Deficit                                      (345,995)       (419,193)
                                                   ------------    ------------

                                                   $  9,722,734    $  9,427,232
                                                   ============    ============

                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                    ----------------------------------------

                             (A LIMITED PARTNERSHIP)
                             -----------------------

                 STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT
                 ----------------------------------------------

                                   (UNAUDITED)
                                   -----------

                                                    Three Months Ended           Nine Months Ended
                                                   Aug. 31,      Aug. 31,      Aug. 31,      Aug. 31,
                                                     2000          1999          2000          1999
                                                     ----          ----          ----          ----
REVENUES:
     Rental and other income                     $   675,923   $   542,361   $ 1,965,148   $ 1,623,040
     Interest                                         16,513            15        66,682            33
                                                 -----------   -----------   -----------   -----------
                                                     692,436       542,376     2,031,830     1,623,073
EXPENSES:
     Interest                                        212,665       164,680       671,868       500,688
     Depreciation and amortization                   133,281       122,962       402,120       366,823
     Real estate taxes                                94,500        90,500       279,911       271,588
     Property management fees paid to
         American Spectrum Midwest                    32,238        26,733        96,629        79,353
     Reimbursement to American Spectrum Midwest
         for partnership management
         services and indirect expenses                7,500         7,500        22,500        22,500
     Insurance                                        19,707        16,613        52,146        38,999
     Parking Lot/Landscaping                          20,768        18,140        63,752        54,013
     Repairs & Maintenance                            10,580        10,372        35,557        42,714
     Office - General                                  8,034        10,134        28,656        35,779
     Payroll                                          22,243        23,214        76,556        68,390
     Professional Services                            29,441        62,387        76,951       108,811
     Vacancy Expense                                   2,966         6,416        32,099        40,990
     Other operating expenses                         46,221          (512)      119,887        81,165
                                                 -----------   -----------   -----------   -----------
                                                     640,144       559,139     1,958,632     1,711,813
                                                 -----------   -----------   -----------   -----------

NET INCOME (LOSS)                                $    52,292   $   (16,763)  $    73,198   $   (88,740)
                                                 ===========   ===========   ===========   ===========

NET INCOME (LOSS) PER LIMITED
     PARTNERSHIP UNIT                            $      4.31   $     (1.38)  $      6.04   $     (7.32)
                                                 ===========   ===========   ===========   ===========

PARTNERS' EQUITY (DEFICIT):
     Beginning of Period                         $  (398,287)  $  (333,160)  $  (419,193)  $  (261,183)
     Net Income (Loss)                                52,292       (16,763)       73,198       (88,740)
                                                 -----------   -----------   -----------   -----------
     End of Period                               $  (345,995)  $  (349,923)  $  (345,995)  $  (349,923)
                                                 ===========   ===========   ===========   ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A LIMITED PARTNERSHIP)
                             -----------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                   (UNAUDITED)
                                   -----------

                                                           Nine Months Ended
                                                         Aug. 31,      Aug. 31,
                                                           2000          1999
                                                           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income (Loss)                                 $    73,198   $   (88,740)
     Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
             Depreciation and amortization                 402,120       366,823

         Changes in assets and liabilities:
             Increase in accounts receivable               (30,165)       (6,903)
             Increase in prepaid expenses and
               deposits                                 (1,807,911)      (39,454)
             (Increase) Decrease in deferred
               expenses                                    (27,118)       25,559
             (Decrease) Increase in refundable tenant
               deposits                                       (821)       17,631
             Increase (Decrease) in accounts payable
               and Accrued expenses                        463,889       (62,596)
                                                       -----------   -----------

             Total Adjustments                          (1,000,006)      301,060
                                                       -----------   -----------

             Net cash from operating activities           (926,808)      212,320
                                                       -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to investment property                     (436,811)      (53,098)
                                                       -----------   -----------

             Net cash used in investing activities        (436,811)      (53,098)
                                                       -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on mortgage notes payable                   (240,764)     (321,103)
                                                       -----------   -----------

             Net cash used in financing activities        (240,764)     (321,103)
                                                       -----------   -----------

NET DECREASE IN CASH
AND CASH EQUIVALENTS                                    (1,604,383)     (161,881)
                                                       -----------   -----------

CASH AND CASH EQUIVALENTS, beginning of period           2,572,203       486,156
                                                       -----------   -----------

CASH AND CASH EQUIVALENTS, end of period               $   967,820   $   324,275
                                                       ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION - Cash paid during period for
       interest                                        $   671,868   $   500,688
                                                       ===========   ===========

                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                             (A LIMITED PARTNERSHIP)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
              THREE AND NINE MONTHS ENDED AUGUST 31, 2000 AND 1999

NOTE A:

Refer to the Registrant's financial statements for the year ended November 30, 1999, which are contained in the Registrant's Annual Report on Form 10-K, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Real Property Investors-Two, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to resent fairly the financial position, results of operations and changes in financial position at August 31, 2000 and for all periods presented have been made. The results of operations for the three-month and nine-month period ended August 31, 2000 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Investors, Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The income per limited partnership unit for the three and nine months ended August 31, 2000 and 1999 was computed based on 12,000 units, the number of units outstanding during the periods.

NOTE E:

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.

NOTE F:

The Registrant has no other comprehensive income items, accordingly, comprehensive income and net income are the same for all periods presented.

NOTE G:

The Partnership has four reportable operating segments: Jackson Industrial, Maple Tree Shopping Center, Park Plaza I & II, and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property write downs, general and administrative expenses, unusual and extraordinary items, and interest.

                                  Three Months Ended       Nine Months Ended
                                       August 31,               August 31,
                                    2000       1999         2000         1999
                                    ----       ----         ----         ----
Revenues:
   Jackson Industrial           $  246,016  $  120,722   $  640,263   $  365,520
   Maple Tree Shopping Center      140,394     150,872      443,980      435,408
   Park Plaza I & II               147,422     123,648      431,322      392,445
   Morenci Professional Park       141,714     139,424      449,698      393,679
                                ----------  ----------   ----------   ----------
                                   675,546     534,666    1,965,263    1,587,052
                                ==========  ==========   ==========   ==========
Operating Profit:
   Jackson Industrial           $   31,017  $  (78,402)  $  (32,460)  $ (269,171)
   Maple Tree Shopping Center        4,889      41,767       23,576       91,843
   Park Plaza I & II                32,785      54,456       96,561      163,841
   Morenci Professional Park        (3,201)     26,603       12,515       14,690
                                ----------  ----------   ----------   ----------
                                    65,490      44,424      100,192        1,203
                                ==========  ==========   ==========   ==========
Capital Expenditures:
   Jackson Industrial           $        0  $        0   $    3,711   $    3,332
   Maple Tree Shopping Center      127,805         (55)     343,605       17,797
   Park Plaza I & II                21,894       1,151       29,842       12,401
   Morenci Professional Park        48,088       2,910       59,654       19,569
                                ----------  ----------   ----------   ----------
                                   197,787       4,006      436,812       53,099
                                ==========  ==========   ==========   ==========

Depreciation and Amortization:
   Jackson Industrial           $   57,630  $   55,672   $  173,582   $  166,711
   Maple Tree Shopping Center       20,195      17,430       60,948       52,055
   Park Plaza I & II                21,566      16,481       62,374       48,917
   Morenci Professional Park        33,890      33,379      105,216       98,937
                                ----------  ----------   ----------   ----------
                                   133,281     122,962      402,120      366,620
                                ==========  ==========   ==========   ==========

                                      August 31, 2000         November 30, 1999
                                      ---------------         -----------------
Assets:
   Jackson Industrial                      $3,178,368                $3,238,441
   Maple Tree Shopping Center               1,514,297                 1,152,425
   Park Plaza I & II                          901,951                   900,312
   Morenci Professional Park                1,559,198                 1,521,530
                                           ----------                ----------
                                            7,153,814                 6,812,708
                                           ==========                ==========

Reconciliation of segment data to the Partnership's consolidated data is as follows:

                                 Three Months Ended        Nine Months Ended
                                     August 31,               August 31,
                                  2000         1999         2000         1999
                                  ----         ----         ----         ----
Revenues:
   Segments                    $  675,546   $  534,666   $1,965,263   $1,587,052
   Corporate and other             16,890        7,710       66,567       36,021
                               ----------   ----------   ----------   ----------
                                  692,436      542,376    2,031,830    1,623,073
                               ==========   ==========   ==========   ==========

Net Income:
   Segments                    $   65,490   $   44,424   $  100,192   $    1,203
   Corporate and other income      16,890        7,710       66,567       36,021
   General and admin expenses     (30,088)     (68,897)     (93,561)    (125,964)
                               ----------   ----------   ----------   ----------
   Net income                      52,292      (16,763)      73,198      (88,740)
                               ==========   ==========   ==========   ==========

Depreciation and Amortization
   Segments                    $  133,281   $  122,962   $  402,120   $  366,620
   Corporate and other                  0            0            0          203
                               ----------   ----------   ----------   ----------
                                  133,281      122,962      402,120      366,823
                               ==========   ==========   ==========   ==========

                                      August 31, 2000         November 30, 1999
                                      ---------------         -----------------
Assets:
   Segments                                $7,153,814                $6,812,708
   Corporate and other                      2,568,920                 2,614,524
                                           ----------                ----------
                                            9,722,734                 9,427,232
                                           ==========                ==========

                                   Appendix A




                        DRAFT PORTFOLIO APPRAISAL REPORT

                         SIERRA PACIFIC DEVELOPMENT FUND
                       SIERRA PACIFIC DEVELOPMENT FUND II
                       SIERRA PACIFIC DEVELOPMENT FUND III
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                      SIERRA PACIFIC PENSION INVESTORS '84
                          NOONEY INCOME FUND LTD., L.P.
                        NOONEY INCOME FUND LTD. II, L.P.
                   NOONEY REAL PROPERTY INVESTORS - TWO, L.P.
                             AFFILIATES' PROPERTIES

                                TABLE OF CONTENTS

                                                                         Page
Letter of Transmittal .................................................    1

Identification of Subject Portfolios ..................................    3

Property Ownership and History ........................................    3

Purpose of Appraisal ..................................................    3

Function of Appraisal .................................................    3

Scope of Appraisal ....................................................    3

Date of Valuation .....................................................    4

Value Definition ......................................................    4

Highest & Best Use ....................................................    5

Valuation Methodology .................................................    5

             Site Inspections and Data Gathering ......................    6
             Lease & Rent Roll Review  ................................    7
             Market Rental Rates ......................................    7
             Operational Projections ..................................    7
             Reversion ................................................    8
             Selection of Discount Rates ..............................    8
             Land Valuation ...........................................    8
             Direct Capitalization ....................................    8
             Portfolio Valuation ......................................    9

Portfolio Value Conclusions  ..........................................   10

Portfolio Summaries ...................................................   11

Assumptions and Limiting Conditions ...................................   15

                                                               November __, 2000


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618


Gentlemen:


         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the value of the real property portfolios (the "Portfolios") owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (hereinafter the "Funds"), and a portfolio of sixteen properties (the "Affiliates' Properties") owned by CGS Realty, Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities"). Such appraisal reflects the estimated market value of the leased fee interests or, where appropriate, fee simple interests in each of the portfolios of real property owned by the Funds and the Affiliated Entities as of March 31, 2000 (the "Portfolio Valuations").

         This report is prepared in accordance with an agreement between Robert
A. Stanger & Co., Inc. and the Funds and CGS dated May 12, 2000. Pursuant to the agreement, Stanger has been engaged to perform the appraisal on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying solely upon the Income Approach to value (with the exception of one land parcel which was valued utilizing the sales comparison approach as described herein). As such, the report differs from a self-contained appraisal report in that (i) the data is limited to the summary data and conclusions presented, and (ii) the cost and market approaches were excluded and the conclusions were based upon the income approach.

         Our valuation has been based in part upon information supplied to us by CGS, the Funds and the Affiliated Entities including but not limited to: rent rolls; lease abstracts; schedules of current lease rates, income, expenses, capital expenditures, cash flow and related financial information; property descriptive information; physical condition of improvements, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the condition of the property improvements; recent prior appraisals; information relating to mortgage encumbrances; and, where appropriate, property bids or proposed sales terms, sales agreements and supporting documentation. We have also visited the offices of CGS and the Funds in New York, N.Y. and have interviewed relevant management personnel. We have relied upon such information and have assumed that the information provided by CGS, the Funds and the Affiliated Entities is accurate and complete. We have not attempted to independently verify such information.

         We are advised by CGS, the Funds and the Affiliated Entities that the purpose of the appraisal is to estimate the value of the leased fee interests or, where appropriate, the fee simple interests in the Portfolios under market conditions as of the appraisal date and that the Portfolio Valuations will be used in connection with a proposed consolidation of CGS, the Funds and the Affiliated Entities in exchange for shares of American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company") and assumption of existing indebtedness (the "Consolidation"). Stanger understands that the Portfolio Valuations may be reviewed and utilized in connection with the Consolidation, and Stanger agrees to the use of the Portfolio Valuations for this purpose subject to the terms and conditions of the agreements related thereto.

         For these purposes, this summary appraisal report was prepared stating our opinion as to the market value of the Portfolios as of March 31, 2000. This report may be summarized and referenced in the consent solicitation/proxy statement for the Funds relating to the Consolidation, subject to prior review by Stanger. However, the attached summary appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based has been retained in our files.

         Our review was undertaken solely for the purpose of providing an opinion of value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total value of each of the real estate portfolios in which the Funds and the Affiliated Entities have an interest and not with respect to joint venture participations or limited partners' allocations. Stanger has no present or contemplated future interest in the properties, the Funds, the Affiliated Entities, CGS or the proposed Company.

         The appraisal is only an estimate of the aggregate market value of the leased fee interests or, where appropriate, fee simple interests in each of the Portfolios as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the properties in the Portfolios. Changes in corporate financing rates generally, changes in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value.

         Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

         This abbreviated valuation report provides our value conclusion with respect to the Portfolios, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions.



                                            Sincerely,




                                            Robert A. Stanger & Co., Inc.
                                            Shrewsbury, New Jersey

                      IDENTIFICATION OF SUBJECT PORTFOLIOS

         The subjects of this appraisal are the real property portfolios (the "Portfolios") in which Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (the "Funds") and CGS Realty Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities") own leased fee or fee simple interests. The Portfolios are comprised of thirty-five properties, including apartment, office, R&D, industrial/warehouse facilities, retail properties and land. A listing of the properties in each Portfolio and the percentage ownership interest of each Fund or Affiliated Entity in the properties is provided in the "Portfolio Summaries" section of this report.


                         PROPERTY OWNERSHIP AND HISTORY

         During the past three years, the properties have been owned continuously by the Funds and the Affiliated Entities, with the exception of the following eight properties which were purchased on the dates indicated: Parkade, November 1997; Nooney Rider Trail/Business Center, November 1997; Autumn Ridge, May 1999; N.W. Corporate Center, August 1998; Beach & Lampson Pad D, October 1997; Creekside Senior, November 1997; Villa Redondo, December 1998; Sorrento II Land Interest, October 1997 and February 2000; and Van Buren (land parcel), August 1997.


                              PURPOSE OF APPRAISAL

         The purpose of this appraisal is to estimate the market value of the fee simple or, where appropriate, leased fee interests in the real property Portfolios under market conditions as of March 31, 2000.


                              FUNCTION OF APPRAISAL

         The function of this appraisal is to provide a current estimate of market value of the Portfolios for use solely by the Funds in connection with the proposed consolidation of certain businesses of CGS, the Funds and the Affiliated Entities in exchange for shares of a newly formed Maryland Corporation and the assumption of existing indebtedness. No representation is made as to the adequacy of this appraisal for any other purpose.


                               SCOPE OF APPRAISAL

         The Portfolio Valuations have been prepared on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with an agreement between Robert A. Stanger & Co., Inc. and the Funds and CGS, dated May 12, 2000. Pursuant to the agreement, Stanger has relied solely upon the income approach to value and did not employ the "cost" or "sales comparison" approaches with the exception of one land parcel which was valued utilizing the sales comparison approach (as described below).

         In estimating the value of a property, appraisers typically consider three approaches to value: the cost approach, the market data or sales comparison approach, and the income approach. The value estimate by the cost approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The market data or sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The income approach involves the estimation of a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow ("DCF") analysis, or a combination of these two methods. The Direct Capitalization method involves the capitalization of estimated earnings from a property based on analysis of income and expenses. The DCF method ascribes a present value to the future cash flows associated with operating the property and the ultimate reversion value of the property, based upon a discount rate commensurate with the risks inherent in ownership of the property and with rates of return offered by alternative investment opportunities.

         Pursuant to the terms of our engagement, the Portfolio Valuations were performed using the income approach and, in the case of one land parcel, the sales comparison approach. Since a primary buyer group for properties of the type appraised herein is investors, the income approach was deemed an appropriate valuation methodology. Further, given the primary criteria used by buyers of improved properties of the type appraised herein, the cost approach was considered less reliable than the income approach. The sales comparison approach was also considered less reliable than the income approach given the primary criteria used by buyers of improved properties of the type appraised herein and the relative lack of sufficient reliable data from recent transactions involving properties directly comparable to the subject properties. Consequently, given these factors, the income approach was considered a reasonable approach to valuation for the improved properties in the subject Portfolios.

         Unless otherwise noted in this report, the Portfolios were valued utilizing either the income capitalization and/or the discounted cash flow method. Changes in corporate financing rates generally, in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

Departures - Uniform Standards of Professional Practice -- With respect to limited appraisals, the departure provisions of the Uniform Standards of Professional Appraisal Practice permit departures from the specific guidelines of Standard 1. In this report the following departures were taken:

         Standard Rule 1-4 (a) The cost and market approaches are excluded, and the conclusions are based solely on the income approach (see Valuation Methodology).

                                DATE OF VALUATION

         The date of valuation for the Portfolios is March 31, 2000.


                                VALUE DEFINITION

         Market value, as defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress. As used in this report, market value is based on a sale of the subject property rights for cash.

         Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a)      buyer and seller are typically motivated;

(b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

(c)      a reasonable time is allowed for exposure in the open market;

(d) payment is made in terms of cash in U.S. dollars or financial arrangements comparable thereto; and

(e) the price represents the normal consideration for the property sold unaffected by special sales concessions granted by anyone associated with the sale.

         The property rights appraised in this report are leased fee interests and, where appropriate, fee simple interests. Leased fee interest is defined as an ownership interest held by a landlord with the right to use and occupancy conveyed by lease to others, and usually consists of the right to receive rent and the right to repossession at the termination of the lease. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate, subject only to the limitations of eminent domain, escheat, police power, and taxation.

         The appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer, water lines, and buildings as of March 31, 2000. The appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist; it pertains only to items considered as real estate.

                              HIGHEST AND BEST USE

         Highest and best use is defined as:

         The reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

         In conformity with the provisions of its engagement, Stanger evaluated each site's highest and best use as currently improved. Based upon the review of each of the sites, the highest and best use of each of the properties remains as currently improved, unless otherwise noted herein.


                              VALUATION METHODOLOGY

         Pursuant to the terms of this engagement, Stanger has estimated the aggregate value of the leased fee or, where appropriate, fee simple interests in each of the Portfolios based on the income approach to valuation (with the exception of one land parcel valued utilizing the sales comparison approach). Appraisers typically consider three approaches in valuing real property: the cost approach, the income approach, and the sales comparison, or market data, approach. The type and age of a property, the nature of the leases, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

         The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. In these Portfolio Valuations, an income capitalization or discounted cash flow ("DCF") analysis is used to determine the value of the Portfolios. The indicated value by the income approach represents the amount an investor might reasonably be expected to pay for the expectation of receiving the net cash flow from each Portfolio's properties during an assumed holding period (generally ten years) and the proceeds from the ultimate sale of each Portfolio's properties.

         Unless otherwise noted herein, in applying the DCF analysis, we utilized pro forma statements of operations for each of the properties prepared in accordance with the leases which currently encumber the properties. The properties are assumed to be sold after the expiration of a ten-year holding period. Where renewal terms deemed favorable to the tenants (i.e., where the tenant has an option to renew at a rental rate materially below the projected market rate rent at the time of the renewal option) existed, it is assumed that such option would be exercised.

         The reversion value of the properties which can be realized upon sale is estimated based on the current economic rental rate and expenses deemed reasonable for each property, escalated at a rate indicative of current expectations in the marketplace for the property. The net operating income of the properties at the year of sale is then capitalized at an appropriate rate reflecting the age, anticipated functional and economic obsolescence, competitive position of the properties, and any other lease factors deemed significant to determine the reversion value of the properties. Net proceeds to equity owners were determined by deducting estimated costs of sale. The discounted present value of the cash flow stream from operations and net proceeds from sale for each property were then summed to arrive at a total estimated value.

         In the case of apartment properties, net operating income was estimated, and a direct capitalization method was utilized to estimate property value. In the case of the one land parcel, the sales comparison approach, as described herein, was utilized to estimate value.

         Finally, the discounted present values, direct capitalization values and the land value, as appropriate, were adjusted for any joint venture interests in the properties based on information provided by the Funds and CGS. The resulting adjusted values were summed to arrive at the final Portfolio Values.

         The following describes more fully the steps involved in the valuation methodology.


SITE INSPECTIONS AND DATA GATHERING

         In conducting the Portfolio Valuations, representatives of Stanger performed site inspections of the properties during July and August, 1999 in the context of a prior evaluation of the Portfolios. In the course of these site visits, the physical facilities of each property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the local property manager was interviewed concerning the property and market conditions. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and/or national markets, and by information updates provided by management and obtained through telephonic interviews of local market information sources during May and June 2000.

         In conducting the appraisals, Stanger also interviewed and relied upon the Funds' and CGS management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, known environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

         Stanger also interviewed CGS's management and acquisitions personnel regarding competitive conditions in property markets, trends affecting the properties, certain lease and financing factors, and historical and anticipated revenues and expenses. Stanger also reviewed historical operating statements for each of the properties in the subject Portfolios.

         In addition, Stanger reviewed the acquisition criteria and projection parameters used by real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria, interviews with sources deemed appropriate in certain local markets (including local appraisers and real estate brokers), and direct telephonic interviews with major national investors, owners and managers of real property portfolios to confirm acquisition criteria used.

         Stanger also compiled data on actual transactions involving similar properties, from which acquisition criteria and parameters were extracted. Information on actual property transactions was obtained during the site inspections and from direct telephonic interviews of local appraisers and real estate brokers, major national investors, owners and managers of properties, and from other publicly available sources. In addition, Stanger reviewed data provided by the Funds and CGS concerning bids received for certain properties and any recent actual acquisitions and sales involving CGS and affiliated entities.

LEASE & RENT ROLL REVIEW

         Lease abstracts (for commercial properties) and/or rent rolls were provided by CGS and the Funds and were relied upon in the preparation of operational projections for each property (as discussed below). Stanger reviewed such lease abstracts and rent rolls and interviewed the Funds and CGS management personnel to ascertain any material renegotiated terms and modifications and the status of various options and other factors. Provisions considered and incorporated into the operational projections included current lease rate, escalation factors, percentage rent provisions, and renewal options and terms.


MARKET RENTAL RATES

         In the course of conducting the site inspections, representatives of Stanger collected available data on rental rates at competing properties in each local or regional market. Data collected at the time of the site inspection was updated with published data and direct telephonic contacts with local brokers and leasing agents.


OPERATIONAL PROJECTIONS

         Based on the lease and market rent analysis, rental revenue projections were developed for each property in each of the Portfolios based on the terms of existing leases and for any vacant space based on analysis of market rents and historical rents achieved at the property. Where lease terms included percentage rent provisions, appropriate adjustments were made.

         Lease renewals and turnovers were analyzed based on escalated current market rental rates. The annual market rent escalation rates utilized were based on local market conditions in the area of each property, inflation rates, the projected holding period of the property and rental rate growth parameters applied by investors in similar type properties. Where projected market rental rates at the time of a renewal option materially exceeded contractual lease renewal rate, the renewal option was assumed to be exercised.

         Where appropriate, vacancy and collection losses were factored into the analysis. A property management fee deemed appropriate for retaining a professional real estate organization to manage the specific type of property was included in the projections. Expenses relating solely to the administration of the partnership (e.g. investor reporting, accounting, etc.) were excluded.

         Expenses were analyzed based upon a review of actual expenses for 1998, 1999 and the three months ended March 31, 2000. Stanger also reviewed year 2000 budgeted expenses, published data on expenses for similar type properties, and the properties' most recent tax bills and information.

         Finally, where a capital expense reserve, deferred maintenance or extraordinary capital expenditure was required for an individual property, the cash flows and value were adjusted accordingly.

REVERSION

         In the course of performing the appraisals, Stanger reviewed available sales transactions of similar investment properties as well as market data relating to overall capitalization rates for similar properties in the general location of the subject properties. As described above, acquisition criteria used by buyers of similar properties were also reviewed. Based upon these reviews and considering such factors as age, quality, anticipated functional and economic obsolescence, competitive position of the property, the projected date of sale, and buyers' acquisition criteria, appropriate terminal capitalization rates were selected.

         Based upon current market rate rents, estimated escalation factors, and the estimated vacancy rate and other property operating expenses incurred by the owner, net operating income during the twelve months following the lease expiration was estimated. The resulting net operating income estimate was capitalized to determine residual value. The residual value was discounted to present value after deducting appropriate sales expenses. The discount rate employed was based on current acquisition criteria and target rates of return among commercial property investors (as described below).

         The resulting discounted present values of operating cash flows and net sale proceeds were then summed for each property to arrive at an estimated discounted present value.


SELECTION OF DISCOUNT RATES

         To determine appropriate discount rates to apply for determining the present value of future operating cash flow streams and reversion values, the acquisition criteria and projection parameters and target rates of return in use in the marketplace by real estate investors for various property types (e.g. industrial/warehouse, retail, office, etc.) were reviewed (as described above). Discount rates deemed appropriate were applied to the cash flow streams of each property after adjusting the rate for such factors as property age, quality, anticipated functional and economic obsolescence, competitive position of the property, and any unique property-related factors.


LAND VALUATION

         In the case of the Van Buren property, a 16+ acre developable land parcel, the sales comparison approach was utilized. Specifically, Stanger compiled data on sales of land in the local market and, based on the relative size, location, zoning, frontage, surface and other attributes, arrived at an indicated value for the subject land parcel.


DIRECT CAPITALIZATION

         In the case of the apartment properties, Stanger determined gross potential rent for each property utilizing the number and type of apartment units in each property and the estimated market rental rates deemed appropriate for the property based on review of the rates charged at similar properties in the local market and historical and current rental rates at the subject property. Stanger also reviewed income from ancillary sources, and historical and current occupancy rates at the subject and competing properties.

         After assessing these factors, Stanger estimated each property's effective gross income based upon unit mix and market rental rates and estimates of ancillary income and occupancy. Expenses were estimated based on historical and budgeted operating expenses, discussions with management, and certain industry expense information. Estimated property operating expenses, including replacement reserves, were then deducted from effective gross income to arrive at each property's estimated net operating income.

         Stanger then employed direct capitalization to estimate the value of each apartment property by dividing net operating income by a capitalization rate deemed appropriate based on reviews of parameters utilized by investors in apartment properties and data on transactions involving apartment properties.


PORTFOLIO VALUATION

         The direct capitalization values, land values and discounted present values of the properties were adjusted for any joint venture interests in the properties (based on information provided by the Funds and CGS) and the resulting values were summed to arrive at a total estimated value for each Portfolio.

                           PORTFOLIO VALUE CONCLUSIONS

         Based upon the review as described above, and relying on the ownership interests, as provided by the Funds' general partners, of each Fund in properties held by joint ventures it is our opinion that the market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios as of March 31, 2000 is as follows:



                                                                    PORTFOLIO
PARTNERSHIP NAME                                               VALUE CONCLUSION (1)
---------------------------------------------------            --------------------
Sierra Pacific Development Fund                                  $    8,070,000
Sierra Pacific Development Fund II                               $   20,165,742
Sierra Pacific Development Fund III                              $      510,384
Sierra Pacific Institutional Properties V                        $    4,274,982
Sierra Pacific Pension Investors '84                             $   24,058,892
Nooney Income Fund Ltd., L.P.                                    $   10,570,800
Nooney Income Fund Ltd. II, L.P.                                 $   22,079,200
Nooney Real Property Investors - Two, L.P.                       $   15,590,000
Affiliates' Properties                                           $  177,390,000
                                                                 --------------
TOTAL                                                            $  282,710,000
                                                                 ==============

------------

(1) Reflects each Fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for each Fund.

                               PORTFOLIO SUMMARIES

                                                                                                              INTEREST IN
             PROPERTY NAME                           ADDRESS                             PROPERTY TYPE         PROPERTY(1)
-----------------------------------------       --------------------------              ---------------      --------------
SIERRA PACIFIC DEVELOPMENT FUND
       Sierra Creekside                             100 Park Place                         Office               100.00%
                                                    San Ramon, CA

SIERRA PACIFIC DEVELOPMENT FUND II
       Sierra San Felipe                            5850 San Felipe                        Office               100.00%
                                                    Houston, TX
       Sierra Southwest Point                       9630 Clarewood Drive                   Office/              100.00%
                                                    Houston, TX                            Warehouse
       Sierra Westlakes                             1560 Cable Ranch Road                  Office/              100.00%
                                                    San Antonio, TX                        Warehouse
       Sierra Sorrento I                            9535 Waples                            Office/R&D            18.05%
                                                    San Diego, CA
       Sierra Sorrento II                           9960-10020 Hunnelcens                  Office/R&D            12.38%
                                                    San Diego, CA
       Sierra Mira Mesa                             9444 Waples                            Office                20.46%
                                                    San Diego, CA

SIERRA PACIFIC DEVELOPMENT FUND III
       Sierra Sorrento I                            9535 Waples                            Office/R&D            11.76%
                                                    San Diego, CA

SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
       Sierra Sorrento II                           9960-10020 Hunnelcens                  Office/R&D            39.51%
                                                    San Diego, CA

SIERRA PACIFIC PENSION INVESTORS '84
       Sierra Sorrento I                            9535 Waples                            Office/R&D            70.19%
                                                    San Diego, CA

--------------

(1)        As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                                              INTEREST IN
             PROPERTY NAME                           ADDRESS                             PROPERTY TYPE         PROPERTY(1)
-----------------------------------------       --------------------------              ---------------      --------------
       Sierra Sorrento II                           9960-10020 Hunnelcens                  Office/R&D            48.11%
                                                    San Diego, CA
       Sierra Valencia                              3280 Hemisphere Loop                   Office/              100.00%
                                                    Tucson, AZ                             Warehouse
       Sierra Mira Mesa                             9444 Waples                            Office                79.54%
                                                    San Diego, CA

--------------

(1)        As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                                            INTEREST IN
             PROPERTY NAME                           ADDRESS                          PROPERTY TYPE         PROPERTY(1)
-----------------------------------------       --------------------------            ---------------      --------------
NOONEY INCOME FUND LTD., L.P.
       Oak Grove Commons                        1401-2818 Center Circle                Office/                 100.00%
                                                Downers Grove, IL                      Warehouse
       Leawood Fountain Plaza                   11111 Nall Avenue                      Office                   76.00%
                                                Leawood, KS

NOONEY INCOME FUND LTD. II, L.P.
       Leawood Fountain Plaza                   11111 Nall Avenue                      Office                   24.00%
                                                Leawood, KS
       Tower Industrial Building                750 Tower Road                         Office/                 100.00%
                                                Mundelein, IL                          Warehouse
       Countryside Office Park                  1210-80 W. Northwest Hwy.              Office                  100.00%
                                                Palatine, IL
       Northeast Commerce Center                420 Wards Corner Road                  Office/                 100.00%
                                                Loveland, OH                           Warehouse
       Northcreek Office Park                   8220 Northcreek Drive                  Office                  100.00%
                                                Cincinnati, OH

NOONEY REAL PROPERTY INVESTORS - TWO, L.P.
       Maple Tree Shopping Center               Clarkson Rd and Clayton Rd             Shopping Center         100.00%
                                                Ellisville, MO
       Park Plaza I and II                      5705 Park Plaza Court                  Office/                 100.00%
                                                Indianapolis, IN                       Warehouse
       Morenci Professional Park                6201 Coffman Road                      Office/                 100.00%
                                                Indianapolis, IN                       Warehouse
       Jackson Industrial A                     8501 E. 33rd Street                    Bulk Warehouse          100.00%
                                                Indianapolis, IN



--------------

(1)        As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                                      INTEREST IN
             PROPERTY NAME                         ADDRESS                      PROPERTY TYPE         PROPERTY(1)
------------------------------------      --------------------------            ---------------      --------------
AFFILIATES' PROPERTIES
       Parkade Center                     601 Business Loop 70 West              Mixed Use               100.00%
                                          Columbia, MO                           Retail/Office
       Bristol Bay                        2424 SE Bristol Street                 Office                  100.00%
                                          Newport Beach, CA
       Beach & Lampson                    8050-8060 Lampson Avenue               Retail Pad              100.00%
                                          Stanton, CA
       Columbia North East                9221 Two Notch Road                    Shopping                100.00%
                                          Columbia, SC                           Center
       Marketplace                        1001 Harden Street                     Shopping                100.00%
                                          Columbia, SC                           Center
                                                                                 (w/office)
       Phoenix Van Buren Land             34th Street & Washington Van           Land                    100.00%
                                          Buren
                                          Phoenix, AZ
       The Business Center                13701 Rider Trail North                Office/                 100.00%
                                          Earth City, MO                         Warehouse
       The Lakes                          205 Chaparral Creek Drive              Garden                  100.00%
                                          Hazelwood, MO                          Apartments
       Northwest Corporate Center II      5757 Phantom Drive                     Office                  100.00%
                                          Hazelwood, MO
       Meadow Wood                        1601-1635 Ximeno Way                   Garden                  100.00%
                                          Long Beach, CA                         Apartments
       Spectrum Office Building           10201-10235 S. 51st Street             Office                  100.00%
                                          Phoenix, AZ
       Creekside Apartments               4291 Monroe Street                     Garden                  100.00%
                                          Riverside, CA                          Apartments
                                                                                 (Senior)
       Chrysler Building                  7700 Irvine Center Drive               Office                  100.00%
                                          Irvine, CA
       Richardson Plaza                   537 St. Andrews Road                   Shopping                100.00%
                                          Columbia, SC                           Center


--------------

(1)        As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                                                      INTEREST IN
             PROPERTY NAME                         ADDRESS                      PROPERTY TYPE         PROPERTY(1)
------------------------------------      --------------------------            ---------------      --------------

       Sierra Technology Center           3100 Alvin Devane                      Office/                 100.00%
                                          Austin, TX                             R&D
       Villa Redondo                      33400 Hathoway Avenue                  Garden                  100.00%
                                          Long Beach, CA                         Apartments


--------------

(1)        As provided by the Funds' general partners.

                       ASSUMPTIONS AND LIMITING CONDITIONS

         This appraisal report is subject to the assumptions and limiting conditions as set forth below.

         1. No responsibility is assumed for matters of a legal nature affecting the portfolio properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

         2. The Portfolio Valuations assume (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Portfolio Valuations; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Portfolio Valuations are based.

         3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolio in question, unless arrangements have been previously made therefore.

         4. The information contained in the Portfolio Valuations or upon which the Portfolio Valuations are based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Portfolio Valuations and the opinion of value stated therein are as of the date stated in the Portfolio Valuations. Changes since that date in portfolios, external and market factors can significantly affect property values.

         5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

         6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, any mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.

         7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

         8. The physical condition of the improvements considered by the Portfolio Valuations are based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the properties.

         9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

         10. The Portfolio Valuations represent normal consideration for the properties sold based on a cash purchase and unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

         11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the values of the portfolios. The portfolio value estimates are predicated on the assumption that there is no such material on or in the portfolio properties that would cause a loss of value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

         12. For purposes of this report, it is assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act (ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

         13. Pursuant to the Engagement Agreement, the Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the Standards of Professional Appraisal Practice of the Appraisal Institute, relying on the income approach to value. Further, the engagement calls for delivery of a summary appraisal report in which the content has been limited to that information presented herein. As such, the summary appraisal report is not designed to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

         14. The Portfolio Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

         15. The appraisal is solely for the purpose of providing our opinion of the values of the Portfolios, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

         16. The Appraiser relied upon the general partner of each Fund for the determination of the ownership interests of each Fund in properties held in joint ventures.

         17. In addition to these general assumptions and limiting conditions, any assumptions and conditions applicable to specific properties have been retained in our files.

                                                                      APPENDIX B

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners" balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                                  ALLOCATION OF SHARES

                                                                                SHARES (1)
                                                                                ----------
Sierra Pacific Development Fund                                                  406,140

Sierra Pacific Development Fund II                                               769,547

Sierra Pacific Development Fund III                                               19,014

Sierra Pacific Institutional Properties V                                        279,271

Sierra Pacific Pension Investors '84                                           1,352,226

Nooney Income Fund Ltd., L.P.                                                    709,883

Nooney Income Fund Ltd. II, L.P.                                               1,046,089

Nooney Real Property Investors Two, L.P.                                         533,079

Affiliated Entities                                                            1,573,757

CGS Management Company                                                            24,068


--------

(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.


                                     B-I-1

------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.
------------------------------------------------------------------------------


                SUBJECT TO COMPLETION, DATED ____________, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                           DATED               , 2001
                       FOR SIERRA PACIFIC DEVELOPMENT FUND


    This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

      Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

      The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

      There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

      - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

      - Your fund's property is 100% occupied. American Spectrum's properties are 87.6% occupied.

      - Your fund had $51,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

      -         Your fund only has a ratio of debt to total assets of 49%.
                American Spectrum will have a ratio of debt to total assets of 61%.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
OVERVIEW....................................................................S-2

ADDITIONAL INFORMATION......................................................S-3

RISK FACTORS................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION...................................S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION...............................S-10

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND.......................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES.....................................S-13

FAIRNESS OF THE CONSOLIDATION..............................................S-16

EXPENSES OF THE CONSOLIDATION..............................................S-18

REQUIRED VOTE..............................................................S-24

AMENDMENT TO THE PARTNERSHIP AGREEMENT.....................................S-25

VOTING PROCEDURES..........................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS..........................................S-26

APPENDIX A -- FAIRNESS OPINION.............................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER.................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP................C-1

                                    OVERVIEW

THE CONSOLIDATION

      Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

      Your fund will be allocated an aggregate of 406,140 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

      The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995 Your fund intended to liquidate its properties in 1986. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total assets of 49%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 43.5% of the square footage of the leases on your fund's property expire by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expire by 2002.

- The age of the property of your fund is 17 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

      Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 9,718 units or 33.1% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

      Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

      The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

      If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

      We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

      Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

      The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

      The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

      American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 9,718 units or 33.1% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

      There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

      -         Your investment currently consists of an interest in your fund.
                Your fund owns one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

      - The fund's properties are located in California. American Spectrum will also own properties in the midwest, west and Texas. The California real estate market is currently stronger than the market in these other states.

      - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

      - Your property is currently 100% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

      - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total appraisal value of real estate assets of 49%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

      - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

      Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

      The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

      The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

      There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

      American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

      We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

      Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

      CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

      American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

      American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

      The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

      The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

      At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

      Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

      Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

      Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

      Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

      There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

      As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

      An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

      Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

      Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

      Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

      We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

      The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

      If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

      However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

      A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

      If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

      In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

      For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

      American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

      Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

      If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

      If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

      If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

      The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

      The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

      - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

      - among the funds, is fair from a financial point of view to the limited partners of the funds.

      The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to
trade at prices below the Exchange Value upon listing on the            .
                                                             -----------


            Appraised Value of                                                                                 Estimated
             Each Significant      Cash and Cash                     Mortgage and Similar      Other         Consolidation
Property         Asset (1)       Equivalent Assets    Other Assets      Liabilities(1)       Liabilities        Expenses
---------   ------------------   -----------------    ------------   --------------------    -----------     -------------
Sierra
Creekside        $8,070,000           $16,519           $2,327,878         $4,030,435          $131,124         $160,742



                                                                                                              Percentage of Total
            Exchange Value of                                                                                   Exchange Value/
Exchange    American Spectrum                                                                                     Percentage
Value of    Shares per $1,000     GAAP Book Value         Number of American                                   of Total American
American    Original Limited     September 30, 2000        Spectrum Shares            Number of Shares per      Spectrum Shares
Spectrum    Partner Investmet    per Average $1,000       Allocated to Fund         Average $1,000 Original         Issued
Shares(2)         (2)            Original Investment            (3)                       Investment                 (4)
---------   ------------------   -------------------      ------------------        -----------------------   -------------------
$6,092,096       $415.08                $80.75                406,140                        27.67                  6.05%

--------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                - the appraised value of your fund's assets, as determined by Stranger; plus

                -     the book value of non-real estate assets of your fund;
                      minus

                -     mortgage and other indebtedness of your fund and minus

                -     your fund's allocable share of the consolidation expenses.

      Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

      The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.


                                          Appraised        Property                         Year         Percentage
    Property       Property Location        Value            Type       Property Size    Constructed     Ownership(1)
----------------   -----------------     -----------      -----------   -------------   -------------    ------------
Sierra Creekside     San Ramon, CA       $8,070,000          Office     47,800 sq.ft.       1985            100%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

      American Spectrum shares will be allocated

             - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

             - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation(the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

      Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

      The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

      For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
       THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS's OTHER
                 AFFILIATES AND THE CGS MANAGEMENT COMPANY (1)


                                                                          PERCENTAGE OF
                                                                       TOTAL EXCHANGE VALUE/
                                                                         PERCENTAGE OF TOTAL
                                                                               AMERICAN
                             EXCHANGE VALUE OF      SHARE ALLOCATION           SPECTRUM
                                  FUND                                    SHARES ISSUED (1)
                             --------------         ----------------    ---------------------
Sierra Pacific Development
Fund                          $  6,092,096              406,140                 6.05%

Sierra Pacific Development
Fund II                         11,543,206              769,547                11.46%

Sierra Pacific Development
Fund III                           285,210               19,014                 0.28%

Sierra Pacific
Institutional Properties V       4,189,070              279,271                 4.16%

Sierra Pacific Pension
Investors '84                   20,283,396            1,352,226                20.14%

Nooney Income Fund Ltd.,
L.P.                            10,648,242              709,883                10.57%

Nooney Income Fund Ltd. II,
L.P.                            15,691,328            1,046,089                15.58%

Nooney Real Property
Investors-Two, L.P.              7,996,187              533,079                 7.94%

CGS and the majority-owned
affiliates and CGS's other
affiliates (2)                  23,606,353            1,573,757                23.44%

CGS Management Company             361,023               24,068                 0.36%

Totals                        $100,696,112            6,713,074               100.00%
                             ==============         ================    =====================

-----------------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)   Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

      The Exchange Value has been determined for the fund as described below.

      -     The Exchange Value of the fund is computed as:

            -     the sum of:

                  - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                  - the realizable values of the non-real estate assets as of September 30, 2000;

            -     reduced by

                  - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                  - other balance sheet liabilities as of September 30, 2000 and

                  - the fund's share of the expenses related to the consolidation.

      After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

      Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

      - first, to the partners in an amount equal to any loans or advances they have made;

      - second, to the limited partners in an amount equal to any capital account balance;

      - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital; and

      - fourth, 80% to the limited partners and 20% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

      Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

      Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

      Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

      The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                              GAAP Book Value    Exchange
   Estimated Going          Estimated         September 30,      Value per
  Concern Value per     Liquidation Value    2000 per Average     $1,000
   $1,000 Original     per $1,000 Original   $1,000 Original     Original
      Investment            Investment          Investment      Investment (1)
  ----------------     -------------------   ----------------   -------------
   $349.00-$382.00           $398.00             $ 80.75          $415.08

(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

      We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

      Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

      - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

      - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

      - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

      - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

      - The combination of the funds under the ownership of American Spectrum will result in cost savings.

      - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

      You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

            - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

            - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

            - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

      Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

            - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

            - You would continue to be entitled to the safeguards of your partnership agreement.

            - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

            - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

            - There would be no change in your voting rights or your fund's operating policies.

            - Your fund would not incur its share of the expenses of the consolidation.

            - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

            - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

      However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

      If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

      If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

      The following table sets forth the consolidation expenses of your fund:


                          Pre-Closing Transaction Costs

Legal Fees(1).................................................  $    22,518

Appraisals and Valuation(2)...................................        4,286

Fairness Opinions(3)..........................................       15,481

Solicitation Fees(4)..........................................        3,631

Printing and Mailing(5).......................................        9,076

Accounting Fees(6)............................................       59,837

Pre-formation Cost(7).........................................       22,518

      Subtotal................................................  $   137,347



                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8).....................  $    16,747

Legal Closing Fees(9).........................................        6,649

      Subtotal................................................  $    23,396

Total.........................................................  $   160,742*

* Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

      The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

      If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

      The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.

                                     Amount
Year Ended December 31              ---------
-----------------------------------

1996.............................. $        0

1997..............................          0

1998..............................          0

1999..............................          0

2000..............................          0

Budgeted Annual Distribution(1)...          0
                                    =========

---------------
(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR
AFFILIATES

      The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

      Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

The general partners and their affiliates are entitled to the following fees from the fund:

      - a partnership management fee equal to 9% of the cash available for distribution;

      - a property management fee equal to 6% of the gross revenues from real properties of the fund;

      - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

      -     reimbursement for construction supervision costs;

      -     reimbursement for initial leasing costs;

      -     reimbursement of out-of-pocket expenses; and

      - a real estate commission on the sale of properties in an amount not to exceed 50% of the lesser of (1) the requisition fees payable in connection with the acquisition of the fund's properties, or (2) the standard real estate commission, provided that the real estate commission is subordinate to distributions to the limited partners of their capital contributions plus 6% per annum on their adjusted capital contribution.

      American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

      During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                                          COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                                                   TO THE GENERAL PARTNERS (1)


                                                                                 Nine Months
                                                Year Ended December 31,             Ended
                                       ---------------------------------------  September 30,
                                             1997         1998       1999           2000
                                       ------------ ----------- --------------  --------------
HISTORICAL:
Management Fees                        $     33,559  $   41,516  $      39,654  $       33,545
Administrative Fees                          34,870      38,922         50,428          30,348
Leasing Fees                                 19,097      42,738          2,875
Construction Supervision Fees                12,358       6,209             --
Broker Fees                                      --          --             --
General Partner Distributions                    --          --             --
Limited Partner Distributions                    --          --             --
                                       ------------  ----------  -------------  --------------
Total historical                       $     99,884  $  129,385        $92,957  $       63,893

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum
   Shares issuable in respect of
   limited partnership interests       $      7,283  $       --  $      15,560  $
Distributions on American Spectrum
   Shares issuable in respect of the
   CGS Management Company                       791          --          1,689
Restricted Stock and Stock Options           29,625      29,625         29,625          22,219
Salary, Bonuses and Reimbursements           91,997      91,997         91,997          68,998
                                       ------------  ----------  -------------  --------------
Total pro forma as a "C" Corporation   $    129,697  $  121,623  $     138,872  $       91,217

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum
   Shares issuable in respect of
   limited partnership interests       $      7,283  $       --  $      15,560  $
Distributions on American Spectrum
   Shares issuable in respect of the
   CGS Management Company                       791          --          1,689
Restricted Stock and Stock Options           29,625      29,625         29,625          22,219
Salary, Bonuses and Reimbursements           91,997      91,997         91,997          68,998
                                       ------------  ----------  -------------  --------------
Total pro forma as a REIT              $    129,697  $  121,623  $     138,872  $       91,217


------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

                                PROPERTY OVERVIEW

      Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.





                                      RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)
                                    -----------------------------  -----------------------
                             YEAR                         SQ. FT.                            PER LEASED    PERCENTAGE
  PROPERTY    STATE   TYPE   BUILT   NUMBER   % LEASED    LEASED     AMOUNT    % OF TOTAL   SQUARE  FOOT   OWNERSHIP
------------  -----  ------  -----   ------   --------    -------  ----------  ----------   ------------   ----------
Creekside
Office         CA    OFFICE  1985    47,800    100.00%     47,800  $1,008,048     2.76%        $21.09       100%(1)


(1) During the years ended 1998 and 1999, Sierra Mira Mesa Partners received net distributions of $92,700 and $47,000, respectively, from Sierra Creekside Partners. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of the net distributions, your fund's ownership interest in Sierra Creekside Partners increased from 90.67% to 93.45% in 1999 and to 100% in 2000. Creekside Office is owned by Sierra Creekside Partners.

The property is subject to a mortgage in the principal amount of $4,030,435 which bears interest at the rate of 9.46% per annum and matures in January 2005.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

      Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

      If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list your fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

      Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

      An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

      The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

      Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

      The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

      In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

      If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process if liquidating the fund's property.

      You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __,
2001. Any consent form received by [   ], which was hired by us to tabulate your
votes, prior to [   ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

      A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

      Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

      Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

      If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

      If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

      In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

      Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

      Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

      The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

      Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, a person recognizes no gain or loss if:

      - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

      - immediately after the exchange, such individuals or entities are in control of American Spectrum.

      For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

      Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

      Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

      Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

      If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

      Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

      If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

      Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                   APPENDIX A


                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

      You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

      We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

      We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

      Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

      In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.

      To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

      Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

      In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

      We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

      Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

      Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I



-------------------------------------------------------------
                    ALLOCATION OF SHARES
-------------------------------------------------------------
                                                    SHARES (1)
                                                    ---------
-------------------------------------------------------------
Sierra Pacific Development Fund                      406,140
-------------------------------------------------------------
Sierra Pacific Development Fund II                   769,547
-------------------------------------------------------------
Sierra Pacific Development Fund III                   19,014
-------------------------------------------------------------
Sierra Pacific Institutional
Properties V                                         279,271
-------------------------------------------------------------
Sierra Pacific Pension Investors '84               1,352,226
-------------------------------------------------------------
Nooney Income Fund Ltd., L.P.                        709,883
-------------------------------------------------------------
Nooney Income Fund Ltd. II, L.P.                   1,046,089
-------------------------------------------------------------
Nooney Real Property Investors Two,
L.P.                                                 533,079
-------------------------------------------------------------
Affiliated Entities                                1,573,757
-------------------------------------------------------------
CGS Management Company                                24,068
-------------------------------------------------------------

--------------------------
  1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

Dear Unitholder:

      The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

      The general partners believe that the consolidation will provide you with the following benefits:


      - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

      - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

      - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

      - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

      - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

      - Experienced Management Aligned with Shareholders' Interests. American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

            In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

            American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

      There are risks involved in the consolidation. These include the following:

      - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

      - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

      - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

      - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

      - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

      - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

            - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

            - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

            - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

      - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

      - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

      - American Spectrum will have more indebtedness and greater leverage than the funds.

      - Stanger's fairness opinion only addressed the allocation of the shares

            - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

            -   among the funds.

            The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

      - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

      - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

      - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

            Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

      - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

      The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

      American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

       American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

      By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

      In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS



Q:    What is the proposed consolidation that I am being asked to vote upon?

      A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

      A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:    Why is American Spectrum proposing the consolidation?

      A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

      Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

      A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

      A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

      A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

      Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:    How do I vote?

      A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:    Can I change my vote after I mail my consent form?

      A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

      A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

      After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:    When do you expect the consolidation to be completed?

      A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

      Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.
                                             Sincerely,

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund (the "Merging Entity").

                                    RECITALS:

      WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

      WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

      WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

      WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

      "Agreement" means this Agreement, as amended from time to time.

      "American Spectrum" has the meaning set forth in the preface above.

      "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

      "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

      "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

      "Business Combination" has the meaning set forth in Section 4.1 below.

      "CGS" means CGS Real Estate Company, Inc.

      "CGS Affiliates" means CGS and its affiliates.

      "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

      "Closing" has the meaning set forth in Section 2.3 below.

      "Closing Date" has the meaning set forth in Section 2.3 below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Effective Time" has the meaning set forth in Section 2.2 below.

      "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

      "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

      "Limited Partner" means a limited partner of the Merging Entity.

      "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

      "Managing General Partner" means the managing general partner of the Merging Entity.

      "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

      "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

      "Merger" has the meaning set forth in the first paragraph of the Recitals above.

      "Merging Entity" has the meaning set forth in the preface above.

      "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

      "Note Option" has the meaning set forth in paragraph 4.1 below.

      "Notes" has the meaning set forth in paragraph 4.2 below.

      "Party" or "Parties" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

      "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

      "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

      "SEC" has the meaning set forth in the first paragraph of the Recitals above.

      "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

      "Share Consideration" has the meaning set forth in Section 4.1.

      "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

      "Surviving Corporation" has the meaning set forth in Section 2.1 below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1   Merger.

      Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2   Effective Time.

      On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

      3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

      3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

      3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

      4.1 Share Consideration. (ai At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

      (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

      (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

      4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

      4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

      4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

      American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

      5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

      5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

      5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

      The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

      6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

      6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

      7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

      8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

      8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

      8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

      9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

      (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

      (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

      (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

      (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

      (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

      9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

      American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

      10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

      10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Merging Entity:

      c/o William J. Carden
      Chief Executive Officer
      American Spectrum Realty, Inc.
      1800 East Deere Avenue
      Santa Ana, California  92705

      With copy to:

      If to American Spectrum:

      William J. Carden
      Chief Executive Officer
      American Spectrum Realty, Inc.
      1800 East Deere Avenue
      Santa Ana, California   92705

      With copy to:

      Proskauer Rose LLP
      1585 Broadway
      New York, NY  10036
      Attn:  Peter M. Fass, Esq.
      Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

      11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

      11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                          ------------------------------------
                                          Name
                                          Title


                                    SIERRA PACIFIC DEVELOPMENT FUND

                                    By:
                                          ------------------------------------
                                          Name
                                          Title

                                   Appendix C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         SIERRA PACIFIC DEVELOPMENT FUND


Section 11.2 of the Partnership Agreement is amended to read as follows:

      "11.2: The Partnership will not sell or lease any [Project] or [Project Interest] to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2001



                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED           , 2001
                     FOR SIERRA PACIFIC DEVELOPMENT FUND II


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund II, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns interests in offices and office/warehouse properties located in Texas and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 89.5% occupied. American Spectrum's properties are 87.6% occupied.

         - Your fund had $190,000 of cash flow during 1999. Some of the other funds and the CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         -        Your fund only has a ratio of debt to total assets of 52%.
                  American Spectrum will have a ratio debt to total assets of 61%.

                                TABLE OF CONTENTS

                                                                                 Page
OVERVIEW ......................................................................   S-2

ADDITIONAL INFORMATION ........................................................   S-3

RISK FACTORS ..................................................................   S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION ......................................  S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION ..................................  S-10

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND ..........................  S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES ........................................  S-13

FAIRNESS OF THE CONSOLIDATION .................................................  S-16

EXPENSES OF THE CONSOLIDATION .................................................  S-18

REQUIRED VOTE .................................................................  S-23

AMENDMENT TO THE PARTNERSHIP AGREEMENT ........................................  S-24

VOTING PROCEDURES .............................................................  S-24

FEDERAL INCOME TAX CONSIDERATIONS .............................................  S-25

APPENDIX A -- FAIRNESS OPINION ................................................   A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER.....................................   B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP....................   C-1

                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 769,547 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1988. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in six properties located in Texas and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property is 89.5% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 42.8% of the square footage of the leases on your fund's properties expire by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expire by 2002.

- The average age of the properties of your fund is 22 years. The average age of the properties of American Spectrum is 17.5 years.

- Your fund's property has a ratio of debt to total assets of 52%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund made distributions in 1997 and had $190,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period.

         In addition, a number of the entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 7,546 units or 8.7% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.


                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 7,546 units or 8.7% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

         There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns office and warehouse properties located in Texas and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 52%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- Your property is currently 89.5% occupied while American Spectrum's occupancy rate will be 87.6% upon completion.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share.

         The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates, and CGS's other affiliates relied on information prepared by the general partners of the funds and CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.

                        Appraised
                      Value of Each                                                                                  Estimated
                       Significant       Cash and Cash                      Mortgage and Similar       Other       Consolidation
  Property              Asset (1)      Equivalent Assets    Other Assets       Liabilities (1)      Liabilities       Expenses
----------------      -------------    -----------------    ------------    --------------------    -----------    -------------
5850 San Felipe        $ 6,500,000                                             $ 2,733,000
Southwest Pointe         3,460,000                                               1,548,964
Siera Westlakes          5,010,000                                               1,990,105
Sorrento I                 783,370                                                 314,645
Sorrento II              1,339,280                                                      --
Sierra Mira Mesa         3,073,092                                                 882,609
Total                   20,165,742          $72,328          $7,381,552          7,469,323           $8,196,073      $411,021



                                                                                                               Percentage of
                                                                                                                   Total
                     Exchange Value of                                                                        Exchange Value/
 Exchange Value      American Spectrum         GAAP Book Value           Number of        Number of Shares     Percentage of
  of American        Shares per $1,000        June 30, 2000 per      American Spectrum      per Average        Total American
   Spectrum           Original Limited          Average $1,000       Shares Allocated     $1,000 Original     Spectrum Shares
   Shares(2)       Partner Investment (2)    Original Investment        to Fund (3)         Investment           Issued (4)
 --------------    ----------------------    -------------------     -----------------    ----------------    ---------------
  $11,543,206             $531.29                  $527.60                769,547             35.42                11.46%

-----------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

         - the appraised value of your fund's assets, as determined by Stranger; plus

         -        the book value of non-real estate assets of your fund; minus

         -        mortgage and other indebtedness of your fund and minus

         -        your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS'S other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the properties owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                                                                                      Year         Percentage
   Property         Property Location    Appraised Value     Property Type      Property Size      Constructed    Ownership (1)
----------------    -----------------    ---------------    ----------------    --------------     -----------    -------------
5850 San Felipe     Houston, TX          $     6,500,000    Office              100,900 sq. ft.       1977           100.00%
Sierra Westlakes    San Antonio, TX            5,010,000    Office/warehouse     93,370 sq. ft.       1985           100.00%
Southwest Pointe    Houston, TX                3,460,000    Office/warehouse    100,868 sq. ft.       1972           100.00%
Sierra Mira Mesa    San Diego, CA             15,020,000    Office               89,560 sq. ft.       1987            20.47%
Sorrento II         San Diego, CA             10,820,000    Office               88,423 sq. ft.       1986            12.38%
Sorrento I          San Diego, CA              4,340,000    Office/warehouse     43,100 sq. ft.       1986            18.11%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

         American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

- between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)


                                                                                        PERCENTAGE OF
                                                                                            TOTAL
                                                                                        EXCHANGE VALUE/
                                                                                        PERCENTAGE OF
                                                                                        TOTAL AMERICAN
                                                EXCHANGE VALUE           SHARE              SPECTRUM
                                                   OF FUND           ALLOCATION (1)       SHARES ISSUED
                                                --------------       --------------      ---------------
Sierra Pacific Development Fund                  $  6,092,096            406,140               6.05%
Sierra Pacific Development Fund II                 11,543,206            769,547              11.46%
Sierra Pacific Development Fund III                   285,210             19,014               0.28%
Sierra Pacific Institutional Properties V           4,189,070            279,271               4.16%
Sierra Pacific Pension Investors `84               20,283,396          1,352,226              20.14%
Nooney Income Fund Ltd., L.P.                      10,648,242            709,883              10.57%
Nooney Income Fund Ltd. II, L.P.                   15,691,328          1,046,089              15.58%




                                                                                          PERCENTAGE OF
                                                                                              TOTAL
                                                                                         EXCHANGE VALUE/
                                                                                          PERCENTAGE OF
                                                                                          TOTAL AMERICAN
                                                EXCHANGE VALUE            SHARE              SPECTRUM
                                                   OF FUND            ALLOCATION (1)       SHARES ISSUED
                                                --------------        --------------      ---------------
Nooney Real Property Investors-Two, L.P.            7,996,187             533,079               7.94%
CGS and the majority-owned  affiliates and         23,606,353           1,573,757              23.44%
CGS's other affiliates (2)
CGS Management Company                                361,023              24,068               0.36%
Totals                                           $100,696,112           6,713,074             100.00%
                                                ==============        ==============      ===============

---------------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                           - the realizable values of the non-real estate assets as of September 30, 2000;

                  -        reduced by

                           - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of September 30, 2000 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

- first, to the partners in an amount equal to any loans or advances they have made;

- second, to the limited partners in an amount equal to any capital account balance;

- third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

- fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

- fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

- sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                         GAAP Book Value September 30,      Exchange Value per
 Estimated Going Concern Value        Estimated Liquidation Value           2000 per Average $1,000          $1,000 Original
 per $1,000 Original Investment      per $1,000 Original Investment           Original Investment             Investment (1)
--------------------------------    --------------------------------    -------------------------------    --------------------
        $446.00-$524.00                         $504.00                             $527.60                       $531.29



(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

                  - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

                  - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

                  - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

                  - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

                  - You would continue to be entitled to the safeguards of your partnership agreement.

                  - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

                  - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

                  - There would be no change in your voting rights or your fund's operating policies.

                  - Your fund would not incur its share of the expenses of the consolidation.

                  - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:

                          Pre-Closing Transaction Costs

Legal Fees(1) .......................................................................   $   56,268
Appraisals and Valuation(2) .........................................................       15,041
Fairness Opinions(3) ................................................................       38,684
Solicitation Fees(4) ................................................................        7,596
Printing and Mailing(5) .............................................................       18,990
Accounting Fees(6) ..................................................................      158,692
Pre-formation Cost(7) ...............................................................       56,268
        Subtotal ....................................................................   $  351,539

                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8) ...........................................   $   41,849
Legal Closing Fees(9) ...............................................................       17,632
        Subtotal ....................................................................   $   59,481
Total ...............................................................................   $  411,021*

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $500.00.


Year Ended December 31                                  Amount
----------------------------------------------------   --------
1996 ...............................................    $13.85
1997 ...............................................      2.31
1998 ...............................................      0
1999 ...............................................      0
2000 ...............................................      0
Budgeted Annual Distribution(1) ....................      0
                                                       ========


--------------
(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a profit sharing percentage fee equal to 10% of the cash available for distribution;

         - a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

         - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

         -        reimbursement for initial leasing costs;

         -        reimbursement of out-of-pocket expenses; and

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                                                                   Nine Months
                                                                             Year Ended December 31,                  Ended
                                                                    -----------------------------------------     September 30,
HISTORICAL (1):                                                        1997           1998           1999              2000
------------------------------------------------------------        -----------    -----------    -----------    ---------------
Management Fees                                                      $ 113,480      $ 140,921      $ 135,994        $ 114,284
Administrative Fees                                                    253,315        274,442        317,238          225,771
Leasing Fees                                                           225,971         62,509         53,746           60,232
Construction Supervision Fees                                           52,314         17,019          5,640                0
Broker Fees                                                                  0              0              0                0
General Partner Distributions                                                0              0              0                0
Limited Partner Distributions                                                0              0              0                0
                                                                    -----------    -----------    -----------      -----------
      Total historical                                               $ 645,080      $ 494,892      $ 512,618        $ 400,287

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable in                    3,222             87         15,675                0
   respect of limited partnership interests
Distributions on American Spectrum Shares issuable in                    3,621             98         17,618                0
   respect of the CGS Management Company
Restricted Stock and Stock Options                                      56,134         56,134         56,134           42,100
Salary, Bonuses and Reimbursements                                     174,315        174,315        174,315          130,737
                                                                    -----------    -----------    -----------      -----------
         Total Pro forma as "C" Corporation                            237,292        230,634        263,742          172,837

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable in                    3,222             87         15,675                0
   respect of limited partnership interests
Distributions on American Spectrum Shares issuable in                    3,621             98         17,618                0
   respect of the CGS Management Company
Restricted Stock and Stock Options                                      56,134         56,134         56,134           42,100

Salary, Bonuses and Reimbursements                                     174,315        174,315        174,315          130,737
                                                                    -----------    -----------    -----------      -----------
      Total Pro forma as REIT                                          237,292        230,634        263,742          172,837


(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns interests in office and office/warehouse properties located in California and Texas. Information regarding the property as of September 30, 2000 is set forth below.


                                                  RENTABLE SQUARE FEET        ANNUALIZED NET RENT(1)    PER
                                              ---------------------------   ------------------------   LEASED
                                      YEAR                         SQ. FT.                             SQUARE   PERCENTAGE
   PROPERTY        STATE    TYPE      BUILT    NUMBER   % LEASED   LEASED     AMOUNT      % OF TOTAL    FOOT    OWNERSHIP
-----------------  -----   --------   -----   -------   --------   ------   -----------   ----------   ------   ----------
Sorrento 1           CA    OFF/WARE   1986     43,100    100.00%   43,100   $   295,152      0.81%     $ 6.85      18.11 %
Sierra Mira Mesa     CA    OFFICE     1987     89,560     97.04%   86,909   $ 1,967,480      5.39%     $22.64       20.47%(1)
Sorrento II          CA    OFFICE     1986     88,073    100.00%   88,073   $ 1,003,024      2.75%     $11.39       12.38%
Southwest Pointe     TX    OFF/WARE   1972    100,868     90.70%   91,487   $   537,841      1.47%      $5.88         100%
Sierra Westlakes     TX    OFF/WARE   1985     95,370     74.75%   71,289   $   644,788      1.77%      $9.04         100%
5850 San Felipe      TX    OFFICE     1977    100,900     99.02%   99,911   $ 1,221,754      3.35%     $12.23         100%

(1) During 1998 and 1999, Sierra Mira Mesa Partners made net contributions of $203,000 and $326,184 to your fund. These net contributions were principally used to assist funding of capital improvements and lease commission expenditures. In 1998 and 1999, your fund incurred $526,000 and $446,000, respectively, for such expenditures. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' contributions and distributions to Sierra Pacific Pension Investors `84, your fund's ownership interest in Sierra Mira Mesa Partners decreased from 33.74% in 1998 to 33.01% in 1999 and to 20.47% in 2000.

The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

   PROPERTY             MORTGAGE PRINCIPAL        INTEREST RATES         MATURITY DATE
----------------       --------------------      ----------------      -----------------
Sorrento I               $  1,627,184                  8.75%            September, 2009
Sierra Mira Mesa            4,336,827                  7.74%             October, 2010
Sorrento II                   None                      N/A                   N/A
Southwest Pointe            1,481,964                  8.35%            September, 2009
Sierra Westlakes            1,879,105                  9.00%              March, 2006
5850 San Felipe             3,000,000                  5.00%              April, 2004


                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's properties for sale with brokers and commence the process of liquidating the fund's properties.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.


                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                                                      APPENDIX A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.


         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners" balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                                  ALLOCATION OF SHARES

                                                                                SHARES (1)
                                                                                ----------
Sierra Pacific Development Fund                                                  406,140

Sierra Pacific Development Fund II                                               769,547

Sierra Pacific Development Fund III                                               19,014

Sierra Pacific Institutional Properties V                                        279,271

Sierra Pacific Pension Investors '84                                           1,352,226

Nooney Income Fund Ltd., L.P.                                                    709,883

Nooney Income Fund Ltd. II, L.P.                                               1,046,089

Nooney Real Property Investors Two, L.P.                                         533,079

Affiliated Entities                                                            1,573,757

CGS Management Company                                                            24,068


--------

(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

Dear Unitholder:

         The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

         The general partners believe that the consolidation will provide you with the following benefits:


         - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

         - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

         - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

         -        Experienced Management Aligned with Shareholders' Interests.
                  American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

         In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

         American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

         There are risks involved in the consolidation. These include the following:

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

         - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

         - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

                  - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

                  - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                  - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

         - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

         - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

         - American Spectrum will have more indebtedness and greater leverage than the funds.

         - Stanger's fairness opinion only addressed the allocation of the shares

                  - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

                  -        among the funds.

                  The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

         - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

         - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

         - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

                  Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

         - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

         The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

         American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

         American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

         By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

         In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS

Q:       What is the proposed consolidation that I am being asked to vote upon?

         A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

         A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:       Why is American Spectrum proposing the consolidation?

         A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

         Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

         A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary-The Consolidation-American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

         A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

         A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

         Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:       How do I vote?

         A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:       Can I change my vote after I mail my consent form?

         A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

         A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

         After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:       When do you expect the consolidation to be completed?

         A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
         ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

         Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.



                                        Sincerely,

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund II (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American

Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:
         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter

(regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                   AMERICAN SPECTRUM REALTY, INC.

                                   By:
                                        -----------------------------------
                                        Name
                                        Title


                                   SIERRA PACIFIC DEVELOPMENT FUND II

                                   By:
                                        -----------------------------------
                                        Name
                                        Title

                                   APPENDIX C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                      OF SIERRA PACIFIC DEVELOPMENT FUND II

Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease any property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated [ ]."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                            DATED               , 2001
                     FOR SIERRA PACIFIC DEVELOPMENT FUND III


        This supplement is being furnished to you, as a limited partner of Sierra Pacific Development Fund III, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

        Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

        The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

        There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

        - Unlike your fund which owns an interest in one office/warehouse property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

        - Your fund has a minority interest in the Sorrento I property, which is 100% occupied. American Spectrum's properties are 87.6% occupied.

        - Your fund had $3,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

        - The transaction will be taxable to you. We estimate that you will recognize a taxable gain of $37 for every $1,000 of your original investment and that you may pay additional taxes if the IRS challenges our position on the taxation of the transaction.

        - Your fund only has a ratio of debt to total assets of 37%. American Spectrum will have a ratio of debt to total assets of 61%.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
OVERVIEW....................................................................S-2

ADDITIONAL INFORMATION......................................................S-3

RISK FACTORS................................................................S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND.......................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES.....................................S-13

FAIRNESS OF THE CONSOLIDATION..............................................S-16

EXPENSES OF THE CONSOLIDATION..............................................S-18

REQUIRED VOTE..............................................................S-23

AMENDMENT TO THE PARTNERSHIP AGREEMENT.....................................S-24

VOTING PROCEDURES..........................................................S-24

FEDERAL INCOME TAX CONSIDERATIONS..........................................S-26

APPENDIX A -- FAIRNESS OPINION.............................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER.................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP................C-1

                                    OVERVIEW

THE CONSOLIDATION

        Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

        Your fund will be allocated an aggregate of 19,014 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

        The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns an interest in only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has a ratio of debt to total assets of 37%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and the CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- None of the square footage of the leases on your fund's property expires by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expire by 2002.

- The age of the property of your fund is 15 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

        Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,825 units or 5.0% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

        Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

        The consolidation will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except for an amount equal to the amount by which the liabilities assumed in the consolidation exceed the basis of the assets transferred. Your share of the gain will be allocated to you. We estimate that an original limited partner in the fund will recognize $37 of taxable gain for a $1000 original investment. This gain may be offset by passive losses which a limited partner may have.

        We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. If the IRS prevails, your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

        If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

        We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

        Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

        The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

        The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTIES OF YOUR FUND BINDS ALL THE LIMITED PARTNERS OF YOUR FUND INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

        American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 1,825 units or 5.0% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND LOCATION OF THE PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

        There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns an interest in one office/warehouse located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

- The age of the building on your fund's property is 15 years which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's property.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 37%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- Your property is currently 100% occupied and none of the square footage of the leases expires by 2002. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation and 39.5% of the square footage of its leases will expire by 2002.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

        Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

        Your fund's property is located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

        The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

        The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

        The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

        There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

        American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

        Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

        CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

        American Spectrum will acquire the assets of CGS, and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

        American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

        IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

        The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

        The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

        At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

        Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

        Stanger's appraisal was made on a limited scope basis using the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

        There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

        As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

        An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

        Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

        Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

        Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

        We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

        The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

        Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

        If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

        However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

        A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

        If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

        In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

        For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

        American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

        Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

        If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

        If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

        If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

        The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

        The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.

                      Appraised
                      Value of     Cash and
                        Each          Cash                       Mortgage                        Estimated
                     Significant   Equivalent                   and Similar          Other     Consolidation
  Property (1)        Asset (2)      Assets    Other Assets   Liabilities (2)     Liabilities     Expenses
------------------------------------------------------------------------------------------------------------
Sierra Sorrento I     $510,384        $824        $8,145         $204,999           $13,602       $15,545


                Exchange Value
                  of American                                                  Percentage of
                   Spectrum        GAAP Book                                   Total Exchange
                  Shares per       Value June    Number of        Number of        Value/
                    $1,000        30, 2000 per    American        Shares per    Percentage of
 Exchange Value    Original         Average       Spectrum         Average     Total American
  of American       Limited          $1,000        Shares          $1,000        Spectrum
   Spectrum         Partner         Original     Allocated to      Original     Shares Issued
   Shares(3)     Investment (3)    Investment      Fund (4)       Investment         (5)
---------------------------------------------------------------------------------------------
   $285,210         $31.21          $(40.15)       19,014            2.08           0.28%

---------------------------

(1) The property is owned through a joint venture partnership, Sierra Valencia Partnership.

(2) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(3) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

-       the appraised value of your fund's assets, as determined by Stranger;
        plus

-       the book value of non-real estate assets of your fund; minus

-       mortgage and other indebtedness of your fund and minus

-       your fund's allocable share of the consolidation expenses.

        Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(4) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(5) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

        The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                       Property       Appraised                          Property         Year        Percentage
    Property           Location         Value         Property Type        Size       Constructed    Ownership (1)
------------------------------------------------------------------------------------------------------------------
Sierra Sorrento I    San Diego, CA    $4,340,000    Office/warehouse   43,100 sq. ft.     1986          11.54%


(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

        American Spectrum shares will be allocated

- between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and

- among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates including the CGS Management Company, and CGS's other affiliates, and among all the funds.

        The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

          ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE FUNDS AND
      CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES, AND
                         THE CGS MANAGEMENT COMPANY (1)

                                                                                     PERCENTAGE OF
                                                                                     TOTAL EXCHANGE
                                                                                    VALUE/PERCENTAGE
                                                                                    OF TOTAL AMERICAN
                                                EXCHANGE           SHARE                SPECTRUM
                                              VALUE OF FUND     ALLOCATION (1)       SHARES ISSUED
                                              -------------     --------------      --------------
Sierra Pacific Development Fund               $  6,092,096           406,140             6.05%

Sierra Pacific Development Fund II              11,543,206           769,547            11.46%

Sierra Pacific Development Fund III                285,210            19,014             0.28%

Sierra Pacific Institutional Properties V        4,189,070           279,271             4.16%

Sierra Pacific Pension Investors '84            20,283,396         1,352,226            20.14%

Nooney Income Fund Ltd., L.P.                   10,648,242           709,883            10.57%

Nooney Income Fund Ltd. II, L.P.                15,691,328         1,046,089            15.58%

Nooney Real Property Investors-Two, L.P.         7,996,187           533,079             7.94%

CGS and the majority-owned affiliates and
CGS's other affiliates (2)                      23,606,353         1,573,757            23.44%

CGS Management Company                             361,023            24,068             0.36%

Totals                                        $100,696,112         6,713,074           100.00%
                                              ============      ============     ============

----------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)     Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

        The Exchange Value has been determined for the fund as described below.

-       The Exchange Value of the fund is computed as:

                -       the sum of:

                        - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                        - the realizable values of the non-real estate assets as of September 30, 2000;

                -       reduced by

                        - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                        - other balance sheet liabilities as of September 30, 2000 and

                        - the fund's share of the expenses related to the consolidation.

        After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

        Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

        - first, to the partners in an amount equal to any loans or advances they have made;

        - second, to the limited partners in an amount equal to any capital account balance;

        - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

        - fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

        - fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

        - sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

        Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

        Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

        Also, your managing general partner wants you to note:

        - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

        - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

        - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

        The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                        GAAP Book Value      Exchange Value
 Estimated Going Concern    Estimated Liquidation   September 30, 2000 per     per $1,000
Value per $1,000 Original      Value per $1,000         Average $1,000          Original
        Investment           Original Investment      Original Investment    Investment (1)
-------------------------------------------------------------------------------------------
      $15.00-$18.00                 $30.16                 $(40.15)              $31.21

(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

        We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

        Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

        - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

        - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

        - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

        - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

        - The combination of the funds under the ownership of American Spectrum will result in cost savings.

        - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

        You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

        - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

        - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

        - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

        Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

        - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

        - You would continue to be entitled to the safeguards of your partnership agreement.

        - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

        - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

        - There would be no change in your voting rights or your fund's operating policies.

        - Your fund would not incur its share of the expenses of the consolidation.

        - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

        - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

        However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

        If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

        If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

        The following table sets forth the consolidation expenses of your fund:

                       Pre-Closing Transaction Costs

Legal Fees(1)..............................................................          $ 1,424

Appraisals and Valuation(2)................................................              495

Fairness Opinions(3).......................................................              979

Solicitation Fees(4).......................................................            1,956

Printing and Mailing(5)....................................................            4,890

Accounting Fees(6).........................................................            2,984

Pre-formation Cost(7)......................................................            1,424

        Subtotal                                                                     $14,152


                          Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)..................................          $ 1,059

Legal Closing Fees(9)......................................................              332

        Subtotal...........................................................          $ 1,391

Total......................................................................          $15,543

*       Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of June 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of June 30, 2000.

        The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

        If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

        The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.



Year Ended December 31                            Amount
-----------------------------------------       ----------
1996.....................................      $     0

1997.....................................            0

1998.....................................            0

1999.....................................            0

2000.....................................            0

Budgeted Annual Distribution(1)..........            0
                                               ==========


----------
(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.


DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

        The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

        Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

        The general partners and their affiliates are entitled to the following fees from the fund:

        - a profit sharing participation equal to 5% of the cash available for distribution;

        - a property management fee equal to 6% of the gross revenues from real properties of the fund;

        - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

        -       reimbursement for initial leasing costs;

        -       reimbursement of out-of-pocket expenses; and

        - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

        American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

        During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)

                                                                                             Nine Months
                                                             Year Ended December 31,            Ended
                                                       ----------------------------------    September 30,
                                                         1997         1998         1999         2000
                                                       --------     --------     --------     --------
HISTORICAL:
Management Fees                                        $ 40,248     $      0     $      0     $      0
Administrative Fees                                      75,530            0            0            0
Leasing Fees                                             76,984            0            0            0
Construction Supervision Fees                            64,904            0            0            0
Broker Fees                                              61,000            0            0            0
General Partner Distributions                                 0            0            0            0
Limited Partner Distributions                                 0            0            0            0
                                                       --------     --------     --------     --------
Total historical                                       $318,666     $      0     $      0     $      0

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests        $      0     $      0     $      0     $      0
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company                  0            0            0            0
Restricted Stock and Stock Options                        1,387        1,387        1,387        1,040
Salary, Bonuses and Reimbursements                        4,307        4,307        4,307        3,230
                                                       --------     --------     --------     --------
Total pro forma as a "C" Corporation                   $  5,694     $  5,694     $  5,694     $  4,270

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable
    in respect of limited partnership interests        $     0     $      0     $      0     $      0
Distributions on American Spectrum Shares issuable
    in respect of the CGS Management Company                 0            0            0            0
estricted Stock and Stock Options                        1,387        1,387        1,387        1,040
Salary, Bonuses and Reimbursements                       4,307        4,307        4,307        3,230
                                                       --------     --------     --------     --------
Total pro forma as a REIT                              $  5,694     $  5,694     $  5,694     $  4,270

------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

        Your fund owns a minority interest in Sierra Sorrento I, an office/warehouse property located in California, through a California general partnership (Sorrento I Partners) with Sierra Mira Mesa Partners. Because your fund owns less than 50%, it records its interest as an investment in an unconsolidated joint venture using the equity method of accounting. Thus, the Sierra Sorrento I property is not reflected as an asset on your fund's balance sheet nor is the debt reflected in the balance sheet. Information regarding the property as of September 30, 2000 is set forth below.

                                                                                    ANNUALIZED NET
                                                        RENTABLE SQUARE FEET            RENT(1)
                                                    ----------------------------   ----------------
                                           YEAR                          SQ. FT.              % OF      PER LEASED    PERCENTAGE
    PROPERTY         STATE      TYPE       BUILT    NUMBER   % LEASED    LEASED     AMOUNT    TOTAL    SQUARE FOOT     OWNERSHIP
--------------------------------------------------------------------------------------------------------------------------------
                              Office/
Sierra Sorrento I     CA      Warehouse    1986     43,100     100%      43,100    $295,152   0.81%        $6.85       11.54%(1)


---------------
(1) During the years ended 1998 and 1999, Sierra Mira Mesa Partners received net distributions of $109,500 and $769,107, respectively, from Sorrento I Partners. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of these distributions, your fund's ownership interest in Sorrento I Partners increased from 11.41% to 11.88% in 1999 and to 16.76% in 2000.

        During 1999, Sierra Mira Mesa Partners made net contributions of $2,400 to Sierra Vista Partners. These net contributions were used to assist with administrative expenses, as Sierra Vista Partners has no source of revenue.

        The property is subject to a mortgage in the principal amount of $1,627,184 which bears interest at the rate of 8.75% per annum and matures in September, 2009.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

        Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

        If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

        Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

        An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

        The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

        Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

        The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

        In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

        You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __,
2001. Any consent form received by [   ], which was hired by us to tabulate your
votes, prior to [   ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

        A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form

        Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

        Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

        If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

        If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

        In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

        Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

        Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

        The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

        Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

        - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

        - immediately after the exchange, such individuals or entities are in control of American Spectrum.

        For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum except to the extent the liabilities American Spectrum assumed exceed the basis of the assets contributed. Such gain will be equal to the amount by which the liabilities assumed exceed the basis of the assets transferred, and your share of the gain will be allocated to you. The estimated amount of your gain is set forth on p. [___]. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

        Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

        Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

        Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

        If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax consequences to limited partners who receive shares."

        Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

        If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

        Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                   APPENDIX A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors "84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors " Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

        You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

        We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

        We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

        Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

        Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

        In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.

        To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

        Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

        In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

        We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

        Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

        Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


-------------------------------------------------------------------------
                          ALLOCATION OF SHARES
-------------------------------------------------------------------------
                                                               SHARES (1)
-------------------------------------------------------------------------
Sierra Pacific Development Fund                                  406,140
-------------------------------------------------------------------------
Sierra Pacific Development Fund II                               769,547
-------------------------------------------------------------------------
Sierra Pacific Development Fund III                               19,014
-------------------------------------------------------------------------
Sierra Pacific Institutional Properties V                        279,271
-------------------------------------------------------------------------
Sierra Pacific Pension Investors '84                           1,352,226
-------------------------------------------------------------------------
Nooney Income Fund Ltd., L.P.                                    709,883
-------------------------------------------------------------------------
Nooney Income Fund Ltd. II, L.P.                               1,046,089
-------------------------------------------------------------------------
Nooney Real Property Investors Two, L.P.                         533,079
-------------------------------------------------------------------------
Affiliated Entities                                            1,573,757
-------------------------------------------------------------------------
CGS Management Company                                            24,068
-------------------------------------------------------------------------


--------

    1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

Dear Unitholder:

        The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

        The general partners believe that the consolidation will provide you with the following benefits:


        - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

        - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

        - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

        - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

        - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

        - Experienced Management Aligned with Shareholders' Interests. American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

               In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

               American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORSRISK FACTORS

        There are risks involved in the consolidation. These include the following:

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

        - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

        - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

               - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

                - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

        - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

        - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

        - American Spectrum will have more indebtedness and greater leverage than the funds.

        - Stanger's fairness opinion only addressed the allocation of the shares

                - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

                -       among the funds.

                The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

        - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

        - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

        - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

               Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

        - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

        The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

        American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

        American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

        By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

        In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS



Q:      What is the proposed consolidation that I am being asked to vote upon?

        A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

        A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:      Why is American Spectrum proposing the consolidation?

        A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

        Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

        A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

        A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

        A:     Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

        Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:      How do I vote?

        A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:      Can I change my vote after I mail my consent form?

        A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

        A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

        After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:      When do you expect the consolidation to be completed?


        A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
        ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

        Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.
                                          Sincerely,

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Development Fund III (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

       "Agreement" means this Agreement, as amended from time to time.

       "American Spectrum" has the meaning set forth in the preface above.

       "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

       "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

       "Business Combination" has the meaning set forth in Section 4.1 below.

       "CGS" means CGS Real Estate Company, Inc.

       "CGS Affiliates" means CGS and its affiliates.

       "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

       "Closing" has the meaning set forth in Section 2.3 below.

       "Closing Date" has the meaning set forth in Section 2.3 below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Effective Time" has the meaning set forth in Section 2.2 below.

       "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

       "Limited Partner" means a limited partner of the Merging Entity.

       Limited Partnership Units has the meaning set forth in Section 2.1 below.

       "Managing General Partner" means the managing general partner of the Merging Entity.

       "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

       "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

       "Merger" has the meaning set forth in the first paragraph of the Recitals above.

       "Merging Entity" has the meaning set forth in the preface above.

       "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "Note Option" has the meaning set forth in paragraph 4.1 below.

       "Notes" has the meaning set forth in paragraph 4.2 below.

       "Party" or "Parties" has the meaning set forth in the preface above.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

       "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "SEC" has the meaning set forth in the first paragraph of the Recitals above.

       "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

       "Share Consideration" has the meaning set forth in Section 4.1.

       "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

       "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1    Merger.

       Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2    Effective Time.

       On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in
Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

       3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

       3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

       3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

       3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

       4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

       (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

       (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

       4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

       4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

       4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

       5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

       5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

       11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

       11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            Name
                                            Title


                                    SIERRA PACIFIC DEVELOPMENT FUND III

                                    By:
                                            Name
                                            Title

                                   Appendix C

                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       SIERRA PACIFIC DEVELOPMENT FUND III



Section 11.2 of the Partnership Agreement is amended to read as follows:

       "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED             , 2001
                                              ------------

                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT

                                       TO

                    PROSPECTUS/CONSENT SOLICITATION STATEMENT

                                  DATED , 2001

                  FOR SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

        This supplement is being furnished to you, as a limited partner of Sierra Pacific Institutional Properties V, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

        Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

        The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

        There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

        - Unlike your fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

        - Your fund's property is 100% occupied. American Spectrum's properties are 87.6% occupied.

        - Your fund had $132,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

        - Your fund has no debt. American Spectrum will have a ratio of debt to total assets of 61%.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
OVERVIEW........................................................................................................S-2

ADDITIONAL INFORMATION..........................................................................................S-3

RISK FACTORS....................................................................................................S-4

 AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND..........................................................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES.........................................................................S-13

FAIRNESS OF THE CONSOLIDATION..................................................................................S-16

EXPENSES OF THE CONSOLIDATION..................................................................................S-18

REQUIRED VOTE..................................................................................................S-24

AMENDMENT TO THE PARTNERSHIP AGREEMENT.........................................................................S-25

VOTING PROCEDURES..............................................................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS..............................................................................S-27

APPENDIX A -- FAIRNESS OPINION.................................................................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER.....................................................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP....................................................C-1



                                       i

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                                    OVERVIEW

THE CONSOLIDATION

        Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

        Your fund will be allocated an aggregate of 279,271 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

        The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995 Your fund intended to liquidate its properties by 1990. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns only one property located in California. The property is an office property. Some of the funds own more than one property, different types of properties and properties located in other markets.

- Your fund's property has no debt. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of indebtedness to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus the bank value of other assets.

- Your fund's property is 100% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 27% of the square footage of the leases on your fund's property expire by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expire by 2002.

- The age of the property of your fund is 13 years. The average age of the properties of American Spectrum is 17.5 years.

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-       Your fund has not made distributions during the last five years and had
        $132,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not make distributions or have net cash flow which would have been available for distribution.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

        Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,843 units or 6.0% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

        Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

        The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

        If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

        We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

        Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

        The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

        The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

        American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 1,843 units or 6% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

        There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners by comparison with their existing interests in the fund.

        - Your investment currently consists of an interest in your fund. Your fund owns an interest in one office located in California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

        - The age of the building on your fund's property is 13 years, which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's property.

        - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

        - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has no debt. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

        - Your property is currently 100% occupied and only 27% of the square footage of the leases expires by 2002. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation and 39.5% of the square footage of its leases will expire by 2002.

        - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

        Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

- Your fund's property is located in California. American Spectrum will also own properties in the midwest and west and Texas. The California real estate market is currently stronger than the market in these other states.

- The average age of your fund's properties is less than the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

        The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

        The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

        There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

        American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

        Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

        CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will succeed and that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

        American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

        American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

        The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

        The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

        At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

        Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

        Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

        There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

        As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

        An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

        Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

        Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

        Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

        We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

        The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

        If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

        However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

        A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

        If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

        In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

        For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

        American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

        Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

        If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

        If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

        If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

        The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

        The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

        - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

        - among the funds, is fair from a financial point of view to the limited partners of the funds.

        The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.

               Appraised
               Value of
                 Each                                                  Mortgage and                    Estimated
              Significant     Cash and Cash                              Similar           Other     Consolidation
Property (1)   Asset (2)    Equivalent Assets      Other Assets      Liabilities (2)    Liabilities     Expenses
------------ ------------- -------------------- ------------------- ------------------ ------------- --------------
Sierra        $4,274,982          $4,873              $6,776                -             $16,144       $81,417
Sorrento II

                                                                                                   Percentage of
               Exchange Value of                                                                       Total
  Exchange     American Spectrum   GAAP Book Value                                              Exchange Value/Percentage
  Value of     Shares per $1,000    September 30,    Number of American                          of Total American
  American     Original Limited   2000 per Average    Spectrum Shares     Number of Shares per    Spectrum Shares
  Spectrum    Partner Investment   $1,000 Original   Allocated to Fund       Average $1,000           Issued
 Shares (3)           (3)            Investment              (4)          Original Investment           (5)
------------ -------------------- ----------------- -------------------- ---------------------- -------------------
  4,189,070         $544.44            $274.01            279,271                36.30                 4.16%


---------------------------

(1) The property is owned through a joint venture partnership, Sierra Mira Mesa Partnership.

(2) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(3) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                - the appraised value of your fund's assets, as determined by Stranger; plus

                -       the book value of non-real estate assets of your fund;
                        minus

                -       mortgage and other indebtedness of your fund and minus

                - your fund's allocable share of the consolidation expenses.

        Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(4) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(5) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

        The following table provides information concerning the property owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                                                           Property        Year        Percentage
      Property       Property Location  Appraised Value   Property Type      Size      Constructed    Ownership (1)
   -------------- -------------------- ----------------- --------------- ------------ -------------  --------------

                                                                          88,423 sq.
 Sierra Sorrento II    San Diego, CA      $10,820,000        Office          ft.           1986           39.51%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

        American Spectrum shares will be allocated:

        - between the funds as a group and CGS and the majority-owned affiliates and CGS's other affiliates, including the CGS Management Company, and

        - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

        Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates and among all the funds.

        The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Values of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Value of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
 THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND CGS'S OTHER AFFILIATES
                       AND THE CGS MANAGEMENT COMPANY (1)

                                                                                  PERCENTAGE OF
                                                                                  TOTAL EXCHANGE
                                                                                 VALUE/PERCENTAGE
                                                                                 OF TOTAL AMERICAN
                                           EXCHANGE VALUE           SHARE         SPECTRUM SHARES
                                               OF FUND          ALLOCATION (1)        ISSUED
                                           --------------       --------------     ---------------
Sierra Pacific Development Fund           $       6,092,096             406,140              6.05%
Sierra Pacific Development Fund II               11,543,206             769,547             11.46%
Sierra Pacific Development Fund III                 285,210              19,014              0.28%
Sierra Pacific Institutional Properties V         4,189,070             279,271              4.16%
Sierra Pacific Pension Investors '84             20,283,396           1,352,226             20.14%
Nooney Income Fund Ltd., L.P.                    10,648,242             709,883             10.57%
Nooney Income Fund Ltd. II, L.P.                 15,691,328           1,046,089             15.58%
Nooney Real Property Investors-Two, L.P.          7,996,187             533,079              7.94%
CGS and the majority-owned affiliates
and CGS's other affiliates (2)                   23,606,353           1,573,757             23.44%
CGS Management Company                              361,023              24,068              0.36%
Totals                                    $     100,696,112           6,713,074            100.00%
                                          =================     ===============    ==============

----------------------
(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)     Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

        The Exchange Value has been determined for the fund as described below.

        -       The Exchange Value of the fund is computed as:

                -       the sum of:

                        - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                        - the realizable values of the non-real estate assets as of September 30, 2000;

                -       reduced by

                        - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                        - other balance sheet liabilities as of September 30, 2000 and

                        - the fund's share of the expenses related to the consolidation.

        After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

        Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

        - first, to the partners in an amount equal to any loans or advances they have made;

        - second, to the limited partners in an amount equal to any capital account balance;

        - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

        - fourth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 12% per annum on their adjusted capital contributions minus prior distributions from all sources; and

        - fifth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

        Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

        Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

        Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                 GAAP Book Value September   Exchange Value per
 Estimated Going Concern Value    Estimated Liquidation Value      30, 2000 per Average       $1,000 Original
 per $1,000 Original Investment  per $1,000 Original Investment $1,000 Original Investment     Investment (1)
-------------------------------- ------------------------------ --------------------------- --------------------
        $-363.00-$417.00                      $528.00                       $274.01                 $544.44

(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

        We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

        Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

        - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

                - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

        - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

        - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

        - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

        You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:
                                      S-17

        - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

        - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

        - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

        Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

        - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

        - You would continue to be entitled to the safeguards of your partnership agreement.

        - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

        - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

        - There would be no change in your voting rights or your fund's operating policies.

        - Your fund would not incur its share of the expenses of the consolidation.

        - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

        - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

        However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

        If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

        If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

        The following table sets forth the consolidation expenses of your fund:

                                          Pre-Closing Transaction Costs
Legal Fees(1)..............................................................................          $    11,928

Appraisals and Valuation(2)................................................................                1,693

Fairness Opinions(3).......................................................................                8,201

Solicitation Fees(4).......................................................................                3,265

Printing and Mailing(5)....................................................................                8,163

Accounting Fees(6).........................................................................               24,629

Pre-formation Cost(7)......................................................................               11,928

         Subtotal..........................................................................          $    69,807


                                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8)..................................................          $     8,872

Legal Closing Fees(9)......................................................................                2,737

         Subtotal..........................................................................          $    11,609

Total......................................................................................          $    81,417*

*       Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, and the CGS Management Company, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

        The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

        If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

        The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.


Year Ended December 31                                  Amount
-------------------------------------------------  --------------
1996..............................................  $      0

1997..............................................         0

1998..............................................         0

1999..............................................         0

2000..............................................         0

Budgeted Annual Distribution(1)...................     23.86
                                                    ==============

----------------
(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

        The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

        Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

        The general partners and their affiliates are entitled to the following fees from the fund:

        - a profit sharing participation fee equal to 10% of the cash available for distribution;

        - a property management fee equal to 6% of the gross revenues from real properties of the fund;

        - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

        -       reimbursement of out-of-pocket expenses; and

        - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

        American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

        During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

                                                                          Year Ended December 31,
                                                        -----------------------------------------------------------
HISTORICAL(1):                                                 1997              1998                 1999
                                                        ------------------ ----------------- ----------------------
Management Fees                                         $           59,515 $          49,919 $               69,072
Administrative Fees                                                 69,720            77,844                 89,275
Leasing Fees                                                        16,293            74,504                      0
Construction Supervision Fees                                        1,998            22,511                      0
Broker Fees                                                              0                 0                      0
General Partner Distributions                                            0                 0                      0
Limited Partner Distributions                                            0                 0                      0
                                                        ------------------ ----------------- ----------------------
Total historical                                        $          147,526 $         224,778 $              158,347

PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests           $              299           $     0 $                7,904
Distributions on American Spectrum Shares issuable in
     respect of the CGS Management Company                             423                 0                 11,160
Restricted Stock and Stock Options                                  20,371            20,371                 20,371
Salary, Bonuses and Reimbursements                                  63,260            63,260                 63,260
                                                        ------------------ ----------------- ----------------------
Total Pro Forma as a "C" Corporation                    $           84,353 $          83,631 $              102,695

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests           $              299 $               0 $                7,904
Distributions on American Spectrum Shares issuable in
     respect of the CGS Management Company                             423                 0                 11,160
Restricted Stock and Stock Options                                  20,371            20,371                 20,371
Salary, Bonuses and Reimbursements                                  63,260            63,260                 63,260
                                                        ------------------ ----------------- ----------------------
Total Pro Forma as a REIT:                              $           84,353 $          83,631 $              102,695
------------------------------------------------------- ------------------ ----------------- ----------------------


                                                         Nine Months Ended
                                                           September 30,
HISTORICAL(1):                                                  2000
                                                        --------------------
Management Fees                                         $             65,295
Administrative Fees                                                   60,696
Leasing Fees                                                          15,879
Construction Supervision Fees                                              0
Broker Fees                                                                0
General Partner Distributions                                              0
Limited Partner Distributions                                              0
                                                        --------------------
Total historical                                        $            141,870

PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests           $                  0
Distributions on American Spectrum Shares issuable in                      0
     respect of the CGS Management Company
Restricted Stock and Stock Options                                    15,278
Salary, Bonuses and Reimbursements                                    47,445
                                                        --------------------
Total Pro Forma as a "C" Corporation                    $             62,723

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests           $                  0
Distributions on American Spectrum Shares issuable in                      0
     respect of the CGS Management Company
Restricted Stock and Stock Options                                    15,278
Salary, Bonuses and Reimbursements                                    47,445
                                                        --------------------
Total Pro Forma as a REIT:                              $             62,723
------------------------------------------------------- --------------------

------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the Consent Solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" corporation or a REIT.

                                PROPERTY OVERVIEW

        Your fund owns one office property located in California. Information regarding the property as of September 30, 2000 is set forth below.

                                                        RENTABLE SQUARE FEET          ANNUALIZED NET RENT(1)
                                                 ----------------------------------- --------------------------   PER
                                                                                                                 LEASED
                                         YEAR                              SQ. FT.                               SQUARE   PERCENTAGE
     PROPERTY        STATE     TYPE      BUILT     NUMBER    % LEASED      LEASED        AMOUNT     % OF TOTAL    FOOT    OWNERSHIP
------------------- ------- ---------- --------- ---------- ----------- ------------ -------------- ----------- -------- -----------
Sorrento II -
Office                CA    OFFICE       1986        88,073     100.00%       88,073     $1,003,024      2.75%     $11.39  39.51%(1)

(1) During 1998, Sierra Mira Mesa Partners made net contributions of $143,043 to Sorrento II Partners. These net contributions were principally used by Sorrento II Partners to assist funding of leasing commissions and capital improvements totaling $556,000 incurred during the year. Your fund's ownership interest in Sorrento II Partners decreased from 66.45% in 1999 to 64.90% in 2000 as a result of Sierra Mira Mesa's net contributions.

        During 1999, Sierra Mira Mesa Partners made net contributions of $967,420 to Sorrento II Partners. These net contributions were primarily used by Sorrento II Partners to fund the ultimate purchase of the land parcels in which the Sorrento II building is residing. In February 2000, Sorrento II Partners concluded the purchase of the land parcels. Your fund's ownership interest in Sorrento II Partners decreased from 64.90% in 1999 to 39.51% in 2000 as a result of Sierra Mira Mesa's net contribution.

        The property is not subject to a mortgage.

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

        Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

        If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list your fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

        Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

        An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

        The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

        Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

        The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

        In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

        You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __,
2001. Any consent form received by [     ], which was hired by us to tabulate
your votes, prior to [     ] [p.m.] [Eastern] time on the last day of the
solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

        A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted

"For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

        Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

        Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

        If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

        If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

        In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

        Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

        Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

        The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

        Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

        - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

        - immediately after the exchange, such individuals or entities are in control of American Spectrum.

        For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

        Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

        Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

        Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

        If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

        Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

        If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

        Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                   APPENDIX A

                              DRAFT FORM OF OPINION

Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors `84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

        You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

        We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

        We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

        Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

        Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

        In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.


        To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

        Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

        In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

        We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

        Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

        Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
          , 2001
----------

                                                                       EXHIBIT I

-----------------------------------------------------------------------------------------
                                  ALLOCATION OF SHARES
                                  --------------------
-----------------------------------------------------------------------------------------
                                                                               SHARES (1)
                                                                               ------
-----------------------------------------------------------------------------------------
Sierra Pacific Development Fund                                                  406,140
-----------------------------------------------------------------------------------------
Sierra Pacific Development Fund II                                               769,547
-----------------------------------------------------------------------------------------
Sierra Pacific Development Fund III                                               19,014
-----------------------------------------------------------------------------------------
Sierra Pacific Institutional Properties V                                        279,271
-----------------------------------------------------------------------------------------
Sierra Pacific Pension Investors '84                                           1,352,226
-----------------------------------------------------------------------------------------
Nooney Income Fund Ltd., L.P.                                                    709,883
-----------------------------------------------------------------------------------------
Nooney Income Fund Ltd. II, L.P.                                               1,046,089
-----------------------------------------------------------------------------------------
Nooney Real Property Investors Two, L.P.                                         533,079
-----------------------------------------------------------------------------------------
Affiliated Entities                                                            1,573,757
-----------------------------------------------------------------------------------------
CGS Management Company                                                            24,068
-----------------------------------------------------------------------------------------

---------------------------
        (1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

Dear Unitholder:

        The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

        The general partners believe that the consolidation will provide you with the following benefits:

        - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

        - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

        - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

        - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

        - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

        - Experienced Management Aligned with Shareholders' Interests. American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

                In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

                American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

        There are risks involved in the consolidation. These include the following:

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

        - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

        - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

                - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

                - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

        - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

        - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

        - American Spectrum will have more indebtedness and greater leverage than the funds.

        - Stanger's fairness opinion only addressed the allocation of the shares

                - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and
                -       among the funds.

                The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

        - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

        - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

        - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

                Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

        - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.

BACKGROUND

        The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

        American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

        American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

        By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

        In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS

Q:      What is the proposed consolidation that I am being asked to vote upon?

        A:      You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

        A:      If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:      Why is American Spectrum proposing the consolidation?

        A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

        Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

        A:      The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.

Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

        A:      Yes, subject to the limitations described below. If you vote
        "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

        A:      Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

        Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:      How do I vote?

        A:      Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:      Can I change my vote after I mail my consent form?

        A:      Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

        A:      The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

        After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:      When do you expect the consolidation to be completed?

        A:      American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
        ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

        Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.
                                   Sincerely,

                                   Appendix B

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Institutional Properties V (the "Merging Entity").

                                    RECITALS:

       WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

       WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

       WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

       NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

       "Agreement" means this Agreement, as amended from time to time.

       "American Spectrum" has the meaning set forth in the preface above.

       "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

       "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

       "Business Combination" has the meaning set forth in Section 4.1 below.

       "CGS" means CGS Real Estate Company, Inc.

       "CGS Affiliates" means CGS and its affiliates.

       "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

       "Closing" has the meaning set forth in Section 2.3 below.

       "Closing Date" has the meaning set forth in Section 2.3 below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Effective Time" has the meaning set forth in Section 2.2 below.

       "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

       "Limited Partner" means a limited partner of the Merging Entity.

       Limited Partnership Units has the meaning set forth in Section 2.1 below.

       "Managing General Partner" means the managing general partner of the Merging Entity.

       "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

       "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

       "Merger" has the meaning set forth in the first paragraph of the Recitals above.

       "Merging Entity" has the meaning set forth in the preface above.

       "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

       "Note Option" has the meaning set forth in paragraph 4.1 below.

       "Notes" has the meaning set forth in paragraph 4.2 below.

       "Party" or "Parties" has the meaning set forth in the preface above.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

       "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

       "SEC" has the meaning set forth in the first paragraph of the Recitals above.

       "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

       "Share Consideration" has the meaning set forth in Section 4.1.

       "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

       "Surviving Corporation" has the meaning set forth in Section 2.1 below.

       "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1    Merger.

       Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2    Effective Time.

       On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

       2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

       3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

       3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

       3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

       3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

       4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

       (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

       (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

       4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

       4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

       4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

       American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

       5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

       5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

       5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

       The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

       6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

       6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

       The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

       7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

       7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

       The Parties agree as follows with respect to the period following the
Closing:

       8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

       8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

       8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

       9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

       (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

       (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

       (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

       (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

       (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

       9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

       American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

       10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

       10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

       10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

       11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Merging Entity:
       c/o William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       If to American Spectrum:

       William J. Carden
       Chief Executive Officer
       American Spectrum Realty, Inc.
       1800 East Deere Avenue
       Santa Ana, California  92705

       With copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, NY  10036
       Attn:  Peter M. Fass, Esq.
       Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

       11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

       11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

       11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                            Name
                                            Title


                                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

                                    By:
                                            Name
                                            Title

                                   Appendix C
                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V


Section 11.2 of the Partnership Agreement is amended to read as follows:

       "11.2 Sales and Leases to the General Partner. The Partnership shall not sell or lease property to the General Partner or its Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []." Notwithstanding the foregoing, the Partnership may enter into leases for office space for no more and 1% (and renewals and/or expansions by an existing affiliated tenant for no more than an additional 5%) of the rentable space in any real property acquired by the Partnership to any Affiliated of the General Partner in the normal course of such Affiliate's business on terms and conditions and at rentals no less favorable to the Partnership than those which would have been determined by arms'-length negotiations with a nonaffiliated Person for comparable space in the area where the property is located, which determination may be made on the basis of, and take into account the terms, conditions and rentals agreed to by any other tenants of the property. Notwithstanding the foregoing, in the event such Affiliated of the General Partner subleases any such space at a lease rate in excess of that paid by such Affiliate to the Partnership, such Affiliated shall be required to pay any such excess amounts as additional lease payments to the Partnership."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2001



                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                                  DATED          , 2001
                    FOR SIERRA PACIFIC PENSION INVESTORS '84


         This supplement is being furnished to you, as a limited partner of Sierra Pacific Pension Investors '84, which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, S-P Properties, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

         - Unlike your fund which owns interests in office and office/warehouse properties located in Arizona and California, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

         - Your fund's property is 98% occupied. American Spectrum's properties are 87.6% occupied.

         - Your fund had $21,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

         -        Your fund only has a ratio of debt to total assets of 20%.
                  American Spectrum will have a ratio of debt to total assets of 61%.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
OVERVIEW .............................................................   S-2

ADDITIONAL INFORMATION................................................   S-3

RISK FACTORS..........................................................   S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION .............................  S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION .........................  S-10

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND..................  S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES................................  S-13

FAIRNESS OF THE CONSOLIDATION.........................................  S-16

EXPENSES OF THE CONSOLIDATION.........................................  S-18

REQUIRED VOTE.........................................................  S-24

AMENDMENT TO THE PARTNERSHIP AGREEMENT................................  S-25

VOTING PROCEDURES.....................................................  S-25

FEDERAL INCOME TAX CONSIDERATIONS.....................................  S-26

APPENDIX A -- FAIRNESS OPINION........................................  A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER............................  B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP...........  C-1


                                    OVERVIEW


THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 1,352,226 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns interests in properties located in Arizona and California. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total assets of 20%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 98% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 15.6% of the square footage of the leases on your fund's property expires by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expires by 2002.

- The average age of the properties of your fund is 14 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 18,979 units or 24.7% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the fund to merge with American Spectrum and participate in the consolidation. The amendment must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendment.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

         American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Your managing general partner and its affiliates own different percentages of each fund. Your managing general partner and its affiliates own 18,979 units or 24.7% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

     There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns interests in office and office/warehouse properties in Arizona and California. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - The average age of the buildings on your fund's properties is 14 years which is less than 17.5 years, the average age of American Spectrum's properties. As a result, American Spectrum's properties may require more capital expenditures than your fund's properties.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 20%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - Your property is currently 98% occupied and 15.6% of the square footage of the leases expires by 2002. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation and 39.5% of the square footage of its leases will expire by 2002.

         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

YOUR FUND MAY DISTRIBUTE MORE THAN AMERICAN SPECTRUM IN ITS FIRST YEAR.

         The budgeted annual distribution used by American Spectrum in calculating going concern value for your fund was higher than American Spectrum's estimated first year distribution. While your fund has not in the past made distributions equal to the budgeted annual distribution, it is possible that your fund could distribute more than American Spectrum will distribute in its first year. Additionally, we cannot assure that American Spectrum's annual dividend will increase over time and exceed the budgeted annual distribution.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, including the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds and CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP.

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.


                    Appraised
                  Value of Each                                                                               Estimated
                   Significant   Cash and Cash                           Mortgage and          Other         Consolidation
    Property        Asset (1)   Equivalent Assets    Other Assets     Similar Liabilities(1) Liabilities      Expenses
    --------        ---------   -----------------    ------------     ---------------------  -----------     -------------
Sorrento I        $ 3,046,246                                             $1,223,540
Sorrento II         5,205,738                                                 -
Sierra Valencia     3,860,000                                              1,463,190
Sierra Mira Mesa   11,946,908                                              3,431,219
Total              24,058,892       $53,867           $4,746,868           6,117,949          $2,009,763       $448,519


                Exchange Value of
   Exchange     American Spectrum                                                                            Percentage of Total
   Value of     Shares per $1,000     GAAP Book Value                                                          Exchange Value/
   American     Original Limited     September 30, 2000    Number of American      Number of Shares per      Percentage of Total
   Spectrum     Partner Investment   per Average $1,000     Spectrum Shares       Average $1,000 Original   American Spectrum Shares
   Shares (2)          (2)           Original Investment   Allocated to Fund (3)      Investment                 Issued (4)
-------------   -----------------    ------------------    --------------------   -----------------------   ------------------
 $20,283,396       $1,052.77           $497.57                1,352,226                70.18                    20.14%


---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals


                  - the appraised value of your fund's assets, as determined by Stanger; plus

                  - the book value of non-real estate assets of your fund; minus

                  - mortgage and other indebtedness of your fund and minus

                  - your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the properties owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.


                                                                                                      Year         Percentage
   Property        Property Location     Appraised Value       Property Type      Property Size    Constructed     Ownership (1)
   --------        -----------------     ---------------       -------------      -------------    -----------     -------------
Sierra Valencia     Tucson, AZ           $      3,860,000    Office/warehouse    82,520 sq. ft.       1987          100.00%
Sierra Mira Mesa    San Diego, CA              15,020,000    Office              89,560 sq. ft.       1987           79.53%
Sorrento II         San Diego, CA              10,820,000    Office              88,073 sq. ft.       1986           48.11%
Sorrento I          San Diego, CA               4,340,000    Office/warehouse    43,100 sq. ft.       1986           70.35%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

         - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

         - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)


                                                                                        PERCENTAGE OF
                                                                                           TOTAL
                                                                                       EXCHANGE VALUE/
                                                                                        PERCENTAGE OF
                                                                                       TOTAL AMERICAN
                                                 EXCHANGE VALUE        SHARE               SPECTRUM
                                                   OF FUND           ALLOCATION(1)      SHARES ISSUED
                                             ------------------      ------------      ---------------
Sierra Pacific Development Fund               $   6,092,096                406,140              6.05%
Sierra Pacific Development Fund II               11,543,206                769,547             11.46%
Sierra Pacific Development Fund III                 285,210                 19,014              0.28%
Sierra Pacific Institutional Properties V         4,189,070                279,271              4.16%
Sierra Pacific Pension Investors '84             20,283,396              1,352,226             20.14%
Nooney Income Fund Ltd., L.P.                    10,648,242                709,883             10.57%
Nooney Income Fund Ltd. II, L.P.                 15,691,328              1,046,089             15.58%
Nooney Real Property Investors-Two, L.P.          7,996,187                533,079              7.94%
CGS and the majority-owned affiliates and
CGS's other affiliates (2)                       23,606,353              1,573,757             23.44%
CGS Management Company                              361,023                 24,068              0.36%
Totals                                        $ 100,696,112              6,713,074            100.00%
                                              =============              =========            ======


----------------------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                           - the realizable values of the non-real estate assets as of September 30, 2000;

                  -        reduced by

                           - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of September 30, 2000 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value will be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, to the partners in an amount equal to any loans or advances they have made;

         - second, to the limited partners in an amount equal to any capital account balance;

         - third, 1% to the general partners and 99% to the limited partners until the limited partners receive cumulative distributions equal to 6% per annum on the outstanding balance, from time to time, of their unreturned capital;

         - fourth, to the general partners in an amount equal to 3% of the gross sales price of properties sold by the fund, but not in excess of the lesser of 6% of the compensation customarily paid to brokers or 6% of the gross sales price for a property;

         - fifth, 1% to the general partners and 99% to the limited partners until the limited partners receive distributions equal to 100% of their capital contributions, reduced by distributions from sales or refinancing, plus 15% per annum on their adjusted capital contributions minus prior distributions from all sources; and

         - sixth, the balance pro rata to the partners in proportion to their adjusted capital account balances.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                       GAAP Book Value
                                                                    September 30, 2000 per     Exchange Value per
 Estimated Going Concern Value     Estimated Liquidation Value     Average $1,000 Original       $1,000 Original
 per $1,000 Original Investment  per $1,000 Original Investment           Investment             Investment (1)
 -----------------------------   ------------------------------    ------------------------    ------------------
        $883.00-$992.00                     $1,016.00                      $ 497.57                 $1,052.77


(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepared consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

         The following table sets forth the consolidation expenses of your fund:

                               Pre-Closing Transaction Costs
Legal Fees(1)............................................................................... $    67,131
Appraisals and Valuation(2).................................................................      12,771
Fairness Opinions(3)........................................................................      46,153
Solicitation Fees(4)........................................................................       6,047
Printing and Mailing(5).....................................................................      15,117
Accounting Fees(6)..........................................................................     165,817
Pre-formation Cost(7).......................................................................      67,131
         Subtotal........................................................................... $   380,167

                                  Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)................................................... $    49,929
Legal Closing Fees(9).......................................................................      18,424
         Subtotal........................................................................... $    68,353
Total....................................................................................... $   448,519*

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $250.00.


Year Ended December 31                                   Amount
----------------------                                   ------
1996...............................................     $10.40
1997...............................................       2.60
1998...............................................          0
1999...............................................          0
2000...............................................          0

Budgeted Annual Distribution(1)....................      41.86
                                                        ======

                           (1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - a profit sharing percentage fee equal to 10% of the cash available for distribution;

         - a property management fee equal to customary rates, but not to exceed 6% of gross receipts plus a one-time fee for initial lease-up of development properties;

         - reimbursement for administrative services provided to the fund, such as accounting, legal, data processing and similar services;

         -        reimbursement for initial leasing costs;

         -        reimbursement of out-of-pocket expenses; and

         - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                                                  Nine Months Ended
                                                                  Year Ended December 31,            September 30,
                                                         --------------------------------------   -----------------
HISTORICAL (1):                                              1997           1998           1999           2000
---------------                                              ----           ----           ----           ----
Management Fees                                          $103,045       $107,883       $116,438       $ 92,368
Administrative Fees                                       147,574       $161,249       $189,676       $125,726
Leasing Fees                                               22,034         50,794              0              0
Construction Supervision Fees                              19,427          1,062         24,692              0
Broker Fees                                                     0              0              0              0
General Partner Distributions                                   0              0              0              0
Limited Partner Distributions                                   0              0              0              0
                                                         --------       --------       --------       --------
Total historical                                         $292,080       $320,988       $330,806       $218,095
                                                         ========       ========       ========       ========

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                0              0          2,711              0
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                   0              0            422              0
Restricted Stock and Stock Options                         98,636         98,636         98,636         73,977
Salary, Bonuses and Reimbursements                        306,302        306,302        306,302        229,727
                                                         --------       --------       --------       --------
     Total Pro forma as "C" Corporation                   404,938        404,938        408,071        303,704
                                                         ========       ========       ========       ========

PRO FORMA AS A REIT: (2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                0              0          2,711              0
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                   0              0            422              0
Restricted Stock and Stock Options                         98,636         98,636         98,636         73,977
Salary, Bonuses and Reimbursements                        306,302        306,302        306,302        229,727
                                                         --------       --------       --------       --------
     Total Pro forma as REIT                              404,938        404,938        408,071        303,704
                                                         ========       ========       ========       ========

(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

                                PROPERTY OVERVIEW

         Your fund owns interests in office and office/warehouse properties located in California and Arizona. Information regarding the property as of September 30, 2000 is set forth below.


                                                                                         ANNUALIZED
                                                            RENTABLE SQUARE FEET          NET RENT
                                                                                                       PER LEASED
                                                YEAR                %      SQ. FT.              % OF      SQUARE    PERCENTAGE
 PROPERTY           STATE        TYPE          BUILT    NUMBER    LEASED   LEASED     AMOUNT    TOTAL       FOOT     OWNERSHIP
 --------           -----        ----          -----    ------    ------   ------     ------    -----       ----     ---------
Sierra Valencia       AZ    Office/warehouse    1987    82,520     96.97%  80,060     588,960    1.61%      7.36     100.00%
Sierra Mira Mesa      CA    Office              1987    89,560     97.04%  86,909   1,967,480    5.39%     22.64      79.53%
Sorrento II           CA    Office              1986    88,073    100.00%  88,073   1,003,024    2.75%     11.39      48.11%
Sorrento I            CA    Office/warehouse    1986    43,100    100.00%  43,100     295,152    0.81%      6.85      70.35%

         During 1998, Sierra Mira Mesa Partners made net contributions of $169,250 to your fund to provide assistance with operations of the Sierra Valencia property and the funding of capital improvements and leasing commissions amounts to $105,000. As a result of these net contributions and as a result of Sierra Mira Mesa Partners' net contributions of $203,000 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from 66.26% in 1998 to 66.99% in 1999.

         In 1999, Sierra Mira Mesa Partners received net distributions of $241,284 from your fund. Sierra Mira Mesa Partners' primary use of these funds was to provide its joint venture partners with an additional source of capital. As a result of these net distributions and as a result of Sierra Mira Mesa Partners' net contributions of $326,184 to Sierra Pacific Development Fund II, your fund's ownership interest in Sierra Mira Mesa Partners increased from 66.99% in 1999 to 79.5% in 2000.

The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:


     PROPERTY         MORTGAGE PRINCIPAL            INTEREST RATES                 MATURITY DATE
     --------         ------------------            --------------                 -------------
Sorrento I                $1,627,184                    8.75%                          Sep-09
Sorrento II                    0                         N/A                            N/A
Sierra Valencia            1,354,190                    9.25%                          Apr-07
Sierra Mira Mesa           4,336,827                    7.74%                          Oct-10


                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

         An amendment to the partnership agreement of the fund is necessary in connection with the consummation of the consolidation. The amendment is attached to this supplement as Appendix C.

         The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendment to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

         If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

                                                                 APPENDIX A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds" General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner"s Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.


         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities" other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners" balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund"s limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds", the Affiliated Entities" or the CGS Management Company"s business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds" portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.


Very truly yours,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

                                                                       EXHIBIT I


                                  ALLOCATION OF SHARES

                                                                                SHARES (1)
                                                                                ----------
Sierra Pacific Development Fund                                                  406,140

Sierra Pacific Development Fund II                                               769,547

Sierra Pacific Development Fund III                                               19,014

Sierra Pacific Institutional Properties V                                        279,271

Sierra Pacific Pension Investors '84                                           1,352,226

Nooney Income Fund Ltd., L.P.                                                    709,883

Nooney Income Fund Ltd. II, L.P.                                               1,046,089

Nooney Real Property Investors Two, L.P.                                         533,079

Affiliated Entities                                                            1,573,757

CGS Management Company                                                            24,068


--------

(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.


                                     A-I-1

Dear Unitholder:

         The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

         The general partners believe that the consolidation will provide you with the following benefits:


         - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

         - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

         - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

         -        Experienced Management Aligned with Shareholders' Interests.
                  American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.


                                     A-I-2

         In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

         American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

         There are risks involved in the consolidation. These include the following:

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

         - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

         - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

                  - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.



                                     A-I-3

                  - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                  - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

         - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

         - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

         - American Spectrum will have more indebtedness and greater leverage than the funds.

         - Stanger's fairness opinion only addressed the allocation of the shares

                  - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

                  -        among the funds.

                  The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

         - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

         - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

         - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.


                                     A-I-4

                  Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

         - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

         The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

         American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

         American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

         By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well


                                     A-I-5
as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

         In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS

Q:       What is the proposed consolidation that I am being asked to vote upon?

         A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

         A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:       Why is American Spectrum proposing the consolidation?

         A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American


                                     A-I-6

         Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

         A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary-The Consolidation-American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

         A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

         A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

         Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:       How do I vote?

         A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be


                                     A-I-7
         counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:       Can I change my vote after I mail my consent form?

         A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

         A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

         After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:       When do you expect the consolidation to be completed?

         A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
         ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

         Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If


                                     A-I-8
you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.



                                        Sincerely,


                                     A-I-9

                                   Appendix B
                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Sierra Pacific Pension Investors '84 (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and California, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code

(S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the California Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the California Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the California Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the California Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in
Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of California, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:

         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:


         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                        AMERICAN SPECTRUM REALTY, INC.

                        By:
                                Name
                                Title



                        By:
                                Name
                                Title

                                   Appendix C

AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
SIERRA PACIFIC PENSION INVESTORS '84



Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partners. The Partnership shall not sell or lease property to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED ____________, 2001



                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                             DATED         , 2001
                        FOR NOONEY INCOME FUND LTD., L.P.


      This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd., L.P., to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

      Pursuant to the consent solicitation and this supplement, Nooney Income Investments, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

      The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

      There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

      - Unlike your fund which owns one office and one office/warehouse property located in Kansas and Illinois respectively, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

      - Your fund's property is 93% occupied. American Spectrum's properties are 87.6% occupied.

      - Your fund had $433,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.

      - Your fund only has a ratio of debt to total assets of 9%. American Spectrum will have a ratio of debt to total assets ratio of 61%.

                                       TABLE OF CONTENTS

                                                                            Page
                                                                            ----

OVERVIEW.....................................................................S-2

ADDITIONAL INFORMATION.......................................................S-3

RISK FACTORS.................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION....................................S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION................................S-10

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES......................................S-13

FAIRNESS OF THE CONSOLIDATION...............................................S-16

EXPENSES OF THE CONSOLIDATION...............................................S-18

REQUIRED VOTE...............................................................S-24

AMENDMENTS TO THE PARTNERSHIP AGREEMENT.....................................S-25

VOTING PROCEDURES...........................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS...........................................S-27

APPENDIX A -- FAIRNESS OPINION..............................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER..................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP..................C-1

                                    OVERVIEW

THE CONSOLIDATION

      Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

      Your fund will be allocated an aggregate of 709,883 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

      The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1993. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns one property located in Kansas and one property located in Illinois. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total assets of 9%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 93% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- 62% of the square footage of the leases on your fund's property expires by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expires by 2002.

- Your fund made distributions in 1998 and had $433,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the CGS privately held entities did not make distributions or have net cash flow which would have been available for distribution.

- The age of the property of your fund is 24 years. The average age of the property of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

      Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 2,091 units or 13.8% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

      Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

      The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

      If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

      We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

      Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

                                  RISK FACTORS

      The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

      The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

      American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 2,091 units or 13.8% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

      BECAUSE OF THE DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

      There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

- Your investment currently consists of an interest in your fund. Your fund owns one office located in Kansas, and one office/warehouse located in Illinois. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

- Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

- Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 9%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

- Your property is currently 93% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

- It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

      Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

      The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

      The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

      There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

      American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

      We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

      Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

      CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

      American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

      American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

      The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

      The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

      At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

      Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

      Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

      Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

      Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

      There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

      As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

      An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

      Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

      Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

      Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

      We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

        The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

      American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

      If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

      However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

      A REIT is subject to an entity level tax on the sale of property it held which had fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

      If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

      In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

      For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

      American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

      Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

      If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

      If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

      If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

      The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

      The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

      - between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates and

      - among the funds, is fair from a financial point of view to the limited partners of the funds.

      The following table sets forth the calculation of the Exchange Value and other consideration to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.


                 Appraised
                  Value of      Cash and                   Mortgage
                    Each          Cash                       and                           Estimated
                Significant    Equivalent     Other        Similar           Other       Consolidation
   Property      Asset (1)       Assets       Assets    Liabilities (1)    Liabilities      Expenses
-------------- --------------  ---------- ------------  ---------------   ------------- --------------
Oak Grove
Commons           $5,570,000       --           --       $1,109,095              --            --
Leawood
Fountain Plaza     5,000,800       --           --           --                  --            --
Fund Total        10,570,800   $1,523,203    $239,754     1,109,095          $379,766       $196,654



                                                                                Percentage of
                    Exchange Value     GAAP Book                                    Total
                      of American      Value June     Number of    Number of   Exchange Value/
                    Spectrum Shares   30, 2000 per    American     Shares per   Percentage of
                      per $1,000        Average       Spectrum      Average    Total American
Exchange Value of  Original Limited      $1,000        Shares        $1,000       Spectrum
American Spectrum       Partner         Original    Allocated to    Original    Shares Issued
    Shares(2)       Investment (2)     Investment     Fund (3)     Investment        (4)
-----------------  -----------------  ------------- ------------  -----------  ----------------
   $10,648,242          $701.47         $376.34        709,883       45.76         10.57%


---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals:

      - the appraised value of your fund's assets, as determined by Stranger; plus

      -     the book value of non-real estate assets of your fund; minus

      -     mortgage and other indebtedness of your fund and minus

      -     your fund's allocable share of the consolidation expenses.

      Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

      The following table provides information concerning the properties owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                                                                                 Percentage
                   Property     Appraised   Property     Property      Year      Ownership
    Property       Location       Value        Type        Size     Constructed     (1)
---------------  ------------  ----------- ----------   ---------- ------------- -----------
    Leawood                                             85,778 sq.
 Fountain Plaza  Leawood, KS   $6,580,000     Office       ft.       1982-1983        76.00%

   Oak Grove       Downers                   Office/   137,678 sq.
    Commons       Grove, IL     5,570,000   warehouse      ft.       1972-1976       100.00%



(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

      American Spectrum shares issued in the consolidation will be allocated as follows:

            American Spectrum shares will be allocated

      - between the funds as a group and CGS and the majority-owned affiliates and CGS's other affiliates the CGS Management Company, and

      - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

      Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and among all the funds.

      The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The exchange value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at price of less than $15 per share.

      For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
            CGS'S OTHER AFFILIATES AND THE CGS MANAGEMENT COMPANY (1)


                                                                                 PERCENTAGE OF
                                                                                     TOTAL
                                                                                 EXCHANGE VALUE/
                                                                                 PERCENTAGE OF
                                                                                 TOTAL AMERICAN
                                       EXCHANGE VALUE OF                            SPECTRUM
                                            FUND           SHARE ALLOCATION (1)   SHARES ISSUED
                                       -----------------   --------------------   --------------
Sierra Pacific Development Fund         $    6,092,096           406,140               6.05%
Sierra Pacific Development Fund II          11,543,206           769,547              11.46%
Sierra Pacific Development Fund III            285,210            19,014               0.28%
Sierra Pacific Institutional
Properties V                                 4,189,070           279,271               4.16%
Sierra Pacific Pension Investors '84        20,283,396         1,352,226              20.14%
Nooney Income Fund Ltd., L.P.               10,648,242           709,883              10.57%
Nooney Income Fund Ltd. II, L.P.            15,691,328         1,046,089              15.58%



                                                                                        PERCENTAGE OF
                                                                                       TOTAL EXCHANGE
                                                                                           VALUE/
                                                                                        PERCENTAGE OF
                                                                                       TOTAL AMERICAN
                                            EXCHANGE VALUE OF                             SPECTRUM
                                                 FUND           SHARE ALLOCATION (1)   SHARES ISSUED
                                            -----------------   --------------------   --------------
Nooney Real Property Investors-Two, L.P.           7,996,187             533,079              7.94%
CGS and the majority-owned affiliates and
   CGS's other affiliates (2)                     23,606,353           1,573,757             23.44%
CGS Management Company                               361,023              24,068              0.36%
Totals                                      $    100,696,112           6,713,074            100.00%
                                            =================   ====================   ==============


----------------------
(1) Some of the equity owners in the majority-owed affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)   Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

      The Exchange Value has been determined for the fund as described below.

      -     The Exchange Value of the fund is computed as:

            -     the sum of:

                  - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                  - the realizable values of the non-real estate assets as of September 30, 2000;

            -     reduced by

                  - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                  - other balance sheet liabilities as of September 30, 2000 and

                  - the fund's share of the expenses related to the consolidation.

      After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

      Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

      - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

      - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

      - third, to the general partners in an amount equal to any loans or advances they have made;

      - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

      - fifth, to the general partners in an amount equal to their adjusted capital contribution;

      - sixth, pro rata to the limited partners in the amount equal to the excess of 10% cumulative return, minus prior distributions to the limited partners;

      - seventh, pro rata to the general partners in an amount equal to the excess of 10% cumulative return over prior distributions to the general partners; and

      - eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

                          FAIRNESS OF THE CONSOLIDATION

GENERAL

      Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

      Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

      Also, your managing general partner wants you to note:

- The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

- American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

- You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

      The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                        GAAP Book Value      Exchange Value
 Estimated Going Concern    Estimated Liquidation   September 30, 2000 per     per $1,000
Value per $1,000 Original      Value per $1,000         Average $1,000          Original
        Investment           Original Investment      Original Investment    Investment (1)
-------------------------- ------------------------ ----------------------- ----------------
     $531.00-$595.00               $680.00                  $376.34             $701.47


(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

      We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

      Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

- Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

      - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an America Spectrum stockholder.

      - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

      - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

      - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

      - The combination of the funds under the ownership of American Spectrum will result in cost savings.

      - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

- Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

- Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

- Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

      You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

- Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

- The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

- You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

      Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

- Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

- You would continue to be entitled to the safeguards of your partnership agreement.

- Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

- Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

- There would be no change in your voting rights or your fund's operating policies.

-     Your fund would not incur its share of the expenses of the consolidation.

- For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

- You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

      However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

      If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

      If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

      The following table sets forth the consolidation expenses for your fund's entities and the CGS Management Company:

      The following table sets forth the consolidation expenses of your fund:


                       Pre-Closing Transaction Costs

Legal Fees(1)........................................................  $     29,495
Appraisals and Valuation(2)..........................................         7,543
Fairness Opinions(3).................................................        20,278
Solicitation Fees(4).................................................         2,619
Printing and Mailing(5)..............................................         6,547
Accounting Fees(6)...................................................        70,865
Pre-formation Cost(7)................................................        29,495
        Subtotal.....................................................  $    166,842


                          Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8)............................  $     21,937
Legal Closing Fees(9)................................................         7,874
        Subtotal.....................................................  $     29,811
Total................................................................  $   196,654*

*     Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates as of September 30, 2000.

      The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

      If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

      The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.


      Year Ended December 31                          Amount
      ---------------------------------------      -----------
      1996.....................................       $18.75

      1997.....................................        18.75

      1998.....................................        25.00

      1999.....................................            0

      2000.....................................            0

      Budgeted Annual Distribution(1)..........        19.60
                                                   ===========

      (1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

      The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

      Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

      The general partners and their affiliates are entitled to the following fees from the fund:

      - a management fee equal to 9% of the net operating cash flow, subject to a preferential distribution to limited partners of 7.5% per annum;

      - a property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

      - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

      - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

      American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

      During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1000



                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS(1)



                                                          Year Ended December 31,          Nine Months Ended
                                              --------------------------------------------   September 30,
                                                   1997            1998          1999            2000
                                              --------------- -------------- ------------- ------------------
HISTORICAL:
Management Fees                                  $    107,130   $    111,606  $    125,314     $       90,978
Administrative Fees                                    25,000         25,000        25,000             18,750
Leasing Fees                                                0              0             0                  0
Construction Supervision Fees                               0              0             0                  0
Broker Fees                                                 0              0             0                  0
General Partner Distributions                          31,665         42,193             0                  0
Limited Partner Distributions                               0              0             0                  0
                                              --------------- -------------- ------------- ------------------
Total historical                                 $    163,795   $    178,799  $    150,314     $      109,728

PRO FORMA AS A "C" CORPORATION:(2)
Distributions on American Spectrum Shares
    issuable in respect of limited
    partnership interests                        $      7,989   $          0  $     58,267     $       39,396
Distributions on American Spectrum Shares
    issuable in respect of the CGS
    Management Company                                  1,934              0        14,102              9,535
Restricted Stock and Stock Options                     51,781         51,781        51,781             38,836
Salary, Bonuses and Reimbursements                    160,800        160,800       160,800            120,600
                                              --------------- -------------- ------------- ------------------
Total pro forma as a "C" Corporation             $    222,505   $    212,582  $    284,951     $      208,367

PRO FORMA AS A REIT:  (2)
Distributions on American Spectrum Shares
    issuable in respect of limited
    partnership interests                        $      7,989   $          0  $     58,267     $       39,396
Distributions on American Spectrum Shares
    issuable in respect of the CGS
    Management Company                                  1,934              0        14,102              9,535
Restricted Stock and Stock Options                     51,781         51,781        51,781             38,836
Salary, Bonuses and Reimbursements               $    160,800   $    160,800  $    160,800     $      120,600
                                              --------------- -------------- ------------- ------------------
Total pro forma as a REIT                        $    222,505   $    212,582  $    284,951     $      208,367

---------------------
(1) For description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

         1001

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

         1002



                                PROPERTY OVERVIEW

      Your fund owns office and office/warehouse properties property located in Kansas and Illinois. Information regarding the property as of September 30, 2000 is set forth below.

                                               RENTABLE SQUARE FEET          ANNUALIZED NET RENT
                                          ------------------------------ -------------------------
                                   YEAR                          SQ. FT.                             PER LEASED    PERCENTAGE
    PROPERTY     STATE   TYPE      BUIL    NUMBER    % LEASED    LEASED     AMOUNT      % OF TOTAL   SQUARE FOOT   OWNERSHIP
--------------- ------ --------   ------- --------  ---------  --------- -----------    --------------------------------------
Oak Grove
Commons            IL  OFF/WARE   1972-76  137,678    94.89%    130,637  $  932,167         2.55%    $    7.14        100%
Leawood
Fountain Plaza     KS  OFFICE     1982-83   85,778    88.92%     76,272  $1,343,793         3.68%    $   17.62         76%



The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:



            PROPERTY      MORTGAGE PRINCIPAL    INTEREST RATE     MATURITY DATE
        ----------------- -------------------- ----------------- -----------------
            Oakgrove          $1,109,095            9.62%             Dec-02

            Leawood                0                 N/A               N/A


                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

      Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

      If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

      Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and

         1003

recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

      Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this Supplement as Appendix C.

      First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

      Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

      Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

      The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

      In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

      If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

      You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __,
2001. Any consent form received by [   ], which was hired by us to tabulate your
votes, prior to [   ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your

         1004

fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

      A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

      Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1005

                        FEDERAL INCOME TAX CONSIDERATIONS

      Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

      If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

      If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

      In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

      Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

      Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

      The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         1006

      Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, a person recognizes no gain or loss if:

      - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

      - immediately after the exchange, such individuals or entities are in control of American Spectrum.

      For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder, transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

      Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

      Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

      Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         1007

      If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

      Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

      If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

      Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

         1008



                                  APPENDIX A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

      You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

      We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

      We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1009



      Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

      In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information

         1010



      available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.


      To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-

         1011

consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

      Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

      In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

      We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

         1012

Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

      Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

      Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

         1013



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1014

                                                                       EXHIBIT I



-------------------------------------------------------------------------
                          ALLOCATION OF SHARES
                          --------------------
-------------------------------------------------------------------------
                                                               SHARES (1)
-------------------------------------------------------------------------
Sierra Pacific Development Fund                                  406,140
-------------------------------------------------------------------------
Sierra Pacific Development Fund II                               769,547
-------------------------------------------------------------------------
Sierra Pacific Development Fund III                               19,014
-------------------------------------------------------------------------
Sierra Pacific Institutional Properties V                        279,271
------------------------------------------------ ------------------------
Sierra Pacific Pension Investors '84                           1,352,226
-------------------------------------------------------------------------
Nooney Income Fund Ltd., L.P.                                    709,883
-------------------------------------------------------------------------
Nooney Income Fund Ltd. II, L.P.                               1,046,089
-------------------------------------------------------------------------
Nooney Real Property Investors Two, L.P.                         533,079
-------------------------------------------------------------------------
Affiliated Entities                                            1,573,757
-------------------------------------------------------------------------
CGS Management Company                                            24,068
-------------------------------------------------------------------------

---------------------

(1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1015

Dear Unitholder:

      The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

      The general partners believe that the consolidation will provide you with the following benefits:


      - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

      - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

      - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

      - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

      - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

      - Experienced Management Aligned with Shareholders' Interests. American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

         1016

            In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

            American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

      There are risks involved in the consolidation. These include the following:

      - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

      - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

      - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

      - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

      - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

      - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

            - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

         1017




            - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

            - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

      - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

      - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

      - American Spectrum will have more indebtedness and greater leverage than the funds.

      - Stanger's fairness opinion only addressed the allocation of the shares

            - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and
            -     among the funds.

            The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

      - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

      - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

      - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

         1018


            Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

      - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

      The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

      American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

      American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

      By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well

         1019



as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

      In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS



Q:    What is the proposed consolidation that I am being asked to vote upon?

      A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

      A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:    Why is American Spectrum proposing the consolidation?

      A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

         1020

      Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

      A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

      A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

      A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

      Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:    How do I vote?

      A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be

         1021


      counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:    Can I change my vote after I mail my consent form?

      A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

      A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

      After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:    When do you expect the consolidation to be completed?

      A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

      Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If

         1022


you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.

                                     Sincerely,

         1023

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd., L.P. (the "Merging Entity").

                                    RECITALS:

      WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

      WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

      WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

      WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                     ARTICLE
                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         1024

      "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

      "Agreement" means this Agreement, as amended from time to time.

      "American Spectrum" has the meaning set forth in the preface above.

      "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

      "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

      "American Spectrum Preferred Shares" has the meaning set forth in Section
6.2 below.

      "Business Combination" has the meaning set forth in Section 4.1 below.

      "CGS" means CGS Real Estate Company, Inc.

      "CGS Affiliates" means CGS and its affiliates.

      "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

      "Closing" has the meaning set forth in Section 2.3 below.

      "Closing Date" has the meaning set forth in Section 2.3 below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Effective Time" has the meaning set forth in Section 2.2 below.

      "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

      "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

      "Limited Partner" means a limited partner of the Merging Entity.

      "Limited Partnership Units" has the meaning set forth in Section 2.1 below.

      "Managing General Partner" means the managing general partner of the Merging Entity.

      "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         1025

      "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

      "Merger" has the meaning set forth in the first paragraph of the Recitals above.

      "Merging Entity" has the meaning set forth in the preface above.

      "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

      "Note Option" has the meaning set forth in paragraph 4.1 below.

      "Notes" has the meaning set forth in paragraph 4.2 below.

      "Party" or "Parties" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

      "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

      "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

      "SEC" has the meaning set forth in the first paragraph of the Recitals above.

      "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

      "Share Consideration" has the meaning set forth in Section 4.1.

      "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

      "Surviving Corporation" has the meaning set forth in Section 2.1 below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1026

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1   Merger.

      Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2   Effective Time.

      On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

      2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

         1027



                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

      3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

      3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

      3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

      4.1 Share Consideration. At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final
Prospectus/Consent Solicitation Statement included in the Registration
Statement.

      (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

      (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

      4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares

         1028

allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

      4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

      4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

      American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

      5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

      5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

      5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1029



                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

      The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

      6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

      6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

      7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

      8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and

         1030

financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

      8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

      8.3 Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

      9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging
Entity:

      (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

      (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

      (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

      (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         1031

      (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

      9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

      American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

      10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

      10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         1032

      11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Merging Entity:
        c/o William J. Carden
        Chief Executive Officer
        American Spectrum Realty, Inc.
        1800 East Deere Avenue
        Santa Ana, California  92705

        With copy to:

        If to American Spectrum:

        William J. Carden
        Chief Executive Officer
        American Spectrum Realty, Inc.
        1800 East Deere Avenue
        Santa Ana, California  92705

         1033

        With copy to:

        Proskauer Rose LLP
        1585 Broadway
        New York, NY  10036
        Attn:  Peter M. Fass, Esq.
        Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

      11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

      11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact

         1034

that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

      11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                      AMERICAN SPECTRUM REALTY, INC.

                                      By:
                                             Name
                                             Title

                                      NOONEY INCOME FUND LTD., L.P.

                                      By:
                                             Name
                                             Title

         1035

                                   APPENDIX C

                             AMENDMENT TO AGREEMENT
                             OF LIMITED PARTNERSHIP
                                       OF
                             NOONEY INCOME FUND LTD.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

      (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

      (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

      For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.

Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

      "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1036


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED ____________, 2001




                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               DATED         , 2001
                        NOONEY INCOME FUND LTD. II, L.P.


         This supplement is being furnished to you, as a limited partner of Nooney Income Fund Ltd. II, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

         Pursuant to the consent solicitation and this supplement, Nooney Income Investments Two, Inc., your managing general partner is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

         The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

         There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

- Unlike your fund which owns office and office/warehouse properties located in Illinois and Ohio, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

- Your fund's property is 86% occupied. American Spectrum's properties are 87.6% occupied.

- Your fund only has a ratio of debt to total assets of 29%. American Spectrum will have a ratio of debt to total assets of 61%.




         1037


                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

OVERVIEW........................................................................................................S-2

ADDITIONAL INFORMATION..........................................................................................S-3

RISK FACTORS....................................................................................................S-4

EFFECT OF VOTING "FOR" THE CONSOLIDATION.......................................................................S-10

EFFECT OF VOTING "AGAINST" THE CONSOLIDATION...................................................................S-10

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND...........................................................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES.........................................................................S-12

FAIRNESS OF THE CONSOLIDATION..................................................................................S-16

EXPENSES OF THE CONSOLIDATION..................................................................................S-19

REQUIRED VOTE..................................................................................................S-24

AMENDMENTS TO THE PARTNERSHIP AGREEMENT........................................................................S-25

VOTING PROCEDURES..............................................................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS..............................................................................S-27

APPENDIX A -- FAIRNESS OPINION.................................................................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER.....................................................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP....................................................C-1



         1038




                                    OVERVIEW

THE CONSOLIDATION

         Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

         Your fund will be allocated an aggregate of 1,046,089 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

         The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1995. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns properties located in Illinois and Ohio. The properties are office and office/warehouse properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property has a ratio of debt to total assets of 29%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- Your fund's property is 86% occupied. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- Your fund made distributions in 1998 and had $2,086,000 of net cash flow in 1999. Some of the funds did not make distributions or have net cash flow which could have been available for distribution during this period. In addition, a number of the entities included in CGS and the majority-owned affiliates and CGS's other affiliates did not make distributions or have net cash flow which would have been available for distribution.

- 43.5% of the square footage of the leases on your fund's property expires by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expires by 2002.

         1039



- The average age of the properties of your fund is 19 years. The average age of the properties of American Spectrum is 17.5 years.

VOTE REQUIRED TO APPROVE THE CONSOLIDATION

         Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 1,186 units or 6.2% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

         The consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain. Your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

         If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a corporation.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

         Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation and the Form 10-K of your fund for the year ended December 31, 1999 and the Form 10-Q for the quarter ended September 30, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

         1040




                                  RISK FACTORS

         The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners in the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

         The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

- American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 1,186 units or 6.2% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

- Because of differences in the types and geographic location of properties owned by the funds, the consolidation may diminish the overall asset quality underlying your interest in your fund.

- There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

         - Your investment currently consists of an interest in your fund. Your fund owns office and office/warehouse properties located in Illinois and Ohio. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

         - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

         - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 29%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

         - Your property is currently 86% occupied. American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

         1041




         - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

         Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

         The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

         The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

         There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

         American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

         1042




THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

         Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

         CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

         American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

         American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

         The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

         The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms

         1043


of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

         At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

         Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

         Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

         Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

         There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available

         1044


to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

THE NOTES ARE LIKELY TO BE ILLIQUID.

         An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

         Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

         Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

         Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

         We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.


TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

         The fund intends to report the consolidation on the basis that it will not result in gain or loss to any limited partner who elects to receive shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

         1045




AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

         If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

         A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

         In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter

         1046


any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

         Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

         If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

         If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

         If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

         1047




              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

         The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

         The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

- between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and

- among the funds, is fair from a financial point of view to the limited partners of the funds.

         The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.

                Appraised
                Value of
                  Each                                                   Mortgage and                   Estimated
               Significant     Cash and Cash                         Similar Liabilities     Other    Consolidation
Property        Asset (1)    Equivalent Assets      Other Assets             (1)          Liabilities    Expenses
------------ ------------- ------------------- -------------------- -------------------- ----------- --------------

Leawood        $1,579,200                                                    $ 0
Fountain
Plaza

Tower           1,460,000
Industrial
Bldg

Countryside    19,040,000                                                  6,784,962
(Northeast
Commerce
Center
NorthCreek
Office Park)

             ============= =================== ==================== ==================== =========== ==============
Fund Total    $22,079,200       $1,366,280            $136,616            $6,784,962       $715,626      $390,179



              Exchange Value of   GAAP Book Value                                                 Percentage of
  Exchange    American Spectrum    September 30,                                                  Total Exchange
  Value of    Shares per $1,000       2000 per      Number of American                           Value/Percentage
  American     Original Limited    Average $1,000     Spectrum Shares    Number of Shares per   of Total American
  Spectrum         Partner            Original       Allocated to Fund      Average $1,000       Spectrum Shares
 Shares (2)     Investment (2)       Investment             (3)           Original Investment      Issued (4)
------------ ------------------- ----------------- -------------------- ---------------------- ---------------------
$15,691,328        $816.36            $455.64             1,046,089              54.42                  15.58%

---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

         - the appraised value of your fund's assets, as determined by Stranger; plus

         1048





         -        the book value of non-real estate assets of your fund; minus

         -        mortgage and other indebtedness of your fund and minus

         -        your fund's allocable share of the consolidation expenses.

         Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15, which is our estimate of the net asset value per share of the American Spectrum shares.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

         The following table provides information concerning the properties owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.

                             Property       Appraised                                       Year         Percentage
        Property             Location         Value     Property Type   Property Size   Constructed    Ownership (1)
-----------------------------------------------------------------------------------------------------------------------

Leawood                    Leawood, KS      $6,580,000     Office        85,778 sq. ft.   1982-1983              24.00%

Countryside
Executive Ctr              Palatine, IL      6,070,000     Office        91,975 sq. ft.      1972               100.00%

NorthCreek Office
Park                      Cincinnati, OH     8,420,000     Office        91,731 sq ft      1984-86              100.00%

                                                         Office/ware-
Northeast Commerce Ctr     Loveland, OH      4,550,000      house       100,000 sq ft        1985               100.00%

                                                         Office/ware-
Tower Industrial Bldg     Mundelein, IL      1,460,000      house        42,120 sq ft        1983               100.00%

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.


                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

         American Spectrum shares will be allocated

         - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

         1049




         - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value") of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

         Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority-owned affiliates including the CGS Management Company and CGS's other affiliates, and among all the funds.

         The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

         For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
             THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES AND
           CGS'S OTHER AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                  PERCENTAGE OF
                                                                                 TOTAL EXCHANGE
                                                                                      VALUE/
                                                                                  PERCENTAGE OF
                                                                                  TOTAL AMERICAN
                                            EXCHANGE VALUE         SHARE         SPECTRUM SHARES
                                                OF FUND        ALLOCATION (1)        ISSUED
                                           ------------------ ----------------- ------------------

Sierra Pacific Development Fund                 $6,092,096         406,140              6.05%
Sierra Pacific Development Fund II              11,543,206         769,547             11.46%
Sierra Pacific Development Fund III                285,210          19,014              0.28%
Sierra Pacific Institutional Properties V        4,189,070         279,271              4.16%
Sierra Pacific Pension Investors '84            20,283,396       1,352,226             20.14%
Nooney Income Fund Ltd., L.P.                   10,648,242         709,883             10.57%
Nooney Income Fund Ltd. II, L.P.                15,691,328       1,046,089             15.58%
Nooney Real Property Investors-Two, L.P.         7,996,187         533,079              7.94%
CGS and the majority-owned affiliates
and CGS's other affiliates (2)                  23,606,353       1,573,757             23.44%
CGS Management Company                             361,023          24,068              0.36%
Totals                                        $100,696,112       6,713,074            100.00%
                                           =================  ================  =================

----------------------

         1050




(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

         The Exchange Value has been determined for the fund as described below.

         -        The Exchange Value of the fund is computed as:

                  -        the sum of:

                           - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                           - the realizable values of the non-real estate assets as of September 30, 2000;

                  -        reduced by

                           - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

                           - other balance sheet liabilities as of September 30, 2000 and

                           - the fund's share of the expenses related to the consolidation.

         After determining the Exchange Value for the fund, we determined the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

         Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

         - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

         - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

         - third, to the general partners in an amount equal to any loans or advances they have made;

         - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

         - fifth, to the general partners in an amount equal to their adjusted capital contribution;

         - sixth, pro rata to the limited partners in the amount equal to the excess of an 11% cumulative return over prior distributions to the limited partners;

         - seventh, pro rata to the general partners in an amount equal to any unpaid annual management fee; and

         1051




         - eighth, the balance 85% to all of the partners in proportion to their capital contributions and 15% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

         1052




                          FAIRNESS OF THE CONSOLIDATION

GENERAL

         Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

         Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

         Also, your managing general partner wants you to note:

         - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

         - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

         - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

         The following table summarizes the results of your managing general partner's comparative valuation analysis:



                                                                 GAAP Book Value September   Exchange Value per
 Estimated Going Concern Value    Estimated Liquidation Value       30, 2000 per Average       $1,000 Original
 per $1,000 Original Investment  per $1,000 Original Investment  $1,000 Original Investment     Investment (1)
 ------------------------------  ------------------------------  --------------------------  ------------------
        $682.00-$778.00                     $779.00                       $455.64                 $816.36

(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

         1053




         We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

         1054




                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

         Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                  - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                  - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                  - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                  - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

                  - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                  - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

         - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

         1055




         You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

         -        Liquidation provides liquidity to you as properties are sold.
                  You would receive the net liquidation proceeds received from the sale of your fund's assets.

         - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

         - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

         Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

         - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

         - You would continue to be entitled to the safeguards of your partnership agreement.

         - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

         - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

         - There would be no change in your voting rights or your fund's operating policies.

         - Your fund would not incur its share of the expenses of the consolidation.

         - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

         However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

         If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

         If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         1056




         The following table sets forth the consolidation expenses of your fund:

                          Pre-Closing Transaction Costs

Legal Fees(1) ..................................................        $ 61,607

Appraisals and Valuation(2) ....................................          18,171

Fairness Opinions(3) ...........................................          42,355

Solicitation Fees(4) ...........................................           2,877

Printing and Mailing(5) ........................................           7,192

Accounting Fees(6) .............................................         135,494

Pre-formation Cost(7) ..........................................          61,607

         Subtotal ..............................................        $329,303



                            Closing Transaction Costs

Title, Transfer Tax and Recording Fees(8) ......................        $ 45,820

Legal Closing Fees(9) ..........................................          15,055

         Subtotal ..............................................        $ 60,875

Total ..........................................................        $390,179

*        Estimated.

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your

         1057




         fund's real estate assets to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates as of September 30, 2000.

         The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

         If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

         The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.

                           Year Ended December 31                                 Amount
                           -------------------------------------------------  --------------
                           1996.............................................          $12.50

                           1997.............................................           12.50

                           1998.............................................           18.75

                           1999.............................................             0

                           2000.............................................             0

                           Budgeted Annual Distribution(1)..................           10.48
                                                                              ==============

(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

         1058




DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

         The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

         Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         The general partners and their affiliates are entitled to the following fees from the fund:

         - management fee equal to 9% of the net operating cash flow of the fund, subject to a preferential distribution to limited partners of 7.5% per annum.

         - property management fee equal to 5% of the gross revenues from residential properties and 6% of the gross revenues from industrial and commercial properties;

         - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties; and

         - real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 3% of the gross sales price of the property, or (2) 50% of the standard real estate commission.

         American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1059




                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                           TO THE GENERAL PARTNERS (1)

                                                                                            Nine Months
                                                              Year Ended December 31,          Ended
                                                            -----------------------------   September 30,
                                                           1997        1998        1999         2000
                                                         --------    --------    --------   -------------
HISTORICAL:

Management Fees .....................................    $201,992    $215,198    $216,862    $160,079

Administrative Fees .................................      40,000      40,000      40,000      30,000

Leasing Fees ........................................           0           0           0           0

Construction Supervision Fees .......................           0           0           0           0

Broker Fees .........................................           0           0           0           0

General Partner Distributions .......................      14,704      22,046           0           0

Limited Partner Distributions .......................           0           0           0           0

                                                         --------    --------    --------    --------
Total historical ....................................    $256,696    $277,244    $256,862    $190,079



PRO FORMA AS A "C" CORPORATION(2):

Distributions on American Spectrum Shares issuable in
     respect of limited partnership interests .......    $  2,809    $      0    $      0    $ 10,364

Distributions on American Spectrum Shares issuable in
     respect of the CGS Management Company ..........       1,731           0           0       6,384

Restricted Stock and Stock Options ..................      76,306      76,306      76,306      57,229

Salary, Bonuses and Reimbursements ..................     236,957     236,957     236,957     177,717
                                                         --------    --------    --------    --------
Total pro forma as a "C" Corporation ................    $317,802    $313,262    $313,262    $251,694

PRO FORMA AS A REIT(2):

Distributions on American Spectrum Shares issuable in    $  2,809    $      0    $      0    $ 10,364
     respect of limited partnership interests

Distributions on American Spectrum Shares issuable in       1,731           0           0       6,384
     respect of the CGS Management Company

Restricted Stock and Stock Options ..................      76,306      76,306      76,306      57,229

Salary, Bonuses and Reimbursements ..................     236,957     236,957     236,957     177,717
                                                         --------    --------    --------    --------
Total pro forma as a REIT ...........................    $317,802    $313,262    $313,262    $251,694

------------------------------
(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursements and Distributions to the General Partners" in the consent solicitation.
(2) No taxes would have been payable by American Spectrum if the combined entities had operated a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distribution to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

         1060




                                PROPERTY OVERVIEW

         Your fund owns office and office/warehouse property located in Illinois, Kansas and Ohio. Information regarding the property as of September 30, 2000 is set forth below.

                                                         RENTABLE SQUARE FEET           ANNUALIZED NET RENT      PER
                                                    -------------------------------   -----------------------   LEASED
                                          YEAR                              SQ. FT.                             SQUARE    PERCENTAGE
     PROPERTY        STATE    TYPE        BUILT     NUMBER    % LEASED      LEASED       AMOUNT    % OF TOTAL    FOOT     OWNERSHIP
-----------------    -----  --------    ---------  --------   --------      -------   -----------  ----------   ------    ----------
Leawood               KS    Office      1982-1983   85,778      88.92%      76,272    $1,343,793      3.68%     $17.62        24%

Countryside           IL    Office        1972      91,975      92.55%      85,126     1,397,647      3.83%      16.42       100%

Northcreek            OH    Office      1984-1986   91,731      94.77%      86,933     1,322,361      3.62%      15.21       100%

Northeast Commerce    OH    Office/       1985     100,000      65.36%      65,360       391,351      1.07%       5.99       100%
                            warehouse

Tower                 IL    Office/       1983      42,120     100.00%      42,120       168,480      0.46%       4.00       100%
                            warehouse

The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:

                       Property                  Mortgage Principal   Interest Rate    Maturity Date
         ------------------------------------- --------------------- --------------- ----------------
         Leawood                                                  0             N/A              N/A
         Tower                                                    0             N/A              N/A
         Countryside                                     $6,784,962          10.25%           Dec-02
              (North Creek Office Park
              Northeast Commerce Center)

                                  REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

         Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

         If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's property for sale and to commence the process of disposing of your fund's properties.

         1061




SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

         Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

         First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

         Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

         Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.


                                VOTING PROCEDURES

         The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

         In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

         You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will

         1062


commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

         A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1063




                        FEDERAL INCOME TAX CONSIDERATIONS

         Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

MATERIAL TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your fund consolidates with American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

         If your fund consolidates with American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. In some circumstances, you may offset your income with any losses you may have from passive activities.

         In contrast to your treatment as a limited partner, if your fund consolidates with American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than the method of depreciation the funds use. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with such position for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable

         1064


periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, a person recognizes no gain or loss if:

         - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         - immediately after the exchange, such individuals or entities are in control of American Spectrum.

         For purposes of section 351(a), control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the stock of American Spectrum. In addition, pursuant to Section 351(e) of the Code and Treasury Regulations promulgated thereunder transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest do not qualify for the non-recognition treatment of Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under
Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

         Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

         Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that you have not previously recaptured. However, gain you recognize on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions your fund had taken prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a

         1065


distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time. You must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

         If you receive American Spectrum shares in the distribution, your fund should not recognize gain. See "Tax consequences to limited partners who receive shares."

         Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

         If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method. The installment method permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

         Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt. However, this is not applicable to educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies.

         1066


                                   APPENDIX A

                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1067




         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information

         1068


         available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.


         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-

         1069


consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

         1070


Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

         1071


Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1072



                                                                       EXHIBIT I



------------------------------------------------------------------------------------------
                              ALLOCATION OF SHARES
                              --------------------
------------------------------------------------------------------------------------------
                                                                                SHARES(1)
                                                                                ------
------------------------------------------------------------------------------------------
Sierra Pacific Development Fund                                                  406,140
------------------------------------------------------------------------------------------
Sierra Pacific Development Fund II                                               769,547
------------------------------------------------------------------------------------------
Sierra Pacific Development Fund III                                               19,014
------------------------------------------------------------------------------------------
Sierra Pacific Institutional Properties V                                        279,271
------------------------------------------------------------------------------------------
Sierra Pacific Pension Investors '84                                           1,352,226
------------------------------------------------------------------------------------------
Nooney Income Fund Ltd., L.P.                                                    709,883
------------------------------------------------------------------------------------------
Nooney Income Fund Ltd. II, L.P.                                               1,046,089
------------------------------------------------------------------------------------------
Nooney Real Property Investors Two, L.P.                                         533,079
------------------------------------------------------------------------------------------
Affiliated Entities                                                            1,573,757
------------------------------------------------------------------------------------------
CGS Management Company                                                            24,068
------------------------------------------------------------------------------------------

------------------
       (1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1073


Dear Unitholder:

         The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

         The general partners believe that the consolidation will provide you with the following benefits:


         - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

         - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

         - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

         - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

         - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

         -        Experienced Management Aligned with Shareholders' Interests.
                  American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

         1074


                  In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

                  American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

         There are risks involved in the consolidation. These include the following:

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

         - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

         - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

         - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

         - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

                  - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

         1075


                  - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                  - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

         - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

         - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

         - American Spectrum will have more indebtedness and greater leverage than the funds.

         - Stanger's fairness opinion only addressed the allocation of the shares

                  - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

                  -        among the funds.

                  The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

         - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

         - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

         - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

         1076


                  Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

         - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.


BACKGROUND

         The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

         American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

          American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

         By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well

         1077


as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

         In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS



Q:       What is the proposed consolidation that I am being asked to vote upon?

         A: You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

         A: If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:       Why is American Spectrum proposing the consolidation?

         A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

         1078


         Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

         A: The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.


Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

         A: Yes, subject to the limitations described below. If you vote "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

         A: Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

         Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:       How do I vote?

         A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be

         1079


         counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:       Can I change my vote after I mail my consent form?

         A: Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

         A: The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

         After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:       When do you expect the consolidation to be completed?

         A: American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
         ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

         Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If

         1080


you have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at ___________. Sincerely,

         1081



                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd. II, L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.


         1082

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         1083

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1084

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

2.1      Merger.

         Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2      Effective Time.

         On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III

         1085

                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger,

         1086

affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

         1087

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further

         1088

action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         1089

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         1090

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         1091

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that

         1092

there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1093

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            AMERICAN SPECTRUM REALTY, INC.

                                            By:
                                                 Name
                                                 Title


                                            NOONEY INCOME FUND LTD. II, L.P.

                                            By:
                                                 Name
                                                 Title

         1094

                                   APPENDIX C


                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        NOONEY INCOME FUND LTD. II, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.


Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii) Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []."

         1095




THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED ____________, 2001


                         AMERICAN SPECTRUM REALTY, INC.

                              PROSPECTUS SUPPLEMENT
                                       TO
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                          DATED                  , 2001
                  FOR NOONEY REAL PROPERTY INVESTORS-TWO, L.P.


        This supplement is being furnished to you, as a limited partner of Nooney Real Property Investors-Two, L.P., which we refer to as the fund, to enable you to evaluate the proposed consolidation of your fund into American Spectrum Realty, Inc., a Maryland corporation. Terms such as we and us refer to American Spectrum. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the consolidation that are unique to you and the other limited partners of your fund. This supplement does not purport to provide an overall summary of the consolidation. You should read the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other funds and assets being consolidated with American Spectrum. We refer to this document as the consent solicitation.

        Pursuant to the consent solicitation and this supplement, Nooney Investors, Inc., your managing general partner, is asking you to approve the consolidation of your fund into American Spectrum. In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your fund. To approve the consolidation, you must vote "For" these amendments.

        The fund is one of eight limited partnerships, which we refer to collectively as the funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the consolidation. Supplements have also been prepared for each of the other funds, copies of which may be obtained without charge by each limited partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

        There are differences between the funds. Your fund may be subject to increased risks as compared to the other funds as a result of these differences. The following are risks applicable to your program as a result of these differences. There are other risks which are generally applicable to your fund and the other funds. You should review "Risk Factors" below, and in the consent solicitation for an extensive summary of these risks.

        - Unlike your fund which owns office/warehouse and shopping center properties located in Indiana and Missouri, American Spectrum will own a large portfolio of properties of various types. These properties include office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas.

        - Your fund's property is 97.6% occupied. American Spectrum's properties are 87.6% occupied.

        - The transaction will be taxable to you. We estimate that you will recognize a taxable gain of $35 for every $1,000 of your original investment and that you may pay additional taxes if the IRS challenges our position on the taxation of the transaction.

        - Your fund only has a ratio of debt to total assets of 49%. American Spectrum will have a debt to total assets ratio of 61%.

        - Your fund had $2,086,000 of cash flow during 1999. Some of the other funds and CGS and the majority-owned affiliates and CGS's other affiliates did not have cash flow.




         1096




                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----

OVERVIEW.......................................................................................S-2

ADDITIONAL INFORMATION.........................................................................S-3

RISK FACTORS...................................................................................S-4

AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND..........................................S-11

ALLOCATION OF AMERICAN SPECTRUM SHARES........................................................S-13

FAIRNESS OF THE CONSOLIDATION.................................................................S-16

EXPENSES OF THE CONSOLIDATION.................................................................S-18

REQUIRED VOTE.................................................................................S-24

AMENDMENTS TO THE PARTNERSHIP AGREEMENT.......................................................S-25

VOTING PROCEDURES.............................................................................S-25

FEDERAL INCOME TAX CONSIDERATIONS.............................................................S-27

APPENDIX A -- FAIRNESS OPINION................................................................A-1

APPENDIX B -- AGREEMENT AND PLAN OF MERGER....................................................B-1

APPENDIX C -- AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP...................................C-1

         1097






                                    OVERVIEW

THE CONSOLIDATION

        Your fund will consolidate with us. We will also consolidate with the other funds, CGS and the majority-owned affiliates and CGS's other affiliates. If all of the funds approve the consolidation, we will own a portfolio of 35 properties in nine states. The properties will consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers and one panel of development land. However, we do not know which funds will approve the consolidation. Therefore, the exact makeup of our properties is unknown. We and your managing general partner believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the fund. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in the funds.

NUMBER OF AMERICAN SPECTRUM SHARES RECEIVED IF YOUR FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM

        Your fund will be allocated an aggregate of 533,079 American Spectrum shares if it is consolidated into American Spectrum in the consolidation. You will receive your proportion of such shares in accordance with the terms of your fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum share. The Exchange Value per share represents our estimate of the net asset value per share, however, American Spectrum shares are likely to trade at a price less than $15.

SIMILARITIES BETWEEN THE FUNDS

        The investment objective and assets of the funds are substantially similar in nature and character. Generally, the funds own office or office/warehouse properties. Each of the funds intended to liquidate its properties and distribute the net proceeds during the period from 1984 to 1995. Your fund intended to liquidate its properties by 1989. The funds all have similar structures for paying compensation to the general partners and their affiliates and for distribution of cash flow and liquidation proceeds. The managing general partner of each fund is an affiliate of CGS.

DIFFERENCES BETWEEN THE FUNDS

- Your fund owns properties located in Indiana and Missouri. The properties are office/warehouse and shopping center properties. Some of the funds own different types of properties, properties located in other markets or only one property.

- Your fund's property is 97.6% occupied. The properties owned by all of the funds and CGS and the majority- owned affiliates and CGS's other affiliates are 87.6% occupied. Some of the properties of CGS and the majority-owned affiliates and CGS's other affiliates are properties with low occupancy rates which were purchased because CGS believed they were undervalued. These properties have greater risks than your property.

- Your fund's property has a ratio of debt to total assets of 49%. The properties owned by all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates have a ratio of debt to total assets of 61%. The ratio of debt to total assets was calculated by dividing the total mortgage indebtedness and other borrowings by the sum of the appraised value of real estate assets plus book value of other assets.

- 73.9% of the square footage of the leases on your fund's property expires by 2002. 39.5% of the square footage of the leases on the properties of American Spectrum expires by 2002.

- The average age of the property of your fund is 25 years. The average of the properties of American Spectrum is 17.5 years.

         1098





VOTE REQUIRED TO APPROVE THE CONSOLIDATION

        Pursuant to the terms of your fund's partnership agreement, the consolidation of your fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding units. This approval by your fund's limited partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the managing general partner own 699 units or 5.8% of the outstanding units and intend to vote these units in favor of the consolidation.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

        Your fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the fund to merge with American Spectrum and participate in the consolidation. The amendments must be approved by greater than 50% of the outstanding units. If the majority of the outstanding units vote for the consolidation but vote against the amendment, your fund will be unable to participate in the consolidation. To vote "For" the consolidation, you must also vote "For" the amendments.

TAX CONSEQUENCES OF THE CONSOLIDATION

        The consolidation will have different consequences to you depending upon whether you elect to receive shares or notes. If you elect to receive shares, the consolidation will be reported on the basis that no gain is recognized except for an amount equal to the amount by which the liabilities assumed in the consolidation exceed the basis of the assets transferred. Your share of the gain will be allocated to you. We estimate that an original limited partner in your fund will recognize $37 of taxable gain for a $1000 original investment. This gain may be offset by passive losses which a limited partner may have.

        We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. If the IRS prevails your gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash.

        If you elect to receive notes you will recognize gain. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund (adjusted for your share of liabilities). If you elect to receive notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your notes.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

        We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the consolidation.

                             ADDITIONAL INFORMATION

        Selected historical financial information for your fund, audited financial statements for your fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the consent solicitation. The Form 10-K of your fund for the year ended November 30, 1999 and the Form 10-Q for the quarter ended August 31, 2000 are incorporated by reference. In addition, pro forma financial information for American Spectrum is set forth on page F-__ of the consent solicitation.

         1099






                                  RISK FACTORS

        The consolidation generally does not involve risks which are more significant to your fund's limited partners than to limited partners of the other funds. However, the transaction involves some risks and other adverse factors which are applicable to all of the funds. Because all of the risks and adverse factors described in the consent solicitation apply to the effects of the transaction on your fund, as well as the other funds, you should carefully review the risks summarized below and the section entitled "RISK FACTORS" in the consent solicitation.

RISKS WHICH AFFECT YOUR FUND DIFFERENTLY

        The following is a description of the risks which affect your fund differently from the other funds:

A MAJORITY VOTE OF THE LIMITED PARTNERS OF YOUR FUND BINDS ALL LIMITED PARTNERS IN YOUR FUND, INCLUDING THOSE THAT VOTE AGAINST THE CONSOLIDATION. YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES OWN UNITS IN YOUR FUND.

        American Spectrum will acquire your fund if the limited partners of your fund who hold a majority in interest of the outstanding units vote in favor of the consolidation. Such approval will bind all of the limited partners in your fund, including you or any other limited partners who voted against or abstained from voting with respect to the consolidation. Affiliates of the managing general partner own different percentages of each fund. Your managing general partner and its affiliates own 699 units or 5.8% of the outstanding units in the fund and intend to vote these units in favor of the consolidation.

BECAUSE OF DIFFERENCES IN THE TYPES AND GEOGRAPHIC LOCATION OF PROPERTIES OWNED BY THE FUNDS, THE CONSOLIDATION MAY DIMINISH THE OVERALL ASSET QUALITY UNDERLYING YOUR INTEREST IN YOUR FUND.

        There are differences in the types and geographic location of some of the properties owned by the funds. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. Moreover, because the properties owned by the funds and CGS and the majority-owned affiliates and CGS's other affiliates are not of uniform quality, combining assets and liabilities of the funds in the consolidation may diminish the overall asset quality underlying the interests of some of the limited partners in comparison with their existing interests in the fund.

        - Your investment currently consists of an interest in your fund. Your fund owns office/warehouse and shopping center properties located in Indiana and Missouri. After the consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease as many as 35 properties and expects to make additional investments. The properties include office, office warehouse, apartment and shopping centers.

        - Your fund intended to sell its properties and liquidate and distribute the net proceeds to the partners. We intend to reinvest the proceeds from property sales. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated.

        - Upon consummation of the consolidation, we will have greater leverage than your fund. Your fund currently has a ratio of debt to total assets of 49%. Upon completion of the consolidation, we will have a ratio of debt to total assets of 61%. American Spectrum may also incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. We expect to increase the ratio of debt to total assets to 70%.

        - It is possible that properties acquired in the consolidation may not be as profitable as the properties your fund owns.

         1100





        - Your property is currently 97.6% occupied while American Spectrum's occupancy rate will be 87.6% upon completion of the consolidation.

THERE WILL BE A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT IF THE CONSOLIDATION IS CONSUMMATED.

        Your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum shares, not from the liquidation proceeds from properties.

RISKS GENERALLY APPLICABLE TO ALL OF THE FUNDS

        The following is a brief description of the potential disadvantages, adverse consequences and risks of the consolidation that are applicable to all of the funds. This description is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" contained in the consent solicitation.

THE TRADING PRICE OF AMERICAN SPECTRUM SHARES FOLLOWING LISTING ON THE _____ IS UNCERTAIN. THE AMERICAN SPECTRUM SHARES COULD TRADE AT A LOWER PRICE THAN ANTICIPATED.

        The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum shares independent of the financial performance of American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum shares.

AMERICAN SPECTRUM SHARES ARE LIKELY TO TRADE AT PRICES BELOW THE VALUE OF $15 PER SHARE THAT WE ASSIGNED.

        There is currently no market for American Spectrum shares. American Spectrum shares are likely to trade at prices below the value per share of $15 that we assigned to each American Spectrum share. The value of $15 per share assigned by us represents our estimate of the net asset value per share of American Spectrum. However, the market is likely to value American Spectrum shares at less than their net asset value per share. The investment of any limited partners of the funds who become stockholders will change into freely tradable American Spectrum shares. Consequently, some of these stockholders may choose to sell American Spectrum shares upon listing at a time when demand for American Spectrum shares is relatively low. As a result, American Spectrum shares are likely to trade at prices substantially less than $15.

AMERICAN SPECTRUM WILL HAVE MORE INDEBTEDNESS AND WILL HAVE A LOWER CAPITALIZATION THAN MANY REITS. THIS COULD ADVERSELY AFFECT THE MARKET PRICE OF AMERICAN SPECTRUM SHARES.

        American Spectrum will have a higher ratio of debt to total assets than many REITs. This ratio is frequently referred to as the leverage ratio. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000, assuming all funds participate in the consolidation. American Spectrum intends to increase its leverage ratio to 70%. American Spectrum will also have a lower capitalization than many publicly traded REITs. This could adversely affect the market price for American Spectrum shares.

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        We do not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If we do not qualify as a REIT, we will be subject to a corporate income tax, which could decrease cash available for distribution.

         1101





THERE ARE CONFLICTS OF INTEREST INHERENT IN THE STRUCTURE OF THE CONSOLIDATION, AND RELATED PARTIES WILL RECEIVE SUBSTANTIAL BENEFITS IF IT IS CONSUMMATED.

        Some related parties will receive benefits that may exceed the benefits that they would derive from ownership of their interests in CGS and the majority-owned affiliates and CGS's other affiliates and from their interests in the funds if the consolidation were not consummated. Your managing general partner is a subsidiary of CGS. CGS controls the general partners of the funds. Assuming that all of the funds are included in the consolidation, the general partners of the funds and their affiliates will receive an estimated aggregate of 1,897,000 American Spectrum shares and limited partnership interests in the Operating Partnership. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates. As a result of these benefits, the general partners of your fund have a conflict of interest in connection with the consolidation.

AMERICAN SPECTRUM HAS A HISTORY OF LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE IN THE FUTURE.

        CGS and the majority-owned affiliates, which includes the third party management business that we will not acquire, incurred losses after depreciation and amortization in 1997 of $3,684,000, in 1998 of $4,832,000, in 1999 of
$12,086,000 and in the nine months ending September 30, 2000 of $7,638,000. Additionally, we incurred losses on a pro forma basis for 1999 of $(15,203,000) and the first nine months of 2000 of $(8,153,000). We cannot assure you that we will not continue to have losses after depreciation and amortization under generally accepted accounting principles.

AMERICAN SPECTRUM IS RESPONSIBLE FOR LIABILITIES OF ENTITIES INCLUDED IN THE CONSOLIDATION. THIS COULD REQUIRE AMERICAN SPECTRUM TO MAKE ADDITIONAL PAYMENTS AND REDUCE OUR AVAILABLE CASH.

        American Spectrum will acquire the assets of CGS and merge with the majority-owned affiliates and CGS's other affiliates and acquire the capital stock of the CGS Management Company. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. As a result of the consolidation, American Spectrum will be responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities.

THERE HAVE BEEN NO ARM'S-LENGTH NEGOTIATIONS.

        American Spectrum established the terms of the consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

IF AN INDEPENDENT REPRESENTATIVE HAD BEEN RETAINED ON BEHALF OF YOU AND THE OTHER LIMITED PARTNERS IN STRUCTURING AND NEGOTIATING THE CONSOLIDATION, THE TERMS OF THE CONSOLIDATION MAY HAVE BEEN MORE FAVORABLE TO YOU AND THE OTHER LIMITED PARTNERS.

        The managing general partner of your fund did not retain an independent representative to act on your behalf, or on behalf of the other limited partners in structuring and negotiating the terms and conditions of the consolidation. These terms and conditions include the consideration which you will receive. The funds did not give limited partners the power to negotiate the terms and conditions of the consolidation or to determine what procedures to use to protect the rights and interests of the limited partners. If each general partner had retained an independent representative for their respective funds, it could have resulted in different terms of the consolidation which may have benefitted the limited partners.

PARTNERS HAVE NO CASH APPRAISAL RIGHTS.

        The limited partners do not have the right to elect to receive a cash payment equal to the value of their interests in each fund if your fund approves the consolidation and you voted "Against" it. You only have the right to elect to receive notes as your portion of the consideration received by your fund. The amount of notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your fund in accordance with the terms

         1102





of your fund's partnership agreement. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation.

AT THE TIME OF THE VOTE, THERE WILL BE UNCERTAINTIES AS TO THE SIZE OF AMERICAN SPECTRUM AFTER THE CONSOLIDATION.

        At the time that you and the other limited partners vote on the consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which funds will approve the consolidation, and thus, which properties American Spectrum will acquire. These factors will affect the post-consolidation size and scope of American Spectrum. You also will not know how many limited partners of the funds will elect to receive notes or the capital structure of American Spectrum.

STANGER'S FAIRNESS OPINION RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's opinion as to the fairness to the funds of the allocation of American Spectrum shares, from a financial point of view, relies on information prepared by the general partners of the funds and the CGS Management Company. The general partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

STANGER'S FAIRNESS OPINION IS LIMITED, AND ONLY ADDRESSES THE ALLOCATION OF AMERICAN SPECTRUM SHARES.

        Stanger's fairness opinion addresses solely the allocation of the American Spectrum shares. The opinion does not address the allocation of shares for all possible combinations of participating funds. In addition, the opinion does not address any other terms of the transaction, the trading value of the shares, or alternatives to the transaction. Accordingly, there are matters which are significant to limited partners' evaluation of the consolidation which are not addressed by the fairness opinion.

STANGER'S APPRAISAL WAS MADE ON A LIMITED SCOPE BASIS.

        Stanger's appraisal was made on a limited scope basis using solely the income approach to valuation. This approach determines the value of the properties based on the present value of expected future cash flows. If Stanger had used another valuation method, it could have resulted in a higher value.

STANGER'S APPRAISAL RELIED ON INFORMATION THAT WE PROVIDED.

        Stanger's appraisal of the portfolio of properties of each of the funds and CGS and the majority-owned affiliates and CGS's other affiliates relied on information prepared by the general partners of the funds, CGS and its affiliates. CGS and its affiliates have a conflict of interest in connection with the information they provided, because it affects the number of American Spectrum shares issued to them. This information was not independently verified by Stanger.

THERE IS THE POTENTIAL FOR LITIGATION ASSOCIATED WITH THE CONSOLIDATION. WE MAY INCUR COSTS FROM THESE LITIGATIONS.

        There is a risk that third parties will assert claims against American Spectrum that the general partners of the fund breached their fiduciary duties to their limited partners or that the consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the funds has initiated any lawsuit on such grounds.

THE POTENTIAL LIABILITY OF THE OFFICERS AND DIRECTORS OF AMERICAN SPECTRUM IS LIMITED.

        As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the managing general partner of your fund. The legal remedies available to American Spectrum, to you and to other stockholders after the consolidation against any officers or directors of American Spectrum may be more limited.

         1103





THE NOTES ARE LIKELY TO BE ILLIQUID.

        An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Limited partners electing to receive notes are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is eight years after the closing date of the consolidation.

AMERICAN SPECTRUM'S INCREASED LEVERAGE INCREASES OUR RISK OF DEFAULT. THIS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS.

        Upon consummation of the consolidation, American Spectrum will have more indebtedness and leverage than the funds. American Spectrum has a pro forma ratio of debt to total assets of 61% at September 30, 2000 and intends to increase their ratio to 70% following the consummation of consolidation.

THE RESULTS OF FUTURE PROPERTY PURCHASES ARE UNCERTAIN.

        Because American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

REAL PROPERTY INVESTMENTS ENTAIL RISK. THESE RISKS COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S DISTRIBUTIONS.

        Like your investment in the funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

THERE ARE RISKS INHERENT IN AMERICAN SPECTRUM'S ACQUISITION AND DEVELOPMENT STRATEGY. AMERICAN SPECTRUM MAY NOT MAKE PROFITABLE INVESTMENTS.

        We intend to continue CGS's strategy of investing in properties that we believe are under-valued. Our success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

TAX RISKS

TRANSFER OF ASSETS TO AMERICAN SPECTRUM MAY FAIL TO QUALIFY AS A TRANSACTION WHERE NO GAIN IS RECOGNIZED TO THE TRANSFEROR.

        The fund intends to report the consolidation on the basis that it will not result in gain by American Spectrum or loss to any limited partner who elects to receive shares except in an amount equal to the liabilities assumed by American Spectrum in excess of the basis of the assets contributed to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize additional gain. The gain recognized by your fund will equal the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and your share of the gain will be allocated to you.

         1104





YOUR FUND HAS LIABILITIES IN EXCESS OF THE TAX BASIS OF CONTRIBUTED ASSETS. LIMITED PARTNERS WILL RECOGNIZE ADDITIONAL GAIN FROM THE CONSOLIDATION.

        Your fund has liabilities in excess of its tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum shares or notes as part of the consolidation. As a partner of your fund, you will bear a pro rata portion of your fund's income tax liability resulting from any gain on the consolidation. The estimate of your tax liabilities is set forth in "Overview--Tax Consequences of The Consolidation."

AMERICAN SPECTRUM WILL NOT ELECT TO OPERATE AS A REIT BEFORE THE COMMENCEMENT OF THE TAXABLE YEAR ENDING DECEMBER 31, 2002 AND AMERICAN SPECTRUM MAY NEVER ELECT REIT STATUS.

        American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election and the Board of Directors may determine not to make a REIT election. American Spectrum will be taxed as a C corporation if the Board of Directors of American Spectrum determines not to make a REIT election, or for any time period before an effective REIT election. If American Spectrum is taxed as a C corporation, it will be subject to a corporate income tax. The stockholders will also have to pay taxes on any distributions they receive. Thus, American Spectrum intends to make an effective REIT election and begin operating as a REIT effective for its 2002 fiscal year. If American Spectrum qualifies as a REIT, it will cease to be taxed as a C corporation.

IF AMERICAN SPECTRUM FAILS TO QUALIFY AS A REIT FOR TAX PURPOSES OR DOES NOT MAKE A REIT ELECTION, AMERICAN SPECTRUM WILL PAY FEDERAL INCOME TAXES AT CORPORATE RATES.

        If American Spectrum fails to qualify as a REIT, American Spectrum will pay federal income taxes at corporate rates. American Spectrum's qualification as a REIT depends on meeting the requirement of the Code and Regulations as applicable to REITs. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP, that it will meet the requirements for qualification as a REIT. Proskauer Rose LLP's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, Proskauer Rose LLP's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this consent solicitation.

        However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations -- Taxation of American Spectrum" beginning on page ____.

        A REIT is subject to an entity level tax on the sale of property it held which had a fair market value in excess of basis before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

        If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the

         1105





years involved. In addition, dividend distributions American Spectrum makes to you as a stockholder will generally be taxed at your income tax rates on ordinary income.

LIMITATIONS ON SHARE OWNERSHIP

        In order to protect its REIT status, American Spectrum's amended and restated articles of incorporation include limitations on the ownership by any single stockholder of any class of American Spectrum capital stock. The amended and restated articles of incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum shares.

IF AMERICAN SPECTRUM CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

        For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

CHANGES IN THE TAX LAW COULD ADVERSELY AFFECT AMERICAN SPECTRUM'S REIT STATUS.

        American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                    EFFECT OF VOTING "FOR" THE CONSOLIDATION

        Upon completion of the transaction, the operations and existence of the partnership will cease. See "THE CONSOLIDATION" in the consent solicitation.

                  EFFECT OF VOTING "AGAINST" THE CONSOLIDATION

        If the transaction is not completed, we contemplate liquidation of the partnership, which would result in an all-cash payment to you in the near future.

        If the consolidation is not approved or is not consummated, the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property. The managing general partner believes that it could take an extended time to complete the sale of the fund's property and is likely to take in excess of one year. After completing the liquidation, the fund would distribute the net proceeds, except for a portion which will be held by the fund to cover potential liability for representations and warranties in the sales contract and administrative expenses of winding up the fund.

        If the consolidation is not approved, we do not anticipate any change to the fees and charges currently paid by the fund to the general partners and their affiliates.

         1106





              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

        The proposed number of American Spectrum shares to be allocated to your fund was determined by American Spectrum as set forth under "Allocation of American Spectrum Shares" below.

        The managing general partner of your fund determined the fairness of the value of the American Spectrum shares to be allocated to your fund based in part on the appraisal by Stanger of the value of the property portfolio held by your fund. In addition, your fund, the other funds and American Spectrum engaged Stanger to provide your fund and the other funds with an opinion that the allocation of the American Spectrum shares

        - between the funds and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

        - among the funds, is fair from a financial point of view to the limited partners of the funds.

        The following table sets forth the calculation of the Exchange Value and other consideration, to be allocated to your fund in the consolidation. This data assumes that none of the limited partners of your fund have elected to receive notes. You should note that the American Spectrum shares are likely to trade at prices below the Exchange Value upon listing on the ____________.


                            Appraised Value of   Cash and Cash                                                           Estimated
                             Each Significant      Equivalent                    Mortgage and Similar      Other       Consolidation
      Property                   Asset (1)           Assets       Other Assets     Liabilities (1)      Liabilities      Expenses
-------------------------  --------------------  --------------  --------------  --------------------  -------------  --------------
Maple Tree Shopping Ctr        $ 3,290,000                                           $ 2,002,943
Park Plaza I and II              3,380,000                                             1,857,382
Morenci Professional Park        3,480,000                                             1,929,733
Jackson Industrial A             5,440,000                                             3,552,902
Total                           15,590,000          $967,820        $1,995,645         9,342,960          $922,436       $291,883


                  Exchange Value of                                                                         Percentage of Total
   Exchange       American Spectrum                                                                        Exchange Value/Percentage
   Value of       Shares per $1,000       GAAP Book Value      Number of American                             of Total American
   American       Original Limited      September 30, 2000       Spectrum Shares     Number of Shares per     Spectrum Shares
   Spectrum      Partner Investment     per Average $1,000      Allocated to Fund   Average $1,000 Origina        Issued
   Shares (2)             (2)           Original Investment            (3)                Investment                (4)
--------------  --------------------  ----------------------  -------------------- ----------------------- ----------------------
$7,996,187              $666.35               $(28.83)                533,079                  44.42                   7.94%


---------------------------

(1) If property is less than 100% owned by the fund, represents the fund's percentage interest of the appraised value and mortgage and similar liabilities.

(2) Values are based on the value per share of $15 assigned by us to each share. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals

                - the appraised value of your fund's assets, as determined by Stranger; plus

                -       the book value of non-real estate assets of your fund;
                        minus

                -       mortgage and other indebtedness of your fund and minus

                - your fund's allocable share of the consolidation expenses.

        Upon listing the American Spectrum shares on the ____________, the actual values at which the American Spectrum shares will trade on the ____________ are likely to be at prices below $15.

         1107





(3) The American Spectrum shares issuable to limited partners of each fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the funds in the consolidation. This number assumes that none of the limited partners of the fund has elected the notes option. We determined the number of shares issued to each fund or entity by dividing the Exchange Value for the fund or entity by $15.

(4) Includes shares issuable on exchange of limited partnership interests issued to the owners of the majority-owned affiliates and CGS's other affiliates. If unitholders elect to receive notes, the American Spectrum shares which would have been issued to them will not be issued. As a result, the number of outstanding American Spectrum shares will be reduced. In such event, the American Spectrum shares issued to unitholders will, accordingly, represent a higher percentage of the American Spectrum shares outstanding after the consolidation.

        The fund has paid consolidation expenses in excess of its pro rata share of the consolidation expenses. The prepaid consolidation expenses are included as an asset on the fund's balance sheet. As a result, the fund will be credited with the consolidation expenses paid by it in determining its value and the number of American Spectrum shares to be issued to its limited partners. If the consolidation is not approved by the limited partners, the general partner or its affiliates will repay the excess consolidation expenses paid by it.

        The following table provides information concerning the properties owned by your fund, including its appraised value. The appraisal was prepared by Stanger on March 31, 2000.


                                                   Appraised                                             Year        Percentage
       Property              Property Location       Value        Property Type    Property Size     Constructed    Ownership (1)
-----------------------    ---------------------   ----------   ----------------  ----------------  -------------  --------------
Maple Tree Shopping Ctr    Ellisville, MO          $3,290,000    Shopping Center   72,148 sq. ft.        1974          100.00%
Park Plaza I and II        Indianapolis, IN         3,380,000    Office/warehouse  95,080 sq. ft.    1975 & 1979       100.00%
Jackson Industrial A       Indianapolis, IN         5,440,000    Office/warehouse  320,000 sq. ft.   1976 & 1980       100.00%
Morenci Professional       Indianapolis, IN         3,480,000    Office/warehouse  105,600 sq. ft.   1975 & 1979       100.00%
Park

(1) If less than 100%, represents your fund's percentage interest in joint venture with other funds which own the property.

         1108





                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum shares issued in the consolidation will be allocated as follows:

        American Spectrum shares will be allocated

                - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates, and

                - among the funds, based upon the estimated net asset value, computed as described in the accompanying consent solicitation (the "Exchange Value"), of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company.

        Your managing general partner believes that the Exchange Values of the funds, CGS and the majority-owned affiliates, including the CGS Management Company and CGS's other affiliates represent reasonable estimates of the fair value of their assets, net of liabilities and allocable expenses of the consolidation, as of September 30, 2000, and constitute a reasonable basis for allocating the American Spectrum shares between the funds and CGS and the majority- owned affiliates, including the CGS Management Company and CGS's other affiliates and among all the funds.

        The following summarizes the determination of the Exchange Value and the allocation of American Spectrum shares to your fund and the other funds. We first determined the Exchange Value of each of the funds, CGS and the majority-owned affiliates and CGS's other affiliates and the CGS Management Company. The Exchange Values of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, other than the CGS Management Company, were determined based on appraisals of their real properties prepared by Stranger. The appraised values were then adjusted for other assets and liabilities of the entities and allocable expenses of the consolidation. The Exchange Value for the CGS Management Company was determined based on valuation methods we believe are reasonable. These valuation methods are described in the consent solicitation. The sum of these values is the Exchange Value of all of our assets. The Exchange Value represents our estimate of the net asset value. To allocate the shares, we arbitrarily selected a value per share of $15. We did not consult with any independent third parties in selecting $15. We allocated to each fund a number of American Spectrum shares equal to the Exchange Value of its assets divided by $15. In accordance with each fund's partnership agreement, all of the American Spectrum shares were allocated to the limited partners. Thus, each American Spectrum share represents $15 of net asset value. Since the market may not value the American Spectrum shares as having a value equal to the net asset value, the American Spectrum shares are likely to trade at a price of less than $15 per share.

        For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares" on page __ of the consent solicitation.

         1109





                     ALLOCATION OF AMERICAN SPECTRUM SHARES
           BETWEEN THE FUNDS AND CGS AND THE MAJORITY-OWNED AFFILIATES
                           AND CGS'S OTHER AFFILIATES
                       AND THE CGS MANAGEMENT COMPANY (1)


                                                                                            PERCENTAGE OF THE
                                                                                              TOTAL EXCHANGE
                                                                                            VALUE/PERCENTAGE OF
                                                                     PERCENTAGE OF           TOTAL AMERICAN
                                               EXCHANGE VALU             SHARE                  SPECTRUM
                                                 e OF FUND           ALLOCATION (1)           SHARES ISSUED
                                              --------------      -----------------         ------------------
Sierra Pacific Development Fund                 $  6,092,096             406,140                    6.05%
Sierra Pacific Development Fund II                11,543,206             769,547                   11.46%
Sierra Pacific Development Fund III                  285,210              19,014                    0.28%
Sierra Pacific Institutional Properties V          4,189,070             279,271                    4.16%
Sierra Pacific Pension Investors '84              20,283,396           1,352,226                   20.14%
Nooney Income Fund Ltd., L.P.                     10,648,242             709,883                   10.57%
Nooney Income Fund Ltd. II, L.P.                  15,691,328           1,046,089                   15.58%
Nooney Real Property Investors-Two,
L.P.                                               7,996,187             533,079                    7.94%
CGS and the majority-owned affiliates
and CGS's other affiliates (2)                    23,606,353           1,573,757                   23.44%
CGS Management Company                               361,023              24,068                    0.36%
Totals                                          $100,696,112            6,713,07                  100.00%
                                                ============        ============            ============


----------------------

(1) Some of the equity owners in the majority-owned affiliates and CGS's other affiliates, including affiliates of American Spectrum, will be allocated Operating Partnership units instead of American Spectrum shares. Each Operating Partnership unit provides the same rights to distributions as one share of common stock in American Spectrum and, subject to some limitations, is exchangeable for American Spectrum shares on a one-for-one basis after a twelve month period.

(2)     Excludes the CGS Management Company.

DETERMINATION OF EXCHANGE VALUES

        The Exchange Value has been determined for the fund as described below.

        -       The Exchange Value of the fund is computed as:

                -       the sum of:

                        - the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and

                        - the realizable values of the non-real estate assets as of September 30, 2000;

                -       reduced by

                        - the mortgage debt balance as of September 30, 2000, as adjusted to reflect the market value of such debt,

         1110





                        - other balance sheet liabilities as of September 30, 2000 and

                        - the fund's share of the expenses related to the consolidation.

        After determining the Exchange Value for the fund we determined, the Exchange Value to be allocated to the partners of the fund in accordance with the provisions of the partnership agreement allocable to distributions on liquidation.

        Under the partnership agreement, after payment of all debts and liabilities of the fund, the net proceeds on liquidation following a sale of all of the fund's properties will be distributed as follows:

        - first, pro rata to the limited partners until they receive an amount equal to their share of previously undistributed net income;

        - second, to the limited partners in an amount equal to their share of their adjusted capital contribution;

        - third, to the general partners in an amount equal to any loans or advances they have made;

        - fourth, to the general partners in an amount equal to their share of previously undistributed net income;

        - fifth, to the general partners in an amount equal to their adjusted capital contribution;

        - sixth, pro rata to the limited partners in the amount equal to the excess of 7% per annum on the adjusted capital contribution, minus prior distributions to the limited partners;

        - seventh, pro rata to the general partners in an amount equal to the excess of 7% per annum on their adjusted capital contribution over prior distributions to the general partners; and

        - eighth, the balance 75% to all of the partners in proportion to their capital contributions and 25% to the general partners.

Under the terms of the partnership agreement, the general partners would not be entitled to any of the American Spectrum shares issuable of the fund. Accordingly, all of the American Spectrum shares issuable to the partners of the fund is being allocated to the limited partners.

         1111





                          FAIRNESS OF THE CONSOLIDATION

GENERAL

        Your managing general partner believes the consolidation to be fair to, and in the best interests of, the fund and its limited partners. After careful evaluation, your managing general partner has concluded that the consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other limited partners approve the consolidation of your fund and receive American Spectrum shares in the consolidation.

        Although your managing general partner believes the terms of the consolidation are fair to you and the other limited partners, your managing general partner has conflicts of interest with respect to the consolidation, including, among others, its realization of substantial economic benefits upon completion of the consolidation. For a further discussion of the conflicts of interest and potential benefits of the consolidation to your managing general partner, see "Conflicts of Interest -- Substantial Benefits to Related Parties" on page __ of the consent solicitation.

        Also, your managing general partner wants you to note:

        - The market prices for the American Spectrum shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum.

        - American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your units or a liquidation of your fund's assets.

        - You do not have the right to elect to receive a cash payment equal to the value of your interest in the fund if your fund approves the consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your fund, notes. As a holder of notes, you are likely to receive the full face amount of the notes only if you hold the notes to maturity. The notes will mature approximately eight years after the consolidation. You may receive payments earlier only if American Spectrum chooses to repay the notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the notes in accordance with their terms following property sales or refinancings.

        The following table summarizes the results of your managing general partner's comparative valuation analysis:


                                                                       GAAP Book Value
                                                                    September 30, 2000 per     Exchange Value per
Estimated Going Concern Value    Estimated Liquidation Value per   Average $1,000 Original      $1,000 Original
per $1,000 Original Investment     $1,000 Original Investment             Investment             Investment (1)
-------------------------------  -------------------------------  -------------------------    -------------------
      $551.00 - $610.000                    $626.00                       $(28.83)                 $666.35



(1) Values are based on the value per share of $15 established by us. The Exchange Value of each of the funds is our estimate of net asset value of the fund's assets. The Exchange Value equals (i) the appraised value of each fund's assets, as determined by Stanger; plus (ii) the book value of non-real estate assets of each fund; minus (iii) mortgage and other indebtedness of each fund; minus (iv) each fund's allocable portion of the consolidation expenses. Upon listing the American Spectrum shares on the _________, the actual values at which the American Spectrum shares will trade on the _________ are likely to be at prices below $15.

         1112





        We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the fund, (ii) the value of the units for purposes of comparing the expected benefits of the consolidation to the potential alternatives considered by the managing general partner or (iii) the analysis of the fairness of the consolidation.

                          BENEFITS OF THE CONSOLIDATION

WHY YOUR MANAGING GENERAL PARTNER BELIEVES THE CONSOLIDATION IS FAIR TO YOU

        Your managing general partner believes that the terms of the consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

        - Your managing general partner believes that the expected benefits of the consolidation to you outweigh the risks and potential detriments of the consolidation to you. These benefits include the following:

                - American Spectrum plans to make additional investments and obtain additional financing. As a result, we believe that there is greater potential for increases in the price of your American Spectrum shares over time and increased distributions to you as an American Spectrum stockholder.

                - We believe the consolidation may provide you with increased liquidity. Therefore, you may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

                - We expect to make regular cash distributions to our shareholders. We believe that these distributions will increase over time or as a result of future acquisitions.

                - We will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular company.

                - The combination of the funds under the ownership of American Spectrum will result in cost savings.

                - Your managing general partner reviewed the estimated value of the consideration to be received by you if your fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the consolidation. Your managing general partner considered the continuation of the funds without change and the liquidation of the funds and the distributions of the net proceeds to you. They concluded that over time the likely value of American Spectrum shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

        - Your managing general partner considered that you may vote for or against the consolidation, and, if you vote against it, you may elect to receive either American Spectrum shares or notes if your fund approves the consolidation.

        - Your managing general partner considered the availability of the notes option. The notes option gives limited partners increased procedural fairness by providing an alternative to limited partners. The notes provide greater security of principal, a certainty as to maturity date, and regular interest payments. In contrast, the American Spectrum shares permit the holders of the American Spectrum shares to participate in American Spectrum's potential growth and are a more liquid investment.

         1113





        - Your managing general partner has adopted the conclusions of the fairness opinion and appraisals rendered by Stanger, which are described in the consent solicitation.

        You should note however that by voting "For" the transaction you would be precluding the fund from entering into alternatives, including liquidation of the fund. The alternatives have some potential benefits, including the following:

        - Liquidation provides liquidity to you as properties are sold. You would receive the net liquidation proceeds received from the sale of your fund's assets.

        - The amount that you would receive would not be dependent on the stock market's valuation of American Spectrum.

        - You would avoid the risks of continued ownership of your fund and ownership of American Spectrum.

        Another alternative would be to continue your fund. Continuing your fund without change would have the following benefits:

        - Your fund would not be subject to the risks associated with the ongoing operations of American Spectrum. Instead each fund would remain a separate entity with its own assets and liabilities.

        - You would continue to be entitled to the safeguards of your partnership agreement.

        - Your fund's performance would not be affected by the performance of the other funds and assets that American Spectrum will acquire in the consolidation.

        - Eventually, your fund would liquidate its holdings and distribute the net proceeds in accordance with the terms of your fund's partnership agreement.

        - There would be no change in your voting rights or your fund's operating policies.

        - Your fund would not incur its share of the expenses of the consolidation.

        - For federal income tax purposes, income from your fund may, under certain circumstances, be offset by passive activity losses generated from your other investments; you lose the ability to deduct passive losses from your investment in American Spectrum.

        - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you from the consideration.

        However, as discussed under "RECOMMENDATION AND FAIRNESS DETERMINATION" in the consent solicitation, your managing general partner believes that the disadvantages of the alternatives outweigh the benefits.

                          EXPENSES OF THE CONSOLIDATION

        If your fund approves the consolidation, the portion of the consolidation expenses attributable to your fund will be paid by your fund, as detailed below. The number of American Spectrum shares paid to your fund would reflect a reduction for your fund's expenses of the consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum shares payable to each of the funds.

        If the consolidation of your fund is not approved, we will bear a percentage of all consolidation expenses equal to the total number of abstentions and "Against" votes cast by the limited partners of your fund divided by the total

         1114





number of abstentions and votes cast by you and the other limited partners of your fund. In such event, your fund will bear the remaining consolidation expenses.

         The following table sets forth the consolidation expenses of your fund:


                                Pre-Closing Transaction Costs
Legal Fees(1) ........................................................     $   43,500
Appraisals and Valuation(2) ..........................................         17,143
Fairness Opinions(3) .................................................         29,907
Solicitation Fees(4) .................................................          2,009
Printing and Mailing(5) ..............................................          5,024
Accounting Fees(6) ...................................................        106,601
Pre-formation Cost(7) ................................................         43,500
         Subtotal ....................................................     $  247,684

                                  Closing Transaction Costs
Title, Transfer Tax and Recording Fees(8) ............................     $   32,353
Legal Closing Fees(9) ................................................         11,845
         Subtotal ....................................................     $   44,198
Total ................................................................     $  291,883*


----------------------
*       Estimated

(1) Aggregate legal fees to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of your fund's properties to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(2) Aggregate appraisal and valuation fees to be incurred in connection with the consolidation were $150,000. Your fund's pro rata portion of these fees was determined based on the number of properties in your fund.

(3) The funds received a fairness opinion from Stanger and the funds incurred a fee of $202,000. Your fund's pro rata portion of these fees was determined based on the ratio of the appraised value of the real estate of your fund to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(4) Aggregate solicitation fees to be incurred in connection with the consolidation are estimated to be $30,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

(5) Aggregate printing and mailing fees to be incurred in connection with the consolidation are estimated to be $75,000. Your fund's pro rata portion of these fees was determined based on the number of limited partners in your fund.

         1115





(6) Aggregate accounting fees to be incurred in connection with the consolidation are estimated to be $1,800,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds, CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

(7) Aggregate pre-formation costs to be incurred in connection with the consolidation are estimated to be $800,000. Your fund's pro rata portion of these costs was determined based on the ratio of the appraised value of your fund's real estate assets to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(8) Aggregate title, transfer tax and recording fees to be incurred in connection with the consolidation are estimated to be $595,000. Your fund's pro rata portion of these fees was determined based on the ratio of the value of your fund's appraised value to the total appraised value of the real estate assets of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, based on the appraisal prepared by Stanger, and the value of the assets of CGS Management Company.

(9) Aggregate legal closing fees to be incurred in connection with the consolidation are estimated to be $200,000. Your fund's pro rata portion of these fees was determined based on the ratio of your fund's total assets as of September 30, 2000 to the total assets of all of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, as of September 30, 2000.

        The solicitation fees related to the consolidation will be allocated among the funds and American Spectrum depending upon whether the consolidation is consummated. For purposes of the consolidation, the term "solicitation fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other limited partners.

        If American Spectrum acquires all of the funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires fewer than all of the funds, all of the solicitation fees will be payable by American Spectrum or the funds that are acquired in proportion to their respective Exchange Values. If none of the funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

        The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per unit was $1,000.00.


Year Ended November 30                                    Amount
------------------------------------------------------   -------
1996................................................       $0
1997................................................        0
1998................................................        0
1999................................................        0
2000................................................        0
Budgeted Annual Distribution(1).....................        0
                                                         =======


(1) The budgeted annual distributions are based on budgeted cash flow of the funds for purposes of calculating ranges of going concern values. They are presented for comparative purposes only. In the past the amount of cash flow of the funds available for distribution has been reduced by capital expenditures and other

         1116





        expenses of the funds and the need to establish reserves for future requirements. The actual amount of distributions will be based on numerous factors. Accordingly, limited partners should not treat this budgeted annual distribution as the amount that they would received if the fund continued its operations.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

        The following information has been prepared to compare the amounts of compensation paid and distributions made by your fund to the general partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the consolidation had been in effect during the years presented below.

        Under the partnership agreements, the general partners of your fund and their affiliates are entitled to receive distributions as general partners and fees in connection with managing the affairs of your fund. The partnership agreements also provide that the general partners are to be reimbursed for their expenses for administrative services performed for each fund, such as legal, accounting, transfer agent, data processing and duplicating services.

        The general partners and their affiliates are entitled to the following fees from the fund:

        - a property management fee equal to 5% of the gross revenues from real properties of the fund;

        -       an administrative management fee equal to $30,000 per annum;

        - reimbursement of out-of-pocket expenses, including salaries of employees directly engaged in full time leasing, servicing, operation or maintenance of the properties.

        - a real estate commission on the sale of properties in an amount not to exceed the lesser of (1) 4% of the gross sales price of the property, (2) 9% of the gross proceeds received by the fund from the offering of units or (3) 50% of the standard real estate commission; and

        - a financing fee comparable with fees or commissions paid to others rendering similar services.

        American Spectrum intends to operate as an internally-advised REIT. As part of the consolidation, your fund will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum with the other participating funds and the other shareholders and holders of Operating Partnership units. Affiliates of the general partners will receive dividends on shares of American Spectrum issued to them in exchange for their interests in the CGS Management Company and salaries and other compensation as officers and directors of American Spectrum. These dividend payments and compensation are in lieu of the payments to the general partners discussed above.

        During the years ended November 30, 1997, 1998 and 1999 and the nine months ended August 31, 2000, the aggregate amounts accrued or actually paid by your fund to the general partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the consolidation been in effect for the years presented as a "C" corporation or as a REIT are shown below under "Pro Forma as a "C" Corporation" and "Pro Forma as a REIT," respectively:

         1117





                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                       Year Ended November 30,               Nine Months
                                                           ---------------------------------------------   Ended August 31,
HISTORICAL:(1)                                                   1997            1998            1999            2000
-------------------------------------------------------    --------------  --------------  -------------  -------------------
Management Fees                                               $ 121,111       $ 122,128       $ 105,322       $  79,353
Administrative Fees                                              30,000          30,000          30,000          22,500
Leasing Fees
Construction Supervision Fees                                         0               0               0               0
Broker Fees                                                           0               0               0               0
General Partner Distributions                                         0               0               0               0
Limited Partner Distributions                                         0               0               0               0
                                                           --------------  --------------  -------------  -------------------
Total historical                                              $ 151,111       $ 152,128       $ 135,322       $ 101,853

PRO FORMA AS A "C" CORPORATION: (2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                      0           1,541         119,076               0
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company                         0           1,072          82,824               0
Restricted Stock and Stock Options                               38,885          38,885          38,885          29,164
Salary, Bonuses and Reimbursements                              120,751         120,751         120,751          90,564
                                                           --------------  --------------  -------------  -------------------
Total Pro forma as "C" Corporation                              159,636         162,249         361,536         119,727
                                                           --------------  --------------  -------------  -------------------

PRO FORMA AS A REIT:(2)
Distributions on American Spectrum Shares issuable
     in respect of limited partnership interests                      0           1,541         119,076               0
Distributions on American Spectrum Shares issuable
     in respect of the CGS Management Company(3                       0           1,072          82,824               0
Restricted Stock and Stock Options                               38,885          38,885          38,885          29,164
Salary, Bonuses and Reimbursements                              120,751         120,751         120,751          90,564
                                                           --------------  --------------  -------------  -------------------
Total Pro forma as REIT                                         159,636         162,249         361,536         119,727
                                                           --------------  --------------  -------------  -------------------

         1118





------------------

(1) For a description of the calculation of these amounts, please refer to the notes to the table entitled "Compensation, Reimbursement and Distributions to the General Partners" in the consent solicitation.

(2) No taxes would have been payable by American Spectrum if the combined entities had operated as a "C" Corporation during the period. As a result of net operating losses, American Spectrum would not have had any taxable income. Accordingly, the distributions to the general partner and its affiliates would have been the same whether it was a "C" Corporation or a REIT.

         1119





                                PROPERTY OVERVIEW

        Your fund owns office/warehouse and shopping center property located in Indiana and Missouri. Information regarding the property as of September 30, 2000 is set forth below.


                                                            RENTABLE SQUARE FEET         ANNUALIZED NET RENT
                                                       ------------------------------  ---------------------  PER LEASED
                                                                              SQ. FT.                           SQUARE   PERCENTAGE
    PROPERTY             STATE    TYPE    YEAR BUILT    NUMBER    % LEASED     LEASED     AMOUNT   % OF TOTAL    FOOT    OWNERSHIP
---------------------   ------  --------  ----------  ---------  ---------  ---------  ----------  ---------- ---------- -----------
Jackson Industrial A      IN    OFF/WARE    1976-80     320,000    100.00%    320,000   $ 783,200    2.15%     $ 2.45       100%
Morenci Professional      IN    OFF/WARE    1975-79     105,600     89.77%     94,800   $ 428,580    1.17%     $ 4.52       100%
     Park
Park Plaza I and II       IN    OFF/WARE    1975-79      95,080     96.21%     91,480   $ 539,700    1.48%     $ 5.90       100%
Maple Tree Shopping       MO    SHOPPING     1974        72,149    100.00%     72,149   $ 469,183    1.29%     $ 6.50       100%
     Ctr                        CTR.


The properties are subject to mortgages in the principal amounts, bearing interest rates and maturing as shown in the schedule below:


     PROPERTY                 MORTGAGE PRINCIPAL          INTEREST RATES              MATURITY DATE
------------------------  --------------------------   ----------------------  -----------------------

Maple Tree Shopping
Ctr.                              $1,928,943                  9.01%                      Dec-04
Park Plaza I and II                1,788,382                  9.01%                      Dec-04
Morenci Professional
Park                               1,858,733                  9.01%                      Dec-04
Jackson Industrial A               3,542,902                  9.31%                      Nov-00




                                  REQUIRED VOTE

        LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

                Section 5.2 of your fund's partnership agreement provides that the vote of limited partners representing greater than 50% of the outstanding units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either (a) 66 2/3% or more of the net book value of your fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the fund. Because the consolidation of your fund may be deemed to be a sale of "all or substantially all" of the assets of the fund within the meaning of the partnership agreement, it may not be consummated without the approval of limited partners representing greater than 50% of the outstanding units.

        CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

                If the limited partners of your fund representing greater than 50% of the outstanding units do not vote "For" the consolidation, the consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to promptly list the fund's properties for sale and to commence the process of disposing of your fund's properties.

         1120





SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

        Through the consent solicitation accompanying this supplement, we are asking you, the limited partners of the fund, to vote on whether to approve the consolidation. As discussed above, limited partners holding in excess of 50% of the outstanding units in the fund must vote "For" the consolidation on the enclosed consent form in order for the fund to be included in the consolidation. For the reasons set forth in the accompanying consent solicitation, your managing general partner believes that the terms of the consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the consolidation. Before deciding how to vote on the consolidation, you should read this supplement, the consent solicitation and the accompanying materials in their entirety.

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

        Two amendments to the partnership agreement of the fund are necessary in connection with the consummation of the consolidation. The amendments are attached to this supplement as Appendix C.

        First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the limited partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the consolidation.

        Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the consolidation if the managing general partner and the limited partners holding a majority of the units consent. The managing general partner believes that there will be reduced transaction costs to the fund if the consolidation is consummated through a merger rather than a sale of assets.

        Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of limited partners holding the majority of the outstanding units is required to amend the partnership agreement. In addition to voting for the consolidation, limited partners must vote "For" the amendments to allow the consummation of the consolidation. If the majority of the outstanding units of your fund vote for the consolidation but vote against the amendment, your fund will not be able to participate in the consolidation.

                                VOTING PROCEDURES

        The consent solicitation, this supplement, the accompanying transmittal letter, the power of attorney and the limited partner consent constitute the solicitation materials being distributed to you and the other limited partners to obtain your votes "For" or "Against" the consolidation of your fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and limited partner consent as the consent form.

        In order for your fund to be consolidated into American Spectrum, the limited partners holding greater than 50% of the outstanding units of your fund must approve the consolidation and the amendments to the partnership agreement. Your fund will be acquired by American Spectrum, in the manner described in the consent solicitation. A copy of the Agreement and Plan of Merger dated________, 2000, by and between American Spectrum and your fund is attached hereto as Appendix B. We encourage you to read it.

        If you vote "For" the consolidation, you will be effectively voting against the alternatives to the consolidation. If the consolidation is not approved the general partners plan to promptly list the fund's property for sale with brokers and commence the process of liquidating the fund's property.

        You should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the consolidation. The solicitation period will commence upon delivery of the solicitation materials to you (on or about __________, 2001), and will continue until the later of (a) __________, 2001 (a date not less than 60 calendar days from the initial delivery of the solicitation

         1121





materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. We reserve the right to extend the solicitation period even if a quorum has been obtained pursuant to your fund's partnership agreement. Under no circumstances will the solicitation period be extended beyond _________ __, 2001. Any consent form received by [ ], which was hired by us to tabulate your votes, prior to [ ] [p.m.] [Eastern] time on the last day of the solicitation period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the solicitation period, it will have the same effect as having voted "Against" the consolidation and you will receive American Spectrum shares if your fund approves the consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the consolidation and will receive American Spectrum shares if your fund approves the consolidation. You may withdraw or revoke your consent form at any time in writing before consents from limited partners equal to more than 50% of the required vote are received by your fund.

        A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's consolidation with your fund and the amendments to your partnership agreement. The exact matters which a vote in favor of the consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter. If your fund approves the consolidation and you wish to receive notes, you must vote "Against" the consolidation and elect the notes option on the consent form.

        Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints ____________ and _____________ as your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the consolidation. The power of attorney is intended solely to ease the administrative burden of completing the consolidation without requiring your signatures on multiple documents.

         1122





                        FEDERAL INCOME TAX CONSIDERATIONS

        Tax matters are very complicated, and the tax consequences of the consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

        If your fund is acquired by American Spectrum you will receive American Spectrum shares unless you elect the notes option, in which case you will receive notes.

        If your fund is acquired by American Spectrum and you receive American Spectrum shares, your ownership of American Spectrum shares will affect the character and amount of income reportable by you in the future. Because each of the funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

        In contrast to your treatment as a limited partner, if your fund is acquired by American Spectrum and you receive American Spectrum shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

        Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your fund is acquired by American Spectrum, your fund will merge with American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position that the merger of American Spectrum and your fund will be treated as a transfer of assets of your fund to American Spectrum in exchange for shares and a subsequent distribution in liquidation of such shares. Consistent with this position, for those limited partners who elect the notes option, the transaction will be viewed as a sale of their interest in your fund to American Spectrum.

        Tax Consequences to Limited Partners Who Receive Shares. The fund intends to report the consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, no gain or loss is recognized if:

        - property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and

         1123





        - immediately after the exchange, such individuals or entities are in control of American Spectrum.

        For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to Proskauer Rose LLP that, following the consolidation, the partners of the funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder, prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your fund intend to take the position that Section 351(e) of the Code will not prevent the consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your fund will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your fund will recognize additional gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. Proskauer Rose LLP is not opining as to whether gain will be recognized by your or any other fund in the consolidation.

        In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

        Tax Consequences to Limited Partners Who Receive Notes. If your fund is acquired by American Spectrum and you elect the notes option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the notes received exceeds the basis of your interest in your fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

        Character of Gain or Loss. In general, gains or losses realized with respect to transfers of non-dealer real estate in the consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

        Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive shares in the consolidation your fund should be deemed to have sold its assets to American Spectrum for shares followed by a

         1124





distribution in liquidation of the shares to limited partners including you. If you elect the notes option, the transaction should be deemed the sale of your interests in your fund to American Spectrum for notes. In either case the taxable year of your fund will end at such time, and you must report, in your taxable year that includes the date of the consolidation, your share of all income, gain, loss, deduction and credit for your fund through the date of the consolidation (including your gain, if any, resulting from the consolidation described above).

        If you receive American Spectrum shares in the distribution your fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

        Immediately before the distribution of shares by your fund to you, the basis of the shares in the hands of your fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your fund. Such gain, if any, will be allocated to the partners and will increase their basis in their partnership interest. Following the distribution in liquidation of shares by your fund to you, your basis in the American Spectrum shares will equal the adjusted basis of your partnership interest in your fund.

        If you elect the notes option, you will have gain at the time of your sale of your interests in your fund. However, you may be able to report income from the notes based upon the installment method which permits you to pay tax as the principal amount is paid on your notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the notes received in the distribution will be the same as your basis in your units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your fund, plus any gain recognized in the distribution.

        Tax Consequences to Tax Exempt Investors. Because the assets of your fund are held for investment and not for resale, the consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the consolidation. In addition, the consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the funds are encumbered by debt.

        Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the consolidation. The basis of the properties received by American Spectrum from the funds that are acquired by American Spectrum will equal such fund's basis in the assets on the date of the consolidation increased by any gain recognized by the fund as a result of the consolidation.

        The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the consolidation. These factors could result in an overall change, following the consolidation, in the depreciation deductions attributable to the properties acquired from the funds.

         1125




                                   APPENDIX A


                              DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618

Gentlemen:

        You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

        We have been advised by the General Partners and the Funds that (i) 6,713,074 or 2,950,051 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

        We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         1126




        Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

        Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

        In arriving at the opinion set forth below, we have:

- performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

- reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

- reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended September 30, 2000 (quarter ended August 31, 2000 for Nooney Real Property Investors Two LP);

- reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

- reviewed the CGS Real Estate Company and Affiliates' audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the nine months ending September 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;

- reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information

         1127





        available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

- conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

- reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

- reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes that only Sierra Pacific Pension Investors '84 participates in the Consolidation.

        To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliated Entities, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of September 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of September 30, 2000 to be contributed in the Consolidation;
(iv) the estimated value of the CGS Management Company as of September 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of September 30, 2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-

         1128





consolidation cash distributions to Limited Partners in each Fund and/or partners/shareholders in the Affiliated Entities and the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

        Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting a share of the costs associated with the Consolidation.

        In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

        We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations; (ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to:
(a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the

         1129




Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation, including but not limited to stock grants, options, stock appreciation rights and bonuses, between the Company and its officers and directors, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

        Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

        Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the Affiliated Entities or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,

         1130




Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2001

         1131




                                                                       EXHIBIT I



---------------------------------------------------------------------------------

                                ALLOCATION OF SHARES
                                --------------------
---------------------------------------------------------------------------------

                                                                    SHARES (1)
                                                                    ----------
---------------------------------------------------------------------------------

Sierra Pacific Development Fund                                          406,140
---------------------------------------------------------------------------------

Sierra Pacific Development Fund II                                       769,547
---------------------------------------------------------------------------------

Sierra Pacific Development Fund III                                       19,014
---------------------------------------------------------------------------------

Sierra Pacific Institutional Properties V                                279,271
---------------------------------------------------------------------------------

Sierra Pacific Pension Investors '84                                   1,352,226
---------------------------------------------------------------------------------

Nooney Income Fund Ltd., L.P.                                            709,883
---------------------------------------------------------------------------------

Nooney Income Fund Ltd. II, L.P.                                       1,046,089
---------------------------------------------------------------------------------

Nooney Real Property Investors Two, L.P.                                 533,079
---------------------------------------------------------------------------------

Affiliated Entities                                                    1,573,757
---------------------------------------------------------------------------------

CGS Management Company                                                    24,068
---------------------------------------------------------------------------------





-------------------------------

        (1) Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliated Entities and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.

         1132





Dear Unitholder:

        The general partners of your fund are seeking your approval of your fund's participation in a consolidation with American Spectrum Realty, Inc. Your fund is one of eight Nooney and Sierra funds that will merge with American Spectrum as part of the consolidation.

        The general partners believe that the consolidation will provide you with the following benefits:


        - Liquidity. The consolidation may provide you with increased liquidity. The market for the units that you own is very limited. American Spectrum shares will be listed on the American Stock Exchange, and therefore publicly valued and traded. You may have the ability to find more buyers for your American Spectrum shares and the price you receive is more likely to be the market price.

        - Growth Potential. Unlike your fund, American Spectrum plans to make additional investments and obtain additional financing. As a result, American Spectrum provides the potential for increases in the value of your American Spectrum shares and increased distributions to you as an American Spectrum stockholder.

        - Regular Cash Distributions. American Spectrum expects to make regular cash distributions to its shareholders. American Spectrum believes that these distributions will increase over time as a result of future acquisitions and increased cash flow from current properties.

        - Increased Risk Diversification. American Spectrum will own a larger number of properties and have a broader group of property types, tenants and geographic locations than your fund. This increased diversification will reduce the dependence of your investment upon the performance of a particular property.

        - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing to fund its operations and make acquisitions.

        - Experienced Management Aligned with Shareholders' Interests. American Spectrum's senior management team has decades of real estate investment and management experience. William J. Carden, American Spectrum's Chief Executive Officer, will own approximately 20% of American Spectrum shares, including shares issuable in exchange for limited partnership interests in American Spectrum's operating partnership. Other senior managers will also participate in stock incentive plans. As a result, senior management and shareholders will share common goals with respect to their investment in American Spectrum.

         1133






                In evaluating the proposed consolidation, American Spectrum strongly encourages you to carefully review the enclosed consent solicitation statement and accompanying supplement. The proposed consolidation has risks and benefits which are described more fully in the enclosed consent solicitation statement and supplement. As described in the enclosed materials, your general partners have some economic interests in the proposed consolidation.

                American Spectrum, as the general partners of your partnership, encourage you to vote "Yes" in favor of the proposed consolidation.

RISK FACTORS

        There are risks involved in the consolidation. These include the following:

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected a value of $15 for purposes of allocating the American Spectrum shares among the funds, the CGS privately held entities, and the CGS Management Company in the consolidation. Once listed on the American Stock Exchange, the American Spectrum shares are likely to trade below $15.00.

        - Because there has not been a public market for the units in your fund, upon their exchange for American Spectrum shares, your investment will be subject to market risk and the trading price of the American Spectrum shares may fluctuate significantly.

        - American Spectrum has arbitrarily selected $15 as the value of each American Spectrum share for purposes of allocating the American Spectrum shares among the funds, CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates in the consolidation. Once listed on the _________, the American Spectrum shares are likely to trade below $15.00.

        - REIT stocks underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum shares.

        - The consolidation of your fund into American Spectrum involves a fundamental change in the nature of your investment. These changes include the following:

                - If your fund approves the consolidation, you will no longer hold an interest in a fund that has a fixed portfolio of properties.

         1134





                - The funds are required to distribute the proceeds of any property sales. American Spectrum intends to reinvest the proceeds of any future sales of its properties.

                - American Spectrum plans to raise additional funds through equity or debt financings to make future acquisitions of properties. American Spectrum may invest in types of properties different from those in which your fund invests.

        - CGS and the majority-owned affiliates have incurred losses in the past. Additionally, American Spectrum incurred losses on a pro forma basis. American Spectrum cannot assure you that it will become profitable.

        - American Spectrum intends to continue CGS's strategy of investing in properties that it believes are undervalued. Its success will depend on future events that increase the value of the properties. As a result, this strategy has greater risks than investing in properties with proven cash flows.

        - American Spectrum will have more indebtedness and greater leverage than the funds.

        - Stanger's fairness opinion only addressed the allocation of the shares

                - between the funds as a group and CGS and the majority-owned affiliates, including the CGS Management Company, and CGS's other affiliates, and

                -       among the funds.

                The fairness opinion did not address the market value of the American Spectrum shares or notes you receive or the fairness of all combinations of funds.

        - American Spectrum does not intend to qualify as a REIT until 2002 and are not required to qualify as a REIT. If American Spectrum does not qualify as a REIT, it will be subject to a corporate income tax, which could decrease cash available for distribution.

        - All of the funds other than Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. intend to report the consolidation on the basis that no gain is recognized. American Spectrum cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your fund will recognize gain, you will be allocated your share of the gain and you will not receive cash with which to pay the liability.

        - Sierra Pacific Development Fund III and Nooney Real Property Investors-Two, L.P. will recognize gain for tax purposes equal to the amount by which the liabilities assumed in the consolidation exceed the bases of the assets transferred.

         1135




                Limited partners in these funds will be allocated their share of the gain. In addition, limited partners in these funds may have the additional tax liability referred to in the preceding paragraph if the IRS challenges the tax treatment of the consolidation.

        - The general partners and their affiliates will receive benefits and may also have conflicts of interest as a result of the consolidation. These benefits include the fact that the general partners and their affiliates will receive approximately __________ American Spectrum shares or limited partnership interests exchangeable for American Spectrum shares in exchange for their interests in CGS and the majority-owned affiliates and CGS's other affiliates and their interests as limited partners in the funds.

BACKGROUND

        The Nooney and Sierra funds are eight public limited partnerships which own 18 office, office/warehouse and apartment properties. The general partners of these funds are affiliates of CGS Realty Inc. Affiliates of CGS also manage the funds. In addition, privately held entities affiliated with CGS own 16 office, office/warehouse, apartment and shopping center properties and one parcel of vacant land. Through the consolidation, American Spectrum will combine the properties of the Nooney and Sierra funds and CGS and the majority-owned affiliates and its other affiliates. Limited partners in the funds will receive American Spectrum shares in the consolidation. The American Spectrum shares will be listed on the __________________.

        American Spectrum will be a full-service real estate corporation. American Spectrum's primary business will be the ownership of office, office/warehouse, apartment and shopping center properties. American Spectrum plans to expand its business by acquiring additional properties. American Spectrum will focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If all of the funds approve the consolidation, American Spectrum will own 35 properties.

        American Spectrum intends to qualify as a real estate investment trust and elect to be treated as a real estate investment trust or REIT effective beginning in its 2002 fiscal year. In general, a REIT is a company that owns or provides financing for real estate and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" that generally results from investments in a corporation.

OPPORTUNITY FOR LIQUIDITY AND GROWTH

        By combining the properties of the funds and CGS and the majority-owned affiliates and CGS's other affiliates, American Spectrum will create growth opportunities. The opportunity for growth will result from both the potential to increase cash flow from existing properties, as well

         1136





as the acquisition of new properties. American Spectrum's size and publicly traded securities will provide greater access to debt and equity markets. American Spectrum believes that this will allow it to raise additional capital for future acquisitions. American Spectrum believes that over time, this will both increase distributions to limited partners and the value of American Spectrum shares. American Spectrum believes that over time the value of the American Spectrum shares issued to limited partners in the consolidation will exceed the amount you would receive if the fund was liquidated.

        In addition, the listing of American Spectrum shares on the _____________________ will provide limited partners with greater liquidity.

QUESTIONS AND ANSWERS



Q:      What is the proposed consolidation that I am being asked to vote upon?

        A:      You are being requested to approve the consolidation transaction in which your fund will merge with American Spectrum. Your fund is one of eight funds that will merge with American Spectrum as part of the consolidation. As part of the consolidation, American Spectrum will also consolidate with CGS and the majority owned affiliate and CGS's other affiliates. These are privately held entities owned or controlled by CGS Realty Inc. Through the consolidation, American Spectrum intends to combine the properties of the funds and the CGS privately held entities . If the consolidation is approved by all of the funds, American Spectrum will own 35 office, office/warehouse, apartment and shopping center properties. However, American Spectrum does not know which funds will approve the consolidation and the exact makeup of our properties.

Q: What will I receive if I vote in favor of the consolidation and it is approved by my fund?

        A:      If you vote in favor of the consolidation and the consolidation is approved by your fund and a minimum number of the other funds, you will receive shares of American Spectrum's common stock in exchange for the units of limited partnership interest that you own in your fund.

Q:      Why is American Spectrum proposing the consolidation?

        A. American Spectrum and your general partners believe that the consolidation is the best way for limited partners to achieve liquidity and maximize the value of their investment in the funds. Your general partners believe that a consolidation is better for limited partners than other alternatives including liquidation of your fund and distribution of the net proceeds. The American Spectrum shares will be listed for trading on _____________. There is no active trading market for the limited partnership units in your fund. In addition, limited partners will participate in future growth of American

         1137




        Spectrum. Limited partners will also receive distributions on your American Spectrum shares.

Q: How many American Spectrum shares will I receive if my fund is acquired by American Spectrum?

        A:      The number of American Spectrum shares that will be allocated to each fund in the consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds." You will receive your proportion of the shares allocated to your fund.

Q: If my fund consolidates with American Spectrum, may I choose to receive something other than American Spectrum shares?

        A:      Yes, subject to the limitations described below. If you vote
        "Against" the consolidation, but your fund is nevertheless consolidated with American Spectrum, you may elect to receive notes due ________ ___, _____. The principal amount of the notes will be based on the estimated liquidation value of your fund. The notes will bear interest at a fixed rate equal to ______%. The interest rate is equal to 120% of the applicable federal rate on ________ ___, 2001. The notes will be prepayable by American Spectrum at any time. You may only receive the notes if you vote "Against" the consolidation and you elect to receive notes on your consent form if the consolidation is approved.

Q: Who can vote on the consolidation? What vote is required to approve the consolidation?

        A:      Limited partners of each fund who are limited partners at the close of business on the record date of _____________ __, 2001 are entitled to vote for or against the proposed consolidation.

        Limited partners holding units constituting greater than 50% of the outstanding units of a fund must approve the consolidation. In addition, for a fund to participate in the consolidation limited partners holding more than 50% of the outstanding units must vote to approve the proposed amendments to the Fund's agreement of limited partnership. Approval by the required vote of your fund's limited partners in favor of the consolidation and the proposed amendments to your fund's agreement of limited partnership will be binding on you even if you vote against the consolidation.

Q:      How do I vote?

        A:      Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your units may be voted "For" or "Against" the consolidation of your fund with American Spectrum and the proposed amendments to your fund's agreement of limited partnership. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be

         1138




        counted as a vote in favor of the consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the consolidation. If you vote "For" the consolidation, you will effectively preclude other alternatives, such as liquidation of your fund.

Q:      Can I change my vote after I mail my consent form?

        A:      Yes, you can change your vote at any time before consents from limited partners equal to more than 50% of the required vote are received by your fund and the fund makes a public announcement or files a Form 8-K with respect to receipt of the required vote. You can do this in two ways: you can send American Spectrum a written statement that you would like to revoke your consent, or you can send American Spectrum a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this consent solicitation, I received a supplement. What is the difference between the consent solicitation and the supplement?

        A:      The purpose of this consent solicitation is to describe the consolidation generally and to provide you with a summary of the investment considerations generic to all of the funds. The purpose of the supplement is to describe the investment considerations particular to your fund.

        After you read this consent solicitation, American Spectrum urges you to read the supplement. The supplement contains information unique to your fund. This information is material in your decision whether to vote "For" or "Against" the consolidation.

Q:      When do you expect the consolidation to be completed?

        A:      American Spectrum plans to complete the consolidation as soon as possible after the receipt of your approval and the approval of the other limited partners of the funds. It is expected that the consolidation will be consummated in the _________ quarter of ____, and American Spectrum has required that it be completed no later than __________ __, ____. Your consent form must be received by
        ________________________, unless American Spectrum extends the solicitation period. American Spectrum reserves the right to extend the solicitation period for a particular fund even if a quorum has been obtained under the funds' partnership agreement. American Spectrum may extend the solicitation period if American Spectrum has not received sufficient consents to approve the consolidation.

        Your general partners urge you to read carefully the description of the consolidation in the accompanying consent solicitation statement and supplement. Although there are risks associated with the consolidation, your general partners believe that the consolidation is the best way to maximize the value of your investment. Your general partners believe that the consolidation will provide you with increased liquidity, growth potential and regular and increasing distributions. If

         1139










you


have any questions or need help on how to complete the enclosed consent form, please call ___________, the information agent for the consolidation, at
___________.

                                   Sincerely,

         1140

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Real Property Investors-Two, L.P. (the "Merging Entity").

                                    RECITALS:

         WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

         WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

         WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

         WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

         1141

         "Agreement" means this Agreement, as amended from time to time.

         "American Spectrum" has the meaning set forth in the preface above.

         "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

         "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

         "Business Combination" has the meaning set forth in Section 4.1 below.

         "CGS" means CGS Real Estate Company, Inc.

         "CGS Affiliates" means CGS and its affiliates.

         "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

         "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors `84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         "Limited Partner" means a limited partner of the Merging Entity.

         Limited Partnership Units has the meaning set forth in Section 2.1 below.

         "Managing General Partner" means the managing general partner of the Merging Entity.

         "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

         1142

         "Merger" has the meaning set forth in the first paragraph of the Recitals above.

         "Merging Entity" has the meaning set forth in the preface above.

         "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

         "Note Option" has the meaning set forth in paragraph 4.1 below.

         "Notes" has the meaning set forth in paragraph 4.2 below.

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

         "SEC" has the meaning set forth in the first paragraph of the Recitals above.

         "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

         "Share Consideration" has the meaning set forth in Section 4.1.

         "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1143

                                   ARTICLE II
                         MERGER; EFFECTIVE TIME; CLOSING

         2.1 Merger. Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist,
(ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

         2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.


                                   ARTICLE III
                  NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

         3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

         1144

         3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by- laws of the Surviving Corporation.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

         (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

         (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

         4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

         4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

         1145

         4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

         American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

         5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.

         5.2 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

         5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

         The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

         6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

         1146

         6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VII
                              PRE-CLOSING COVENANTS

            The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         1147

         8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

         (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

         (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

         (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

         (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

         (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

         9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                    ARTICLE X

                                   TERMINATION

         1148

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging Entity.

         10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement; (b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or 9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         1149

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Merging Entity:
         c/o William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         If to American Spectrum:

         William J. Carden
         Chief Executive Officer
         American Spectrum Realty, Inc.
         1800 East Deere Avenue
         Santa Ana, California  92705

         With copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, NY  10036
         Attn:  Peter M. Fass, Esq.
         Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or

         1150

rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

         11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

         11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         1151

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    AMERICAN SPECTRUM REALTY, INC.

                                    By:
                                          Name
                                          Title


                                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

                                    By:
                                          Name
                                          Title

         1152

                                   APPENDIX C


                                    AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    NOONEY REAL PROPERTY INVESTORS TWO, L.P.


Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.



Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii): Acquire or lease any properties from or sell or lease any properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the
         Partnership dated [   ]."

         1153

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification is provided for in Section 5.6 of the amended and restated articles of incorporation of the Registrant and such provisions are incorporated herein by reference.

Reference is hereby made to the caption "FIDUCIARY RESPONSIBILITY -- Directors and Officers of the Company" in the consent solicitation, which is part of this Registration Statement, for a more detailed description of indemnification and insurance arrangements between the Registrant and its officers and directors.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

(a)      1.       Financial Statements

         The financial statements indicated on page F-1 are filed as part of this Report:

      INDEX TO FINANCIAL STATEMENTS AND SELECTED HISTORICAL FINANCIAL DATA

See individual Table of Contents included with each fund's historical financial statement package

(a)      2.       Schedule

Report of Independent Public Accountants on Schedule.

Schedule III - Real Estate and Accumulated Depreciation

(b)      Exhibits

Exhibit
No.                                   EXHIBIT
-------  -----------------------------------------------------------------------

2.1      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         (2)

2.2      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         II (2)

2.3 Form of Agreement and Plan of Merger of Sierra Pacific Development Fund III (2)

2.4 Form of Agreement and Plan of Merger of Sierra Pacific Institutional Properties V (2)

2.5 Form of Agreement and Plan of Merger of Sierra Pacific Pension Investors '84 (2)

         1154

Exhibit
No.                                   EXHIBIT
-------  -----------------------------------------------------------------------

2.6      Form of Agreement and Plan of Merger of Nooney Income Fund Ltd., L.P.
         (2)

2.7      Form of Agreement and Plan of Merger of Nooney Income Fund Ltd. II,
         L.P. (2)

2.8      Form of Agreement and Plan of Merger of Nooney Real Property Investors
         - Two, L.P. (2)

3.1 Form of Amended and Restated Articles of Incorporation of American Spectrum Realty, Inc. (2)

3.2      Bylaws of American Spectrum Realty, Inc. (2)

4.1      Form of Stock Certificate (1)

5.1 Form of Opinion of Maryland Counsel, Ballard, Spahr, Andrews and Ingersoll LLP (1)

8.1 Form of Opinion to be delivered by Proskauer Rose LLP as to Certain Tax Matters

10.1     2000 Stock Incentive Plan (2)

10.2     Employment Agreement of William J. Carden (2)

10.3     Employment Agreement of Harry A. Mizrahi (2)

10.4     Employment Agreement of Thomas N. Thurber (2)

10.5     Employment Agreement of Paul E. Perkins (2)

10.6     Employment Agreement of Patricia A. Nooney (20)

10.7 Agreement of Limited Partnership of American Spectrum Realty Operating Partnership, L.P. (2)

10.8 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and CGS Properties (Mkt./Col.), L.P. (2)

10.9 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Creekside/Riverside, L.L.C. (2)

10.10 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and McDonnell Associates, L.L.C. (2)

10.11 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pacific Spectrum, L.L.C. (2)

10.12 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pasadena Autumn Ridge LP (2)

10.13 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Seventy Seven, L.L.C. (2)

         1155

Exhibit
No.                                   EXHIBIT
-------  -----------------------------------------------------------------------

10.14 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Villa Redondo LLC (2)

10.15 Agreement and Plan of Merger, dated August 8, 2000, between American Spectrum and Third Coast LLC (2)

10.16 Contribution Agreement, dated August 8, 2000 between American Spectrum and No.-So., Inc. (2)

10.17    Form of Restricted Stock Agreement (2)

10.18    Form of Stock Option Agreement (Incentive Stock Options) (2)

10.19    Form of Stock Option Agreement (Directors) (2)

10.20    Form of Stock Option Agreement (Non-Qualified Options) (2)

10.21    Form of Indenture Relating to Notes (2)

10.22 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund (2)

10.23 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund II (2)

10.24 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund III (2)

10.25 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Institutional Properties V (2)

10.26 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Pension Investors '84 (2)

10.27 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd., L.P. (2)

10.28 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd. II, L.P. (2)

10.29 Amendment to the Amended Agreement of Limited Partnership of Nooney Real Property Investors - Two, L.P. (2)


12.1 Calculation of Pro Forma Ratio of Earnings to Fixed Charges of American Spectrum Realty, Inc.


12.2 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Pension Investors '84


12.3 Calculation of Ratio of Earnings to Fixed to Fixed Charges of CGS and the majority-owned affiliates

         1156

Exhibit
No.                                   EXHIBIT
-------  -----------------------------------------------------------------------

12.4     Calculation of Ratio of Earnings to Fixed Charges of Consolidated Funds
         - Maximum Participation

12.5 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund

12.6 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund II

12.7 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Development Fund III

12.8 Calculation of Ratio of Earnings to Fixed Charges of Sierra Pacific Institutional Properties V

12.9 Calculation of Ratio of Earnings to Fixed Charges of Sierra Mira Mesa Partners

12.10 Calculation of Ratio of Earnings to Fixed Charges of Nooney Income Fund Ltd., L.P.

12.11    Calculation of Ratio of Earnings to Fixed Charges of Nooney Income Fund
         II

12.12 Calculation of Ratio of Earnings to Fixed Charges of Nooney Real Property Investors-Two, L.P.

12.13 Calculation of Ratio of Earnings to Fixed Charges of CGS's Other Affiliates Combined

12.14 Calculation of Ratio of Earnings to Fixed Charges of Nooney-Hazelwood Associates, LP

12.15    Calculation of Ratio of Earnings to Fixed Charges of Nooney Rider
         Trail, LLC

12.16 Calculation of Ratio of Earnings to Fixed Charges of Meadow Wood Village Apts., Ltd., LP

23.1     Consent of Arthur Andersen, LLP

23.2     Consent of Deloitte & Touche, LLP (Houston, Texas)

23.3     Consent of Deloitte & Touche, LLP (St. Louis, Missouri)

23.4     Consent of Wolfe, Nilges, Nahorski, P.C.

23.5     Consent of Proskauer Rose LLP (included in Exhibit 8.1) (1)

23.6 Consent of Ballard Spahr Andrews & Ingersoll P.C. (included in Exhibit 5.1) (1)

99.1     Draft form of fairness opinion of Robert A. Stanger & Co, Inc.

99.2     Draft Independent Appraisal of Fair Market Value of the Funds'
         Properties

99.3 Consolidation Consent Card, Election Form and Instructions for Each of the Funds

99.4     Additional Solicitation Materials

         1157

Exhibit
No.                                   EXHIBIT
-------  -----------------------------------------------------------------------

99.5     Schedule III of CGS and the Majority Owned Affiliates


99.6     Schedule III of Meadow Wood Village Apartments


99.7     Schedule III of Nooney Rider Trail, LLC


99.8     Schedule II and III of Sierra Pacific Development Fund


99.9     Schedule II of Sierra Pacific Development Fund II and Subsidiary


99.10    Schedule II Form 10-K of Sierra Pacific Development Fund III


99.11    Schedule III Form 10-K of Sierra Pacific Institutional Properties V


99.12    Schedule II and III of Sierra Pacific Pension Investors `84 and
         Subsidiary


99.13    Schedule III of Nooney Income Fund Ltd., L.P.


99.14    Schedule III of Nooney Income Fund Ltd. II, L.P.


99.15    Schedule III of Nooney Real Property Investors-Two, L.P.


99.16    Schedule III of Nooney-Hazelwood Associates, L.P. and Investee

(1)  to be filed by amendment

(2)  previously filed

         1158

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on the 12th day of February, 2001.


                                         AMERICAN SPECTRUM REALTY, INC.

                                         By:  /s/  William J. Carden
                                              ----------------------------------
                                              William J. Carden, Chairman
                                              and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated.

             NAME                                   TITLE                            DATE
------------------------------  --------------------------------------------   -----------------
/s/  William J. Carden                                                         February 12, 2001
------------------------------  Chairman of the Board and Chief Executive      -----------------
William J. Carden               Officer (Principal Executive Officer)

/s/ Timothy R. Brown                                                           February 12, 2001
------------------------------  Director                                       -----------------
Timothy R. Brown

/s/ William W. Geary, Jr.                                                      February 12, 2001
------------------------------  Director                                       -----------------
William W. Geary, Jr.

/s/ Lawrence E. Fiedler                                                        February 12, 2001
------------------------------  Director                                       -----------------
Lawrence E. Fiedler

/s/ Harry A. Mizrahi                                                           February 12, 2001
------------------------------  Director and Chief Operating Officer           -----------------
Harry A. Mizrahi

/s/ Thomas N. Thurber                                                          February 12, 2001
------------------------------  Chief Financial Officer  (Principal            -----------------
Thomas N. Thurber               Financial and Accounting Officer)